As filed with the Securities and Exchange Commission on November 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Neothetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	20-8527075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

(858) 750-1008

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Susan A. Knudson

Chief Financial Officer

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

(858) 750-1008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Kagnoff, Esq. Patrick J. O’Malley, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Tel: (858) 677-1400 Fax: (858) 677-1401	Alexander A. Fitzpatrick, Esq. General Counsel Evofem Biosciences, Inc. 12400 High Bluff Drive, Suite 600 San Diego, CA 92130 Tel: (858) 559-1900 Fax: (858) 677-1401	Adam C. Lenain, Esq. Melanie Ruthrauff Levy, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 Tel: (858) 314-1500 Fax: (858) 314-1501

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.0001 par value per share	84,900,000	N/A	$5,017,000	$625

(1)	Relates to common stock, $0.0001 par value per share, of Neothetics, Inc., a Delaware corporation (“Neothetics”), issuable to holders of capital stock, $0.0001 par value per share, and warrants and options of Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), in the proposed merger of Nobelli Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Neothetics, with and into Evofem. The amount of Neothetics common stock to be registered is based on the estimated number of shares of Neothetics common stock that are expected to be issued pursuant to the merger, assuming (1) an exchange ratio of 0.1515 shares of Neothetics common stock for each outstanding share of Evofem common stock (on an as-converted basis and for each option and warrant exercisable for shares of Evofem common stock) and (2) an exchange ratio of 515,616.2625 shares of Neothetics common stock for each outstanding share of Evofem Series D Preferred Stock, each without giving effect to a reverse stock split of Neothetics common stock immediately prior to the merger and each as subject to adjustment as set forth in Section 1.12(b) of the Merger Agreement described below. The estimated exchange ratio calculations contained herein is based upon Neothetics’ capitalization immediately prior to the date of this proxy statement/prospectus/information statement, and will be further adjusted as necessary to account for the issuance of any additional shares of Neothetics common stock prior to the consummation of the merger.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the estimated book value of the Evofem securities to be exchanged in the merger, as of October 20, 2017. Evofem is a private company, and no market exists for its securities.
(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2017

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Neothetics, Inc. and Evofem Biosciences, Inc.:

Neothetics, Inc., or Neothetics, and Evofem Biosciences, Inc., or Evofem, have entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, pursuant to which a wholly owned subsidiary of Neothetics will merge with and into Evofem, with Evofem surviving as a wholly owned subsidiary of Neothetics, or the merger. The merger will result in a clinical-stage speciality biopharmaceutical committed to improving the health and well-being of women throughout the world by addressing women’s unmet medical needs through the discovery, development and commercialization of innovative, next generation women’s healthcare products.

Immediately prior to the effective time of the merger, each share of Evofem capital stock will be converted into shares of Neothetics common stock. Evofem’s authorized capitalization currently consists of shares of (i) Evofem common stock, (ii) Evofem Series A Preferred Stock, (iii) Evofem Series B Preferred Stock, (iv) Evofem Series C Preferred Stock, (v) Evofem Series C-1 Preferred Stock and (vi) Evofem Series D Preferred Stock. Immediately prior to the merger, each share of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock and Evofem Series C-1 Preferred Stock will convert into one share of Evofem common stock. At the effective time of the merger, each share of Evofem common stock (including shares issued upon conversion of shares of Evofem preferred stock and, upon exercise of the Investor Warrants described below), will be converted into the right to receive approximately 0.1515 pre-split shares of Neothetics common stock, or the common stock exchange ratio, and each share of Evofem Series D Preferred Stock will be converted into the right to receive approximately 515,616.2625 pre-split shares of Neothetics common stock, or the Series D Preferred Stock exchange ratio, subject to adjustment to account for the effect of a reverse stock split of Neothetics common stock in accordance with a ratio to be determined by mutual agreement of Neothetics and Evofem, and approved by the Neothetics board of directors, within a range of one share of Neothetics common stock for every [●] to [●] shares of Neothetics common stock (or any number in between), or the Reverse Stock Split, to be implemented prior to the consummation of the merger as discussed in this proxy statement/prospectus/information statement. The common stock exchange ratio and the Series D Preferred Stock exchange ratio are determined pursuant to formulas described in more detail in the Merger Agreement and in the attached proxy statement/prospectus/information statement, and the pre-split figures are estimates and subject to adjustment as provided in Section 1.12(b) of the Merger Agreement.

Neothetics will assume options to purchase Evofem common stock that are outstanding and unexercised as of immediately prior to the effective time of the merger, and they will be converted into options to purchase Neothetics common stock. Neothetics will assume warrants to purchase Evofem capital stock that are outstanding and unexercised as of immediately prior to the effective time of the merger, and these warrants will be amended and restated to be exercisable for up to an aggregate of 12,000,000 shares of Neothetics common stock, subject to adjustment for the Reverse Stock Split, immediately following the merger as is further discussed in this proxy statement/prospectus/information statement.

Neothetics stockholders will continue to own and hold their existing shares of Neothetics common stock. Conditioned upon and immediately following the merger, Neothetics will issue and sell in a private placement transaction, or the Financing, $20 million of Neothetics common stock to existing Evofem Investors at a price per share equal to $2.0677, subject to adjustment as provided in Section 1.12(b) of the Merger Agreement and to account for the Reverse Stock Split, and, immediately prior to the effective time of the merger, Evofem will issue warrants to purchase 158,999,371 shares, subject to adjustment as set forth in Section 1.12(b) of the Merger Agreement, of Evofem common stock, or the Investor Warrants. The Investor Warrants will be automatically exercised on a cashless basis at the effective time of the merger, and the shares of Evofem common stock issued upon exercise of the Investor Warrants will be eligible to receive shares of the Neothetics common stock in an amount equal to the common stock exchange ratio upon completion of the merger. Immediately after the merger and the Financing, Evofem stockholders will own approximately 87% of the issued and outstanding common stock of Neothetics, with Neothetics stockholders, whose Neothetics equity will remain outstanding after the merger, holding approximately 13% of the issued and outstanding common stock of Neothetics.

Shares of Neothetics common stock are currently listed on The NASDAQ Capital Market equities market under the symbol “NEOT.” Prior to consummation of the merger, Neothetics intends to file an initial listing application for the combined company with The NASDAQ Capital Market. In connection with the merger, Neothetics will be renamed “Evofem Biosciences, Inc.” and expects to trade on The NASDAQ Capital Market or another national securities exchange under the symbol “EVFM.” On November 14, 2017, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Neothetics common stock was $1.25 per share.

Neothetics is holding a special meeting of stockholders to obtain the stockholder approvals necessary to complete the merger, the Financing and related matters. At the Neothetics special meeting, which will be held at [●], local time, on [●], 2017 at the offices of DLA Piper LLP (US) located at 4365 Executive Drive, Suite 1100, San Diego, CA 92121, unless postponed or adjourned to a later date, Neothetics will ask its stockholders to, among other things, adopt the Merger Agreement thereby approving the merger and the issuance of Neothetics common stock in connection with the merger, approve the issuance of Neothetics common stock in the Financing, approve an amendment of the Neothetics amended and restated certificate of incorporation in order to (i) effect the Reverse Stock Split, (ii) cause the post-merger combined entity not to be governed by or subject to Section 203 of the Delaware General Corporation Law and (iii) change the Neothetics corporate name to “Evofem Biosciences, Inc.,” approve the issuance of Neothetics common stock in the Financing, and, on a non-binding advisory vote basis, approve compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger, each as described in the accompanying proxy statement/prospectus/information statement.

As described in the accompanying proxy statement/prospectus/information statement, certain Evofem stockholders who in the aggregate beneficially own or control approximately 68% of the outstanding shares of Evofem capital stock, are parties to support agreements with Evofem, or the Support Agreements, whereby such stockholders agreed to vote in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, respectively, subject to the terms of the Support Agreements. In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the U.S. Securities and Exchange Commission and pursuant to the conditions of the Merger Agreement, the Evofem stockholders who are party to the Support Agreements will each execute an action by written consent of the Evofem stockholders, referred to herein as the written consent, adopting the Merger Agreement and approving the merger and the transactions contemplated by the Merger Agreement. No meeting of Evofem stockholders to adopt the Merger Agreement and approve the merger and related transactions will be held; however, all Evofem stockholders will have the opportunity to elect to adopt the Merger Agreement, thereby approving the merger and related transactions, by signing and returning to Evofem a written consent.

After careful consideration, each of the Neothetics strategic transactions committee of the board of directors, or the Strategic Committee, and Evofem boards of directors has unanimously approved the Merger Agreement, and each of the Neothetics Strategic Committee and Evofem boards of directors has unanimously determined that it is advisable to enter into the merger. The board of directors of Neothetics unanimously recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus/information statement, and the board of directors of Evofem unanimously recommends that its stockholders sign and return the written consent indicating their approval of the merger and adoption of the Merger Agreement and related transactions to Evofem.

More information about Neothetics, Evofem and the proposed transaction is contained in this proxy statement/prospectus/information statement. Neothetics and Evofem urge you to read the accompanying proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 23.

Neothetics and Evofem are excited about the opportunities the merger brings to both Neothetics and Evofem stockholders, and thank you for your consideration and continued support.

Susan Knudson	Saundra Pelletier
Chief Financial Officer	Chief Executive Officer
Neothetics, Inc.	Evofem Biosciences, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus/information statement is dated                    , 2017, and is first being mailed to Neothetics and Evofem stockholders on or about                    , 2017.

NEOTHETICS, INC.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

(858) 750-1008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●], 2017

Dear Stockholders of Neothetics:

On behalf of the board of directors of Neothetics, Inc., a Delaware corporation, or Neothetics, Neothetics is pleased to deliver this proxy statement/prospectus/information statement for the proposed merger between Neothetics and Evofem Biosciences, Inc., a Delaware corporation, or Evofem, pursuant to which Nobelli Merger Sub, Inc., a wholly owned subsidiary of Neothetics, or Merger Sub, will merge with and into Evofem, with Evofem surviving as a wholly owned subsidiary of Neothetics. In connection with the merger, Neothetics has also entered into a securities purchase agreement, or the Securities Purchase Agreement, with existing Evofem investors, or the Investors, and Evofem pursuant to which Evofem, immediately prior to the merger, will issue to the Investors, warrants to purchase shares of Evofem common stock, or the Investor Warrants, and, immediately following the merger, the Investors will purchase shares of Neothetics common stock in a private placement transaction for an aggregate purchase price of $20 million, or the Financing. The special meeting of stockholders of Neothetics will be held on [●], 2017 at [●], local time, at the offices of DLA Piper LLP (US) located at 4365 Executive Drive, Suite 1100, San Diego, CA 92121, for the following purposes:

1. To consider and vote upon a proposal to approve the merger agreement, the merger and the issuance of Neothetics common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 17, 2017, by and among Neothetics, Nobelli Merger Sub, Inc. and Evofem, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement;

2. To approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to effect a reverse stock split of Neothetics common stock in accordance with a ratio to be determined by mutual agreement of Neothetics and Evofem, and approved by the Neothetics board of directors, within a range of one share of Neothetics common stock for every [●] to [●] shares of Neothetics common stock (or any number in between) in the form attached as Annex D to the accompanying proxy statement/prospectus/information statement;

3. To approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to change the name “Neothetics, Inc.” to “Evofem Biosciences, Inc.” in the form attached as Annex D to the accompanying proxy statement/prospectus/information statement;

4. To approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to elect for Neothetics not to be governed by or subject to Section 203 of the Delaware General Corporation Law in the form attached as Annex D to the accompanying proxy statement/prospectus/information statement;

5. To approve the issuance of shares of Neothetics common stock in the Financing pursuant to the Securities Purchase Agreement, a copy of which is attached as Annex E to the accompanying proxy statement/prospectus/information statement;

6. To consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger;

7. To consider and vote upon an adjournment of the Neothetics special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6; and

8. To transact such other business as may properly come before the stockholders at the Neothetics special meeting or any adjournment or postponement thereof.

The board of directors of Neothetics has fixed [●], 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Neothetics special meeting and any adjournment or postponement thereof. Only holders of record of shares of Neothetics common stock at the close of business on the record date are entitled to notice of, and to vote at, the Neothetics special meeting. At the close of business on the record date, Neothetics had [●] shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the shares of Neothetics common stock having voting power present in person or represented by proxy at the Neothetics special meeting, presuming a quorum is present, is required for approval of Neothetics Proposal Nos. 1, 5, 6 and 7. The affirmative vote of the holders of a majority of shares of Neothetics common stock having voting power outstanding on the record date for the Neothetics special meeting is required for approval of Neothetics Proposal Nos. 2, 3 and 4. Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

Even if you plan to attend the Neothetics special meeting in person, Neothetics requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Neothetics special meeting if you are unable to attend.

By Order of the Neothetics Board of Directors,

Susan Knudson

Chief Financial Officer

San Diego, California

[●], 2017

THE NEOTHETICS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, NEOTHETICS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE NEOTHETICS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEOTHETICS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about Neothetics that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission, or the SEC, website (www.sec.gov) or upon your written or oral request by contacting the Chief Financial Officer of Neothetics, Inc., 9171 Towne Centre Drive, Suite 250, San Diego, CA 92122, or by calling (858) 750-1008.

To ensure timely delivery of these documents, any request should be made no later than [●], 2017 to receive them before the special meeting.

For additional details about where you can find information about Neothetics, please see the section entitled “Where You Can Find More Information” beginning on page 240 of this proxy statement/prospectus/information statement.

Interests of the Evofem Directors and Executive Officers in the Merger	86
Limitations on Liability and Indemnification	89
Stock Options and Warrants	89
Form of Merger	90
Merger Consideration	90
Regulatory Approvals	91
Tax Treatment of the Merger	91
Material U.S. Federal Income Tax Consequences of the Merger	92
Information Reporting and Backup Withholding	94
NASDAQ Stock Market Listing	95
Anticipated Accounting Treatment	95
Appraisal Rights and Dissenters’ Rights	95
Opinion of Oppenheimer & Co. Inc. as Neothetics’ Financial Advisor	98
Consideration to be Paid in the Merger	101
Estimated Neothetics Stand-Alone Valuation	102
Estimated Evofem Stand-Alone Valuation	102
Information Regarding Financial Projections Used for Fairness Opinion Analysis	105
Interests of the Neothetics Directors and Executive Officers in the Merger	105
THE MERGER AGREEMENT	108
General	108
Merger Consideration	108
Exchange Ratios	109
Procedures for Exchanging Evofem Stock Certificates	110
Treatment of Evofem Options	111
Treatment of Evofem Warrants	111
Directors and Executive Officers of Neothetics Following the Merger	111
Amendment to the Amended and Restated Certificate of Incorporation of Neothetics	112
Conditions to the Completion of the Merger	112
Representations and Warranties	115
No Solicitation	116
Meetings of Stockholders	118
Covenants; Conduct of Business Pending the Merger	119
Regulatory Approvals	122
Access to Information	122
Other Agreements	123
Termination of the Merger Agreement	125
Termination Fees	126
Amendment	126
AGREEMENTS RELATED TO THE MERGER	127
Support Agreements	127
Lock-Up Agreements	127
Securities Purchase Agreement	127
Post-Merger Registration Rights Agreement	128
Post-Merger Voting Agreement	129
MATTERS BEING SUBMITTED TO A VOTE OF NEOTHETICS STOCKHOLDERS	130
Neothetics Proposal No. 1: Approval of the Merger Agreement, the Merger and the Issuance of Common Stock in the Merger	130
Neothetics Proposal No. 2: Approval of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Neothetics Effecting the Reverse Stock Split	131
Neothetics Proposal No. 3: Approval of Name Change	137
Neothetics Proposal No. 4: To Approve the Certificate of Amendment to the Amended and Restated Certificate of Incorporation Causing Neothetics as the Post-Merger Combined Entity Not to be Subject to Section 203 of the DGCL	138

QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split described in Neothetics Proposal No. 2.

Neothetics, Inc., or Neothetics, Nobelli Merger Sub, Inc., a wholly owned subsidiary of Neothetics, or the Merger Sub, and Evofem Biosciences, Inc., or Evofem®, have entered into an Agreement and Plan of Merger and Reorganization, dated as of October 17, 2017, or the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed business combination of Neothetics and Evofem. Under the Merger Agreement, the Merger Sub will merge with and into Evofem, with Evofem surviving as a wholly owned subsidiary of Neothetics. This transaction is referred to as “the merger.” Evofem may also be referred to as “Evofem Biosciences.”

The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	Why are the two companies proposing to merge?

A:	Following the merger, Neothetics and Evofem believe the combined organization will be a clinical-stage specialty biopharmaceutical company committed to improving the health and well-being of women throughout the world by addressing women’s unmet medical needs through the discovery, development and commercialization of innovative, next generation women’s healthcare products. Evofem’s multipurpose prevention technology is a vaginal gel being developed for multiple indications, including contraception, sexually transmitted infections and bacterial vaginosis. For a discussion of Neothetics and Evofem reasons for the merger, please see the sections entitled “The Merger — Neothetics Reasons for the Merger” beginning on page 82 of this proxy statement/prospectus/information statement and “The Merger — Evofem Reasons for the Merger” beginning on page 84 of this proxy statement/prospectus/information statement.

Q:	As a stockholder of Neothetics or Evofem, what will happen to my stock?

A:

Immediately prior to the effective time of the merger, each share of outstanding Evofem preferred stock (other than shares of Evofem Series D Preferred Stock) will be converted into one share of Evofem common stock in accordance with the Evofem certificate of incorporation. At the effective time of the merger, each share of Evofem common stock issued and outstanding immediately prior to the effective time of the merger (including shares of Evofem common stock issued upon conversion of shares of Evofem preferred stock and upon exercise of the Investor Warrants described in the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement), will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the common stock exchange ratio. See the section entitled “The Merger Agreement — Exchange Ratios” beginning on page 109 of this proxy statement/prospectus/information statement. Each share of Evofem Series D Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the Evofem Series D Preferred Stock exchange ratio. See the section entitled “The Merger Agreement — Exchange Ratios” beginning on page 109 of this proxy statement/prospectus/information statement. Shares of Evofem capital stock held by stockholders who have exercised and perfected appraisal or dissenters’ rights will be treated as described in the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” beginning on page 95 of this proxy information/prospectus/information statement. The exchange ratios will be subject to adjustment as set forth in Section 1.12(b) of the Merger Agreement and to account for a reverse stock split of Neothetics common stock, or the Reverse Stock Split, in accordance with a ratio to be determined by mutual agreement of Neothetics and Evofem, subject to approval by the Neothetics board of directors, or the Neothetics Board, within a range of one share of Neothetics common stock for every [●] to [●] shares of Neothetics common stock (or any number in between) to be implemented prior to the consummation of the merger. As a result of the merger and assuming completion of the Financing (as defined below) (see the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement), Evofem stockholders are expected to own in the aggregate approximately 87% of Neothetics, and the Neothetics stockholders are expected to own in the aggregate approximately 13% of Neothetics. The exchange ratios are determined pursuant to formulas described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement, and the pre-split figure and percentage ownership figures are estimates.

For a more complete description of what Evofem stockholders, warrant holders and option holders will receive in the merger, please see the sections entitled “Market Price and Dividend Information” beginning on page 22 of this proxy statement/prospectus/information statement and “The Merger Agreement — Merger Consideration” beginning on page 108 of this proxy statement/prospectus/information statement.

Neothetics stockholders, warrant holders and holders of Neothetics equity awards will not receive anything as a result of the merger, but will continue to hold the same amount of Neothetics common stock, warrants to purchase Neothetics common stock and Neothetics equity awards held immediately prior to the merger, as appropriately adjusted for the Reverse Stock Split.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Neothetics stockholders must approve the issuance of Neothetics common stock pursuant to the Merger Agreement. In addition, the Merger Agreement anticipates approval of an amendment to the amended and restated certificate of incorporation of Neothetics (effecting (i) the Reverse Stock Split, (ii) Neothetics’ opt out of Section 203 of the Delaware General Corporation Law, or the DGCL, and (iii) the change in Neothetics’ name to “Evofem Biosciences, Inc.”) and the approval of the issuance of shares of Neothetics common stock pursuant to a private placement where accredited existing investors of Evofem, or the Investors, have agreed to purchase in a private placement, or the Financing, shares of Neothetics common stock at an aggregate purchase price of $20 million subject to and upon the completion of the merger. See the section entitled “Agreements Related to the Merger — The Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement. Moreover, Evofem stockholders must approve the merger and the transactions contemplated by the Merger Agreement and the Financing.

For a more complete description of the closing conditions under the Merger Agreement, you are urged to read the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 112 of this proxy statement/prospectus/information statement.

Q:	When do you expect the merger to be consummated?

A:	The merger is anticipated to occur promptly after the Neothetics special meeting to be held on [●]. For more information, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 112 of this proxy statement/prospectus/information statement.

Q:	What will happen to Neothetics if, for any reason, the merger does not close?

A:	If, for any reason, the merger does not close, the Neothetics Board may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Neothetics or continue to operate the business of Neothetics. If Neothetics decides to dissolve and liquidate its assets, Neothetics would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Neothetics and setting aside funds for reserves.

Q:	As a Neothetics stockholder, how does the Neothetics Board recommend that I vote?

A:	After careful consideration, the Neothetics Board unanimously recommends that Neothetics stockholders vote:

•	“FOR” Proposal No. 1 to approve the Merger Agreement, the merger and the issuance of shares of common stock of Neothetics in the merger;

•	“FOR” Proposal No. 2 to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to effect a reverse stock split of Neothetics common stock in accordance with a ratio to be determined by mutual agreement of Neothetics and Evofem, and approved by the Neothetics Board, within a range of one share of Neothetics common stock for every [●] to [●] shares of Neothetics common stock (or any number in between);

•	“FOR” Proposal No. 3 to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to change the name of “Neothetics, Inc.” to “Evofem Biosciences, Inc.”;

•	“FOR” Proposal No. 4 to approve the certificate of amendment to the amended and restated certificate of incorporation causing the post-merger combined entity not to be governed by or subject to Section 203 of the DGCL;

•	“FOR” Proposal No. 5 to approve the issuance of the shares of Neothetics common stock in the Financing;

•	“FOR” Proposal No. 6 to consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger; and

•	“FOR” Proposal No. 7 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4, 5 and 6.

Q:	As an Evofem stockholder, how does the Evofem board of directors recommend that I vote?

A:	After careful consideration, the Evofem board of directors, or the Evofem Board, unanimously recommends that Evofem stockholders execute the written consent indicating their vote in favor of the adoption of the Merger Agreement and the approval of the merger and the transactions contemplated thereby.

Q:	What risks should I consider in deciding whether to vote in favor of the merger or to execute and return the written consent, as applicable?

A:	You should carefully review the section beginning on page 23 of this proxy statement/prospectus/information statement entitled “Risk Factors” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined organization’s business will be subject, and risks and uncertainties to which each of Neothetics and Evofem, as an independent company, is subject.

Q:	What do I need to do now?

A:	Neothetics and Evofem urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the merger affects you.

If you are a stockholder of Neothetics, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via the Internet or telephone by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and, even if you are planning to attend the special meeting in person, do so as soon as possible so that your shares can be voted at the special meeting of Neothetics stockholders.

If you are a stockholder of Evofem, you may execute and return your written consent to Evofem in accordance with the instructions provided.

Q:	When and where is the special meeting of Neothetics stockholders being held?

A:	The special meeting of Neothetics stockholders will be held at the offices of DLA Piper LLP (US) located at 4365 Executive Drive, Suite 1100, San Diego, CA 92121, at [●] local time, on [●], 2017. Subject to space availability, all Neothetics stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-serve basis.

Q:	May I vote in person at the special meeting of stockholders of Neothetics?

A:	If your shares of Neothetics common stock are registered directly in your name with the Neothetics transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Neothetics. If you are a Neothetics stockholder of record, you may attend the special meeting of Neothetics stockholders and vote your shares in person. Even if you plan to attend the Neothetics special meeting in person, Neothetics requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Neothetics special meeting if you are unable to attend. If your shares of Neothetics common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Neothetics stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Neothetics special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my Neothetics shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Neothetics common stock on matters requiring discretionary authority without instructions from you. Brokers are not expected to have discretionary authority to vote for Neothetics Proposal Nos. 1, 2, 3, 4, 5 or 6. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Neothetics stockholders of record may change their vote at any time before their proxy is voted at the Neothetics special meeting in one of three ways. First, a stockholder of record of Neothetics can send a written notice to the Secretary of Neothetics stating that it would like to revoke its proxy. Second, a stockholder of record of Neothetics can submit new proxy instructions either on a new proxy card or via the Internet or telephone. Third, a stockholder of record of Neothetics can attend the Neothetics special meeting and vote in person. Attendance alone will not revoke a proxy. If a Neothetics stockholder of record or a stockholder who owns Neothetics shares in “street name” has instructed a broker to vote its shares of Neothetics common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	If you are a Neothetics stockholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Neothetics Proposal Nos. 1, 5, 6 and 7 and will have the same effect as voting against Neothetics Proposal Nos. 2, 3 and 4, and your shares will not be counted for purposes of determining whether a quorum is present at the Neothetics special meeting.

Q:	Who is paying for this proxy solicitation?

A:	Neothetics and Evofem will share equally the cost of printing and filing of this proxy statement/prospectus/information statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Neothetics common stock for the forwarding of solicitation materials to the beneficial owners of Neothetics common stock. Neothetics will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Neothetics has retained Philadelphia Stock Transfer to assist it in soliciting proxies using the means referred to above. Neothetics will pay the fees of Philadelphia Stock Transfer, which Neothetics expects to be approximately $10,000, plus reimbursement of out-of-pocket expenses.

Q:	Who can help answer my questions?

A:	If you are a Neothetics stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Neothetics’ proxy solicitor:

PHILADELPHIA STOCK TRANSFER

(866) 223-0448 (toll free)

(484) 416-3124 (collect)

If you are an Evofem stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Evofem Biosciences, Inc.

12400 High Bluff Drive, Suite 600

San Diego, CA 92130

Tel: (858) 550-1900

Attn: Investor Relations

investor@evofem.com

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the Neothetics special meeting and the Evofem stockholder actions that are the subject of the written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 240 of this proxy statement/prospectus/information statement.

The Companies

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

(858) 750-1008

Neothetics, Inc., or Neothetics, is a biopharmaceutical company headquartered in San Diego, California. Neothetics’ lead product candidate, LIPO-202, is a first-in-class injectable formulation of the long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient in the U.S. Food and Drug Administration, or FDA, approved inhaled products SEREVENT DISKUS®, ADVAIR HFA® and ADVAIR DISKUS®. Neothetics has temporarily suspended further research and development of LIPO-202.

Evofem Biosciences, Inc.

12400 High Bluff Drive, Suite 600

San Diego, CA 92130

(858) 550-1900

Evofem Biosciences, Inc., or Evofem, is headquartered in San Diego, California and is a clinical-stage specialty biopharmaceutical company committed to improving the health and well-being of women throughout the world by addressing women’s unmet medical needs through the discovery, development and commercialization of innovative, next generation women’s healthcare products. Evofem’s multipurpose prevention technology, or MPT, is a vaginal gel being developed for multiple indications, including contraception, sexually transmitted infections, or STIs, and bacterial vaginosis, or BV.

Evofem’s lead product candidate, Amphora®, is a hormone-free, on demand, woman-controlled vaginal gel currently in Phase 3 clinical trials as a contraceptive and in a Phase 2b/3 trial for the prevention of certain STIs. In addition, Evofem recently completed a Phase 1 trial of its MPT vaginal gel for the reduction of recurrence of BV and is currently designing a Phase 2b/3 trial.

Nobelli Merger Sub, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

(858) 750-1008

Nobelli Merger Sub, Inc., or Merger Sub, is a wholly owned subsidiary of Neothetics and was formed solely for the purposes of carrying out the merger.

The Merger (see page 76)

If the merger is completed, Merger Sub will merge with and into Evofem, with Evofem surviving as a wholly owned subsidiary of Neothetics.

Immediately after the merger and the Financing, Evofem stockholders will own approximately 87% of the issued and outstanding common stock of post-merger Neothetics, with Neothetics stockholders holding approximately 13% of the issued and outstanding common stock of post-merger Neothetics. Neothetics will assume options to purchase Evofem common stock that are outstanding and unexercised as of immediately prior to the effective time of the merger, and these options will be converted into options to purchase Neothetics common stock. Warrants to purchase capital stock of Evofem will be assumed by Neothetics in connection with the merger and then immediately amended and restated to be warrants, or the Neothetics Post-Merger Warrants, to purchase up to an aggregate of 12,000,000 shares (subject to adjustment for the Reverse Stock Split) of Neothetics common stock. The Neothetics Post-Merger Warrants will have an exercise price equal to the average of the closing sale prices of shares of Neothetics common stock as quoted on The NASDAQ Capital Market for the 30 consecutive trading day period immediately following the effective time of the merger and will be exercisable commencing on the first anniversary of the effective time of the merger and ending on the fourth anniversary of the merger. Each of the three Neothetics Post-Merger Warrants will be issued as a unit with one share of Neothetics common stock, or the Unit Share. Per the terms of the Neothetics Post-Merger Warrants, the Unit Shares may not be transferred separately from the Neothetics Post-Merger Warrants.

The common stock exchange ratio and Series D Preferred Stock exchange ratio are determined pursuant to formulas described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. The foregoing percentages assume that the exchange ratios are not adjusted.

For a more complete description of the merger exchange ratios, please see the section entitled “The Merger Agreement” beginning on page 108 of this proxy statement/prospectus/information statement.

The closing of the merger will occur no later than three business days after the last of the conditions to the merger has been satisfied or waived, or at another time as Neothetics and Evofem agree. Neothetics and Evofem anticipate that the consummation of the merger will occur promptly after the Neothetics special meeting assuming Neothetics stockholder approval is received. However, because the merger is subject to a number of conditions, neither Neothetics nor Evofem can predict exactly when the closing will occur or if it will occur at all. In connection with the merger, assuming that Neothetics receives the required stockholder approval of Neothetics Proposal No. 3, Neothetics will be renamed “Evofem Biosciences, Inc.”

The reasons for the merger are described on pages 82 and 84 of this proxy statement/prospectus/information statement.

Opinion of the Neothetics’ Financial Advisor (see page 98)

Oppenheimer & Co. Inc., or Oppenheimer, the financial advisor of Neothetics, delivered to the Strategic Transactions Committee, or the Strategic Committee, of the Neothetics Board, a written opinion dated October 16, 2017, addressed to the Strategic Committee, to the effect that, as of such date and based on and subject to the assumptions, factors, qualifications and limitations set forth in the opinion, the merger consideration to be paid by Neothetics in the merger was fair, from a financial point of view, to Neothetics. The full text of this written opinion to the Strategic Committee, which set forth, among other things, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion, is attached as Annex B to this proxy statement/prospectus/information statement and is incorporated by reference in its entirety into this proxy statement/prospectus/

information statement. Holders of Neothetics common stock are encouraged to read the opinion carefully in its entirety. The Oppenheimer opinion was prepared for the information of the Strategic Committee for its use in connection with its consideration of the merger. It does not address any other aspect of the proposed merger or any alternative to the merger. Neither Oppenheimer’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus/information statement are intended to be, and they do not constitute, a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger or any other matter.

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration (see page 90)

Immediately prior to the effective time of the merger, each share of Evofem preferred stock (other than shares of Evofem Series D Preferred Stock) outstanding at such time will be converted into one share of Evofem common stock in accordance with the Evofem certificate of incorporation then in effect. At the effective time of the merger:

•	each share of Evofem common stock issued and outstanding immediately prior to the effective time of the merger (including shares of Evofem common stock issued upon conversion of shares of Evofem preferred stock and upon exercise of the Investor Warrants described in the section entitled “Agreements Related to the Merger-Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement) will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the common stock exchange ratio, as described below;

•	each share of Evofem Series D Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the Series D Preferred Stock exchange ratio, as described below;

•	each option to purchase common stock of Evofem, or Evofem Option, will be assumed by Neothetics and will become an option to that number of shares of the common stock of Neothetics, or Neothetics Option, multiplied by the common stock exchange ratio (and rounding the resulting number down to the nearest whole share), at an exercise price equal to the per share exercise price of such Evofem Option divided by the common stock exchange ratio (and rounding the resulting number up to the nearest whole cent); and

•	warrants to purchase Evofem capital stock, or the Evofem Warrants, will be assumed by Neothetics and then immediately amended and restated to become the Neothetics Post-Merger Warrants.

Immediately after the merger and after giving effect to the Financing, based on the exchange ratios, Evofem stockholders will own approximately 87% of the issued and outstanding common stock of Neothetics and the Neothetics stockholders will own approximately 13% of the issued and outstanding common stock of Neothetics. The exchange ratios are determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement and are subject to adjustment as set forth in Section 1.12(b) of the Merger Agreement.

There will be no adjustment to the total number of shares of Neothetics common stock that Evofem stockholders will be entitled to receive for changes in the market price of Neothetics common stock. Accordingly, the market value of the shares of Neothetics common stock issued pursuant to the merger will depend on the market value of the shares of Neothetics common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

In connection with the Merger Agreement and the Securities Purchase Agreement, upon consummation of the Financing, Neothetics will terminate its existing Fourth Amended and Restated Investors’ Rights Agreement,

dated September 22, 2014, by and between Neothetics and the investors listed therein, or the Existing Investors, and enter into a registration rights agreement with certain of the Existing Investors and certain investors of Evofem.

Treatment of Evofem Options (see page 111)

At the effective time of the merger, each Evofem Option, whether vested or not vested, will be converted into a Neothetics Option and each Neothetics Option may be exercised solely for shares of Neothetics common stock. Neothetics will fully assume the Evofem Amended and Restated 2012 Equity Incentive Plan, or the Evofem Equity Incentive Plan. The number of shares of Neothetics common stock subject to each Neothetics Option will be determined by multiplying (i) the number of shares of Evofem common stock that were subject to the underlying Evofem Option by (ii) the common stock exchange ratio, with the resulting number rounded down to the nearest whole number of shares of Neothetics common stock. The per share exercise price for the Neothetics common stock subject to such Neothetics Option will be determined by dividing (i) the per share exercise price of the underlying Evofem Option by (ii) the common stock exchange ratio, with the resulting number rounded up to the nearest whole cent.

Any restrictions on the exercise of assumed Evofem Options will continue in full force and effect following the conversion and the term, exercisability, vesting schedules, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of the assumed Evofem Options will generally remain unchanged, provided, that any Evofem Options assumed by Neothetics may be subject to adjustment to reflect changes in Neothetics’ capitalization after the effective time of the merger and that the Neothetics Board or any committee thereof will succeed to the authority of the Evofem Board with respect to each assumed Evofem Option.

Treatment of Evofem Warrants (see page 111)

The Evofem Warrants will be assumed by Neothetics at the effective time of the merger and then immediately amended and restated to become the Neothetics Post-Merger Warrants. The exercise price for the Neothetics Post-Merger Warrants will be equal to the average of the closing sale prices of the Neothetics common stock as quoted on The NASDAQ Capital Market for the 30-consecutive trading day period commencing immediately following the effective time of the merger and will be exercisable for a period commencing on the one year anniversary of the effective time of the merger and ending on the fourth anniversary of the effective time of the merger. Each of the three Neothetics Post-Merger Warrants will be issued as a unit with one Unit Share. Per the terms of the Neothetics Post-Merger Warrants, the Unit Shares may not be transferred separately from the Neothetics Post-Merger Warrants. The Neothetics Post-Merger Warrants will be subject to adjustment for the Reverse Stock Split as well as any other changes in Neothetics’ capitalization after the effective time of the merger.

Conditions to the Completion of the Merger (see page 112)

To consummate the merger, Neothetics stockholders must approve the merger and the issuance of shares of Neothetics common stock in the merger. In addition, the Merger Agreement anticipates approval of a certificate of amendment to the amended and restated certificate of incorporation of Neothetics (i) effecting the Reverse Stock Split, (ii) effecting a change of the Neothetics name to “Evofem Biosciences, Inc.” and (iii) causing the post-merger combined entity not to be subject to or governed by Section 203 of the DGCL. Moreover, the Evofem stockholders must adopt the Merger Agreement and approve the merger. In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation (see page 116)

Each of Neothetics and Evofem agreed that, subject to limited exceptions, Neothetics and Evofem will not, and will not authorize or permit any of their respective subsidiaries or any of their respective controlled affiliates, officers, directors, employees, partners, attorneys, accountants, advisors, agents or representatives of such parties or of any such party’s subsidiaries or other controlled affiliates to, directly or indirectly:

•	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any “acquisition proposal,” as defined below, or take any action that would reasonably be expected to lead to an acquisition proposal;

•	furnish any nonpublic information regarding it to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an “acquisition transaction,” as defined in the Merger Agreement.

However, before obtaining the applicable Neothetics or Evofem stockholder approvals required to adopt the Merger Agreement, each party may furnish nonpublic information regarding such party and its respective subsidiaries to, may enter into discussions with, or facilitate or cooperate with the submission of an acquisition proposal made by any person in response to any such acquisition proposal, that after consultation with a financial advisor and outside legal counsel, such party’s board of directors determines in good faith is, or would reasonably be expected to result in a “superior offer,” as defined in the Merger Agreement, if:

•	such acquisition proposal did not result from a breach of the no solicitation provisions of the Merger Agreement described above such party’s board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary duty obligations to its stockholders under applicable legal requirements;

•	at least two business days prior to furnishing any information or entering into discussions with a third party, such party must (i) give the other party written notice of the identity of the third party, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of that party’s intention to furnish information to, or enter into discussions with such third party and (ii) such party must receive from the third party an executed confidentiality agreement on terms no less favorable to such party than those in the confidentiality agreement between Neothetics and Evofem, with such new confidentiality agreement to contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on or behalf of such party (as well as customary “standstill” provisions if Neothetics is the party entering into a new confidentiality agreement with the third party); and

•	substantially contemporaneous with furnishing of any information to a third party, such party furnishes the same information to the other party to the extent not previously furnished.

Termination of the Merger Agreement (see page 125)

Either Neothetics or Evofem can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees (see page 126)

If the Merger Agreement is terminated under certain circumstances, by either Neothetics or Evofem, the terminating party will be required to pay the other party up to $1.5 million in termination fees. Neothetics or Evofem will be required in some circumstances, to reimburse the other party for expenses incurred in connection with the merger, up to a maximum of $250,000.

Support Agreements (see page 127)

Certain Evofem securityholders hold approximately 68% of the voting power of Evofem’s outstanding capital stock on an as-converted to common stock basis as of October 20, 2017 entered into support agreements, or the Support Agreements, pursuant to which, among other things, they agreed to vote all of their shares of Evofem capital stock in favor of the adoption of the Merger Agreement and the approval of the merger, the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the merger and the other transactions contemplated by the Merger Agreement, against any “Adverse Proposal,” as defined in the Support Agreements, and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the Merger Agreement.

Lock-Up Agreements (see page 127)

Certain officers and directors of Evofem entered into lock-up agreements, or the Lock-Up Agreements, with Evofem and Neothetics pursuant to which the Evofem officers and directors agreed, except in certain limited circumstances, to refrain from the following items, or the Lock-Up Restrictions, (i) offering, pledging, selling, contracting to sell, selling any option or contract purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of or lending any shares of Neothetics common stock or securities convertible into, exercisable or exchangeable for or that represent the right to receive Neothetics common stock whether then owned or thereafter acquired, or the Lock-Up Securities, (ii) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, (iii) making any demanded for or exercise any right with respect to the registration of any Neothetics common stock or any security convertible into or exercisable or exchangeable for Neothetics common stock or (iv) publicly disclosing the intention to do any of the foregoing.

The restrictions in the Lock-Up Agreements automatically terminate 180 days following the effective time of the merger.

Management Following the Merger (see page 189)

Effective as of the closing of the merger, Neothetics’ executive officers are expected to be the current Evofem management team:

Name	Title
Saundra Pelletier	Chief Executive Officer
Justin J. File	Chief Financial Officer
Kelly Culwell, M.D.	Chief Medical Officer
Russ Barrans	Chief Commercial Officer
David R. Friend, Ph.D.	Chief Scientific Officer
Alexander A. Fitzpatrick, Esq.	General Counsel and Secretary

Interests of Certain Directors, Officers and Affiliates of Neothetics and Evofem (see pages 105 and 86)

When considering the recommendation of the Neothetics Board, you should be aware that Neothetics’ executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Neothetics Strategic Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending that the Merger Agreement be adopted by the stockholders of Neothetics. For example, Neothetics previously entered into an executive employment agreement with its Chief Financial Officer that provide her with cash severance payments, cash payments intended to cover certain health insurance costs and the acceleration of her outstanding equity awards in the event her employment is terminated without cause following a change of control of Neothetics. In addition, certain of Neothetics’ directors and executive officers have options, which shall vest immediately prior to the consummation of the merger, and certain officers of Neothetics are eligible for a cash bonus award upon the consummation of the merger. None of Neothetics’ directors and executive officers are expected to continue with the combined company following the merger except for one member of the Neothetics Board who is expected to continue as a director of Neothetics upon the closing of the merger. All of Neothetics’ directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement and coverage pursuant to insurance policies maintained by Neothetics.

As of October 20, 2017, the directors and executive officers of Neothetics, together with their affiliates, owned approximately 42% of the outstanding shares of Neothetics common stock.

In considering the recommendation of the Evofem Board with respect to approving the merger and related transactions by written consent, Evofem stockholders should be aware that certain members of the board of directors and executive officers of Evofem have interests in the merger that may be different from, or in addition to, interests they have as Evofem stockholders. For example, certain of Evofem’s directors and executive officers have options subject to vesting, which options to purchase shares of Evofem common stock which will be converted into and become options to purchase shares of Neothetics common stock, Evofem’s directors and executive officers are expected to become directors and executive officers of Neothetics upon the closing of the merger and all of Evofem’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

As of October 20, 2017, the directors and executive officers of Evofem, together with their affiliates, owned approximately 12.8% of the outstanding shares of Evofem capital stock, on an as converted to common stock basis. Certain Evofem stockholders have also entered into Support Agreements in connection with the merger.

Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger (see page 91)

Each of Neothetics and Evofem intends the merger to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code, as amended, or the Code. Assuming the merger qualifies as a reorganization, in general, and subject to the qualifications and limitations set forth in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of Evofem common stock should be as follows:

•	an Evofem stockholder should not recognize gain or loss upon the exchange of Evofem common stock for Neothetics common stock pursuant to the merger, except to the extent of cash received in lieu of a fractional share of Neothetics common stock as described below;

•	an Evofem stockholder’s aggregate tax basis for the shares of Neothetics common stock received in the merger (including any fractional share interest for which cash is received) should equal the stockholder’s aggregate tax basis in the shares of Evofem common stock surrendered upon completion of the merger;

•	the holding period of the shares of Neothetics common stock received by an Evofem stockholder in the merger should include the holding period of the shares of Evofem common stock surrendered in exchange therefor provided the surrendered Evofem common stock is held as a capital asset (generally, property held for investment) at the time of the merger; and

•	an Evofem stockholder who receives cash in lieu of a fractional share of Neothetics common stock in the merger should recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share.

Tax matters are very complicated, and the tax consequences of the merger to a particular Evofem stockholder will depend on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws. For more information, please see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 92 of this proxy statement/prospectus/information statement.

Risk Factors (see page 23)

Both Neothetics and Evofem are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

•	The exchange ratios are not adjustable based on the market price of Neothetics common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•	Failure to complete the merger may result in Neothetics and Evofem paying a termination fee or expenses to the other and could harm the common stock price of Neothetics and the future business, liquidity and operations of each company;

•	If the conditions to the merger are not met, the merger may not occur;

•	The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes;

•	Some Neothetics and Evofem executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests;

•	The market price of the combined organization common stock may decline as a result of the merger;

•	Neothetics and Evofem stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

•	During the pendency of the merger, Neothetics and Evofem may not be able to enter into a business combination with another party at a favorable price (subject to certain exceptions) because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

•	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement; and

•	Because the lack of a public market for Evofem shares makes it difficult to evaluate the fairness of the merger, the stockholders of Evofem may receive consideration in the merger that is less than the fair market value of the Evofem shares or Neothetics may pay more than the fair market value of the Evofem shares.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus/information statement. Neothetics and Evofem both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 122)

In the United States, Neothetics must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of Neothetics common stock and the filing of this proxy statement/prospectus/information statement with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus/information statement is a part has not become effective.

National Securities Exchange Listing (see page 95)

Prior to consummation of the merger, Neothetics intends to file an initial listing application for the combined company with The NASDAQ Capital Market or another national securities exchange. If such application is accepted, Neothetics anticipates that Neothetics’ common stock will be listed on The NASDAQ Capital Market or such other national securities exchange following the closing of the merger under the trading symbol “EVFM.”

Anticipated Accounting Treatment (see page 95)

Although Neothetics is the legal acquirer and will issue shares of its common stock to affect the merger with Evofem, Evofem is considered the accounting acquirer. In accordance with the accounting guidance under ASU 2017-01, the merger is considered an asset acquisition. Accordingly, the assets and liabilities of Private Evofem will be recorded as of the merger closing date at their respective carrying values and the acquired net assets of Neothetics will be recorded as of the merger closing date at their fair value. Determination of fair value of certain assets acquired is dependent upon certain valuations that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible assets of Neothetics that exist as of the date of the completion of the transaction. Therefore, the actual purchase price allocation may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed consolidated financial statements include the accounts of Evofem since the effective date of merger and Neothetics since inception.

Appraisal Rights and Dissenters’ Rights (see page 95)

Holders of Neothetics common stock are not entitled to appraisal rights in connection with the merger. Evofem stockholders are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL, attached hereto as Annex C, and the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” in this proxy statement/prospectus/information statement.

Comparison of Stockholder Rights (see page 222)

Both Neothetics and Evofem are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Evofem stockholders will become stockholders of Neothetics, and their rights will be governed by the DGCL, the bylaws of Neothetics and, assuming Neothetics Proposals Nos. 2, 3 and 4 are approved by Neothetics stockholders at the Neothetics special meeting, the amended and restated certificate of incorporation of

Neothetics, as amended by the certificate of amendment attached to this proxy statement/prospectus/information statement as Annex D. The rights of Neothetics stockholders contained in the amended and restated certificate of incorporation and bylaws of Neothetics differ from the rights of Evofem stockholders under the amended and restated certificate of incorporation and bylaws of Evofem, as more fully described under the section entitled “Comparison of Rights of Holders of Neothetics Stock and Evofem Stock” in this proxy statement/prospectus/information statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for Neothetics and Evofem, summary unaudited pro forma condensed consolidated financial data for Neothetics and Evofem, and comparative historical and unaudited pro forma per share data for Neothetics and Evofem.

Selected Historical Financial Data of Neothetics

The selected statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected balance sheet data as of December 31, 2016 and 2015 are derived from Neothetics’ audited financial statements beginning on page F-2 of this proxy statement/prospectus/information statement. The selected statements of operations data for the nine months ended September 30, 2017 and 2016 and the selected balance sheet data as of September 30, 2017 are derived from Neothetics’ unaudited condensed financial statements beginning on page F-21 of this proxy statement/prospectus/information statement. Neothetics’ unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, on the same basis as its audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for the fair statement of those unaudited condensed financial statements. Neothetics’ historical results are not necessarily indicative of results that may be expected in any future period and the results for the nine months ended September 30, 2017 are not necessarily indicative of results to be expected for the full year ending December 31, 2017 or any other period.

The selected historical financial data below should be read in conjunction with the sections entitled “Neothetics Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 170 of this proxy statement/prospectus/information statement, “Risk Factors — Risks Related to Neothetics” beginning on page 26 of this proxy statement/prospectus/information statement and Neothetics’ financial statements and related notes beginning on page F-2 of this proxy statement/prospectus/information statement.

Condensed Statements of Operations:

(In thousands, except for share and per share data)

	Year ended December 31,			Nine Months Ended September 30,
	2016	2015	2014	2017	2016
Expenses:
Research and development	$6,579	$34,410	$5,175	$3,593	$5,653
General and administrative	5,463	7,639	4,416	4,081	4,408

Total operating expenses	12,042	42,049	9,591	7,674	10,061

Loss from operations	(12,042)	(42,049)	(9,591)	(7,674)	(10,061)
Interest income	59	26	8	40	50
Interest expense	(1,036)	(1,134)	(375)	—	(1,036)
Loss on change in fair value of preferred stock warrants	—	—	(861)	—	—

Net loss	$(13,019)	$(43,157)	$(10,819)	$(7,634)	$(11,047)

Net loss per share, basic and diluted	$(0.94)	$(3.15)	$(5.36)	$(0.55)	$(0.80)

Weighted average shares used to compute basic and diluted net loss per share	13,801,003	13,696,033	2,017,601	13,830,981	13,786,207

Balance Sheet Data

(In thousands)

	September 30, 2017	December 31, 2016	December 31, 2015
Cash and cash equivalents	$5,750	$11,478	$37,749
Restricted cash	93	200	200
Total assets	6,246	12,817	40,112
Long-term debt, current portion	—	—	2,756
Total current liabilities	1,396	902	9,100
Long-term debt, net of current portion	—	—	7,205
Accumulated deficit	(133,484)	(125,850)	(112,832)
Total stockholders’ equity	4,850	11,915	23,807
Total liabilities and stockholders’ equity	6,246	12,817	40,112

Selected Historical Consolidated Financial Data of Evofem

The selected consolidated statements of operations data for the years ended December 31, 2016 and 2015 are derived from Evofem’s audited consolidated financial statements beginning on page F-33 of this proxy statement/prospectus/information statement. The selected consolidated statements of operations data for the nine months ended September 30, 2017 and the selected consolidated balance sheet data as of September 30, 2017 are derived from Evofem’s unaudited condensed consolidated financial statements beginning on page F-68 of this proxy statement/prospectus/information statement. Evofem’s unaudited condensed consolidated financial statements have been prepared in accordance with GAAP on the same basis as its audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for the fair statement of those unaudited condensed consolidated financial statements. Evofem’s historical results are not necessarily indicative of results that may be expected in any future period and the results for the nine months ended September 30, 2017 are not necessarily indicative of results to be expected for the full year ending December 31, 2017 or any other period.

The selected historical financial data below should be read in conjunction with the sections entitled “Evofem’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 178 of this proxy statement/prospectus/information statement, “Risk Factors — Risks Related to Evofem’s Financial Condition and Capital Requirements” beginning on page 31 of this proxy statement/prospectus/information statement and Evofem’s financial statements and related notes beginning on page F-33 of this proxy statement/prospectus/information statement.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015
	(in thousands)
Statement of Operations Data:
Research and development	$12,323	$14,855	$17,196
Abandoned initial public offering costs	—	4,705	—
General and administrative	8,018	15,083	15,019
Loss on issuance of Series D redeemable convertible preferred stock	(5,740)	(26,635)	—
Loss on extinguishment of related-party note payable	—	(6,651)	—
Change in fair value of Series D 2X liquidation preference	(59,811)	(543)	—
Loss from continuing operations, net of tax	(85,809)	(67,744)	(32,363)
Net gain (loss) from discontinued operations	—	1,077	(257)
Net loss	(85,812)	(66,667)	(32,620)
Accretion of Series D redeemable convertible preferred stock dividends	(2,839)	(1,144)	—
Net loss attributable to common stock stockholders	(88,651)	(67,811)	(32,620)

	September 30, 2017	December 31,
		2016	2015
	(in thousands)
Balance Sheet Data:
Cash	$3,660	$10,937	$16,522
Total assets	6,488	14,371	22,409
Series D 2X liquidation preference	70,610	8,030	—
Total liabilities	84,270	17,384	20,799
Convertible preferred stock	121,315	121,315	121,315
Redeemable convertible preferred stock	69,992	56,757	—
Accumulated deficit	(287,784)	(201,972)	(135,305)
Total stockholders’ deficit	(269,089)	(181,085)	(119,705)

Selected Unaudited Pro Forma Condensed Consolidated Financial Information and

Data of Neothetics and Evofem

The following information does not give effect to the proposed Reverse Stock Split of Neothetics common stock described in Neothetics Proposal No. 2.

The following selected unaudited pro forma condensed consolidated financial information has been prepared to reflect the acquisitions of Neothetics by Evofem using the acquisition method of accounting and the Invesco financing. On October 17, 2017, Evofem and Neothetics entered into the Merger Agreement pursuant to which a wholly owned subsidiary of Neothetics will merge with and into Evofem, with Evofem becoming a wholly owned subsidiary of Neothetics and the surviving corporation of the merger. For accounting purposes, Evofem is considered to be acquiring Neothetics in the merger.

The unaudited pro forma condensed combined financial information was prepared in accordance with the regulations of the U.S. Securities and Exchange Commission, or the SEC. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the merger had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operations for nine months ended September 30, 2017 and for the year ended December 31, 2016 assume that the merger took place as of January 1, 2016, and combines the historical results of Neothetics and Evofem.

The selected unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed consolidated financial data as of and for the nine months ended September 30, 2017 are derived from the unaudited condensed consolidated financial information included elsewhere in this prospectus and should be read in conjunction with that information. The selected unaudited pro forma condensed consolidated financial data for the year ended December 31, 2016 is derived from the audited consolidated financial information included elsewhere in this prospectus and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 211 of this proxy statement/prospectus/information statement.

The unaudited pro forma condensed consolidated financial information assumes that, at the effective time of the merger, each share of Evofem common stock, including shares of Evofem Series A, Series B, Series C and Series C-1 convertible preferred stock which will convert to Evofem common stock on a 1:1 basis, will convert into the right to receive approximately 0.1515 shares of Neothetics common stock and that each share of Evofem Series D Preferred Stock will convert into the right to receive approximately 515,616.2625 shares of Neothetics common stock, subject to adjustment as contemplated by Section 1.12(b) of the Merger Agreement. The estimated exchange ratio calculations used herein is based upon Neothetics’ and Evofem’s capitalization numbers immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of Neothetics common stock prior to the consummation of the merger or for the issuance of any additional shares of Evofem capital stock in a manner not contemplated by the Merger Agreement or the Securities Purchase Agreement prior to the consummation of the merger.

Selected Pro Forma Condensed Consolidated Statements of Operations Data (in 000’s, except share and per share data):

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Research and development	$15,916	$21,434
General and administrative	$11,728	$20,546
Net loss	$(27,524)	$(46,934)
Basic and diluted net loss per share from continuing operations	$(0.28)	$(0.55)
Weighted-average shares used in computing net loss per share, basic and diluted	99,517,259	85,491,311

Selected Pro Forma Condensed Consolidated Balance Sheet Data (in thousands):

September 30,
2017
Cash	$29,410
Total assets	32,734
Total liabilities	19,308
Accumulated deficit	(296,884)
Total stockholders’ equity	13,426

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Neothetics common stock and the historical net loss and book value per share of Evofem common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Neothetics with Evofem on a pro forma basis. The unaudited pro forma net loss and book value per share does not give effect to the proposed reverse stock split of Neothetics common stock described in Neothetics Proposal No. 2.

You should read the tables below in conjunction with the audited financial statements of Neothetics included in this proxy statement/prospectus/information statement and the audited financial statements of Evofem included in this proxy statement/prospectus/information statement and the related notes and the unaudited pro forma condensed consolidated financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus/information statement.

NEOTHETICS

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.55)	$(0.94)
Tangible book value per share	$0.35	$0.86

EVOFEM

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Historical Per Common Share Data:
Basic and diluted net loss per share from continuing operations	$(1.12)	$(0.88)
Basic and diluted net loss per share attributable to common stockholders	$(1.16)	$(0.89)
Tangible book (deficit) value per share	$(0.09)	$0.06

NEOTHETICS AND EVOFEM

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Pro Forma Per Common Share Data:
Pro forma basic and diluted net loss per share from continuing operations	$(0.28)	$(0.55)
Pro forma tangible book value per share	$0.13	$0.30

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Neothetics’ common stock trades under the symbol “NEOT” on The NASDAQ Capital Market equities market. Neothetics’ common stock began trading on November 20, 2014. Prior to November 20, 2014, there was no public market for Neothetics’ common stock. The following table sets forth the high and low sale prices for Neothetics common stock in each full quarterly period within the three most recent fiscal years.

	Sales Price
	High	Low
Year ended December 31, 2014
Fourth Quarter (beginning November 20, 2014)	$14.10	$6.11

Year ended December 31, 2015
First Quarter	$8.88	$6.42
Second Quarter	9.05	5.92
Third Quarter	15.05	7.77
Fourth Quarter	10.78	1.24

Year ended December 31, 2016
First Quarter	$1.62	$0.53
Second Quarter	1.56	0.56
Third Quarter	1.50	0.72
Fourth Quarter	1.44	0.80

Year ended December 31, 2017
First Quarter	$1.98	$1.03
Second Quarter	2.63	0.50
Third Quarter	0.64	0.30
Fourth Quarter (through November 14, 2017)	1.99	0.42

On [●], 2017, the last reported sale price of Neothetics’ common stock on The NASDAQ Capital Market was $[●] per share. As of [●], 2017, Neothetics had approximately [●] record holders of its common stock. The number of beneficial owners is substantially greater than the number of record holders because a large majority of Neothetics’ outstanding common stock is held of record through brokerage firms in “street name.”

Dividend Policy

Neothetics has never declared or paid any cash dividends on its common stock and does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future. Neothetics expects to retain all available funds and any future earnings to support operations and fund the development and growth of its business.

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Neothetics because these risks may also affect the combined company — these risks can be found in Neothetics’ Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement and the other documents incorporated by reference into this proxy statement/prospectus/information statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Risks Related to the Merger

The exchange ratios are not adjustable based on the market price of Neothetics common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the common stock exchange ratio and Series D Preferred Stock exchange ratio, and these exchange ratios are adjustable upward or downward under certain circumstances as described in “The Merger — Merger Consideration” beginning on page 108 of this proxy statement/prospectus/information statement. Any changes in the market price of Neothetics common stock before the completion of the merger will not affect the number of shares Evofem securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger the market price of Neothetics common stock declines from the market price on the date of the Merger Agreement, then Evofem securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the merger the market price of Neothetics common stock increases from the market price on the date of the Merger Agreement, then Evofem securityholders could receive merger consideration with substantially more value for their shares of Evofem capital stock than the parties had negotiated for in the establishment of the exchange ratios. Because the exchange ratios do not adjust as a result of changes in the value of Neothetics common stock, for each one percentage point that the market value of Neothetics common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Evofem securityholders.

Failure to complete the merger may result in Neothetics and Evofem paying a termination fee or expenses to the other party and could harm the common stock price of Neothetics and future business and operations of each company.

If the merger is not completed, Neothetics and Evofem are subject to the following risks:

•	if the Merger Agreement is terminated under certain circumstances, Neothetics will be required to pay Evofem termination fees of $1.5 million;

•	if the Merger Agreement is terminated under certain circumstances, Evofem will be required to pay Neothetics termination fees of $1.5 million;

•	the price of Neothetics stock may decline and remain volatile, which may result in Neothetics being delisted from The NASDAQ Capital Market; and

•	costs related to the merger, such as legal and accounting fees, and with respect to Neothetics, tail insurance premiums, which Neothetics and Evofem estimate will total approximately $[●] million and $[●] million, respectively, some of which must be paid even if the merger is not completed.

In addition, if the Merger Agreement is terminated and the Neothetics Board or Evofem Board determines to seek another business combination, there can be no assurance that either Neothetics or Evofem will be able to find a partner willing to provide equivalent or more attractive strategic alternative than the proposed merger.

If the conditions to the merger are not met, the merger may not occur.

Even if the merger is approved by the stockholders of Neothetics and Evofem, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 112 of this proxy statement/prospectus/information statement. Neothetics and Evofem cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger may not occur or will be delayed, and Neothetics and Evofem each may lose some or all of the intended benefits of the merger.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either Neothetics or Evofem can refuse to complete the merger if there is a material adverse change affecting the other party between the date of the Merger Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on Neothetics or Evofem, including:

•	any effect, change, event, circumstance or development in the conditions generally affecting the industries in which Evofem and Neothetics operate or the United States or global economy or capital markets as a whole;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation of worsening thereof;

•	any failure by Neothetics or Evofem to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after October 17, 2017;

•	any changes in GAAP or applicable legal requirements after October 17, 2017; or

•	with respect to Neothetics, any change in the price or trading volume of Neothetics common stock.

If adverse changes occur and Neothetics and Evofem still complete the merger, the combined organization stock price may suffer. This in turn may reduce the value of the merger to the stockholders of Neothetics, Evofem or both.

Some Neothetics and Evofem executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of Neothetics and Evofem participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined organization, severance benefits, cash bonuses contingent upon the closing of the merger, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. For example, Neothetics previously entered into an employment agreement with its chief financial officer that provides her with cash severance payments, cash payments intended to cover certain health insurance costs and the acceleration of their outstanding equity awards in the event her employment is terminated without cause following a change of control of Neothetics. In addition, certain of Neothetics’ directors and executive officers have options, certain of which shall vest immediately prior to the date the merger is consummated, and certain officers of Neothetics are eligible for a cash bonus award upon the closing of the merger. One member of the Neothetics Board is expected to continue as a director of Neothetics upon the closing of the merger, and all of Neothetics’ directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement and coverage pursuant to insurance policies maintained by Neothetics.

The market price of Neothetics common stock following the merger may decline as a result of the merger.

The market price of Neothetics common stock may decline as a result of the merger for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the merger;

•	the effect of the merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined organization does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

Neothetics and Evofem stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the merger, Neothetics and Evofem stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

During the pendency of the merger, Neothetics and Evofem may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Neothetics and Evofem to make acquisitions, subject to certain exceptions relating to fiduciaries duties, as set forth below, or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, subject to certain exceptions described below. These restrictions apply even if such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Neothetics and Evofem from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably capable of being consummated and that failure to cooperate with the proponent of the proposal is reasonably likely to result in a breach of the board’s fiduciary duties. If the Merger Agreement is terminated under certain circumstances by either Neothetics or Evofem, the terminating party will be required to pay the other party up to $1.5 million in termination fees. In addition, Neothetics or Evofem will be required in some circumstances to reimburse the other party for expenses incurred in connection with the merger, up to a maximum of $250,000. These termination fees may discourage third parties from submitting alternative takeover proposals to Neothetics or Evofem or their stockholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Evofem shares makes it difficult to evaluate the fairness of the merger, the stockholders of Evofem may receive consideration in the merger that is less than the fair market value of the Evofem shares and/or Neothetics may pay more than the fair market value of the Evofem shares.

The outstanding capital stock of Evofem is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Evofem. Because the percentage of Neothetics equity to be issued to Evofem securityholders was determined based on negotiations between the parties, it is possible that the value of the Neothetics common stock to be received by Evofem securityholders will be less than the fair market value of Evofem, or Neothetics may pay more than the aggregate fair market value for Evofem.

If the merger does not qualify as a tax-free reorganization, the receipt of Neothetics common stock pursuant to the merger could be fully taxable to all Evofem stockholders.

Each of Neothetics and Evofem intends the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, completion of the merger is not conditioned upon receipt of an opinion from counsel dated as of the closing date that the merger qualifies as a reorganization. The tax opinions received by Evofem and Neothetics as of the effective date of this proxy statement/prospectus/information statement are based on representation letters delivered as of such date by Evofem and Neothetics pertaining to factual matters and on certain factual assumptions, including with respect to the number of Evofem shares held by, and the amount of consideration payable to, Evofem stockholders, if any, that exercise dissenters’ rights. If any of these assumptions or representations proves incorrect, for example, if there is a change in applicable law or if consideration paid to Evofem stockholders exercising dissenters’ rights is significant, the merger could be fully taxable to all Evofem stockholders. Further, no ruling from the IRS has been or will be requested with respect to the tax consequences of the merger. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting the position contrary to those expressed in the opinions. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 92 of this proxy statement/prospectus/information statement.

Risks Related to Neothetics

If Neothetics does not consummate the merger or another strategic transaction, the Neothetics Board may decide to pursue a dissolution and liquidation of the company. In such an event, the amount of cash available for distribution to its shareholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that Neothetics will complete the merger or successfully identify an alternative strategic transaction. If Neothetics is unable to complete the merger or another strategic transaction, the Neothetics Board may decide to pursue a dissolution and liquidation of the company. In such an event, the amount of cash available for distribution to the Neothetics shareholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as Neothetics continues to fund its operations while it seeks an alternative strategic acquisition, business combination or partnership. In addition, if the Neothetics Board were to approve and recommend, and its shareholders were to approve, a dissolution and liquidation of the company, Neothetics would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to its shareholders. Neothetics’ commitments and contingent liabilities may include (i) obligations under our employment agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of the company; and (ii) non-cancelable lease obligations. As a result of this requirement, a portion of Neothetics’ assets may need to be reserved pending the resolution of such obligations. In addition, Neothetics may be subject to litigation or other claims related to a dissolution and liquidation of the company. If a dissolution and liquidation were pursued, the Neothetics Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Neothetics common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the company.

Neothetics’ business to date has been almost entirely dependent on the success of LIPO-202, which recently failed to demonstrate efficacy measurements in its Phase 2 proof-of-concept clinical trial. Following the analysis of the data from its Phase 2 trial, Neothetics decided to temporarily suspend further research and development while it seeks a strategic acquisition, business combination or partnership, and there is no guarantee that this strategic path will be successful.

On June 26, 2017, Neothetics announced that top-line safety and efficacy results from its Phase 2 proof-of-concept clinical trial, LIPO-202-CL-31, did not demonstrate improvement on any efficacy measurements or separation from placebo. Neothetics had previously devoted substantially all of its research, development and clinical efforts and financial resources toward the development of LIPO-202. As a result of the negative results from its Phase 2 trial, Neothetics has temporarily suspended further research and development of LIPO-202 and its pre-clinical programs to reduce operating expenses while it sought a strategic alternative. There also can be no assurance that Neothetics will conduct new clinical trials or drug development activities in the future.

On October 17, 2017, Neothetics entered into the Merger Agreement with Evofem. There can be no assurance that the merger will be consummated. In addition, there can be no assurance that the merger, if consummated, will enhance shareholder value.

If Neothetics fails to continue to meet all applicable NASDAQ Capital Market requirements and NASDAQ determines to delist its common stock, the delisting could adversely affect the ability to consummate the merger, the market liquidity of its common stock and the market price of its common stock could decrease.

Neothetics’ common stock is listed on The NASDAQ Capital Market. In order to maintain its listing, Neothetics must meet minimum financial and other requirements, including requirements for a minimum amount of capital, a minimum price per share and continued business operations so that Neothetics’ is not characterized as a “public shell company”. If Neothetics is unable to complete the merger for any reason, the Neothetics stock price may fall below the minimum price per share requirement. If Neothetics is unable to comply with NASDAQ’s listing standards, NASDAQ may determine to delist its common stock from The NASDAQ Capital Market. If Neothetics’ common stock is delisted for any reason, it could reduce the value of its common stock and its liquidity and adversely affect the ability to consummate the merger.

As a result of the Phase 2 clinical trial data and the reductions in its workforce that was announced in July 2017, Neothetics will have a limited number of full-time employees and may not be successful in retaining these key employees. If Neothetics is unable to retain these key employees, its ability to consummate the merger or another strategic transaction will be seriously jeopardized.

On July 10, 2017, Neothetics announced workforce reductions, which decreased its headcount to three full-time employees during the third quarter. Neothetics intends to further reduce its headcount to two full-time employees which reduction is expected to occur during the fourth quarter of 2017 or first quarter of 2018. Competition among biotechnology companies for qualified employees is intense, and the ability to retain the remaining key employees is critical to Neothetics’ ability to effectively manage its resources in order to consummate the merger. Additional attrition could have a material adverse effect on its business. In addition, as a result of the reduction in our workforce, Neothetics faces an increased risk of employment litigation.

Based on its operating plans, Neothetics management believes its current cash and cash equivalents will not be sufficient to fund its operations beyond second half of 2018, and as a result, there is substantial doubt about Neothetics’ ability to continue as a going concern within one year after the date that the financial statements for the quarter ended September 30, 2017 are issued.

Neothetics’ recurring losses from operations, liquidity position, and debt service requirements raises substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements for the quarter ended September 30, 2017 are issued. Neothetics’ ability to continue as a going concern could materially limit its ability to raise additional funds through the issuance of new debt or equity securities or otherwise in the event the merger is not completed. Future audit reports from Neothetics’ independent registered public accounting firm on its financial statements may also include an explanatory paragraph with respect to its ability to continue as a going concern. To date, Neothetics’ operating losses have been funded primarily from outside sources of invested capital and gross profits. Neothetics has had, and it will likely continue to have, an ongoing need to raise additional cash from outside sources to fund its future operations if the merger is not completed. However, no assurance can be given that additional capital will be available when required or on acceptable terms. If Neothetics is unsuccessful in its efforts to raise any such additional capital, it would be required to take actions that could materially and adversely affect our business, including curtailing or ceasing operations. The perception that Neothetics may not be able to continue as a going concern may cause third parties to choose not to deal with it due to concerns about our ability to meet its contractual obligations, which could have a material adverse effect on its business.

Neothetics is an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

Neothetics is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited condensed consolidated financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of the company’s internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Neothetics has taken advantage of certain reduced reporting burdens in this document. Neothetics cannot predict whether investors will find its common stock less attractive if it relies on these exemptions. If some investors find Neothetics common stock less attractive as a result, there may be a less active trading market for Neothetics common stock and its stock price may be more volatile.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Neothetics has irrevocably elected not to avail itself of this extended transition period and, as a result, Neothetics will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Neothetics’ officers and directors own a significant percentage of its stock and will be able to exert significant control over matters subject to stockholder approval.

As of October 20, 2017, Neothetics’ executive officers, directors and their respective affiliates beneficially owned approximately 42% of its outstanding voting stock. Therefore, these stockholders have the ability to influence us through this ownership position and may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of Neothetics organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for Neothetics common stock that stockholders may feel are in their best interest as one of its stockholders.

Anti-takeover provisions in Neothetics’ charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by its stockholders to replace or remove Neothetics’ current directors and management team, and limit the market price of its common stock.

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay or prevent changes in control or changes in its management without the consent of the Neothetics Board. These provisions include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the board of directors;

•	prohibiting stockholders from calling a special meeting of stockholders or acting by non-unanimous written consent;

•	permitting the board to issue additional shares of preferred stock, with such rights, preferences and privileges as they may designate, including the right to approve an acquisition or other changes in control;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the board of directors;

•	providing that directors may be removed only for cause;

•	providing that vacancies on the board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	requiring the approval of the board of directors or the holders of a supermajority of the outstanding shares of capital stock to amend the bylaws and certain provisions of the certificate of incorporation.

Although Neothetics believes these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by Neothetics stockholders to replace or remove its current management team by making it more difficult for stockholders to replace members of the Neothetics Board, which is responsible for appointing the members of its management.

Moreover, because Neothetics is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of its outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. The restrictions contained in Section 203 are not applicable to any of our existing stockholders prior to our IPO that owned 15% or more of our outstanding voting stock upon the completion of our IPO. As discussed in Proposal No. 4, the Neothetics Board has recommended that its stockholders opt out of Section 203 of the DGCL.

Claims for indemnification by Neothetics’ directors and officers may reduce its available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Neothetics amended and restated certificate of incorporation and amended and restated bylaws provides that it will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, Neothetics amended and restated bylaws and its indemnification agreements that it has entered into with its directors and officers provide that:

•	Neothetics will indemnify its directors and officers for serving it in those capacities or for serving other business enterprises at Neothetics’ request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	Neothetics may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	Neothetics is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	Neothetics will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against Neothetics or its other indemnitees, except with respect to proceedings authorized by the Neothetics Board or brought to enforce a right to indemnification.

•	The rights conferred in the Neothetics amended and restated bylaws are not exclusive, and Neothetics is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	Neothetics may not retroactively amend its bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Neothetics does not currently intend to pay dividends on its common stock, and, consequently, its ability to achieve a return on its investment will depend on appreciation in the price of its common stock.

Neothetics does not currently intend to pay any cash dividends on its common stock for the foreseeable future. Neothetics currently intends to invest its future earnings, if any, to fund its growth. Therefore, Neothetics stockholders are not likely to receive any dividends on their common stock for the foreseeable future. Since Neothetics does not intend to pay dividends, stockholders’ ability to receive a return on their investment will depend on any future appreciation in the market value of Neothetics common stock. There is no guarantee that Neothetics common stock will appreciate or even maintain the price at which its holders have purchased it.

Risks Related to Evofem

Risks Related to Evofem’s Financial Condition and Capital Requirements

Evofem has incurred losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future.

Evofem is a specialty clinical development-stage biopharmaceutical company with a limited operating history. Evofem has incurred net losses in each year since its inception in 2009, including net losses of $66.7 million and $32.6 million for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, Evofem had an accumulated deficit of $202.0 million. Negative cash flows from its operations are expected to continue for the foreseeable future. Evofem’s utilization of cash has been and will continue to be highly dependent on its product development programs, particularly its programs for the development of its MPT vaginal gel and its lead product candidate, Amphora. Evofem’s cash expenses will be highly dependent on the product development programs it chooses to pursue, the progress of these product development programs, the results of its preclinical studies and clinical trials, the cost, timing and outcomes of regulatory decisions regarding potential approval for its product candidate or any future product candidate it may choose to develop, the terms and conditions of its contracts with service providers and license partners, and the rate of recruitment of patients in its clinical trials. In addition, the continuation of Evofem’s clinical trials, and quite possibly its entire business, will depend on results of upcoming clinical data analyses and its financial resources at the time. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on Evofem’s financial condition and its ability to develop its product candidates.

Evofem has devoted substantially all of its financial resources to develop its product candidates, including conducting clinical trials and providing general and administrative support for its operations. To date, Evofem has financed its operations primarily through the sale of equity securities. The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations or grants. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk.

Evofem expects to continue to incur significant expenses and increasing operating losses for the foreseeable future and its expenses will increase substantially if and as Evofem:

•	continues the clinical development of its MPT vaginal gel and its lead product candidate, Amphora;

•	continues efforts to discover new product candidates;

•	undertakes the manufacturing of its product candidates or increases volumes manufactured by third parties;

•	advances its programs into larger, more expensive clinical trials;

•	initiates additional preclinical, clinical, or other trials or studies for its product candidate or any product candidates Evofem may choose to develop in the future;

•	seeks regulatory and marketing approvals and reimbursement for its product candidate or any product candidates Evofem may choose to develop in the future;

•	establishes a sales, marketing, and distribution infrastructure to commercialize any products for which Evofem may obtain marketing approval and market for itself;

•	seeks to identify, assess, acquire, and/or develop other product candidates;

•	makes milestone, royalty or other payments under third-party license agreements;

•	seeks to maintain, protect, and expand its intellectual property portfolio;

•	seeks to attract and retain skilled personnel; and

•	experiences any delays or encounters issues with the development and potential for regulatory approval of its clinical candidates such as safety issues, clinical trial accrual delays, longer follow-up for planned studies, additional major studies or supportive studies necessary to support marketing approval.

Further, the net losses Evofem incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance.

The opinion of Evofem’s accountant assumed Evofem’s ability to continue as a going concern, and Evofem must raise additional funds to finance its operations to remain a going concern.

Based on its cash balances, recurring losses since inception and inadequacy of existing capital resources to fund planned operations for a twelve-month period, Evofem’s independent auditors have included an emphasis-of-matter paragraph in its report on Evofem’s financial statements as of and for the years ended December 31, 2016 and December 31, 2015 assuming Evofem’s ability to continue as a going concern. Evofem will, during the remainder of 2017 and 2018, require significant additional funding to continue operations even after taking into account the Financing that will take place immediately after completion of the merger. If Evofem is unable to raise additional funds when needed, it will not be able to continue development of its MPT vaginal gel or its lead product candidate, Amphora, or Evofem will be required to delay, scale back or eliminate some or all of its development programs or cease operations. Any additional equity or debt financing that Evofem is able to obtain may be dilutive to its current stockholders and debt financing, if available, may involve restrictive covenants or unfavorable terms. If Evofem raises funds through collaborative or licensing arrangements, it may be required to relinquish, on terms that are not favorable to Evofem, rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize. Moreover, if Evofem is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.

Evofem has never generated any revenue from product sales and may never be profitable.

Evofem has no products approved for commercialization and has never generated any material amount of revenue from product sales. Evofem’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaborators, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize one or more of its current or future product candidates. Evofem does not anticipate generating revenue from product sales for the foreseeable future. Evofem’s ability to generate future revenue from product sales depends heavily on its success in many areas, including, but not limited to:

•	completing research and development of its MPT vaginal gel, Amphora, its lead product candidate, and one or more of its current or future product candidates;

•	obtaining regulatory and marketing approvals for one or more of its current or future product candidates;

•	manufacturing one or more product candidates and establishing and maintaining supply and manufacturing relationships with third parties that are commercially feasible, meet regulatory requirements and Evofem’s supply needs in sufficient quantities to meet market demand for its product candidates, if approved;

•	marketing, launching and commercializing one or more product candidates for which Evofem obtains regulatory and marketing approval, either directly or with a collaborator or distributor;

•	gaining market acceptance of one or more of its product candidates as treatment options;

•	addressing any competing products;

•	protecting, maintaining and enforcing its intellectual property rights, including patents, trade secrets and know-how;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which Evofem may enter;

•	obtaining reimbursement or pricing for its MPT vaginal gel, its lead product candidate, Amphora, or one or more of its current or future product candidates that supports profitability; and

•	attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that Evofem develops is approved for commercial sale, Evofem anticipates incurring significant costs associated with launching and commercializing any approved product candidate. Evofem also will have to develop or acquire manufacturing capabilities or continue to contract with contract manufacturers in order to continue development and potential commercialization of its product candidates. If Evofem is not able to generate revenue from the sale of any approved products, Evofem may never become profitable.

Raising additional capital may cause dilution to Evofem’s stockholders, restrict its operations or require Evofem to relinquish rights.

In order to complete the development of its MPT vaginal gel and its lead product candidate, Amphora, Evofem must raise significant additional capital in addition to the Financing. To the extent that Evofem raises additional capital through the sale of equity, convertible debt or other securities convertible into equity, the ownership interest of Evofem’s stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect rights of Evofem’s stockholders. Debt financing, if available at all, would likely involve agreements that include covenants limiting or restricting Evofem’s ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions or declaring dividends. If Evofem raises additional funds through strategic collaborations or licensing arrangements with third parties, Evofem may have to relinquish valuable rights to its product candidates or future revenue streams or grant licenses on terms that are not favorable to Evofem. Evofem does not know if it will be able to obtain additional funding if and when necessary to fund its entire portfolio of product candidates to meet its projected plans. If Evofem is unable to obtain funding on a timely basis, Evofem may be required to delay or discontinue one or more of its development programs or the commercialization of any product candidates or be unable to expand its operations or otherwise capitalize on potential business opportunities, which could materially harm Evofem’s business, financial condition, and results of operations.

Evofem’s limited operating history makes it difficult to evaluate the success of Evofem’s business to date and to assess its future viability.

Evofem commenced operations in 2009. To date, its activities have been largely limited to staffing, business planning, raising capital, developing its technology, identifying potential products and undertaking pre-clinical and clinical studies of Amphora. Evofem has a limited operating history which makes it difficult to evaluate its business and prospects. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of uncertainty. As a largely development stage company, Evofem has not yet demonstrated its ability to obtain regulatory approvals, generate significant revenue and conduct biopharmaceutical marketing activities necessary for successful product commercialization. In addition, given its limited operating history, Evofem may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. Evofem’s likelihood of success must be evaluated in light of such challenges and variables associated with a clinical-stage biopharmaceutical product development company and Evofem may not be successful in its commercialization efforts or may incur greater costs than expected, both of which would materially adversely affect Evofem’s business, results of operations or financial condition.

Risks Related to the Development of Evofem’s Product Candidates

Evofem’s success will depend heavily on whether it can develop its lead product candidate, Amphora, as a contraceptive. Failure to develop Amphora as a contraceptive would likely cause its business to fail.

Evofem currently has a single platform technology, its MPT vaginal gel, from which it intends to create multiple product candidates. However, Evofem will rely primarily on its lead product candidate, Amphora, for use as a contraceptive for the company’s commercial success. Amphora is currently the subject of an ongoing Phase 3 clinical trial intended to demonstrate efficacy as a contraceptive. While Evofem believes that its MPT vaginal gel may also be useful in preventing other indications, currently Evofem’s business depends almost entirely on the successful clinical development and regulatory approval of Amphora for use as a contraceptive, which may never occur. Evofem has never received a regulatory approval for any product. Accordingly, even if Evofem is able to successfully complete its clinical trial for Amphora as a contraceptive, it may be unable to obtain regulatory approval for Amphora as a contraceptive which would have a material adverse effect on its business and operations.

Evofem’s ability to develop its MPT vaginal gel for additional indications could have an adverse effect on its business and its ability to successfully market Amphora as a contraceptive.

Evofem believes that Amphora may also be useful in the prevention of certain other indications, and Evofem is designing a Phase 2b/3 clinical trial for the prevention of certain STIs, including gonorrhea and chlamydia. In addition, Evofem is currently designing a Phase 2b/3 trial of its MPT vaginal gel for the reduction of recurrence of BV. Evofem does not know if it will successfully complete either of these clinical trials. Even if Evofem does complete these clinical trials, there is no assurance that it will obtain regulatory approval of Amphora or its MPT vaginal gel for additional indications. Such a failure could impede the ability of the company to market Amphora as a contraceptive because these product candidates are based on the same chemical formulation. Also, any failure to obtain regulatory approvals for additional indications will likely have a material adverse effect on the company’s business and operations.

Indemnity claims from lawsuits or damages against Evofem’s clinical trial sites could cause Evofem to incur substantial liabilities and to limit commercialization of Amphora, and any future product candidate that Evofem may develop.

In connection with its clinical trials, Evofem’s third party clinical sites face inherent risk of liability exposure from patients enrolled in Evofem’s clinical trials. Evofem has entered into indemnification agreements with each of these clinical trial sites obligating Evofem to reimburse these sites should they incur certain liability in connection with Evofem’s clinical trials. If Evofem or its clinical trial sites cannot successfully defend against these product liability and other health related claims, Evofem may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in decreased demand for its MPT vaginal gel and its lead product candidate, Amphora or, as applicable, any future product candidate Evofem may develop, injury to Evofem’s reputation, negative media attention and the diversion of Evofem management’s time and attention from Evofem’s product development and commercialization efforts to address claim related matters.

The success of Evofem’s business is also expected to depend in part upon its ability to identify, license, discover, develop or commercialize additional product candidates. Failure to identify additional product candidates would have a negative impact on Evofem’s business and operations.

Although a substantial amount of Evofem’s effort will focus on the continued clinical testing, potential approval and commercialization of its MPT vaginal gel as a contraceptive and as a possible preventative for certain STIs and prevention of recurrence of BV, the success of Evofem’s business is also expected to depend in part upon its ability to identify, license, discover, develop or commercialize additional product candidates. Evofem is seeking to license, or otherwise obtain, product and technology rights to a variety of products and product candidates in the field of women’s health, but there can be no assurance it will be able to do so, or do so on favorable terms.

Research programs to identify new product candidates require substantial technical, financial and human resources. There are risks, uncertainties and costs associated with identifying, licensing and advancing product candidates through successful clinical development. Evofem may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Evofem’s research programs or licensing efforts may fail to yield additional product candidates for clinical development and commercialization for a number of reasons, including but not limited to the following:

•	Evofem’s research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

•	Evofem may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

•	its product candidates may not succeed in preclinical or clinical testing;

•	its potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

•	competitors may develop alternatives that render Evofem’s product candidates obsolete or less attractive;

•	product candidates Evofem develops may be covered by third parties’ patents or other exclusive rights;

•	the market for a product candidate may change during Evofem’s program so that such a product may become unreasonable to continue to develop;

•	research and development programs are quite costly and the company may be unable to obtain the financing and resources to do so;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

If any of these events occur, Evofem may be forced to abandon its development efforts for a program or programs, or Evofem may not be able to identify, license, partner, discover, develop or commercialize additional product candidates, which would have a material adverse effect on its business, financial condition or results of operations and could potentially cause Evofem to cease operations. Moreover, even if Evofem were able to obtain the rights to additional product candidates, there can be no assurance that these candidates will ever be advanced successfully through clinical development.

Clinical trials are costly, time consuming and inherently risky, and Evofem may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Clinical development is expensive, time consuming and involves significant risk. Evofem cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. In addition, the company’s product candidates are targeted toward pregnancy prevention and the prevention of certain infectious diseases. Therefore, it may be especially difficult to recruit patients to participate in its clinical trials when doing so will require that patients refrain from other methods of contraception and disease prevention. A failure of one or more clinical trials can occur at any stage of development. Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	inability to obtain the funding necessary to initiate or complete any clinical trial;

•	inability to generate satisfactory preclinical, toxicology or other in vivo or in vitro data or to develop diagnostics capable of supporting the initiation or continuation of clinical trials;

•	delays in reaching agreement on acceptable terms with clinical research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays or failure in obtaining required institutional review board, or IRB, approval at each clinical trial site;

•	failure to obtain or delays in obtaining a permit from regulatory authorities to conduct a clinical trial;

•	delays in recruiting or failure to recruit sufficient eligible patients in its clinical trials;

•	failure by clinical sites or CROs or other third parties to adhere to clinical trial requirements;

•	failure by clinical sites, CROs or other third parties to perform in accordance with the good clinical practices requirements of the FDA or applicable foreign regulatory guidelines;

•	patients withdrawing from Evofem’s clinical trials;

•	adverse events or other issues of concern significant enough for the FDA, or comparable foreign regulatory authority, to put an Investigational New Drug, or IND, on clinical hold;

•	occurrence of adverse events associated with Evofem’s product candidates;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	the cost of clinical trials of Evofem’s product candidates;

•	negative or inconclusive results from Evofem’s clinical trials which may result in Evofem’s deciding, or regulators requiring Evofem, to conduct additional clinical trials or abandon development programs in other ongoing or planned indications for a product candidate; and

•	delays in reaching agreement on acceptable terms with third-party manufacturers and the time for manufacture of sufficient quantities of its product candidates for use in clinical trials.

Any inability to successfully complete clinical development and obtain regulatory approval for one or more of its product candidates could result in additional costs to Evofem or impair its ability to generate revenue. In addition, if Evofem makes manufacturing or formulation changes to its product candidates, Evofem may need to conduct additional nonclinical studies and/or clinical trials to show that the results obtained from such new formulation are consistent with previous results obtained. Clinical trial delays could also shorten any periods during which its products have patent protection and may allow competitors to develop and bring products to market before Evofem does, which could impair its ability to successfully commercialize its product candidates and may harm its business and results of operations.

Contraception is a highly competitive healthcare niche. The success of Amphora and any other future contraceptive product candidate Evofem may pursue will be related to its efficacy and safety outcomes during clinical trials.

Today, there are a variety of hormonal and non-hormonal contraceptive options available to women and men, including oral contraceptive pills and intrauterine devices, newer hormonal contraceptive products including implants, injectables, vaginal rings, patches, and hormonal intrauterine systems, and non-hormonal methods such as female condoms, novel diaphragms, and new methods of female sterilization. Based on Evofem’s market research, clinical testing of Amphora may need to demonstrate efficacy for typical use of at least 80% to be commercially viable. Should Amphora fail to generate the safety and efficacy data expected, Evofem’s business prospects would be materially damaged.

Due in part to Evofem’s limited financial resources, it may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for its product candidate, and it may be unable to pursue and complete the clinical trials that it would like to pursue and complete.

Evofem has limited financial and technical resources to determine the indications on which it should focus the development efforts for its product candidate and any future candidates it may choose to develop. Due to Evofem’s limited available financial resources, it may be required to curtail clinical development programs and activities that might otherwise have led to more rapid progress of its product candidate, or product candidates that it may in the future choose to develop, through the regulatory and development processes. Evofem may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that it does have. The decisions to allocate Evofem’s research, management and financial resources toward particular indications may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, Evofem’s decisions to delay or terminate development programs may also cause it to miss valuable opportunities.

Risks Related to Regulatory Approval of Evofem’s Product Candidates and Other Legal Compliance Matters

Evofem must obtain regulatory approval prior to marketing or commercializing its products and product candidates. In order to obtain regulatory approval, Evofem must complete its clinical and pre-clinical trials in compliance with the regulatory approval requirements of the FDA and any applicable and comparable foreign regulators. If clinical trials of Evofem’s product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other comparable foreign regulators, Evofem may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates.

Evofem is not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable foreign regulatory authorities impose similar restrictions. Evofem may never receive such approvals, and must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of its product candidates before we will be able to obtain these approvals.

Any inability to complete preclinical and clinical development successfully could result in additional costs to Evofem, and impair its ability to generate revenues. Moreover, if (1) Evofem is required to conduct additional clinical trials or other testing of its product candidates beyond the trials and testing that it currently contemplates (2) Evofem is unable to successfully complete clinical trials of its product candidates or other testing, (3) the results of these clinical trials or tests are unfavorable, uncertain or are only modestly favorable or (4) there are unacceptable safety concerns associated with its product candidates, Evofem may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing or other requirements; or

•	be required to remove the product from the market after obtaining marketing approval.

Amphora is a drug/device combination and the process for obtaining regulatory approval for Amphora in the United States will require compliance with requirements of two divisions of the FDA. A change in the FDA’s primary oversight responsibility would adversely impact Evofem’s development timeline and significantly raise its costs.

Amphora is comprised of both drug and device components and is considered a combination product by the FDA. It is a method of self-applied contraception that uses a pre-filled applicator to apply a semi-solid topical gel. The key active ingredient has been shown to be an active anti-inflammatory and anti-infective and works in combination with other active ingredients to stabilize the pH levels in the vagina without altering the vaginal microbiome, which results in both the inhibition and the immobilization of spermatozoa. Other properties contributing to the contraceptive effect of Amphora are its capacity to reduce/inhibit cervical mucus penetration, to maintain sufficient viscosity even on dilution, and its bioadhesive strength. The FDA has different divisions responsible for assessing and approving devices and drugs. The Center for Drug Evaluation and Research, or CDER, has responsibility for drug products, while the Center for Devices and Radiological Health, or CDRH, has oversight responsibility for medical devices. Amphora previously underwent a request for designation process with the FDA that determined that CDER would lead the review. If the designation were to be changed to CDRH, or if either division were to institute additional requirements for the approval of Amphora, Evofem could be required to complete clinical studies with more patients and over longer periods of time than is currently anticipated. This would likely require Evofem to raise additional funds and would cause it to miss anticipated timelines. The impact of either a change in review agency or the imposition of additional requirements for approval would be significant to it and would have a material adverse effect on the prospects for the development of Amphora, its business and its financial condition.

Serious adverse events arising during clinical studies of Evofem’s MPT vaginal gel and its lead product candidate, Amphora, or post marketing could have a material, adverse effect on Evofem’s product development timeline or its ability to develop and market its MPT vaginal gel and its lead product candidate, Amphora, at all.

If serious adverse events or undesirable side effects occur during the clinical investigation of Evofem’s MPT vaginal gel or its lead product candidate, Amphora, or post marketing, the following events could materially and adversely affect Evofem’s business:

•	regulatory authorities may impose a clinical hold which could result in substantial delays and adversely impact Evofem’s ability to continue development of its MPT vaginal gel and Amphora;

•	regulatory authorities may require the addition of specific warnings or contraindications to product labeling or field alerts to physicians and pharmacies;

•	Evofem may be required to change the way the MPT vaginal gel and/or Amphora is administered or the labeling of the MPT vaginal gel and/or Amphora;

•	Evofem may be required to conduct additional clinical studies with more patients or over longer periods of time than anticipated;

•	Evofem may be required to implement a risk minimization action plan, which could result in substantial cost increases and have a negative impact on its ability to commercialize its MPT vaginal gel and/or Amphora;

•	Evofem may be required to limit the patients who can receive its MPT vaginal gel and/or Amphora;

•	Evofem may be subject to promotional and marketing limitations on its MPT vaginal gel and/or Amphora;

•	sales of its MPT vaginal gel and/or Amphora may decrease significantly;

•	regulatory authorities may require Evofem to take an approved product off the market;

•	Evofem may be subject to litigation or product liability claims; and

•	Evofem’s reputation may suffer.

Any of these events could prevent Evofem from achieving or maintaining market acceptance of its MPT vaginal gel or its lead product candidate, Amphora, or any future product candidate Evofem may seek to develop, or could substantially increase commercialization costs and expenses, which in turn could delay or prevent Evofem from generating significant revenues from its MPT vaginal gel or Amphora sales or the sales from any future product candidate.

If FDA approval is received for Evofem’s MPT vaginal gel, its lead product candidate, Amphora, or any other future product candidate Evofem may develop, serious adverse events or side effects could require the product to be taken off of the market, may require the product to be packaged with safety warnings or may otherwise limit Evofem’s sales of the product.

Even if Evofem obtains regulatory approval for a product, Evofem will remain subject to ongoing regulatory requirements.

If Evofem’s lead product candidate, Amphora, is approved or if its MPT vaginal gel product candidate is approved in additional indications, Evofem will be subject to ongoing regulatory requirements with respect to manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing clinical trials and submission of safety, efficacy and other post-approval information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to continuously comply with FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to current good manufacturing practices, or cGMP, regulations and corresponding foreign regulatory manufacturing requirements. As such, Evofem and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any FDA new drug application, or NDA, or marketing authorization application.

Any regulatory approvals that Evofem receives for any of its product candidates may be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. Evofem will be required to report adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. If its original marketing approval for a product candidate was obtained through an accelerated approval pathway, Evofem could be required to conduct a successful post-marketing clinical trial in order to confirm the clinical benefit for its products. An unsuccessful post-marketing clinical trial or failure to complete such a trial could result in the withdrawal of marketing approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, the regulatory agency may impose restrictions on that product or Evofem, including requiring withdrawal of the product from the market. If Evofem fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any of Evofem’s ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by Evofem;

•	impose restrictions on Evofem’s operations, including closing its contract manufacturers’ facilities; or

•	require a product recall.

Any government investigation of alleged violations of law would require Evofem to expend significant time and resources in response and could generate adverse publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Evofem’s ability to develop and commercialize its products and the value of Evofem and its operating results would be adversely affected.

Even if Evofem receives approval from the FDA in the United States to market its MPT vaginal gel, its lead product candidate, Amphora, or a future product candidate Evofem may seek to develop, it may fail to receive similar approval outside the United States.

In order to market a new product outside the United States, Evofem must obtain separate marketing approvals in each jurisdiction and comply with numerous and varying regulatory requirements of other countries, including clinical trials, commercial sales, pricing manufacture distribution and safety requirements. The time required to obtain approval in other countries might differ from, and be longer than, that required to obtain FDA approval. The marketing approval process in other countries may include all of the risks associated with obtaining FDA approval in the United States, as well as other risks. Further, Evofem may be unable to obtain rights to the necessary clinical data and may be required to develop its own. In addition, in many countries outside the United States, a new product must receive pricing and reimbursement approval prior to commercialization. This can result in substantial delays in these countries. Additionally, the product labeling requirements outside the United States may be different and inconsistent with the United States labeling requirements, negatively affecting the ability of Evofem to market its products in countries outside the United States.

In addition, if Evofem fails to comply with applicable foreign regulatory requirements, Evofem may be subject to fines, suspension or withdrawal of marketing approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In such an event, Evofem’s ability to market to its full target market will be reduced and Evofem’s ability to realize the full market potential of its product candidate will be harmed, which could have a materially adverse effect on its business, financial condition, results of operation and prospects.

Evofem’s development and commercialization strategy for its MPT vaginal gel and its lead product candidate, Amphora, depends, in part, on published scientific literature and the FDA’s prior findings regarding the safety and efficacy of approved products based on data developed by others that the FDA may rely on in reviewing Evofem’s NDA.

The Drug Price Competition and Patent Term Restoration Act added section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act (as amended), or the FDCA. Section 505(b)(2) permits the filing of a NDA where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The FDA interprets section 505(b)(2) of the FDCA, for the purposes of approving an NDA, to permit the applicant to rely, in part, upon published literature or the FDA’s previous findings of safety and efficacy for an approved product. The FDA may also require the applicant to perform additional clinical trials or measurements to support any deviation from the previously approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product candidate has been approved, as well as for any new indication sought by the section 505(b)(2) applicant. The applicant’s product label, however, may require all or some of the limitations, contraindications, warnings or precautions included in the reference product’s label, including a black box warning, or may require additional limitations, contraindications, warnings or precautions. Evofem has submitted a NDA for Amphora under section 505(b)(2) of the FDCA and as such the NDA relied, in part, on the FDA’s previous findings of safety and efficacy from investigations for approved products and published scientific literature for which Evofem has not received a right of reference. In addition, notwithstanding the approval of many products by the FDA pursuant to section 505(b)(2) of the FDCA, over the last few years some pharmaceutical companies and others have objected to the FDA’s interpretation of section 505(b)(2) of the FDCA. If the FDA changes its interpretation of section 505(b)(2) of the FDCA, or if the FDA’s interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any section 505(b)(2) NDAs that Evofem submits. Such a result could require Evofem to conduct additional testing and costly clinical trials, which could substantially delay or prevent the approval and launch of its product candidates.

Product liability lawsuits against Evofem could cause Evofem to incur substantial liabilities and to limit commercialization of its MPT vaginal gel, its lead product candidate, Amphora, and any future product candidate that Evofem may develop.

Evofem faces an inherent risk of product liability exposure should it commercialize its MPT vaginal gel or its lead product candidate, Amphora. Evofem will face similar risks with any other future indications for its MPT vaginal gel or other product candidates that it may develop or commercialize. If Evofem cannot successfully defend itself against these product liability claims, it may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in decreased demand for its MPT vaginal gel, Amphora or, as applicable, any future product candidate Evofem may develop, injury to Evofem’s reputation, negative media attention and the diversion of Evofem management’s time and attention from Evofem’s product development and commercialization efforts to address claim related matters.

Evofem will need to maintain liability insurance coverage as it seeks to conduct and continues to conduct clinical trials for its MPT vaginal gel and Amphora. Such insurance may become increasingly expensive and difficult to procure. In the future, such insurance may not be available to Evofem at all or may only be available at a very high cost and, if available, may not be adequate to cover all liabilities that Evofem may incur. In addition, Evofem may need to increase its liability insurance coverage in connection with the commercialization of its MPT vaginal gel, Amphora or any other product candidate it may commercialize. If it is not able to obtain and maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise, Evofem’s business could be harmed, possibly materially.

If Evofem fails to comply with environmental, health and safety laws and regulations, Evofem could become subject to fines or penalties or incur costs that could have a material adverse effect on its business, financial condition or results of operations.

Evofem’s research and development activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials, including the components of its product candidates and other hazardous compounds. Evofem and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Evofem’s and its manufacturers’ facilities pending their use and disposal. Evofem cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations; environmental damage resulting in costly clean-up; and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although Evofem believes that the safety procedures utilized by it and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Evofem cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Evofem may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Evofem’s use of specified materials and/or interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. Evofem cannot predict the impact of such changes and cannot be certain of its future compliance. Evofem does not currently carry biological or hazardous waste insurance coverage.

Risks Related to Evofem’s Intellectual Property

If Evofem is unable to obtain and maintain patent protection for its MPT vaginal gel, its lead product candidate, Amphora, and other proprietary technologies it develops, or if the scope of the patent protection it has or will obtain is not sufficiently broad, Evofem’s competitors could develop and commercialize products and technology similar or identical to Evofem’s, and Evofem’s ability to successfully commercialize its MPT vaginal gel, Amphora, and other proprietary technologies Evofem may develop may be adversely affected.

Evofem’s success depends in large part on its ability to obtain and maintain patent protection in the United States and other countries with respect to its MPT vaginal gel, its lead product candidate, Amphora, and other proprietary technologies it may develop. Evofem seeks to protect its proprietary position by in-licensing intellectual property and filing patent applications in the United States and abroad relating to its MPT vaginal gel, its Amphora product candidate and other proprietary technologies it may develop. If Evofem or its licensors are unable to obtain or maintain patent protection with respect to its MPT vaginal gel, its Amphora product candidate and other proprietary technologies it may develop, Evofem’s business, financial condition, results of operations, and prospects could be materially harmed.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish Evofem’s ability to protect its inventions, obtain, maintain, and enforce its intellectual property rights and, more generally, could affect the value of its intellectual property or narrow the scope of its owned and licensed patents. With respect to both in-licensed and owned intellectual property, Evofem cannot predict whether the patent applications Evofem and its licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

The patent prosecution process is expensive, time-consuming, and complex, and Evofem may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Evofem will fail to identify patentable aspects of its research and development output in time to obtain patent protection. Although Evofem enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of its research and development output, such as its employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Evofem’s ability to seek patent protection. In addition, Evofem’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between its inventions and the prior art allow Evofem’s inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, Evofem cannot be certain that Evofem or its licensors were the first to make the inventions claimed in any of its owned or licensed patents or pending patent applications, or that Evofem or its licensors were the first to file for patent protection of such inventions.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of Evofem’s patent rights are highly uncertain. Evofem’s owned or in-licensed pending and future patent applications may not result in patents being issued which protect Amphora product candidate and other proprietary technologies Evofem may develop or which effectively prevent others from commercializing competitive technologies and product candidates.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications Evofem licenses or owns currently or in the future issue as patents, they may not issue in a form that will provide Evofem with any meaningful protection, prevent competitors or other third parties from competing with Evofem, or otherwise provide Evofem with any competitive advantage. Any patents that Evofem owns or in-licenses may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, Evofem does not know whether its MPT vaginal gel, Amphora product candidate and other proprietary technology will be protectable or remain protected by valid and enforceable patents. Evofem’s competitors or other third parties may be able to circumvent Evofem’s patents by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect Evofem’s business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and Evofem’s patents may be challenged in the courts or patent offices in the United States and abroad. Evofem or its licensors may be subject to a third party preissuance submission of prior art to the United States Patent and Trademark Office, or the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging Evofem’s owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, Evofem’s owned or in-licensed patent rights, allow third parties to commercialize its MPT vaginal gel, Amphora product candidate and other proprietary technologies Evofem may develop and compete directly with Evofem, without payment to Evofem, or result in Evofem’s inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, Evofem, or one of its licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge Evofem or its licensor’s priority of invention or other features of patentability with respect to Evofem’s owned or in-licensed patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit Evofem’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of its MPT vaginal gel, Amphora product candidate and other proprietary technologies Evofem may develop. Such proceedings also may result in substantial cost and require significant time from Evofem’s scientists and management, even if the eventual outcome is favorable to Evofem.

In addition, given the amount of time required for the development, testing, and regulatory review of Evofem’s MPT vaginal gel and Amphora product candidate, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Evofem’s intellectual property may not provide Evofem with sufficient rights to exclude others from commercializing products similar or identical to Evofem’s. Moreover, some of Evofem’s owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If Evofem is unable to obtain an exclusive license to any such third party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including Evofem’s competitors, and Evofem’s competitors could market competing products and technology. In addition, Evofem may need the cooperation of any such co-owners of its patents in order to enforce such patents against third parties, and such cooperation may not be provided to Evofem. Furthermore, Evofem’s owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. Any of the foregoing could have a material adverse effect on Evofem’s competitive position, business, financial conditions, results of operations, and prospects.

Evofem’s rights to develop and commercialize its MPT vaginal gel and lead product candidate, Amphora, are subject, in part, to the terms and conditions of licenses granted to Evofem by others.

Evofem is reliant upon licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the development of Amphora product candidate. For example, Evofem’s license agreement with Rush University includes intellectual property rights to its MPT vaginal gel and its Amphora product candidate. This agreement requires Evofem, as a condition to the maintenance of Evofem’s license and other rights, to make milestone and royalty payments and satisfy certain performance obligations. Evofem’s obligations under this in-license agreement impose significant financial and logistical burdens upon Evofem’s ability to carry out its business plan. Furthermore, if Evofem does not meet such obligations in a timely manner, and, in the case of milestone payment requirements, if Evofem were unable to obtain an extension of the deadlines for meeting such payment requirements, Evofem could lose the rights to this proprietary technology, which would have a material adverse effect on Evofem’s business, financial condition and results of operations.

There is no assurance that the existing Rush University license agreement covering the rights related to its MP vaginal gel or its Amphora product candidate will not be terminated due to a material breach of the underlying agreement. This would include a failure on Evofem’s part to make the milestone and royalty payments, Evofem’s failure to obtain applicable approvals from governmental authorities, or the loss of rights to the underlying intellectual property by any such licensors. There is no assurance that Evofem will be able to renew or renegotiate a license agreement on acceptable terms if the agreement is terminated. Evofem cannot guarantee that any license agreement will be enforceable. The termination of this license agreement or Evofem’s inability to enforce its rights under this license agreement would materially and adversely affect Evofem’s ability to commercialize its MPT vaginal gel and its Amphora product candidate.

In addition, with respect to the MPT vaginal gel and Evofem’s Amphora product candidate, Rush University has the right, in certain instances, to control the defense against any infringement litigation arising from the manufacture or development (but not the sale) of the MPT vaginal gel and Evofem’s Amphora product candidate. While Evofem’s license agreement with Rush University requires Rush University to indemnify Evofem for certain losses arising from these claims, this indemnification may not be sufficient to adequately compensate Evofem for any related losses or the potential loss of Evofem’s ability to manufacture and develop its MPT vaginal gel or Amphora product candidate.

In addition, the agreements under which Evofem currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Evofem believes to be the scope of Evofem’s rights to the relevant intellectual property or technology, or increase what Evofem believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Evofem’s business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Evofem has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, Evofem may be unable to successfully develop and commercialize the affected product candidate, which could have a material adverse effect on Evofem’s business, financial conditions, results of operations, and prospects.

Evofem’s licensors may have relied on third party consultants or collaborators or on funds from third parties such that Evofem’s licensors are not the sole and exclusive owners of the patents Evofem in-licensed. If other third parties have ownership rights to Evofem’s in-licensed patents, they may be able to license such patents to Evofem’s competitors, and Evofem’s competitors could market competing products and technology. This could have a material adverse effect on Evofem’s competitive position, business, financial conditions, results of operations, and prospects.

Evofem may not be able to protect its intellectual property and proprietary rights throughout the world.

Filing, prosecuting, and defending patents on Evofem’s MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect Evofem’s rights to the same extent as the laws of the United States. Consequently, Evofem may not be able to prevent third parties from practicing Evofem’s inventions in all countries outside the United States, or from selling or importing products made using Evofem’s inventions in and into the United States or other jurisdictions. Competitors may use Evofem’s technologies in jurisdictions where Evofem has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Evofem has patent protection but enforcement is not as strong as that in the United States. These products may compete with Evofem’s products, and Evofem’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Evofem to stop the infringement of its patents or marketing of competing products in violation of its intellectual property and proprietary rights generally. In addition, some jurisdictions, such as Europe, Japan, and China, may have a higher standard for patentability than in the U.S., including for example the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, Evofem may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in U.S. and other jurisdictions.

Proceedings to enforce Evofem’s intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert Evofem’s efforts and attention from other aspects of its business, could put Evofem’s patents at risk of being invalidated or interpreted narrowly, could put Evofem’s patent applications at risk of not issuing, and could provoke third parties to assert claims against Evofem. Evofem may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Evofem’s efforts to enforce its intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Evofem develops or licenses.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Evofem or any of its licensors are forced to grant a license to third parties with respect to any patents relevant to Evofem’s business, Evofem’s competitive position may be impaired, and its business, financial condition, results of operations, and prospects may be adversely affected.

Obtaining and maintaining Evofem’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of Evofem’s owned or licensed patents and applications. In certain circumstances, Evofem relies on its licensing partners to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. Evofem is also dependent on its licensors to take the necessary action to comply with these requirements with respect to its licensed intellectual property. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on Evofem’s business, financial condition, results of operations, and prospects.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Evofem’s ability to protect its products.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United

States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before Evofem could therefore be awarded a patent covering an invention of Evofem’s even if Evofem had made the invention before it was made by such third party. This will require Evofem to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, Evofem cannot be certain that it or its licensors were the first to either (i) file any patent application related to its MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop or (ii) invent any of the inventions claimed in Evofem’s or its licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Evofem’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Evofem’s owned or in-licensed patent applications and the enforcement or defense of Evofem’s owned or in-licensed issued patents, all of which could have a material adverse effect on Evofem’s business, financial condition, results of operations, and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Evofem’s existing patent portfolio and Evofem’s ability to protect and enforce its intellectual property in the future.

Issued patents covering Evofem’s MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

If Evofem or one of its licensors initiated legal proceedings against a third party to enforce a patent covering Evofem’s MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of Evofem’s owned or in-licensed patents before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to Evofem’s patents in such a way that they no longer cover its MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Evofem cannot be certain that there is no invalidating prior art, of which Evofem or its licensing partners and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, Evofem would lose at least part, and perhaps all, of the patent protection on Amphora product candidate and other proprietary technologies Evofem may develop. Such a loss of patent protection would have a material adverse impact on Evofem’s business, financial condition, results of operations, and prospects.

If Evofem does not obtain patent term extension and data exclusivity for its MPT vaginal gel and its Amphora product candidate, Evofem’s business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidate Evofem may develop, one or more of Evofem’s owned or in-licensed U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term, or PTE, of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate, or SPC.

An important part of Evofem’s patent strategy is reliant on its ability to obtain patent term extension on the patents licensed from Rush University. However, Evofem may not be granted an extension, such as PTE for the U.S. patent and SPC for the European patents because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Evofem requests. If Evofem is unable to obtain patent term extension or the term of any such extension is shorter than what Evofem requests, its competitors may obtain approval of competing products following Evofem’s patent expiration, and Evofem’s business, financial condition, results of operations, and prospects could be materially harmed.

The patent protection and patent prosecution for Evofem’s MPT vaginal gel and Amphora product candidate is dependent on third parties.

While Evofem normally seeks to obtain the right to control prosecution, maintenance and enforcement of the patents relating to Evofem’s MPT vaginal gel and Amphora product candidate, there may be times when the filing and prosecution activities for patents relating to Evofem’s product candidate are controlled by Evofem’s licensors or collaboration partners. If any of Evofem’s current or future licensing or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of Evofem’s business, including by payment of all applicable fees for patents covering its product candidate, Evofem could lose its rights to the intellectual property or its exclusivity with respect to those rights, its ability to develop and commercialize its product candidate may be adversely affected and Evofem may not be able to prevent competitors from making, using and selling competing products. In addition, even where Evofem has the right to control patent prosecution of patents and patent applications Evofem has licensed to and from third parties, Evofem may still be adversely affected or prejudiced by actions or inactions of its licensees, its licensors and their counsel that took place prior to the date upon which Evofem assumed control over patent prosecution.

Evofem may be subject to claims challenging the inventorship of its patents and other intellectual property.

Evofem or its licensors may be subject to claims that former employees, collaborators or other third parties have an interest in its owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, Evofem or its licensors may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing Amphora product candidate and other proprietary technologies Evofem may develop. Litigation may be necessary to defend against these and other claims challenging inventorship or Evofem’s or its licensor’s ownership of its owned or in-licensed patents, trade secrets or other intellectual property. If Evofem or its licensors fail in defending any such claims, in addition to paying monetary damages, Evofem may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to Amphora product candidate and other proprietary technologies Evofem may develop. Even if Evofem is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Evofem’s business, financial condition, results of operations and prospects.

If Evofem is unable to protect the confidentiality of its trade secrets, Evofem’s business and competitive position would be harmed.

In addition to seeking patents for its MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop, Evofem also relies on trade secrets and confidentiality agreements to protect its unpatented know-how, technology, and other proprietary information and to maintain its competitive position. With respect to its MPT vaginal gel and its Amphora product candidate, Evofem considers trade secrets and know-how to be one of its important sources of intellectual property. Trade secrets and know-how can be difficult to protect. In particular, the trade secrets and know-how in connection with its MPT vaginal gel and its Amphora product candidate and other proprietary technology Evofem may develop may over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel with scientific positions in academic and industry.

Evofem seeks to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as Evofem’s employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. Evofem also enters into confidentiality and invention or patent assignment agreements with its employees and consultants. Evofem cannot guarantee that it has entered into such agreements with each party that may have or have had access to Evofem’s trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose Evofem’s proprietary information, including its trade secrets, and Evofem may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Evofem’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, Evofem would have no right to prevent them from using that technology or information to compete with Evofem. If any of Evofem’s trade secrets were to be disclosed to or independently developed by a competitor or other third party, Evofem’s competitive position would be materially and adversely harmed.

Evofem may be subject to claims that third parties have an ownership interest in its trade secrets. For example, Evofem may have disputes arise from conflicting obligations of its employees, consultants or others who are involved in developing its product candidate. Litigation may be necessary to defend against these and other claims challenging ownership of Evofem’s trade secrets. If Evofem fails in defending any such claims, in addition to paying monetary damages, it may lose valuable trade secret rights, such as exclusive ownership of, or right to use, trade secrets that are important to Amphora product candidate and other proprietary technologies

Evofem may develop. Such an outcome could have a material adverse effect on Evofem’s business. Even if Evofem is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Evofem may not be successful in obtaining necessary rights to any product candidate it may develop through acquisitions and in-licenses.

Evofem currently has rights to intellectual property, covering its MPT vaginal gel, its Amphora product candidate and other proprietary technologies it may develop. Other pharmaceutical companies and academic institutions may also have filed or are planning to file patent applications potentially relevant to Evofem’s business. In order to avoid infringing these third party patents, Evofem may find it necessary or prudent to obtain licenses to such patents from such third party intellectual property holders. However, Evofem may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that Evofem identifies as necessary for its MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop. The licensing or acquisition of third party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third party intellectual property rights that Evofem may consider attractive or necessary. These established companies may have a competitive advantage over Evofem due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Evofem to be a competitor may be unwilling to assign or license rights to Evofem. Evofem also may be unable to license or acquire third party intellectual property rights on terms that would allow it to make an appropriate return on Evofem’s investment or at all. If Evofem is unable to successfully obtain rights to required third party intellectual property rights or maintain the existing intellectual property rights it has, it may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on Evofem’s business, financial condition, results of operations, and prospects.

Evofem may be subject to claims that its employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what Evofem regards as its own intellectual property.

Many of Evofem’s employees, consultants, and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including Evofem’s competitors or potential competitors. Although Evofem tries to ensure that its employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for Evofem, Evofem may be subject to claims that it or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If Evofem fails in defending any such claims, in addition to paying monetary damages, Evofem may lose valuable intellectual property rights or personnel. Even if Evofem is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is Evofem’s policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Evofem, Evofem may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that it regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Evofem may be forced to bring claims against third parties, or defend claims that they may bring against Evofem, to determine the ownership of what Evofem regards as its intellectual property. Such claims could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Third-party claims of intellectual property infringement, misappropriation or other violation against Evofem or its collaborators may prevent or delay the development and commercialization of its MPT vaginal gel, its Amphora product candidate and other proprietary technologies Evofem may develop.

The field of contraceptive and/or anti-STDs vaginal gel is competitive and dynamic. Due to the significant research and development that is taking place by several companies, including Evofem and its competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain in the future. There may be significant intellectual property related litigation and proceedings, in addition to the ongoing interference proceedings, relating to Evofem’s owned and in-licensed, and other third party, intellectual property and proprietary rights in the future.

Evofem’s commercial success depends in part on Evofem’s and its collaborators’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. As discussed above, recently, due to changes in U.S. law referred to as patent reform, new procedures including inter partes review and post-grant review have been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to Evofem’s patents in the future.

Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which Evofem is commercializing its MPT vaginal gel, its Amphora product candidate and in which it is developing other proprietary technologies. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Evofem’s product candidate may give rise to claims of infringement of the patent rights of others. Evofem cannot assure you that its MPT vaginal gel, its Amphora product candidate and other proprietary technologies it may develop will not infringe existing or future patents owned by third parties. Evofem may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which it is developing its product candidate, might assert are infringed by its current or future product candidate, including claims to compositions, formulations, methods of manufacture or methods of use or treatment that cover its product candidate. It is also possible that patents owned by third parties of which Evofem is aware, but which it does not believe are relevant to its MPT vaginal gel, its Amphora product candidate and other proprietary technologies it may develop, could be found to be infringed by its product candidate. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that Evofem’s product candidate may infringe.

Third parties may currently have patents or obtain patents in the future, and claim that use of Evofem’s technologies or the manufacture, use or sale of its MPT vaginal gel or its Amphora product candidate infringes upon these patents. In the event that any third party claims that Evofem infringes their patents or that Evofem is otherwise employing their proprietary technology without authorization and initiates litigation against Evofem, even if Evofem believes such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by Evofem’s technologies or product candidate. In this case, the holders of such patents may be able to block Evofem’s ability to commercialize the applicable product candidate or technology unless it obtains a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if Evofem is able to obtain a license, the license would likely obligate Evofem to pay license fees or royalties or both, and the rights granted to Evofem might be nonexclusive, which could result in its competitors gaining access to the same intellectual property. If Evofem is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, it may be unable to commercialize its product candidate or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm Evofem’s business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from Evofem’s business, and may impact its reputation. In the event of a successful claim of infringement against Evofem, Evofem may be enjoined from further developing or commercializing its infringing products or technologies. In addition, Evofem may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign its infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, Evofem would be unable to further develop and commercialize its product candidate or technologies, which could harm its business significantly. Further, Evofem cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. In the event that Evofem could not obtain a license, it may be unable to further develop its product candidate and commercialize its product and product candidate, if approved, which could harm its business significantly. Even if Evofem are able to obtain a license, the license would likely obligate Evofem to pay license fees or royalties or both, and the rights granted to it might be nonexclusive, which could result in Evofem’s competitors gaining access to the same intellectual property. Ultimately, Evofem could be prevented from commercializing a product, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Evofem is unable to enter into licenses on acceptable terms.

Engaging in litigation defending Evofem against third parties alleging infringement of patent and other intellectual property rights is very expensive, particularly for a company of Evofem’s size, and time-consuming. Some of Evofem’s competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than Evofem can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair Evofem’s ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on Evofem’s business, financial condition or results of operations.

Evofem may become involved in lawsuits to protect or enforce its patents and other intellectual property rights, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe Evofem’s patents or the patents of its licensing partners, or Evofem may be required to defend against claims of infringement. In addition, Evofem’s patents or the patents of its licensing partners also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time consuming. In an infringement proceeding, a court may decide that a patent owned or in-licensed by Evofem is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Evofem’s owned and in-licensed patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of Evofem’s owned or in-licensed patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Evofem’s confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in Evofem’s favor, litigation or other legal proceedings relating to intellectual property claims may cause Evofem to incur significant expenses and could distract Evofem’s personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Evofem’s common stock. Such litigation or proceedings could substantially increase Evofem’s operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. Evofem may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Evofem’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Evofem can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Evofem’s ability to compete in the marketplace.

If Evofem’s trademarks and trade names are not adequately protected, then Evofem may not be able to build name recognition in its markets of interest and its business may be adversely affected.

Evofem’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings, including those for Amphora, Evofem may receive rejections of its applications by the USPTO or in other foreign jurisdictions. Although Evofem is given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against Evofem’s trademarks, and its trademarks may not survive such proceedings. Moreover, any name Evofem has proposed to use with its product candidate in the United States must be approved by the FDA, regardless of whether Evofem has registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of Evofem’s proposed proprietary product names, it may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

Evofem may not be able to protect its rights to these trademarks and trade names, which Evofem needs to build name recognition among potential partners or customers in its markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to Evofem’s, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Evofem’s registered or unregistered trademarks or trade names. Over the long term, if Evofem is unable to establish name recognition based on its trademarks and trade names, then Evofem may not be able to compete effectively and its business may be adversely affected. Evofem’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect its business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by Evofem’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect Evofem’s business or permit Evofem to maintain its competitive advantage. For example:

•	others may be able to make products that are similar to Evofem’s product candidate or utilize similar technology but that are not covered by the claims of the patents that Evofem licenses or may own;

•	Evofem, or its current or future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that Evofem licenses or may own in the future;

•	Evofem, or its current or future licensors or collaborators, might not have been the first to file patent applications covering certain of Evofem’s or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of Evofem’s technologies without infringing its owned or licensed intellectual property rights;

•	it is possible that Evofem’s current or future pending owned or licensed patent applications will not lead to issued patents;

•	issued patents that Evofem holds rights to may be held invalid or unenforceable, including as a result of legal challenges by its competitors or other third parties;

•	Evofem’s competitors or other third parties might conduct research and development activities in countries where Evofem does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Evofem’s major commercial markets;

•	Evofem may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm Evofem’s business; and

•	Evofem may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on Evofem’s business, financial condition, results of operations, and prospects.

Risks Related to Evofem’s Reliance on Third Parties

Evofem’s success relies on third party suppliers and manufacturers. Any failure by such third parties, including failure to successfully perform and comply with regulatory requirements, could negatively impact Evofem’s business and its ability to develop and market Amphora and potential future product candidates, and its business could be substantially harmed.

Evofem has a small number of employees and no internal manufacturing capability. Evofem management does not expect to manufacture any products and expects to rely on third parties to make Evofem’s products, and as such it will be subject to inherent uncertainties related to product safety, availability and security. To date, Evofem’s contract manufacturer, Swiss-American Products, Inc., has only produced a small quantity of its MPT vaginal gel for clinical testing. Furthermore, for some of the key raw materials and components of its MPT vaginal gel, Evofem has only a single source of supply, and alternate sources of supply may not be readily available.

Moreover, Evofem does not expect to control the manufacturing processes for the production of its MPT vaginal gel or any of its other future products or product candidates, which must be made in accordance with relevant regulations, and includes, among other things, quality control, quality assurance, compliance with cGMP and the maintenance of records and documentation. In the future, it is possible that Evofem’s suppliers or manufacturers may fail to comply with FDA regulations, the requirements of other regulatory bodies or its own requirements, all of which would result in suspension or prevention of commercialization and/or manufacturing of its products or product candidates, including its MPT vaginal gel and its lad product candidate, Amphora, suspension of ongoing research, disqualification of data or other enforcement actions such as product recall, injunctions, civil penalties or criminal prosecutions against Evofem. Furthermore, Evofem may be unable to replace any supplier or manufacturer with an alternate supplier or manufacturer on a commercially reasonable or timely basis, or at all.

If Evofem were to experience an unexpected loss of supply of, or if any supplier or manufacturer were unable to meet its demand for its product candidates, Evofem could experience delays in research, planned clinical studies or commercialization. Evofem might be unable to find alternative suppliers or manufacturers with FDA approval, of acceptable quality, in the appropriate volumes and at an acceptable cost. The long transition periods necessary to switch manufacturers and suppliers, would significantly delay Evofem’s timelines, which would materially adversely affect its business, financial conditions, results of operation and prospects.

In addition, Evofem’s reliance on third-party manufacturers exposes Evofem to the following additional risks:

•	Evofem may be unable to identify manufacturers on acceptable terms or at all;

•	Evofem’s third-party manufacturers might be unable to timely formulate and manufacture Evofem’s product or produce the quantity and quality required to meet Evofem’s clinical and commercial needs, if any;

•	Contract manufacturers may not be able to execute Evofem’s manufacturing procedures appropriately;

•	Evofem’s future third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply its clinical trials or to successfully produce, store and distribute its products;

•	Manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards, and Evofem does not have control over third-party manufacturers’ compliance with these regulations and standards;

•	Evofem may not own, or may have to share, the intellectual property rights to any improvements made by Evofem’s third-party manufacturers in the manufacturing process for its product candidates; and

•	Evofem’s third-party manufacturers could breach or terminate their agreement with Evofem.

Each of these risks could delay Evofem’s clinical trials, the approval, if any of its product candidates by the FDA or the commercialization of its product candidates or result in higher costs or deprive Evofem of potential product revenue. In addition, Evofem relies on third parties to perform release testing on its product candidates prior to delivery to patients. If these tests are not appropriately conducted and test data are not reliable, patients could be put at risk of serious harm, which could result in product liability suits.

The manufacture of medical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of medical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in Evofem’s supply of its product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Evofem cannot be assured that any stability or other issues relating to the manufacture of its product candidates will not occur in the future. Additionally, Evofem’s manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If Evofem’s manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, Evofem’s ability to provide its product candidates to patients in clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require Evofem to commence new clinical trials at additional expense or terminate clinical trials completely.

Evofem has no internal distribution capabilities and intends to engage third party distributors for distribution of products outside the United States. The inability to identify, or enter into an agreement with, any such third party distributor, would likely have a material adverse effect on Evofem’s business and operations.

Although Evofem currently plans to market and sell its lead product candidate, Amphora, directly in the United States, Evofem does intend to enter into distribution agreements with one or more distributors of Amphora outside the United States. Evofem currently has not entered into any such distribution agreement with any such distributor, and Evofem cannot guaranty that it will be able to enter into any such distribution agreement on commercially reasonable terms, or at all. If Evofem were to outsource product distribution, including the distribution of its MPT vaginal gel, Amphora or any future product candidate or product, this outsourcing would also be subject to uncertainties related to such distribution services, including the quality of such distribution services. For example, distributors may not have the capacity to supply sufficient product if demand increases rapidly. Further, Evofem would be dependent on the distributors to ensure that the distribution process accords with relevant regulations, which includes, among other things, compliance with current good documentation practices, the maintenance of records and documentation and compliance with other regulations, including, without limitation, the Foreign Corrupt Practices Act. Failure to comply with these requirements could result in significant remedial action, including improvement of facilities, suspension of distribution or recall of product. Additionally, any failure by Evofem to forecast demand for finished product, including Amphora, and failure by Evofem to ensure its distributors have appropriate capacity to distribute such quantities of finished product, could result in an interruption in the supply of certain products and a decline in sales of that product. Further third-party distributors may not perform as agreed or may terminate their agreements with Evofem. Any significant problem that Evofem’s distributors experience could delay or interrupt Evofem’s sale of products in the applicable jurisdiction until the applicable distributor cures the problem or until Evofem identifies and negotiates an acceptable agreement with an alternative distributor, if one is available. Any failure or delay in distributing products would likely have a negative impact on Evofem’s business and operations.

Evofem relies and intends to rely on third-parties for the execution of its development programs for its MPT vaginal gel, its lead product candidate, Amphora, and its potential future product candidates. Failure of these third parties to provide services of a suitable quality and within acceptable timeframes may cause the delay or failure of Evofem’s development programs.

Evofem employs a business model that relies on the outsourcing of certain functions, tests and services to CROs, medical institutions and other specialist providers, including, without limitation, the conduct, management and monitoring of Evofem’s ongoing and planned clinical trials. As a result, Evofem relies on these third parties for, among other things, quality assurance, clinical monitoring, clinical data management and regulatory expertise. In terms of Amphora, Evofem has engaged PAREXEL International Corporation as CRO to run substantially all aspects of the AMPOWER clinical trial. Evofem also intends to engage a CRO for all future clinical trial requirements needed to file for regulatory approvals. There is no assurance that such organizations or individuals will be able to provide the functions, tests or services as agreed upon, or to the requisite quality. Evofem will rely on the efforts of these organizations and individuals and could suffer significant delays in the development of its product or processes should they fail to perform as expected.

There is also no assurance that these third parties will not make errors in, or simply fail to be effective in, the design, management or retention of Evofem’s data or data systems. Any failures by such third parties could lead to a loss of data, which in turn could lead to delays in clinical development and obtaining regulatory approval. Third parties may not pass FDA or other regulatory audits, which could delay or prohibit regulatory approval. In addition, the cost of such services could significantly increase over time. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, regulatory approval of Evofem’s MPT vaginal gel, its lead product candidate, Amphora, or any future product candidates, may be delayed, prevented or cost significantly more than expected, all of which would have a material adverse effect on Evofem’s business, financial conditions, results of operation and prospects.

If Evofem fails to enter into or maintain strategic relationships or collaborations with respect to future product candidates, or if Evofem is unable to realize the potential benefits from such collaborations, its business, financial condition, commercialization prospects and results of operation may be materially adversely affected.

If Evofem is successful in identifying and in-licensing the rights to additional product candidates, Evofem’s expected strategy with respect to the development of any such future product candidates is to supplement internal efforts with third-party collaborations. Evofem faces significant competition in seeking appropriate collaborators. Collaborations are complex and time-consuming arrangements to negotiate and document.

Evofem’s success in entering into a definitive agreement for any collaboration will depend upon, among other things, its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design and outcomes of the clinical studies, the likelihood of approval by regulatory authorities, the potential market for the product, the costs and complexities of manufacturing and delivering such products to customers, the potential of competing products, the strength of the intellectual property and industry and market conditions generally. The collaborator may also consider alternative products or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with Evofem for its products or product candidates.

Any potential collaboration agreement into which Evofem might enter may call for licensing or cross-licensing of potentially blocking patents, know-how or other intellectual property. Due to the potential overlap of data, know-how and intellectual property rights, there can be no assurance that one of Evofem’s collaborators will not dispute its right to use, license or distribute such data, know-how or other intellectual property rights, and this may potentially lead to disputes, liability or termination of the collaboration.

Evofem may also be restricted under existing and future collaboration agreements from entering into agreements on certain terms with other potential collaborators and may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If that were to occur, Evofem may have to curtail the development of a particular product, reduce or delay Evofem’s development program, delay commercialization, reduce the scope of sales or marketing activities, or increase expenditures and undertake development or commercialization activities at its own expense. If Evofem elects to fund development or commercialization activities on its own, it will need to obtain additional capital, which may not be available to Evofem on acceptable terms or at all. Absent sufficient funds, Evofem may not be able to commercialize a product candidate. If Evofem enters into a collaboration agreement regarding a product or product candidate, it could be subject to, among other things, the following risks, each of which may materially harm its business, commercialization prospects and financial condition:

•	Evofem may not be able to control the amount and timing of resources that the collaborator devotes to the product development program;

•	Evofem may experience financial difficulties and thus not commit sufficient financial resources to the product development program;

•	Evofem may be required to relinquish important rights to the collaborator such as marketing, distribution and intellectual property rights;

•	a collaborator could move forward with a competing product developed either independently or in collaboration with third parties, including its competitors;

•	a collaborator could terminate the agreement (for convenience if permitted) or for its breach; or

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect Evofem’s willingness to complete its obligations under any arrangement.

As a result, a collaboration may not result in the successful development or commercialization of Evofem’s product candidates.

Evofem enters into various contracts in the normal course of its business in which Evofem indemnifies the other party to the contract. In the event Evofem has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.

In the normal course of business, Evofem periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Evofem’s academic and other research agreements, including the Rush License, Evofem typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Evofem has secured licenses, and from claims arising from Evofem’s or its sublicensees’ exercise of rights under the agreement. With respect to collaboration agreements, Evofem may have to indemnify its collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right owned by a third party. With respect to consultants, Evofem indemnifies them from claims arising from the good faith performance of their services.

If Evofem’s obligations under an indemnification provision exceed applicable insurance coverage or if Evofem were denied insurance coverage, Evofem’s business, financial condition and results of operations could be adversely affected. Similarly, if Evofem is relying on a collaborator to indemnify Evofem and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Evofem, its business, financial condition and results of operations could be adversely affected.

Risks Related to Commercialization of Evofem’s Product Candidate

Evofem currently has limited marketing and sales experience. If Evofem is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its product candidates, Evofem may be unable to generate any revenue.

Although some of its employees may have marketed, launched and sold other pharmaceutical products in the past while employed at other companies, Evofem has no experience selling and marketing its product candidates, and Evofem currently has no marketing or sales organization. To successfully commercialize any products that may result from its development programs, Evofem will need to find one or more collaborators to commercialize its products or invest in and develop these capabilities, either on its own or with others, which would be expensive, difficult and time consuming. Any failure or delay in the timely development of Evofem’s internal commercialization capabilities could adversely impact the potential for success of its products.

If commercialization collaborators do not commit sufficient resources to commercialize Evofem’s future products and Evofem is unable to develop the necessary marketing and sales capabilities on its own, Evofem will be unable to generate sufficient product revenue to sustain or grow its business. Evofem may be competing with companies that currently have extensive and well-funded marketing and sales operations, particularly in the markets its product candidates are intended to address. Without appropriate capabilities, whether directly or through third-party collaborators, Evofem may be unable to compete successfully against these more established companies.

Evofem faces competition from other medical device, biotechnology and pharmaceutical companies and its operating results will suffer if Evofem fails to compete effectively.

The medical device, biotechnology and pharmaceutical industries are intensely competitive. Significant competition among various contraceptive products already exists. Existing products have name recognition, are marketed by companies with established commercial infrastructures and with greater financial, technical and personnel resources than Evofem. In order to compete and gain market share, any new product will need to demonstrate advantages in efficacy, convenience, tolerability or safety. In addition, new products developed by others could emerge as competitors to Amphora, if approved. Such products could offer an alternative form of non-hormonal contraceptive that provides protection over longer periods of time. If Evofem is not able to compete effectively against its current and future competitors, Evofem’s business will not grow and its financial condition and operations will suffer.

Evofem’s potential competitors include large, well-established pharmaceutical companies and specialty pharmaceutical companies. These companies include Merck & Co., Inc., Allergan plc, Teva Pharmaceutical

Industries Ltd., Bayer AG, Johnson & Johnson, Cooper and Mylan Inc. Additionally, several generic manufacturers currently market and continue to introduce new generic contraceptives. There are other contraceptive product candidates in development that, if approved, would potentially compete with Amphora, including hormonal patches and hormonal vaginal rings.

Evofem’s MPT vaginal gel, its lead product candidate, Amphora, and any of its future potential product candidates, may not gain acceptance among physicians, patients or the medical community, thereby limiting Evofem’s potential to generate revenue, which will undermine its future growth prospects.

Even if Evofem’s MPT vaginal gel, Amphora or any of its future product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any new product by physicians, health care professionals and third-party payors will depend on a number of factors, including:

•	demonstrated evidence of efficacy and safety;

•	sufficient third-party insurance coverage or reimbursement;

•	effectiveness of Evofem’s or its collaborators’ sales and marketing strategy;

•	the willingness of uninsured consumers to pay for the product;

•	the willingness of pharmacy chains to stock the products;

•	the prevalence and severity of any adverse side effects; and

•	availability of alternative products.

If Evofem’s MPT vaginal gel, Amphora or any product candidate that Evofem may license, develop or sell does not provide a benefit over currently available options, that product is unlikely to achieve market acceptance and Evofem will not generate sufficient revenues to achieve profitability.

The success of Evofem’s MPT vaginal gel, its lead product candidate, Amphora, or any future contraceptive product candidate Evofem may seek to develop, will depend on the availability of contraceptive alternatives and women’s preferences, in addition to the market’s acceptance of this specific method of contraception.

The commercial success of Evofem’s MPT vaginal gel, Amphora, or any other future contraceptive product candidate Evofem may seek to develop, will depend upon the contraceptive market as well as market acceptance of this alternative method. Risks related to market acceptance include, among other things:

•	minimum acceptable contraceptive efficacy rates;

•	perceived safety differences of hormonal and/or non-hormonal contraceptive options;

•	changes in healthcare laws and regulations, including the PPCA, and its effect on pharmaceutical coverage, reimbursement and pricing, and the birth control mandate;

•	competition from new lower dose hormonal contraceptives with more favorable side effect profiles; and

•	new generic contraceptive options including a generic version of Amphora as a contraceptive.

If one or more of these risks occur it could reduce the market potential for Evofem’s MPT vagina gel, Amphora, or any future contraceptive product Evofem may seek to develop, and place pressure on Evofem’s business, financial condition, results of operation and prospects.

If Evofem suffers negative publicity concerning the safety or efficacy of Evofem’s products in development, Evofem’s reputation could be harmed and Evofem may be forced to cease development of such products.

If concerns should arise about the actual or anticipated clinical outcomes regarding the safety of any of Evofem’s product candidates, such concerns could adversely affect the market’s perception of these candidates. Such concerns could lead to a decline in investors’ expectations and a decline in the price of Evofem’s common stock.

Evofem relies, and continues to expect to rely, on market research conducted on its behalf to evaluate the potential commercial acceptance its MPT vaginal gel, lead product candidate, Amphora and other future product candidates.

Evofem has contracted with and expects to continue to contract with third parties to perform market research on its behalf. Based on the results of its market research to date, Evofem believes that Amphora, if approved, would be an attractive alternative to hormonal birth control to certain women. However, these research findings may not be indicative or predictive of actual or overall market acceptance and any future market research may not be indicative of the acceptance for another product candidate or future product candidate Evofem may develop.

The commercial success of Evofem’s MPT vaginal gel, its lead product candidate, Amphora, and any future Evofem product candidates will depend in significant measure on the label claims that the FDA or other regulatory authorities approve for the product.

The commercial success of Evofem’s MPT vaginal gel, its lead product candidate, Amphora, and any of Evofem’s future product candidates will depend in significant measure upon Evofem’s ability to obtain approval from the FDA or other regulatory authorities of labeling describing a product candidate’s expected features or benefits. Failure to achieve approval from the FDA or other regulatory authorities of product labeling containing adequate information on features or benefits will prevent or substantially limit Evofem’s advertising and promotion of such features in order to differentiate Amphora or any future product candidate from those products that already exist in the market. This failure would have a material adverse impact on Evofem’s business, financial condition, results of operation and prospects.

The proportion of the contraceptive market that is made up of generic products continues to increase, making introduction of a branded contraceptive difficult and expensive.

The proportion of the U.S. market that is made up of generic products has been increasing over time. In 2005, generic contraceptive products held 47% of prescription volume and 34% of sales and, by 2011, those values had risen to 68% and 44%, respectively. For the year ended December 31, 2016, approximately 83% of the prescription volume and approximately 43% of sales of combined hormonal contraceptives in the United States were generated by generic products. If this trend continues, it may be more difficult to introduce Amphora, if approved, or any future approved contraceptive product candidate Evofem may develop, as a branded contraceptive, at a price that will maximize its revenue and profits. Also, there may be additional marketing costs to introduce Amphora in order to overcome the trend towards generics and to gain access to reimbursement by payors. If Evofem is unable to introduce Amphora or any future approved contraceptive product candidate at a price that is commensurate with that of current branded contraceptive products, or it is unable to gain reimbursement from payors for Amphora, or if patients are unwilling to pay any price differential between Amphora and a generic contraceptive, its revenues will be limited.

Changes in healthcare laws and regulations may eliminate current requirements that health insurance plans cover and reimburse FDA-cleared or approved contraceptive products without cost sharing, which could reduce demand for products such as Amphora. Even if Amphora is approved for commercialization, Evofem management expects that Evofem’s success will be dependent on the willingness or ability of patients to pay out-of-pocket should they not be able to obtain third party reimbursement or should such reimbursement be limited.

Evofem cannot be certain that third party reimbursement will be available for Amphora, and if reimbursement is available, the amount of any such reimbursement. The Patient Protection and Affordable Care Act of 2010, or the PPACA, and subsequent regulations enacted by the Department of Health and Human Services, or DHHS, require health plans to provide coverage for women’s preventive care, including all forms of FDA-cleared or approved contraception, without imposing any cost sharing on the plan beneficiary. These regulations ensure that women who wish to use an approved form of contraception may request it from their doctors and their health insurance plan must cover all costs associated with such products. However, after the 2016 election, the U.S. Federal Government is attempting to repeal the PPACA and corresponding regulations, which would likely eliminate the requirement for health plans to cover women’s preventive care without cost sharing. Even if the PPACA is not repealed, the DHHS regulations to specifically enforce the preventive health coverage mandate could be repealed under the Congressional Review Act. Any repeal or elimination of the preventive care coverage rules would mean that women seeking to use prescribed forms of contraceptives may have to pay some portion of the cost for such products out-of-pocket, which could deter some women from using prescription contraceptive products, such as Amphora, at all. As a result, Evofem expects that its success will be dependent on the willingness of patients to pay out-of-pocket for Amphora in the event that either they do not have insurance or their insurance requires payment of a portion of Amphora by the patient, thus increasing the patient’s overall cost to use Amphora. This could reduce market demand for Amphora or any future product candidates Evofem may seek to develop, if and when they receive FDA approval, which would have a material adverse effect on its business, financial conditions, and prospects.

In the event that Evofem is successful in obtaining regulatory approval to market its MPT vaginal gel, its lead product candidate, Amphora, or a future product in the United States, revenues may be adversely affected if the product fails to obtain insurance coverage or adequate reimbursement from third-party payers and administrators in the United States.

Third-party payers and administrators, including state Medicaid programs and Medicare, have recently been challenging the prices charged for pharmaceutical and medical device products. The United States government and other third-party payers are increasingly limiting both coverage and the level of reimbursement for new drugs and medical devices. Third-party insurance coverage may not be available to patients for Amphora or any future product Evofem may seek to commercialize. If such government and other third-party payers do not provide adequate coverage and reimbursement for Amphora or such products, healthcare providers may not prescribe them or patients may ask their healthcare providers to prescribe competing products with more favorable reimbursement.

Managed care organizations and other private insurers frequently adopt their own payment or reimbursement reductions. Consolidation among managed care organizations has increased the negotiating power of these entities. Private third-party payers, as well as governments, increasingly employ formularies to control costs by negotiating discounted prices in exchange for formulary inclusion. Failure to obtain timely or adequate pricing or formulary placement for Evofem’s MPT vaginal gel, Amphora or any future product Evofem may seek to commercialize, or obtaining such pricing or placement at unfavorable pricing levels, could materially adversely affect Evofem’s business, financial conditions, results of operation and prospects.

The pharmaceutical and medical device industries are highly regulated and subject to various fraud and abuse laws, including, without limitation, the U.S. federal Anti-Kickback Statute, the U.S. federal False Claims Act and the U.S. Foreign Corrupt Practices Act.

Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect Evofem’s ability to operate include, among other things:

•	the federal healthcare programs’ anti-kickback law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

•	the Health Insurance Portability and Accountability Act of 1996, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•	the U.S. Foreign Corrupt Practices Act, which prohibits corrupt payments, gifts or transfers of value to non-U.S. officials.

The scope and enforcement of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Regulatory authorities might challenge Evofem’s current or future activities under these laws. Any such challenge could have a material adverse effect on Evofem’s reputation, business, results of operations and financial condition. In addition, efforts to ensure that Evofem’s business arrangements with third parties will comply with these laws will involve substantial costs. Any investigation of Evofem or the third parties with whom Evofem contracts, regardless of the outcome, would be costly and time consuming.

Evofem’s business may be adversely affected by unfavorable macroeconomic conditions.

Various macroeconomic factors could adversely affect Evofem’s business, its results of operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from political instability (including workforce uncertainty) and the current and future conditions in the global financial markets. For example, if inflation or other factors were to significantly increase Evofem’s business costs, it may be unable to pass through price increases to patients. The cost of importing similar products from foreign markets may affect Evofem’s sales in any domestic market.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payers and distributors to purchase, pay for and effectively distribute Evofem’s product if and when approved. Similarly, these macroeconomic factors could affect the ability of Evofem’s current or potential future third-party manufacturers, sole source or single source suppliers, licensors or licensees to remain in business, or otherwise manufacture or supply Evofem’s product candidate. Failure by any of them to remain in business could affect Evofem’s ability to manufacture Amphora or any of its future product candidates.

Risks Related to Evofem’s Business Operations

As Evofem matures and expands its sales and marketing infrastructure, it will need to expand the size of its organization. If Evofem experiences difficulties in managing this growth or fails to attract and retain management and other key personnel, it may be unable to successfully commercialize its products, develop any product candidates or otherwise implement its business plan.

As of October 20, 2017, Evofem had a total of 23 full-time employees, and uses third-party consultants to assist with research and development activities, including regulatory filings and clinical trial operations and support, sales and marketing research and programs, as well as general and administrative activities. As Evofem’s development and commercialization plans and strategies develop, Evofem expects that it will expand the size of its employee base for managerial, operational, sales, marketing, financial, regulatory affairs and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, management may have to divert a disproportionate amount of its attention away from day-to-day activities and devote a substantial amount of time to managing these growth activities, which would lead to disruptions in Evofem’s operations. Evofem cannot provide assurance that it will be able to retain adequate staffing levels to run its operations and/or to accomplish all of the objectives that it otherwise would seek to accomplish.

Evofem’s ability to compete in the highly competitive pharmaceutical and medical device industries depends upon its ability to attract and retain highly qualified managerial and key personnel. Evofem is highly dependent on its senior management, including its President and Chief Executive Officer, Saundra Pelletier, its Chief Financial Officer, Justin J. File, Kelly Culwell, M.D., its Chief Medical Officer and Russ Barrans, its Chief Commercial Officer. The loss of the services of any of these individuals could impede, delay or prevent the development and commercialization of Evofem’s product candidates, hurt its ability to raise additional funds and negatively impact its ability to implement its business plan. If Evofem loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. Evofem does not maintain “key man” insurance policies on the lives of these individuals.

Evofem might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, medical device, pharmaceutical and other businesses, particularly in the San Diego area where it is headquartered. As a result, Evofem may be required to expend significant financial resources in its employee recruitment and retention efforts, including the grant of significant equity incentive awards which would be dilutive to stockholders. Many of the other companies within the contraceptive industry with whom Evofem competes for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than Evofem does. They also may provide more diverse opportunities and better chances for career advancement. If Evofem is not able to attract and retain the necessary personnel to accomplish its business objectives or if Evofem is not able to effectively manage any future growth, it may experience constraints that will harm its ability to implement its business strategy and achieve its business objectives.

Evofem’s current or future employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards.

Evofem may become exposed to the risk of employees, independent contractors, principal investigators, consultants, suppliers, commercial partners or vendors engaging in fraud or other misconduct. Misconduct by employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors could include intentional failures such as failures: (i) to comply with FDA or other regulators’ regulations, (ii) to provide accurate information to such regulators or (iii) to comply with manufacturing standards established by Evofem and/or required by law. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws, regulations and industry guidance intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by current or future employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory or civil sanctions and serious harm to Evofem’s reputation. It is not always possible to identify and deter misconduct by employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors, and the precautions Evofem takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Evofem, and it is not successful in defending or asserting Evofem’s rights, those actions could have a significant adverse impact on its business, including the imposition of significant fines or other sanctions, and its reputation.

Evofem may be vulnerable to disruption, damage and financial obligations as a result of information technology system failures.

Despite the implementation of security measures, any of the internal computer systems belonging to Evofem or its third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Any system failure, accident, security breach or data breach that causes interruptions in its own or in third-party service vendors’ operations could result in a material disruption of its product development programs. For example, the loss of clinical study data from future clinical studies could result in delays in its or its partners’ regulatory approval efforts and significantly increase its costs in order to recover or reproduce the lost data. Further, Evofem’s information technology and other internal infrastructure systems, including firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure, which could disrupt its operations. To the extent that any disruption or security breach results in a loss or damage to Evofem’s data or applications, or inappropriate disclosure of confidential or proprietary information, it may incur resulting liability, its product development programs and competitive position may be adversely affected and the further development of its products may be delayed. Furthermore, Evofem may incur additional costs to remedy the damage caused by these disruptions or security breaches.

Risks Related to the Combined Organization

In determining whether you should approve the merger, the issuance of shares of Neothetics common stock and other matters related to the merger, as the case may be, you should carefully read the following risk factors in addition to the risks.

The combined company may never earn a profit.

Evofem and Neothetics have never generated revenue from the sale of any products and expect the combined company to incur substantial net losses for the foreseeable future. Because of the risks and uncertainties associated with identifying, licensing and advancing product candidates through clinical development, Evofem and Neothetics are unable to predict if and when the combined company may be able to commercially introduce products. These uncertainties also make it difficult to forecast the extent of any future losses or if the combined company will ever become profitable. Even if the combined company were able to obtain regulatory approval for Amphora, there is no guaranty that a commercial market for the product will develop.

The combined company will be required to raise additional funds to finance its operations and remain a going concern; the combined company may not be able to do so when necessary, and/or on acceptable terms.

The combined company’s ongoing capital requirements will depend on numerous factors related to the development of its product candidates and the sale of products obtaining regulatory approval, including: the progress and cost of research and development programs and clinical trials; the progress and cost of research and development programs of partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the costs of ongoing compliance with the FDA and other domestic and foreign regulatory agency requirements; the resources devoted to manufacturing expenditures; the ability to enter into licensing arrangements; the cost of commercialization activities and arrangements, if any, undertaken by the combined company; and, if and when approved, the demand for the combined company’s products.

Evofem and Neothetics anticipate that the combined company will need to raise additional funds through public or private financings, strategic partnerships or other arrangements. Additional equity financing would be dilutive to the combined company existing stockholders, and debt financing, if available, may involve restrictive covenants. If the combined company raises funds through collaborative or licensing arrangements, it may be required to relinquish, on terms that are not favorable to the combined company, rights to some of its technologies or product candidates that the combined company would otherwise seek to develop or commercialize. The combined company’s failure to raise capital when needed could materially harm its business, financial condition and results of operations.

The combined company expects to be heavily reliant on its ability to access funding through capital market transactions. Due to the combined company’s small public float, low market capitalization, limited operating history and lack of revenue, it may be difficult and expensive for the combined company to raise additional funds.

Evofem and Neothetics anticipate that the combined company will be heavily reliant on its ability to raise funds through the issuance of shares of its common stock or securities linked to its common stock. The combined company’s ability to raise these funds may be dependent on a number of factors, including the risk factors further described herein and the low trading volume and volatile trading price of its shares of common stock. The stocks of small cap companies in the biotechnology sector like the combined company tend to be highly volatile. The combined company expects that the price of its common stock will be highly volatile for the next several years. Even if the combined company expands its portfolio of products and product candidates, it may never successfully commercialize or monetize its current product candidate or any future product candidate that the combined company may seek to develop.

As a result, the combined company may be unable to access funding through sales of its common stock or other equity-linked securities. Even if the combined company were able to access funding, the cost of capital may be substantial due to its low market cap and its small public float. The terms of any funding the combined company is able to obtain may not be favorable to it and may be highly dilutive to its stockholders. The combined company may be unable to access capital due to unfavorable market conditions or other market factors outside of its control. There can be no assurance that it will be able to raise additional capital when needed. The failure to obtain additional capital when needed would have a material adverse effect on its business.

The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the transactions.

The unaudited pro forma financial statements contained in this proxy statement/prospectus/information statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of Neothetics and Evofem and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transactions or that have been incurred since the date of such unaudited pro forma financial statements. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the unaudited pro forma financial statements. As a result, the actual financial condition of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma financial statements. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. The unaudited pro forma financial statements can be found in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 211 of this proxy statement/prospectus/information statement.

The merger will result in changes to the combined company’s board of directors that may affect the combined company’s business strategy and operations.

The composition of the combined company’s board of directors will change as described in more detail in the section of this proxy statement/prospectus/information statement entitled “Management Following the Merger” beginning on page 188 of this proxy statement/prospectus/information statement. The newly comprised board of directors of the combined company may affect business strategies and operating decisions with respect to the combined company that may have an adverse impact on the combined company’s business, financial condition and results of operations following the completion of the transaction.

Neothetics and Evofem expect the price of the combined company’s common stock may be volatile and may fluctuate substantially following this transaction.

The stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for the combined company’s common stock may be influenced by many factors, including:

•	the results of the combined company’s efforts to discover, develop, acquire or in-license product candidates or products, if any;

•	failure or discontinuation of any of the combined company’s research programs;

•	actual or anticipated results from, and any delays in, any future clinical trials, as well as results of regulatory reviews relating to the approval of any product candidates the combined company may choose to develop;

•	the level of expenses related to any product candidates that the combined company may choose to develop or clinical development programs Evofem may choose to pursue;

•	commencement or termination of any collaboration or licensing arrangement;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and the combined company’s ability to obtain patent protection for its technologies;

•	announcements by the combined company or the combined company’s competitors of significant acquisitions, strategic partnerships, joint ventures and capital commitments;

•	additions or departures of key scientific or management personnel;

•	variations in the combined company’s financial results or those of companies that are perceived to be similar to the combined company;

•	new products, product candidates or new uses for existing products introduced or announced by the combined company’s competitors, and the timing of these introductions or announcements;

•	results of clinical trials of product candidates of the combined company’s competitors;

•	general economic and market conditions and other factors that may be unrelated to the combined company’s operating performance or the operating performance of the combined company’s competitors, including changes in market valuations of similar companies;

•	regulatory or legal developments in the United States and other countries;

•	changes in the structure of healthcare payment systems;

•	conditions or trends in the biotechnology and biopharmaceutical industries;

•	actual or anticipated changes in earnings estimates, development timelines or recommendations by securities analysts;

•	announcement or expectation of additional financing efforts;

•	sales of common stock by the combined company or its stockholders in the future, as well as the overall trading volume of the combined company’s common stock; and

•	the other factors described in this “Risk Factors” section.

In the past, following periods of volatility in companies’ stock prices, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against the combined company, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect the combined company’s business and financial condition.

If the combined company were to be delisted from NASDAQ, it could reduce the visibility, liquidity and price of its common stock.

There are various quantitative listing requirements for a company to remain listed on The NASDAQ Capital Market, including maintaining a minimum bid price of $1.00 per share. Further, upon closing of this transaction, the combined company expects to trade on the NASDAQ Capital Market. There is no guarantee that the combined company will be able to continue complying with the minimum bid price rule, the minimum equity standard or other NASDAQ requirements.

Delisting from The NASDAQ Capital Market could reduce the visibility, liquidity and price of the combined company’s common stock.

After the merger, two existing stockholders of Evofem will own a significant percentage of the combined company’s issued and outstanding common stock and will be able to exercise significant influence over matters submitted to stockholders for approval.

Upon closing of the merger (and without assuming the issuance of Neothetics common stock in the Financing and the issuance of the Neothetics Post Merger Warrants), funds affiliated with or discretionarily managed Invesco Asset Management, or Invesco, and funds affiliated with or discretionarily managed by Woodford Investment Management are expected to hold approximately 33.6% and 46.3%, respectively, of the combined company’s outstanding common stock. At or immediately following the effective time of the merger, Neothetics expects to enter into voting agreements with certain of these holders which agreements provide that the shares held by such holders in excess of 19.5% of the then issued and outstanding Neothetics common stock shall be voted in the same proportion as the shares voted by all other Neothetics stockholders (see the section entitled “Agreements Relating to the Merger — Post-Merger Voting Agreement” beginning on page 129 of this proxy statement/prospectus/information statement). Notwithstanding the voting agreements, if these stockholders were to choose to act together, they would be able to exert a significant degree of influence over matters submitted to the combined company’s stockholders for approval, as well as its management and affairs. This concentration of voting power could delay or prevent an acquisition on terms that other stockholders may desire. For example, these entities, if they choose to act together, would be able to have significant influence on the election of directors, approval of any increase in the number of shares reserved under equity incentive plans, approval of new equity incentive plans, and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets.

In addition, if Proposal No. 4 is approved, the combined entity will not be subject to or governed by Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from engaging in a “business combination”

with an “interested stockholder,” and the combined entity will be able to enter into transactions with its principal stockholders. The post-merger concentration of ownership may have the effect of delaying, preventing or deterring a change of control of the combined company, could deprive its stockholders of an opportunity to receive a premium for their common stock as part of a sale of the combined company and may materially adversely affect the market price of the combined company’s common stock.

A significant portion of the combined company’s total outstanding shares of common stock may be sold into the public market at any point, which could cause the market price of the combined company’s common stock to drop significantly, even if the combined company’s business is doing well.

Sales of a substantial number of shares of the combined company’s common stock in the public market could occur at any time. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of the combined company’s common stock. The combined company’s outstanding shares of common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act or to the extent such shares have already been registered under the Securities Act and are held by non-affiliates.

As of October 20, 2017, there were 1,555,573 shares of the Neothetics common stock subject to outstanding options, all of which have been registered on a registration statement on Form S-8. These shares can be freely sold in the public market upon exercise, except to the extent they will be held by the combined company’s affiliates, in which case such shares will become eligible for sale in the public market as permitted by Rule 144 under the Securities Act. Furthermore, as of October 20, 2017, there were 71,257 shares subject to outstanding warrants to purchase common stock. These shares will become eligible for sale in the public market, to the extent such warrants are exercised, as permitted by Rule 144 under the Securities Act. Moreover, holders of approximately 4,729,151 shares of the combined company’s common stock have rights, subject to conditions, to require the combined company to file registration statements covering their shares or to include their shares in registration statements that Neothetics or the combined company may file for itself or other stockholders. Unless held by affiliates of the combined company and as permitted by Rule 144 under the Securities Act, shares of Neothetics common stock registered pursuant to the Registration Statement on Form S-4 may be freely sold in the public market.

In addition and as further disclosed in the section entitled “Agreements Relating to the Merger — Post-Merger Registration Rights Agreement” beginning on page 128 of this proxy statement/information statement/registration statement, certain existing Evofem and Neothetics stockholders will have the registration rights set forth in the Post-Merger Registration Rights Agreement.

The combined company will have broad discretion in the use of its cash reserves and may not use them effectively.

The combined company’s management will have broad discretion to use its cash reserves, including any amounts received as a result of the Financing, and could use its cash reserves in ways that do not improve the combined company’s results of operations or enhance the value of its common stock. The failure by the combined company’s management to apply these funds effectively could result in financial losses and these financial losses could have a material adverse effect on the combined company’s business, cause the price of the combined company’s common stock to decline and delay the development of any product candidates that it may choose to develop. Pending their use, the combined company may invest its cash reserves in a manner that does not produce income or that loses value.

The combined company will be an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make the combined company’s common stock less attractive to investors.

The combined company will be an “emerging growth company,” as defined in the JOBS Act and may remain an emerging growth company through 2019. For so long as the combined company remains an emerging growth company, it will be permitted to and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements in the assessment of its internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The combined company may choose to take advantage of some, but not all, of the available exemptions. The combined company cannot predict whether investors will find its common stock less attractive if it relies on these exemptions. If some investors find the combined company’s common stock less attractive as a result, there may be a less active trading market for the combined company’s common stock and the price of the combined company’s common stock price may be more volatile.

The combined company expects to continue to incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, the combined company will be incurring and expect to continue to incur additional significant legal, accounting and other expenses in relation to its status as a public reporting company. The combined company expects that these expenses will further increase after it is no longer an “emerging growth company.” The combined company expects that it will need to hire additional accounting, finance and other personnel in connection with its continuing efforts to comply with the requirements of being a public company, and its management and other personnel will need to continue to devote a substantial amount of time towards maintaining compliance with these requirements. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission and NASDAQ have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, the combined company will be required to furnish a report by its management on its internal controls over financial reporting, including an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. However, while the combined company remains an “emerging growth company,” it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the combined company will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the combined company will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. If the combined company identifies one or more material weaknesses, this could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of its financial statements.

The combined company does not anticipate paying any cash dividends on its capital stock in the foreseeable future; capital appreciation, if any, will be your sole source of gain as a holder of the combined company’s common stock.

Neither Neothetics nor Evofem have ever declared or paid cash dividends on shares of their capital stock. The combined company currently plans to retain all of its future earnings, if any, and any cash received as a result of future financings to finance the growth and development of the combined company’s business. Accordingly, capital appreciation, if any, of the combined company’s common stock will be the sole source of gain for its common stockholders for the foreseeable future.

Provisions in the combined company’s certificate of incorporation, its bylaws or Delaware law might discourage, delay or prevent a change in control of the company or changes in its management and, therefore, depress the trading price of its common stock.

Provisions in the combined company’s certificate of incorporation, its bylaws or Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which its stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the combined company’s common stock, thereby depressing the market price of its common stock. In addition, because the combined company’s board of directors is responsible for appointing the members of its management team, these provisions might frustrate or prevent any attempts by its stockholders to replace or remove the current management by making it more difficult for stockholders to replace members of its board of directors. These provisions include the following:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the combined company’s board of directors;

•	prohibiting the combined company’s stockholders from calling a special meeting of stockholders or acting by written consent other than unanimous written consent;

•	permitting the combined company’s board to issue additional shares of its preferred stock, with such rights, preferences and privileges as they may designate, including the right to approve an acquisition or other changes in control;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the combined company’s board of directors;

•	providing that the combined company’s directors may be removed only for cause;

•	providing that vacancies on the combined company’s board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	requiring the approval of the combined company’s board of directors or the holders of a supermajority of its outstanding shares of capital stock to amend the combined company’s bylaws and certain provisions of its certificate of incorporation.

If securities analysts do not publish research or reports about the combined company’s business or if they publish negative evaluations of the combined company’s stock, the price of the combined company’s stock could decline.

The trading market for the combined company’s common stock relies in part on the research and reports that industry or financial analysts publish about the combined company or its business. The combined company does not have any control over these analysts. If one or more of the analysts covering the combined company’s business downgrade their evaluations of the combined company’s stock, the price of the combined company’s common stock could decline. In addition, if one or more of these analysts cease coverage or fail to regularly publish reports on the combined company’s business, the combined company could lose visibility in the financial markets, which in turn could cause the combined company’s common stock price or trading volume to decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Neothetics and Evofem cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:

•	the merger consideration may have greater or lesser value than at the time the Merger Agreement is signed because the exchange ratios are not adjustable based on the market price of Neothetics common stock;

•	failure to complete the merger may result in either party paying a termination fee or expenses to the other party and could harm the future business and operations of each company;

•	if the conditions to the merger are not met, the merger may not occur;

•	the merger may be completed even though material adverse changes may occur;

•	some executive officers of each company have interests in the merger that are different from yours, which may result them to support or approve the merger without regard to your interests;

•	the market price of Neothetics common stock may decline following the merger;

•	restrictions in the Merger Agreement may prevent Neothetics and Evofem from entering into a business combination with another party at a favorable price;

•	certain provisions of the Merger Agreement may discourage third parties rom submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

•	the stockholders of Evofem may receive consideration in the merger that is greater or less than fair market value of the Evofem shares due to the lack of a public market for Evofem shares;

•	if the merger does not qualify as a tax-free reorganization, the receipt of Neothetics common stock pursuant to the merger could be fully taxable to all Evofem stockholders;

•	the combined company may never earn a profit;

•	the combined company will be required to raise additional funds to finance its operations and remain a going concern; the combined company may not be able to raise additional funds when necessary, and/or on acceptable terms;

•	the combined company’s small public float, low market capitalization, limited operating history, and lack of revenue may make it difficult and expensive for the combined company to raise additional funds;

•	the pro forma financial statement may not be an indication of the combined company’s financial condition or results of operations following the completion of the transactions;

•	the merger will result in changes to the combined company’s board of directors that may affect the combined company’s business strategy and operations;

•	both companies expect the price of the combined company’s common stock may be volatile and may fluctuate substantially following this transaction;

•	if the combined company were to be delisted from NASDAQ, it could reduce the visibility, liquidity and price of its common stock;

•	after the merger, two existing stockholders of Evofem will own a significant percentage of the combined company’s issued and outstanding common stock and will be able to exercise significant influence over matters submitted to stockholders for approval;

•	a significant portion of the combined company’s total outstanding shares of common stock may be sold into the public market at any point, which could cause the market price of the combined company’s common stock to drop significantly, even if the combined company is doing well;

•	the combined company will have broad discretion in the use of its cash reserves and may not use them effectively;

•	the combined company will be an “emerging growth company,” and the reduced disclosure requirements applicable to such companies may make the combined company’s common stock less attractive to investors;

•	the combined company expects to continue to incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance initiatives and corporate governance practices;

•	the combined company does not anticipate paying any cash dividends on its capital stock in the foreseeable future;

•	provisions in the combined company’s certificate of incorporation, its bylaws or Delaware law might discourage, delay or prevent a change in control of the company or changes in its management, which may depress the price of its common stock; and

•	securities analysts’ published reports could cause a decline in the price of the combined company’s stock.

For a discussion of the factors that may cause Neothetics, Evofem or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Neothetics and Evofem to complete the merger and the effect of the merger on the business of Neothetics, Evofem and the combined organization, see section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus/information statement.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Neothetics. See section entitled “Where You Can Find More Information” beginning on page 240 of this proxy statement/prospectus/information statement.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Neothetics, Evofem or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made. Neothetics and Evofem do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF NEOTHETICS STOCKHOLDERS

Date, Time and Place

The special meeting of Neothetics stockholders will be held on [●], at the offices of DLA Piper LLP (US) located at 4365 Executive Driver, Suite 1100, San Diego, CA 92121 commencing at [●] a.m. local time. Neothetics is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the Neothetics Board for use at the Neothetics special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus/information statement is first being furnished to stockholders of Neothetics on or about [●], 2017.

Purposes of the Neothetics Special Meeting

The purposes of the Neothetics special meeting are:

1. To consider and vote upon a proposal to approve the merger and the issuance of Neothetics common stock in the merger pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 17, 2017, by and among Neothetics, Merger Sub and Evofem, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement;

2. To approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to effect a reverse stock split of Neothetics common stock in accordance with a ratio to be determined by mutual agreement of Neothetics and Evofem, and approved by the Neothetics Board, within a range of one share of Neothetics common stock for every [●] to [●] shares of Neothetics common stock (or any number in between) in the form attached as Annex D to this proxy statement/prospectus/information statement;

3. To approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to change the name “Neothetics, Inc.” to “Evofem Biosciences, Inc.” in the form attached as Annex D to this proxy statement/prospectus/information statement;

4. To approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to elect for Neothetics not to be governed by or subject to Section 203 of the DGCL in the form attached as Annex D to this proxy statement/prospectus/information statement;

5. To approve the issuance of Neothetics common stock in the Financing pursuant to the Securities Purchase Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus/information statement;

6. To consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger;

7. To consider and vote upon an adjournment of the Neothetics special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Neothetics Proposal Nos. 1, 2, 3, 4, 5, 6 and 7; and

8. To transact such other business as may properly come before the Neothetics special meeting or any adjournment or postponement thereof.

Recommendation of the Neothetics Board

The Neothetics Board has determined and believes that the merger and the issuance of shares of Neothetics common stock pursuant to the merger is in the best interests of Neothetics and its stockholders and has approved such items. The Neothetics Board recommends that Neothetics stockholders vote “FOR” Neothetics Proposal No. 1 to approve the Merger Agreement, the merger and the issuance of shares of Neothetics common stock in the merger.

The Neothetics Board has determined and believes that it is advisable to, and in the best interests of, Neothetics and its stockholders to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the proposed Reverse Stock Split, as described in this proxy statement/prospectus/information statement. The Neothetics Board recommends that Neothetics stockholders vote “FOR” Neothetics Proposal No. 2 to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the proposed Reverse Stock Split, as described in this proxy statement/prospectus/information statement.

The Neothetics Board has determined and believes that the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to change the name of Neothetics to “Evofem Biosciences, Inc.” is advisable to, and in the best interests of, Neothetics and its stockholders and has approved such name change. The Neothetics Board recommends that Neothetics stockholders vote “FOR” Neothetics Proposal No. 3 to approve the name change.

The Neothetics Board has determined and believes that the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to elect for Neothetics not to be governed by or subject to Section 203 of the DGCL is advisable to, and in the best interests of, Neothetics and its stockholders and has approved the same. The Neothetics Board recommends that Neothetics stockholders vote “FOR” Neothetics Proposal No. 4 to elect for Neothetics as the post-merger combined entity not to be governed by or subject to Section 203 of the DGCL.

The Neothetics Board has determined and believes that the Securities Purchase Agreement and the issuance of Neothetics common stock under the Securities Purchase Agreement is in the best interests of Neothetics and its stockholders, and has approved such items. The Neothetics Board recommends the Neothetics stockholders vote “FOR” Neothetics Proposal No. 5 to approve the issuance of Neothetics common stock under the Securities Purchase Agreement.

The Neothetics Board has determined and believes that the compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger is appropriate, and accordingly recommends that the Neothetics stockholders vote “FOR” Neothetics Proposal No. 6 to approve, on a non-binding advisory vote basis, such compensation.

The Neothetics Board has determined and believes that adjourning the Neothetics special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6 is advisable to, and in the best interests of, Neothetics and its stockholders and has approved and adopted the proposal. The Neothetics Board recommends that Neothetics stockholders vote “FOR” Neothetics Proposal No. 7 to adjourn the Neothetics special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6.

Record Date and Voting Power

Only holders of record of Neothetics common stock at the close of business on the record date, [●], are entitled to notice of, and to vote at, the Neothetics special meeting. At the close of business on the record date, [●] shares of Neothetics common stock were issued and outstanding. Each share of Neothetics common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Neothetics” beginning on page 232 of this proxy statement/prospectus/information statement for information regarding persons known to the management of Neothetics to be the beneficial owners of more than five percent of the outstanding shares of Neothetics common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the Neothetics Board for use at the Neothetics special meeting.

If you are a stockholder of record of Neothetics as of the record date referred to above, you may vote in person at the Neothetics special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Neothetics special meeting, Neothetics urges you to vote by proxy to ensure your vote is counted. You may still attend the Neothetics special meeting and vote in person if you have already voted by proxy. As a stockholder of record, you have the right:

•	to vote in person. Come to the Neothetics special meeting and Neothetics will give you a ballot when you arrive.

•	to vote using the proxy card. Simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Neothetics before the Neothetics special meeting, Neothetics will vote your shares as you direct.

•	to vote on the Internet. Go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [●], 2017, Pacific Time to be counted.

If your Neothetics shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Neothetics shares. If you do not give instructions to your broker, your broker can vote your Neothetics shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of The NASDAQ Stock Market on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Neothetics shares will be treated as broker non-votes. It is anticipated that Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6 will be non-discretionary items.

All properly executed proxies that are not revoked will be voted at the Neothetics special meeting and at any adjournments or postponements of the Neothetics special meeting in accordance with the instructions contained in the proxy. If a holder of Neothetics common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Neothetics Proposal No. 1 to approve the Merger Agreement, the merger and the issuance of shares of Neothetics common stock in the merger; “FOR” Neothetics Proposal No. 2 to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the proposed Reverse Stock Split; “FOR” Neothetics Proposal No. 3 to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to change the name of “Neothetics, Inc.” to “Evofem Biosciences, Inc.”; “FOR” Neothetics Proposal No. 4 to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to elect for Neothetics not to be governed by or subject to Section 203 of the DGCL; “FOR” Neothetics Proposal No. 5 to approve the issuance of Neothetics common stock pursuant to the Securities Purchase Agreement; “FOR” Neothetics Proposal No. 6 to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger; and “FOR” Neothetics Proposal No. 7 to adjourn the Neothetics special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6 in accordance with the recommendation of the Neothetics Board.

Neothetics stockholders of record may change their vote at any time before their proxy is voted at the Neothetics special meeting in one of three ways. First, a stockholder of record of Neothetics can send a written notice to the Secretary of Neothetics stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Neothetics can submit new proxy instructions either on a new proxy card or via the Internet or telephone. Third, a stockholder of record of Neothetics can attend the Neothetics special meeting and vote in person. Attendance alone will not revoke a proxy. If a Neothetics stockholder of record or a stockholder who owns Neothetics shares in “street name” has instructed a broker to vote its shares of Neothetics common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the Neothetics special meeting of the holders of a majority of the shares of Neothetics common stock outstanding and entitled to vote at the Neothetics special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Neothetics Proposal Nos. 1, 5, 6 and 7 requires the affirmative vote of the holders of a majority of the shares of Neothetics common stock having voting power present in person or represented by proxy at the Neothetics special meeting. Approval of Neothetics Proposal Nos. 2, 3 and 4 requires the affirmative vote of holders of a majority of the Neothetics common stock having voting power outstanding on the record date for the Neothetics special meeting. Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. Broker non-votes will have the same effect as “AGAINST” votes for Neothetics Proposal Nos. 2, 3 and 4. For Neothetics Proposal Nos. 1, 5, 6 and 7, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Neothetics special meeting.

As of October 20, 2017, the directors and executive officers of Neothetics owned approximately 42% of the outstanding shares of Neothetics common stock entitled to vote at the Neothetics special meeting. As of October 20, 2017, Neothetics is not aware of any affiliate of Evofem owning any shares of Neothetics common stock entitled to vote at the Neothetics special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Neothetics may solicit proxies from Neothetics stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Neothetics common stock for the forwarding of solicitation materials to the beneficial owners of Neothetics common stock. Neothetics will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Neothetics has retained Philadelphia Stock Transfer to assist it in soliciting proxies using the means referred to above. Neothetics will pay the fees of Philadelphia Stock Transfer, which Neothetics expects to be approximately $10,000, plus reimbursement of out-of-pocket expenses.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the Neothetics Board does not know of any business to be presented at the Neothetics special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the Neothetics special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 108 of this proxy statement/prospectus/information statement describe the material aspects of the merger, including the Merger Agreement. While Neothetics and Evofem believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement itself which is attached as Annex A to this proxy statement/prospectus/information statement, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” beginning on page 240 of this proxy statement/prospectus/information statement.

Background of the Merger

The terms of the Merger Agreement between Neothetics and Evofem Biosciences (together, “the companies”) and the contractual arrangements related to the Financing, are the result of extensive arm’s-length negotiations among the management teams, and representatives of the management teams, of Neothetics and Evofem, under the guidance of each company’s board of directors, and involving outside advisors retained by each of the companies. From the beginning of the process, Neothetics followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential merger partners in a broad and inclusive manner. Throughout the process, the Neothetics Board took affirmative steps to deal with potential conflicts of interest by establishing the Strategic Committee, comprised of two independent directors of Neothetics. Additionally, the Neothetics directors who had potential conflicting interests with respect to certain potential candidates disclosed their interests to the Neothetics Board, recused themselves from meetings, refrained from participating directly in price negotiations with potential candidates with whom they had some affiliation, and left discussions and decisions regarding the strategic process to our Strategic Committee, whose members had no such affiliation. The following is a summary of the background of the process, the negotiations, the merger, the Financing, and related transactions, including the circumstances surrounding Neothetics’ decision to review strategic alternatives available to it.

On June 24, 2017, the Operating Committee of the Neothetics Board, members of senior management and representatives of Neothetics’ outside legal counsel, DLA Piper LLP (US), or DLA, met to review and discuss the results from its Phase 2 proof-of-concept trial, LIPO-202-CL-31, for the reduction of submental subcutaneous fat. The study did not demonstrate improvement on any efficacy measurements or separation from placebo.

On June 26, 2017, Neothetics announced that the top-line safety and efficacy results from its Phase 2 proof-of-concept trial, LIPO-202-CL-31, for the reduction of submental subcutaneous fat, did not demonstrate improvement on any efficacy measurements or separation from placebo.

On June 26 and 27, 2017, at the request of several members of the Neothetics Board, Ms. Knudson met informally with several investment banks regarding their potential engagement as a financial advisor to Neothetics for a potential strategic process.

On June 29, 2017, the Neothetics Board, Ms. Knudson and representatives of DLA met with representatives of Oppenheimer to discuss Oppenheimer’s qualifications, capability and experience as a financial advisor.

On June 30, 2017, the Neothetics Board, Ms. Knudson and representatives of DLA met with representatives of H.C. Wainwright and Co., to discuss their qualifications, capability and experience as a financial advisor. After a representative from DLA described the Neothetics Board’s fiduciary duties in connection with an evaluation of strategic alternatives, the Neothetics Board discussed Neothetics’ strategic options. Based upon the results of the Phase 2 proof-of-concept trial, the Neothetics Board concluded a strategy to move forward with its current development candidates was not feasible, and the Neothetics Board and members of senior management discussed strategic alternatives as well as the potential engagement of an investment bank to serve as a financial advisor to the company. Following the meeting with H.C. Wainwright and Co., the Neothetics Board directed management to negotiate an engagement agreement with Oppenheimer to serve as the exclusive financial advisor for a potential strategic transaction.

On July 10, 2017, Neothetics executed an engagement agreement with Oppenheimer to serve as the exclusive financial advisor to the Strategic Committee. Also on July 10, 2017, Neothetics announced the initiation of a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination or partnership and that Neothetics had engaged Oppenheimer, to act as the exclusive financial advisor to the Strategic Committee for this process. Neothetics also announced a reduction in workforce and operational changes to decrease cash expenditures.

On July 11, 2017, the Neothetics Board, Ms. Knudson, representatives of DLA and representatives of Oppenheimer, met to review and discuss materials prepared by Oppenheimer. Representatives of Oppenheimer presented to the Neothetics Board the anticipated process, initial potential candidates, and the proposed transaction timeline, and an extensive discussion ensued, including substantial discussion regarding the process timeline. Representatives of Oppenheimer noted that a number of additional parties would likely initiate inquiries following the Neothetics press release on July 10, 2017. Beginning on July 11, 2017, inbound emails and calls were received by Neothetics and Oppenheimer by additional interested parties. Neothetics directed any and all inquiries to representatives of Oppenheimer. By August 1, 2017, Oppenheimer had identified or received unsolicited contact from a total of 36 companies. Representatives of Oppenheimer, Ms. Knudson and representatives of DLA prepared, delivered and executed nondisclosure agreements with many of the interested parties. During the period from July 11, 2017 to August 1, 2017, representatives of Oppenheimer and Ms. Knudson conducted initial diligence on certain of the interested companies, focusing on product pipeline, market opportunity, management team, capitalization, and overall ability to proceed with a potential business combination within the contemplated timeframe.

On July 18, 2017, several members of the Neothetics Board, Ms. Knudson, representatives of DLA and representatives of Oppenheimer met informally to discuss the screening process, as well as anticipated timing of the solicitation of bids. A total of 29 potential partners were presented and discussed, 26 of which had been contacted by representatives of Oppenheimer, including the exchange of seven nondisclosure agreements, two of which had been executed. The purpose of this screening was to rank the companies categorically. The companies were ranked in categories A, B and C with A being the potential strongest contenders and C being the weakest, with six companies included in “Category A.” After a representative from DLA described the Neothetics Board’s fiduciary duties in connection with a strategic process, the members of the Neothetics Board present at the meeting reviewed the diligence process, including the number of companies identified independently, the number of companies considered following an unsolicited indication of interest, the criteria utilized in the evaluation and the resulting categorical determinations. Following a discussion with representatives of Oppenheimer on the process and resulting categorical determination, the members of the Neothetics Board present at the meeting directed Oppenheimer to initiate the bid process solicitation for all companies under consideration.

Between July 18, 2017 and July 25, 2017, representatives of Oppenheimer contacted representatives of Evofem and Parties A, B, C, D and E, the companies included in “Category A” to conduct further discussions and deliver initial bid process letters. In addition, representatives of Oppenheimer contacted 27 additional companies, including the companies included in Categories B and C as well as seven new companies. In connection with outreach and in response to the discussion with the contacted companies, Oppenheimer delivered and had executed 20 nondisclosure agreements with parties continuing to express interest. Following execution of the nondisclosure agreements, Oppenheimer delivered to the 20 interested parties initial bid process letters requesting companies to submit their bids by August 1, 2017. On July 25, 2017, the Neothetics Board, Ms. Knudson, representatives of DLA and representatives of Oppenheimer, met to discuss the outreach process, including the parties contacted, timelines and overall progress. A total of 7 interested parties were included as

“Category A” candidates. Following the meeting, Oppenheimer, in consultation with Ms. Knudson, continued its outreach to the identified companies. In addition, Oppenheimer contacted three additional candidates, each of whom executed a nondisclosure agreement and were subsequently provided with an initial bid process letter and instructions to provide their bids by August 1, 2017.

On August 1, 2017, the Neothetics Board, Ms. Knudson, representatives of DLA and representatives of Oppenheimer met to discuss the solicitation of bids and continuing outreach process. Representatives of Oppenheimer provided an overview of the 36 identified companies, including a detailed discussion of the three new companies to the process since the meeting on July 25, 2017. Representatives of Oppenheimer discussed their outreach process to the Neothetics Board, including an overview of the 23 companies continuing to express interest, each of whom executed a nondisclosure agreement following which initial bid process letters were delivered. Representatives of Oppenheimer informed the Neothetics Board that initial indications of interest had been received from 13 of the parties and that 14 parties had either declined to submit a bid, not yet responded to the initial bid process letter or not responded to the request for a nondisclosure agreement. Representatives of Oppenheimer discussed with the Neothetics Board the evaluation criteria utilized, previously outlined at the July 25, 2017 meeting, the bid process and initial discussions with the candidates, and evaluated the bids currently submitted. Following the discussion, representatives of Oppenheimer presented five companies considered as “Category A” candidates, each of whom had submitted initial bids for consideration. After a representative from DLA described the Neothetics Board’s fiduciary duties in connection with a strategic process, the Neothetics Board reviewed the companies and bids in detail in order to evaluate which bids might provide Neothetics stockholders the best value. Following the discussion, the Neothetics Board determined to proceed with negotiations with the “Category A” companies. The Neothetics Board directed members of senior management and Neothetics outside product development consultants to perform additional due diligence on the “Category A” companies, referred to herein as Evofem, Companies A, B, C and D, and arrange for introductory diligence calls involving the Neothetics Board and representatives of the respective companies.

On August 2, 2017, members of senior management and its development consultants conducted additional due diligence on Evofem and Companies A, B, C and D. On August 2, 2017, the Neothetics Board, members of senior management, Neothetics’ outside development consultants, representatives of DLA and representatives of Oppenheimer, held an initial diligence call with each of Evofem and Company B, at which the respective companies presented to the Neothetics Board an overview of their product pipeline, stage of clinical development, management team and capitalization.

On August 3, 2017, the Neothetics Board, members of senior management, Neothetics’ outside development consultants, representatives of DLA and representatives of Oppenheimer, held an initial diligence call with each of Companies A and C, at which the respective companies presented to the Neothetics Board an overview of their product pipeline, stage of clinical development, management team and capitalization.

On August 4, 2017, Ms. Knudson met with the chief executive officer and chief financial officer of Company B to further discuss Company B’s development pipeline, management team, near term value inflection milestones and overall capitalization.

On August 7, 2017, Ms. Knudson contacted the chief executive officer of Company A to further discuss Company A’s development pipeline, management team, near term value inflection milestones and overall capitalization.

On August 8, 2017, the Neothetics Board, members of senior management, Neothetics’ outside development consultants, representatives of DLA and representatives of Oppenheimer, held an initial diligence call with Company D, at which Company D presented to the Neothetics Board an overview of its product pipeline, stage of clinical development, management team and capitalization.

On August 11, 2017, Ms. Knudson contacted the chief financial officer of Company D to further discuss the company’s development pipeline, management team, near term value inflection milestones and overall capitalization.

On August 11, 2017, the Neothetics Board, members of senior management, representatives of DLA and representatives of Oppenheimer held a telephonic meeting of the Neothetics Board to review the diligence process. A representative from DLA described the Neothetics Board’s fiduciary duties in connection with a strategic process and recommend that, in light of the potential conflicts of interest for certain members of the Neothetics Board with respect to Companies A and D under consideration, the Neothetics Board should establish a strategic transaction committee consisting solely of directors with no potential conflicts of interest in respect of the current targets. Following a discussion, the Neothetics Board approved the establishment of the Strategic Committee. The Neothetics Board, following a separate discussion of the Strategic Committee, and in light of the bids received, determined to continue discussions with each of the five companies under consideration.

On August 14, 2017, Oppenheimer delivered the final bid process letter together with a draft merger agreement to Companies A, B, and D.

On August 17, 2017, the Strategic Committee, members of senior management, representatives of DLA, and representatives of Oppenheimer, held an additional diligence call with Company B during which representatives of Company B presented a detailed overview of the company including pipeline, development data, milestones, management team, board of directors, cash position, operating expenses and current financing plans.

On August 24, 2017, the Strategic Committee, members of senior management, its outside development consultants, representatives of DLA and representatives of Oppenheimer, held an additional diligence call with representatives of Company A. Representatives of Company A’s team presented a detailed overview of the company including pipeline, development data, milestones, management team, board of directors, cash position, runway and near term financing plans. Neothetics participants asked many questions during the call.

On August 25, 2017, the Strategic Committee, members of senior management, its outside development consultants, representatives of DLA and representatives of Oppenheimer, held a diligence call with Company D. Company D’s team presented a detailed overview of the company including pipeline, development data, milestones, management team, board of directors, cash position, runway and near term financing plans. Following the presentation, the Strategic Committee, Ms. Knudson and representatives of DLA met to discuss the companies under consideration. After a representative from DLA described the Strategic Committee’s fiduciary duties in connection with evaluating the various indications of interest, the Strategic Committee evaluated the companies under consideration based upon the bids received and diligence completed and discussed which companies currently presented the best value to Neothetics stockholders in a business combination transaction and determined that, at the present time, a business combination with Company A on the terms included in its submitted bid presented the best value to Neothetics stockholders. The Strategic Committee determined to proceed with negotiations with Company A while continuing diligence and discussions with Companies B and D. The Strategic Committee directed Oppenheimer to contact Company A in order to notify Company A that is was currently the lead candidate Neothetics would move forward in the process. As well, Ms. Knudson was to follow up with Company A after confirmation from Oppenheimer of being contacted.

On August 25, 2017, representatives of Oppenheimer contacted Company A to inform Company A of the Neothetics Board determination and discuss the terms of a business combination. Ms. Knudson subsequently contacted the chief executive officer of Company A to discuss the process and timeline to negotiate and execute a definitive merger agreement, including negotiation of the related documents, additional diligence items and other actions necessary to enter into the definitive agreement. During this discussion the chief executive officer of Company A informed Ms. Knudson that he was conferring with management and his board of directors regarding Company A’s proposed financing plan which would be completed in connection with the transaction and would contact Ms. Knudson on August 28, 2017 following his internal discussion. Ms. Knudson promptly informed the Neothetics Board of the result of the conversation.

On August 28, 2017, the chief executive officer of Company A called Ms. Knudson to discuss Company A’s financing options in connection with a proposed business combination, including Company A’s concerns about its ability to secure adequate financing to support the company through its near-term value inflection points. The chief executive officer of Company A discussed that management and the board of directors of Company A had significant doubts as to whether Company A’s involvement in a potential business combination would be viable at this time and agreed to inform Ms. Knudson of Company A’s decision by August 30, 2017. Ms. Knudson promptly informed the Neothetics Board of the conversation.

On August 30, 2017, the chief executive officer of Company A contacted Ms. Knudson to inform her that Company A had determined not to continue with a potential business combination. Following the conversation, on August 30, 2017, Ms. Knudson contacted the Neothetics Board, including the Strategic Committee, representatives of DLA and representatives of Oppenheimer, to discuss Company A’s decision to remove themselves from consideration. Ms. Knudson and representatives of Oppenheimer led a discussion considering the other candidates for a potential combination, including a recommendation to reengage Evofem and to continue to engage Companies B and D. After a representative from DLA described the Neothetics Board’s fiduciary duties in connection with a strategic process, the Strategic Committee instructed Ms. Knudson and Oppenheimer to submit final bid process letters to Evofem.

On August 31, 2017, Oppenheimer delivered the final bid process letter together with a draft merger agreement to Evofem. Ms. Knudson contacted Saundra Pelletier, chief executive officer of Evofem, and Ms. Pelletier confirmed Evofem remained interested in pursuing a business combination. Ms. Knudson asked that Evofem submit to Oppenheimer an improved bid for consideration. The Strategic Committee also instructed Ms. Knudson and representatives of Oppenheimer to request Companies B and D improve their previously submitted indications of interest.

On September 1, 2017, Company B submitted a revised bid to representatives of Oppenheimer. Representatives of Oppenheimer informed Ms. Knudson of the terms of the revised bid who promptly informed the Neothetics Board. Also on September 1, 2017, Company D informed Oppenheimer that Company D’s prior bid was their best and final offer.

On September 5, 2017, the Strategic Committee, the other members of the Neothetics Board, members of senior management, its development consultants, representatives of DLA and representatives of Oppenheimer, held an additional diligence session with Evofem. Representatives of Evofem presented a detailed overview of the company including pipeline, development data, milestones, management team, board of directors, cash position, operating expenses and near term financing plans. Following the diligence session, representatives of RBC Capital, financial advisor to Evofem, submitted a revised bid as well as a detailed response to the draft merger agreement.

On September 8, 2017, the Strategic Committee, Ms. Knudson, representatives of DLA and representatives of Oppenheimer, met informally to review the bids from Evofem and Companies B and D as well as review the detailed information of each candidate. The Strategic Committee instructed Oppenheimer and Ms. Knudson to request from each of the companies additional diligence information, including current cash positions, financing plans both in connection with a business combination and following any such combination in order to fund ongoing clinical development, and the impact of any such financing plans on the proposed ownership percentages described in the companies’ respective bids. Following the meeting, representatives of Oppenheimer and Ms. Knudson contacted each of the companies for the requested information. In addition, on September 7, 2017, DLA provided comments to the draft merger agreement to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or Mintz, counsel to Evofem.

On September 10, 2017, the Strategic Committee, the other members of the Neothetics Board, Ms. Knudson, representatives of DLA and representatives of Oppenheimer held a telephonic meeting to review each of the companies after evaluating the impact of the intended financing options in connection with business combination and determine if there was sufficient data to support moving forward with a company as the lead contender in the process. A representative from DLA described the Strategic Committee’s fiduciary duties in connection with evaluating the various indications of interest and the comments received to the draft merger agreement from the various parties submitting bids. The Strategic Committee determined to proceed in negotiations with Evofem. Following the meeting, on September 10, 2017, representatives of Oppenheimer contacted Companies B and D to notify each company that they would not be moving forward in the process at this time.

On September 12, 2017, the Neothetics Board, Ms. Knudson and representatives of DLA met to discuss general company business. At the meeting, Ms. Knudson and representatives of DLA also provided the Neothetics Board a brief update on actions, process and timeline to finalize a definitive merger agreement. Also on September 12, 2017, Mintz provided additional comments to the draft merger agreement to DLA.

On September 13, 2017, Ms. Knudson, representatives from DLA, members of Evofem’s senior management, including Ms. Pelletier and Justin J. File, the chief financial officer of Evofem, and representatives of Mintz met to review the process, documentation and timelines to reach a definitive merger agreement. The parties also discussed the comments on the draft merger agreement provided by Mintz on September 12, 2017. The parties discussed Evofem’s current capitalization structure, including the impact of certain outstanding warrants on the post-merger ownership percentages of the combined company.

From September 13, 2017 until the execution of the definitive merger agreement on October 17, 2017, the companies and their respective advisors exchanged numerous drafts of the Merger Agreement and numerous messages and calls regarding due diligence matters and engaged in negotiations and discussions regarding the terms and conditions of the Merger Agreement. Significant areas of negotiation included the treatment of Neothetics’ and Evofem’s outstanding equity instruments, the post-closing capitalization of the combined company, including the amended and restated warrant, the terms of the Financing, the definition of the common stock exchange ratio and preferred stock exchange ratio, and the amount and triggers for the possible reimbursement of expenses and the payment of termination fees. Also during this time, Ms. Knudson and Ms. Pelletier had a series of meetings to negotiate the treatment of certain Evofem warrants in the merger.

On September 23, 2017, the Neothetics Board held a telephonic meeting with Ms. Knudson and representatives of DLA present. The Neothetics Board discussed, among other things, the progress of negotiations with Evofem, open issues and the potential timeline to execution of a definitive agreement. The Neothetics Board also discussed strategic alternatives in the event that a definitive agreement was unable to be reached on acceptable terms within the contemplated timeline.

On October 3, 2017, several members of the Neothetics Board, Ms. Knudson and representatives of DLA held an informal telephonic conference during which the parties discussed the progress of negotiations with Evofem, open issues and the potential timeline to execution of a definitive agreement.

On October 12, 2017, representatives of Neothetics, DLA, Evofem and Mintz met to discuss the remaining open items in the Merger Agreement. Following the meeting, the Merger Agreement was submitted to the Evofem Board and the Strategic Committee for review and approval.

On October 16, 2017, the Strategic Committee, the other members of the Neothetics Board, Ms. Knudson, representatives of DLA and representatives of Oppenheimer met to discuss the proposed merger agreement terms and related documents. At this meeting, representatives of Oppenheimer reviewed with the Neothetics Board and the Strategic Committee its financial analyses of the fairness, from a financial point of view, to Neothetics of the merger consideration to be paid by Neothetics in the merger and delivered to the Strategic Committee its oral opinion, to the effect that and subject to the various assumptions, qualifications and limitations set forth in its opinion, as of that date, the merger consideration to be paid by Neothetics in the merger was fair, from a financial point of view, to Neothetics. Also, at this meeting, representatives of DLA reviewed the terms of the proposed merger agreement and other transaction agreements, including conditions to closing, termination rights and any fees associated with terminations under circumstances, and Neothetics’ limited right to continue negotiations with other interested parties. After a representative from DLA described the Strategic Committee’s fiduciary duties, the Strategic Committee discussed the transaction, including Evofem’s business and the proposed terms of the merger agreement and Financing. The Strategic Committee unanimously voted to approve the Merger Agreement, the merger, the issuance of shares of Neothetics common stock to Neothetics stockholders pursuant to the terms of the Merger Agreement and the Financing, the change of control of Neothetics, and the other actions contemplated by the Merger Agreement.

On October 17, 2017, each of Evofem, Neothetics, and Merger Sub executed and delivered the merger agreement, effective as of October 17, 2017. Later on October 17, 2017, Evofem and Neothetics issued a joint press release announcing the execution of the merger agreement and the proposed transaction.

Neothetics Reasons for the Merger

The Strategic Committee considered the following factors in reaching its conclusion to approve and adopt the Merger Agreement and the transactions contemplated thereby and to recommend that the Neothetics stockholders approve the merger, adopt the Merger Agreement and approve the other transactions contemplated by the Merger Agreement, including the issuance of shares of Neothetics common stock in the merger, all of which the Strategic Committee viewed as supporting its decision to approve the business combination with Evofem:

•	The Strategic Committee believes, based in part on the judgment, advice and analysis of Neothetics management with respect to the potential strategic, financial and operational benefits of the merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Evofem), that:

•	the combined organization will be a clinical-stage women’s healthcare company that develops and commercializes novel products;

•	Evofem has an ongoing Phase III study of Amphora as a vaginal contraceptive — AMPOWER;

•	the combined organization will be led by experienced senior management from Evofem and a board of directors of six members designated by Evofem and one member designated by Neothetics;

•	Evofem has delivered support agreements from certain of its stockholders, representing approximately 68% of Evofem’s outstanding capital stock on an as converted basis, in which each such individual or entity has agreed to vote in favor of the Merger Agreement and the related transactions; and

•	the combined company’s ability to continue listing on The NASDAQ Capital Market.

•	The Strategic Committee also reviewed with the management of Neothetics the current plans of Evofem for developing its product candidates to confirm the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus initially on the continued development of its product candidates. The Strategic Committee also considered the possibility that the combined organization would be able to take advantage of the potential benefits resulting from the combination of Neothetics and Evofem to raise additional funds in the future.

•	The Strategic Committee considered the opportunity as a result of the merger for Neothetics stockholders to participate in the potential value that may result from development of the Evofem product candidate portfolio and the potential increase in value of the combined organization following the merger.

•	The Strategic Committee concluded that the merger would provide the existing Neothetics stockholders with a significant opportunity to participate in the potential increase in value of the combined organization following the merger.

•	The Strategic Committee considered the analyses of Oppenheimer, and its opinion to the Strategic Committee as to the fairness, from a financial point of view and as of the date of such opinion, to

Neothetics of the merger consideration to be paid by Neothetics in the merger, as more fully described below under the caption “The Merger — Opinion of Oppenheimer & Co., Inc. as Neothetics’ Financial Advisor.”

•	The Strategic Committee also reviewed various factors impacting the financial condition, results of operations and prospects for Neothetics, including:

•	the strategic alternatives of Neothetics to the merger, including potential transactions that could have resulted from discussions that Neothetics’ management conducted with other potential merger partners;

•	the consequences of the negative results from the LIPO-202 clinical trial, and the likelihood that the resulting circumstances for the company would not change for the benefit of the Neothetics stockholders in the foreseeable future on a stand-alone basis;

•	the risks associated with, and the uncertain value, timing and costs to stockholders of, liquidating Neothetics or effecting a sale of all or some of its assets and thereafter distributing the proceeds;

•	the risks of continuing to operate Neothetics on a stand-alone basis, including Neothetics’ current financial situation, the need to rebuild the company’s product candidate development programs, infrastructure and management to continue its operations; and

•	the risks associated with Neothetics’ inability to maintain its listing on The NASDAQ Capital Market without completing the merger.

The Strategic Committee also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

•	the fact that immediately following the consummation of the merger and completion of the Financing, Evofem stockholders will own approximately 87% of the issued and outstanding common stock of Neothetics, with Neothetics stockholders whose shares of Neothetics stock will remain outstanding after the merger, holding approximately 13% of the issued and outstanding common stock of Neothetics;

•	the final exchange ratio used to establish the number of shares of Neothetics common stock to be issued in the merger is based upon Neothetics’ capitalization numbers immediately prior to the consummation of the merger; however, the estimated exchange ratios contained in this proxy statement/prospectus/information statement are based upon Neothetics’ capitalization numbers immediately prior to the date of this proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of Neothetics common stock prior to the consummation of the merger;

•	the limited number and nature of the conditions to the Evofem obligation to consummate the merger, including the absence of any financing contingency, and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

•	the respective rights of, and limitations on, Neothetics and Evofem under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Neothetics or Evofem receive a superior proposal;

•	the reasonableness of the potential termination fee payable by Neothetics under certain circumstances of $1.5 million or the reasonableness of the potential termination fee payable by Evofem under certain circumstances of $1.5 million;

•	the Support Agreements, pursuant to which certain stockholders of Evofem agreed to vote all of their shares of Evofem capital stock in favor of adoption of the Merger Agreement; and

•	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Strategic Committee also considered a variety of risks and other countervailing factors related to entering into the merger, including:

•	the $1.5 million termination fee that may be payable to Evofem upon the occurrence of certain events, and the potential effect of such termination fee or reimbursement of transaction expenses in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Neothetics stockholders;

•	the substantial expenses to be incurred in connection with the merger;

•	the possible volatility, at least in the short term, of the trading price of the Neothetics common stock resulting from the merger announcement;

•	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of Neothetics;

•	the risk to Neothetics’ business, operations and financial results in the event that the merger is not consummated;

•	the strategic direction of the continuing entity following the completion of the merger, which will be determined by a board of directors, a majority of which will initially designated entirely by Evofem;

•	the fact that the merger would give rise to substantial limitations on the utilization of Neothetics’ NOLs; and

•	various other risks associated with the combined organization and the merger, including those described in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus/information statement.

The foregoing information and factors considered by the Strategic Committee are not intended to be exhaustive but are believed to include all of the material factors considered by the Strategic Committee . In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Strategic Committee did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Strategic Committee may have given different weight to different factors. The Strategic Committee conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Neothetics management team and the legal and financial advisors of Neothetics, and considered the factors overall to be favorable to, and to support, its determination.

Evofem Reasons for the Merger

The following discussion sets forth material factors considered by the Evofem Board in reaching its determination to authorize the Merger Agreement and approve the merger; however, it may not include all of the factors considered by the Evofem Board. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the merger, the Evofem Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Evofem Board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it.

In the course of reaching its decision to approve the merger, the Evofem Board consulted with its senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	the Evofem Board’s belief, after reviewing the various alternative transactions that were considered by the Evofem Board and the likelihood of achieving any of these alternative transactions, that currently no alternatives to the merger were reasonably likely to create greater value for Evofem’s stockholders than the merger;

•	the expectation that the merger and the concurrent Financing would be a more time and cost effective means to access capital than other alternatives considered, including an initial public offering of Evofem’s common stock and additional financings of Evofem as a non-publicly traded entity;

•	the potential for access to public capital markets following the merger, including sources of capital from a broader range of investors to support the clinical development of Evofem’s product candidate than it could otherwise obtain if it continued to operate as a privately-held company;

•	historical and current information concerning Evofem’s business, including its financial performance and condition, operations, ongoing clinical trial efforts for its current product candidate, management and prospective competitive position;

•	the cash resources of the combined company expected to be available at the closing of the merger relative to the anticipated burn rate of the combined company;

•	the potential to provide Evofem’s current stockholders with greater liquidity by owning stock in a public company;

•	the fact that the shares of Neothetics common stock issued to Evofem stockholders will be registered pursuant to a registration statement on Form S-4 by Neothetics and will become freely tradable for Evofem’s stockholders who are not affiliates of Evofem and who are not party to the Lock-Up Agreements;

•	the ability to obtain a NASDAQ listing and the fact that Neothetics will change its name to “Evofem Biosciences, Inc.” upon the closing of the merger;

•	the competitive market conditions private companies currently face when seeking exchange traded merger or business combination partners;

•	the belief, after conducting due diligence, that Neothetics had comparatively fewer and less significant ongoing obligations and material liabilities when compared to other potential exchange traded merger and business combination partners;

•	the likelihood that the merger will be consummated on a timely basis; and

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

•	the determination by the Evofem Board that an exchange ratio that is not subject to adjustment based on trading prices or on Neothetics’ closing cash balance is appropriate to determine relative percentage ownership of Neothetics’ and Evofem’s security holders immediately following the merger;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Evofem stockholders will not generally recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Evofem capital stock for Neothetics common stock pursuant to the merger;

•	the Support Agreements, pursuant to which certain stockholders of Evofem, have agreed, solely in their capacity as stockholders of Evofem, to vote all of their shares of Evofem capital stock in favor of the adoption or approval, respectively, of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the conclusion of the Evofem Board that the potential termination fee of $1.5 million, or in some situations the reimbursement of certain transaction expenses incurred in connection with the transactions contemplated by the Merger Agreement of up to $250,000, payable by Neothetics to Evofem, and the circumstances when such fees may be payable, were reasonable; and

•	the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations in these agreements, were reasonable in light of the entire transaction.

The Evofem Board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

•	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of Evofem and the ability of Evofem to obtain financing in the future in the event the merger is not completed;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the substantial expenses to be incurred in connection with the merger;

•	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing;

•	the additional public company expenses and obligations that Evofem’s business will be subject to following the merger to which it has not previously been subject; and

•	various other risks associated with the combined company and the merger, including the risks described in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus/information statement.

The Evofem Board weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Evofem Board approved and authorized the Merger Agreement and the transactions contemplated thereby, including the merger.

Interests of the Evofem Directors and Executive Officers in the Merger

In considering the recommendation of the Evofem Board with respect to adopting the Merger Agreement, Evofem stockholders should be aware that certain members of the board of directors and executive officers of Evofem have interests in the merger that may be different from, or in addition to, interests they may have as Evofem stockholders. The Evofem Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement, the merger and related transactions, and to recommend that the Evofem stockholders sign and return the written consent as contemplated by this proxy statement/prospectus/information statement.

Ownership Interests

Restricted Common Stock and Restricted Common Stock Unit Awards

Certain of Evofem’s executive officers and directors currently hold shares of Evofem unvested restricted common stock and restricted common stock unit awards as set forth below. In connection with the merger, and as an inducement for Neothetics to enter into the Merger Agreement, these executive officers have entered into agreements pursuant to which these shares of Evofem restricted common stock will be cancelled prior to and contingent upon the completion of the merger.

Name and Title	Shares of Evofem Restricted Common Stock	Restricted Evofem Common Stock Units
Thomas Lynch, Chairman of the Board	—	100,000
Saundra Pelletier, Chief Executive Officer	3,259,091	—
Justin J. File, Chief Financial Officer	1,400,000	—
Kelly Culwell M.D., Chief Medical Officer	50,000	—
Russ Barrans, Chief Commercial Officer	50,000	—

Preferred Stock

Thomas Darden, a member of the Evofem Board, is the managing member of an Evofem stockholder, Brickhaven II, LLC. As of October 20, 2017, Brickhaven II, LLC held 8,179,897 shares of Evofem common stock and 707,557 shares of Evofem Series C Preferred Stock. Each share of Evofem Series C Preferred Stock will convert into one share of Evofem common stock immediately prior to the completion of the merger. See the section entitled “Principal Stockholders of Evofem” beginning on page 235 of this proxy statement/prospectus/information statement.

Stock Options

Certain of Evofem’s directors and executive officers hold options to purchase shares of Evofem common stock, which, pursuant to the Merger Agreement, will be converted into options to purchase shares of Neothetics common stock. In connection with the conversion of the options, the number of shares subject to the options and the option exercise prices will be adjusted pursuant to the terms of the Merger Agreement. The number of shares subject to each option will be multiplied by the common stock exchange ratio, rounding any resulting fractional shares down to the nearest whole share, and the exercise price of each option will be divided by the common stock exchange ratio, rounding up to the nearest whole cent.

Optionholder Name	Grant Date	Expiration Date	Exercise Price ($)	Number of Shares of Common Stock Underlying Option as of October 20, 2017	Number of Shares Vested as of October 20, 2017
Saundra Pelletier	6/3/2013	6/3/2023	2.05	261,784	261,784
	9/28/2016	9/28/2026	1.19	430,000	235,000
	9/28/2016	9/28/2026	1.19	320,000	140,000
	9/28/2016	9/28/2026	1.19	420,000	125,000
	9/28/2016	9/28/2026	1.19	80,000	—
	9/28/2016	9/28/2026	1.19	389,404	389,404
Justin J. File	9/28/2016	9/28/2026	1.19	180,000	110,000
	9/28/2016	9/28/2026	1.19	320,000	140,000
	9/28/2016	9/28/2026	1.19	325,000	100,000
	9/28/2016	9/28/2026	1.19	75,000	—
Kelly Culwell, M.D.	9/28/2016	9/28/2026	1.19	13,750	13,750
	9/28/2016	9/28/2026	1.19	286,250	136,250
Russ Barrans	9/28/2016	9/28/2026	1.19	150,000	75,000
	9/28/2016	9/28/2026	1.19	50,000	12,500
David R. Friend, Ph.D.	9/28/2016	9/28/2026	1.19	140,000	87,500
	3/8/2017	3/8/2017	1.12	40,000	—
Thomas Lynch	10/13/2016	10/13/2026	1.19	150,000	150,000
Natalie Douglas	3/8/2017	3/8/2027	1.12	30,000	7,500
Colin Rutherford	3/8/2017	3/8/2027	1.12	30,000	7,500
Simon Best	3/8/2017	3/8/2027	1.12	30,000	7,500
Thomas Darden II	3/8/2017	3/8/2027	1.12	30,000	7,500

Management Following the Merger

As described elsewhere in this proxy statement/prospectus/information statement, including in the section entitled “Management Following the Merger” beginning on page 188 of this proxy statement/prospectus/information statement, certain of Evofem’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the merger.

Indemnification and Insurance

Under the Merger Agreement, from and after the closing of the merger, Neothetics must fulfill and honor in all respects the obligations of Evofem and Neothetics existing prior to the date of the Merger Agreement to indemnify Evofem’s and Neothetics’ present and former directors and officers and their heirs, executors and assigns.

In accordance with the Merger Agreement, the certificate of incorporation and bylaws of Evofem, as the surviving corporation in the merger, shall contain provisions at least as favorable with respect to indemnification and elimination of liability for monetary damages as are presently set forth in the certificate of incorporation and bylaws of Evofem, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Evofem and Neothetics shall not be amended, repealed or otherwise modified for a period of six years’ time from the closing of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the closing of the merger, were officers, directors, employees or agents of Evofem or Neothetics.

The Merger Agreement also provides that Evofem will maintain “tail” director and officer liability insurance coverage on Evofem’s existing directors and officers for six years from the closing.

Limitations on Liability and Indemnification

In addition to the indemnification required in the Merger Agreement, Evofem has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of the directors and executive officers of Evofem for all liabilities and actual and reasonable expenses incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving as an Evofem officer or director or, at the request of Evofem, as an officer, director or employee of another corporation, partnership, joint venture, trust or other enterprise. Evofem anticipates that the directors and officers of the combined company will enter into substantially similar agreements with the combined company, effective upon consummation of the merger.

Stock Options and Warrants

Neothetics Options and Warrants

All options and warrants to purchase shares of Neothetics common stock that are outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger.

Evofem Options

As of October 20, 2017, an aggregate of 6,248,595 shares of Evofem common stock were issuable upon the exercise of outstanding Evofem Options at a weighted average exercise price of $1.45 per share. At the effective time of the merger, each outstanding Evofem Option, whether or not vested, unexercised immediately prior to the effective time of the merger will be converted into a Neothetics Option to purchase that number of shares of Neothetics common stock as determined pursuant to the common stock exchange ratio described in more detail below. All rights with respect to each Evofem Option will be assumed by Neothetics in accordance with its terms. Accordingly, from and after the effective time of the merger, each Evofem Option assumed by Neothetics may be exercised solely for shares of Neothetics common stock.

The number of shares of Neothetics common stock subject to each outstanding Evofem Option assumed by Neothetics will be determined by multiplying the number of shares of Evofem capital stock that were subject to such Evofem Option by the common stock exchange ratio and rounding the resulting number down to the nearest whole number of shares of Neothetics common stock. The per share exercise price for the shares of Neothetics common stock issuable upon exercise of each Evofem Option assumed by Neothetics will be determined by dividing the per share exercise price of Evofem capital stock subject to such option by the common stock exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Evofem Option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option will otherwise remain unchanged.

Evofem Warrants

In connection with Evofem’s issuance of shares of its Series D Preferred Stock, Evofem issued the Evofem Warrants to the purchasers of its Series D Preferred Stock. The number of shares of Evofem capital stock issuable upon the full exercise of the Evofem Warrants would be equal to (i) 75% of the aggregate purchase price to be paid by the purchasers of Evofem’s Series D Preferred Stock divided by (ii) the per share price of the shares of Evofem capital stock to be issued in the next equity financing completed by Evofem. Evofem did not complete any such next equity financing triggering the exercisability of the Evofem Warrants. The exercise price for the shares of Evofem capital stock issuable upon exercise of the Evofem Warrants would be the exercise price paid by the investors in Evofem’s next completed equity financing. As of October 20, 2017, the Evofem Warrants were not yet exercisable for shares of Evofem capital stock. As such, the Audited Consolidated Financial Statements of Evofem for the years ended December 31, 2015 and 2016 beginning on page F-3 of this proxy statement/prospectus/information statement and the Unaudited Consolidated Financial Statements of Evofem for the nine months ended September 30, 2017 refer to the Evofem Warrants as “Warrant Rights” in the financial notes set forth therein.

Pursuant to the Merger Agreement, the Evofem Warrants will be assumed by Neothetics upon completion of the merger and then immediately amended and restated to be the Neothetics Post-Merger Warrants. The exercise price for the Neothetics Post-Merger Warrants will be an exercise price equal to the average of the closing sale prices of Neothetics’ common stock as quoted on The NASDAQ Capital Market for the 30 consecutive trading day period commencing with the first trading day immediately after the effective time of the merger and will be exercisable commencing on the first anniversary of the effective time of the merger and ending on the fourth anniversary of the effective time of the merger.

Per the terms of the Securities Purchase Agreement, Evofem will issue warrants to the Investors, or the Investor Warrants, to purchase up to 158,999,371 shares of Evofem common stock (subject to adjustment as set forth in Section 1.12(b) of the Merger Agreement) at an exercise price of $0.001 (subject to adjustment as set forth in Section 1.12(b) of the Merger Agreement) per share immediately prior to the merger that will be automatically exercised on a cashless basis immediately prior to the merger. As a result, the shares of Evofem common stock issued upon exercise of the Investor Warrants will be eligible to receive shares of Neothetics common stock at the common stock exchange ratio. For more information regarding the Securities Purchase Agreement and the Investor Warrant, see the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement. For more information regarding the common stock exchange ratio, see “The Merger Agreement — Exchange Ratios” beginning on page 109 of this proxy statement/prospectus/information statement.

Form of Merger

The Merger Agreement provides that at the effective time of the merger, Merger Sub will be merged with and into Evofem. Upon the consummation of the merger, Evofem will continue as the surviving corporation and will be a wholly owned subsidiary of Neothetics.

In connection with the merger, assuming Proposal No. 3 is approved by the Neothetics stockholders at the Neothetics special meeting, Neothetics will be renamed “Evofem Biosciences, Inc.” and expects shares of its common stock to trade on The NASDAQ Capital Market under the symbol “EVFM.”

Merger Consideration

Immediately prior to the effective time of the merger, each outstanding share of Evofem Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock will be converted into one share of Evofem common stock. Shares of Evofem Series D Preferred Stock will not be converted into shares of Evofem common stock prior to the merger. At the effective time of the merger, upon the terms and subject to the conditions set forth in the Merger Agreement:

•	each share of Evofem common stock issued and outstanding immediately prior to the effective time of the merger (including shares of Evofem common stock issued upon conversion of shares of Evofem preferred stock and shares of Evofem common stock issued upon exercise of the Investor Warrants described in the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement) will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the common stock exchange ratio, as described below;

•	each share of Evofem Series D Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the Series D Preferred Stock exchange ratio, as described below;

•	each Evofem Option will be assumed by Neothetics and will become a Neothetics Option multiplied by the common stock exchange ratio (and rounding the resulting number down to the nearest whole share), at an exercise price equal to the per share exercise price of such Evofem Option divided by the common stock exchange ratio (and rounding the resulting number up to the nearest whole cent); and

•	Evofem Warrants will be assumed by Neothetics and then immediately amended and restated to become the Neothetics Post-Merger Warrants.

No fractional shares of Evofem common stock will be issuable pursuant to the merger to Evofem stockholders. Instead, each Evofem stockholder who would otherwise be entitled to receive a fraction of a share of Evofem common stock, after aggregating all fractional shares of Evofem common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded down to the nearest whole cent, without interest, determined by multiplying such fraction by the average closing prices of a share of Neothetics common stock as quoted on The NASDAQ Capital Market for the ten consecutive trading days ending with the trading day immediately preceding the date of the closing of the Merger Agreement, subject to adjustments as necessary to reflect any stock split, reverse stock split, stock dividend or other like change to Neothetics’ common stock.

The Merger Agreement provides that, as soon as practicable after the effective time of the merger, Neothetics will deposit with Neothetics’ transfer agent or another reputable bank or trust company reasonably acceptable to Evofem, (i) non-certificated shares of Neothetics common stock represented by book-entry shares of Neothetics common stock issuable to the Evofem stockholders and (ii) a sufficient amount of cash to make payments in lieu of fractional shares.

If any Evofem stock certificate has been lost, stolen or destroyed, the exchange agent will require the owner of such lost, stolen or destroyed certificate to deliver an appropriate affidavit claiming such certificate has been lost, stolen or destroyed and providing indemnity against any claim that may be made against the Exchange Agent, Neothetics or Evofem as the surviving corporation against any claim suffered by such parties related to the lost, stolen or destroyed certificate.

Regulatory Approvals

Neothetics must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market in connection with the issuance of shares of Neothetics common stock and the filing of this proxy statement/prospectus/information statement with the SEC.

Tax Treatment of the Merger

Neothetics and Evofem intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Neothetics and Evofem will use its commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of Neothetics or Evofem to take any action or cause any action to be taken which would cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of material U.S. federal income tax consequences of the merger, please see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” below.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Mintz, counsel to Evofem, and DLA, counsel to Neothetics, the following is a discussion of material U.S. federal income tax consequences of the merger applicable to U.S. holders (as defined below) who exchange their Evofem capital stock for Neothetics common stock in the merger assuming the merger is consummated as in the manner described in this proxy statement/prospectus/information statement. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, each as in effect as of the date of the merger. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of Evofem capital stock as described in this proxy statement/prospectus/information statement.

This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of an Evofem stockholder. In addition, it does not address consequences relevant to holders of Evofem capital stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation:

•	persons who have a functional currency other than the U.S. dollar;

•	persons who hold Evofem capital stock that constitutes “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons holding Evofem capital stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of shares of Evofem capital stock and one or more other positions;

•	persons who are not U.S. holders as defined below;

•	banks, insurance companies, mutual funds, tax-exempt entities, financial institutions, broker-dealers, real estate investment trusts or regulated investment companies;

•	persons who do not hold their Evofem capital stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	partnerships or other entities or arrangements classified as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities);

•	persons who acquired their Evofem capital stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

•	persons holding Evofem capital stock who exercise dissenters’ rights;

•	persons who acquired their Evofem capital stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; and

•	persons who hold their Evofem capital stock through individual retirement accounts or other tax-deferred accounts.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Evofem capital stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section

7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Evofem capital stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Evofem capital stock or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the merger.

In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the merger, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the merger, (iii) the Medicare contribution tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the merger (whether or not they are in connection with the merger), including, without limitation, transactions in which Evofem capital stock is acquired or Evofem preferred stock is converted to Evofem common stock, and (v) the tax consequences to holders of convertible debt or options, warrants or similar rights to purchase or acquire Evofem capital stock.

IN LIGHT OF THE FOREGOING, HOLDERS OF EVOFEM CAPITAL STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

In connection with the filing of the registration statement of which this proxy statement/prospectus/information statement is a part, Mintz will deliver to Evofem and DLA will deliver to Neothetics opinions that the statements under the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 92 of this proxy statement/prospectus/information statement constitute the opinions of Mintz and DLA, respectively. In rendering their opinions, counsel assume that the statements and facts concerning the merger set forth in this proxy statement/prospectus/information statement and in the Merger Agreement, are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus/information statement and the Merger Agreement. Counsels’ opinions also assume the truth and accuracy of certain representations and covenants as to factual matters made by Neothetics, Evofem and Merger Sub in tax representation letters provided to counsel. In addition, counsel base their tax opinions on the law in effect on the date of the opinions and assume that there will be no change in applicable law between such date and the time of the merger. If any of these assumptions is inaccurate, the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

No ruling from the IRS has been or will be requested with respect to the tax consequences of the merger. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions. Subject to the qualifications and assumptions described in this proxy statement/prospectus/information statement, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the tax consequences to U.S. holders of Evofem capital stock will be as follows:

•	a U.S. holder will not recognize gain or loss upon the exchange of Evofem capital stock for Neothetics common stock pursuant to the merger, except to the extent of cash received in lieu of a fractional share of Neothetics common stock as described below;

•	a U.S. holder who receives cash in lieu of a fractional share of Neothetics common stock in the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share;

•	a U.S. holder’s aggregate tax basis for the shares of Neothetics common stock received in the merger (including any fractional share interest for which cash is received) will equal the stockholder’s aggregate tax basis in the shares of Evofem capital stock surrendered in the merger; and

•	the holding period of the shares of Neothetics common stock received by a U.S. holder in the merger will include the holding period of the shares of Evofem capital stock surrendered in exchange therefor.

Gain or loss recognized by a U.S. holder who receives cash in lieu of a fractional share of Evofem capital stock will constitute capital gain or loss and any such gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period in the Evofem Capital stock surrendered in the merger is more than one year as of the effective date of the merger. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. Under current law, the deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for shares of Evofem capital stock and Neothetics common stock, U.S. holders who acquired different blocks of Evofem capital stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the merger.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Neothetics common stock in the merger is required to retain permanent records pertaining to the merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before the merger at least one percent (by vote or value) of the total outstanding stock of Evofem are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Evofem capital stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of Evofem and Neothetics.

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of Evofem capital stock for Neothetics common stock equal to the difference between the fair market value, at the time of the merger, of the Neothetics common stock received in the merger (including any cash received in lieu of a fractional share of Neothetics common stock) and such U.S. holder’s tax basis in the Evofem capital stock surrendered in the merger. Such gain or loss would be long-term capital gain or loss if the Evofem capital stock was held for more than one year at the time of the merger. In such event, the aggregate tax basis of Neothetics common stock received in the merger would equal its fair market value at the time of the closing of the merger, and the holding period of such Neothetics common stock would commence the day after the closing of the merger.

Information Reporting and Backup Withholding

A U.S. holder of Evofem capital stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the merger. The current backup withholding rate is 28%. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of foreign status on an appropriate IRS Form W-8 or successor form or (iii) certifies the holder is otherwise exempt from backup withholding. U.S. holders of Evofem capital stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder of Evofem capital stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

U.S. HOLDERS OF EVOFEM CAPITAL STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

NASDAQ Stock Market Listing

Neothetics’ common stock currently is listed on The NASDAQ Capital Market under the symbol “NEOT.” Neothetics shall use commercially reasonable efforts to (i) to the extent required by the rules and regulations of The NASDAQ Stock Market, prepare and submit to The NASDAQ Stock Market a notification form for the listing of the shares of Neothetics common stock to be issued in connection with the merger and the Securities Purchase Agreement, and to cause such shares to be approved for listing (subject to official notice of issuance) on or prior to the merger; and (ii) to the extent required by NASDAQ Marketplace Rule 5110, file an initial listing application for the shares of Neothetics common stock issued in connection with the merger and the Securities Purchase Agreement and to cause such listing application to be approved prior to the merger. In addition, under the Merger Agreement, Evofem’s obligation to complete the merger is subject to the satisfaction or its waiver, at or prior to the merger, of various conditions, including a condition that the NASDAQ initial listing application for the combined company be approved. If such application is accepted, Neothetics anticipates that its common stock will be listed on The NASDAQ Capital Market following the closing of the merger under the trading symbol “EVFM.”

Anticipated Accounting Treatment

Although Neothetics is the legal acquirer and will issue shares of its common stock to affect the merger with Evofem, Evofem is considered the accounting acquirer. In accordance with the accounting guidance under ASU 2017-01, the merger is considered an asset acquisition. Accordingly, the assets and liabilities of Private Evofem will be recorded as of the merger closing date at their respective carrying values and the acquired net assets of Neothetics will be recorded as of the merger closing date at their fair value. Determination of fair value of certain assets acquired is dependent upon certain valuations that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible assets of Neothetics that exist as of the date of the completion of the transaction. Therefore, the actual purchase price allocation may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed consolidated financial statements include the accounts of Evofem since the effective date of merger and Neothetics since inception.

Appraisal Rights and Dissenters’ Rights

Delaware Law

If the merger is completed, Evofem stockholders who do not deliver a written consent approving the merger are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262. Holders of Neothetics common stock are not entitled to appraisal rights under Delaware law in connection with the merger.

The discussion below is not a complete summary regarding an Evofem stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Evofem stockholders exercise their appraisal rights under Delaware law.

Under Section 262 of the DGCL, or Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger, the effective date of the merger and that appraisal rights are available.

If the merger is completed, within 10 days after the effective date of the merger Evofem will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger. Holders of shares of Evofem capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Evofem within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform Evofem of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Evofem capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Evofem Biosciences, Inc., 12400 High Bluff Drive, Suite 600, San Diego, CA 92130, Attention: Secretary, and should be executed by, or on behalf of, the record holder of shares of Evofem capital stock. ALL DEMANDS MUST BE RECEIVED BY EVOFEM WITHIN 20 DAYS AFTER THE DATE EVOFEM MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If an Evofem stockholder fails to deliver a written demand for appraisal within the time period specified above, the stockholder will be entitled to receive the merger consideration for its shares of Evofem capital stock as provided for in the Merger Agreement, but the Evofem stockholder will have no appraisal rights with respect to its shares of Evofem capital stock.

To be effective, a demand for appraisal by a holder of shares of Evofem capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Evofem. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you hold your shares of Evofem capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to Evofem. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Evofem capital stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Evofem, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Evofem capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Opinion of Oppenheimer & Co. Inc. as Neothetics’ Financial Advisor

The Strategic Committee retained Oppenheimer on July 10, 2017 to act as Neothetics’ financial advisor in connection with a possible sale or other transfer of all or substantially all of the assets or at least a majority of the securities of Neothetics, or a transaction, and, if requested, to render an opinion as to the fairness, from a financial point of view, of a transaction. Pursuant to that engagement, the Strategic Committee requested that Oppenheimer render an opinion as to the fairness, from a financial point of view, to Neothetics of the merger consideration, as defined below, to be paid by Neothetics in the merger pursuant to the Merger Agreement.

On October 16, 2017, Oppenheimer rendered its oral opinion to the Strategic Committee (which was subsequently confirmed in writing by delivery of Oppenheimer’s written opinion dated the same date) to the effect that, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described herein, as of October 16, 2017, the merger consideration to be paid by Neothetics in the merger was fair, from a financial point of view, to Neothetics. As used in the opinion, the term merger consideration meant the 82,893,740 shares of Neothetics common stock to be issued in the merger to holders of Evofem’s capital stock as specified in the Merger Agreement.

Oppenheimer’s opinion was prepared for the information of the Strategic Committee and only addressed the fairness, from a financial point of view, to Neothetics of the merger consideration to be paid by Neothetics in the merger. Oppenheimer was not engaged to, and did not consider or render any opinion as to the fairness to Neothetics, from a final point of view, of the assumption of the Neothetics Post-Merger Warrants and the Financing. Oppenheimer was not requested to opine as to, and Oppenheimer’s opinion does not address, the relative merits of the merger or any alternatives to the merger, Neothetics’ underlying decision to proceed with or effect the merger, or any other aspect of the merger. Oppenheimer’s opinion does not address the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Neothetics and is not a valuation of Neothetics or its assets or any class of its securities. Oppenheimer did not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees of Neothetics, whether or not relative to the merger.

The summary of Oppenheimer’s opinion in this proxy statement/prospectus/information statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus/information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion. Oppenheimer’s opinion was prepared for the information of the Strategic Committee for its use in connection with its consideration of the merger. Neither Oppenheimer’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus/information statement are intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger or any other matter.

The terms of the merger, the consideration to be paid in the merger, and the related transactions were determined through arm’s length negotiations between Neothetics and Evofem and were approved unanimously by the Neothetics Board. Oppenheimer did not determine the consideration to be paid by Neothetics in connection with the merger. For purposes of its opinion, management of Neothetics advised Oppenheimer and, with the consent of the Strategic Committee, Oppenheimer assumed without independent verification that as a result of the merger, the former holders of Evofem capital stock would own approximately 85.7% of the outstanding equity of Neothetics immediately following the effective time of the merger and the holders of the outstanding equity of Neothetics immediately prior to the merger would own approximately 14.3% of the outstanding equity of Neothetics immediately following the effective time of the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Oppenheimer, among other things:

•	reviewed the financial terms of the merger described in the draft Merger Agreement, dated October 12, 2017;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Neothetics and Evofem that were furnished to Oppenheimer by Neothetics and Evofem;

•	conducted discussions with members of senior management and representatives of Neothetics and Evofem concerning the matters described in the prior clause;

•	reviewed publicly available information relating to the respective businesses of Neothetics and Evofem;

•	reviewed the pro forma ownership structure of the combined entity resulting from the merger;

•	discussed the past and current operations and financial condition and the prospects of Neothetics and Evofem with members of senior management of Neothetics and of Evofem, respectively;

•	reviewed the financial terms of the Securities Purchase Agreement and, to the extent publicly available, of selected acquisition transactions and conducted comparable companies and discounted cash flow analyses; and

•	performed such other analyses and considered such other factors as Oppenheimer deemed appropriate for the purpose of rendering its opinion.

In arriving at its opinion, Oppenheimer assumed and relied upon, without verifying independently, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to Oppenheimer, or discussed with or reviewed by or for Oppenheimer, and further assumed that the financial information provided to Oppenheimer had been prepared by the respective managements of Neothetics and Evofem on a reasonable basis in accordance with industry practice, and that the managements of Neothetics and Evofem were not aware of any information or facts that would make any information provided to Oppenheimer incomplete or misleading.

With respect to the financial forecasts, estimates and other forward-looking information reviewed by Oppenheimer, Oppenheimer assumed that such information had been reasonably prepared by the respective managements of Neothetics and Evofem based on assumptions reflecting their best currently available estimates and judgments as to the expected future results of operations and financial condition of Neothetics and Evofem, respectively. Oppenheimer was not engaged to assess the achievability of any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based, and Oppenheimer expressed no opinion as to such information or assumptions. In addition, Oppenheimer did not assume any responsibility for, and did not perform, any appraisals or valuation of any specific assets or liabilities (fixed, contingent or other) of Neothetics or Evofem, nor was Oppenheimer furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, Oppenheimer was not engaged to, and did not undertake, any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Neothetics, Evofem or any of their respective affiliates is a party or may be subject, and at the direction of Neothetics and with its consent, Oppenheimer’s opinion made no assumption concerning, and did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Oppenheimer relied upon and assumed, without independent verification, that the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that are referred to therein are true and correct, that each party will fully and timely perform all of the covenants and agreements required to be performed by such party, that the merger will be consummated pursuant to the terms of the Merger Agreement, without amendment thereto, and that all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Oppenheimer further assumed that the Merger Agreement was in all material respects identical to the draft of the Merger Agreement provided to Oppenheimer. Finally, Oppenheimer also assumed that all the necessary regulatory approvals and consents required for the merger, including the approval of the stockholders of Neothetics, will be obtained in a manner that will not adversely affect Neothetics.

In connection with its opinion, Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Oppenheimer’s opinion does not address any legal, regulatory, tax or accounting issues. Oppenheimer’s fairness opinion was approved by its fairness opinion committee prior to delivering it to Neothetics.

Oppenheimer’s opinion is necessarily based upon the information available to Oppenheimer and facts and circumstances as they existed and were subject to evaluation as of October 16, 2017, which is the date of the Oppenheimer opinion. Although events occurring after the date of the Oppenheimer opinion could materially affect the assumptions used in preparing the opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion and Oppenheimer expressly disclaims any responsibility to do so. Oppenheimer did not express any opinion as to the value of the merger consideration or the prices at which shares of Neothetics’ common stock may trade following announcement of the merger or at any future time. The terms of the merger, the consideration to be paid in the merger, and the related transactions were determined through arm’s length negotiations between Neothetics and Evofem and were approved unanimously by Neothetics’ Board of Directors. Oppenheimer did not determine the consideration to be paid by Neothetics in connection with the merger. Oppenheimer’s opinion and its presentation to the Strategic Committee was one of many factors taken into consideration by the Strategic Committee in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described herein should not be viewed as determinative of the opinion of Neothetics’ Board of Directors with respect to the consideration to be paid by Neothetics in the merger or of whether the Neothetics Board would have been willing to agree to different consideration.

The following is a summary of the material financial analyses performed by Oppenheimer in connection with the preparation of its fairness opinion, which opinion was rendered orally to the Strategic Committee (and subsequently confirmed in writing by delivery of Oppenheimer’s written opinion dated the same date) on October 16, 2017. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description and this summary does not purport to be a complete description of the analyses performed by Oppenheimer or the delivery of Oppenheimer’s opinion to the Strategic Committee.

In furnishing its opinion, Oppenheimer did not attempt to combine the analyses described herein into one composite valuation range, nor did Oppenheimer assign any quantitative weight to any of the analyses or the other factors considered. Furthermore, in arriving at its opinion, Oppenheimer did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Oppenheimer has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion or the conclusions to be drawn therefrom.

In conducting the analysis as to the fairness to Neothetics, from a financial point of view, of the merger consideration to be paid by Neothetics pursuant to the terms of the Merger Agreement, Oppenheimer evaluated the stand-alone valuations of Neothetics and Evofem. Oppenheimer then compared Neothetics’ ownership based on the Merger Agreement with Neothetics’ implied ownership based on the relative valuation between Neothetics and Evofem.

The results of the application by Oppenheimer of each of the valuation methodologies utilized in connection with its fairness opinion are summarized below.

Consideration to be Paid in the Merger

As specified in the Merger Agreement, Neothetics agreed to issue 82,893,740 shares of Neothetics common stock in the merger to holders of Evofem’s capital stock. For purposes of its opinion, management of Neothetics advised Oppenheimer and, with the consent of the Strategic Committee, Oppenheimer assumed without independent verification that as a result of the merger, the former holders of shares of Evofem capital stock would own approximately 85.7% of the outstanding equity of Neothetics immediately following the effective time of the merger and the holders of the outstanding equity of Neothetics immediately prior to the merger would own approximately 14.3% of the outstanding equity of Neothetics immediately following the effective time of the merger.

In analyzing the fairness, from a financial point of view, to Neothetics of the merger consideration to be paid by Neothetics in the merger, Oppenheimer evaluated the trading prices of Neothetics common stock since

Neothetics’ clinical set back in June 2017 and calculated the theoretical number of shares of Neothetics common stock Neothetics would have to issue to acquire Evofem using a number of different valuation methods and then compared the resulting ownership interest in Neothetics that would have been retained by holders of Neothetics common stock to the 14.3% ownership stake estimated by Neothetics management based on the 82,893,740 shares of Neothetics common stock to be issued in the merger to holders of Evofem’s capital stock.

Estimated Neothetics Stand-Alone Valuation

Neothetics Public Market Valuation

Oppenheimer evaluated the value of Neothetics on a stand-alone basis using a public market valuation methodology. Oppenheimer noted that since Neothetics’ clinical set-back in June 2017, Neothetics’ closing stock price had ranged from a high of $0.68 per share to a low of $0.32 per share. Based on that range, Oppenheimer estimated that Neothetics had a total market capitalization of between $9.3 million and $4.4 million. Based on the last reported sale per share of $0.54 on October 13, 2017, Oppenheimer estimated that Neothetics’ enterprise value was approximately $1.9 million.

Estimated Evofem Stand-Alone Valuation

Oppenheimer evaluated the value of Evofem on a stand-alone basis, using the following valuation methodologies:

•	Comparable Companies Analysis — Women’s Health;

•	Precedent Women’s Health M&A Transactions;

•	Discounted Cash Flow Analysis; and

•	Implied Valuation from the Securities Purchase Agreement.

Utilizing the various valuation methodologies listed above, Oppenheimer used the estimated valuations of Evofem to calculate a range of the theoretical number of shares of Neothetics common stock that would have to be issued by Neothetics based on the high and low prices of Neothetics common stock since described above. The high end of the range was calculated based on the high valuation of Evofem divided by the low Neothetics common stock price per share and the low end of the range was calculated based on the low valuation of Evofem divided by the high Neothetics common stock price per share. Using this methodology, Oppenheimer estimated a range of Neothetics common stock utilizing the Comparable Companies Analysis — Women’s Health of 752,512,077 shares to 291,883,472 shares; Precedent Women’s Health M&A Transactions of 1,199,343,750 to 465,200,000 shares; Discounted Cash Flow Analysis of 1,341,473,298 shares to 550,011,708 shares; and Implied Valuation from the Securities Purchase Agreement of 661,824,820 shares to 256,707,809 shares.

Comparable Companies Analysis — Women’s Health

Oppenheimer reviewed the total enterprise values of publicly traded companies with women’s health product candidates in development. The comparable companies’ analysis uses data from comparable guideline companies to develop a measure of current value for Evofem. The theory underlying the comparable companies’ valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining a range of firm value. On that basis, Oppenheimer calculated that Neothetics would be required to issue between 752,512,077 shares of Neothetics common stock and 291,883,472 shares of Neothetics common stock, resulting in an implied ownership stake of existing holders of Neothetics common stock of 1.8% to 4.5%, compared to the 14.3% calculated pursuant to the Merger Agreement. The list of comparable companies used by Oppenheimer in its analysis is below:

Mithra Pharmaceuticals SA

Starpharma Holdings Limited

ObsEva SA

Agile Therapeutics, Inc.

Veru Inc.

Precedent Women’s Health M&A Transactions

The precedent women’s health M&A analysis uses data based on the values acquirers have previously placed on comparable companies in a merger or acquisition to develop a measure of current value for Evofem. Oppenheimer examined precedent transactions, from October 7, 2010 through September 18, 2017, involving women’s health companies that it viewed as similar to Evofem. On that basis, Oppenheimer calculated that Neothetics would be required to issue between 1,199,343,750 shares of Neothetics common stock and 465,200,000 shares of Neothetics common stock, resulting in an implied ownership stake of existing holders of Neothetics common stock of 1.1% to 2.9%, compared to the 14.3% calculated pursuant to the Merger Agreement. The list of precedent transactions used by Oppenheimer in its analysis is below:

Announcement Date	Target	Acquiror
9/18/17	Teva (Women’s Health Products)	CVC Capital Partners Fund
9/18/17	Teva (Emergency Contraception Products)	Foundation Consumer
4/2/17	Ogeda SA	Astellas Pharma Inc.
6/30/16	FINOX Biotech	Gedeon Richter
2/2/15	Jai Pharma	Mylan
9/29/14	Lumara Health (Women’s Healthcare Business)	Perrigo Company
1/23/13	Uteron Pharma	Allergan
11/3/10	Grünenthal GmbH (Oral Contraceptive Portfolio)	Gedeon Richter
10/28/10	Laboratoire Théramex	Teva Pharmaceutical Industries
10/7/10	PregLem	Gedeon Richter

Discounted Cash Flow Analysis

The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by Evofem which are then discounted back to the present. This methodology has three primary components: (1) the present value of projected unlevered cash flows for a determined period; (2) the present value of the terminal value of cash flows based on the declining growth method (representing firm value beyond the time horizon on the projections); (3) the weighted average cost of capital, or WACC, used to discount such future cash flows and terminal value back to the present. In the discounted cash flow analysis, Oppenheimer used projections provided to it by Evofem’s management. The future cash flows plus the terminal value of such cash flows are discounted by the WACC, to derive a present value.

In conducting its discounted cash flow analysis for the purpose of determining the enterprise value of Evofem, Oppenheimer applied the projected unlevered free cash flow that Evofem is expected to generate during fiscal years 2018 to 2033 based upon financial projections prepared by Evofem’s management. Terminal values based on declining cash flow at a rate of -3.0% to -2.0% were applied to management’s cash flow estimates in year 2033 to complete the basis for calculating the present value of future free cash flows. The future free cash flows are then discounted by the WACC, to derive a present value. In selecting an appropriate discount rate, Oppenheimer took into account the industry’s book value debt to market value equity ratio of 2.4%, the industry’s book value debt to total market capitalization ratio of 7.1%, the industry’s market value equity to total market capitalization ratio of 92.9% and the industry’s after-tax cost of debt of 5.4%. Application of the foregoing principles resulted in a 14.9% WACC. Oppenheimer performed a sensitivity analysis in both cases using discount rates from 14.4% to 15.4% to arrive at a range of present values.

On that basis, Oppenheimer calculated that Neothetics would be required to issue between 1,341,473,298 shares of Neothetics common stock and 550,011,708 shares of Neothetics common stock, resulting in an implied ownership stake of existing holders of Neothetics common stock of 1.0% to 2.5%, compared to the 14.3% calculated pursuant to the Merger Agreement. In evaluating the foregoing, it should be noted that the WACC does not take into consideration the specific firm risks such as bankruptcy. As a result, Evofem’s true WACC may be higher when taking into consideration the risks of default and negative operating profit history of the business which would have the effect of reducing the enterprise value range. By conducting an analysis of a range of discount rates rather than relying on one specific WACC, Oppenheimer is comfortable that the analysis is appropriate.

Implied Valuation from the Securities Purchase Agreement

Oppemheimer also reviewed the terms of the Financing pursuant to which, immediately after the effective time of the merger, certain investors had agreed to purchase 9,672,550 shares of Neothetics common stock for an aggregate purchase price of $20 million. Based on the valuation implied in that transaction, Oppenheimer calculated that Neothetics would be required to issue between 661,824,820 shares of Neothetics common stock and 256,707,809 shares of Neothetics common stock, resulting in an implied ownership stake of existing holders of Neothetics common stock of 2.0% to 5.1%, compared to the 14.3% calculated pursuant to the Merger Agreement.

As discussed above, Oppenheimer performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the preceding summary describes several analyses and examinations that Oppenheimer deems material to its evaluation and opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Oppenheimer.

General

Oppenheimer is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Strategic Committee retained Oppenheimer to render an opinion as to the fairness, from a financial point of view, to Neothetics of the merger consideration to be paid in the merger by Neothetics based upon the foregoing qualifications, experience and expertise.

Neothetics paid Oppenheimer a fee of $75,000 at the time of its engagement and a fee of $225,000 for rendering its fairness opinion delivered in connection with the merger. An additional fee of $200,000 is contingent on the success of the merger. The $225,000 opinion fee was not contingent on the success of the merger or on the results of Oppenheimer’s evaluation and analysis or upon the conclusions reached in Oppenheimer’s opinion. In addition, Neothetics agreed to reimburse Oppenheimer up to $50,000 for its reasonable, documented, out-of-pocket expenses, including reasonable fees and disbursements of its counsel. Neothetics has also agreed to indemnify Oppenheimer against certain liabilities and other items that may arise out of the Neothetics’ engagement of Oppenheimer. The Strategic Committee did not limit Oppenheimer in any way in the investigations it made or the procedures it followed in rendering its opinion.

Oppenheimer has not had a material relationship with, nor otherwise received fees from, Neothetics, Evofem or any other party to the merger within the two years preceding the date of the Merger Agreement. Oppenheimer may in the future provide investment banking and other financial services to Neothetics and its affiliates for which Oppenheimer and its affiliates may receive compensation. Oppenheimer is a full service investment firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Oppenheimer and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Neothetics and the other parties to the merger, and, accordingly, may at any time hold a long or short position in such securities.

Consistent with applicable legal and regulatory requirements, Oppenheimer has adopted policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Oppenheimer’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Neothetics, Evofem and/or the merger that differ from the views of its investment banking personnel.

Information Regarding Financial Projections Used for Fairness Opinion Analysis

The forward looking financial information of Neothetics and Evofem used in the discounted cash flow analyses referenced in the Oppenheimer fairness opinion was not prepared with a view towards compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information. Such forward looking financial information included in this proxy statement/prospectus/information statement is the responsibility of the management of Neothetics or Evofem, as applicable, who prepared the information. Neither Ernst & Young LLP nor Deloitte & Touche LLP have examined, compiled nor performed any procedures with respect to this forward looking financial information and, accordingly, neither Ernst & Young LLP nor Deloitte & Touche LLP express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP nor Deloitte & Touche LLP reports included in this proxy statement/prospectus/information statement relate solely to the historical financial information. They do not extend to the forward looking financial information and should not be read to do so.

Interests of the Neothetics Directors and Executive Officers in the Merger

In considering the recommendation of the Neothetics Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that Neothetics’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Neothetics’ stockholders generally. The Neothetics Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the mergers, and in recommending that the Merger Agreement be adopted by Neothetics’ stockholders.

Severance Arrangements

On October 15, 2014, Neothetics entered into an executive employment agreement with Ms. Knudson which provides that, if Ms. Knudson is terminated by us without cause or if she resigns for good reason, she will be entitled to a severance package consisting of (a) a payment equal to six months of her then in effect base salary payable in accordance with our regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date and (b) payment by us of the premiums required to continue Ms. Knudson’s group health coverage for a period of six months following termination.

2017 Retention Bonus

In July 2017, following the recommendation of its Compensation Committee, the Neothetics Board approved a cash incentive award of $150,000 to Susan A. Knudson under the Neothetics, Inc. 2014 Equity Incentive Plan, or the 2014 Plan. Payment of the cash award is contingent upon consummation of the merger and that Ms. Knudson’s service has not terminated prior to the consummation of the merger.

Potential Benefits upon Change in Control of Neothetics

Pursuant to the executive employment agreement, dated October 15, 2014, by and between Neothetics and Ms. Knudson, in the event that Ms. Knudson is terminated within 12 months following a change in control, she will be entitled to a severance package consisting of (a) a lump sum payment equal to 12 months of her then in effect base salary, (b) payment by us of the premiums required to continue Ms. Knudson’s group health coverage for a period of 12 months following termination and (c) full acceleration of all unvested equity awards under the 2007 Stock Plan and 2014 Plan.

Golden Parachute Compensation

The following table and related footnotes present information about the compensation payable to Ms. Knudson, Neothetics’ sole remaining named executive officer, in connection with the merger and her associated termination without cause from Neothetics. The compensation shown in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger. Ms. Knudson is not entitled to any pension or non-qualified deferred compensation benefits or enhancements or any tax reimbursements in connection with the merger.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ NDQC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)	Other ($)(4)	Total ($)
Susan Knudson	$317,000	$5,828	—	$24,939	—	$150,000	$497,767

(1)	Amounts in this column represent lump sum severance amount equal to 12 months of base salary for Ms. Knudson payable in accordance with Ms. Knudson’s executive employment agreement with Neothetics upon termination without cause.
(2)	These amounts represent the estimated intrinsic value of Ms. Knudson’s unvested stock options that will accelerate and vest upon the consummation of the merger if Ms. Knudson is terminated without cause following the closing of the merger as is currently expected. “Intrinsic value” refers to the excess of the average closing market price of Neothetics’ common stock over the first five business days following October 17, 2017, the date of the first announcement of the merger, over the aggregate exercise price of the Neothetics stock options held by Ms. Knudson that were unvested as of October 20, 2017. In addition, Ms. Knudson holds underwater options to purchase 129,527 having a weighted average exercise price of $2.54.
(3)	Amounts equal the premiums necessary to continue under COBRA the health insurance coverage in effect for Ms. Knudson prior to termination under the terms of their respective executive severance agreements in the event Ms. Knudson is terminated without cause following the merger.
(4)	Amounts represent the cash bonuses payable contingent upon consummation of the merger, as approved the Neothetics Board in July 2017 and discussed in more detail above under “2017 Retention/Performance Bonus.”

Ownership Interest

As of October 20, 2017, the directors and executive officers of Neothetics beneficially owned 42.39% of the outstanding shares of Neothetics common stock. See the section entitled “Principal Stockholders of Neothetics” beginning on page 233 of this proxy statement/prospectus/information statement for more information.

Other Neothetics Director Interests

It is anticipated that [●] will serve as a director of the combined company following the effective time of the merger.

Indemnification of the Neothetics Officers and Directors

The Merger Agreement provides that, for a period of six years following the effective time of the merger, Neothetics will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all individuals who are present or former directors and officers or who become, prior to the effective date of the merger, director or officers of Neothetics or Evofem, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Neothetics or Evofem. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of Neothetics will contain provisions no less favorable with respect to indemnification of present and former directors and officers of Evofem than are presently set forth in the certificate of incorporation and bylaws of Neothetics.

The Merger Agreement also requires that Neothetics purchase an insurance policy which maintains in effect for six years from the closing the current directors’ and officers’ liability insurance policies currently maintained by Neothetics; provided, that Neothetics may substitute such policies with policies of at least the same coverage containing terms and conditions that are not materially less favorable.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Neothetics, Evofem or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Neothetics and Merger Sub, on the one hand, and Evofem, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Neothetics and Evofem do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Neothetics or Evofem, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Neothetics and Merger Sub, and Evofem and are modified by the disclosure schedules.

General

Under the Merger Agreement, Nobelli Merger Sub, Inc., or Merger Sub, a wholly owned subsidiary of Neothetics formed by Neothetics in connection with the merger, will merge with and into Evofem, with Evofem surviving as a wholly owned subsidiary of Neothetics.

Merger Consideration

Immediately prior to the effective time of the merger, each share of Evofem preferred stock (other than shares of Evofem Series D Preferred Stock) outstanding at such time will be converted into one share of Evofem common stock in accordance with the Evofem certificate of incorporation then in effect. Shares of Evofem Series D Preferred Stock will not convert into shares of Evofem common stock in connection with the merger. At the effective time of the merger,

•	each share of Evofem common stock issued and outstanding immediately prior to the effective time of the merger (including shares of Evofem common stock issued upon conversion of shares of Evofem preferred stock and shares of Evofem common stock issued upon exercise of the Investor Warrants described in the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement) will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the common stock exchange ratio, as described below;

•	each share of Evofem Series D Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive a number of shares of Neothetics common stock equal to the Series D Preferred Stock exchange ratio, as described below;

•	each Evofem Option will be assumed by Neothetics and will become a Neothetics Option, multiplied by the common stock exchange ratio (and rounding the resulting number down to the nearest whole share), at an exercise price equal to the per share exercise price of such Evofem Option divided by the common stock exchange ratio (and rounding the resulting number up to the nearest whole cent); and

•	Evofem Warrants will be assumed by Neothetics and then immediately amended and restated to become the Neothetics Post-Merger Warrants.

No fractional shares of Neothetics common stock will be issuable pursuant to the merger to Evofem stockholders. Instead, each Evofem stockholder who would otherwise be entitled to receive a fraction of a share of Neothetics common stock, after aggregating all fractional shares of Neothetics common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded down to the nearest whole cent, without interest, determined by multiplying such fraction by the average of the closing prices of a share of Neothetics common stock as quoted on The NASDAQ Capital Market for the ten consecutive trading days ending with the second to last trading day immediately preceding the effective time of the merger.

Exchange Ratios

The exchange ratios are calculated using formulas intended to allocate to the existing Neothetics securityholders a percentage of the combined company based on (i) the relative valuations agreed upon by the parties of $171.4 million for Evofem and $28.6 million for Neothetics and (ii) imputing the aggregate value of investments made by existing Evofem investors in the Financing immediately following the merger. The exchange ratios are also intended to take into account the liquidation preference and accrued dividends payable to the holders of Evofem Series D Preferred Stock in connection with the merger pursuant to the terms of Section 2(a) of Article IV(B) of Evofem’s amended and restated certificate of incorporation. See the section entitled “Comparison of the Rights of Neothetics Stock and Evofem Stock — Liquidation Preference” beginning on page 223 of this proxy statement/prospectus/information statement.

Per the exchange ratio formulas in the Merger Agreement, the aggregate number of shares of Neothetics common stock to be issued to the holders of Evofem capital stock in the merger, or Evofem Merger Shares, is 82,893,740 shares subject to adjustment for the Reverse Stock Split and as set forth in Section 1.12(b) of the Merger Agreement.

The Series D exchange ratio means the quotient obtained by dividing the Series D Preference Merger Shares (as defined below) by the number of issued and outstanding shares of Evofem Series D Preferred Stock immediately prior to the effective time of the merger.

•	Series D Preference Merger Shares means the number of Evofem Merger Shares (rounded up to the nearest whole share) equal to the quotient of the Series D Preference Amount (as defined below) divided by $2.0677.

•	The Series D Preference Amount is the aggregate amount (in United States dollars) payable to holders of outstanding shares of Evofem Series D Preferred Stock pursuant to Section 2(a) of Article IV(B) of Evofem’s amended and restated certificate of incorporation in connection with the consummation of the merger.

The common stock exchange ratio means the quotient obtained by dividing the Common Merger Shares by the number of Common Exchange Ratio Outstanding Shares (as defined below).

•	Common Merger Shares means the number of Evofem Merger Shares equal to the difference of the aggregate number of Evofem Merger Shares minus the Series D Preference Merger Shares.

•	Common Exchange Ratio Outstanding Shares means the total number of Evofem common stock outstanding immediately prior to the consummation of the merger (on an as converted to common stock basis with respect to shares of Evofem Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock) and assuming full net exercise of the Investor Warrants.

The number of Evofem Common Merger Shares, the number of Evofem Series D Merger Shares, and the number of Evofem Merger Shares is subject to adjustment to reflect the ownership percentages set forth on Schedule 1.12(d) of the Merger Agreement and to reflect the proposed Reverse Stock Split. No adjustment will be made to the common stock exchange ratio or Series D Preferred Stock exchange ratio in respect of the Financing.

The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Neothetics common stock that Evofem stockholders, option holders and warrant holders will be entitled to receive for changes in the market price of Neothetics common stock. Accordingly, the market value of the shares of Neothetics common stock issued pursuant to the merger will depend on the market value of the shares of Neothetics common stock at the time of the merger, and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement.

Procedures for Exchanging Evofem Stock Certificates

The Merger Agreement provides that, as soon as practicable after the effective time of the merger, Neothetics will issue and deposit with the exchange agent non-certificated shares of Neothetics common stock represented by book-entry issuable to the Evofem stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The Merger Agreement provides that, as soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each record holder of Evofem capital stock a letter of transmittal and instructions for surrendering and exchanging the record holder’s Evofem stock certificates for shares of Neothetics common stock. Upon surrender of an Evofem stock certificate for exchange to the Exchange Agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Neothetics may reasonably require, the Evofem stock certificate surrendered will be cancelled and the holder of the Evofem stock certificate will be entitled to receive the following:

•	non-certificated shares of Neothetics common stock represented by book-entry that such holder has the right to receive pursuant to the provisions of the Merger Agreement; and

•	cash in lieu of any fractional share of Neothetics common stock.

At the effective time of the merger, all shares of Evofem capital stock outstanding immediately prior to the effective time of the merger will be cancelled and all holders of Evofem capital stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Evofem. In addition, the stock transfer books of Evofem will be closed with respect to all shares of Evofem capital stock outstanding immediately prior to the effective time of the merger and no transfer of any shares of Evofem capital stock will be made after the effective time of the merger on such stock transfer books.

If any Evofem stock certificate has been lost, stolen or destroyed, Neothetics’ transfer agent, Philadelphia Stock Transfer, Inc. acting as exchange agent for the merger, or the Exchange Agent, will, as a condition to the delivery of any shares of Neothetics common stock, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and as indemnity against any claim that may be made against the Exchange Agent, Neothetics or the surviving corporation with respect to a lost, stolen or destroyed certificate.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced Evofem capital stock will be deemed to represent only the right to receive shares of Neothetics common stock and cash in lieu of any fractional share of Neothetics common stock. No dividends or distributions declared or made with respect to Neothetics common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate representing shares of Evofem capital stock with respect to the shares of Neothetics common stock that such holder has the right to receive in the merger until such holder surrenders such certificate for exchange to the Exchange Agent.

Treatment of Evofem Options

At the effective time of the merger, each Evofem Option, whether vested or not vested, will be converted into a Neothetics Option and each Neothetics Option may be exercised solely for shares of Neothetics common stock. Neothetics will assume the Evofem Equity Incentive Plan. The number of shares of Neothetics common stock subject to each Neothetics Option will be determined by multiplying (i) the number of shares of Evofem common stock that were subject to the underlying Evofem Option by (ii) the common stock exchange ratio, with the resulting number rounded down to the nearest whole number of shares of Neothetics common stock. The per share exercise price for the Neothetics common stock subject to such Neothetics Option will be determined by dividing (i) the per share exercise price of the underlying Evofem Option by (ii) the common stock exchange ratio, with the resulting number rounded up to the nearest whole cent.

Any restrictions on the exercise of assumed Evofem Options will continue in full force and effect following the conversion and the term, exercisability, vesting schedules, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of the assumed Evofem Options will generally remain unchanged; provided, that any Evofem Options assumed by Neothetics may be subject to adjustment to reflect changes in Neothetics’ capitalization after the effective time of the merger and that the Neothetics Board or any committee thereof will succeed to the authority of the Evofem Board with respect to each assumed Evofem Option.

Treatment of Evofem Warrants

The Evofem Warrants will be assumed by Neothetics at the effective time and then immediately amended and restated to become the Neothetics Post-Merger Warrants to purchase up to an aggregate of 12 million shares of the Neothetics common stock. The exercise price for the Neothetics Post-Merger Warrants will be equal to the average of the closing sale prices of the Neothetics common stock as quoted on The NASDAQ Capital Market for the 30 consecutive trading day period commencing immediately following the effective time of the merger and will be exercisable for a period commencing on the one year anniversary of the effective time of the merger and ending on the fourth anniversary of the effective time of the merger. Each of the three Neothetics Post-Merger Warrants will be issued as a unit with one Unit Share. Per the terms of the Neothetics Post-Merger Warrants, the Unit Shares may not be transferred separately from the Neothetics Post-Merger Warrants. The Neothetics Post-Merger Warrants will be subject to adjustment for the Reverse Stock Split as well as any other changes in Neothetics’ capitalization after the effective time of the merger.

Directors and Executive Officers of Neothetics Following the Merger

Pursuant to the Merger Agreement, the Neothetics Board immediately after the effective time of the merger will consist of six members designated by Evofem, or the Evofem Appointees, and one independent director designated by Neothetics. Each current director of Neothetics that will no longer be a member of the Neothetics Board after the effective time of the merger will resign effective as of the effective time of the merger. From and after the effective time of the merger, the Neothetics Board will maintain an independent audit committee, and it is anticipated that the company appointees, together with the independent director designated by Neothetics, will allow the Neothetics Board to comply with the requisite NASDAQ independence requirements and all applicable securities laws. Each new director of Neothetics that was not a member of the Neothetics Board immediately before the effective time of the merger will enter into an indemnification agreement with Neothetics within

15 days of their respective appointment. It is anticipated that the Neothetics Board will include the following Evofem appointees [●]5/, as well as [●]5/, who was appointed by Neothetics. Effective as of the effective time of the merger, Evofem will direct the Neothetics Board to appoint each of the following as executive officers of Neothetics:

Name	Title
Saundra Pelletier	Chief Executive Officer
Justin J. File	Chief Financial Officer
Kelly Culwell, M.D.	Chief Medical Officer
Russ Barrans	Chief Commercial Officer
David R. Friend, Ph.D.	Chief Scientific Officer
Alexander A. Fitzpatrick, Esq.	General Counsel and Secretary

Amendment to the Amended and Restated Certificate of Incorporation of Neothetics

Stockholders of record of Neothetics common stock on the record date for the Neothetics special meeting will also be asked to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to (i) effect the proposed Reverse Stock Split, (ii) cause the post-merger combined entity not to be governed by Section 203 of the DGCL, and (iii) change the name of the corporation from “Neothetics, Inc.” to “Evofem Biosciences, Inc.” in connection with the merger, each of which requires the affirmative vote of holders of a majority of the outstanding common stock on the record date for the Neothetics special meeting.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the effective time of the merger, of various conditions, which include the following:

•	the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceedings seeking a stop order;

•	there must not have been any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger that is in effect, and there must not be any proceeding brought by any administrative agency or commission or other governmental body or instrumentality, domestic or foreign, seeking any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger that is pending, and there must not have been any action taken, or any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal;

•	the holders of a majority in voting power of the outstanding shares each class of Evofem preferred stock on the applicable record date, each voting as a separate class, and the holders of a majority in voting power of the outstanding shares of all Evofem capital stock must have adopted the Merger Agreement and approved the merger, and the holders of a majority of the outstanding shares of Neothetics common stock must have approved the merger, the issuance of Neothetics common stock in the merger and the amended and restated certificate of incorporation of Neothetics, including for purposes of effectuating the Reverse Stock Split;

•	the shares of Neothetics common stock to be issued in the merger must have been approved for listing on The NASDAQ Capital Market (subject to official notice of issuance); and

•	any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, must have expired or been terminated.

5/	To be provided by amendment.

In addition, the obligation of Neothetics to effect the merger is also subject to the satisfaction or waiver of certain conditions, including the following:

•	the (i) representations and warranties of Evofem in the Merger Agreement with respect to its capital structure and authorization must be true and correct in all material respects and as of the closing date of the merger, with the same force and effect as if made on and as of the closing date of the merger, except for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date) and (ii) representations and warranties of Evofem in the Merger Agreement, other than those with respect to its capital structure, non-contravention and authorization, must be true and correct in all respects on and as of the closing date of the merger, with the same force and effect as if made on and as of the closing date of the merger, expect for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date), or contain inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a material adverse effect, provided that for purposes of clause (ii), all “material adverse effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Evofem in the Merger Agreement will be disregarded. The merger and the transactions contemplated in connection with the merger must not constitute a breach of Evofem’s representations and warranties with respect to its capital structure;

•	Evofem must have performed or complied with in all material respects its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the merger;

•	since the date of the Merger Agreement, there must not have been any change, occurrence or circumstance in the business, results of operations or financial condition of Evofem or any subsidiary of Evofem that (i) prevents Evofem from consummating the merger or (ii) had, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or result of operations of Evofem or its subsidiaries taken as a whole that is continuing, provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred a material adverse effect on Evofem:

•	conditions generally affecting the industries in which Evofem or its subsidiaries participate, or the United States or global economy or capital markets as a whole (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on Evofem and its subsidiaries taken as a whole);

•	any failure by the Evofem or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (however, any effect causing or contributing to such failures to meet projections or predictions may, if not otherwise to be disregarded pursuant to the terms of the Merger Agreement, constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on Evofem and its subsidiaries taken as a whole); or

•	any changes (after the date of the Merger Agreement) in GAAP or applicable laws (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on Evofem and its subsidiaries taken as a whole).

•	Neothetics must have received written resignations from each resigning member of the board of directors of Evofem and each of its subsidiaries;

•	The Lock-Up Agreements must be in full force and effect immediately following the completion of the Merger (see section entitled “Agreements Related to the Merger — Lock-Up Agreements” beginning on page 127 of this proxy statement/prospectus/information statement);

•	Evofem must have delivered a certificate setting forth the allocation of the Evofem Merger Shares to its securityholders;

•	The Securities Purchase Agreement must be in full force and effect so that the Financing may be completed immediately following the merger;

•	Evofem must have terminated the Evofem Stockholder Agreement (see the section entitled “Certain Relationships and Related Party Transactions of Evofem — Evofem Stockholder Agreement” beginning on page 209 of this proxy statement/prospectus/information statement) and the Evofem Registration Rights Agreement (see the section entitled “Certain Relationships and Related Party Transactions of Evofem — Registration Rights Agreement” beginning on page 208 of this proxy statement/prospectus/information statement);

•	Evofem must have delivered to Neothetics certain other officer certificates and deliverables; and

•	Evofem must have effected a conversion of its preferred stock into common stock (other than the Evofem Series D Preferred Stock) immediately prior to the effective time of the merger.

In addition, the obligation of Evofem to complete the merger is further subject to the satisfaction or waiver of certain conditions, including the following:

•	the (i) representations and warranties of Neothetics and Merger Sub in the Merger Agreement with respect to their capital structure, non-contravention and authorization must be true and correct in all material respects on and as of the closing date of the merger, with the same force and effect as if made on and as of the closing date of the merger, except for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date) and (ii) representations and warranties of Neothetics and Merger Sub in the Merger Agreement, other than those with respect to their capital structure and authorization, must be true and correct in all respects on and as of the closing date of the merger, with the same force and effect as if made on and as of the closing date of the merger, expect for those representations and warranties which address matters only as of a particular date (which must be true and correct in all material respects as of such date), or contain inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a material adverse effect, provided that for purposes of clause (ii), all “material adverse effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Neothetics and Merger Sub in the Merger Agreement will be disregarded;

•	Neothetics and Merger Sub must have performed or complied with in all material respects its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the merger;

•	since the date of the Merger Agreement, there must not have been any change, occurrence or circumstance in the business, results of operations or financial condition of Neothetics or any subsidiary of Neothetics that (i) prevents Neothetics or Merger Sub from consummating the merger or (ii) had, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or result of operations of Neothetics or its subsidiaries taken as a whole, that is continuing, provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred a material adverse effect on Neothetics:

•	conditions generally affecting the industries in which Neothetics participates, or the United States or global economy or capital markets as a whole (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on Neothetics and its subsidiaries taken as a whole);

•	changes in the trading price or trading volume of Neothetics common stock (however, any effect causing or contributing to such changes in the trading price or trading volume of Neothetics common stock may if not otherwise to be disregarded pursuant to the Merger Agreement, constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

•	any failure by Neothetics or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (however, any effect causing or contributing to such failures to meet projections or predictions may, if not otherwise to be disregarded pursuant to the terms of the Merger Agreement, constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on Neothetics and its subsidiaries taken as a whole); or

•	any changes (after the date of the Merger Agreement) in GAAP or applicable laws (only to the extent that, individually or in the aggregate, such effects do not have a disproportionate impact on Neothetics and its subsidiaries taken as a whole).

•	Evofem must have received written resignations from each resigning member of the Neothetics Board and each of its subsidiaries, with such resignation to be effective as of the effective time of the merger;

•	each of the Evofem appointees has been elected to the Neothetics Board;

•	Neothetics’ amended and restated investor rights agreement, by and among Neothetics and the stockholders set forth must be terminated on or prior to the date of the merger;

•	Shares of Neothetics common stock must be approved for listing on The NASDAQ Capital Market and NASDAQ must have approved the listing of shares of Neothetics common stock on The NASDAQ Capital Market following the merger; and

•	Neothetics must deliver a fully executed Post-Merger Registration Rights Agreement. See the section entitled “Agreements Related to the Merger — Post-Merger Registration Rights Agreement” beginning on page 127 of this proxy statement/prospectus/information statement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Neothetics and Evofem for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	capital structure;

•	financial statements, undisclosed liabilities and with respect to Neothetics, documents filed with the SEC and the accuracy of information contained in those documents;

•	absence of material changes or events;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	liabilities;

•	regulatory compliance, permits and restrictions;

•	tax matters;

•	inapplicability of anti-takeover statutes;

•	employee benefit plans;

•	insurance;

•	compliance with legal requirements;

•	legal proceedings and orders;

•	authority to enter into the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	transactions with affiliates;

•	votes required for adoption of the Merger Agreement, approval of the merger and approval of the proposals that will come before the Neothetics special meeting;

•	except as otherwise specifically identified in the Merger Agreement, the fact that the consummation of the merger would not contravene organizational documents, applicable laws or require the consent of any third party;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	with respect to Evofem, labor matters;

•	with respect to Evofem, environmental matters;

•	with respect to Evofem, its ability to bid on government contracts;

•	with respect to Evofem, the availability and accuracy of its books and records;

•	with respect to Neothetics, that it is not a shell company;

•	with respect to Neothetics, the opinion of the financial advisor to the Strategic Committee, Oppenheimer, that the merger consideration to be paid by Neothetics in the merger was fair, from a financial point of view, to Neothetics;

•	with respect to Neothetics, the truth, accuracy and completeness of its representations or warranties in the Merger Agreement and the information contained in its disclosure schedule to the Merger Agreement;

•	with respect to Neothetics, the valid issuance in the merger of the Neothetics common stock; and

•	the truth, accuracy and completeness of the information supplied by the parties in this proxy statement/prospectus/information statement.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Neothetics and Evofem to complete the merger.

No Solicitation

Each of Neothetics and Evofem agreed that, except as described below, Neothetics and Evofem will not, and will not authorize or permit any of their respective subsidiaries or any of their respective controlled affiliates, officers, directors, employees, partners, attorneys, accountants, advisors, agents or representatives of such parties or of any such party’s subsidiaries or other controlled affiliates to, directly or indirectly:

•	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any “acquisition proposal,” as defined below, or take any action that would reasonably be expected to lead to an acquisition proposal;

•	furnish any nonpublic information regarding it to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal;

•	approve, endorse or recommend an acquisition proposal; or

•	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an acquisition transaction.

An “acquisition proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to be lead to the contemplation of an “acquisition transaction,” as defined below.

An “acquisition transaction” means the following:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Evofem (or its subsidiaries) or Neothetics (or its subsidiaries) is a constituent corporation, (ii) in which a person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Evofem (or its subsidiaries) or Neothetics (or its subsidiaries), or (iii) in which Evofem (or its subsidiaries) or Neothetics (or its subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such entity (other than as contemplated under the Merger Agreement);

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Evofem (or its subsidiaries) or Neothetics (or its subsidiaries); or

•	any liquidation or dissolution of any of Evofem (or its subsidiaries) or Neothetics (or its subsidiaries).

However, before obtaining the applicable Neothetics or Evofem stockholder approvals required to adopt the Merger Agreement, each party may furnish nonpublic information regarding such party and its respective subsidiaries to, may enter into discussions with, or facilitate or cooperate with the submission of an acquisition proposal made by any person in response to any such acquisition proposal, that after consultation with a financial advisor and outside legal counsel, such party’s board of directors determines in good faith is, or would reasonably be expected to result in a “superior offer,” as defined below, (and is not withdrawn) if:

•	such acquisition proposal did not result from a breach of the no solicitation provisions of the Merger Agreement described above;

•	such party’s board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary duty obligations to its stockholders under applicable legal requirements;

•	at least two business days prior to furnishing any information or entering into discussions with a third party, such party must (i) give the other party written notice of the identity of the third party, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of that party’s intention to furnish information to, or enter into discussions with such third party and (ii) such party must receive from the third party an executed confidentiality agreement on terms no less favorable to such party than those in the confidentiality agreement between Neothetics and Evofem, with such new confidentiality agreement to contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on or behalf of such party (as well as customary “standstill” provisions if Neothetics is the party entering into a new confidentiality agreement with the third party); and

•	substantially contemporaneous with furnishing of any information to a third party, such party furnishes the same information to the other party to the extent not previously furnished. Notwithstanding the non-solicitation provisions of the Merger Agreement described above, Evofem is permitted to take, or refrain from taking, any action described above to the extent any such action is taken in connection with or view a view towards consummating a post-closing financing or refinancing, and no such action or omission will be deemed a violation of the non-solicitation provisions of the Merger Agreement.

A “superior offer” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of capital stock of either Neothetics or Evofem, as applicable, on terms that the Evofem Board or Neothetics Board, as applicable, determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to its stockholders from a financial point of view than the terms of the merger; provided, however, that any such offer will not be deemed to be a “superior offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

The Merger Agreement also provides that each party will promptly (and in no event later than 24 hours after receipt of any acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information) advise the other orally and in writing of any acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information relating to such party or its subsidiaries (including the identity of the third party making or submitting such acquisition proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any third party between the date of the Merger Agreement and the consummation of the merger. Each party will keep the other informed on a prompt basis in all material respects with respect to the status of any such acquisition proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

The Merger Agreement provides that each party must have immediately ceased and caused to be terminated any discussions that existed at the date the Merger Agreement was signed with any third party that related to any acquisition proposal and such party must have promptly requested from each third party that executed a confidentiality agreement in connection with its consideration of making an acquisition proposal prior to the date of the Merger Agreement to return or destroy all confidential information concerning Evofem or Neothetics, as applicable, or any of their subsidiaries, as applicable, and promptly terminated all physical and electronic data access previously granted to such third party.

Meetings of Stockholders

Neothetics is obligated under the Merger Agreement to take all action necessary under applicable legal requirements to call, give notice of and hold a special meeting of its stockholders to vote on the merger, the issuance of Neothetics common stock in the merger, the proposed certificate of amendment to the amended and restated certificate of incorporation of Neothetics, including for purposes of effectuating the Reverse Stock Split. The Neothetics special meeting will be held as promptly as practicable after the effective date of the registration statement on Form S-4.

If on a date preceding the date on which or the date on which the Neothetics special meeting is scheduled, Neothetics reasonably believes that (i) it will not receive proxies sufficient to obtain the requisite stockholder approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Neothetics common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Neothetics special meeting, Neothetics may (or will, at the Evofem’s direction) postpone or adjourn, or make one or more successive postponements or adjournments of, the Neothetics special meeting as long as the date of the Neothetics special meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

Evofem is obligated under the Merger Agreement to obtain written consents of its stockholders sufficient for purposes of (i) adopting the Merger Agreement and approving the merger and all other transactions contemplated by the Merger Agreement, (ii) acknowledging that such approval given is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL, (iii) acknowledging that by its approval of the merger such stockholder is not entitled to appraisal rights with respect to its shares in connection with the merger and thereby waives any rights to receive payment of the fair value of its Evofem capital stock under Delaware Law and (iv) providing for the conversion of all Evofem preferred stock into Evofem common stock immediately prior to, and contingent upon the occurrence of, the effective time of the merger (clauses (i) though (iv) collectively, the Evofem stockholder matters) no later than 11:59 pm on the date that is second business day following the effective date of this registration statement. Stockholders of Evofem that execute written consents approving the Evofem stockholder matters may revoke such consent until 11:59 pm on the date that is second business day following the effective date of this registration statement.

Covenants; Conduct of Business Pending the Merger

Evofem agreed that to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, and in substantially the same manner as conducted previously. Evofem also agreed that, subject to certain limited exceptions, without the written consent of Neothetics, it will not, and will not permit its subsidiaries to do any of the following during the period prior to closing of the merger:

•	amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise; sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Merger Agreement: any capital stock or other security (except for options or common stock issued to Evofem employees, officers, or directors pursuant to the Evofem Equity Incentive Plan or shares of Evofem common stock issued upon the valid exercise of options); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Evofem capital stock (other than pursuant a repurchase right in favor of Evofem with respect to unvested shares at no more than cost);

•	incur any indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an encumbrance over any assets (except (i) for sales of assets in the ordinary course of business and in a manner consistent with past practice; (ii) for dispositions of obsolete or worthless assets or (iii) in connection with a post-closing financing or permitted bridge financing);

•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any Evofem Options, except as may be required under the Evofem Equity Incentive Plan, any other contract, the Merger Agreement or as may be required by applicable legal requirements;

•	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which Evofem or one of its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any Evofem intellectual property rights (other than in the ordinary course of business consistent with past practice);

•	(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Neothetics, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of any Evofem contract or grant any release or relinquishment of any material rights under any Evofem contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole not reflected or accounted for in the Evofem budget; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by any of the foregoing;

•	forgive any loans to any person, including its employees, officers, directors or affiliates (provided that the conversion or settlement of any indebtedness of Evofem or one of its subsidiaries into or for equity securities of Evofem or one of its subsidiaries will not be deemed a forgiveness of such indebtedness);

•	except as contemplated by Evofem’s then existing budget, increase the compensation payable or to become payable to Evofem directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by this Merger Agreement (of which there are none);

•	take any action, other than as required by applicable legal requirements or GAAP, to change accounting policies or procedures;

•	make or change any material tax election inconsistent with past practices; adopt or change any tax accounting method; settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

•	enter into any material partnership arrangements, joint development agreements or strategic alliances, other than in connection with a post-closing financing or refinancing;

•	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

•	make any material expenditure that is inconsistent with those expenditures contemplated by the Evofem budget (provided that nothing herein shall prevent Evofem from making payments on expenses incurred prior to the date of the Merger Agreement and, provided further, that nothing herein shall be deemed to permit Evofem to make any expenditures relating to the consummation of a public offering of Evofem’s capital stock); or

•	amend, modify, waive or otherwise alter the Evofem Support Agreements in any material respect or consent to the transfer of any Evofem stock held or managed by the signatories thereto.

Neothetics agreed that to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, and in substantially the same manner as conducted previously. Neothetics also agreed that, subject to certain limited exceptions, without the written consent of Evofem, it will not, and will not permit its subsidiaries to do any of the following during the period prior to closing of the merger:

•	except for the amendment to its amended and restated certificate of incorporation to effect the proposed Reverse Stock Split, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary);

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date of the Merger Agreement;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Neothetics capital stock, other than as may be required by the Reverse Stock Split;

•	incur any indebtedness or sell, pledge, dispose of or create an encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice or (ii) dispositions of obsolete or worthless assets;

•	accelerate, amend, or change the period (or permit any acceleration, amendment, or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be provided under Neothetics’ stock plan, contract, or the Merger Agreement, or as may be required by applicable legal requirements;

•	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which Neothetics or one of its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;

•	(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any material contract (other than solely to decrease any payment obligation of Neothetics or one of its subsidiaries) or grant any release or relinquishment of any material rights under any material contract, with new obligations or losses of rights in excess of $100,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by any of the foregoing;

•	forgive any loans to any person, including its employees, officers, directors or affiliates;

•	increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee (other than securing a liability “tail” policy for the directors’ and officers’);

•	take any action, other than as required by applicable legal requirements or GAAP, to change accounting policies or procedures;

•	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

•	pay, discharge, satisfy, modify or renegotiate any claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Neothetics, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

•	enter into any material partnership arrangements, joint development agreements or strategic alliances; or

•	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration.

Regulatory Approvals

Neothetics and Evofem agreed:

•	that each party would use its commercially reasonable efforts to file or otherwise submit, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the merger and to submit promptly any additional information requested by any such governmental entity;

•	to prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the merger under any applicable foreign legal requirement relating to antitrust or competition matters; and

•	to respond as promptly as is practicable in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental entity in connection with antitrust or competition matters.

Access to Information

Neothetics and Evofem agreed to:

•	provide reasonable access to the other party during the period prior to the closing of the merger, to such party’s properties, books, contracts, commitments and records (including tax records) and, during such period, to furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided that each party reserved the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information;

•

promptly provide the other party with copies of: (i) all material operating and financial reports prepared by such party (or their respective their representatives), as applicable, for such party’s senior management; (ii) any written materials or communications sent by or on behalf of such party to its stockholders; (iii) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any material contract, as applicable, or sent to such party by any third party to any material contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (iv) any notice, report or other document filed with or sent to any governmental entity in connection with the merger or any of the transactions contemplated thereby; and (v) any material notice, report or other document received from any governmental entity; and

•	keep such information confidential in accordance with the terms of the currently effective confidentiality agreement between the parties; provided that Evofem may make disclosure of such information pursuant to the terms of the Merger Agreement, including in connection with a post-closing financing or refinancing (provided that any third party receiving such information shall be required to execute a non-disclosure agreement on customary terms with respect to any information disclosed in connection therewith).

Other Agreements

Neothetics and Evofem agreed that:

•	from and after the effective time of the merger, Neothetics and the surviving corporation will fulfill and honor in all respects the obligations of Evofem and Neothetics which existed prior to the date of the Merger Agreement to indemnify each of Evofem and Neothetics’ present and former directors and officers, and their heirs, executors and assigns;

•	Evofem will maintain a “tail” policy on its existing directors and officers’ liability insurance policy for a period of six years;

•	Neothetics must secure a directors and officers’ liability “tail” policy on Neothetics’ existing directors and officers for a period of six years;

•	the parties will consult with each other before issuing any press release or otherwise making any public statements with respect to the merger and Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, subject to certain exceptions;

•	each party must promptly notify the other party of any litigation brought, or threatened, against such party and/or members of its board of directors or any of its officers relating to the Merger Agreement and the transactions contemplated thereby, or otherwise, and must keep the other party informed on a reasonably current basis with respect to the status thereof. Each party must also give the other party the right to review and comment on all material filings or responses to be made by such party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other party’s prior written consent;

•	each party will give prompt notice to the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in the Material Agreement to be untrue or inaccurate such that the conditions to closing applicable to such party would fail to be satisfied as of the closing of the merger and (ii) any failure of such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement such that the conditions to closing applicable to such party would fail to be satisfied as of the closing of the merger;

•	each party will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or other transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental entity in connection with the merger or other transactions contemplated by the Merger Agreement; (iii) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under an Evofem material contract; and (iv) any change that would be considered reasonably likely to result in a material adverse effect;

•	each party will cooperate in the preparation, execution and filing of all materials regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the with the merger and other transactions contemplated by the Merger Agreement that are required or permitted to be filed on or before the effective time of the merger;

•	Neothetics will file the certificate of amendment to its amended and restated certificate of incorporation (effecting the Reverse Stock Split and the name change from “Neothetics, Inc.” to “Evofem Biosciences, Inc.”) with the Secretary of State of the State of Delaware to become effective immediately prior to the effective time of the merger;

•	to take all such steps as may be required (to the extent permitted under applicable legal requirements) to cause any acquisition of Neothetics common stock (including derivative securities with respect to such stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Neothetics, to be exempt under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act;

•	Evofem will obtain written consent of its stockholders to, effective upon the date of the closing of the merger, terminate the Evofem Stockholder Agreement and Evofem Registration Rights Agreement;

•	Neothetics will terminate, at Evofem’s request, each Neothetics 401K plan or any other Neothetics employment plan related to medical, dental, life insurance or similar benefits, with such terminations to be effective as of the day immediately preceding the date of the closing of the merger or as soon as reasonably practicable after the consummation of the merger, as applicable;

•	the parties will use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to Evofem’s and/or Neothetics’ counsel, as applicable. None of the parties may take any actions, fail to take any actions, or cause any action to be taken which would reasonably be expected to prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	the parties will treat the merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant tax purposes, unless otherwise required;

•	Neothetics must submit to the holders of Neothetics common stock at the Neothetics special meeting a proposal to approve and adopt the certificate of amendment to the amended and restated certificate of incorporation of Neothetics authorizing the Neothetics Board to effect a reverse stock split at a ratio to be mutually agreed upon by Neothetics and Evofem of all shares of Neothetics common stock. Neothetics must cause the Reverse Stock Split to be implemented and take effect immediately prior to the effective time of the merger;

•	prior to the closing of the merger, Evofem must deliver the Lock-Up Agreements to each of its stockholders and must use its commercially reasonable efforts to cause its stockholders to enter into such Lock-up Agreements;

•	at or immediately following the effective time of the merger, Neothetics will enter into voting agreements, or Post-Merger Voting Agreements, with certain holders of shares of Neothetics common stock then representing more than 19.5% of the then issued and outstanding Neothetics common stock (see the section entitled “Agreements Relating to the Merger — Post-Merger Voting Agreement” beginning on page 129 of this proxy statement/prospectus/information statement); and

•

Neothetics will (i) to the extent required by the rules and regulations of the NASDAQ Stock Market (A) prepare and submit to The NASDAQ Capital Market an application for the listing of the shares of Neothetics common stock to be issued in the merger and use its reasonable commercial efforts to cause such shares to be approved for listing, (B) approve the Reverse Stock Split, and (C) approve the new NASDAQ Capital Market ticker symbol, and (ii) to the extent required by the rules and regulations of the NASDAQ Stock Market, file an initial listing for Neothetics common stock on The NASDAQ Capital Market, or the NASDAQ Capital Market listing application, and use its reasonable commercial efforts to cause such NASDAQ Capital Market listing application to be approved prior to the effective time of the merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

1.	by mutual written consent of Evofem and Neothetics duly authorized by each of their respective board of directors;

2.	by either Neothetics or Evofem if the merger has not been consummated by February 17, 2018 (provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a primary cause of the failure of the merger to occur on or before such date, and Neothetics may not terminate the Merger Agreement until 65 days after the Neothetics special meeting is initially held);

3.	by Neothetics or Evofem if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

4.	by Neothetics or Evofem if Evofem does not obtain the written consent of a requisite number of its stockholders necessary to adopt the Merger Agreement and approve the merger and related matters by 11:59 pm on the date that is two business days after the effectiveness of the registration statement on Form S-4, but this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was a primary cause of Evofem’s failure to obtain the written consent of a requite number of its stockholders necessary to adopt the Merger Agreement and approve the merger and related matters;

5.	by Neothetics or Evofem if the Neothetics special meeting has been held, and stockholders of Neothetics do not approve the merger or the issuance of Neothetics common stock in the merger at the Neothetics special meeting (including any adjournments and postponements thereof), but the right to terminate the Merger Agreement pursuant to this provision will not be available (i) to any party whose failure to fulfill any obligation under the Merger Agreement has been a primary cause of the failure of the Neothetics stockholders to approve the merger or the issuance of Neothetics common stock in the merger at the Neothetics special meeting and (ii) to Neothetics until 65 days after the date the Neothetics special meeting is initially held. In addition, if Neothetics changes or withdraws its recommendation for Proposal Nos. 1, 2 or 3 in a manner adverse to Evofem, Evofem may terminate the Merger Agreement before the expiration of the 60 day period following the date the Neothetics special meeting is initially held;

6.	by Neothetics if Evofem has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Evofem has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate, but if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy unless such or inaccuracy remains uncured as of the tenth business day following the date Neothetics delivers written notice to Evofem of such breach or inaccuracy and its intention to terminate the Merger Agreement pursuant to this provision; provided that no termination may be made pursuant to this provision solely as a result of failure Evofem to receive the requisite approval of its stockholders to adopt and approve the Merger Agreement; and

7.	by Evofem if Neothetics has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Neothetics has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate, but if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy unless such or inaccuracy remains uncured as of the tenth business day following the date Evofem delivers written notice to Neothetics of such breach or inaccuracy and its intention to terminate the Merger Agreement pursuant to this provision; provided that no termination may be made pursuant to this provision solely as a result of failure of Neothetics to receive the requisite approval of its stockholders to approve the merger, the issuance of Neothetics common stock or the certificate of amendment to the amended and restated certificate of incorporation of Neothetics, including for purposes of effectuating the Reverse Stock Split.

8.	by Evofem or Neothetics if the other experiences an event or circumstances that would qualify as a “Material Adverse Effect” as defined in the Merger Agreement and the event or the circumstances causing the Material Adverse Effect are not cured within a 15 day period. See the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 112 of this proxy statement/prospectus/information statement.

Termination Fees

Fees payable by Neothetics

Neothetics must pay Evofem a termination fee of $1.25 million if the Merger Agreement is terminated by Neothetics pursuant to clause 5 above and must pay Evofem an additional $250,000 if an acquisition proposal with respect to Neothetics has been publicly announced, disclosed or otherwise communicated to the Neothetics Board or to Neothetics’ stockholders generally and within 12 months after the date of such termination, Neothetics enters into a definitive agreement with respect to any acquisition transaction or consummates an acquisition transaction as defined above in the section entitled “The Merger Agreement — No Solicitation” beginning on page 116 of this proxy statement/prospectus/information statement.

If the Merger Agreement is terminated by Evofem pursuant to clauses 5 or 7 above Neothetics must reimburse Evofem for all reasonable fees and expenses incurred by Evofem in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $250,000.

Fees payable by Evofem

Evofem must pay Neothetics a termination fee of $1.25 million if the Merger Agreement is terminated pursuant to clause 4 above and Evofem must pay Neothetics an additional $250,000 if an acquisition proposal with respect to Evofem has been publicly announced, disclosed or otherwise communicated to the Evofem Board or to Evofem’s stockholders generally within 12 months after the date of such termination, Evofem enters into a definitive agreement with respect to any acquisition transaction or consummates an acquisition transaction as defined above in the section entitled “The Merger Agreement — No Solicitation” beginning on page 116 of this proxy statement/prospectus/information statement

If the Merger Agreement is terminated by Neothetics pursuant to clauses 4 or 6 above Evofem must reimburse Neothetics for all reasonable fees and expenses incurred by Neothetics in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $250,000.

Amendment

The Merger Agreement may be amended by the parties at any time prior to the effective time of the merger, except that after the Merger Agreement has been adopted and approved by the stockholders of Neothetics or Evofem, no amendment which by legal requirements requires further approval by the stockholders of Neothetics or Evofem, as the case may be, shall be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

Certain Evofem securityholders that beneficially own or control approximately 68% of the voting power of Evofem’s outstanding capital stock on an as-converted to common stock basis entered the Support Agreements, pursuant to which, among other things, these Evofem stockholders agreed to vote all of their shares of Evofem capital stock in favor of the adoption of the Merger Agreement and the approval of the merger, the other transactions contemplated by the Merger Agreement, and any other matter reasonably necessary to facilitate the consummation of the merger and/or the other transactions contemplated by the Merger Agreement. The Evofem stockholder also agreed to vote all of their shares of Evofem capital stock against any “Adverse Proposal,” as defined in the Merger Agreement, and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the Merger Agreement. The Support Agreements will terminate at the earlier of the effective time of the merger or the termination of the Merger Agreement in accordance with its terms.

Lock-Up Agreements

Certain officers and directors of Evofem entered into Lock-Up Agreements with Evofem and Neothetics pursuant to which the officers and directors agreed, except in certain limited circumstances, to refrain from the following Lock-Up Restrictions, (i) offering, pledging, selling, contracting to sell, selling any option or contract purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of or lending any shares of Neothetics common stock or securities convertible into, exercisable or exchangeable for or that represent the right to receive Neothetics common stock whether then owned or thereafter acquired, or the Lock-Up Securities, (ii) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, (iii) making any demanded for or exercise any right with respect to the registration of any Neothetics common stock or any security convertible into or exercisable or exchangeable for Neothetics common stock or (iv) publicly disclosing the intention to do any of the foregoing.

The restrictions in the Lock-Up Agreements automatically terminate 180 days following the effective time of the merger.

Securities Purchase Agreement

On October 17, 2017, Neothetics, the Investors and Evofem entered into the Securities Purchase Agreement pursuant to which Neothetics agreed to sell 9,672,550 (subject adjustment for the Reverse Stock Split and pursuant to Section 1.12(b) of the Merger Agreement) shares of Neothetics common stock for an aggregate purchase price of $20,000,000. The shares of Neothetics common stock will be issued as a private placement exempt from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder. As a condition of, material inducement to, and consideration for the willingness of the Investors to enter into the Securities Purchase Agreement, Evofem will, immediately prior to the effective time of the merger, issue the Investor Warrants to the Investors. The Investor Warrants will be exercisable for the purchase an aggregate of 158,999,371 shares of Evofem common stock at an exercise price of $0.001 (subject to adjustment pursuant to Section 1.12(b) of the Merger Agreement) per share. The Investor Warrants will be automatically exercised on a cashless basis at the effective time of the merger, and the shares of Evofem common stock issued upon exercise of the Investor Warrants will be eligible to receive shares of Neothetics common stock in an amount equal to the common stock exchange ratio upon completion of the merger.

The conditions to close the Financing include: (i) the performance by Evofem and Neothetics of all obligations, covenants and agreements required by the Securities Purchase Agreement, (ii) the requirement that all corporate and other proceedings are completed prior to closing and that any documents incidental to the closing and

Securities Purchase Agreement are delivered at or prior to closing, (iii) the Evofem Board’s authorization of the issuance of the Investor Warrants, (iv) Evofem and Neothetics’ receipt of all the relevant governmental and stockholder approvals for the Financing, (v) the prohibition on amendments to Merger Agreement in a manner that (A) would decrease the merger consideration payable for Evofem Options and Evofem Warrants held by the Investors, (B) imposes any material restriction or additional conditions on the payment of merger consideration to the Investors, (C) imposes any material restrictions or obligations on the Investors or (D) or that materially amends the Merger Agreement, (vi) Evofem and Neothetics’ delivery of certain certificates, (vii) a requirement that the representation and warranties of Neothetics and Evofem must be true and correct in all material respects, expect to the extent such representations and warranties were made as of a particular date, (viii) Neothetics’ and Evofem’s compliance with applicable laws, (ix) and delivery of a fully executed registration rights agreement for the benefit of the Investors and certain stockholders of Neothetics, or the Post-Merger Registration Rights Agreement. The Securities Purchase Agreement will automatically terminate upon the earlier of the termination of the Merger Agreement or, at the Investors’ written election, the filing of any action, suit or other legal proceeding before a court, in each case, by Evofem, Neothetics or the other an Evofem stockholder party to the Support Agreement, in each case, against the Investors or any of their affiliates arising from the Merger Agreement or the transactions contemplated by the Merger Agreement.

The issuance of shares of Neothetics common stock in accordance with the Securities Purchase Agreement would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in Neothetics common stock. The stockholders do not have preemptive rights to subscribe for additional shares that may be issued by Neothetics in order to maintain their proportionate ownership of Neothetics common stock.

Post-Merger Registration Rights Agreement

Upon closing the Financing, Neothetics will enter into the Post-Merger Registration Rights Agreement with the Investors and certain other current holders of Evofem and Neothetics capital stock. Pursuant to the Post-Merger Registration Rights Agreement, the Company is required to file a shelf registration statement with respect to shares of Neothetics capital stock, or the Registrable Securities, held by the Evofem stockholders who are party to this agreement, or the Rights Holders, within 60 days of the effective date of the merger. Subject to limited exceptions, the post-merger combined company will be required to maintain the effectiveness of any this shelf registration statement until the Registrable Securities covered by the this shelf registration have been disposed of or are no longer Registrable Securities. In addition, the Rights Holders have the right to demand that Neothetics’ effect the registration of any or all of the Registrable Securities and/or effectuate the distribution of any or all of their Registrable Securities subject to certain exceptions and limitations. The Rights Holders also have customary piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

These registration rights granted under the Post-Merger Registration Rights Agreement are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and Neothetics’ right to delay or withdraw a registration statement under certain circumstances. The registration rights granted in the Post-Merger Registration Rights Agreement are subject to customary indemnification and contribution provisions.

Post-Merger Voting Agreement

At or immediately following the effective time of the merger, Neothetics will enter into Post-Merger Voting Agreements with certain holders, or the Voting Agreement Holders, of shares of Neothetics common stock then representing more than 19.5% of the then issued and outstanding Neothetics common stock, or the Threshold. The Post-Merger Voting Agreements will grant Neothetics or its designee a proxy to vote on matters presented to Neothetics’ stockholders, or the Proxy Matters, any and all shares of Neothetics common stock held by a Voting Agreement Holder in excess of the Threshold, or the Proxy Shares. In accordance with the proxies granted to Neothetics by the Post-Merger Voting Agreements, the Proxy Shares shall be voted in the same proportions as the shares voted by all other Neothetics stockholders voting on the Proxy Matters. The Post-Merger Voting Agreements may not be revoked by a Voting Agreement Holder so long as such holder holds shares of Neothetics common stock in excess of the Threshold.

MATTERS BEING SUBMITTED TO A VOTE OF NEOTHETICS STOCKHOLDERS

Neothetics Proposal No. 1: Approval of the Merger Agreement, the Merger and the Issuance of Common Stock in the Merger

At the Neothetics special meeting, Neothetics stockholders will be asked to approve the merger and the issuance of Neothetics common stock pursuant to the Merger Agreement. Immediately following the merger and the Financing, it is expected that Evofem stockholders will own approximately 87% of the common stock of Neothetics, with existing Neothetics stockholders holding approximately 13% of the common stock of Neothetics.

The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Neothetics common stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote; Recommendation of Board of Directors

Presuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Neothetics common stock having voting power present in person or represented by proxy at the Neothetics special meeting is required for approval of Neothetics Proposal No. 1. Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT THE NEOTHETICS STOCKHOLDERS VOTE “FOR” NEOTHETICS PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF NEOTHETICS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Neothetics Proposal No. 2: Approval of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Neothetics Effecting the Reverse Stock Split

General

At the Neothetics special meeting, Neothetics stockholders will be asked to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting a reverse stock split of the issued and outstanding shares of Neothetics common stock, in accordance with a ratio to be determined by mutual agreement of Neothetics and Evofem, and approved by the Neothetics Board, within a range of one share of Neothetics common stock for every [●] to [●] shares of Neothetics common stock (or any number in between), or the Reverse Stock Split. Upon the effectiveness of the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the Reverse Stock Split, or the split effective time, the shares of Neothetics common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Neothetics stockholder will own one share of Neothetics common stock for each [●] to [●] shares of issued common stock (or some number in between as applicable) held by that stockholder immediately prior to the split effective time.

If the Neothetics stockholders approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics, Neothetics and Evofem will mutually agree, subject to the determination of the Neothetics Board that it is in the best interests of Neothetics and its stockholders, whether to effect the Reverse Stock Split and, if so, the number of shares of common stock within the stockholder-approved range (between [●] to [●] shares) which will be combined into one share of Neothetics common stock. The Neothetics Board believes that stockholder approval of this range of reverse stock split ratios (as opposed to approval of a single reverse stock split ratio) provides the Neothetics Board with appropriate flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of Neothetics and its stockholders. If Neothetics Proposal No. 2 is approved, Neothetics anticipates the Reverse Stock Split would become effective in connection with the closing of the merger.

The Neothetics Board may determine to effect the Reverse Stock Split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the merger and the issuance of shares of Neothetics common stock pursuant to the Merger Agreement.

The form of the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to effect the Reverse Stock Split, as more fully described below, will effect the Reverse Stock Split but will not change the number of authorized shares of common stock or preferred stock, or the par value of Neothetics common stock or preferred stock.

Purpose

The Neothetics Board approved the proposal approving the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the Reverse Stock Split for the following reasons:

•	the Neothetics Board believes effecting the Reverse Stock Split is necessary to help avoid a delisting of Neothetics common stock in the future;

•	the Reverse Stock Split would bring the share price of the combined company to a level that is customary among successful companies listed on the major US stock exchanges;

•	the increased share price resulting from the Reverse Stock Split could broaden the pool of potential investors into the combined company by meeting the requirements of certain institutional investors who have internal policies prohibiting them from purchasing stocks below a certain minimum share price, and by meeting the requirements of certain financial advisors who have policies to discourage their clients from investing into such stocks; and

•	the increased share price resulting from the Reverse Stock Split could allow inclusion of the combined company’s common stock in certain biotech indices, and thereby allow investment in the combined company by certain index funds.

Potential Increased Investor Interest

On [●], 2017, Neothetics common stock closed at $[●] per share. An investment in Neothetics common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Neothetics Board believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in an increase in the per share price of Neothetics common stock.

Neothetics cannot predict whether the Reverse Stock Split will increase the market price for Neothetics common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Neothetics common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Neothetics common stock outstanding before the Reverse Stock Split;

•	the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the Reverse Stock Split will result in increased trading volume in Neothetics common stock;

•	the Reverse Stock Split will result in a per share price that will increase the ability of Neothetics to attract and retain employees; or

•	that Neothetics will otherwise meet the requirements of The NASDAQ Capital Market or other national securities exchange.

The market price of Neothetics common stock will also be based on performance of Neothetics and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of Neothetics common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Neothetics may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of Neothetics common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

The certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the Reverse Stock Split is set forth in Annex D to this proxy statement/prospectus/information statement.

The Reverse Stock Split will be effected simultaneously for all outstanding shares of Neothetics common stock. The Reverse Stock Split will affect all of the Neothetics stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Neothetics, except to the extent that the Reverse Stock Split results in any of the Neothetics stockholders owning a fractional share. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. The Reverse Stock Split does not affect the total proportionate ownership of Neothetics following the merger. The Reverse Stock Split will not affect Neothetics continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Neothetics stockholders approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the Reverse Stock Split, and if the Neothetics Board still believes that a Reverse Stock Split is in the best interests of Neothetics and its stockholders, Neothetics will file the certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware at such time as the Neothetics Board has determined to be the appropriate split effective time. The Neothetics Board may delay effecting the Reverse Stock Split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the Reverse Stock Split and/or corporate name change have been effected. Neothetics expects that the Neothetics transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Neothetics. In the event that Neothetics Proposal No. 3 is approved by Neothetics, the certificates reflecting the post-split shares will also reflect the change of the Neothetics corporate name to “Evofem Biosciences, Inc.” No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on The NASDAQ Capital Market or other national securities exchange on the first trading day immediately following the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

By approving the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the Reverse Stock Split, stockholders will be approving the combination of every [●] to [●] shares of Neothetics common stock (or some number in between) into one share of Neothetics common stock.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Neothetics is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Neothetics or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Neothetics Board or contemplating a tender offer or other transaction for the combination of Neothetics with another company, the Reverse Stock Split proposal is not being proposed in response to any effort of which Neothetics is aware to accumulate shares of Neothetics common stock or obtain control of Neothetics, other than in connection with the merger, nor is it part of a plan by management to recommend a series of similar amendments to the Neothetics Board and stockholders. Other than the proposals being submitted to the Neothetics stockholders for their consideration at the Neothetics special meeting, the Neothetics Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Neothetics. For more information, please see the section entitled “Risk Factors — Risks Related to the Combined Organization” beginning on page 63 of this proxy statement/prospectus/information statement.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of the material U.S. federal income tax consequences of the Reverse Stock Split to holders of Neothetics common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of the merger. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of Neothetics common stock.

This discussion is limited to holders who hold their Neothetics common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Neothetics common stockholder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders of Neothetics common stock that are subject to particular rules, including, without limitation:

•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding Evofem common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons who are not U.S. Holders;

•	banks, insurance companies, and other financial institutions;

•	mutual funds, real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities;

•	partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Evofem common stock under the constructive sale provisions of the Code;

•	persons who hold or receive Evofem common stock pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons who hold Evofem common stock as “qualified small business stock” pursuant to Section 1202 of the Code;

•	persons holding Evofem common stock who exercise dissenters’ rights; and

•	tax-qualified retirement plans.

This discussion is limited to holders of Neothetics common stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Neothetics common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds Neothetics common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Neothetics common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

In addition, the following discussion does not address the tax consequences of the Reverse Stock Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Reverse Stock Split

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder of Neothetics common stock generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Neothetics common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of Neothetics common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the Neothetics common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Neothetics common stock), and such U.S. Holder’s holding period in the shares of Neothetics common stock received should include the holding period in the shares of Neothetics common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Neothetics common stock surrendered to the shares of Neothetics common stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders of shares of Neothetics common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. Holder of Neothetics common stock that receives cash in lieu of a fractional share of Neothetics common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Neothetics common stock surrendered that is allocated to such fractional share of Neothetics common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for Neothetics common stock surrendered exceeded one year at the effective time of the Reverse Stock Split.

Information Reporting and Backup Withholding

A U.S. Holder of Neothetics common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. A U.S. Holder of Neothetics common stock will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder of Neothetics common stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of Neothetics common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Required Vote; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the shares of Neothetics common stock having voting power outstanding on the record date for the Neothetics special meeting is required to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics effecting the Reverse Stock Split of Neothetics common stock. Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT NEOTHETICS STOCKHOLDERS VOTE “FOR” NEOTHETICS PROPOSAL NO. 2 TO APPROVE THE CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEOTHETICS EFFECTING THE REVERSE STOCK SPLIT.

Neothetics Proposal No. 3: Approval of Name Change

At the Neothetics special meeting, holders of Neothetics stock will be asked to approve the certificate of amendment to the amended and restated certificate of incorporation of Neothetics to change the name of the corporation from “Neothetics, Inc.” to “Evofem Biosciences, Inc.” by filing the certificate of amendment to the amended and restated certificate of incorporation at the effective time of the merger. The primary reason for the corporate name change is that management believes this will allow for brand recognition of Evofem product candidates and product candidate pipeline following the consummation of the merger. Neothetics management believes that the current name will no longer accurately reflect the business of Neothetics and the mission of Neothetics subsequent to the consummation of the merger.

Required Vote; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the shares of Neothetics common stock having voting power outstanding on the record date for the Neothetics special meeting is required to approve the certificate of amendment to the amended and restated certificate of incorporation to change the name “Neothetics, Inc.” to “Evofem Biosciences, Inc.” Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT NEOTHETICS STOCKHOLDERS VOTE “FOR” NEOTHETICS PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

Neothetics Proposal No. 4: To Approve the Certificate of Amendment to the Amended and Restated Certificate of Incorporation Causing Neothetics as the Post-Merger Combined Entity Not to be Subject to Section 203 of the DGCL.

The Proposal

Section 203 of the DGCL provides that any person or entity who acquires 15% or more in voting power of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of transactions (referred to as “business combinations”) with the corporation for a period of three years following the date the person became an interested stockholder, subject to certain exceptions. The exceptions are (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% in voting power of the corporation’s voting stock outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and authorized, at a stockholder meeting and not by written consent, by the affirmative vote of at least 66 2/3% in voting power of the outstanding voting stock not owned by the interested stockholder. Under Section 203 of the DGCL, a corporation can elect not to be subject to Section 203 if the corporation inserts a provision to that effect in its certificate of incorporation or if the stockholders of the corporation insert a provision to that effect in the bylaws of the corporation. The purpose of this amendment is to give the post-merger combined entity greater flexibility in the future to enter into any potential business combinations (such as mergers, asset sales and securities issuances) with any future “interested stockholder” without having to go through the time and expense in waiving the application of Section 203 with respect to such future “interested stockholder.”

By approving this Proposal No. 4 Neothetics stockholders are also approving the certificate of amendment to the amended and restated certificate of incorporation, attached hereto as Annex D, reflecting the amendment contemplated by this Proposal No. 4. The proposed certificate of amendment to the amended and restated certificate of incorporation reflecting the changes contemplated by this Proposal No. 4 will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective, if the merger is consummated.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the shares of Neothetics common stock having voting power outstanding on the record date for the Neothetics special meeting is required to approve the certificate of amendment to the amended and restated certificate of incorporation to cause the post-merger combined entity not to be governed by or subject to Section 203 of the DGCL.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT NEOTHETICS STOCKHOLDERS VOTE “FOR” NEOTHETICS’ PROPOSAL NO. 4 TO ELECT FOR NEOTHETICS AS THE POST-MERGER COMBINED ENTITY NOT TO BE GOVERNED BY OR SUBJECT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.

Neothetics Proposal No. 5: Approval of the Issuance of Neothetics Common Stock in the Financing

The Proposal

Neothetics common stock is currently listed on The NASDAQ Capital Market and Neothetics is subject to the listing rules of The NASDAQ Stock Market. NASDAQ Listing Rule 5635(d) requires Neothetics to obtain stockholder approval prior to the issuance of Neothetics common stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by Neothetics of Neothetics common stock (and/or securities convertible into or exercisable for Neothetics common stock) equal to 20% or more of the Neothetics common stock outstanding before the issuance. Shares of Neothetics common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

Pursuant to the Merger Agreement, the obligations of Neothetics, Merger Sub and Evofem to consummate the Merger are subject to the satisfaction of various conditions, including the completion of the transactions contemplated by the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, Neothetics agreed to sell 9,672,550 (subject to adjustment of the Reverse Stock Split and pursuant to Section 1.12(b) of the Merger Agreement) shares of Neothetics common stock for an aggregate purchase price of $20,000,000, pursuant to a private placement exempt from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder, or the Financing. We are seeking stockholder approval for the issuance of shares of Neothetics common stock in the Financing.

The issuance of shares of Neothetics common stock in accordance with the Financing would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in Neothetics common stock. The stockholders do not have preemptive rights to subscribe for additional shares that may be issued by Neothetics in order to maintain their proportionate ownership of Neothetics common stock.

Assuming a quorum is present at the Neothetics special meeting, approval of the Financing requires the affirmative vote of a majority of the total votes cast on this matter, in accordance with NASDAQ Listing Rule 5635(e)(4).

Proposed Financing

Upon the approval of this Proposal 5, our stockholders will have agreed to the closing of the transactions contemplated under the Securities Purchase Agreement, including the issuance of in excess of 20% of Neothetics’ issued and outstanding Neothetics common stock, consisting of 9,672,550 (subject to adjustment for the Reverse Stock Split and pursuant to Section 1.12(b) of the Merger Agreement).

The Neothetics common stock will be sold to accredited investors affiliated with Evofem at a purchase price of approximately $2.06 per share. Descriptions of the Neothetics common stock are set forth in this proxy statement/prospectus/information statement in the section entitled “Description of Neothetics Capital Stock” beginning on page 218 of this proxy statement/prospectus/information statement and additional information regarding the Financing and the Securities Purchase Agreement is set forth in the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement.

Under NASDAQ Listing Rule 5635, we may not issue securities representing more than 19.99% of the outstanding Neothetics common stock prior to stockholder approval. If we do not obtain stockholder approval for this Proposal 5, the merger may not close, since the Financing and resulting issuance of Neothetics common stock is a condition to each party’s obligation to consummate the transactions contemplated by the Merger Agreement. If the merger is not consummated, we will not consummate the Financing.

Vote Required; Recommendation of Board of Directors

Approval of the Financing Proposal No. 5 requires the affirmative vote of the holders of a majority of the shares of Neothetics common stock having voting power present in person or represented by proxy at the Neothetics special meeting. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this Proposal No. 5.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” NEOTHETICS PROPOSAL NO. 5 TO APPROVE THE ISSUANCE OF SHARES OF NEOTHETICS COMMON STOCK IN CONNECTION WITH THE FINANCING.

Neothetics Proposal No. 6: Advisory Non-Binding Vote on Merger-Related Executive Compensation Arrangements

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Neothetics provide stockholders with the opportunity to vote to approve, on a non-binding advisory vote basis, the payment of certain compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger, as disclosed in the section entitled “The Merger — Interests of the Neothetics Directors and Executive Officers in the Merger,” beginning on page 105 of this proxy statement/prospectus/information statement.

Upon the consummation of the merger, the combined company expects to terminate each Neothetics named executive officer without cause. Therefore, Neothetics is asking stockholders to indicate their approval of the compensation that will or may become payable by Neothetics to its named executive officers in connection with the merger and the associated termination of the named executive officers without cause upon the consummation of the merger. These payments are set forth in the section entitled “The Merger — Interests of the Neothetics Directors and Executive Officers in the Merger — Golden Parachute Compensation” beginning on page 106 of this proxy statement/prospectus/information statement, and the accompanying footnotes. In general, the severance agreements, equity awards and other arrangements pursuant to which these compensation payments may be made have previously formed a part of Neothetics’ overall compensation program for its named executive officers and previously have been disclosed to stockholders as part of Neothetics’ annual proxy statements or its other reports filed with the SEC. These severance agreements, equity awards and other arrangements were adopted and approved by the Neothetics Board, upon recommendation of its compensation committee, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, Neothetics’ is seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Neothetics, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Neothetics to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of the Neothetics Directors and Executive Officers in the Merger — Golden Parachute Compensation” beginning on page 106 of this proxy statement/prospectus/information statement.

Stockholders of Neothetics should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Neothetics, its board of directors or the named executive officers. Further, the underlying severance agreements, equity awards and other arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated and Neothetics’ named executive officers are terminated in connection with the merger, the named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to the underlying severance agreements, equity awards and other arrangements Neothetics entered into with these named executive officers.

The affirmative vote of the holders of a majority of the shares of Neothetics common stock having voting power present in person or represented by proxy at the Neothetics special meeting is required to approve the non-binding advisory vote on merger-related executive compensation arrangements.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT THE NEOTHETICS STOCKHOLDERS VOTE “FOR” NEOTHETICS PROPOSAL NO. 6 TO APPROVE, ON A NON-BINDING ADVISORY VOTE BASIS, COMPENSATION THAT WILL OR MAY BECOME PAYABLE BY NEOTHETICS TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

Neothetics Proposal No. 7: Approval of Possible Adjournment of the Neothetics Special Meeting

If Neothetics fails to receive a sufficient number of votes to approve Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6, Neothetics may propose to adjourn the Neothetics special meeting, for a period of not more than 15 days, for the purpose of soliciting additional proxies to approve Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6. Neothetics currently does not intend to propose adjournment at the Neothetics special meeting if there are sufficient votes to approve Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6.

The affirmative vote of the holders of a majority of the shares of Neothetics common stock having voting power present in person or represented by proxy at the Neothetics special meeting is required to approve the adjournment of the Neothetics special meeting for the purpose of soliciting additional proxies to approve Neothetics Proposal Nos. 1, 2, 3, 4, 5 and 6.

THE NEOTHETICS BOARD UNANIMOUSLY RECOMMENDS THAT THE NEOTHETICS STOCKHOLDERS VOTE “FOR” NEOTHETICS PROPOSAL NO. 6 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF NEOTHETICS PROPOSAL NOS. 1, 2, 3, 4, 5 AND 6.

NEOTHETICS BUSINESS

Overview

Neothetics is a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Its initial focus is on localized fat reduction and body contouring. Its lead product candidate, LIPO-202, is a first-in-class injectable formulation of the long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient in the U.S. Food and Drug Administration, or FDA, approved inhaled products SEREVENT DISKUS®, ADVAIR HFA® and ADVAIR DISKUS®.

In June 2017, Neothetics announced that its Phase 2 proof-of-concept clinical trial, LIPO-202-CL-31, did not demonstrate improvement on any efficacy measurements or separation from placebo. As a consequence of the negative results from the Phase 2 proof-of-concept clinical trial of its lead product candidate LIPO-202, Neothetics announced its plans to initiate a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination, licensing arrangement or partnership that will allow for it to maximize shareholder value from its remaining assets and cash resources. Oppenheimer was retained to act as Neothetics’ exclusive financial advisor for this process. Further related to the negative clinical trial results, Neothetics implemented a reduction of its current full-time workforce of six employees to two employees in order to reduce operating expenses and conserve cash resources. The workforce was reduced to three employees during the third quarter of 2017 and the reduction is expected to be completed during the fourth quarter of 2017 or the first quarter of 2018. In addition, Neothetics is taking the necessary steps to close out its clinical trial sites relating to its Phase 2 proof-of-concept clinical trial.

If any future clinical trials for LIPO-202 are successful, Neothetics would then expect to file a new drug application, or NDA, utilizing the 505(b)(2) regulatory pathway, which permits Neothetics to file an NDA where at least some of the information required for approval comes from studies that were not conducted by or for it, and to which Neothetics does not have a right of reference, and which allows it to rely to some degree on the FDA’s finding of safety for, and approval of, another product containing salmeterol xinafoate, the active ingredient in LIPO-202. If clinical trials provide a demonstration of efficacy and if approved by the FDA, Neothetics believes LIPO-202 will be a best-in-class non-surgical procedure for localized fat reduction and body contouring.

In February 2016, the Neothetics Board established an Operating Committee to assist with many of the responsibilities arising in the day-to-day operations of the company that normally would be managed by its Chief Executive Officer and President, which position is currently vacant. The Operating Committee currently is comprised of three members of the Board of Directors: Martha J. Demski, Kim Kamdar, Ph.D., and Jeffrey Nugent.

Since commencing operations in February 2007, Neothetics has invested substantially all of its efforts and financial resources in the research and development and commercial planning for LIPO-202. Through September 30, 2017, Neothetics has funded substantially all of its operations through the sale and issuance of its preferred stock, venture debt, convertible debt and the sale of shares in its initial public offering.

Neothetics has never been profitable and, as of September 30, 2017, had an accumulated deficit of $133.5 million. Neothetics incurred net losses of $1.8 million and $2.4 million for the three months ended September 30, 2017 and 2016, respectively, and $7.6 million and $11.0 million for the nine months ended September 30, 2017 and 2016, respectively. Neothetics expects to continue to incur net operating losses for the foreseeable future. There is substantial doubt about Neothetics’ ability to continue as a going concern within one year after the date that the financial statements for the quarter ended September 30, 2017 are issued.

Neothetics’ patent estate consists of nine U.S. issued/allowed method of treatment and/or formulation patents and four U.S. pending patent applications, as well as granted and/or pending foreign counterparts of the U.S. patents and pending applications. Seven of the nine issued/allowed U.S. patents are directed to both LIPO-202 and LIPO-102 product candidates. Neothetics’ patent directed to methods of treatment and pharmaceutical formulations is expected to expire no earlier than 2026.

Government Regulation

For a description of the regulatory environment in which Neothetics operates, please refer to the section entitled “Government Regulation” included in the description of Neothetics’ business in Item 1 of its annual report on Form 10-K for the year ended December 31, 2016.

Sales and Marketing

Neothetics has retained all commercial rights to LIPO-202 and LIPO-102 in all areas of the world except Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan. Neothetics’ plan is to create a focused commercial capability in the United States to market and sell LIPO-202 and LIPO-102 and to consider strategic partners in other areas of the world to complete development and commercialization of the product candidate.

Manufacturing

Neothetics contracts with third parties for the manufacture of LIPO-202 and LIPO-102 and intend to do so in the future. Neothetics does not own or operate and does not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, and which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Neothetics’ systems and contractors are required to be in compliance with these regulations, and this is assessed regularly through monitoring of performance and a formal audit program.

Competition

For a description of Neothetics’ competition, please refer to the section entitled “Competition” included in the description of Neothetics’ business in Item 1 of its annual report on Form 10-K for the year ended December 31, 2016.

Intellectual Property and Material Agreements

For a description of Neothetics’ intellectual property and certain license and technology agreements, please refer to the sections entitled “Intellectual Property” and Material Agreements” included in the description of Neothetics’ business in Item 1 of its annual report on Form 10-K for the year ended December 31, 2016.

Facilities

Neothetics’ corporate headquarters are located in San Diego, California, where it leases approximately 14,687 square feet of office space. Neothetics occupies approximately 3,580 square feet of this space and subleases approximately 11,107 square feet of this space. On January 20, 2015, Neothetics entered into an operating lease through March 2020. Neothetics has a renewal option for an additional five years. Neothetics believes that its existing facilities are adequate for its current needs.

Legal Proceedings

Neothetics is subject from time to time to various claims and legal actions during the ordinary course of its business. Neothetics believes that there are currently no claims or legal actions that would reasonably be expected to have a material adverse effect on its results of operations or financial condition.

Employees

As of October 20, 2017, Neothetics had three employees. No Neothetics employees are represented by a labor union or subject to a collective bargaining agreement. Neothetics has not experience any work stoppage and considers its relations with its employees to be satisfactory.

General Information

Neothetics was originally incorporated in Delaware in February 2007 as Lipothera, Inc. In September 2008, the company changed its name to Lithera, Inc. and in August 2014, the company changed its name to Neothetics, Inc. Neothetics’ principal corporate offices are located at 9171 Towne Centre Drive, Suite 270, San Diego, CA 92122 and its telephone number is (858) 750-1008. Neothetics’ website is located at www.neothetics.com. The Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act Exchange Act will be made available free of charge on its website as soon as reasonably practicable after the company electronically file such material with, or furnish it to, the SEC.

EVOFEM BUSINESS

Overview

Evofem is a clinical-stage specialty biopharmaceutical company committed to improving the health and well-being of women throughout the world by addressing women’s unmet medical needs through the discovery, development and commercialization of innovative, next generation women’s healthcare products. Evofem’s multipurpose prevention technology, or MPT, is a vaginal gel being developed for multiple indications, including contraception, sexually transmitted infections, or STIs, and bacterial vaginosis, or BV.

Evofem’s lead product candidate, Amphora, is a hormone-free, on demand, woman-controlled vaginal gel currently in a Phase 3 clinical trial as a contraceptive and in a Phase 2b/3 trial for the prevention of certain STIs. In addition, Evofem recently completed a Phase 1 trial of its MPT vaginal gel for the reduction of recurrence of BV and is currently designing a Phase 2b/3 trial for this indication.

Based on Evofem’s market research, Evofem believes a majority of women seeking birth control are concerned about exposure to hormones. Hormone-based contraception is the current standard in female birth control. This research also indicates that women are actively seeking alternative methods of contraception, but have limited options to reduce exposure to hormones. As a result, women are dissatisfied with current products on the market. Amphora is designed to empower women by offering a hormone-free, on demand, woman-controlled contraceptive.

Evofem’s MPT vaginal gel has also demonstrated a broad spectrum of antimicrobial activity in vitro, including on chlamydia, gonorrhea, and bacterial vaginosis causing microbes, the three most common causes of reproductive tract infection. There are currently no products indicated for the prevention of chlamydia or gonorrhea, or the reduction of recurrence of BV. Evofem believes its MPT vaginal gel offers a significant opportunity to address this important unmet medical need for women.

Evofem’s MPT vaginal gel has been granted designation as a Qualified Infectious Disease Product, or QIDP, by the U.S. Food and Drug Administration, or FDA, for two separate indications: prevention of urogenital gonorrhea infection in women and reduction of recurrence of BV. A drug that receives QIDP designation may qualify for the FDA’s fast-track program, which is intended to expedite review of drugs and facilitate development so an approved product can reach the market expeditiously. QIDP designations also provide an additional five years of marketing exclusivity for an approved product.

Evofem has an exclusive worldwide license to its MPT vaginal gel from Rush University, a nationally recognized research institution. Evofem’s MPT vaginal gel was initially developed by the Program for Topical Prevention of Conception and Disease, an organization led by Rush University dedicated to the discovery and creation of topical products that can prevent pregnancy and the spread of STIs.

Evofem’s Strategy

Evofem is committed to providing women with direct control and management of their sexual and reproductive health. Key elements of Evofem’s strategy include:

•	Rapid and timely completion of its current Phase 3 clinical trial to seek approval and subsequently commercialize Amphora for contraception. Evofem’s initial focus is the development and commercialization of Amphora as a hormone-free, on demand, woman-controlled contraceptive. Evofem believes this will create a platform for Evofem to advance its supplemental indications and allow Evofem to effectively deploy investor capital for the benefit of all stakeholders.

•	Leverage its MPT vaginal gel technology platform to develop and commercialize novel, first-in-class products for women. Evofem intends to expand on its contraceptive indication by being the first company to market a contraceptive product with an additional indication for the prevention of chlamydia and gonorrhea. In addition, Evofem intends to develop a product for the reduction of recurrence of BV.

•	Expand its intellectual property position by pursuing opportunities to extend the exclusivity of its highly differentiated and proprietary MPT vaginal gel. Evofem intends to aggressively pursue additional and new patent applications to broaden its intellectual property portfolio. Evofem will continue to seek to obtain domestic and international patent protection and endeavor to promptly file patent applications for new commercially valuable inventions, as well as obtain additional technologies from third-parties.

•	Expand its product pipeline. Evofem intends to opportunistically acquire additional products or product candidates that enhance its offerings and complement its core competencies in women’s healthcare.

•	Build a world class organization committed to the discovery, development and commercialization of products that address unmet needs in women’s sexual and reproductive health. Evofem has assembled a world class team with industry-recognized expertise in the development and commercialization of products in women’s healthcare. Evofem intends to continue to build on its leadership position and grow a culture dedicated to the development and commercialization of medicines that continue to address the unmet medical needs of women.

The Contraceptive Market Overview

In 2016, the global revenue for contraceptive products was $21.2 billion and projected to grow at 6.8% per annum to $35.8 billion by 2024, making contraception a substantial and growing subset of the overall healthcare market. This growth is expected to continue to be driven by the United States and Europe because favorable government policies aimed at preventing unwanted pregnancies are in place. The number of women using contraception is projected to grow through 2030.

Current contraceptive options include devices designed to prevent pregnancy through physical means such as condoms, diaphragms and intrauterine devices, or IUDs, and pharmaceutical options such as a variety of hormonal-based approaches, including oral contraceptives, vaginal rings containing hormones, intramuscular injections, subcutaneous implants and transdermal patches.

Existing contraceptive options can have significant side effects or other limitations. Long-acting options such as IUDs, hormonal injections and implants require medical procedures and are not quickly or easily reversible. Hormonal approaches can be associated with undesirable side-effects such as weight gain and mood changes, which may lead women to seek alternative contraceptive technologies or decide to not use any form of the contraceptive options currently available. Several spermicidal products currently available over-the-counter for use as vaginal contraceptives are based on surfactants, which can cause genital irritation and inflammation that may increase the risk of contracting human immunodeficiency virus, or HIV, from an infected partner. In addition, spermicides containing the active ingredient nonoxynol-9, or N-9, have been required by the FDA to carry a label warning for the risk of contracting HIV. Unlike other vaginal contraceptives currently on the market, Amphora is free of surfactants such as nonoxynol-9.

The unmet medical needs of the contraception market and the shift away from traditional methods of contraception such as oral contraceptives makes the entry of a non-hormonal contraceptive option such as Amphora timely and desirable. Currently, the only non-hormonal prescription contraceptive method approved in the U.S. market are a copper IUD, which is intrusive and could remain in the user’s body for up to 10 years or a diaphragm, which can be difficult to insert and must be used with contraceptive gel.

Additionally, Evofem believes that growing concern associated with the increasing prevalence of sexually transmitted diseases along with growing demand for new innovative contraception options will further drive global contraceptives market growth.

Market Opportunity

Evofem believes its key market strengths are as follows:

•	Evofem’s MPT vaginal gel is potentially disruptive to the existing contraceptive landscape and is designed to address underserved and unmet needs in the women’s healthcare market;

•	Evofem expects to benefit from favorable trends away from the daily use of oral forms of hormonal contraception to more innovative technologies that underpin the large and growing global contraceptive market;

•	Evofem has robust proprietary technology protected by an intellectual property portfolio currently extended to 2033; and

•	Evofem intends to add indications to its lead product candidate, Amphora, and to add complementary products or product candidates to its pipeline expected to provide future growth opportunities within the global contraceptive market.

Evofem believes its product candidates are well positioned to fulfill unmet needs within the existing contraceptive market and to compete with existing contraceptive options. Market penetration requires development and implementation of a tailored strategy, involving healthcare policy officials and healthcare providers for each country or territory.

Innovation and new product introduction in women’s reproductive healthcare and contraception has been limited when compared to other leading therapeutic categories. There have been no approvals in women’s contraception for the year to date 2017 as compared to, for example, oncology, where there have been more than 40 approvals in the same period, demonstrating a unique opportunity in this underdeveloped field.

According to the Centers for Disease Control and Prevention, or CDC, reducing the percentage of all pregnancies that are unintended has been one of the National Health Promotion Objectives since they were first established in 1980. Despite the efforts to reduce unintended pregnancies, over 2.0 million of these pregnancies occur in the U.S. annually. Following decades of minimal change or increase, the percentage of pregnancies in the U.S. that are unintended decreased slightly in the period from 2008-2011. Despite this recent decrease, 45% of pregnancies in the U.S. are still unintended. Nearly all sexually experienced women in the United States have used contraception at some time in their lives, but many women may not use contraception consistently or correctly and subsequently become pregnant when not intending to have a child at that time. According to research conducted by the CDC, approximately 40% of women surveyed after giving birth to a child resulting from an unintended pregnancy who were not using contraception noted one of the following three reasons for nonuse: did not expect to have sex, worried about side effects of birth control, or male partner did not want to use birth control.

Hundreds of millions of women worldwide seek contraceptive products during an average 30 plus years of fertility. As such, women utilizing contraception should consider the most appropriate methods for their purposes and intended use, including the use of innovative methods due to concerns associated with traditional offerings. The table below shows expected trends in contraceptive usage in different regions of the world:

Women of Reproductive Age (millions) (2016 Projected)	U.S.	EU	*BRIC
All females, age 18-49	61.0	63.8	420.9
At risk for pregnancy	70.4%	67.0%	55.0%
Relevant population for contraception	43.0	43.1	231.5

*	Brazil, Russia, India, China

The U.S. Contraceptive Market

The total U.S. contraceptive market was valued at $5.5 billion in 2016 with the prescription contraceptive market expected to grow at a compound annual growth rate of 5.4% from 2013 to 2024 and reach a value of approximately $8.4 billion in 2024. The U.S. contraceptive market represented the largest segment of the global contraceptives market in 2016 at 29.4% and is currently dominated by hormonal methods including birth control pills and other reversible methods such as IUDs and injectables. Approximately four of every five sexually experienced women in the United States have used the pill at least one time and this percentage has remained stable since 1995.

More than 12 million women in the United States rely on condoms, or some other form of non-hormonal (e.g. copper IUD, diaphragm, rhythm, withdrawal) contraception as their method of choice.

Evofem conducted market research with reproductive age women ages 18 to 49 and healthcare providers in the United States to evaluate potential interest in Amphora. Of the more than 1,400 women Evofem surveyed, approximately one-third of all women expressed interest in learning more about Amphora. Amphora’s most motivating attributes for consumers included lack of hormones, ease of use and on demand use. Physicians also expressed interest in Amphora, indicating they see many patients for whom they would recommend use of Amphora.

Additionally, this market research also indicated that an Amphora user would receive approximately seven refills of Amphora per year based on reported frequency of intercourse.

The European Union (EU) Contraceptive Market

The EU contraceptive market was valued at approximately $5.0 billion in 2016, or 24.5% of the global market, and is expected to grow at an average compound annual growth rate of 5.4% from 2013 to 2024, to reach an estimated value of approximately $7.6 billion in 2024. The EU accounted for the second largest market share in the global contraceptives market in 2016. Contraceptive use in the EU varies from region to region. As the table below shows, approximately 30% of women use no contraception and the use of male condoms is significantly higher than the U.S. population (9.4%). Permanent sterilization is also substantially lower than the U.S. (female and male sterilization rates of 14.3% and 4.5%, respectively) and only IUDs are in double digit market share among newer innovations:

Product Candidates

Amphora as a Contraceptive

Evofem believes Amphora, its lead product candidate, addresses significant gaps in the contraceptive market. If approved by the FDA, Amphora will be the only hormone-free, on demand, women-controlled contraceptive drug product available by prescription in the United States that does not require in-office placement by a healthcare provider.

Evofem believes Amphora has significant attributes that will make it an attractive contraceptive choice for women:

Key Attributes	Potential Benefits
Hormone-free	Amphora is hormone-free and, therefore, avoids known side effects of hormonal-based contraceptives, which include weight gain, headaches, sore breasts, irregular periods, mood changes, decreased sexual desire, acne and nausea. These side effects have been shown to discourage women from continuing to use hormonal contraception on a long-term basis, leading them to seek alternative methods or decide to use nothing at all.

On Demand /Woman-controlled	Amphora can be used as needed; no daily, weekly, or monthly routine. Amphora may be used up to one hour before intercourse at a woman’s discretion.

No Surgical Procedures	No physician insertion or removal required. The use of Amphora is private and discrete and avoids the need for recurring doctor appointments, clinical or surgical procedures.

Cost Effective	Evofem anticipates coverage in the United States under the Affordable Care Act, or ACA. Amphora is only used when needed thus eliminating cost for daily use methods.

Surfactant-free	Amphora can be used by women who experience allergy, sensitivity, or side effects to nonoxynol-9.

Personal Lubricant Properties	Amphora has benefits for vaginal use, as a personal lubricant, beyond the primary contraceptive function. Amphora reduces friction and eases penetration.

Bioadhesive Properties	Amphora has bioadhesive and viscosity-retaining properties to form a long-lasting layer of gel over the vaginal and cervical surfaces, which ensures reduced leakage from the vagina.

Ease of Use	The Amphora applicator is designed for convenience and to be stored at room temperature for ease of handling and use.

The CDC’s recommendations for use of combined hormonal contraception, as shown below, defines numerous conditions that create unacceptable health risks if hormonal contraception is used. The number of women impacted by these conditions is significant. Evofem believes Amphora, if approved by the FDA, will provide women the desired solution to avoid hormones and certain other negative side effects from current prescription contraception.

Category 4 (a condition that represents an unacceptable health risk if the contraceptive method is used)

•	Postpartum < 21 days

•	Deep venous thrombosis (current or history with higher risk of recurrence)

•	Pulmonary embolism (current or history with higher risk of recurrence)

•	Cardiovascular disease or multiple CV risk factors (preexisting)

•	Uncontrolled Hypertension

•	Major surgery with prolonged immobilization

•	Known thrombogenic mutations

•	Migraine headaches with aura or without aura in women >/= 35

•	Viral Hepatitis (acute or flare)

•	Cirrhosis (decompensated)
•	Age > 35 years and smoke 15 cigarettes or more per day

•	Valvular heart disease (complicated)

•	Impaired cardiac function (moderate or severe)

•	Systemic lupus erythematosus with positive or unknown antiphospholipid antibodies

•	Ischemic heart disease (current or history)

•	Stroke (history)

•	Diabetes (complicated)

•	Breast cancer (current)

•	Certain liver tumors

•	Solid organ transplantation (complicated)

Mechanism of Action in Contraception

A normal vaginal pH of 3.5 to 4.5 is important for maintaining good vaginal health. At this optimum pH level, the vagina contains a balance of necessary healthy bacteria. Additionally, a vaginal pH in this range is inhospitable to spermatozoa, or sperm, as well as certain viral and bacterial pathogens. Amphora was developed to have acid-buffering (pH 3.5), bioadhesive, and viscosity-retaining properties to provide effective acidification of the male ejaculate in the vagina and to form a long-lasting layer of gel over the vaginal and cervical surfaces. Typically, the introduction of semen (pH = 7.2-8.0) into the vagina causes a rise in pH above 6.0 due to the alkalinity of the ejaculate, which neutralizes the normally acidic vaginal environment and allows the survival of sperm. Amphora acts as a vaginal contraceptive by maintaining the vaginal pH (pH = 3.5-4.5) even in the presence of semen, inhibiting sperm from reaching the ovum to form a zygote. This buffering capacity is due to Amphora’s active pharmaceutical ingredients. Other properties contributing to the contraceptive effect of Amphora are its capacity to reduce/inhibit cervical mucus penetration, to maintain sufficient viscosity even upon dilution with the introduction of semen into the vagina and its bioadhesive strength.

The diagram below shows the respective pH levels of the vagina and semen.

In addition to maintaining an acidic pH after semen deposition, Amphora maintains good viscosity upon dilution, suggesting that deposition of semen in the vagina will cause neither a decrease in thickness nor excessive leakage. Amphora was formulated to allow for placement up to an hour before anticipated intercourse. After proper use of Amphora, postcoital testing shows Amphora remains protective for up to 10 hours based on a lack of progressively motile sperm.

Amphora Clinical Trials

The table below summarizes key clinical milestones achieved to date for Amphora:

Date	Trial Phase	Trial Description	Publication
1999	1	Safety/vaginal tolerance	Amaral E Et al. Contraception. 1999

2004	1	Contraceptive effectiveness	Amaral E Et al. Contraception. 2004

2006	1	Safety trial of Amphora vs. N-9	Amaral E Et al. Contraception

2007	1	Safety and feasibility of diaphragm with Amphora vs. KY Jelly	Williams et al. Sexually Transmitted Diseases. 2007

2010	2	Acceptability/feasibility of Amphora + diaphragm vs. KY Jelly	von Mellendorf CE et al. Contraception. 2010.

2011	3	Initiation of Phase 3 (AMP001) contraceptive study versus N-9	N/A

2014	3	Completion of Phase 3 contraceptive trial	N/A

2015	N/A	Submission of NDA to the FDA	N/A

2016	N/A	Received a complete response letter	N/A

2017	3	Initiation of Phase 3 (AMPOWER) single-arm contraceptive trial	N/A

Amphora: Phase 3 Clinical Trial (AMP001)

A key stage in the development of Amphora was the completion of a large-scale Phase 3 clinical trial comparing the contraceptive effectiveness, safety and acceptability of Amphora with that of Conceptrol®, a surfactant-based spermicidal gel containing 4% nonoxynol-9, which is currently on the market for use as a vaginal contraceptive. The primary endpoint of the trial was the rate of pregnancy among trial participants. Secondary endpoints included local and systemic signs and symptoms reported by participants or observed upon medical examination, such as itching, burning, irritation, inflammation or lesions to the cervical or vaginal epithelia and vaginal infections.

AMP001 Trial Design and Implementation

During 2011 through 2014, the AMP001 Amphora Phase 3 clinical trial enrolled 3,389 women throughout approximately 70 research centers located within the United States and Russia. It was an open-label, randomized, non-inferiority trial of repeated use of Amphora compared to Conceptrol over seven cycles of use. After completing the first 7 cycles, some of the women randomized to Amphora continued for up to a total of 13 cycles. In a subset of women (75 in each treatment arm) the lower genital tract (cervix, vagina, and vulva) was observed and photographed by colposcopy. The subset was blinded to avoid possible observer bias. A second subset was also examined microbiologically to document any changes in the vaginal flora, particularly the onset of any infection by Escherichia coli or yeast.

Results of AMP001 Phase 3 Clinical Trial

Full enrollment of the trial was achieved in July 2013 and the trial was completed during the first half of 2014. The six-month cumulative pregnancy rates for perfect use (defined as trial subjects who used the product correctly at every episode of coitus within a given cycle), and typical use (defined as trial subjects who had at least one episode of coitus without using the product correctly during the study and without any backup or emergency contraception) were approximately 4% and 10%, respectively. The observed 10% six-month and 15% one year pregnancy rates among typical users falls within the range expected for the typical use of user-dependent and barrier methods such as condoms or contraceptive gels.

The trial’s primary focus was to evaluate whether Amphora was non-inferior to Conceptrol. As the following table shows, the upper bound of the confidence interval for the difference in pregnancy percentages for typical use of Amphora or Conceptrol at six-months is less than or equal to 5.5%, which met the non-inferiority margin criteria. At one year, typical use failure rates for the male condom and the birth control pill are 18% and 9%, respectively.

	Six months Amphora		Six months Conceptrol		Difference
PERFECT USE	4.1%		4.2%		-0.1%
(95% Confidence Interval)	(2.7% - 5.4%	)	(2.8% - 5.6%	)	(-2.1%, 1.8%	)
Number of subjects	1,153		1,158
Number of pregnancies	36		36
TYPICAL USE	10.5%		10.0%		0.5%
(95% Confidence Interval)	(8.6% - 12.3%	)	(8.1% - 11.9%	)	(-2.2%, 3.2%	)
Number of subjects	1,259		1,281
Number of pregnancies	111		100

AMP001 Safety data

Of the 30 subjects who experienced at least one serious adverse events, or SAE, 11 were treated with Amphora (0.8%) and 19 were treated with Conceptrol (1.3%). The adverse event, or AE, reporting for the 13-cycle extension did not identify additional SAEs; therefore, no subject treated with Amphora experienced an SAE with an additional 6 cycles of exposure to Amphora. Significantly more subjects liked Amphora than Conceptrol and significantly more Amphora users would use the product again if it were available (p<0.05 for both comparisons).

The table below sets out the adverse events in the AMP001 Phase 3 clinical trial.

Adverse events in greater than 2% of Amphora gel treated subjects in the Phase 3 Clinical Trial:

	Amphora	Conceptrol	All Subjects
System organ class	(N=1458)	(N=1477)	(N=2935)
Preferred term	n(%)	n(%)	n(%)
Total number (%) of subjects with at least one AE	833 (57.1)	857 (58.0)	1690 (57.6)
Urinary tract infection	160 (11.0)	193 (13.1)	353 (12.0)
Vaginitis bacterial	176 (12.1)	170 (11.5)	346 (11.8)
Vulvovaginal mycotic infection	169 (11.6)	168 (11.4)	337 (11.5)
Headache	104 (7.1)	80 (5.4)	184 (6.3)
Vulvovaginal pruritus	60 (4.1)	76 (5.1)	136 (4.6)
Nasopharyngitis	79 (5.4)	48 (3.2)	127 (4.3)
Vulvovaginal discomfort	48 (3.3)	53 (3.6)	101 (3.4)
Vulvovaginal candidiasis	49 (3.4)	46 (3.1)	95 (3.2)
Vulvovaginal burning sensation	52 (3.6)	41 (2.8)	93 (3.2)
Vaginal discharge	44 (3.0)	46 (3.1)	90 (3.1)
Dysmenorrhea	34 (2.3)	34 (2.3)	68 (2.3)
Influenza	39 (2.7)	20 (1.4)	59 (2.0)

Summary of Initial New Drug Application, or NDA, Submission (Contraceptive Indication)

On July 2, 2015, pursuant to section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, Evofem submitted an NDA for Amphora to the FDA for the proposed indication of prevention of pregnancy. The submission included, among other things, data from the initial Phase 3 clinical trial (AMP001) as well as other safety and efficacy information.

A Complete Response Letter, or CRL, was issued by the FDA on April 28, 2016. A CRL is issued if the agency determines that the application cannot be approved in its present form and will describe all the specific deficiencies identified by the agency. A CRL will also recommend actions that the applicant might take to place the application or abbreviated application in condition for approval.

The primary approvability issue was the difference in results between the U.S. and Russian cohorts. Although the study met its primary endpoint for the U.S. and Russian data when analyzed combined per the statistical plan, and separately as an ad hoc analysis, because the Russian data showed a higher level of efficacy for Amphora than for the U.S. subjects the data from Russian participants (approximately 20% of the study population) was considered non-generalizable to the U.S. population. Therefore, that data had to be excluded from the efficacy analysis (the Russian Data).

A Type A meeting was held on October 31, 2016 with the FDA who indicated a confirmatory efficacy trial focused on participants in North America would be required. After further consultation with the FDA, the FDA confirmed that a single-arm trial (non-comparative) would be sufficient to address the CRL deficiency. All feedback received from the FDA was incorporated into a protocol for a single-arm trial which was submitted to the FDA on June 30, 2017.

Amphora: AMP002 Confirmatory Phase 3 Trial (AMPOWER)

Evofem has begun a confirmatory, single-arm, Phase 3 trial entitled “A Single-Arm, Phase III, Open Label, Multicenter, Study in Women Aged 18-35 Years of the Contraceptive Efficacy and Safety of Amphora Contraceptive Vaginal Gel.” Evofem refers to this trial as AMPOWER. Evofem expects to enroll approximately 1,350 women aged 18 to 35 in up to 115 sites in the United States. The first subject was enrolled in this trial on July 28, 2017 and Evofem is currently anticipating top-level data will be available in 2019.

The primary endpoint for this trial is a seven cycle cumulative pregnancy rate. In addition to Evofem’s primary outcome for efficacy and secondary safety outcomes, Evofem has also included an exploratory endpoint of sexual satisfaction. Since Amphora also has lubricant properties, Evofem anticipates a positive result for the sexual satisfaction outcome, which could be further explored in future studies and potentially utilized in its labeling and marketing materials. Evofem believes this is the first contraception registration trial to include sexual satisfaction as an outcome.

Evofem plans to resubmit the NDA for Amphora as a prescription contraceptive by mid-2019.

Scientific Advice Process in the European Union:

Evofem previously conducted a regulatory gap analysis with Pharmalex GmbH to determine how the EU regulatory bodies were likely to view its marketing authorization application, or MAA, upon submission to the EU. Scientific advice was previously sought in April 2016 from the Medical Products Agency of Sweden, and the Agency of Medicine and Sanitary Products of Spain, but an MAA was not pursued due to a lack of resources to support a filing at that time. Evofem plans to reinitiate the scientific advice process and seek marketing authorization for Amphora in the EU through a decentralized procedure.

Amphora for STI Prevention

In the United States, the CDC reports that there were 1.6 million new cases of chlamydia and approximately 468 thousand new cases of gonorrhea in 2016. Evofem believes this represents a significant commercial opportunity for its MPT vaginal gel.

Pre-clinical tests conducted in the early developmental stages by Rush University, and later by Evofem, suggest that Evofem’s MPT vaginal gel has the potential to suppress many of the pathogens responsible for sexually transmitted and commonly occurring bacterial infections. Evofem is advancing its MPT vaginal gel into a pivotal Phase 2b/3 trial to determine the extent to which the gel prevents sexual transmission of two common sexually transmitted infections, chlamydia (primary endpoint) and gonorrhea (secondary endpoint) and intends to conduct additional clinical trials to determine whether the microbicide potential shown in pre-clinical results translates into protection for women. Should this trial meet its primary endpoint, the FDA has indicated that it can be considered one of two pivotal trials required for approval.

Evofem’s MPT vaginal gel has been designated as a QIDP by the FDA for the prevention of urogenital gonorrhea infection in women. A drug that receives QIDP designation may qualify for an additional five years of marketing exclusivity and is eligible for the FDA’s fast-track program, intended to facilitate development and expedite review of drugs so that an approved product can reach the market expeditiously. An additional benefit is that the program allows for a priority review, with a goal of FDA action on the NDA within six months.

MPT Vaginal Gel for Recurrent Bacterial Vaginosis

The prevalence of BV in the United States is estimated to affect 21 million women, or 29.2% of women ages 14 to 49, and is considered to be the most common reproductive tract infections for women ages 15 to 44. There are currently no FDA approved products indicated for the reduction of recurrent BV.

Pre-clinical tests have shown Evofem’s MPT vaginal gel kills many microbes responsible for the recurrence of BV while not affecting lactobacilli, a normal and beneficial bacterium found in a healthy human vagina. The inhibitory mechanism comprises the gel’s buffered acidity and the presence of active pharmaceutical ingredients in the gel. Clinical studies are on-going to determine whether the anti-pathogen potential shown in the laboratory translates into protection for women.

Evofem filed an IND with the FDA in March 2016 to study the ability of its MPT vaginal gel for the reduction of recurrence of BV. Following submission of the IND, Evofem conducted a Phase 1 trial (EVO-002) examining the ability of a single vaginal administration of the vaginal gel at three different doses to reduce vaginal pH. The trial was completed in late 2016 and revealed the highest dose of the gel (5-gram) reduced vaginal pH up to seven days following a single administration compared to placebo gel or no gel. Evofem is currently designing a Phase 2b/3 trial to examine the ability of a 5-gram dose of its gel compared to placebo gel to reduce the recurrence of BV over a 16-week intervention period.

Evofem’s MPT vaginal gel has also been designated as a QIDP by the FDA for the reduction of recurrent episodes of BV.

Commercialization Strategy

Evofem intends to implement a global strategy to commercialize Amphora. In the United States, Evofem’s plan is to build its own integrated sales and marketing infrastructure. Outside of the United States, Evofem expects to leverage global pharmaceutical companies or other qualified potential partners to license commercialization rights or enter collaborations for the commercialization and distribution of Amphora.

While awaiting the decision from the FDA as to the approval of Amphora, Evofem plans to conduct pre-commercialization activities including:

•	the selection of commercial suppliers, which includes agency of record for the Amphora brand, hiring of sales and sales support personnel to support the anticipated Amphora launch, initiation of payer programs including the addition of medical science liaisons and national/key account managers, and the selection of third-party logistic provider(s); and

•	optimizing manufacturing capabilities to include the installation of new equipment into manufacturers’ facilities, planning and preparing for all requisite inspections and planning for process validation and registration batch quantities.

United States

Evofem estimates that the U.S. market is the largest commercial opportunity for its product candidates. If Amphora is approved for commercialization by the FDA, Evofem intends to establish a commercial sales force to market Amphora directly to obstetricians and gynecologists, or OB/GYNs, who write the majority of prescriptions for contraceptive products.

The American Congress of Obstetricians and Gynecologists reports that there are approximately 36,000 fellows currently practicing in the United States. However, the top 30% of this group represents 85% of the contraceptive prescription volume. Evofem intends to target the top 30% by deploying a sales force of approximately 85 sales representatives. Evofem’s direct sales force will be complemented by print and digital advertising, social media campaigns, access programs, educational campaigns, and non-personal promotion campaigns targeting both consumers and healthcare providers.

Successful prescription drug market launches require comprehensive and integrated pre-launch activities. During the pre-launch phase for Amphora, Evofem intends to assemble an experienced team of key account managers and medical science liaisons expected to focus on ensuring key payer accounts, pharmacy benefit managers, key opinion leaders and medical associations who are educated about the need to offer a wider set of options to women seeking non-hormonal, woman-controlled contraceptive methods. Evofem expects these educational activities will be supported by presentation of clinical data at key national congresses (such as the American Congress of Obstetricians and Gynecologists and the Society of Family Planning), clinical publications, and additional market development activities. Launch and post-launch commercial activities are expected to include multi-channel marketing campaigns to raise brand awareness, including direct to consumer and health care professional campaigns. These key initiatives will be supported by awareness campaigns in social media, online and print advertisements, paid and earned social media support, and public relations efforts. Evofem expects these campaigns to encourage patients to consult their healthcare providers and ensure payer and healthcare provider strategies are implemented.

Ex-U.S. Markets

In markets outside of the United States, if a product candidate is approved for marketing in an individual market, Evofem intends to establish regional and/or global partnerships by either sublicensing the commercialization rights or to entering into distribution agreements with one or more third parties for the commercialization of the applicable product candidate in that market.

Payer and Reimbursement Strategy

United States

Evofem has conducted market research with 45 different healthcare plans that covered approximately 70% of covered lives within the United States to better understand viable access and pricing strategies for Amphora. Overall, a majority of respondents were positive about the introduction of a new contraception. These respondents cited the many unintended pregnancies, high costs associated with unwanted pregnancies, and the underlying limitations in the contraceptive category (i.e. the lack of non-hormonal options) as reasons a new contraceptive option is desirable. Evofem desires to have approximately 60% of all commercial healthcare plans offering full access and complete coverage of Amphora for all their reproductive aged women’s lives they are managing at the end of the first year of commercialization of Amphora. This coverage is expected to build to approximately 85% to 90% at peak sales.

Pricing strategy

Overall, healthcare plans appear receptive to the idea of pricing Amphora like that of branded oral contraceptives. Healthcare plans interviewed during market research expected Amphora to be priced between $100 to $200 for a monthly supply of a 12-applicator box (comparable to branded contraceptives), believing Amphora would ultimately offset other costs that the payer may incur (i.e. unwanted pregnancies).

Third-party Payers

Evofem expects that any sales of its product candidates will depend, in part, on the extent to which the costs of the applicable product candidates will be covered by healthcare plans, including government health programs in the United States such as Medicare and Medicaid. The process for determining whether a healthcare plan will provide coverage for a product is separate from the process for setting the price or reimbursement rate that the plan will pay for the product once coverage is approved. Evofem is also aware that many healthcare plans may limit coverage to specific products on an approved list, or formulary, which might not include all the approved products for a particular indication. Evofem intends to target those healthcare plans managing the largest number of lives to achieve optimal access for its product portfolio.

In March 2010 the ACA became law with the goals of broadening access to health insurance, reducing or constraining the growth of healthcare spending, enhancing remedies against fraud and abuse, adding new transparency requirements for health care and health insurance industries and imposing additional health policy reforms. The ACA mandates that certain preventative services that have strong scientific evidence of health benefits, including contraception, must be fully covered and reimbursement plans may no longer require a patient co-payment, coinsurance or deductible (i.e., no patient out-of-pocket expenses) for these services when they are delivered by an in-network provider. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, including the contraceptive coverage mandate. Congress and President Trump have expressed their intentions to repeal or replace the ACA. The President issued an Executive Order and both chambers of Congress passed bills all with the goal of fulfilling their intentions, however, to date the Executive Order has had limited effect and Congressional activities have not resulted in passage of a law. If a law is enacted, many if not all of the provisions of the ACA may no longer apply.

European Union

In Evofem’s market research, it was found that EU consumers were interested in the unique benefits of Amphora product profiles, especially since Amphora is non-hormonal. Contraceptive products are not reimbursed in all the European Union member countries. For example, in Italy there is no coverage for contraceptives, in France and Spain, only oral contraceptives are generally covered, and in Germany, individual reimbursement policies apply.

Pricing and reimbursement

In the EU, pricing and reimbursement strategies vary widely from country to country. Some countries mandate that drug products may be marketed only after a reimbursement price has been agreed, while others may require the completion of additional studies that compare the cost-effectiveness of a product candidate to currently available therapies. For example, the EU provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of offering a drug product on the market.

Other member states allow companies to fix their own prices for drug products, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become intense creating increasingly high barriers for entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Therefore, the development of new drug launch strategies has become very challenging to meet both patient need/demand while ensuring products are commercially viable in those markets.

Amphora Manufacturing

Evofem intends to outsource the manufacturing of Amphora (and its other potential product candidates) to third parties. Currently, Evofem has contracted with Swiss-American CDMO, LLC in Carrollton, Texas, or Swiss American, to manufacture its clinical supplies of Amphora. Swiss-American has agreed to manufacture Amphora and potential other product candidates in accordance with current good manufacturing practice, or cGMP, regulations, as well as in compliance with all applicable laws and other relevant regulatory agency requirements for manufacture of pharmaceutical drug products.

Competition

As shown below, the contraception market was established in 1960, with the introduction of “the pill,” the first oral contraceptive widely available to women in the U.S. This high-dose hormonal option remained the primary form of available contraception on the market until 1988 when the copper IUD was introduced and offered the first non-hormonal option for birth control. As shown in the time line below, there was no notable innovation providing additional options in women’s reproductive health until 30 years after the introduction of “the pill,” when pharmaceutical companies introduced synthetic hormonal products with different hormonal delivery systems, including the hormonal IUD, implants, the patch, and vaginal ring.

If approved, Amphora would compete for market share in at least four competitive categories: 1) oral contraception, 2) Long-Acting Reversible Contraception, or LARC, comprised of IUDs, implants, and injectables, 3) short-term non-oral contraceptives, comprised of the weekly or monthly synthetic hormonal options including the patch and vaginal ring, and 4) over-the-counter, or OTC, methods, dominated primarily by the condom:

Oral Contraceptives (the “pill”)

The pill is the most commonly used form of birth control in the U.S. today. Birth control pills are marketed under a variety of brand names. There are two main kinds of oral contraceptives — combination birth control pills, which contain estrogen and progestin, and the mini pill, which contains only progestin. Oral contraceptives typically must be taken on a regular or daily basis in order to be effective.

Long-Acting Reversible Contraception (LARC)

Implants

The contraception implant (principally marketed in the United States as Nexplanon® by a subsidiary of Merck & Co. must be implanted under the skin and removed by a qualified healthcare provider, requiring a medical procedure provides contraception by releasing hormones over a three year period. The implant has realized an increase in market share over the past five years, outpacing the overall contraceptive category year-over-year, with annual sales in the United States of approximately $141 million.

Injectables

The primary injectable hormonal contraceptive on the market is Depo-Provera® offered by Teva Pharmaceutical Industries Ltd. Each injection provides protection for up to 12 to 14 weeks, but patients must receive injections once every 12 weeks to get full contraceptive protection. Depo Provera was introduced to the market in 1992 and has annual sales in the U.S. of approximately $211 million.

IUDs

The copper IUD was introduced to the market in 1988 and provides protection by disrupting sperm motility and damaging sperm so that they are prevented from joining with an ovum. Today, the copper IUD is principally marketed by CooperSurgical, Inc. as Paragard® and has annual sales in the U.S. of approximately $290 million. The hormonal IUD is principally offered under the brand names, Kyleena®, Skyla® and Mirena®, a family of products from Bayer Pharmaceuticals, and has annual sales in the U.S. of approximately $1.2 billion. All IUDs must be inserted or removed by a physician.

The LARCs are not dependent on user adherence, thus making this method appealing to those who benefit from a passive form of birth control with no daily requirement to take a pill, however many women have decided to remove their LARC due to the hormonal side effects they experience.

Short-term hormonal, non-oral

Contraceptive Patch

The weekly contraceptive patch was introduced in 2000 by Johnson & Johnson’s Janssen division; however, deaths resulting from venous thromboembolism, or VTE, due to hormonal exposure had a significant negative impact on the patch and led to label changes restricting utilization. Following the loss of exclusivity, Johnson & Johnson’s Janssen division exited women’s healthcare and contraception as a promotional category.

Vaginal Ring

The hormonal vaginal ring by Merck & Co. was introduced to the market in 2001 and has annual sales in the U.S. of approximately $650 million. The ring is used for three weeks and then removed for a week during menses and a new hormonal vaginal ring is inserted. The efficacy for the vaginal ring is similar to hormonal oral contraception. Users of the vaginal ring report the same incidence of hormonal related side-effects as those using oral hormonal contraception.

Non-prescription Over-the-Counter (OTC)

Condoms are the dominate product offering in OTC sales. They are manufactured primarily by Trojan® (Church & Dwight) and Durex® (Reckitt Benckiser) brands, with approximately six million women who depend on condom use as their only method of birth control. The market size in the U.S. for male condoms in 2016 was over $900 million.

Global Sales by Leading Contraceptive Companies:

	Bayer	Merck	Allergan	Cooper Surgical	Church & Dwight
Oral Contraceptive	Natazia		Lo Loestrin® Fe
Short-Term Non-Oral		Nuvaring
IUD/Implant	Kyleena, Mirena, Skyla	Nexplanon	Liletta	Paragard
OTC					Trojan Condoms

The adoption of Evofem’s Amphora, if approved, is expected to come equally from each category discussed, as interest in Amphora falls into two distinct segments: 1) those women seeking an alternative to hormonal contraception; and 2) those women who are expected to utilize Amphora as added protection to their current form of birth control. Evofem’s market research has indicated that the hormone-free, on demand, woman-controlled aspect of Amphora makes it an attractive option across the entire competitive set.

Rush License

As discussed above, Evofem and Rush University entered into an Amended and Restated License Agreement, dated March 27, 2014, or the Rush License Agreement, pursuant to which Rush University granted Evofem an exclusive, worldwide license of certain patents and know-how, or the Rush Licensed IP, related to its MPT vaginal gel authorizing Evofem to make, distribute and commercialize products and processes for any and all therapeutic, prophylactic and/or diagnostic uses, including, without limitation, use for female vaginal health and/or contraception. The Rush License Agreement amended and restated in its entirety the License Agreement, dated February 6, 2012, as amended, entered into between Evofem’s predecessor-in-interest, Instead, Inc. and Rush University’s predecessor-in-interest, Rush-Presbyterian-St. Luke’s Medical Center.

As further described in the Rush License Agreement, Evofem is under an obligation to make royalty payments to Rush University based on net sales of products and/or processes that are claimed in the patents or the know-how licensed to Evofem under the Rush License Agreement. To the extent an Evofem product is not claimed in a licensed patent but does utilize the licensed know-how, the applicable royalty rate applicable to such product and/or processes half the royalty rate would be reduced.

In addition, if during the three years after an Evofem product or process has received regulatory approval and is introduced to the market, if the amounts paid to Rush University as royalties or sublicensing fees do not total a minimum royalty amount, then Evofem must pay a minimum annual royalty to Rush University. If Evofem has to pay a royalty or other payment to a third party in order for Evofem to avoid infringement of third party rights, Evofem may offset up to 50% owed to such third party from up to 50% of the amounts owed to Rush University under the Rush License. The above-described royalty payments expire upon termination of the Rush License Agreement in accordance with its terms.

Evofem also has the right to sub-license its rights to affiliates (without the prior approval of Rush University) and to third parties (with the prior written approval of Rush University, not to be unreasonably delayed or conditioned). To the extent Rush University approves of a third-party sub-license, in lieu of any royalty payment obligation under the Rush License Agreement, Evofem would then be under an obligation to pay Rush University a sub-license fee equal to a percentage of any sublicensing revenue received from any third party sub-licensee.

Pursuant to the Rush License Agreement, Rush University, its affiliates and/or its sublicensees have the right in the form of a royalty free, non-exclusive license from Evofem under the applicable patents and know-how to use the technology embodied by such patents and know-how for non-commercial research purposes.

The Rush License Agreement provides that Evofem must use its best efforts to bring one or more products or processes based on the licensed patents to market, and to continue diligent marketing efforts for one or more of such products or processes during the term of the agreement. Additionally, within one month of the end of each fiscal quarter until the date of first commercial sale of a product, Evofem must provide Rush University with a written development report summarizing its product development activities since the prior such report, as well as any necessary adjustments to the plan of development.

The Rush License Agreement contains additional customary representations and warranties, insurance and confidentiality provisions and is governed by the laws of the State of Illinois, except that questions affecting the licensed patents will be determined in accordance with the national law of the country in which the applicable patent was granted. Evofem has the first right, but not the obligation, to pursue potential infringers of the licensed patents technology and know-how and the prior written approval of Rush University is required to settle any related claim.

Evofem has agreed to defend, indemnify and hold harmless Rush University, its employees and certain other related parties from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses arising out of any claim, complaint, suit, proceeding or cause of action brought against the relevant indemnity by a third party alleging damage arising from or occurring as a result of the activities performed by or under the authority of Evofem, its affiliates or sub-licensees in connection with the exercise of Evofem’s licenses and rights under the Rush License Agreement, except to the extent caused by Rush University’s negligence or willful misconduct.

Unless terminated in accordance with its terms, the term of the Rush License Agreement continues until the expiration, revocation or invalidation of the last of the patents or the abandonment of the last patent application included within the licensed patents and technology, which includes any patent claiming an improvement made within the term of the Rush License Agreement in the course of research supported or developed by Rush University utilizing the technology.

The Rush License Agreement may be terminated upon mutual written consent of both parties or by a non-breaching party if the other party commits a breach or default of any covenant in the agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach or default.

If Evofem is in default of its obligations under the Rush License Agreement and such default has not been cured within thirty (30) days, Rush University has the option to: (a) terminate the Rush License Agreement; or (b) convert the exclusive license to a non-exclusive license (subject to the rights of any pre-approved sub-licensee under any pre-approved sub-license). Termination of the Rush License Agreement or conversion to a non-exclusive license shall give Rush University the right to terminate all sub-licenses granted by Evofem that were not approved by Rush University. If Rush University declines to terminate any such sub-license agreement (or such sub-license agreement was approved by Rush University) then: (a) in the case of termination of the Rush License Agreement, the sub-license agreement shall become a direct agreement between Rush University and the relevant sub-licensee; and (b) in the case of conversion of the Rush License Agreement license to a non-exclusive license, such license shall continue in full force and effect in accordance with its terms.

In addition, Rush University may terminate the agreement: (i) upon thirty (30) days’ notice in the event that the aggregate royalties paid under such agreement in any calendar year following March 27, 2017 do not equal a minimum of at least $50,000, except that Evofem may pay to Rush University the difference between the royalties actually paid and $50,000 to prevent Rush University from so terminating the Rush License Agreement, and under such circumstances the Rush License Agreement will continue for an additional two (2) years beyond

March 27, 2017; and (ii) in a given country as regards Evofem’s rights in such country, upon sixty (60) days’ notice if, prior to March 27, 2022, Evofem has not, in such country, engaged in certain specified activities in such country in an effort to exploit the products and processes covered by the licensed patents and technology in such country.

Intellectual Property

Evofem believes it has a strong and growing intellectual property portfolio. Evofem strives to protect the proprietary technology that Evofem believe is important to its business, including seeking and maintaining patents intended to cover its product candidates, and their methods of use, as well as any other inventions that are commercially important to the development of its business. Evofem seeks to obtain domestic and international patent protection, and endeavor to promptly file patent applications for new commercially valuable inventions. Evofem also relies on trade secrets to protect aspects of its business that are not amenable to, or that it does not consider appropriate for, patent protection.

Evofem’s success will depend on its ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to business, defend and enforce its patents, and other intellectual property rights, preserve the confidentiality of its trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. Evofem will also rely on continuing technological innovation and in-licensing opportunities to develop and maintain its proprietary position.

As of October 2017, Evofem owns or has exclusively licensed approximately 25 issued patents in U.S. and other countries and jurisdictions, and have approximately 30 applications pending in U.S. and other countries and jurisdictions. Furthermore, Evofem owns two pending Patent Cooperation Treaty applications that can be converted into national stage applications in U.S. and other countries and jurisdictions.

Evofem has an exclusive worldwide license to a portfolio of licensed patents held by Rush University, which provide general protection for Amphora, which expire in 2021 and could be eligible for extensions to at least 2024 in the United States and to 2026 in certain European jurisdictions, if granted by those regulatory bodies. Further, Evofem solely owns multiple patent families relating to the composition and therapeutic use of Amphora, which, upon grant, would expire at the earliest in 2033. Evofem believes that its licensed and solely owned non-hormonal contraceptive gel patent filings, combined with its substantial know-how in this field, will continue to provide opportunities for Evofem to establish a significant barrier to competitor entry into the market.

In addition, as Amphora is a product that acts locally in the vagina, Evofem believes that a generic version of Amphora gel cannot be evaluated for bioequivalence with the comparative pharmacokinetic blood testing that is commonly used to establish bioequivalence of systemic generic drugs. The comparative clinical endpoint studies that are generally conducted to establish bioequivalence of a locally-acting generic drug would not likely be adequately sensitive for detecting differences in performance between the generic drug and its reference listed drug.

In addition to patents, Evofem expects to rely on trade secrets and know-how to develop and maintain its competitive positions. For example, certain aspects of the composition, manufacturing, and use of Amphora are protected by unpatented trade secrets and know-how. Although trade secrets and know-how can be difficult to protect Evofem seeks to protect its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, scientific advisors, collaborators, and contractors. Evofem also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Evofem has confidence in these individuals, organizations and systems, agreements or security measures may be breached and Evofem may not have adequate remedies for any breach. In addition, Evofem’s trade secrets and know-how may otherwise become known or may be independently discovered by competitors. To the extent that Evofem’s consultants, contractors or collaborators use intellectual property owned by third parties in their work for us, disputes may arise as to the rights in related or resulting intellectual property, including trade secret, know-how and inventions.

Trademark Basics and Strategy

Evofem owns or has rights to various trademarks, copyrights and trade names used in its business, including Evofem and Amphora. Evofem’s logos and trademarks are the property of Evofem Biosciences, Inc. All other brand names or trademarks appearing in this report are the property of their respective holders. Use or display by Evofem of other parties’ trademarks, trade dress, or products in this report is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us, by the trademark or trade dress owners.

Healthcare Laws and Regulations

Healthcare providers and third-party payers play a primary role in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with third-party payers and customers are subject to broadly applicable fraud and abuse and other healthcare laws and regulations. Such restrictions under applicable federal and state healthcare laws and regulations, include the following:

Anti-Kickback Statute — the federal Anti-Kickback Statute, among other things, prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federally funded healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate the statute in order to have committed a violation. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

False Claims Act — the federal False Claims Act imposes criminal and civil penalties, which can be enforced by private citizens through civil whistleblower and qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government.

Health Insurance Portability and Accountability Act of 1996 (HIPAA) — the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or for making any false statements relating to healthcare matters; as in the case of the federal healthcare Anti-Kickback Statutes, a person or entity does not need to have actual knowledge of the statute or specific intent to violate the statute in order to have committed a violation.

False Statements Statute — the federal False Statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

Stark Law — the federal ban on physician self-referrals, which prohibits, subject to certain exceptions, physician referrals of Medicare or Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationships with the entity.

Sunshine Act — the federal transparency or “sunshine” requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, requires manufacturers of drugs, devices, biologics and medical supplies to report to the DHHS information related to physician payments and other transfers of value and physician ownership and investment interests.

State Transparency Laws

Some U.S. state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to healthcare providers and other healthcare providers or marketing expenditures, and some state laws require pharmaceutical companies to implement compliance programs and to track and report gifts, compensation and other remuneration provided to physicians, in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and pricing information.

State and Foreign Regulatory Concerns

Analogous State and foreign laws and regulations, such as State Anti-Kickback and False Claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payers, including private insurers.

State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts.

Government Regulation and Product Approval

United States — FDA Process

The research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of Evofem’s products are subject to extensive regulation by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. Failure to comply with the applicable United States requirements may subject Evofem to administrative or judicial sanctions, such as FDA refusal to approve pending NDA warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution. Medical products containing a combination of new drugs, biological products or medical devices are regulated as “combination products” in the United States. A combination product generally is defined as a product comprised of components from two or more regulatory categories (e.g., drug/device, device/biologic, drug/biologic). Each component of a combination product is subject to the requirements established by the FDA for that type of component, whether a new drug, biologic or device. To facilitate pre-market review of combination products, the FDA designates one of its centers to have primary jurisdiction for the pre-market review and regulation of the overall product based upon a determination by the FDA of the primary mode of action of the combination product. Amphora is subject to review by the FDA, and it is anticipated that Amphora will be a drug/device combination product under NDA standards.

FDA Drug Approval Process

Amphora may not be marketed in the United States until the product has received FDA approval. The steps to be completed before a drug may be marketed in the United States include:

•	preclinical laboratory tests, animal studies, and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice, or GLP, regulations;

•	submission to the FDA of an IND for human clinical testing;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication to the FDA’s satisfaction;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP regulations; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials in the U.S. may begin and is required to be updated annually. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Evofem’s first IND submitted in 2011 relates to Amphora for the prevention of pregnancy (AMP001). Evofem’s second IND relates to the MPT vaginal gel for the prevention of recurrence of BV (EVO-002). Evofem has also been allowed to conduct a clinical trial relating to prevention of chlamydia and gonorrhea (AMPREVENCE) under this IND.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Clinical trials necessary for product approval are typically conducted in three sequential phases, but the phases may overlap. The trial protocol and informed consent information for trial subjects in clinical trials must also be approved by an Institutional Review Board (IRB) for each institution where the trials will be conducted, and each IRB must monitor the trial until completion. Trial subjects must sign an informed consent form before participating in a clinical trial. Clinical testing also must satisfy extensive good clinical practice regulations and regulations for informed consent and privacy of individually identifiable information.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical trials, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. Section 505(b)(1) and Section 505(b)(2) of the FDCA are the provisions governing the type of NDAs that may be submitted under the FDCA. Section 505(b)(1) is the traditional pathway for new chemical entities when no other new drug containing the same active pharmaceutical ingredient or active moiety, which is the molecule or ion responsible for the action of the drug substance, has been approved by the FDA. As an alternate pathway to FDA approval for new or improved formulations of previously approved products, a company may file a Section 505(b)(2) NDA. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The FDA reviews any NDA submitted to ensure that it is sufficiently complete for substantive review before the FDA accepts the NDA for filing. The FDA may request additional information rather than accept the NDA for filing. Even if the NDA is filed, companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee, but it typically follows such recommendations. Evofem submitted its NDA for Amphora on July 2, 2015 via the 505(b)(2) regulatory pathway. No advisory committee was convened by the FDA on the first-round review and no advisory committee is expected upon resubmission of Evofem’s NDA.

The FDA may require that certain contraindications, warnings or precautions be included in the product labeling, or may condition the approval of an NDA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing or clinical trials and surveillance programs to monitor the safety of approved products that have been commercialized.

Post-Approval Requirements

Oftentimes, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical trials. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP regulations after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities. This latter effort includes assessment of ongoing compliance with cGMP regulations. Evofem has used and intends to continue to use third-party manufacturers to produce active pharmaceutical ingredients, for its products in clinical and commercial quantities, and for final, finished product, and future FDA inspections may identify compliance issues at the facilities of its contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, including withdrawal of the product from the market.

Hatch-Waxman Act

As part of the Drug Price Competition and Patent Term Restoration Act of 1984, Section 505(b)(2) of the FDCA was enacted, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The Hatch-Waxman Amendments permit the applicant to rely upon certain preclinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, which is referred to as the Reference Listed Drug, the applicant is required to certify to the FDA concerning any listed patents in the FDA’s Orange Book publication that relate to the Reference Listed Drug. Specifically, the applicant must certify for all listed patents one of the following certifications: (i) the required patent information has not been filed by the original applicant; (ii) the listed patent already has expired; (iii) the listed patent has not expired, but will expire on a specified date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the manufacture, use or sale of the new product.

If a Paragraph I or II certification is filed, the FDA may make approval of the application effective immediately upon completion of its review. If a Paragraph III certification is filed, the approval may be made effective on the patent expiration date specified in the application, although a tentative approval may be issued before that time. If an application contains a Paragraph IV certification, a series of events will be triggered, the outcome of which will determine the effective date of approval of the 505(b)(2) application. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the Referenced Listed Drug has expired.

A certification that the new product will not infringe the Reference Listed Drug’s listed patents or that such patents are invalid is called a Paragraph IV certification. If the applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders for the Reference Listed Drug once the applicant’s NDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a legal challenge to the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of their receipt of a Paragraph IV certification automatically prevents the FDA from approving the Section 505(b)(2) NDA by imposing a 30-month automatic statutory injunction, which may be shortened by the court in a pending patent case if either party fails to reasonably cooperate in expediting the case. The 30-month stay terminates if a court issues a final order determining that the patent is invalid, unenforceable or not infringed. Alternatively, if the listed patent holder does not file a patent infringement lawsuit within the required 45-day period, the applicant’s NDA will not be subject to the 30-month stay.

The Hatch-Waxman Act provides five years of data exclusivity for new chemical entities which prevents the FDA from accepting Abbreviated New Drug Applications and 505(b)(2) applications containing the protected active ingredient. The Hatch-Waxman Act also provides three years of exclusivity for applications containing the results of new clinical investigations (other than bioavailability studies) essential to the FDA’s approval of new uses of approved products such as new indications, delivery mechanisms, dosage forms, strengths, or conditions of use.

Pricing and Reimbursement

Sales of products that Evofem markets in the future, and its ability to generate revenues on such sales, are dependent, in significant part, on the availability and level of reimbursement from third-party payers such as state and federal governments, managed care providers and private insurance plans. If Evofem’s products are approved by the FDA, Evofem intends to work with payers to demonstrate the clinical benefits of its products over other delivery modalities to secure adequate and commercially favorable pricing and reimbursement levels.

Other Governmental Regulations, Healthcare Laws and Environmental Matters

The FDA regulates all advertising and promotion activities for products under its jurisdiction both prior to and after approval. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with applicable FDA requirements may subject a company to adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA has indicated that Amphora is covered by the PREA, but the FDA may, on its own initiative or at the request of an applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Evofem has requested a partial waiver of the PREA in its NDA.

Although Evofem currently does not have any products on the market, it may be subject to additional healthcare regulation and enforcement by the federal government and by authorities in the United States and foreign jurisdictions in which Evofem conducts business. Such laws include, without limitation, state and federal fraud and abuse laws such as anti-kickback statutes, physician self-referral prohibitions, and false claims laws, privacy and security, and the Sunshine Act, many of which may become more applicable to Evofem if its product candidates are approved for commercialization. If Evofem’s operations are found to be in violation of any of such laws or any other governmental regulations that apply to it, Evofem may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of its operations, exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect its ability to operate its business and its financial results.

If Evofem establishes international operations, it will be subject to compliance with the Foreign Corrupt Practices Act, or the FCPA, which prohibits corporations and individuals from paying, offering to pay, or authorizing the payment of anything of value to any foreign government official, government staff member, political party, or political candidate to obtain or retain business or to otherwise influence a person working in an official capacity. Evofem also may be implicated under the FCPA for activities by its partners, collaborators, contract research organizations, vendors or other agents.

Evofem’s present and future business has been and will continue to be subject to various other laws and regulations. Various laws, regulations and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movement, import and export and use and disposal of hazardous or potentially hazardous substances used in connection with Evofem’s research work are or may be applicable to its activities. Certain agreements involving exclusive license rights, if any, or acquisitions, if any, may be subject to national or supranational antitrust regulatory control, the effect of which cannot be predicted. The extent of government regulation, which might result from future legislation or administrative action, cannot accurately be predicted.

Review and Approval of Drug Products in the European Union

Evofem is currently assessing how Amphora is going to be regulated in the European Union, and it is expected that Amphora is going to be regulated as a drug. Pursuant to the European Clinical Trials Directive, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, an applicant must obtain approval from the competent national authority of a European Union member state in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial after a competent ethics committee has issued a favorable opinion. Clinical trial applications must be accompanied by an investigational medicinal product dossier with supporting information prescribed by the European Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents.

To obtain marketing approval of a drug in the European Union, an applicant must submit a MAA, either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union member states, Iceland, Lichtenstein and Norway. The centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases. For products with a new active substance indicated for the treatment of certain diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional.

The decentralized procedure is available to applicants who wish to market a product in specific European Union member states where such product has not received marketing approval in any European Union member states before. The decentralized procedure provides for an applicant to apply to one member state to assess the application (the reference member state) and specifically list other member states in which it wishes to obtain approval (concerned member states). Under this procedure, an applicant submits an application based on identical dossiers and related materials, including a draft summary of product characteristics, and draft labelling and package leaflet, to the reference member state and each concerned member state. The reference member state prepares a draft assessment report and drafts of the related materials within 210 days after receipt of a valid application which is then reviewed and approved commented on by the concerned member states. Within 90 days of receiving the reference member state’s assessment report and related materials, each concerned member state must decide whether to approve the assessment report and related materials.

In the European Union, only products for which marketing authorizations have been granted may be promoted. Even if authorized, prescription-only medicines may only be promoted to healthcare professionals, not the general public. All promotion should be in accordance with the particulars listed in the summary of product characteristics. Promotional materials must also comply with various laws, and codes of conduct developed by pharmaceutical industry bodies in the European Union which govern (amongst other things) the training of sales staff, promotional claims and their justification, comparative advertising, misleading advertising, endorsements, and (where permitted) advertising to the general public. Failure to comply with these requirements could lead to the imposition of penalties by the competent authorities of the European Union member states. The penalties could include warnings, orders to discontinue the promotion of the medical device, seizure of promotional materials, fines and possible imprisonment.

NEOTHETICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Neothetics should be read in conjunction with the condensed financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus/information statement. For additional context with which to understand the financial condition and results of operations of Neothetics, see the discussion and analysis included in Part II, Item 7 of Neothetics’ annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 23, 2017, as well as the financial statements and accompanying notes contained therein. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The discussion of the Neothetics financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in the Neothetics operations, development efforts and business environment, including those set forth in the section entitled “Risk Factors — Risks Related to Neothetics” in this proxy statement/prospectus/information statement, the other risks and uncertainties described in the section entitled “Risk Factors” in this proxy statement/prospectus/information statement and the other risks and uncertainties described elsewhere in this proxy statement/prospectus/information statement. All forward-looking statements included in this proxy statement/prospectus/information statement are based on information available to Neothetics as of the date hereof, and Neothetics assumes no obligation to update any such forward-looking statement.

Overview

Neothetics is a clinical-stage specialty pharmaceutical company that historically has been focused on developing therapeutics for the aesthetic market. Neothetics’ initial focus was on localized fat reduction and body contouring. Neothetics’ lead product candidate, LIPO-202, is a first-in-class injectable formulation of the long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient in the FDA approved inhaled products SEREVENT DISKUS®, ADVAIR HFA® and ADVAIR DISKUS®. Neothetics previously completed development of LIPO-202 in our Phase 2 RESET trial in 2013, showing a statistically significant reduction in central abdominal bulging due to subcutaneous fat in non-obese patients. In June 2017, Neothetics announced that its Phase 2 proof-of-concept clinical trial, LIPO-202-CL-31, did not demonstrate improvement on any efficacy measurements or separation from placebo. As a consequence of the negative results from the Phase 2 proof-of-concept clinical trial of its lead product candidate LIPO-202, Neothetics announced its plans to initiate a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination or partnership that will allow for it to maximize shareholder value from its remaining assets and cash resources. Oppenheimer was retained to act as Neothetics’ exclusive financial advisor for this process. Further related to the negative clinical trial results, Neothetics implemented a reduction of its current full-time workforce of six employees to two employees in order to reduce operating expenses and conserve cash resources. The workforce was reduced to three employees during the third quarter of 2017 and is expected to be completed during the fourth quarter of 2017 or first quarter of 2018. In addition, Neothetics is taking the necessary steps to close out its clinical trial sites.

In February 2016, the Neothetics Board established an Operating Committee to assist with many of the responsibilities arising in the day-to-day operations of the company that normally would be managed by the chief executive officer and president, which position is currently vacant. The Operating Committee currently is comprised of three members of the Neothetics Board; Martha J. Demski, Kim Kamdar, Ph.D., and Jeffrey Nugent.

Since commencing operations in February 2007, Neothetics has invested substantially all of its efforts and financial resources in the research and development and commercial planning for LIPO-202. Through

September 30, 2017, Neothetics has funded substantially all of our operations through the sale and issuance of its preferred stock, venture debt, convertible debt and the sale of shares in its initial public offering.

Neothetics has never been profitable and, as of September 30, 2017, had an accumulated deficit of $133.5 million. Neothetics incurred net losses of $1.8 million and $2.4 million for the three months ended September 30, 2017 and 2016, respectively, and $7.6 million and $11.0 million for the nine months ended September 30, 2017 and 2016, respectively. Neothetics expects to continue to incur net operating losses for the foreseeable future. There is substantial doubt about Neothetics’ ability to continue as a going concern within one year after the date that the financial statements for the quarter ended September 30, 2017 are issued.

JOBS Act

In April 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” As an “emerging growth company,” Neothetics is electing not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, it will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that its decision not to take advantage of the extended transition period is irrevocable. In addition, Neothetics is in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if as an “emerging growth company” Neothetics chooses to rely on such exemptions, it may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Neothetics’ IPO or until it no longer meets the requirements of being an “emerging growth company,” whichever is earlier.

Basis of Presentation

Research and Development Expenses

Prior to the negative results described above, Neothetics devoted substantially all of its resources to research and development efforts relating to its product candidates, including conducting clinical trials, manufacturing capabilities, providing general and administrative support for these operations and protecting its intellectual property. Neothetics’ research and development expenses have consisted primarily of:

•	fees paid to clinical consultants, clinical trial sites and vendors, including CROs in conjunction with implementing and monitoring its preclinical and clinical trials and acquiring and evaluating preclinical and clinical trial data, including all related fees, such as for investigator grants, patient screening fees, laboratory work and statistical compilation and analysis;

•	expenses related to preclinical studies, clinical trials and related clinical manufacturing, materials and supplies;

•	expenses related to compliance with drug development regulatory requirements in the United States and other foreign jurisdictions; and

•	personnel costs, including cash compensation, benefits and share-based compensation expense.

Neothetics expenses both internal and external research and development costs in the periods in which they are incurred. To date, substantially all Neothetics’ research and development expenses have related to the development of LIPO-202. For the three months ended September 30, 2017 and 2016, it incurred costs of $0.5 million and $1.0 million, respectively, and $3.6 million and $5.7 million, for the nine months ended September 30, 2017 and 2016, respectively, on research and development expenses.

Neothetics does not allocate compensation expense to individual product candidates, as it is organized and record expense by functional department and its employees may allocate time to more than one development project. Neothetics does not utilize a formal time allocation system to capture expenses on a project-by-project basis.

Neothetics expects its research and development expenses to decrease significantly as it winds down its existing and discontinues new research and development activities. Neothetics will continue to incur research and development expenses in connection with the windup and clinical trial closing costs.

General and Administrative Expenses

Neothetics’ general and administrative expenses primarily consist of personnel costs, including cash compensation, benefits and share-based compensation expense, associated with its executive, accounting and finance departments. Other general and administrative expenses include costs in connection with patent filing, prosecution and defense, facility, information technology costs and professional fees for legal, consulting, marketing, audit and tax services. Neothetics expects its general and administrative expenses to increase for the foreseeable future as it entered into a definitive merger agreement on October 17, 2017.

Interest Income

Neothetics’ interest income consists primarily of interest received or earned on its cash and cash equivalents. Neothetics’ expects interest income to vary each reporting period depending on its average cash and cash equivalents and marketable securities balances during the period and applicable interest rates. To date, its interest income has not been significant in any individual period.

Interest Expense

Neothetics’ interest expense consists of cash and noncash interest costs related to its borrowings. The noncash interest costs consist of the amortization of the fair value of warrants that were issued in connection with its borrowings, with the initial fair value of the warrants being amortized to interest expense over the term of the governing agreements, and the amortization of other debt issuance costs, primarily legal and banker fees, over the period the related convertible notes were outstanding. As Neothetics prepaid in full the Hercules debt facility in September 2016, there was no interest expense for the three months ended September 30, 2017.

Critical Accounting Policies and Significant Judgments and Estimates

Neothetics’ discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, Neothetics evaluates these estimates, including those related to stock-based compensation and warrant liabilities. These estimates are based on historical experience and various other assumptions that Neothetics believes to be reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities and the recognition of revenues and expenses. Actual results may differ from these estimates under different assumptions or conditions. There have been no material changes to its critical accounting policies and estimates from the information provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies Involving Management Estimates and Assumptions,” included in Neothetics Annual Report on Form 10-K for the year ended December 31, 2016.

Results of Operations

Comparison of the Three Months Ended September 30, 2017 and 2016

	Three Months Ended September 30,		Change
	2017	2016	$
	(in thousands)
Operating expenses:
Research and development	$487	$965	$(478)
General and administrative	1,332	905	427

Total operating expenses	1,819	1,870	(51)

Loss from operations	(1,819)	(1,870)	51
Interest income	13	14	(1)
Interest expense	—	(506)	506

Net loss	$(1,806)	$(2,362)	$556

Research and Development Expenses. Research and development expenses were $0.5 million and $1.0 million for the three months ended September 30, 2017 and 2016, respectively. The total decrease of approximately $0.5 million was primarily due to a decrease of $0.4 million in expenses incurred during the third quarter of 2016 associated with the preparation of Neothetics’ Phase 2 proof-of-concept clinical trial for the reduction of localized fat deposits under the chin. A decrease of $0.09 million was due to the completion of close out activities for our AbCONTOUR1 and AbCONTOUR2 U.S. Phase 3 clinical trials and the supplemental clinical trials. A decrease of $0.07 million in compensation expenses was due to a reduction in workforce. The decreases were offset by an increase in severance expense of $0.1 million.

General and Administrative Expenses. General and administrative expenses increased by approximately $0.4 million to $1.3 million for the three months ended September 30, 2017 from $0.9 million for the three months ended September 30, 2016. The increase of $0.6 million was primarily due to legal and consulting expenses incurred in connection with the work associated with the contemplated strategic transaction. The increases were offset by a decrease of $0.1 million in rent expense due to the sublease and a decrease of $0.07 in patent expense.

Interest Income. Interest income decreased by $1,000 to $13,000 for the three months ended September 30, 2017 from $14,000 for the three months ended September 30, 2016. The decrease resulted from a lower cash balance during the three months ended September 30, 2017.

Interest Expense. Interest expense decreased by $0.5 million to zero for the three months ended September 30, 2017 from $0.5 million for the three months ended September 30, 2016. The decrease was due to the early repayment of long-term debt in September 2016.

Comparison of the Nine Months Ended September 30, 2017 and 2016

	Nine Months Ended September 30,		Change
	2017	2016	$
	(in thousands)
Operating expenses:
Research and development	$3,593	$5,653	$(2,060)
General and administrative	4,081	4,408	(327)

Total operating expenses	7,674	10,061	(2,387)

Loss from operations	(7,674)	(10,061)	2,387
Interest income	40	50	(10)
Interest expense	—	(1,036)	1,036

Net loss	$(7,634)	$(11,047)	$3,413

Research and Development Expenses. Research and development expenses were $3.6 million and $5.7 million for the nine months ended September 30, 2017 and 2016, respectively. The decrease of $2.1 million was primarily due to a decrease of $2.3 million of expenses related to the completion of its AbCONTOUR1 and AbCONTOUR2 U.S. Phase 3 clinical trials and related supplemental trials, $1.2 million decrease from research and development activities and $0.4 million decrease due to a reduction in workforce. The decreases were offset by $1.9 million of expenses incurred during the first nine months of 2017 related to the Phase 2 proof-of-concept clinical trial for the reduction of localized fat deposits under the chin.

General and Administrative Expenses. General and administrative expenses decreased by approximately $0.3 million to $4.1 million for the nine months ended September 30, 2017 from $4.4 million for the nine months ended September 30, 2016. The decrease of $0.8 million was due to expenses associated with a reduction in workforce and $0.1 million decrease in patent expense. The decreases were offset by an increase of $0.6 million in legal and consulting expenses in connection with the contemplated strategic transaction.

Interest Income. Interest income decreased by $10,000 to approximately $40,000 for the nine months ended September 30, 2017 from approximately $50,000 for the nine months ended September 30, 2016. The decrease resulted from a lower cash balance during the nine months ended September 30, 2017.

Interest Expense. Interest expense decreased by approximately $1.0 million to zero for the nine months ended September 30, 2017 from $1.0 million for the nine months ended September 30, 2016. The decrease was due to the early prepayment of long-term debt in September 2016.

Comparison of the Years Ended December 31, 2016 and 2015

	Year Ended December 31,		Change
	2016	2015	$
	(in thousands)
Operating expenses:
Research and development	$6,579	$34,410	$(27,831)
General and administrative	5,463	7,639	(2,176)

Total operating expenses	12,042	42,049	(30,007)

Loss from operations	(12,042)	(42,049)	30,007
Interest income	59	26	33
Interest expense	(1,036)	(1,134)	98

Net loss	$(13,019)	$(43,157)	$30,138

Research and Development Expenses. Research and development expenses decreased by $27.8 million, to approximately $6.6 million for the year ended December 31, 2016 from $34.4 million for the year ended December 31, 2015. Approximately $19.1 million of the decrease was due to the completion of Neothetics’ AbCONTOUR1 and AbCONTOUR2 U.S. Phase 3 clinical trials and $4.7 million of the decrease was due to the termination of the supplemental clinical trials. Approximately $1.1 million of the decrease was due to the reduction of consulting and other outside services, as well as the elimination of the Corporate Advisory Board, as well as a decrease of $1.4 million due to a reduction in headcount in research and development. The remaining decrease of approximately $1.5 million was due to a decline in regulatory, preclinical and CMC activities.

General and Administrative Expenses. General and administrative expenses decreased by approximately $2.2 million, to $5.5 million for the year ended December 31, 2016, from $7.6 million for the year ended December 31, 2015. The decrease of approximately $2.0 million was due to reduction in general legal fees, public and investor relation expenses, accounting fees and outside services expenses. The remaining decrease of approximately $0.2 million was related to a reduction of headcount for the year ended December 31, 2016.

Interest Income. Interest income increased by $33,000, to approximately $59,000 for the year ended December 31, 2016 from approximately $26,000 for the year ended December 31, 2015. The increase resulted from higher rates of return during the year ended December 31, 2016.

Interest Expense. Interest expense decreased by approximately $0.1 million, to approximately $1.0 million for the year ended December 31, 2016 from approximately $1.1 million for the year ended December 31, 2015. The decrease in interest expense was due to payoff of outstanding debt in September 2016.

Liquidity and Capital Resources

Neothetics has incurred losses and negative cash flows from operating activities for the nine months ended September 30, 2017 and 2016. As of September 30, 2017, it had an accumulated deficit of $133.5 million. Neothetics anticipates that it will continue to incur net losses for the foreseeable future and incur additional costs associated with being a public company. Neothetics expects that its research and development expenses will decrease significantly due to the discontinuation of further research and development activities. Neothetics expects its general and administrative expenses to increase for the foreseeable future as the Company entered into a definitive merger agreement on October 17, 2017. Neothetics may have to liquidate its assets and might realize significantly less than the values at which they are carried on the financial statements. Based on its current operating plans, Neothetics does not expect that its existing capital resources will be sufficient to fund its operations beyond the first half of 2018. These factors raise substantial doubt about Neothetics’ ability to continue as a going concern. The financial statements have been prepared on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

Prior to its IPO in November 2014, Neothetics funded its operations primarily through private placements of its convertible preferred stock, warrants, venture debt and convertible debt. In November 2014, Neothetics completed its IPO of 4,650,000 shares of common stock at an offering price of $14.00 per share. Neothetics received net proceeds of approximately $57.7 million, after deducting underwriting discounts, commissions and offering-related transaction costs. At September 30, 2017, Neothetics had cash and cash equivalents of approximately $5.8 million.

On December 1, 2015, Neothetics entered into a Controlled Equity Offering Sales Agreement, or the Sales Agreement, with Cantor Fitzgerald & Co., as a sales agent, or Cantor Fitzgerald, pursuant to which Neothetics may offer and sell from time to time, through Cantor Fitzgerald shares of Neothetics common stock, par value $0.0001 per share, having an aggregate offering price of up to $20.0 million. As of September 30, 2017, no shares were issued pursuant to the Sales Agreement.

Summary Statement of Cash Flows

The following table sets forth a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Nine Months Ended September 30,
	2017	2016
Net cash used in operating activities	$(5,843)	$(13,366)
Net cash provided by investing activities	6	—
Net cash provided by (used in) financing activities	3	(10,019)

Net decrease in cash, cash equivalents and restricted cash	$(5,834)	$(23,385)

Cash Flows from Operating Activities. Net cash used in operating activities was $5.8 million and $13.4 million for the nine months ended September 30, 2017 and 2016, respectively. The decrease in cash used in operations for nine months ended September 30, 2017 compared to September 30, 2016 was primarily due to the decrease in net loss of $3.4 million and changes in accounts payable and accrued expenses of $5.4 million. The decreases were offset by the $0.8 million change in prepaid expenses and $0.4 million change in share-based compensation.

Cash Flows from Investing Activities. Net cash provided by investing activities was $6,000 and zero for the nine months ended September 30, 2017 and 2016, respectively. During the nine months ended September 30, 2017, cash provided by investing activities consisted of proceeds from sale of property and equipment.

Cash Flows from Financing Activities. Net cash provided by financing activities was approximately $3,000 for the nine months ended September 30, 2017 and net cash used by financing activities was $10.0 million for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, cash provided in financing activities included proceeds from issuance of common stock from exercise of options. During the nine months ended September 30, 2016, cash used by financing activities included prepayment of long-term debt.

Operating and Capital Expenditure Requirements

Neothetics future capital requirements are difficult to forecast. Neothetics expects that its research and development expenses will decrease significantly due to the discontinuation of further research and development activities. Neothetics expects its general and administrative expenses to increase for the foreseeable future as the company entered into a definitive merger agreement on October 17, 2017.

Contractual obligations and commitments

In January 2015, Neothetics entered into a noncancelable operating lease. Other than described in the notes to Neothetics’ financial statements, there have been no material changes outside the ordinary course of its business to the contractual obligations Neothetics reported in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual obligations and commitments” in its annual report on Form 10-K for the year ended December 31, 2016.

Off-Balance Sheet Arrangements

Neothetics does not have any off-balance sheet arrangements (as defined by applicable regulations of the Securities and Exchange Commission) that are reasonably likely to have a current or future material effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources.

QUANTITATIVE AND QUALITATIVE DISCLOSURES

ABOUT NEOTHETICS’ MARKET RISK

Neothetics has market risk exposure related to its cash and cash equivalents. Neothetics invests its excess cash in a money market account. Neothetics does not believe that its cash and cash equivalents have significant risk of default or illiquidity. While Neothetics believes its cash and cash equivalents do not contain excessive risk, Neothetics maintains a significant amount of cash and cash equivalents at one financial institution that is in excess of federally insured limits.

EVOFEM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Evofem’s financial condition and results of operations together with “Selected Historical Consolidated Financial Data” beginning on page 18 of this proxy statement/prospectus/information statement, Evofem’s audited annual consolidated financial statements as of December 31, 2016 and December 31, 2015 and unaudited condensed consolidated financial statements as of September 30, 2017 and accompanying notes beginning on page F-33 of this proxy statement/prospectus/information statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” beginning on page 23 and elsewhere in this proxy statement/prospectus/information statement. Unless otherwise defined in this section, the defined terms in this section have the meanings set forth in Evofem’s Audited and Unaudited Consolidated Financial Statements beginning on page F-33 of this proxy statement/prospectus/information statement.

Overview

Evofem Bioscience is a San Diego-based clinical stage pharmaceutical company which develops products candidates that are woman-controlled, non-invasive and rapidly reversible. Evofem Biosciences’ primary goal is to provide women in every global market with access to effective products that are well suited to their lifestyle and consistent with their core values. Evofem Biosciences’ lead product candidate, Amphora, is a non-hormonal vaginal gel believed to have multipurpose prevention technology properties, including contraception, prevention of the transmission of chlamydia and gonorrhea and prevention of reoccurring bacterial vaginosis.

Since inception in 2009, Evofem has devoted substantially all of its efforts on developing its MPT vaginal gel, including conducting preclinical and clinical trials and providing general and administrative support for these operations. Evofem does not have any approved products and has not generated any revenue from product sales or otherwise. Although Amphora, Evofem’s lead product candidate, is in a later stage of clinical development, it has not yet been approved for use as a contraceptive or any other targeted indications and its use for these other currently targeted indications of MPT vaginal gel are still in early stage clinical development. Evofem does not currently expect to generate any significant revenues prior to 2020. To finance its current strategic plans, including the conduct of ongoing and future clinical trials, further research and development and anticipated commercialization ramp up in 2019, Evofem will require significant additional capital. Assuming Evofem has sufficient liquidity, it will incur significantly higher costs in the foreseeable future.

Evofem has funded its operations primarily through sales of its convertible preferred stock, related-party advances and a related-party note payable from Cosmederm Biosciences, Inc., or Cosmederm, from which Evofem has raised net cash of $161.1 million since its inception through November 7, 2017. As of November 7, 2017, Evofem holds cash in the amount of $4.4 million. See the section entitled “Certain Relationships and Related Party Transaction of Evofem — Affiliate Transactions — Cosmederm Note” beginning on page 207 of this proxy statement/prospectus/information statement.

Financial Operations Overview

Revenue

To date, Evofem has not generated any revenue from its product candidates. Evofem does not expect to generate any revenue from any product candidates that it develops unless and until it obtains regulatory approval and commercializes its products or enters into collaborative agreements with third parties. In the future, if Amphora is approved for commercial sale in the United States, Evofem may generate revenue from product sales. Evofem does not expect to commercialize Amphora before the end of 2019, if ever.

Operating Expenses

Research and development expenses

Evofem’s research and development expenses primarily consist of costs associated with the preclinical and clinical development of its product candidates. Evofem’s research and development expenses include:

•	external development expenses incurred under arrangements with third parties, such as fees paid to commercial research organizations, or CROs, relating to its clinical trials, costs of acquiring and evaluating clinical trial data such as investigator grants, patient screening fees, laboratory work and statistical compilation and analysis, and fees paid to consultants and its scientific advisory board;

•	costs to acquire, develop and manufacture clinical trial materials, including fees paid to contract manufactures;

•	payments related to licensed products and technologies;

•	costs related to compliance with drug development regulatory requirements;

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation expense; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and research and other supplies.

Evofem expenses its internal and third-party research and development expenses as incurred.

The following table summarizes Evofem’s research and development expenses (in thousands) by product candidate:

	Years Ended December 31,		Nine months Ended September 30,
	2016	2015	2017	2016
Third-party development costs:
Amphora, as a contraceptive	$4,298	$4,334	$8,100	$3,608
Chlamydia/Gonorrhea	—	—	1,129	—
Bacterial vaginosis	1,629	—	350	978
Terminated development costs	6,000	11,000	—	3,500

Total third-party development costs	11,927	15,334	9,579	8,086
Other unallocated internal research and development costs	2,928	1,862	2,744	2,216

Total research and development expenses	$14,855	$17,196	$12,323	$10,302

Completion dates and costs for Evofem’s clinical development programs can vary significantly for each current and any future product candidate and are difficult to predict. Therefore, Evofem cannot estimate with any degree of certainty the aggregate costs it will incur regarding the development of its product candidates. Evofem anticipates it will make determinations as to which programs and product candidates to pursue as well as the most appropriate funding allocations for each program and product candidate on an ongoing basis in response to the results of ongoing and future clinical trials, regulatory developments, and its ongoing assessments as to each current or future product candidate’s commercial potential. Evofem will need to raise substantial additional capital in the future to complete clinical development for its current and future product candidates. Evofem may enter into collaborative agreements in the future to conduct clinical trials and gain regulatory approval of its product candidates, particularly in markets outside of the United States. Evofem cannot forecast which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect its development plans and overall capital requirements.

The costs of clinical trials may vary significantly over the life of a program owing to the following:

•	per patient trial costs;

•	the number of sites including in the trials;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients’;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the phase of development of the product candidate; and

•	the efficacy and safety profile of the product candidate.

General and administrative expenses

Evofem’s general and administrative expenses consist primarily of salaries, benefits, travel and stock-based compensation expense, and other related costs for its employees and consultants in executive, administrative, finance and human resource functions. Other general and administrative expenses include facility-related costs not otherwise included in research and development and professional fees for accounting, auditing, tax and legal fees, and other costs associated with obtaining and maintaining Evofem’s patent portfolio, and conducting commercial assessments for its product candidates.

Other Income (Expense)

Other income (expense) consists primarily of Evofem’s loss on issuance of Series D redeemable convertible preferred stock (Evofem Series D), loss on extinguishment of related-party note payable and change in fair value of the Series D 2X liquidation preference, which for each share of Evofem Series D redeemable convertible preferred stock is equal to two times the issuance price per share of Evofem Series D, plus accrued and unpaid dividends, which are payable upon Evofem’s merger with Neothetics. Evofem’s loss on issuance of Series D redeemable convertible preferred stock and loss on extinguishment of related-party note payable were recognized upon issuance of the related Evofem Series D, as the Evofem Series D was determined to have been issued at less than fair value. In addition to the 60 shares of Evofem Series D outstanding as of December 31, 2016, in August 2017, Evofem issued an aggregate of 15 additional shares of Evofem Series D for which it also recognized a loss on issuance. In November 2017, upon closing of the last tranche under its Evofem Series D Amendment, Evofem expects to recognize additional losses on issuance.

The Evofem Series D 2X liquidation preference will expire upon closing of the merger contemplated in this proxy statement/prospectus/information statement at which time Evofem will estimate the final fair value of the Evofem Series D 2X liquidation preference. The financial change in fair value of the Evofem Series D 2X liquidation preference will be recognized within change in fair value of the Evofem Series D 2X liquidation preference and the Evofem Series D 2X liquidation preference liability will be reclassified to additional paid-in capital in Evofem’s consolidated balance sheets. The Evofem Series D 2X liquidation preference is revalued at each reporting date and changes in fair value are recognized as increases in or decreases to other income (expense).

Results of Operations

Nine months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016 (in thousands):

	Nine Months Ended September 30,
	2017	2016	$ Change
Research and development	$12,323	$10,302	$2,021

Research and development expenses. The overall increase in research and development expenses is primarily due to a $5.5 million increase in clinical trial costs as Evofem initiated its confirmatory Phase 3 clinical trial for Amphora as a contraceptive in July 2017. This increase was partially offset by a $3.5 million decrease in license fees during 2017, associated with Evofem’s sublicenses with WomanCare Global Trading CIC, or WCGT CIC, that were terminated in December 2016.

	Nine Months Ended September 30,
	2017	2016	$ Change
Abandoned initial public offering costs	$—	$4,705	$(4,705)

Abandoned initial public offering costs. During 2016, Evofem abandoned its late 2015 and early 2016 efforts of pursuing a public listing on the AIM.

	Nine Months Ended September 30,
	2017	2016	$ Change
General and administrative	$8,018	$12,314	$(4,296)

General and administrative expenses. The overall decrease in general and administrative expenses was primarily driven by decreases of $1.3 million in business development expenses and $1.4 million in outside services both of which were associated with Evofem’s planned commercial launch activities for Amphora that were suspended in April 2016 upon receipt of a complete response letter from the FDA, $0.7 million in salaries and related costs, due to a June 2016 reduction in workforce so Evofem could refocus its efforts on research and development rather than an anticipated commercial launch of Amphora, $0.6 million in of severance expense associated with the September 2016 departure of Evofem’s president and chief operating officer, $0.4 million in stock-based compensation due to the September 2016 issuance of stock options of which a significant portion were fully vested at issuance, $0.4 million in personal costs utilized under Evofem’s shared services agreement with WomanCare Global International (see Note 8 — Related-Party Transactions to Evofem’s Audited Consolidated Financial Statements beginning on page F-52 of this proxy statement/prospectus/information statement for details of the shared services agreement and the section entitled “Certain Relationships and Related Party Transactions of Evofem — Transactions with WomanCare Global International and Related Entities, or the WCG Entities” beginning on page 207 of this proxy statement/prospectus/information statement), and $0.2 million of general travel costs. These decreases were partially offset by a $0.7 million increase in Evofem’s 2017 bonus accrual due to a change in the bonus structure.

	Nine Months Ended September 30,
	2017	2016	$ Change
Loss on issuance of Series D redeemable convertible preferred stock	$(5,740)	$(20,619)	$(14,879)
Loss on extinguishment of related-party note payable	$—	$(6,651)	$6,651

Loss on issuance of Series D redeemable convertible preferred stock and loss on extinguishment of related-party note payable. In August 2017 and July 2016, Evofem issued 15 shares and 41 shares, respectively, of its Evofem Series D. Of the 41 shares issued in July 2016, 10 shares resulted in the extinguishment of a related-party note payable with an entity previously under common control, Cosmederm (see EvoMed Debt and Cosmederm Note discussions in Note 8 — Related Party Transactions of Evofem’s Audited Financial Statements beginning on page F-52 of this proxy statement/prospectus/information statement and Series D Redeemable Convertible Preferred Stock discussion in Note 9 — Convertible Preferred Stock of Evofem’s Audited Financial Statements beginning on page F-56 of this proxy statement/prospectus/information statement and the section entitled “Certain Relationships and Related Party Transactions of Evofem — Evofem Series D Preferred Stock Financings” beginning on page 209 of this proxy statement/prospectus/information statement). Due to the existence of the Evofem Series D liquidation preference, Evofem’s financial position at the time of the initial closing and the existence of the warrant rights, Evofem determined the Evofem Series D was not the result of an arms-length transaction. Evofem had an external valuation completed at each closing date which determined the Evofem Series D was issued below fair value. For the August 2017 issuance, since no unstated rights and/or privileges were identified with the Evofem Series D, the loss on issuance of Series D redeemable convertible preferred stock, of $5.7 million, was recognized in Evofem’s condensed consolidated statements of operations. For the July 2016 issuance, since no unstated rights and/or privileges were identified with the Evofem Series D, the aggregate loss of $27.3 million was allocated between loss on issuance of Series D redeemable convertible preferred stock, of $20.6 million, and loss on extinguishment of related-party note payable, of $6.7 million.

	Nine months Ended September 30,
	2017	2016	$ Change
Change in fair value of Series D 2X liquidation preference	$(59,811)	$(260)	$(59,551)

Change in fair value of Series D 2X liquidation preference. The Evofem Series D shares will receive their 2X liquidation preference, in shares, in the merger as contemplated in this proxy statement/prospectus/information statement. As such, as of September 30, 2017, Evofem introduced a reverse take over scenario, in the probability-weighted expected return model, or PWERM, used to determine the fair value of the Evofem Series D 2X liquidation preference. The introduction of the reverse take over scenario generated significant value related to the Evofem Series D shares and thereby significantly increased the Series D 2X liquidation preference liability as of September 30, 2017. Through Evofem’s August 2, 2017 valuation and during 2016, the change in fair value of the Evofem Series D 2X liquidation preference represents an unfavorable change in the fair value of the Evofem Series D 2X liquidation preference due primarily to assumption changes regarding the timing of additional financings, potential exit scenarios, as well as revisions to Evofem’s financial forecast.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015 (in thousands):

	Year Ended December 31,
	2016	2015	$ Change
Research and development	$14,855	$17,196	$(2,341)

Research and development expenses. The overall decrease in research and development expenses for 2016 as compared to 2015 is primarily related to a $5.0 million decrease in license fees under Evofem’s sublicenses with WCGT CIC. License fees during 2015 totaled $11.0 million (a $10.0 million upfront payment under its Sublicenses with WCGT CIC (see Evofem’s Intellectual Property Rights discussion in Note 7 — Commitments and Contingencies to its Audited Financial Statements beginning on page F-50 of this proxy statement/prospectus/information statement for the terms of its Sublicenses and the section entitled “Certain Relationships and Related Party Transactions of Evofem — Transactions with WomanCare Global International and Related Entities, or the WCG Entities” beginning on page 207 of this proxy statement/prospectus/information statement), which related to a contraception ring product candidate and which were terminated in December 2016, which was expensed at the time of the payment and $1.0 million in sublicense fees). License fees during 2016, totaled $6.0 million in sublicense fees. This decrease was partially offset by increases of $1.2 million in clinical trial costs as Evofem prepared for a confirmatory Phase 3 clinical trial for Amphora; $1.1 million in personnel related costs, including stock-based compensation, due to an increase in average headcount from 4 to 7 full-time employee s and the associated issuance of stock options during 2016 to these new employees, while none were issued in 2015; $0.2 million in outside services and related travel costs incurred for meetings with the FDA; and $0.2 million in depreciation expense, computer equipment and allocation of overhead including facilities related expenses due to the increase in headcount.

	Year Ended December 31,
	2016	2015	$ Change
Abandoned initial public offering costs	$4,705	$—	$4,705

Abandoned initial public offering costs. During late 2015 and early 2016, Evofem pursued a public listing of its common stock on the alternative investment market, or AIM, of the London Stock Exchange. As of April 2016, Evofem abandoned its efforts of pursuing a public listing on the AIM and expensed all previously deferred offering costs.

	Year Ended December 31,
	2016	2015	$ Change
General and administrative	$15,083	$15,019	$64

General and administrative expenses. The overall increase in general and administrative expenses in 2016 as compared to 2015, is primarily related to increases of $1.2 million in business development expenses and $1.0 million in outside services associated with Evofem’s planned commercial launch activities for Amphora that were suspended in April 2016 upon receipt of a complete response letter from the FDA, $0.9 million in personnel related costs, including stock-based compensation, due to the issuance of stock options during 2016 while none were issued in 2015, $0.3 million in board fees which Evofem initiated in early 2016 in anticipation of a public listing on the AIM and $0.2 million in facilities costs, associated with increased business insurance and utilities costs. These increases were partially offset by decreases of $3.0 million related to the termination of Evofem’s grant agreement with WomanCare Global and $0.5 million in professional services due to a reduction in the need for these services after the abandonment of its public listing on the AIM.

	Year Ended December 31,
	2016	2015	$ Change
Loss on issuance of Series D redeemable convertible preferred stock	$(26,635)	$—	$(26,635)
Loss on extinguishment of related-party note payable	$(6,651)	$—	(6,651)

Loss on issuance of Series D redeemable convertible preferred stock and loss on extinguishment of related-party note payable. In July and December 2016, we issued an aggregate of 60 shares of our Evofem Series D Series D redeemable convertible preferred stock, of which 10 shares resulted in the extinguishment of a related-party note payable with an entity previously under common control, Cosmederm. Due to the existence of the Evofem Series D 2X liquidation preference, Evofem’s financial position at the time of the initial closing and the existence of the warrant rights, Evofem determined the Evofem Series D was not the result of an arms-length transaction. Evofem had an external valuation completed at each closing date which determined the Evofem Series D was issued below fair value. For the July 2016 issuance, since no unstated rights and/or privileges were identified with the Evofem Series D, the aggregate loss of $27.3 million was allocated between loss on issuance of Series D redeemable convertible preferred stock and loss on extinguishment of related-party note payable. For the December 2016 issuance, the entire loss of $6.0 million was recorded as loss on issuance of Series D redeemable convertible preferred stock since no unstated rights and/or privileges were identified with the Evofem Series D.

	Year Ended December 31,
	2016	2015	$ Change
Change in fair value of Series D 2X liquidation preference	$(543)	$—	$(543)

Change in fair value of Series D 2X liquidation preference. During the year ended December 31, 2016, the change in fair of the Series D 2X liquidation preference reflects a decrease in the fair value of our common stock and a resulting increase in the fair value of the Series D 2X liquidation preference due primarily to assumption changes regarding the timing of additional financings, potential exit scenarios, as well as revisions to our financial forecast. During the year ended December 31, 2015, no Series D stock had been issued; therefore, there were no related charges.

Liquidity and Capital Resources

Evofem has incurred losses and negative cash flows from operating activities for the nine-month period ended September 30, 2017 and the years ended December 31, 2016 and 2015. As of September 30, 2017 and December 31, 2016, Evofem had $3.7 million and $10.9 million in unrestricted cash, a working capital deficit of $79.1 million and $4.7 million and an accumulated deficit of $287.8 million and $202.0 million, respectively.

Evofem anticipates that it will continue to incur net losses for the foreseeable future and incur additional costs associated with being a public company. Evofem expects that its research and development expenses will increase for the foreseeable future due to its confirmatory Phase 3 clinical trial for Amphora as a contraceptive and planned clinical trials for other indications. According to management estimates, liquidity resources as of September 30, 2017 and December 31, 2016 are not sufficient to maintain Evofem’s planned level of operations for the next 12 months. In addition, the uncertainties associated with Evofem’s ability to (i) obtain additional equity financing on terms that are favorable to Evofem, (ii) enter into collaborative agreements with strategic partners and (iii) succeed in its future operations, raise substantial doubt about Evofem’s ability to continue as a going concern. The opinion of Evofem’s independent auditors on Evofem’s audited financial statements as of and for the years ended December 31, 2016 and 2015 contains an emphasis-of-matter paragraph regarding substantial doubt about its ability to continue as a going concern. Future reports on Evofem’s financial statements may include an emphasis-of-matter paragraph with respect to its ability to continue as a going concern. Evofem’s audited consolidated financial statements as of and for the years ended December 31, 2016 and 2015 and its unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017 do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should Evofem be unable to continue its operations.

If Evofem is not able to obtain the required funding in the near term, through equity financings or other means, or is not able to obtain funding on terms that are favorable to it, Evofem will have a material adverse effect on its operations and strategic development plan for future growth. If Evofem cannot successfully raise additional funding and implement its strategic development plan, Evofem may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these could materially and adversely affect Evofem’s liquidity, financial condition and business prospects it may be unable to continue as a going concern. If Evofem is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on Evofem’s financial statements. Evofem may obtain additional financing in the future through the issuance of its common stock from other equity or debt financings or through collaborations or partnerships with other companies.

Summary Statement of Cash Flows

The following table sets forth a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Nine Months Ended September 30
	2017	2016
Net cash and restricted cash used in operating activities	$(14,293)	$(19,599)
Net cash and restricted cash used in investing activities	244	(497)
Net cash and restricted provided by financing activities	6,727	8,661

Net cash and restricted cash used in continuing operations	(7,322)	(11,435)
Net cash and restricted cash provided by discontinued operations	—	1,219

Net decrease in cash and restricted cash	$(7,322)	$(10,216)

Nine Months Ended September 30, 2017 Compared to the Nine Months Ended September 30, 2016 (in thousands):

Cash Flows from Operating Activities. The primary use of Evofem cash and restricted cash has been to fund further development of its lead product candidate Amphora as a contraceptive, as well as potential other indications and to support general and administrative operations.

Cash Flows from Investing Activities. The primary source of Evofem cash and restricted cash during 2017 was related to a principal payment of $0.3 million on the Flex note in favor of Evofem from the sale of Evofem’s Softcup line of business in July 2016 which was partially offset through the purchase of computers and software to support an increase in headcount. During 2016, the primary use of cash was the purchase of research equipment to support Evofem’s clinical trials.

Cash Flows from Financing Activities. The primary source of cash during 2017 and 2016, was for the sale of Evofem Series D Stock. The primary uses of cash during 2017 was for the payment of accrued financing costs associated with Evofem’s preparation for a potential public listing on the AIM and other financing costs. As of September 30, 2017, $0.2 million of these costs remain unpaid. The primary use of cash during 2016, related to the repayment of principal payments due under its related-party note payable with Cosmederm and payments for accrued financing costs associated with its public listing on the AIM and other financing costs.

Cash Flows from Discontinued Operations. In June 2016, the Evofem Board committed to a plan to sell its Softcup line of business and redirect cash resources to further develop Amphora. During 2016, all cash and restricted cash provided by discontinued operations related to changes in the major classes of assets and liabilities identified with the discontinued operations. During 2017, Evofem had no similar transactions.

The following table sets forth a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Year Ended December 31,
	2016	2015
Net cash and restricted cash used in operating activities	$(24,417)	$(28,947)
Net cash and restricted cash used in investing activities	(498)	(525)
Net cash and restricted provided by financing activities	18,061	44,109

Net cash and restricted cash (used in) provided by continuing operations	(6,854)	14,637
Net cash and restricted cash provided by discontinued operations	1,219	363

Net (decrease) increase in cash and restricted cash	$(5,635)	$15,000

Cash Flows from Operating Activities. Since Evofem’s inception, the primary use of Evofem cash and restricted cash was to fund further development of its lead product candidate Amphora as a contraceptive, as well as potential other indications and to support general and administrative operations.

Cash Flows from Investing Activities. The primary use of Evofem cash and restricted cash was for the purchase of research equipment to support its clinical trials.

Cash Flows from Financing Activities. During 2016, the primary source of cash and restricted cash was due to the sale of Evofem Series D. This 2016 source of cash and restricted cash was partially offset by cash payments related to (1) Evofem’s note payable with Cosmederm and (2) financing costs associated with Evofem’s abandoned IPO on the AIM and other financing costs. In July 2016, Evofem converted $5.0 million in debt originally due to Cosmederm into 10 shares of Evofem Series D Stock and the remaining $5.0 million due under the note was forgiven (see Evofem’s Series D Redeemable Convertible Preferred Stock discussion in Note 9 — Convertible Preferred Stock of its Audited Financial Statements beginning on page F-56 of this proxy statement/prospectus/information statement and the section entitled “Certain Relationships and Related Party Transactions of Evofem — Evofem Series D Preferred Stock Financings” beginning on page 209 of this proxy statement/prospectus/information statement). During 2015, the primary source of cash and restricted cash was due to (1) advances from Evofem’s former parent, EvoMed, LLC, and Cosmederm under Evofem’s related-party note payable and (2) the sale of Evofem series C convertible preferred stock for cash (see EvoMed Debt and Cosmederm Note discussion in Note 8 — Related-Party Transactions of Evofem’s Audited Financial Statements beginning on page F-52 of this proxy statement/prospectus/information statement and Series C Convertible Preferred Stock discussion in Note 9 — Convertible Preferred Stock of Evofem’s Audited Financial Statements beginning on page F-56 of this proxy statement/prospectus/information statement. In October 2015, Evofem converted $34.4 million in advances from EvoMed into 8,660,572 shares of Evofem series C-1 convertible preferred stock.

Cash Flows from Discontinued Operations. In June 2016, the Evofem Board committed to a plan to sell its Softcup line of business, or Softcup, and redirect cash resources to further develop Amphora. In July 2016, Evofem entered into an asset purchase agreement with the Flex Company, or Flex, whereby Flex would acquire assets and assume certain liabilities associated with Softcup (see Note 3 — Discontinued Operations of Evofem’s Audited Financial Statements beginning on page F-46 of this proxy statement/prospectus/information statement and Note 4 — Assets and Liabilities Held for Discontinued Operations of Evofem’s Audited Financial Statements beginning on page F-47 of this proxy statement/prospectus/information statement). Total consideration for the Softcup sales was $1.9 million, with $0.6 million in cash at closing. All other cash and restricted cash provided by discontinued operations related to changes in the major classes of assets and liabilities identified with the discontinued operations.

Operating and Capital Expenditure Requirements

Evofem’s future capital requirements are difficult to forecast. Evofem expects to incur additional capital expenditures for serialization equipment to be utilized in the manufacturing of Amphora prior to commercialization, but cannot adequately predict the cost of the equipment in the future.

Evofem expects its research and development expenses to increase substantially for the foreseeable future as Evofem advances Amphora as a contraceptive and pursues expanded indications for its MPT vaginal gel through additional clinical development programs. In addition, Evofem expects to incur significant costs as it makes improvements to its manufacturing process. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming and Evofem may never succeed in achieving regulatory approval for any of its product candidates. The probability of success for each product candidate will be affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Evofem is responsible for all research and development costs for its programs.

Evofem expects its general and administrative expenses to increase substantially as Evofem hires additional personnel to support commercialization of its product candidates, if any. Evofem also anticipates increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with stock exchange listing and SEC requirements, director’s and officer’s liability insurance premiums, and investor relations-related expenses.

When Evofem believes that regulatory approval of a product candidate appears likely, Evofem expects to incur significant costs as it establishes a sales and marketing infrastructure for distribution, promotion and sales of its products.

Off-Balance Sheet Arrangements

As of September 30, 2017 and December 31, 2016, Evofem does not have any off-balance sheet arrangements, as such term is defined under Item 303 of Regulation S-K, that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recently Issued Accounting Pronouncements

For information with respect to recent accounting pronouncements, see Note 2 — Summary of Significant Accounting Policies to Evofem’s Audited Financial Statements beginning on page F-39 of this proxy statement/prospectus/information statement.

Critical Accounting Policies

The preparation of consolidated financial statements requires Evofem to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Evofem’s significant accounting policies, which include its management’s best estimates and judgments, are included in Note 2 to Evofem’s Audited Consolidated Financial Statements for the years ended December 31, 2016 and 2015 beginning on page F-39 of this proxy statement/prospectus/information statement.

Clinical Trial Accruals

As part of the process of preparing Evofem’s financial statements, Evofem is required to estimate expenses resulting from its obligations under contracts with vendors, CROs and consultants and under clinical site agreements relating to conducting its clinical trials. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

Evofem’s objective is to reflect the appropriate clinical trial expenses in its financial statements by recording those expenses in the period in which services are performed and efforts are expended. Evofem accounts for these expenses according to the progress of the clinical trial as measured by patient progression and the timing of various aspects of the trial. Evofem determines accrual estimates through financial models and discussions with applicable personnel and outside service providers as to the progress of clinical trials. During a clinical trial, Evofem adjusts the clinical expense recognition if actual results differ from its estimates. Evofem makes estimates of accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. Evofem’s clinical trial accruals are dependent upon accurate reporting by CROs and other third-party vendors. Although Evofem does not expect its estimates to differ materially from amounts actually incurred, Evofem’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any particular period. For the nine months ended September 30, 2017 and the years ended December 31, 2016 and 2015 there were no material adjustments to Evofem’s prior period estimates of accrued expenses for clinical trials.

Stock-based Compensation Expense

Assumptions utilized in the Black-Scholes-Merton option pricing model by Evofem to estimate its stock-based compensation expense are subject to judgment and uncertainties. For options granted in 2016, a 10.0% increase or decrease in Evofem’s volatility estimate would have resulted in an aggregate increase of $0.2 million or decrease of $0.3 million in stock-based compensation expense being recognized over the requisite service period of the options. Separately, a one-year increase or decrease in the expected term of Evofem’s options would have resulted in an aggregate increase or decrease of approximately $0.2 million in stock-based compensation expense to be recognized over the requisite service period of the options. For options granted in 2017, a 10.0% change in Evofem’s volatility estimate would not have had a material effect on its results of operations or financial condition. Likewise, a one-year change in the expected term of Evofem’s options would not have had a material effect on its results of operations or financial condition.

Determining Fair Value of Stock Options

The fair value of the shares of Evofem’s common stock underlying its stock-based awards are estimated on each grant date by the BOD. To determine the fair value of the common stock underlying option grants, the BOD considers, among other things, valuations of Evofem’s common stock prepared by an unrelated valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for Evofem’s common stock, the BOD exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of Evofem’s common stock, including Evofem’s stage of development; progress of Evofem’s R&D efforts; Evofem’s operating and financial performance, including levels of available capital resources; the rights, preferences and privileges of Evofem’s convertible preferred stock relative to those of its common stock; sales of Evofem’s convertible preferred stock; the valuation of publicly traded companies in its industry, equity market conditions affecting comparable public companies and the lack of marketability of Evofem’s common stock. The Company obtains valuations on at least an annual basis or when it determines that significant value generating or diminishing internal and/or external events have occurred, which would significantly increase or decrease the fair value of the common stock underlying its stock-based awards

Evofem Series D 2X Liquidation Preference Liability

Evofem values its Evofem Series D 2X liquidation preference liability in accordance with Accounting Standards Codification No. 815 — Derivatives and Hedging, using a PWERM, which is sensitive to changes in assumptions regarding the timing of additional financings, potential exit scenarios and revisions in its financial forecast. Changes in any one of the assumptions could have a material impact on the fair value of the Evofem Series D 2X liquidation preference liability. Evofem’s management uses the most reliably available information at each valuation date in determining the fair value of the Evofem Series D 2X liquidation preference liability. Due to the nature of the assumptions and the sensitive nature of the PWERM, management cannot reliably provide sensitivity analysis around the impact of changes in assumptions to the Evofem Series D 2X liquidation preference liability.

Fair Value of Evofem Series D Redeemable Convertible Preferred Stock

Evofem valued its Evofem Series D redeemable convertible preferred stock using a PWERM, which is sensitive to changes in assumptions regarding the timing of additional financings, potential exit scenarios and revisions in its financial forecast. Changes in any one of the assumptions could have a material impact on the fair value of the estimated fair value of the Evofem Series D. Evofem’s management used the most reliably available information at each issuance of its Evofem Series D to determine the fair value of the Evofem Series D 2X. Due to the nature of the assumptions and the sensitive nature of the PWERM, management cannot reliably provide sensitivity analysis around the impact of changes in assumptions to Evofem Series D.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Resignation of Current Executive Officers of Neothetics

Pursuant to the Merger Agreement, all of the current executive officers of Neothetics will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

The Neothetics Board is currently composed of four directors. Pursuant to the Merger Agreement, all of the directors of Neothetics who will no longer be members of the Neothetics Board immediately after the effective time of the merger will resign at or prior to the effective time of the merger. As of the effective time of the merger, the board of directors will initially consist of the six directors designated by Evofem and one independent director designated by Neothetics.

Following the merger, the management team of Neothetics is expected to be composed of the management team of Evofem. The following table lists the names, ages as of October 20, 2017 and positions of the individuals who are expected to serve as executive officers and directors of Neothetics upon completion of the merger:

Name	Age	Position(s)
Executive Officers
Saundra Pelletier	48	Chief Executive Officer
Justin J. File	47	Chief Financial Officer
Kelly Culwell, M.D.	43	Chief Medical Officer
Russ Barrans	58	Chief Commercial Officer
David R. Friend, Ph.D.	61	Chief Scientific Officer
Alexander A. Fitzpatrick, Esq.	50	General Counsel and Secretary
Non-Employee Directors7/

Executive Officers

Saundra Pelletier

Saundra Pelletier has served as Evofem’s President and CEO since February 2013. From 2009 to 2016, Ms. Pelletier was the founding Chief Executive Officer of WomenCare Global International, or WCGI, an international non-profit organization focused on empowering, educating and enabling women and girls to make informed choices about their health. Under her leadership, WCGI secured approximately $68 million in committed funding from major foundations and governmental organizations, and launched an innovative U.S. educational campaign with American actress/activist Jessica Biel. From 2005 to 2009, Ms. Pelletier was founder and Chief Executive Officer of Saundra Pelletier International, where she served as a management consultant, executive coach, entrepreneur, author and keynote speaker. From 2000 until 2004, Ms. Pelletier served as Vice President, Pharmaceuticals at Women First Healthcare, a specialty healthcare company dedicated to improving the health of women in mid-life, and from 1992 until 2000 she was Global Franchise Leader (Vice President), with G.D. Searle, developer of the first female birth control pill and now a wholly owned trademark of Pfizer. In her capacity as a corporate vice president and global franchise leader, Ms. Pelletier managed a $250 million business unit, reorganized companies from the ground up, raised $40 million in capital, managed worldwide partnerships, negotiated cost saving licensing agreements, assessed country infrastructures, developed commercialization plans and hired full scale teams, including contract sales forces, to support women’s healthcare initiatives. Ms. Pelletier has launched pharmaceutical brands worldwide and expanded indications on female healthcare brands in multiple countries. She has had oversight and accountability for Sales, Marketing,

7/	Note: To be filed by amendment

Operations, Medical Affairs, Regulatory Affairs, Manufacturing, Customer Service, Business Development and Strategic Partnerships. In 2015, Ms. Pelletier was profiled by the United Nations Foundation as a New Champion for Reproductive Health, and in 2014 was awarded the Athena Pinnacle Award for Life Sciences, recognizing extraordinary leadership in the life sciences. She is a published author and an international keynote speaker on the economic return of investing in women and has spoken at the Clinton Global Initiative, Women Deliver, the Harvard School of Public Health, the Cavendish Global Health Impact Forum at Biocom, the University of Virginia’s Darden School of Business; and was the keynote speaker at the June 2016 Women’s Global Health Symposium. Her accomplishments have been frequently profiled in various media, including The New York Times, Inc. Magazine, Cosmopolitan, Devex, Refinery 29, Bustle, CNN, NBC News, Glamour, Marie Claire, BBC Radio, Global Grind and Vogue. Ms. Pelletier is the Chair of the Women Deliver Board of Directors and she is on the Board of Directors of ClearFast. It is expected that Ms. Pelletier will be asked to join the Board of Directors of WCG Cares and serve as Chair of the Board, in mid-November 2017.

Justin J. File

Justin J. File has served as Chief Financial Officer since July 2015. He has approximately 25 years of diverse accounting and finance experience within a variety of both public and private biotechnology companies. Most recently, he provided executive financial and accounting oversight services to various biotechnology companies in San Diego, assisting in their initial public offering process and helping to establish and improve their accounting and finance operations as publicly-traded entities. Prior to this, Mr. File was Senior Director and Controller of Sequenom, Inc, a diagnostic company that developed and commercialized molecular diagnostics testing services for the women’s health market. During that time, he served as Treasurer of their diagnostic subsidiary and providing assistance in the raise of over $400 million in combined equity and convertible note offerings. He also assisted in the commercial launch of four diagnostic tests in a two-year period, which included Sequenom’s revolutionary noninvasive prenatal test for Down syndrome. Earlier in his career he worked for approximately ten years in public accounting, primarily with Arthur Andersen LLP, where he worked with a variety of clients assisting with attestation and periodic reporting requirements, public offerings and acquisitions. He graduated from Central Washington University with a Bachelor’s of Science in Accounting and International Business and is a Certified Public Accountant (inactive).

Kelly Culwell, M.D.

Dr. Kelly Culwell is an Obstetrician/Gynecologist with over 16 years specializing in women’s health and contraceptive research. She currently serves as Chief Medical Officer. Prior to joining Evofem Biosciences, she was a trainer Merck and maintained an academic clinical practice as the Director of Family Planning and Associate Clinical Professor at University of California, Davis. She previously served as a Medical Officer with the World Health Organization where she developed global guidelines for clinical practice and is widely published in peer reviewed journals. Dr. Culwell received a Bachelor’s of Science from California Lutheran University, a Medical Doctorate from the University of California, Davis and a Masters of Public Health from Northwestern University. She completed her post-graduate training in Obstetrics and Gynecology at University of California San Diego and her Family Planning Fellowship at Northwestern University. Dr. Culwell maintains appointments as Volunteer Assistant Clinical Professor in the Departments of Obstetrics and Gynecology at the University of California, Davis and San Diego campuses. She is qualified as a Diplomat from the American Board of Obstetrics and Gynecology.

Russ Barrans

Russ Barrans is the Chief Commercial Officer for Evofem Biosciences, having over 25 years in the women’s healthcare pharmaceuticals and biotechnology space. As the Chief Commercial Officer, he is responsible for the commercial launch and lifecycle management of the Evofem Biosciences product portfolio, oversees manufacturing and supply chain, and provides executive leadership to the sales and marketing team. Prior to joining Evofem Biosciences, Mr. Barrans was the Senior Director of Women’s Healthcare Marketing for TEVA

Pharmaceuticals. With significant tenure in life sciences and pharmaceutical companies, he has held senior level positions at global and domestic companies including Bayer Healthcare and Wyeth Pfizer (formerly Wyeth), as well as, being Chief Executive Officer of FusionRx, a strategic consulting firm servicing biotech and pharmaceutical brands of which Russ was the founding partner. He has overseen directed the launch of over half a dozen brands worldwide including the launch of Mirena®, and Plan B One-Step® OTC. He graduated from California Coast University with a Bachelor’s of Science in Business Administration and holds an MBA from California Coast University. Mr. Barrans is an Accredited Pharmaceutical Manufactures Representative of Canada in General Healthcare and Oncology, and has earned his certification as a Business Coach from Brian Tracy International.

David R. Friend, Ph.D.

Dr. David Friend serves as Evofem’s Chief Scientific Officer. Dr. Friend has more than 33 years in pharmaceutical research and development. Prior to Evofem, Dr. Friend was with the CONRAD program, part of Eastern Virginia Medical School, where he directed all product development activities over 8 years. The focus of CONRAD was development of HIV vaginal prevention products as well as standalone and combination contraceptive products (both vaginal and long-acting injectable). Earlier positions included Vice President of Research at Vyteris and Senior Director at Elan. He started his career at SRI International (the former Stanford Research Institute) focusing on research and development of a wide range of drug delivery systems. Dr. Friend attained the position of Director, Biomedical Polymers Division over his 10-year tenure at SRI. Dr. Friend has a Ph.D. from the University of California, Berkeley in Chemistry. He has published more than 100 research articles and reviews, many on female reproductive health including contraception and STI prevention and sits on numerous scientific boards.

Alexander A. Fitzpatrick, Esq.

Alexander A. Fitzpatrick has served as Evofem’s Executive Vice President, General Counsel and Secretary since October 2017 and is responsible for the company’s corporate governance, legal, corporate development, intellectual property and risk management functions. Prior to joining Evofem, Mr. Fitzpatrick served as Senior Vice President, General Counsel, Compliance Officer and Secretary of Verenium Corporation, a publicly traded biotechnology company. Prior to that, Mr. Fitzpatrick served as Senior Vice President, General Counsel and Secretary of Kintera, Inc., a publicly traded technology company. Following the sale of Kintera, Mr. Fitzpatrick continued to serve in a similar position for a major division of Blackbaud, Inc. Prior to that, as a member of the business, corporate and technology departments with the law firms Cooley LLP and Latham & Watkins LLP in San Diego, and Rogers & Wells LLP (now Clifford Chance) in London, Mr. Fitzpatrick represented pharmaceutical and other technology companies, investment banks and venture capitalists in a variety of transactions including numerous collaborations, mergers and acquisitions, intellectual property matters, licensing and financing activity. Mr. Fitzpatrick received a B.S. in mathematics from Georgetown University and a J.D. from the University of California, Berkeley.

Composition of the Board of Directors

The Neothetics Board currently consists of four members and is divided into three classes each serving staggered three-year terms until their respective successors are duly elected and qualified:

•	Neothetics’ Class I directors are Jeffrey M. Nugent and Maxim Gorbachev and their terms expire at the annual meeting of stockholders in 2018;

•	Neothetics’ Class II director is Martha J. Demski and her term expires at the annual meeting of stockholders in 2019; and

•	Neothetics’ Class III director is Kim P. Kamdar, Ph.D. and her term expires at the annual meeting of stockholders in 2020.

Pursuant to the Merger Agreement, all of the directors of Neothetics who will no longer be members of the Neothetics Board immediately after the effective time of the merger will resign at or prior to the effective time of the merger. As of the effective time of the merger, the board of directors will consist of seven directors, six of whom are [●]8/ and one of whom shall be an independent director designated by Neothetics, who shall be [●]8/ .

There are no family relationships among any of the current Neothetics directors and executive officers, and there are no family relationships among any of the proposed post-merger company directors and executive officers.

Director Independence

The Neothetics Board has determined that each of its current directors is independent as defined under NASDAQ Stock Market listing standards. The Neothetics Board has also determined that each current member of the Nominating and Corporate Governance Committee is independent as defined under the NASDAQ Stock Market listing standards, and that each current member of the Audit Committee and Compensation Committee is independent as defined under the NASDAQ Stock Market listing standards and applicable SEC rules. In making this determination, Neothetics’ board of directors found that none of these directors had a material or other disqualifying relationship with Neothetics.

Evofem anticipates that a majority of the member of the board of directors of the combined company as of the effective time of the merger will independent as defined under the NASDAQ Stock Market listing standards. Evofem further anticipates that the directors who will be appointed to the Compensation Committee and the Nominating and Corporate Governance Committee will satisfy the independence standards for such committees established by the SEC and NASDAQ Stock Market listing standards, as applicable. With respect to the Audit Committee, Evofem anticipates that the directors who will be appointed will satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and NASDAQ Stock Market listing standards, as applicable. In making such determination, the relationships that each such director has with Neothetics or Evofem and all other facts and circumstances deemed relevant in determining their independence have been and will be considered.

Committees of the Board of Directors

The Neothetics Board currently has, and after completion of the merger the combined organization will continue to have, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Neothetics Board was established by Neothetics’ board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee Neothetics’ corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	appointing and providing for the compensation of the independent registered public accounting firm to be engaged to prepare and issue an audit report and perform other audit, review or attest services for Neothetics;

•	approving any other permissible non-audit services to be provided to Neothetics by the independent auditor;

•	overseeing the work and evaluating the performance of the independent auditor, and, if so determined by the audit committee, terminating and replacing the independent auditor;

8/	Note: To be filed by amendment

•	reviewing and discussing, including with management and the independent auditor, Neothetics’ annual and quarterly financial statements;

•	reviewing any proposed significant changes to Neothetics’ accounting principles and practices;

•	reviewing any material changes to Neothetics’ system of internal control over financial reporting;

•	reviewing management’s report on effectiveness of Neothetics’ internal control over financial reporting and, if applicable, Neothetics’ independent auditor’s audit of the effectiveness of Neothetics’ internal control over financial reporting;

•	establishing a procedure for receipt, retention and treatment of any complaints or concerns received by Neothetics about Neothetics’ accounting, internal accounting controls or auditing matters;

•	reviewing, approving and overseeing any related party transaction that would require disclosure pursuant to Item 404 of Regulation S-K;

•	overseeing the implementation and enforcement of Neothetics’ insider trading policy; and

•	reviewing and evaluating any significant financial risk exposures facing Neothetics and the steps Neothetics’ management has taken to control and monitor such exposures.

The Audit Committee of the combined organization is expected to retain these duties and responsibilities following completion of the merger.

Neothetics’ management has the primary responsibility for its consolidated financial statements and the reporting process including its system of internal accounting and financial controls.

Neothetics’ Audit Committee currently consists of Ms. Demski, who serves as its chairman, Dr. Kamdar and Mr. Nugent. The Neothetics Board reviews The NASDAQ Capital Market listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of Neothetics’ Audit Committee are independent (as independence is currently defined in Section 803(A)(2) of The NASDAQ Capital Market listing standards and Rule 10A-3 of the Exchange Act and meets the applicable additional eligibility standards for Audit Committee service under Section 803(B)(2) of The NASDAQ Capital Market listing standards).

The Neothetics Board has also determined that Ms. Demski qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Neothetics Board made a qualitative assessment of Ms. Demski’s level of knowledge and experience based on a number of factors, including her formal education and experience in financial roles.

Evofem believes that, after the completion of the merger, the composition of the Audit Committee will meet the requirements for independence under, and the Audit Committee will comply with, any applicable requirements of the rules and regulations of The NASDAQ Capital Market and the SEC.

Compensation Committee

The Compensation Committee of the Neothetics Board acts on behalf of the Neothetics Board to review, adopt or recommend for adoption, and oversee Neothetics’ compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:

•	reviewing and recommending to Neothetics’ board of directors for its determination and approval the amount, form and terms of compensation of Neothetics’ Chief Executive Officer and other “officers” (as such term is defined under The NASDAQ Capital Market listing standards);

•	reviewing and making recommendations to Neothetics’ board of directors regarding Neothetics’ overall compensation strategy and policies;

•	reviewing and making recommendations regarding Neothetics’ equity and/or cash incentive plans and other benefit plans and, to the extent as may be permitted or required under such plans, the committee has the power and authority to administer the plans, establishes guidelines, interpret plan documents, select participants, and approve grants and awards thereunder;

•	granting equity awards to non-officer employees and consultants in accordance with the terms of Neothetics’ equity incentive plan and to establish compensation policies and practices applicable to non-officer employees;

•	evaluating the relationship between executive officer compensation policies and practices and corporate risk management to confirm those policies and practices do not incentivize excessive risk-taking;

•	evaluating and making recommendations to Neothetics’ board of directors regarding the compensation of Neothetics’ non-employee directors;

•	retaining, obtaining the advice of, engaging, compensating and terminating compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist it in carrying out its responsibilities and functions; and

•	appointing, compensating and overseeing the work of any of its compensation consultants, legal counsel and other advisors.

The Compensation Committee of the combined organization is expected to retain these duties and responsibilities following completion of the merger.

Neothetics’ Compensation Committee currently consists of Mr. Nugent, who serves as its chairman, Ms. Demski and Mr. Gorbachev. All members of the Compensation Committee are independent as independence is currently defined under The NASDAQ Capital Market listing standards.

Evofem believes that, after the completion of the merger, the composition of the Compensation Committee will meet the requirements for independence under, and the Compensation Committee will comply with, any applicable requirements of the rules and regulations of The NASDAQ Capital Market and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Neothetics Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of Neothetics (consistent with criteria approved by the Neothetics Board), reviewing and evaluating incumbent directors, selecting or recommending to the Neothetics Board for selection candidates for election to the Neothetics Board, making recommendations to the Neothetics Board regarding the membership of the committees of the Neothetics Board, assessing the performance of the Neothetics Board, and developing a set of corporate governance principles for Neothetics. The responsibilities of the Nominating and Corporate Governance Committee relating to the nomination of directors include, among other things, the following:

•	identifying and recommending to Neothetics’ board of directors nominees for possible election to Neothetics’ board of directors;

•	evaluating and making recommendations to Neothetics’ board of directors regarding its size, composition and leadership structure;

•	reviewing and assessing Neothetics’ corporate governance guidelines and recommending any proposed changes thereto to Neothetics’ board of directors;

•	reviewing and making recommendations to Neothetics’ board of directors regarding issues of executive officer succession planning and providing oversight with respect to corporate governance matters.

In recommending candidates for appointment or election to the Neothetics Board, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Neothetics Board and seeks to insure that at least a majority of the directors are independent under The NASDAQ Capital Market listing standards and that the Neothetics Board’s Audit Committee and Compensation Committee will be comprised of directors who meet applicable NASDAQ Capital Market listing standards and SEC rules regarding qualifications to serve on such committees. Candidates for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of Neothetics’ business environment, willingness to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other Neothetics directors and the extent to which the candidate would be a desirable addition to the Neothetics Board and any of its committees. In addition, Neothetics’ corporate governance guidelines require that Neothetics’ directors limit their service on boards of directors of public companies to a total of four (including service on the Neothetics Board). Other than the foregoing, there are no stated minimum criteria for Neothetics director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of Neothetics and its stockholders. The Nominating and Corporate Governance Committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective within the pharmaceutical and biotechnology industries into account in identifying and selecting director nominees. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Neothetics during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ Stock Market purposes, which determination is based upon applicable NASDAQ Stock Market listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Neothetics Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which is typically recommended to the full board of directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Neothetics Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Neothetics, Inc., 9171 Towne Centre Drive, Suite 250, San Diego, CA 92122, Attn: Investor Relations. Submissions must include the following information: the name, age, business address and residence address of the proposed nominee; a statement of the proposed nominee’s business experience and educational background; the proposed nominee’s principal occupation or employment; the class and number of shares of Neothetics capital stock beneficially owned by the proposed nominee; a detailed description of all relationships, arrangements or understandings between the proposing stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which such proposed nomination is being made by the stockholder; a detailed description of all relationships, arrangements or understandings between the proposed nominee and any service-provider or supplier to, or competitor of, Neothetics; information regarding each of the criteria for board membership described above in sufficient detail to allow the Nominating and Corporate Governance Committee to evaluate the proposed nominee; and a statement from the proposed nominee that he or she is willing to be considered and willing to serve as a director if nominated and elected. The proposing stockholder must also include the following information with respect to such stockholder: documentation supporting that the proposing stockholder is a stockholder of Neothetics; the proposing stockholder’s name and address, as they appear on Neothetics’ books; and the class and number of shares of Neothetics capital stock beneficially owned by the proposing stockholder. If a stockholder submits a director recommendation in compliance with the procedure described above, the Nominating and Corporate Governance Committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be a qualified candidate, the Nominating and Corporate Governance Committee and one or more members of the Neothetics management team will interview the proposed nominee to determine whether he or she might be suitable to be a director. If the Nominating and Corporate Governance Committee determines the proposed nominee would be a valuable addition to the Neothetics Board, based on the criteria for board membership described above and the specific needs of the Neothetics Board at the time, it will recommend to the Neothetics Board such person’s nomination. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the proposed nominee and/or the proposing stockholder. Separately, Neothetics’ bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to Neothetics Board at Neothetics’ annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to Neothetics’ corporate secretary containing the information required by Neothetics’ bylaws. To be timely, such notice must be received at Neothetics’ principal executive offices not earlier than the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in Neothetics’ notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, such notice must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the date on which Neothetics first publicly announces the date of such meeting.

The Nominating and Corporate Governance Committee of the combined organization is expected to retain these duties and responsibilities following completion of the merger.

The Nominating and Corporate Governance Committee currently consists of Dr. Kamdar, who serves as its chairman, Ms. Demski and Mr. Gorbachev. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of The NASDAQ Capital Market listing standards).

Evofem believes that, after the completion of the merger, the composition of the Nominating and Corporate Governance Committee will meet the requirements for independence under, and the Nominating and Corporate Governance Committee will comply with, any applicable requirements of the rules and regulations of The NASDAQ Capital Market and the SEC.

The board of directors of Neothetics may from time to time establish other committees.

2016 Evofem Director Compensation9/

Compensation Committee Interlocks and Insider

Composition of the Compensation Committee for the combined company has not yet been determined. Following completion of the merger, each member designated by Evofem and appointed to the Compensation Committee is expected to be an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of The NASDAQ Capital Market. None of the proposed combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or Compensation Committee following the merger.

9/	To be provided by amendment.

Executive Compensation

This section discusses the material components of the executive compensation program offered to Evofem’s named executive officers identified below.

Evofem’s executive officers for the year ended December 31, 2016 who will serve as executive officers of the combined company following the merger, are referred to in this proxy statement/prospectus/information statement as the “named executive officers.” The named executive officers and their current positions are as follows:

Name	Title
Saundra Pelletier	Chief Executive Officer
Justin J. File	Chief Financial Officer
Kelly Culwell, M.D.	Chief Medical Officer

2016 Summary Compensation Table

The following table provides information regarding the named executive officers of Evofem during the fiscal year ended December 31, 2016 and executive officers of Evofem who would have been named executive officers had they remained employed by Evofem as of December 31, 2016. For information regarding the management of the combined company after the closing of the merger, please see the section entitled “Management Following the Merger — Executive Officers and Directors — Executive Officers and Directors of the Combined Company Following the Merger” beginning on page 189 of this proxy statement/prospectus/information statement.

The following table presents information regarding the total compensation awarded to, earned by, and paid to Evofem’s named executive officers for services rendered to Evofem in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Grant Date Fair Value of Options Awards ($)(2)	Grant Date Fair Value of Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Saundra Pelletier	2016	$588,527	$201,562	$1,477,691	$4,073,864	—	$6,341,644
Chief Executive Officer and Director	2015	$342,937	$157,292	—	—	—	$500,229

Justin J. File	2016	$478,113	$163,281	$822,510	$1,750,000	—	$3,213,904
Chief Financial Officer	2015	$183,307	$53,333	—	—	—	$236,640

Kelly Culwell, M.D.	2016	$425,275	$90,000	$274,170	$62,500	—	$851,945
Chief Medical Officer	2015	$166,071	$74,450	—	—	—	$240,521

John Fair	2016	$398,899	—	—	—	$527,367	$926,266
Former President and Chief Operating Officer	2015	$313,507	$114,167	—	—	—	$427,674

(1)	Amounts shown represent bonus amounts paid in the sole discretion of the Evofem Board.
(2)	Amounts listed in this column represent the aggregate fair value of the option awards computed as of the grant date of each option award in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. See the notes to Evofem’s audited consolidated financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of Evofem’s stock options. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.

(3)	Amounts listed in this column represent the aggregate fair value of the stock awards represents the fair value of Evofem’s common stock on the issuance date of the stock award in accordance with FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. See the notes to Evofem’s audited consolidated financial statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of Evofem’s restricted stock awards. In accordance with a restricted stock cancellation agreement, all restricted stock relating to the restricted stock awards granted to the named individual will be cancelled immediately prior to, but contingent upon, the consummation of the merger contemplated in this proxy statement/prospectus/information statement. See section “The Merger — Interests of the Evofem Directors and Executive Officers in the Merger — Ownership Interests” beginning on page 87 of this proxy statement/prospectus/information statement.
(4)	All Other Compensation for Mr. Fair in 2016 includes 12 months of salary continuation benefits of $500,000 and COBRA benefits of $27,367.

Narrative Disclosure to Summary Compensation Table

Historically, Evofem’s executive compensation program has been tied to growth and success in advancing clinical initiatives. To date, the compensation of Evofem’s named executive officers has consisted of a combination of base salary, bonuses and equity incentive compensation in the form of stock options and restricted stock grants that were intended to vest at an initial public offering of Evofem. As part of this transaction, these equity grants will be terminated as of and contingent upon the completion of the merger. As Evofem transitions from a private company to a publicly traded company, it will evaluate its compensation practices, philosophy and arrangements to ensure alignment with the new company structure and the roles of the executives as they relate to managing and oversight of a public company. Following the merger, Evofem intends for the Compensation Committee of the post-merger combined entity to review its executive compensation structure and propose modifications as it relates to salary, cash bonus and equity incentives for executives and non-executive employees with advice from compensation consultants as well as legal and tax counsel and will continue to do so from time to time at the discretion of the Compensation Committee.

Sandra Pelletier

Ms. Pelletier’s employment with Evofem is at-will per the terms of an Offer Letter, dated October 16, 2014, by and between Evofem and Ms. Pelletier, and a Severance Agreement, dated April 27, 2015, by and between Evofem and Ms. Pelletier, or the Pelletier Severance Agreement. Per the terms of Ms. Pelletier’s Offer Letter, she was originally eligible to receive an annual salary of $250,000 and a bonus targeted at 50% of Ms. Pelletier’s annual base salary. As of December 31, 2015 and December 31, 2016, Ms. Pelletier was eligible to receive $357,500 and $500,000, respectively, in annual salary. As of December 31, 2015 and December 31, 2016, Ms. Pelletier was eligible to receive cash bonuses of $175,750 (50% of her salary) and $250,000 (50% of her salary), respectively. Ms. Pelletier’s targeted bonus percentage is subject Evofem board approval each year and is expressly subject to change. Ms. Pelletier is also eligible to participate in Evofem’s 401K plan, to receive paid vacation each year and to participate in other benefit plans and programs generally available to Evofem’s employees. Pursuant to the Pelletier Severance Agreement, if Ms. Pelletier is terminated without Cause or Good Reason (each as defined in the Pelletier Severance Agreement) she is entitled to receive continued health benefits and an amount equal to her highest monthly salary, payable each month following her termination, each for a period of 12 months. In September, 2016, Ms. Pelletier received (i) options to purchase up to 1,250,000 shares of Evofem common stock with four-year vesting schedules, (ii) a fully vested option to purchase up to 389,404 shares of Evofem common stock and (iii) 3,259,091 restricted shares of Evofem common stock vesting in full on the later of (i) the date of Evofem’s completion of an initial public offering of its common stock, or (ii) the second anniversary of the grant date, or September 28th, 2018.

Justin J. File

Mr. File’s employment with Evofem is at-will per the terms of an Offer Letter, dated March 6, 2015, as amended on November 16, 2015, by and between Evofem and Mr. File and a Severance Agreement, dated November 16,

2015, and by and between Evofem and Mr. File, or the File Severance Agreement. Mr. File began work as a full-time employee of Evofem in March 2015 and was originally eligible to receive an annual salary of $200,000 and a bonus targeted at 10% of Mr. File’s annual base salary. As of December 31, 2015 and December 31, 2016, Mr. File was eligible to receive $250,000 and $425,000, respectively, in annual salary. As of December 31, 2015 and December 31, 2016, Mr. File was eligible to receive cash bonuses of $75,000 (30% of his salary) and $212,500 (50% of his salary), respectively. Mr. File’s targeted bonus percentage is subject to Evofem board approval each year and is expressly subject to change. Mr. File is also eligible to participate in Evofem’s 401K plan, to receive paid vacation each year and to participate in other benefit plans and programs generally available to Evofem’s employees. Pursuant to the File Severance Agreement, if Mr. File is terminated without “Cause” or “Good Reason” (each as defined in the File Severance Agreement) he is entitled to receive continued health benefits and an amount equal to his highest monthly salary, payable each month following his termination, each for a period of 12 months. In September, 2016, Mr. File received options to purchase up to 900,000 shares of Evofem common stock with four-year vesting schedules and 1,400,000 restricted shares of Evofem common stock vesting in full on the later of (i) the date of Evofem’s completion of an initial public offering of its common stock, or (ii) the second anniversary of the grant date, or September 28th, 2018.

Kelly Culwell, M.D.

Dr. Culwell’s employment with Evofem is at-will per the terms of an Offer Letter, dated April 15, 2015, by and between Evofem and Dr. Culwell, or the Culwell Offer Letter. Dr. Culwell began work as a full-time employee of Evofem in July 2015 and was originally eligible to receive an annual salary of $250,000 and a bonus targeted at 50% of Dr. Culwell’s annual base salary. As of December 31, 2015 and December 31, 2016, Dr. Culwell was eligible to receive $363,300 and $400,000, respectively, in annual salary. As of December 31, 2015 and December 31, 2016, Dr. Culwell was eligible to receive cash bonuses of $108,990 (30% of her salary) and $120,000 (30% of her salary), respectively. Dr. Culwell’s targeted bonus percentage is subject Evofem board approval each year and is expressly subject to change. Dr. Culwell is also eligible to participate in Evofem’s 401K plan, to receive paid vacation each year and to participate in other benefit plans and programs generally available to Evofem’s employees. In June 2015, Evofem paid Dr. Culwell’s former employer $20,000 in accordance with the Culwell Offer Letter which represented Evofem’s assumption of the remaining portion of Dr. Culwell’s employment agreement from her former employer. In September, 2016, Dr. Culwell received options to purchase up to 300,000 shares of Evofem common stock with four-year vesting schedules and 50,000 restricted shares of Evofem common stock vesting in full on the later of (i) the date of Evofem’s completion of an initial public offering of its common stock, or (ii) the second anniversary of the grant date, or September 28th, 2018.

John Fair, Former President and Chief Operating Officer

Mr. Fair was employed by the Company from September 2014 to September 2016. Mr. Fair began work as a full-time employee of Evofem in September 2014 and was originally eligible to receive an annual salary of $250,000 and a bonus targeted at 15% of Mr. Fair’s annual base salary. As of December 31, 2015 and December 31, 2016, Mr. Fair was eligible to receive $307,500 in annual salary and was eligible to receive a cash bonus of $123,000 (40% of his salary). As of December 31, 2016, Mr. Fair was eligible to receive salary continuation benefits of $375,000 through September 30, 2017. Mr. Fair received no equity based awards during the year ended December 31, 2016.

Grants of Plan-Based Awards

The following table presents the awards to Evofem’s named executive officers in 2016.

Name	Grant Date	All Other Stock Awards, Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value
Saundra Pelletier	9/28/2016	1,459,091	—		$1,823,864
	9/28/2016	1,800,000	—		$2,250,000
	9/28/2016	—	750,000	$1.19	$685,425
	9/28/2016	—	500,000	$1.19	$456,950
	9/28/2016	—	389,404	$1.19	$335,316
Justin J. File	9/28/2016	1,400,000	—		$1,750,000
	9/28/2016	—	500,000	$1.19	$456,950
	9/28/2016	—	400,000	$1.19	$365,560
Kelly Culwell, M.D.	9/28/2016	50,000	—		62,500
	9/28/2016	—	300,000	$1.19	$274,170
John Fair	—	—	—	—	—

2016 Outstanding Equity Awards at Year-End

The following table presents the outstanding equity awards held by Evofem’s named executive officers as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable[1]	Number of Securities Underlying Unexercised Options Unexercisable[2]	Option Exercise price	Option Expiration date	Number of shares of stock or units that have not vested		Market value of shares of stock or units that have not vested
Saundra Pelletier	—	—	$—	—	1,459,09	1[3]	$1.25
	—	—	$—	—	1,800,000	[4]	$1.25
	261,784	—	$2.05	6/3/2023	—		—
	389,404	—	$1.19	9/28/2026	—		—
	234,375	515,625	$1.19	9/28/2026	—		—
	—	500,000	$1.19	9/28/2026	—		—
Justin J. File	—	—	$—	—	1,400,000	[4]	$1.25
	156,250	343,750	$1.19	9/28/2026	—		—
	—	400,000	$1.19	9/28/2026	—		—
Kelly Culwell, M.D.	—	—	$—	—	50,000	[4]	$1.25
	93,750	206,250	$1.19	9/28/2026	—		—
John Fair	—	—	—	—	—		—

(1)	The number of shares under the option that have vested.
(2)	The number of shares under the option that have not vested.
(3)	Subject to the closing of the merger contemplated within this proxy statement/prospectus/information statement, all restricted stock awards will be cancelled as they will not vest in accordance with the terms of the individual award.
(4)	The restricted stock awards are subject to vesting upon the later of (i) the second anniversary of the issuance date, or September 28, 2018, or (ii) the completion of an initial public offering of Evofem common stock. These awards will cancel immediately prior to the closing of the merger contemplated by this proxy statement/prospectus/information statement.

Employment Arrangements and Potential Payments Upon Termination of Employment or Change in Control

Pursuant to the terms of the Pelletier Severance Agreement, and the File Severance Agreement, if Evofem terminates Ms. Pelletier’s or Mr. File’s employment with Evofem other than for “Cause” or “Good Reason” (as defined in the Pelletier Severance Agreement and File Severance Agreement), death, or disability, then, subject to Ms. Pelletier and Mr. File signing and not revoking a separation and release of claims agreement, Ms. Pelletier and Mr. File would each be entitled to receive the following, regardless of whether the termination occurs within or outside the change of control period:

•	an amount equal to Ms. Pelletier’s and Mr. File’s Highest Monthly Salary (as defined in the Pelletier Severance Agreement and File Severance Agreement) with such amount payable in each month following the date of termination of employment for a period of twelve months.

•	payments for the employer share of any applicable COBRA premiums for a period of 12 months following the date of termination.

Each of Ms. Pelletier, Mr. File and Dr. Culwell are party to their respective option grant agreements listed below, pursuant to which the unvested shares under each option grant agreement will become fully vested and exercisable upon a “change in control” (as defined in the agreements):

•	Stock Option Award Agreement, dated September 28, 2016, by and between Evofem and Ms. Pelletier (500,000 shares)

•	Stock Option Award Agreement, dated September 28, 2016, by and between Evofem and Ms. Pelletier (750,000 shares)

•	Stock Option Award Agreement, dated September 28, 2016, by and between Evofem and Mr. File (500,000 shares)

•	Stock Option Award Agreement, dated September 28, 2016, by and between Evofem and Mr. File (400,000 shares)

•	Stock Option Award Agreement, dated September 28, 2016, by and between Evofem and Dr. Culwell (300,000 shares)

The merger does not constitute a “change in control” for the purposes of the above described employment arrangements.

Employment Benefits Plans

2012 Amended and Restated Equity Incentive Plan

The Evofem Equity Incentive Plan was adopted by the Evofem Board in July 2012 and became effective on July 25, 2012 after approval by Evofem stockholders. The principal purpose of the Evofem Equity Incentive Plan is to attract, retain and motivate certain employees, consultants and directors through the granting of stock-based compensation awards.

Share Reserve. Under the Evofem Equity Incentive Plan, 14,000,000 shares of Evofem common stock were reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock awards, restricted unit awards, dividend equivalent awards, performance awards and other stock-based awards.

The following counting provisions are in effect for the share reserve under the Evofem Equity Incentive Plan:

•	to the extent that an award terminates, expires, lapses or is cancelled without the delivery of shares or payment of any cash with respect to an award, any shares subject to the award at such time will be available for future grants under the Evofem Equity Incentive Plan;

•	to the extent shares of Evofem common stock are tendered or withheld to satisfy an exercise price or tax withholding obligation with respect to any award under the Evofem Equity Incentive Plan, such tendered or withheld shares will be available for future grants under the Evofem Equity Incentive Plan; and

•	to the extent that shares of Evofem common stock are repurchased by Evofem prior to vesting, such shares will be available for future grants under the Evofem Equity Incentive Plan.

Administration. The Evofem Board administers the Evofem Equity Incentive Plan. The Evofem Board may delegate to a committee of the Board or to one or more officers of Evofem (other than executive officers and certain senior executives), any or all of the authority and responsibility of the Evofem Board under the Evofem Equity Incentive Plan.

Subject to the terms and conditions of the Evofem Equity Incentive Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Evofem Equity Incentive Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the Evofem Equity Incentive Plan.

Eligibility. Options, restricted stock and all other stock-based awards under the Evofem Equity Incentive Plan may be granted to individuals who are then Evofem’s officers, directors, employees or consultants or are the officers, employees or consultants of certain of Evofem’s subsidiaries. Only Evofem employees or certain of Evofem’s subsidiaries may be granted incentive stock options.

Awards. The Evofem Equity Incentive Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock units, dividend equivalents, performance awards and other stock-based awards, or any combination thereof. Each award granted under the Evofem Equity Incentive Plan is set forth in a separate agreement with the person receiving the award. These agreements indicate the type, terms and conditions of the award.

•	Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of Evofem common stock at a specified price which may not be less than fair market value on the date of grant, and usually become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with Evofem and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•	Incentive Stock Options or ISOs are designed in a manner intended to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant and no later than five years after the date of grant for 10% stockholders. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of Evofem’s capital stock, the Evofem Equity Incentive Plan provides that the exercise price must be at least 110% of the fair market value of a share of Evofem common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•

Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by Evofem at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until the restrictions thereto are removed or expire. Purchasers of restricted stock, unlike recipients of options, have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until the restrictions thereto are removed or expire.

•	Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted Stock Unit holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally have no voting or dividend rights prior to the time when the vesting conditions thereto are satisfied.

•	Performance Shares may be granted by the administrator. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both.

Change of Control. In the event of a change of control where the acquirer does not assume or replace awards granted with similar terms and conditions, or where the acquirer does not preserve, to the extent applicable, the benefit to be provided as of the date of the change of control, including but not limited to the right of the award holder after the consummation of an initial public offering to receive shares upon exercise of the option that are registered for sale to the public pursuant to an effective registration statement, then each holder of an option that is outstanding as of the date of the change of control shall have the right, exercisable within thirty days after the change of control, to receive, in exchange for the surrender of the option, an amount of cash equal to the excess of the fair market value of the shares on the date of surrender covered by the option (to the extent vested and not yet exercised) that is so surrendered over the exercise price of such shares under the award. If the administrator so determines prior to the change of control, any such option that is not exercised or surrendered prior to the end of such thirty day period will be cancelled, even if vested.

The administrator may make appropriate adjustments to awards under the Evofem Equity Incentive Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the Evofem Equity Incentive Plan, a change in control is generally defined as:

•	the transfer or exchange in a single transaction or series of related transactions by Evofem Stockholders of more than 50% of Evofem’s voting stock to a person or group;

•	a merger, consolidation, reorganization or business combination in which Evofem is involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in (i) Evofem’s outstanding voting securities immediately before the transaction continuing to represent at least 50% or more of the combined voting power of voting securities of the surviving entity immediately after the transaction or (ii) at least 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization being held by an “Excluded Person” (as defined in the Evofem Equity Incentive Plan);

•	the sale, exchange, or transfer of all or substantially all of Evofem’s assets; or

•	stockholder approval of Evofem’s liquidation or dissolution.

Adjustments of Awards. If Evofem (i) is involved in a merger or other transaction in which shares of Evofem common stock are changed or exchanged; (ii) subdivides or combines the shares of Evofem common stock or declares a dividend payable in shares of Evofem common stock, other securities or other property; (iii) effects a cash dividend the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of Evofem common stock at the time the dividend is declared, or effects any other dividend or other distribution on the shares of Evofem common stock in the form of cash, or a repurchase of shares of Evofem common stock, that the Evofem board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that Evofem characterizes publicly as a recapitalization or reorganization involving the shares of

Evofem common stock; or (iv) any other event shall occur, which (iv), in the judgment of the administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Evofem Equity Incentive Plan, then the administrator may make appropriate, proportionate adjustments to reflect the event giving rise to the need for such adjustments, with respect to:

•	the aggregate number and type of shares subject to the Evofem Equity Incentive Plan;

•	the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards;

•	the grant or exercise price per share of any outstanding awards under the Evofem Equity Incentive Plan; and

•	to the extent the administrator’s discretion does not cause an Award that is intended to qualify as performance-based compensation to lose its status as such, the performance goals established under any Award.

Amendment and Termination. The Evofem board may terminate, amend or modify the Evofem Equity Incentive Plan at any time and from time to time. However, Evofem must generally obtain stockholder approval:

•	to increase the number of shares of Evofem common stock available under the Evofem Equity Incentive Plan (other than in connection with certain corporate adjustment events described above);

•	to expand the class of individuals eligible to receive awards under the Evofem Equity Incentive Plan; or

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Termination. The Evofem Board may terminate the Evofem Equity Incentive Plan at any time and the Evofem Equity Incentive Plan will terminate automatically on the tenth anniversary of its effective date, or July 25, 2022. No incentive stock options may be granted pursuant to the Evofem Incentive Plan after this termination date. Any award that is outstanding on the termination date will remain in force according to the terms of the Evofem Equity Incentive Plan and the applicable award agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF EVOFEM

Described below are transactions occurring since January 1, 2016 and any currently proposed transactions to which Evofem was a party and in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of the outstanding capital stock of Evofem, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section entitled “Management Following the Merger — Executive Compensation” beginning on page 197 of this proxy statement/prospectus/information statement.

Consulting Agreements

Joseph Pike

In August 2013, Evofem entered into a consulting agreement, or the 2013 Consulting Agreement, with Joseph Pike, Evofem’s founder and then chairman of its board of directors. As of October 20, 2017, Mr. Pike was a beneficial owner of approximately 18.5% of Evofem’s outstanding capital stock. See the section entitled “Principal Stockholders of Evofem” beginning on page 235 of this of this proxy statement/prospectus/information statement.

Consideration under the 2013 Consulting Agreement was amended in January 2014 and January 2015. Pursuant to the 2013 Consulting Agreement, as amended, Mr. Pike provided consulting services and management advisory services as requested from time to time. The 2013 Consulting Agreement, as amended, provided for monthly compensation of approximately $29,000. In November 2015, Mr. Pike resigned as chairman of the Evofem Board. On September 14, 2016, the 2013 Consulting Agreement was terminated and in connection with the termination (i) Evofem obtained a waiver from Mr. Pike for approximately $0.2 million in consulting fees then owned to Mr. Pike from Evofem and (ii) Evofem paid Mr. Pike a termination fee of approximately $0.4 million, which included approximately $0.3 million for tax liabilities incurred as a result of Evofem’s October 2015 Reorganization. During the year ended December 31, 2016 Evofem paid Mr. Pike $0.4 million in connection with the 2013 Consulting Agreement and the 2013 Consulting Agreement’s termination. No amounts were paid to Mr. Pike during the nine months ended September 30, 2017.

Thomas Lynch

Effective April 1, 2016, Evofem entered into a one-year consulting agreement, or the 2016 Consulting Agreement, with Thomas Lynch, the chairman of the Evofem Board.

Pursuant to the 2016 Consulting Agreement, Mr. Lynch provided consulting services with respect to investor relations and business development activities as was requested from time to time. In exchange for these services, Mr. Lynch (i) accrued compensation of approximately $0.3 million during the year ended December 31, 2016, of which $45,000 related to his service as a member of the Evofem Board, (ii) received a stock option on October 13, 2016 exercisable for 150,000 shares of Evofem’s common stock with an exercise price of $1.19 per share subject to vesting in equal monthly installments on the first date of each calendar month beginning on April 1, 2016 and ending on March 1, 2017, and (iii) was issued a restricted stock unit for the rights to 100,000 shares of Evofem common stock, or the RSU, subject to a restricted stock unit agreement dated October 13, 2016. The RSU vests the later of March 1, 2017 or the date of completion of an initial public offering of shares of Evofem’s common stock. During the nine months ended September 30, 2017, Mr. Lynch received cash compensation of $0.3 million associated with his consulting services. As of September 30, 2017, accrued and unpaid board fees to Mr. Lynch totaled $60,000. In connection with the merger, and as an inducement for Neothetics to enter into the Merger Agreement, Mr. Lynch entered into an agreement with Evofem pursuant to which the RSU will be cancelled prior to and contingent upon the completion of the merger. See the section entitled “The Merger — Interests of the Evofem Directors and Executive Officers in the Merger — Ownership Interests” beginning on page 87 of this of this proxy statement/prospectus/information statement. The 2016 Consulting Agreement expired in accordance with its terms on April 1, 2017.

In August 2017, Evofem and Mr. Lynch entered into a new two-year consulting agreement, or the 2017 Consulting Agreement, which was retroactively effective as of April 1, 2017. This 2017 Consulting Agreement provides for annual compensation of $0.4 million, including $0.1 million related to his services as a member of the Evofem Board, and pursuant to the 2017 Consulting Agreement, Mr. Lynch is entitled to be issued a stock option exercisable for up to 250,000 shares of Evofem’s common stock (subject to vesting on a quarterly basis through March 31, 2018) upon the completion of Evofem’s next 409A valuation, or the 2017 Consulting Agreement Option. As of September 30, 2017, the 2017 Consulting Agreement Option had not yet been issued and Evofem does not anticipate completing a 409A valuation or issuing the Consulting Agreement Option prior to the effective time of the merger. During the nine months ended September 30, 2017, Evofem has paid Mr. Lynch $0.1 million in cash consideration pursuant to the 2017 Consulting Agreement for his consulting services. As of September 30, 2017, Evofem had accrued and unpaid expenses of approximately $53,000 and $30,000, related to Mr. Lynch’s consulting services and board fees, respectively.

Founder Transactions

Evofem’s October 2015 Reorganization created tax liabilities of approximately $0.4 million on an aggregate basis for Mr. Pike and Thomas Darden. Mr. Darden is a member of the Evofem Board and beneficially owns, as the manager of Brickhaven II, LP, approximately 7.3% of Evofem’s issued and outstanding capital stock. See the section entitled “Principal Stockholders of Evofem” beginning on page 235 of this of this proxy statement/prospectus/information statement.

In March 2016, the Evofem Board authorized Evofem to issue a one-time bonus to each of Mr. Darden and Mr. Pike as reimbursement for tax liabilities personally incurred by each of them in connection with Evofem’s October 2015 Reorganization. Mr. Pike, received approximately $0.3 million, which was included as part of his $0.4 million termination fee associated with the 2013 Consulting Agreement. See the section entitled “Certain Relationships and Related Party Transactions — Consulting Agreements” beginning on page 205 of this of this proxy statement/prospectus/information statement. Mr. Darden’s fee of approximately $0.1 million was paid in February 2017.

Affiliate Transactions

Prior to Evofem’s October 2015 Reorganization, Evofem, Inc. and Cosmederm Biosciences, Inc., or Cosmederm, were both wholly-owned subsidiaries of EvoMed. Subsequent to the October 2015 Reorganization and until the completion of the first issuance of shares of Evofem’s Series D Preferred Stock in July 2016 (see the section entitled “Certain Relationships and Related Party Transactions — Evofem Series D Preferred Stock Financings” beginning on page 209 of this of this proxy statement/prospectus/information statement), Evofem, Inc., and Cosmederm remained entities under common control (see the section entitled “Principal Stockholders of Evofem” beginning on page 235 of this of this proxy statement/prospectus/information statement) was a principal stockholder of each entity. As of July 18, 2016, Woodford Investment Management no longer owned any interest in Cosmederm and Evofem, Inc., and Evofem, Inc. and Cosmederm were no longer affiliated.

Cosmederm Lease

In November 2009, Evofem, Inc. entered into a lease for office space located at 8910 University Center Lane in San Diego, California under a noncancelable lease agreement that expired in March 2017, or the UTC Lease. Through January 2015, Evofem, Inc. shared this office space with Cosmederm. Effective in February 2017 Evofem, Inc. assigned its rights and obligations under the UTC Lease to Cosmederm, and Cosmederm took over the payments under the UTC Lease, however: (i) Evofem, Inc. continued to provide supplemental financial support under the UTC Lease and (ii) was still legally responsible for obligations pursuant to the lease in the event of default by Cosmederm. In March 2016, the UTC Lease was amended to reduce the rentable square footage under the lease at which time Evofem agreed to pay a portion of the early termination fee due as a result of this change (approximately $0.1 million).

In February 2015, Evofem, Inc. transferred certain property and equipment associated with the UTC Lease to Cosmederm. The estimated fair value of the property and equipment transferred to Cosmederm was approximately $0.1 million at the time of the transfer. In each of the years ended December 31, 2015 and 2016, Evofem, Inc. contributed approximately $0.1 million towards the UTC Lease.

Effective February 27, 2017, Evofem, Inc. entered into a lease termination agreement, or the UTC Lease Termination, with Cosmederm and the landlord for the UTC Lease. In exchange for Evofem, Inc. and Cosmederm being relieved of all further obligations under the UTC Lease, Cosmederm agreed to (i) pay an early termination fee of approximately $0.1 million, or the Early Termination Fee, to the landlord and (ii) surrender the security deposit of $17,000. In March 2017, Evofem, Inc. paid a portion of the Early Termination Fee ($55,000) directly to Cosmederm. Upon execution of the UTC Lease Termination, Evofem, Inc. was relieved of all further obligations under the UTC Lease.

Cosmederm Note

During 2015, Evofem and Cosmederm entered into a promissory note in favor of Cosmederm, or the Cosmederm Note, for an aggregate principal amount of $15.0 million. The interest rate on the Cosmederm Note was at the applicable federal rate as published by the Internal Revenue Service, or the AFR. Principal and accrued interest were due in a single lump sum payment upon maturity, August 28, 2016; however, the Cosmederm Note allowed for early repayment.

In July 2016 and in conjunction with Evofem’s Series D financing (see the section entitled “Certain Relationships and Related Party Transactions — Evofem Series D Preferred Stock Financings” beginning on page 209 of this of this proxy statement/prospectus/information statement), (i) Evofem and Cosmederm amended the Cosmederm Note which (a) reduced the principal amount of the Cosmederm Note to the then outstanding principal balance of $10.0 million and (b) extended the maturity date of the Cosmederm Note to August 28, 2018, or the Amended Cosmederm Note, and (ii) Cosmederm assigned the Amended Cosmederm Note to Woodford Investment Management. As a condition to closing Evofem’s Series D Financing, Woodford Investment Management immediately converted $5.0 million of the Amended Cosmederm Note into 10 shares of Evofem’s Series D Preferred Stock and cancelled the remaining $5.0 million owed pursuant to the Amended Cosmederm Note, or the Debt Cancellation. During the year ended December 31 2016, Evofem, Inc. made principal and accrued interest cash payments of approximately $4.7 million and $0.1 million, respectively, pursuant to the Cosmederm Note and the Amended Cosmederm Note.

As of December 31, 2015 and 2016, Evofem had no receivables from Cosmederm. A summary of payables, payments and expenses related to Evofem Inc.’s transactions with Cosmederm as of and for the years ended December 31, 2015 and 2016 is set forth in Note 8 of the Evofem Biosciences, Inc. Audited Consolidated Financial Statements beginning on page F-52 of this proxy statement/prospectus/information statement. As of and for the nine months ended September 30, 2017, the sole transaction between Evofem and Cosmederm was the payment of the Early Lease Termination Fee.

Transactions with WomanCare Global International and Related Entities, or the WCG Entities

In 2009, Saundra Pelletier, Evofem’s Chief Executive Officer, founded WCGI, a non-profit organization registered in England and Wales, and became WCGI’s Chief Executive Officer. In February 2013, Evofem and WCGI formed an alliance, or the WCGI Alliance. Concurrent with the forming of the WCGI Alliance, Evofem and WCGI entered into (i) a service agreement, or the Service Agreement, pursuant to which the companies shared resources and employees and (ii) a three-year grant agreement, or the Grant Agreement, pursuant to which Evofem provided funding of $4.0 million per year to WCGI.

Effective in February 2015, Evofem, Inc. and WomanCare Global Trading Inc., or WCGT, a WCGI subsidiary, entered into a sublease for office space where Evofem, Inc. sublet to WCGT a portion of the premises located at 12400 High Bluff Drive in San Diego, California. During the year ended December 31, 2016 and the nine months ended September 30, 2017, payments pursuant to the sublease totaled $0.4 million and $0.1 million, respectively.

In October 2015, (a) Evolution Pharma C.V. and Evofem North America, Inc. entered into two sublicense agreements, or the Sublicense Agreements, whereby Evolution Pharma C.V. and Evofem North America, Inc. licensed from WomanCare Global Trading CIC, WCGCIC, also a WCGI affiliate, the ability to (i) sublicense the Nestorone/ethinyl estradiol ring, or the Ring, (ii) develop, make, have made, use, import, offer to sell, sell, have sold and distribute the Ring in the human contraceptive indications field, or the Field, within certain agreed upon regions, or the Territories, and (iii) sublicense all product-specific trademarks controlled by, WCGCIC and used in connection with the marketing and sale of the Ring. Evolution Pharma C.V. and Evofem North America, Inc. agreed to pay an upfront license fee of $4.1 million and $5.9 million, respectively, and annual sublicense fees of $2.1 million and $2.9 million, respectively, net of amounts paid under the Grant Agreement during 2015, to WCGCIC, and the Service Agreement and the Grant Agreement were each cancelled. During the year ended December 31, 2016 and of the nine months ended September 30, 2017, payments pursuant to the Sublicense Agreements totaled $3.0 million and $1.0 million, respectively. The Sublicense Agreements were terminated effective as of March 2017. As of September 30, 2017, Evofem had accrued sublicense fees of $2.0 million.

In early 2015, Evofem became the corporate sponsor of a WCGI U.S. educational campaign, or Then Who Will. During the year ended December 31, 2016 and the nine months ended September 30, 2017, corporate support payments totaled $0.3 million and $0.2 million, respectively.

In January 2016, Evofem, formerly Evofem Holdings, Inc. and WCGI entered into a shared-services agreement, or the Shared Services Agreement. Under the terms of the Shared Services Agreement, Evofem Holdings and WCGI cross charge services provided by each entity (or its subsidiaries) on behalf of the other. The Shared Services Agreement also allows for netting of due to and due from shared-services fees. As of December 31, 2016 and September 30, 2017, net shared-services payments due to Evofem totaled approximately $26,000 and $59,000, respectively. Through December 31, 2016, Ms. Pelletier was being paid directly by each WCGI and Evofem. A summary of payables, payments and expenses related to Evofem’s transactions with WCGI related entities as of and for the years ended December 31, 2015 and 2016 is set forth in Note 8 of the Evofem Biosciences, Inc. Audited Consolidated Financial Statements beginning on page F-52 of this proxy statement/prospectus/information statement and such disclosure is hereby incorporated by reference.

Transactions with WCG Cares

Ms. Pelletier is also the Chief Executive Officer and President of a non-profit California corporation, WGC Cares. WCG Cares was formed in 2013, and its primary purpose is to directly engage in and/or fund the development and implementation of programs that promote reproductive health, education, research and increased access to high-quality, innovative and affordable reproductive healthcare and healthcare products around the world. Mr. File is also the Chief Financial Officer of WCG Cares.

In August 2017, Evofem agreed to provide WCG Cares with $0.1 million in funding, which was paid to WCG Cares in October 2017, to support WCG Care’s Women Deliver Young Leaders program. See Note 7 of the Evofem Biosciences, Inc. Unaudited Condensed Consolidated Financial Statements beginning on page F-79 of this proxy statement/prospectus/information statement.

It is expected that Ms. Pelletier will be the Chief Executive officer of the combined company and that she will serve as a member of the board of directors of the combined company, and it is expected that Mr. File will be the

Chief Financial Officer of the combined company. See the section entitled “Management Following the Merger” beginning on page 189 of this proxy statement/prospectus/information statement.

Evofem Series D Preferred Stock Financings

In July 2016, Evofem completed the initial sale and issuance of shares of its Series D Preferred Stock to funds managed by Woodford Investment Management (see the section entitled “Principal Stockholders of Evofem” beginning on page 235 of this of this proxy statement/prospectus/information statement) issuing 31 shares of Evofem Series D Preferred Stock, at a purchase price of $500,000 per share, for gross cash proceeds to Evofem of $15.5 million and issuing 10 shares of Evofem Series D Preferred Stock upon cancellation of the Amended Cosmederm Note. See the section entitled “Certain Relationships and Related Party Transactions — Cosmederm Note” beginning on page 207 of this of this proxy statement/prospectus/information statement). In December 2016, Evofem issued to funds managed by Woodford Investment Management an additional 19 shares of Evofem’s Series D Preferred Stock at a purchase price of $500,000 per share and in exchange for gross cash proceeds to Evofem of $9.5 million. In July 2017, Evofem issued an additional 15 shares of Evofem Series D Preferred Stock to funds managed by Woodford Investment Management at a purchase price of $500,000 per share in exchange for gross cash proceeds to Evofem of $7.5 million. In November 2017, Evofem issued an additional 5 shares of Evofem Series D Preferred Stock to funds managed by Woodford Investment Management at a purchase price of $500,000 per share in exchange for gross cash proceeds to Evofem of $2.5 million.

In connection with these issuances of shares of Evofem Series D Preferred Stock, Evofem issued the Evofem Warrants to purchase shares of a class of Evofem capital stock to be created and issued in Evofem’s next completed equity financing. The number of shares of Evofem capital stock issuable upon full exercise of the Evofem Warrants is amount equal to (i) 75% of the aggregate purchase price to be paid by the purchasers of Evofem’s Series D Preferred Stock divided by (ii) the per share price of the shares of Evofem capital stock to be issued in such a next completed equity financing. Evofem did not complete any such next equity financing triggering the exercisability of the Evofem Warrants. The exercise price per share for the Evofem Warrants would be the price per share paid by the other investors in a next equity financing. As of September 30, 2017, the Evofem Warrants remained outstanding, but were not yet exercisable for shares of Evofem capital stock. As such, the Audited Consolidated Financial Statements of Evofem for the years ended December 31, 2015 and 2016 beginning on page F-33 of this proxy statement/prospectus/information statement and the Unaudited Consolidated Financial Statements of Evofem for the nine months ended September 30, 2017 refer to the Evofem Warrants as “Warrant Rights” in the financial notes set forth therein.

Securities Purchase Agreement and Post-Merger Registration Rights Agreement

See the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement for a description of the sale of shares of common stock of the combined company expected to occur immediately following the closing of the merger and the issuance of the Investor Warrants and the section entitled “Agreements Related to the Merger — Post-Merger Registration Rights Agreement” beginning on page 128 of this proxy statement/prospectus/information statement for a description of the registration rights granted to the Investors upon completion of the Financing.

Support Agreements

Evofem has also entered into Support Agreements, in connection with the merger and in accordance with the terms of the Merger Agreement, with certain directors, executive officers and 5% stockholders, and their affiliates. For a description of these Support Agreements, see the section entitled “Agreements Related to the Merger — Support Agreements” beginning on page 127 of this proxy statement/prospectus/information statement.

Registration Rights Agreement

In connection with the issuances of shares of its Series C Preferred Stock in November 2015, Evofem entered into a registration rights agreement, or the Evofem Registration Rights Agreement, with certain holders of its preferred stock. The Evofem Registration Rights Agreement provides for, among other things, certain demand, piggy-back and S-3 registration rights. The following directors, executive officers and holders of more than 5% of Evofem capital stock and their affiliates are parties to the Evofem Registration Rights Agreement:

•	CF Woodford Equity Income Fund

•	Brickhaven II, LLC

•	The Joseph D. Pike Family Trust

•	Woodford Patient Capital Trust Plc

The Evofem Registration Rights Agreement will terminate upon the closing of the merger.

Evofem Stockholder Agreement

In connection with the issuances of shares of its Series C Preferred Stock in November 2015, Evofem entered into a stockholder agreement that was subsequently amended in July 2016 and in July 2017 in connection with Evofem’s sales and issuances of shares of its Series D Preferred Stock, or the Evofem Stockholder Agreement, with certain holders of its preferred stock and certain holders of its common stock. The Stockholder Agreement provides for, among other things, certain “tag along” or co-sale rights, drag along arrangements, pre-emptive rights, information rights and voting provisions and voting restrictions. The following directors, executive officers and holders of more than 5% of Evofem capital stock and their affiliates are parties to the Stockholder Agreement:

•	CF Woodford Equity Income Fund

•	Brickhaven II, LLC

•	The Joseph D. Pike Family Trust

•	Invesco Perpetual High Income Fund

•	Invesco Perpetual Income Fund

•	Woodford Patient Capital Trust Plc

The Evofem Stockholder Agreement will terminate upon the closing of the merger.

Post-Merger Voting Agreement

See the section entitled “Agreements Related to the Merger — Post-Merger Voting Agreement” beginning on page 129 of this proxy statement/prospectus/information statement for a description of the voting arrangements by and between Neothetics and certain holders of more than 19.5% of the issued and outstanding Neothetics common stock immediately following the merger.

Indemnification Arrangements

Evofem has entered into indemnification agreements with each of its officers and directors and purchased directors’ and officers’ liability insurance. The indemnification agreements and bylaws of Evofem require Evofem to indemnify its directors and officers to the fullest extent permitted under Delaware law.

Policies and Procedures Regarding Related Party Transactions

While Evofem does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Evofem Board reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions and obtains the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 17, 2017, Neothetics, Inc., a Delaware corporation, or Neothetics, Evofem Biosciences, Inc., a Delaware corporation, or Private Evofem, and Nobelli Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Neothetics (Merger Sub), entered into an agreement and plan of merger and (as may be amended from time to time, the Merger Agreement) that provides for, among other things, the merger of Merger Sub with and into Evofem Biosciences, with Evofem Biosciences continuing as the surviving entity and becoming a wholly owned subsidiary of Neothetics, on the terms and conditions set forth in the Merger Agreement (the merger). At the effective time of the Merger, or the Effective Time, Neothetics will change its name to Evofem Biosciences, Inc. (Public Evofem).

If the merger is completed, holders of outstanding Private Evofem common stock and Private Evofem convertible preferred stock and Private Evofem redeemable convertible preferred stock (collectively referred to herein as the Evofem stockholders) will be entitled to receive an aggregate of 82,893,740 shares of Neothetics common stock at closing. Immediately following the Effective Time, Public Evofem will issue and sell in a private placement transaction $20.0 million of Neothetics’ common stock to Invesco Asset Management, or Invesco, an existing investor in Private Evofem, at a price per share equal to $2.0677, subject to adjustment, or the Invesco Financing. Private Evofem stockholders are expected to own approximately 87% of the outstanding common stock of Neothetics on a fully diluted basis (including 9,672,550 shares of Public Evofem to be issued to Invesco through the Invesco Financing in the combined company immediately following the Effective Time), while pre-merger Neothetics stockholders are expected to own the remaining approximate 13%. At the Effective Time, pre-merger Neothetics stockholders will continue to own and hold their existing shares of Neothetics common stock.

The following unaudited pro forma condensed consolidated financial statements give effect to the merger and the Invesco Financing. The Merger is structured as a reverse recapitalization and Evofem was determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Evofem stockholders will own approximately 87% of Neothetics immediately following the Effective Time, (ii) Evofem will hold the majority (six of seven) of board seats of the combined company and (iii) Evofem’s management will hold all key positions in the management of Public Evofem. The transaction will be accounted for as an asset acquisition, in accordance with the accounting guidance under ASU 2017-01. Accordingly, the assets and liabilities of Private Evofem will be recorded as of the merger closing date at their respective carrying values and the acquired net assets of Neothetics will be recorded as of the merger closing date at their fair value.

Pro Forma Information

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 are based on (i) the historical consolidated results of operations of Evofem and (ii) the historical consolidated results of operations of Neothetics.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 assumes that the merger took place on September 30, 2017 and combines the historical balance sheets of Neothetics and Evofem as of September 30, 2017. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 assumes that the merger occurred on January 1, 2016, and combines the historical results of Neothetics and Evofem.

The unaudited pro forma condensed consolidated financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements and pro forma adjustments have been prepared based on preliminary estimates. Differences between these preliminary estimates and the final merger will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and the consolidated company’s future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed consolidated financial statements as a result of the amount of cash used by Neothetics’ operations between the signing of the merger agreement and the closing of the merger; the timing of the closing of the merger; and other changes in the Evofem or Neothetics assets and liabilities that occur prior to the completion of the merger.

The unaudited pro forma condensed consolidated financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the merger. The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Neothetics and Evofem been a consolidated company during the specified periods. The unaudited pro forma condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of Neothetics and Evofem for the year ended December 31, 2016 and the unaudited pro forma condensed consolidated financial statements of Neothetics and Evofem for the nine months ended September 30, 2017.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands)

As of September 30, 2017

	Historical Evofem Biosciences Inc.	Historical Neothetics Inc.	Pro forma Merger Adjustments	Note	Pro forma Condensed Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,660	$5,750	$20,000	A10	$29,410
Restricted cash	505	—	93	A1	598
Prepaid and other current assets	660	380	—		1,040

Total current assets	4,825	6,130	20,093		31,048
Property and equipment, net	913	23	—		936
Other noncurrent assets	750	93	(93)	A1	750

Total assets	$6,488	$6,246	$20,000		$32,734

Liabilities, convertible preferred stock and stockholders’ (deficit) equity

Current liabilities:
Accounts payable	$5,089	$410	$—		$5,499
Accrued expenses	6,215	795	(143)	A1	10,968
			4,101	A9
Accrued compensation	2,052	192	143	A1	2,537
			150	A11
Series D 2X liquidation preference	70,610	—	(70,610)	A5	—

Total current liabilities	83,966	1,397	(66,359)		19,004
Deferred rent	131	—	—		131
Other noncurrent liabilities	173	—	—		173

Total liabilities	84,270	1,397	(66,359)		19,308
Convertible preferred stock	121,315	—	(121,315)	A6	—
Redeemable convertible preferred stock	69,992	—	(69,992)	A5	—
Stockholders’ (deficit) equity:
Common stock	81	1	(1)	A3	11
			158	A4
			40	A6
			(5)	A7
			(264)	A8
			1	A10
Additional paid-in capital	18,614	138,332	(133,483)	A3	310,299
			4,849	A2
			(158)	A4
			140,602	A5
			121,275	A6
			5	A7
			264	A8
			19,999	A10
Accumulated deficit	(287,784)	(133,484)	133,484	A3	(296,884)
			(4,849)	A2
			(4,101)	A9
			(150)	A11

Total stockholders’ (deficit) equity	(269,089)	4,849	277,666		13,426

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$6,488	$6,246	$20,000		$32,734

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2016

(in thousands, except share and per share data)

	Historical Evofem Biosciences Inc.	Historical Neothetics Inc.	Pro forma Merger Adjustments	Note	Pro forma Condensed Consolidated
Operating expenses:
Research and development	$14,855	$6,579	$—		$21,434
Abandoned initial public offering costs	4,705	—	—		4,705
General and administrative	15,083	5,463	—		20,546

Loss from operations	(34,643)	(12,042)			(46,685)
Other income (expense), net	115	(977)	—		(862)
Loss on issuance of Series D redeemable convertible preferred stock	(26,635)	—	26,635	B1	—
Loss on extinguishment of related-party note payable	(6,651)	—	6,651	B1	—
Change in fair value of Series D 2X liquidation preference	(543)	—	543	B2	—

Loss from continuing operations before income tax	(68,357)	(13,019)	33,829		(47,547)
Income tax benefit	613	—	—		613

Loss from continuing operations	(67,744)	(13,019)	33,829		(46,934)
Accretion of Series D redeemable convertible preferred stock dividends	(1,144)	—	1,144	B3	—

Net loss attributable to common stockholders	$(68,888)	$(13,019)	$34,973		$(46,934)

Net loss per share attributable to common stockholders, basic and diluted		$(0.94)			$(0.55)

Weighted-average number of Shares used in computing net loss per share attributable to common stockholders, basic and diluted		13,801,003			85,491,311

Unaudited Pro Forma Condensed Consolidated Statements of Comprehensive Loss

For the Nine Months Ended September 30, 2017

(in thousands, except share and per share data)

	Historical Evofem Biosciences Inc.	Historical Neothetics Inc.	Pro forma Merger Adjustments	Note	Pro forma Condensed Consolidated
Operating expenses:
Research and development	$12,323	$3,593	$—		$15,916
General and administrative	8,018	4,081	(371)	C4	11,728

Operating loss	(20,341)	(7,674)	371		(27,644)
Other income, net	83	40	—		123
Loss on issuance of Series D convertible preferred stock	(5,740)	—	5,740	C1	—
Change in fair value of Series D 2X liquidation preference	(59,811)	—	59,811	C2	—

Net loss before income taxes	(85,809)	(7,634)	65,922		(27,521)
Provision for income taxes	(3)	—	—		(3)

Net loss	(85,812)	(7,634)	65,922		(27,524)
Accretion of Series D redeemable convertible preferred stock dividends	(2,839)	—	2,839	C3	—

Net loss attributable to common stockholders	$(88,651)	$(7,634)	$68,761		$(27,524)

Net loss per share attributable to common stockholders, basic and diluted		$(0.55)			$(0.28)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted		13,830,981			99,517,259

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

1.	Description of the Acquisition and Basis of Presentation

On October 17, 2017, Neothetics, Inc., a Delaware corporation (Neothetics), Evofem Biosciences and Nobelli Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Neothetics (Merger Sub), entered into an agreement and plan of merger (as may be amended from time to time, the Merger Agreement) that provides for, among other things, the merger of Merger Sub with and into Evofem Biosciences, with Evofem Biosciences continuing as the surviving entity and becoming a wholly owned subsidiary of Neothetics, on the terms and conditions set forth in the Merger Agreement (the Merger). Neothetics’ common stock is currently quoted on the NASDAQ Capital Market.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, each share of Evofem Biosciences common stock (and each share of Evofem Bio Series A preferred stock, Evofem Bio Series B preferred stock, Evofem Bio Series C preferred stock and Evofem Bio Series C-1 preferred stock on an as converted basis) will be converted in to 0.1515 shares of Neothetics common stock (subject to the adjustments set forth in the Merger Agreement, the Exchange Ratio), or an aggregate of 41,644,439 shares of Neothetics common stock at closing and each share of Evofem Biosciences Series D preferred stock will be converted, giving effect to its liquidation preference, into 515,616.2625 shares of Neothetics common stock (subject to the adjustments set forth in the Merger Agreement, the Series D Exchange Ratio), or an aggregate of 41,249,301 shares of Neothetics common stock.

The organizational history of Evofem is described in Evofem’s unaudited condensed consolidated financial statements as of September 30, 2017 appearing elsewhere within this proxy statement/prospectus/information statement.

2.	Basis of Presentation

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 is presented as if the merger had been completed on September 30, 2017. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 assumes that the merger occured on January 1, 2016, and combines the historical results of Neothetics and Evofem.

For accounting purposes, Evofem is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Neothetics by Evofem. Under reverse recapitalization accounting the assets and liabilities of Neothetics will be recorded, as of the completion of the merger, at their fair value which approximates book value because of the short-term nature of the instruments. Consequently, the unaudited condensed consolidated financial statements of Evofem reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The historical financial statements of Neothetics and Evofem, which are provided elsewhere in this proxy statement/prospectus/information statement, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Pro Forma Adjustments and Assumptions

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical audited financial statements of Evofem and Neothetics for the year ended December 31, 2016 and the historical unaudited condensed consolidated financial information of Evofem and Neothetics as of and for the nine months ended September 30, 2017.

A1	Reclassify NEOT restricted cash and accrued bonus and paid-time off payable to conform with EVO balance sheet presentation.

A2.	Expense in-process research and development determined to have no alternative use to Evofem subject to final valuation upon closing of the merger.

A3.	Reflects the elimination of NEOTs historical stockholders’ equity balances, including accumulated deficit.

A4.	Record issuance of 158,490,892 shares of Evofem common stock upon cashless exercise of Invesco Warrant immediately prior to the closing of the merger.

A5.	Reclassify Evofem Series D 2X liquidation preference and Series D redeemable convertible preferred stock to additional paid-in capital.

A6.	Reclassify the net proceeds from Evofem’s issuance of an aggregate of 40,016,067 shares of Evofem convertible preferred stock to common stock at Evofem’s par value ($0.001 per share) and additional paid-in capital, net of par value, upon conversion to Evofem common stock immediately prior to the closing of the merger.

A7.	Reflects the cancellation of 4,759,091 shares of Evofem’s unvested restricted common stock, which will not vest upon closing of the merger.

A8.	Recognize the exchange of 274,866,962 shares of Evofem common stock outstanding immediately prior to the closing of the merger for 82,893,740 shares of Neothetics’ common stock upon closing of the merger.

A9.	Accrue for legal, accounting and other direct costs related to the merger incurred during October 2017, which are not recognized in Evofem’s or Neothetics’ financial statements as of September 30, 2017.

A10.	Reflects $20.0 million in proceeds from the sale of Neothetics’ common stock to Invesco in the Invesco Financing to be completed immediately after the closing of the merger.

A11.	Accrue Susan Knudson 2017 retention bonus under Neothetics’ 2014 Equity Incentive Plan, as approved by Neothetics’ board of directors in July 2017.

B1.	Reflects the elimination of Evofem’s loss on issuance of Series D convertible preferred stock and loss on extinguishment of related-party debt recognized upon the issuance of Evofem’s Series D redeemable convertible preferred stock, or Series D, issued in July and December 2016.

B2.	Reflects the elimination of Evofem’s change in fair value of Series D 2X liquidation preference associated with Evofem’s Series D stock issued in July and December 2016.

B3.	Reflects the elimination of Evofem’s accretion of Series D redeemable convertible preferred stock dividends associated with the issuance of Evofem’s Series D stock issued in July and December 2016.

C1.	Reflects the elimination of Evofem’s loss on issuance of Evofem Series D convertible preferred stock recognized upon the issuance of Evofem Series D stock, or Series D, issued in August 2017.

C2.	Reflects the elimination of Evofem’s change in fair value of Series D 2X liquidation preference associated with Evofem’s Series D stock issued in July and December 2016 and August 2017.

C3.	Reflects the elimination of Evofem’s accretion of Series D redeemable convertible preferred stock dividends associated with the issuance of Evofem’s Series D stock issued in July and December 2016 and August 2017.

C4.	Remove direct costs related to the merger recognized by Evofem’s ($154) and Neothetics ($217) during the nine months ended September 30, 2017.

DESCRIPTION OF NEOTHETICS CAPITAL STOCK

The following description of Neothetics’ common stock and preferred stock summarizes the material terms and provisions of Neothetics’ common stock and the preferred stock that it may offer under this proxy statement/prospectus/information statement. For the complete terms of Neothetics’ common stock and preferred stock, please refer to its certificate of incorporation and its bylaws, each as amended to date, that are incorporated by reference into the registration statement of which this proxy statement/prospectus/information statement is a part or may be incorporated by reference in this proxy statement/prospectus/information statement. The terms of these securities may also be affected by the DGCL. The summary below is qualified in its entirety by reference to Neothetics’ certificate of incorporation and bylaws, as in effect at the time of any offering of securities under this proxy statement/prospectus/information statement.

General

Neothetics’ amended and restated certificate of incorporation authorizes it to issue up to 300,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

As of October 20, 2017, there were:

•	13,841,747 shares of common stock outstanding;

•	zero shares of preferred stock outstanding;

•	1,555,573 shares of common stock issuable upon exercise of outstanding options; and

•	warrants outstanding for the purchase of an aggregate of 71,257 shares of common stock.

Common Stock

Voting

Each holder of Neothetics common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws which will become effective immediately prior to the completion of this offering do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Neothetics Board out of legally available funds.

Liquidation

In the event of Neothetics’ liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Neothetics’ debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which it may designate and issue in the future.

Fully-paid

All of the outstanding shares of Neothetics’ common stock are, and the shares of common stock issued upon the conversion of any securities convertible into Neothetics’ common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Neothetics’ common stock is listed on the NASDAQ Capital Market under the symbol “NEOT.”

Preferred Stock

The Neothetics Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and:

•	to establish from time to time the number of shares to be included in each such series;

•	to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon; and

•	to increase or decrease the number of authorized shares of any such series (but not below the number of shares of such series then outstanding).

The Neothetics Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Neothetics’ common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, delay, defer or prevent Neothetics’ change of control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Neothetics has no current plans to issue any shares of preferred stock.

Warrants

Neothetics’ outstanding warrants contain customary net exercise provisions and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions.

Registration Rights

In September 2014, in connection with Neothetics’ Series D convertible preferred stock financing, Neothetics entered into a Fourth Amended and Restated Investors’ Rights Agreement, or the Existing Rights Agreement, with the purchasers of Neothetics’ outstanding preferred stock and certain holders of common stock and warrants to purchase Neothetics’ common stock and preferred stock, including entities with which certain of Neothetics’ directors are affiliated. The Existing Rights Agreement will be terminated in connection with the closing of the Financing. For a description of the registration rights to be granted to the Investors pursuant to the Securities Purchase Agreement under the Post-Merger Registration Rights Agreements see the section entitled “Agreements Related to the Merger — Post-Merger Registration Rights Agreement” beginning on page 128 of this proxy statement/prospectus/information statement.

Possible Anti-Takeover Effects of Delaware Law and Neothetics’ Certificate of Incorporation and Bylaws

Provisions of the DGCL and Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire the company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Neothetics Board may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with the Neothetics Board. Neothetics believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. As described in Proposal No. 4 beginning on page 138 of this proxy statement/prospectus/information statement, the Neothetics Board has recommended the Neothetics stockholders approve a certificate amendment to the amended and restated certificate of incorporation of Neothetics to cause the post-merger combined entity not to be subject to the provisions of Section 203 of the DGCL.

Delaware Anti-Takeover Statute

Neothetics’ is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Neothetics Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Neothetics’ stockholders. In approving Proposal No. 4, Neothetics stockholders will cause the post-merger combined entity not to be subject to or governed by Section 203 of the DGCL.

Classified Board

Neothetics’ amended and restated certificate of incorporation and Neothetics’ amended and restated bylaws provide that the Neothetics Board is divided into three classes. The directors designated as Class I directors have terms expiring at the annual meeting of stockholders in 2018. The directors designated as Class II directors will have terms expiring at the annual meeting of stockholders in 2019, and the directors designated as Class III directors will have terms expiring at the annual meeting of stockholders in 2020. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Neothetics’ board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the company.

Removal of Directors

Neothetics’ amended and restated bylaws provide that its stockholders may only remove its directors with cause.

Amendment

Neothetics’ amended and restated certificate of incorporation and its amended and restated bylaws provide that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of its directors, the filling of its board vacancies, stockholder notice procedures, the calling of special meetings of stockholders and the indemnification of directors.

Size of Board and Vacancies

Neothetics’ amended and restated bylaws provide that the number of directors on the Neothetics Board is fixed exclusively by the Neothetics Board. Newly created directorships resulting from any increase in Neothetics’ authorized number of directors will be filled by a majority of the Neothetics Board then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the Neothetics Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of Neothetics’ remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings

Neothetics’ amended and restated certificate of incorporation provides that only the Chairman of the Neothetics Board, Neothetics’ Chief Executive Officer or the Neothetics Board pursuant to a resolution adopted by a majority of the total number of directors it would have if there were no vacancies may call special meetings of Neothetics’ stockholders.

Stockholder Action by Unanimous Written Consent

Neothetics’ amended and restated certificate of incorporation expressly eliminates the right of Neothetics’ stockholders to act by written consent other than by unanimous written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Neothetics’ amended and restated bylaws provides advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Neothetics Board or a committee of the Neothetics Board.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless Neothetics’ certificate of incorporation provides otherwise. Neothetics’ amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that is possessed by the Neothetics Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or more costly to obtain control of the company. The Neothetics Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Neothetics’ authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. Neothetics may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

The above provisions may deter a hostile takeover or delay a change in control or management of Neothetics.

Transfer Agent and Registrar

The transfer agent and registrar for Neothetics’ capital stock is Philadelphia Stock Transfer, Inc. The transfer agent and registrar’s address is 2320 Haverford Road, Suite 230, Ardmore, Pennsylvania 19003.

COMPARISON OF RIGHTS OF HOLDERS OF NEOTHETICS STOCK AND EVOFEM STOCK

General

Both Neothetics and Evofem are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Evofem stockholders will become stockholders of Neothetics, and their rights will be governed by the DGCL, the amended and restated bylaws of Neothetics and the amended and restated certificate of incorporation of Neothetics.

The summary below describes the material differences between the current rights of Evofem stockholders under the Evofem amended and restated certificate of incorporation and the Evofem amended and restated bylaws and the rights of the Evofem stockholders, post-merger, under the Neothetics amended and restated certificate of incorporation and Neothetics amended and restated bylaws, as applicable, and as in effect immediately following the merger.

While Neothetics and Evofem believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the merger and the rights of Evofem stockholders following the merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Evofem and Neothetics stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Evofem and Neothetics that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus/information statement and the other documents referred to in this proxy statement/prospectus/information statement for a more complete understanding of the differences between being a stockholder of Evofem or Neothetics before the merger and being a stockholder of Neothetics after the merger. Neothetics has filed copies of its current amended and restated certificate of incorporation and amended and restated bylaws with the SEC and will send copies of the documents referred to in this proxy statement/prospectus/information statement to you upon your request. Evofem will also send copies of its amended and restated certificate of incorporation and amended and restated bylaws to you upon your request. See the section entitled “Where You Can Find More Information” on page 240 of this proxy statement/prospectus/information statement.

The summary below does not give effect to the Reverse Stock Split or to any amendment of the Evofem amended and restated certificate of incorporation to increase the number of authorized shares of Evofem common stock to accommodate the issuance of shares of Evofem common stock issuable upon exercise of the Investor Warrants. (See the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement).

Authorized Capital Stock

Evofem

Evofem’s amended and restated certificate of incorporation authorizes the issuance of up to 157,836,540 shares of common stock, $0.001 par value per share, and 57,501,624 shares of preferred stock, $0.001 par value per share, of which 12,768,492 shares are designated as Evofem Series A Preferred Stock, 31,034,696 shares are designated as Evofem Series B Preferred Stock, 5,037,784 shares are designated as Evofem Series C Preferred Stock, 8,660,572 shares are designated as Evofem Series C-1 Preferred Stock and 80 shares are designated as Evofem Series D Preferred Stock.

Neothetics

Neothetics’ amended and restated certificate of incorporation authorizes the issuance of up to 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Dividends

Evofem

Evofem’s amended and restated certificate of incorporation provides the holders of shares of Evofem Series D Preferred Stock the right to receive dividends at the rate per annum of $60,000 per share (subject to appropriate adjustment for stock splits, stock dividends combinations or other similar recapitalization events), or the Accruing Dividend. The Accruing Dividend accrues whether or not declared by the Evofem Board, but is payable only upon (i) the redemption of the Evofem Series D Preferred Stock as contemplated by Section 3 of Article IV B of Evofem’s amended and restated certificate of incorporation, (ii) the sale, license, conveyance or other disposition of all or substantially all of the property or business of Evofem or (iii) Evofem’s merger or consolidation of with another corporation, limited liability company or other entity, or each of (i) through (iii) above, a Liquidation Transaction, unless in the cases of (ii) and (iii) above, the holders of at least a majority of each of the Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock, Evofem Series C-1 Preferred Stock and Evofem Series D Preferred Stock, voting as a separate class, elect not to treat a transaction as a Liquidation Transaction. The merger is expected to be treated as a Liquidation Transaction. For more information regarding the treatment of the Accruing Dividend in connection with the merger, see the section entitled “The Merger Agreement — Exchange Ratios” beginning on page 109 of this proxy statement/prospectus/information statement. As provided in Evofem’s amended and restated certificate of incorporation, Evofem may not declare, pay or set aside dividends for holders of shares of any other class or series of Evofem capital stock without first or simultaneously, declaring, paying or setting aside, as applicable, the Accruing Dividend for the benefit of the holders of Evofem Series D Preferred Stock.

Neothetics

Under Neothetics’ amended and restated bylaws, subject to any restrictions as may be contained in the DGCL or the amended and restated certificate of incorporation of Neothetics, Neothetics may declare and pay dividends upon shares of Neothetics’ capital stock. Neothetics’ amended and restated certificate of incorporation provides that Neothetics’ board of directors is authorized and therefore may, subject to any limitations prescribed by the DGCL, provide for the issuance of shares of Neothetics preferred stock in one or more series and to fix the designations, powers, preferences, relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each such series, including implicitly the right of any newly designated shares to receive dividends.

Liquidation Preference

Evofem

Evofem’s amended and restated certificate of incorporation, provides that in the event of any liquidation, dissolution or winding up of Evofem or a Liquidation Transaction:

•	(i) first, the holders of Evofem Series D Preferred Stock are entitled to receive, on a pro rata pari passu basis, prior and in preference to any distribution of any of the assets of Evofem to the holders of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock, Evofem Series C-1 Preferred Stock or Evofem common stock, an amount per share of Evofem Series D Preferred Stock equal to the original issue price for each share of Evofem Series D Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization events), plus any unpaid Accruing Dividend. Alternatively, in the event of a Liquidation Transaction, holders of shares of Evofem Series D Preferred Stock are entitled to receive an amount equal to twice the original issue price, plus any unpaid Accrued Dividends. For more information regarding the payment of the preference for shares of Evofem Series D Preferred Stock in connection with the merger, which is expected to be treated as a Liquidation Transaction, see the section entitled “The Merger Agreement — Exchange Ratios” beginning on page 109 of this proxy statement/prospectus/information statement;

•	(ii) second, the holders of Evofem Series C Preferred Stock are entitled to receive, on a pro rata pari passu basis, prior and in preference to any distribution of any of the assets of Evofem to the holders of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C-1 Preferred Stock or Evofem common stock, an amount per share of Evofem Series C Preferred Stock equal to the original issue price for each share of Evofem Series C Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization events), plus declared but unpaid dividends thereon, or such amount as would have been payable had all shares of Evofem Series C Preferred Stock been converted into Evofem common stock immediately prior to such liquidation, dissolution or winding up of Evofem or such Liquidation Transaction; then

•	(iii) third, the holders of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock and Evofem Series C-1 Preferred Stock are entitled to receive, on a pro rata pari passu basis, prior and in preference to any distribution of any of the assets to the holders of Evofem common stock, an amount per share of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock and Evofem Series C-1 Preferred Stock, as applicable, equal to the applicable original issue price for each share of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock or Evofem Series C-1 Preferred Stock, (subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization events), plus declared but unpaid dividends, or such amount as would have been payable had all shares of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock or Evofem Series C-1 Preferred Stock, respectively, been converted into Evofem common stock immediately prior to such liquidation, dissolution or winding up of Evofem or such Liquidation Transaction.

•	After the payment of the full preferential amounts specified above, the remaining assets would be distributable solely to the holders of Evofem common stock. The per share original issue price is currently $1.9579445 for the Evofem Series A Preferred stock, $3.2222 for Evofem Series B Preferred Stock, $3.97 for each of the Evofem Series C Preferred Stock and Evofem Series C-1 Preferred Stock and $500,000 for the Evofem Series D Preferred Stock. These amounts are subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization events.

Neothetics

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws do not provide for any liquidation preference for any series or class of Neothetics capital stock, but the amended and restated certificate of incorporation does provide that Neothetics’ board of directors is authorized and therefore may, subject to any limitations prescribed by the DGCL, provide for the issuance of shares of Neothetics preferred stock in one or more series and to fix the designations, powers, preferences, relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each such series.

Conversion Rights, Pre-Emptive Rights and Protective Provisions

Evofem

Evofem’s amended and restated certificate of incorporation provides that holders of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock and Evofem Series C-1 Preferred Stock have the right to convert their shares into shares of Evofem common stock at any time at a conversion rate in accordance with the terms of Evofem’s amended and restated certificate of incorporation. In addition, upon the closing of a firm commitment underwritten initial public offering resulting in at least $150 million of gross proceeds and a pre-money valuation of at least $520 million dollars, each outstanding share of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock and Evofem Series C-1 Preferred Stock will be automatically converted into the number of shares of Evofem common stock obtained by multiplying such share by the applicable preferred stock conversion rate in accordance with the terms of Evofem’s amended and restated certificate of incorporation. This conversion rate is subject to anti-dilution adjustments further described in Evofem’s amended and restated certificate of incorporation. Each share of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock and Evofem Series C-1 Preferred Stock is convertible into 1 share of Evofem common stock as of the date hereof.

Upon the closing of an equity financing of Evofem resulting in gross proceeds to Evofem of at least $45 million, each share of Series D Preferred Stock, plus all Accrued Dividends thereon, would, in accordance with the terms of Evofem’s amended and restated certificate of incorporation, convert into shares of Evofem capital stock issued in the equity financing. If Evofem completes an equity financing resulting in gross proceeds to Evofem of less than $45 million, each holder of Series D Preferred Stock would have the option to convert their shares of Evofem Series D Preferred Stock into the shares of Evofem capital stock issued in the financing. The conversion rate for shares of Series D Preferred Stock is a rate equal to 50% of the price per share paid by the investors in the equity financing. No such equity financing has occurred or is expected to occur prior to the merger.

As long as any shares of Evofem preferred stock are outstanding, Evofem may not take any of the following actions without the approval of the holders of a majority of each of the Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock, Evofem Series C-1 Preferred Stock, and Evofem Series D Preferred Stock, each voting as a separate class, including any approvals required by Evofem’s Stockholder Agreement:

•	create, allot, issue (or agree to create, allot or issue) any shares or securities in Evofem, or grant any option, warrant or other right to subscribe for, convert into or otherwise require the creation, allotment or issue of any such shares or securities, whether conditional or not, other than pursuant to Evofem’s equity incentive plan in existence as of the date hereof;

•	increase, repay, subdivide, consolidate, capitalize, redenominate or otherwise vary the share capital of Evofem;

•	subject to certain exceptions described in Evofem’s amended and restated certificate of incorporation, approve any merger, liquidation, dissolution or acquisition of Evofem;

•	amend, alter, waive or repeal the amended and restated certificate of incorporation or the bylaws of Evofem in a manner that adversely affects the powers, preferences or rights of the Evofem preferred stock;

•	undertake any liquidation transaction which results in an enterprise value to Evofem of less than $520.0 million dollars;

•	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on any shares of capital stock of Evofem prior to the Evofem preferred stock other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for Evofem or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

•	create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by Evofem, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Evofem, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

•

reclassify, alter or amend any existing security of Evofem that is pari passu with the preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up of Evofem, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Evofem preferred stock in respect of any such right, preference, or privilege or reclassify, alter or amend any existing security of Evofem that is junior to the preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up of Evofem, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the preferred stock in respect of any such right, preference or privilege;

•	amend, modify, vary, alter or abrogate the rights, privileges or restrictions attaching to the preferred stock;

•	enter into any negotiations or reach any agreement for Evofem to sell, transfer or otherwise dispose of any significant asset (excluding, for the avoidance of doubt, any sale or transfer in the ordinary course of business) or any material part of Evofem business or undertaking, whether by a single transaction or series of transactions, whether related or not;

•	establish any equity incentive plan or other employee benefit arrangement plan after the date hereof;

•	enter into any contract or arrangement with a related party that is not in the ordinary course of business and at arm’s length terms; or

•	enter into any agreement, commitment or arrangement to do any of the foregoing.

Mr. Pike, Mr. Darden, Woodford Investment Management and Invesco are also entitled to certain preemptive rights in accordance with the terms of the Evofem Stockholder Agreement. Subject to certain customary exceptions described in the Evofem Stockholder Agreement, these rights require Evofem, before it may sell or issue new Evofem securities, to first offer these new Evofem securities to Mr. Pike, Mr. Darden, Woodford Investment Management and Invesco who may purchase, or who may allow their respective affiliates to purchase, their respective pro rata portions of the new Evofem securities on the terms Evofem proposes to offer the new Evofem securities to other investors. The Evofem Stockholder Agreement will be terminated immediately prior to completion of the merger.

Neothetics

Neothetics’ amended and restated certificate of incorporation does not provide that the holders of Neothetics capital stock have preemptive, conversion or other protective rights, but it does provide that Neothetics’ board of directors is authorized and therefore may, subject to any limitations prescribed by law, provide for the issuance of shares of Neothetics preferred stock in one or more series and may fix the designations, powers, preferences, relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each such series.

Number of Directors

Evofem

Evofem’s amended and restated bylaws provide that the number of members of the Evofem Board may be fixed from time to time by the Evofem Board. The Evofem Stockholder Agreement provides that the Evofem Board may consist of no more than 9 members with four persons designated by Joseph Pike (currently Thomas F. Darden, II, Saundra Pelletier, Colin Rutherford, with the other seat being vacant), three persons designated by the holders of a majority of the shares of Evofem capital stock party to the Evofem Stockholder Agreement (currently Simon Best, Natalie Douglas and Thomas Lynch). Invesco and Woodford Investment Management also each have the right to increase the size of the Evofem Board by one director and to appoint their own respective designee. The number of directors is currently fixed at 6. The Evofem Stockholder Agreement will be terminated immediately prior to completion of the merger.

Neothetics

Neothetics’ amended and restated certificate of incorporation and its amended and restated bylaws provide that the Neothetics’ board of directors will consists of three classes of directors and that the number of directors will be fixed from time to time by Neothetics’ board of directors. The number of directors is currently fixed at 4. Neothetics’ directors are elected by its stockholders for a term of three years with these terms expiring on a staggered basis.

Upon completion of the merger, the authorized number of Neothetics directors will be increased to 7. See the section entitled “Management Following the Merger” beginning on page 189 of this proxy statement/prospectus/information statement.

Stockholder Nominations and Proposals

Evofem

Evofem’s amended and restated bylaws provide that advance notice of a stockholder’s proposal must be delivered to Evofem’s Secretary not less than 90 days and not more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

Neothetics

Neothetics’ amended and restated bylaws provide that advance notice of a stockholder’s proposal must be delivered to Neothetics’ Secretary not less than 90 days and not more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Removal of Directors; Vacancies on the Board of Directors

Evofem

Evofem’s amended and restated bylaws provide that, unless otherwise restricted by applicable law, any director may be removed from the Evofem Board at any time, with or without cause, by the holders of a majority of the shares of capital stock of Evofem entitled to vote at an election of directors.

Evofem’s amended and restated bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office or by a sole remaining director. In addition, the Evofem Board may determine by resolution that a vacancy may be filled by the Evofem stockholders.

However, the parties to the Evofem Stockholder Agreement have agreed to vote their shares, including any votes with respect to removals or vacancies, to ensure the board composition proscribed by the Evofem Stockholder Agreement. See the section entitled “Comparison of Rights of Holders of Neothetics Stock and Evofem Stock — Number of Directors” beginning on page 226 of this proxy statement/prospectus/information statement. The Evofem Stockholder Agreement will be terminated immediately prior to completion of the merger.

Neothetics

Under Neothetics’ amended and restated bylaws, subject to any limitation imposed by law, or Neothetics’ amended and restated certificate of incorporation, and subject to the rights of the holders of any series of Neothetics preferred stock with respect to such series of preferred stock, any director may be removed from Neothetics’ board of directors only with cause by the affirmative vote of the holders of a majority of the shares of capital stock then entitled to vote in the election of directors.

Under Neothetics’ amended and restated bylaws, subject to any limitation imposed by law and the rights of the holders of any series of preferred stock, and unless the Neothetics Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, provided a quorum is present, and other vacancies may be filled by the majority vote of the remaining directors then in office.

Voting Stock

Evofem

Evofem’s amended and restated certificate of incorporation provides that the holders of Evofem common stock are entitled to one vote for each share of stock held by them and holders of Evofem Series A Preferred Stock, Evofem Series B Preferred Stock, Evofem Series C Preferred Stock and Evofem Series C-1 Preferred Stock are entitled to one vote for each share of common stock into which such share of Evofem preferred stock is convertible. Each holder of Evofem Series D Preferred Stock is entitled to one vote for each share of Evofem Series D Preferred Stock. Under the Evofem Stockholder Agreement, certain funds managed by Woodford Investment Management have agreed to be bound by certain voting threshold limitations further described in the Evofem Stockholder Agreement. The Evofem Stockholder Agreement will terminate immediately prior to the completion of the merger.

Neothetics

Neothetics’ amended and restated certificate of incorporation provides that the holders of Neothetics common stock are entitled to one vote per share of Neothetics common stock. The amended and restated certificate of incorporation of Neothetics provides that the Neothetics’ board of directors is authorized and therefore may, subject to any limitations prescribed by law, provide for the issuance of shares of Neothetics preferred stock in one or more series and to fix the designations, powers, preferences, relative, participating, optional or other special rights, including voting rights of the shares of each such series.

Cumulative Voting

Evofem

Evofem’s amended and restated certificate of incorporation and amended and restated bylaws do not have a provision granting cumulative voting rights in the election of its directors.

Neothetics

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws do not have a provision granting cumulative voting rights in the election of its directors.

Stockholder Action by Written Consent

Evofem

Evofem’s amended and restated bylaws provide that, unless otherwise provided in the amended and restated certificate of incorporation, or by statute, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Neothetics

Neothetics’ amended and restated certificate of incorporation provides that subject to the rights of the holders of any series of Neothetics preferred stock with respect to such series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by all holders of outstanding Neothetics stock.

Notice of Stockholder Meetings

Evofem

Evofem’s amended and restated bylaws provide that all notices of meetings with stockholders shall be in writing and specify the place, date, and hour of the meeting, the means of remote communications if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Evofem’s amended and restated bylaws also provide that all such notices of meetings shall be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Neothetics

Neothetics’ amended and restated bylaws provide that all notices of meetings with stockholders shall be given in writing or by electronic transmission and state the place, time and date of the meeting, the means of remote communications if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the place at which a list of stockholders may be examined and the purpose or purposes of the meeting. Neothetics’ amended and restated bylaws also provide that all such notices be given not less than 10 or more than 60 days before the date of the meeting, to each stockholder of record entitled to vote at the meeting.

Special Stockholder Meetings

Evofem

Evofem’s amended and restated bylaws provide that a special meeting of the stockholders may be called at any time by the chairman of the board, the Chief Executive Officer, the Evofem Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors, or by stockholders holding not less than 25% of the votes at the meeting.

Neothetics

Neothetics’ amended and restated certificate of incorporation provides that only Neothetics’ board of directors, chairperson of the board and chief executive officer may call special meetings of the stockholders of Neothetics.

Drag-Along Rights

Evofem

The Evofem Stockholder Agreement provides that if the holders of at least 50% of the shares of issued and outstanding of Evofem common stock on an as converted basis (excluding shares of Evofem preferred stock held by funds managed by Invesco and funds managed by Woodford Investment Management) and Invesco and Woodford Investment Management approve a Liquidation Transaction or the resale of shares of Evofem capital stock by Evofem stockholders representing more than 50% of the voting power of the then issued and outstanding Evofem capital stock, Invesco and Woodford Investment Management shall have the option to require all holders of Evofem common stock that are party to the Stockholder Agreement to vote all their shares of Evofem capital stock in favor of such transaction and to sell all their shares of Evofem capital stock pursuant to the terms of such transaction. The Evofem Stockholder Agreement will terminate immediately prior to the completion of the merger.

Neothetics

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws do not have a provision granting drag-along rights to any holder of Neothetics capital stock.

Tag-Along Rights

Evofem

If Mr. Darden or Mr. Pike, subject to certain customary exceptions, wish to transfer, sell or otherwise dispose of shares of Evofem capital stock, the Evofem Stockholder Agreement provides that Mr. Darden and Mr. Pike must notify Invesco and Woodford Investment Management of the proposed transfer, sale or disposition and permit them or their respective affiliates to participate on a pro-rata basis in the proposed sale or transfer. The Evofem Stockholder Agreement will terminate immediately prior to the completion of the merger.

Neothetics

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws do not have a provision granting tag-along rights to any holder of Neothetics capital stock.

Redemption

Evofem

Evofem’s amended and restated certificate of incorporation provides that the holders of a majority of the issued and outstanding shares of Evofem Series D Preferred Stock may, on or after July 18, 2018, require Evofem to redeem all issued and outstanding shares of Evofem Series D Preferred Stock at a redemption price per share of $500,000 plus any related unpaid Accrued Dividend per share.

Neothetics

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws do not have a provision granting redemption rights to any holder of Neothetics capital stock. The amended and restated certificate of incorporation of Neothetics provides that the Neothetics’ board of directors is authorized and therefore may, subject to any limitations prescribed by law, provide for the issuance of shares of Neothetics preferred stock in one or more series and to fix the designations, powers, preferences, relative, participating, optional or other special rights, including implicitly the provision of redemption rights for each such series.

Indemnification

Evofem

Evofem’s amended and restated certificate of incorporation provide that Evofem may indemnify its directors and officers to the fullest extent permitted by law, and Evofem’s amended and restated bylaws provide that Evofem shall indemnify its officers and directors to the fullest extent permitted by the DGCL or any other applicable law provided, that (i) Evofem and its officers and directors may enter into contractual arrangements modifying the extent of this indemnification, and (ii) Evofem is not required to indemnify a director or officer with respect to a proceeding unless the indemnification is expressly required by law, the proceeding was authorized by the Evofem Board, the indemnification is provided by the corporation in its discretion pursuant to the powers granted to Evofem by the DGCL or the indemnification is required by Section 145(d) of the DGCL.

Evofem’s amended and restated bylaws further provide that Evofem shall have the power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

Neothetics

Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws provide that Neothetics is required to indemnify its officers and directors and, pursuant to its amended and restated bylaws, will indemnify, certain other persons acting on behalf of Neothetics to the fullest extent permitted by applicable law; provided, however, that Neothetics is not be required to provide indemnification in connection with any proceeding for these persons unless the indemnification is expressly required to be made by law or the proceeding was authorized by Neothetics’ board of directors.

Amendment of Certificate of Incorporation or Bylaws

Evofem

Other than as set forth in the protective provisions in Evofem’s amended and restated certificate of incorporation and as provided by law, Evofem’s amended and restated certificate of incorporation does not have other restrictions for amending Evofem’s amended and restated certificate of incorporation except that any amendment of the amended and restated certificate of incorporation may not amend or repeal Article VIII of Evofem’s amended and restated certificate of incorporation (which pertains to personal liability of directors and indemnification) and may not adversely affect any right or protection of any director, officer, employee or other agent of Evofem existing at the time of such amendment. See the section entitled “Comparison of Rights of Holders of Neothetics Stock and Evofem Stock — Conversion Rights, Pre-Emptive Rights and Protective Provisions” beginning on page 224 of this proxy statement/prospectus/information statement.

Evofem’s amended and restated bylaws provide that the Evofem Board may be adopt, amend or repeal Evofem’s amended and restated bylaws and that Evofem’s stockholders may also adopt, amend or repeal Evofem’s amended and restated bylaws, provided that a majority vote of the holders of all Evofem outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required in addition to any vote of holders of any class series of stock of Evofem required by law or Evofem’s amended and restated certificate of incorporation.

Neothetics

Neothetics’ amended and restated certificate of incorporation provides that its provisions may be amended or repealed in the manner and at the time prescribed by Delaware law and provided that Articles VI (which pertains to the number of directors), VII (which pertains to the classification of directors), VIII (which pertains to the ability of the stockholders to act by written consent), IX (which pertains to the ability to call special stockholder meetings), X (which pertains to the amendment of bylaws), XII (which pertains to personal liability of directors and indemnification) and XIV (which pertains to amendments) may only be amended by the affirmative vote of the holders of record of no less than 80% of the issued and outstanding shares of Neothetics capital stock then entitled to vote.

Neothetics’ amended and restated bylaws provide that Neothetics’ board of directors may adopt, amend or repeal Neothetics’ amended and restated bylaws and that Neothetics’ stockholders also have the same power to adopt, amend or repeal Neothetics’ amended and restated bylaws, provided that any amendment of Sections 7, 8, and 10 of Article I (which pertain to stockholder nomination matters, the required vote for directors and the removal of directors), Sections 2 and 12 of Article II (which pertain to the qualification, number, term and remuneration of directors and vacancies on the board of directors), Article XIII (which pertains to director and officer indemnification), Article XIV(which pertains to forums for certain actions) and Article XV (which pertains to amendments) of Neothetics’ amended and restated bylaws may only be amended upon the affirmative approval of the holders of no less than 80% of the issued and outstanding Neothetics capital stock then entitled to vote.

PRINCIPAL STOCKHOLDERS OF NEOTHETICS

The following table sets forth information regarding ownership of Neothetics’ common stock as of October 20, 2017 (or such other date as provided below) based on information available to Neothetics and filings with the SEC by (a) each person known to Neothetics to own more than 5% of the outstanding shares of its common stock, (b) each director and nominee for director of the Company, Chief Financial Officer, and each other named executive officer, and (c) all of Neothetics’ directors and executive officers as a group. Each stockholder’s percentage ownership is based on 13,841,747 shares of common stock outstanding as of October 20, 2017. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned
	Number(2)	Percentage
5% or Greater Stockholders
Entities affiliated with Domain Partners(3) One Palmer Square Princeton, NJ 08542	3,143,602	22.71%

Entities affiliated with Craig Drill Capital(4) 724 Fifth Avenue 9th Floor New York, NY 10019	1,363,000	9.85%

RMI Investments S.à.r.l.(5) 7, rue Robert Stümper L-2557 Luxembourg	1,585,549	11.45%

Ervington Investments Limited(6) Chrysanthou Mylona, 3030 Limassol Cyprus	1,349,740	9.75%

Directors and Named Executive Officers
Kim P. Kamdar, Ph.D.(3)	3,309,375	23.91%
Maxim Gorbachev(4)	1,646,839	11.90%
Martha J. Demski(7)	149,380	1.08%
Jeffrey M. Nugent(8)	123,169	*
George W. Mahaffey(9)	—	*
Susan A. Knudson(10)	344,554	2.49%
Kenneth W. Locke(11)	—	*
All directors and executive officers as a group (8 persons)(12)	5,867,815	42.39%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Neothetics’ common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Neothetics, Inc., 9171 Towne Centre Drive, Suite 250, San Diego, CA 92122.
(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying stock options held by that individual or entity that are either currently exercisable or exercisable within 60 days from October 20, 2017 are deemed outstanding. The standard form of award agreement under Neothetics’ 2014 Equity Incentive Plan, or the 2014 Plan, provides that the participants may exercise all vested and unvested options. Therefore, Neothetics has included the entire amount of shares underlying each of the options held by its directors and named executive officers in the table. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of Neothetics’ common stock shown as beneficially owned by them.

(3)	Consists of (1) 3,091,643 shares of common stock owned by Domain Partners VII, L.P., (2) 48,025 shares of common stock owned by DP VII Associates, L.P, (3) 3,934 shares of common stock owned by Domain Associate, LLC and options to purchase (4) 165,773 shares currently exercisable or exercisable within 60 days of October 20, 2017. One Palmer Square Associates VII, LLC, or One Palmer Square, is the general partner of Domain Partners VII and DP VII Associates. The managing members of One Palmer Square are James Blair, Jesse Treu, Brian Dovey and Nicole Vitullo. Each of James Blair, Jesse Treu, Brian Dovey and Nicole Vitullo share voting and investment power with respect to the securities held by Domain Partners VII and DP VII Associates. The managing members of Domain Associates are James Blair, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak and Kim P. Kamdar. Each of James Blair, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak and Kim P. Kamdar share voting and investment power with respect to the securities held by Domain Associates. Each of James Blair, Jesse Treu, Brian Dovey and Nicole Vitullo disclaims beneficial ownership of the securities held by Domain Partners VI and DP VI Associates except to the extent of his or her pecuniary interest therein, if any. Each of James Blair, Jesse Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim P. Kamdar and Dennis Podlesak disclaims beneficial ownership of the securities held by Domain Associates except to the extent of his or her pecuniary interest therein, if any. Dr. Kamdar is a member of Neothetics’ Board of Directors.
(4)	The foregoing information is based solely upon information contained in a Schedule 13GA filed with the SEC on January 6, 2017 filed by Drill A. Craig. Consists of (1) 965,400 shares of common stock owned by Craig Drill Capital, L.P. and (2) 397,600 shares of common stock owned by Craig Drill Capital II, L.P. Craig Drill Capital, LLC is the general partner of Craig Drill Capital, L.P. Craig A. Drill is the managing director of Craig Drill Capital, LLC and shares voting and investment powers with respect to the shares held by Craig Drill Capital, LLC. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(5)	Consists of (1) 1,585,549 shares held by RMI Investments S.à.r.l., or the RMI Investments, and options to purchase (2) 61,290 shares currently exercisable or exercisable within 60 days of October 20, 2017 held by Mr. Gorbachev. RMI LLC, the parent company of RMI Investments, and RMI Partners LLC, the management company of RMI LLC, may be deemed to beneficially own such shares. Mr. Gorbachev is a managing director at RMI Partners LLC and may be deemed to beneficially own such shares. Vladimir Gurdus is the general director of RMI Partners LLC and may be deemed to beneficially own such shares. Each of Messrs. Gorbachev and Gurdus share voting and investment power with respect to the securities held by RMI Investments. Each of RMI LLC, RMI Partners LLC, Mr. Gorbachev and Mr. Gurdus disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein, if any. Mr. Gorbachev is a member of Neothetics’ Board of Directors.
(6)	The foregoing information is based solely upon information contained in a Schedule 13D filed with the SEC on January 13, 2016 filed by Ervington Investments Limited. Consists of 1,349,740 shares of common stock held of record by Ervington Investments Limited. Ervington Investments Limited, Greenleas International Holdings Ltd., and Harmony Trust Settlement all share voting and investment powers with respect to the shares held by Ervington Investments Limited.
(7)	Represents options to purchase 149,380 shares currently exercisable or exercisable within 60 days of October 20, 2017.
(8)	Represents options to purchase 123,169 shares currently exercisable or exercisable within 60 days of October 20, 2017.
(9)	George Mahaffey previously served as our Chief Executive Officer until his resignation on March 17, 2016. As of October 20, 2017, Mr. Mahaffey does not beneficially own any shares of the Company’s common stock.
(10)	Represents options to purchase 344,554 shares currently exercisable or exercisable within 60 days of October 20, 2017.
(11)	Kenneth Locke previously served as our Chief Scientific Officer until his resignation on July 1, 2016. As of October 20, 2017, Mr. Locke does not beneficially own any shares of the Company’s common stock.
(12)	Shares beneficially include options to purchase 1,138,664 shares currently exercisable or exercisable within 60 days of October 20, 2017 and 4,729,151 shares of common stock.

PRINCIPAL STOCKHOLDERS OF EVOFEM

The following table sets forth certain information concerning the ownership of Evofem’s common stock as of October 20, 2017, by (i) those persons who are known to Evofem to be the beneficial owner(s) of more than five percent of Evofem’s common stock, (ii) each of Evofem’s directors and named executive officers and (iii) all directors and named executive officers of Evofem as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of October 20, 2017, through the exercise of stock options, warrants or other rights. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percentage of shares beneficially owned is computed on the basis of 121,135,156 shares of Evofem capital stock outstanding as of October 20, 2017. This number (i) assumes the conversion of 12,618,279 shares of Evofem Series A Preferred Stock outstanding as of October 20, 2017 into 12,618,279 shares of Evofem common stock, 13,801,318 shares of Evofem Series B Preferred Stock outstanding as of October 20, 2017 into 13,801,318 shares of Evofem common stock, 8,558,686 shares of Evofem Series C-1 Preferred stock outstanding as of October 20, 2017 into 8,558,686 shares of Evofem common stock and 5,037,784 shares of Evofem Series C Preferred Stock outstanding as of October 20, 2017 into 5,037,784 shares of Evofem common stock, each of which will occur immediately prior to the closing of the merger contemplated in this proxy statement/prospectus/information statement, (ii) includes 75 shares of Evofem Series D Preferred Stock not currently convertible but entitled to 1 vote per share, and (iii) includes 81,119,014 shares of Evofem common stock outstanding as of October 20, 2017. The table does not reflect Evofem’s issuance of the Investor Warrants prior to the merger as contemplated by the Securities Purchase Agreement and does not reflect the shares of Evofem common stock issuable upon exercise of the Investor Warrants. Shares of Evofem common stock that an entity, person, director or executive officer has the right to acquire within 60 days of October 20, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed is c/o Evofem Biosciences, Inc., 12400 High Bluff Drive, Suite 600, San Diego, CA 92130.

Name and Address of Beneficial Owner	Evofem Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Invesco Asset Management Limited(1)†Δ Perpetual Park	56,768,539	46.9%
Henley-on-Thames Oxfordshire, RG9 1HH, United Kingdom

Entities affiliated with Woodford Investment Management Limited(2)†Δ	22,817,670	18.8%
9400 Garsington Road Oxford, OX4 2HN, United Kingdom

Entities affiliated with Joseph Pike(3)Δ	22,366,412	18.5%
9663 Mashie Court Naples, FL 34108

Brickhaven II, L.L.C.(4)†Δ	8,896,620	7.3%
2351 Hales Road Raleigh, NC 27608
Directors and Named Executive Officers
Thomas Lynch(5)P	150,000	*
Simon Best(6)	9,166	*
Thomas Darden(7)†Δ	8,896,620	7.3%
Natalie Douglas(8)	9,166	*
Colin Rutherford(9)	9,166	*
Saundra Pelletier(10)P	4,462,362	3.6%
Justin J. File(11)P	1,787,499	1.5%
Kelly Culwell, M.D.(12)P	212,500	*
Directors and executive officers as a group (11 Persons)(13)	15,775,645	12.8%

*	Includes beneficial ownership of less than 1% of the outstanding shares of Evofem’s common stock.
†

Party to the Support Agreement, pursuant to which stockholder agreed to vote shares of Evofem stock owned by stockholder or over which stockholder has voting control in a certain manner. See the section entitled “Agreements Related to the Merger — Support Agreements” beginning on page 127 of this proxy statement/prospectus/information statement.
Δ	Party to the Evofem Stockholder Agreement, pursuant to which stockholder agreed to vote shares of Evofem stock owned by stockholder or over which stockholder has voting control in a certain manner. See the section entitled “Certain Relationships and Related Party Transactions of Evofem — Evofem Stockholder Agreement” beginning on page 210 of this proxy statement/prospectus/information statement.
P	In accordance with the terms of the restricted stock and stock unit agreements, Mr. Lynch, Ms. Pelletier, Mr. File and Dr. Culwell have agreed not to vote any shares of unvested restricted stock.
(1)	Includes (i) 13,839,099 shares of Evofem common stock, 6,881,299 shares of Evofem common stock issuable upon conversion of 6,881,299 shares of Evofem Series A Preferred Stock, 7,526,461 shares of Evofem common stock issuable upon conversion of 7,526,461 shares of Evofem Series B Preferred Stock and 4,667,426 shares of Evofem common stock issuable upon conversion of 4,667,426 shares of Evofem Series C-1 Preferred Stock held by Invesco Perpetual High Income Fund, or PHIF, and (ii) 10,029,729 shares of Evofem common stock, 4,987,144 shares of Evofem common stock issuable upon conversion of 4,987,144 shares of Evofem Series A Preferred Stock, 5,454,717 shares of Evofem common stock issuable upon conversion of 5,454,717 shares of Evofem Series B Preferred Stock and 3,382,664 shares of Evofem common stock issuable upon conversion of 3,382,664 shares of Evofem Series C-1 Preferred Stock held by Invesco Perpetual Income Fund, or PIF. This number does not include the 158,999,371 shares of Evofem common stock issuable upon the exercise of the Investor Warrants to be issued contingent upon and immediately prior to closing of the merger contemplated in this proxy statement/prospectus/information statement. See the section entitled “Agreements Related to the Merger — Securities Purchase Agreement” beginning on page 127 of this proxy statement/prospectus/information statement. Invesco Asset Management Limited acts as agent for and on behalf of PHIF and PIF, each as a discretionary managed client. Invesco Asset Management Limited has the power to direct the vote and disposition of the common stock held by the PHIF and PIF. Accordingly, Invesco Asset Management Limited may be deemed to be the beneficial owner of an aggregate amount of 56,768,539 shares of common stock, consisting of the shares held directly by PHIF and PIF, as described above.
(2)	Includes (i) 20,298,778 shares of Evofem common stock, 1,007,557 shares of Evofem common stock issuable upon conversion of 1,007,557 shares of Evofem Series C Preferred Stock and 59 shares of Evofem Series D Preferred Stock, of which, although not convertible to common stock, are entitled to 1 vote per share of Series D Preferred Stock held by CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund, or WEIF, (ii) 2 shares of Evofem Series D Preferred Stock, of which, although not convertible to common stock, are entitled to 1 vote per share of Series D Preferred Stock held by Omnibus Income & Growth Fund, a sub fund of Omnis Portfolio Investments ICVC , or OIGF, and (iii) 1,511,335 shares of Evofem common stock issuable upon conversion of 1,511,335 shares of Evofem Series C Preferred Stock and 14 shares of Evofem Series D Preferred Stock, of which, although not convertible to common stock, are entitled to 1 vote per share of Series D Preferred Stock held by Woodford Patient Capital Trust Plc, or WPCT. This number shares of Evofem capital stock issuable upon the exercise of the Evofem Series D Warrants. See the section entitled “The Merger — Stock Options and Warrants — Evofem Warrants” beginning on page 89 of this proxy statement/prospectus/information statement. Woodford Investment Management Limited acts as agent for and on behalf of WEIF, OIGF and WPCT, each as a discretionary managed client. Woodford Investment Management Limited has the power to direct the vote and disposition of the common stock held by WEIF, OIGF and WPCT. Accordingly, Woodford Investment Management Limited may be deemed to be the beneficial owner of an aggregate amount of 22,817,760 shares of common stock, consisting of the shares held by WEIF, OIGF and WPCT, as described above.
(3)

Includes (i) 14,062,267 shares of Evofem common stock and 1,239,295 shares of common stock issuable upon conversion of 1,239,295 shares of Evofem Series C Preferred Stock held by The Joseph D. Pike Family Trust, or JDP Trust, (ii) 2,164,270 shares of Evofem common stock and 190,680 shares of Evofem common stock issuable upon the conversion of 190,680 shares of Evofem Series C Preferred Stock held by Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust I dated March 14, 2012, or Pike Trust I, (iii) 2,164,270 shares of Evofem common stock and 190,680 shares of Evofem common stock issuable upon the conversion of 190, 680 shares of Evofem Series C Preferred Stock held by Joseph D. Pike and

Chan P. Pike, as Trustees of the Pike Legacy Trust II dated March 14, 2012, Pike Trust II, and (iv) 2,164,270 shares of Evofem common stock and 190,680 shares of Evofem common stock issuable upon the conversion of 190,680 shares of Evofem Series C Preferred Stock held by Joseph D. Pike and Chan P. Pike, as Trustees of the Pike Legacy Trust III dated March 14, 2012, or Pike Trust III. Joseph Pike is the managing director of JDP Trust, Pike Trust I, Pike Trust II and Pike Trust III and shares voting and dispositive power over the shares held by each entity. Mr. Pike disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(4)	Includes (i) 8,179,897 shares of Evofem common stock and 707,557 shares of Evofem common stock issuable upon the conversion of 707,557 shares of Evofem Series C Preferred Stock held by Brickhaven II, L.L.C, or Brickhaven, and (ii) 9,166 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options held by Mr. Darden within 60 days of October 20, 2017. Mr. Darden is the managing director of Brickhaven and shares voting and dispositive power with respect to the shares held by Brickhaven and may be deemed to beneficially own the 8,887,454 shares held directly by Brickhaven. Mr. Darden disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(5)	Includes 150,000 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017. Does not include 100,000 shares of Evofem common stock issuable pursuant to a restricted stock unit award agreement. The restricted stock unit award agreement will be cancelled prior to and upon completion of the merger contemplated in this proxy statement/prospectus/information statement. See the section entitled “The Merger — Interests of the Evofem Directors and Executive Officers in the Merger — Ownership Interests” beginning on page 87 of this proxy statement/prospectus/information statement.
(6)	Includes 9,166 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017.
(7)	Includes (i) 8,179,897 shares of Evofem common stock and 707,557 shares of Evofem common stock issuable upon the conversion of 707,557 shares of Evofem Series C Preferred Stock held by Brickhaven and (ii) 9,166 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017. Mr. Darden is the managing director of Brickhaven and shares voting and dispositive power with respect to the shares held by Brickhaven and may be deemed to beneficially own the 8,887,454 shares held directly by Brickhaven. Mr. Darden disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(8)	Includes 9,166 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017.
(9)	Includes 9,166 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017.
(10)	Includes (i) 3,259,091 shares of unvested Evofem common stock held by Ms. Pelletier subject to restricted stock agreements and (ii) 1,203,271 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017. In accordance with a restricted stock cancellation agreement, all restricted stock relating to the restricted stock awards granted to Ms. Pelletier will be cancelled immediately prior to, but contingent upon, the consummation of the merger contemplated in this proxy statement/prospectus/information statement. See the section entitled “The Merger — Interests of the Evofem Directors and Executive Officers in the Merger — Ownership Interests” beginning on page 87 of this proxy statement/prospectus/information statement.
(11)	Includes (i) 1,400,000 shares of unvested Evofem common stock held by Mr. File subject to a restricted stock agreement and (ii) 387,499 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017. In accordance with a restricted stock cancellation agreement, all restricted stock relating to the restricted stock award granted to Mr. File will be cancelled immediately prior to, but contingent upon, the consummation of the merger contemplated in this proxy statement/prospectus/information statement. See the section entitled “The Merger — Interests of the Evofem Directors and Executive Officers in the Merger — Ownership Interests” beginning on page 87 of this proxy statement/prospectus/information statement.

(12)	Includes (i) 50,000 shares of unvested Evofem common stock held by Dr. Culwell subject to a restricted stock agreement and (ii) 162,500 shares of Evofem common stock that may be acquired pursuant to the exercise of Evofem Options within 60 days of October 20, 2017. In accordance with a restricted stock cancellation agreement, all restricted stock relating to the restricted stock award granted to Dr. Culwell will be cancelled immediately prior to, but contingent upon, the consummation of the merger contemplated in this proxy statement/prospectus/information statement. See the section entitled “The Merger — Interests of the Evofem Directors and Executive Officers in the Merger — Ownership Interests” beginning on page 87 of this proxy statement/prospectus/information statement.
(13)	Includes (i) 8,179,897 shares of Evofem common stock and 707,557 shares of common stock issuable upon the conversion of 707,557 shares of Evofem Series C Preferred Stock held directly by Brickhaven but deemed to be beneficially owned by Thomas Darden, as described in note 4 and 7, (ii) 4,759,091 shares of common stock pursuant to restricted stock agreements, which will be cancelled immediately prior to, but contingent upon, the consummation of the merger contemplated in this proxy statement/prospectus/information statement, and (iii) 2,129,100 shares of Evofem common stock that may be acquired by Evofem’s current executive officers and directors pursuant to the exercise of Evofem Options within 60 days of October 20, 2017.

LEGAL MATTERS

DLA Piper LLP (US) will pass upon the validity of the Neothetics common stock offered by this proxy statement/prospectus/information statement. The material U.S. federal income tax consequences of the merger will be passed upon for Neothetics by DLA Piper LLP (US) and for Evofem by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

Neothetics

The financial statements of Neothetics, Inc. at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in the Proxy Statement of Neothetics, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Evofem

The consolidated financial statements of Evofem Biosciences, Inc. and its subsidiaries as of and for the years ended December 31, 2016 and 2015, included in this proxy statement/prospectus/information statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Company’s ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Neothetics files annual, quarterly and special reports, proxy statements and other information are with the SEC. You may read and copy any reports, statements or other information that Neothetics files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Neothetics SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Neothetics also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

As of the date of this proxy statement/prospectus/information statement, Neothetics has filed a registration statement on Form S-4 to register with the SEC the Neothetics common stock that Neothetics will issue to Evofem stockholders in the merger. This proxy statement/prospectus/information statement is a part of that registration statement and constitutes a prospectus of Neothetics, as well as a proxy statement of Neothetics for its special meeting and an information statement for the purpose of Evofem for its written consent.

Neothetics has supplied all information contained in this proxy statement/prospectus/information statement relating to Neothetics and Evofem has supplied all information contained in this proxy statement/prospectus/information statement relating to Evofem.

If you would like to request documents from Neothetics or Evofem, please send a request in writing or by telephone to either Neothetics of Evofem at the following addresses:

Neothetics, Inc. 9171 Towne Centre Drive, Suite 250 San Diego, CA 92122 Telephone: (858) 750-1008 Attn: Investor Relations	Evofem Biosciences, Inc. 12400 High Bluff Drive, Suite 600 San Diego, CA 92130 Telephone: (858) 550-1900 Attn: Ellen Thomas Sullivan

If you are a Neothetics stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Neothetics’ proxy solicitor:

PHILADELPHIA STOCK TRANSFER

(866) 223-0448 (toll free)

TRADEMARK NOTICE

“Neothetics” and the Neothetics logo are unregistered trademarks of Neothetics in the United States and other jurisdictions and are registered trademarks in the European Union. “Evofem Biosciences, Inc.” is an unregistered trademark of Evofem in the United States and other jurisdictions. “Evofem” and “Amphora” are registered trademarks of Evofem in the United States and other jurisdictions. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

Stockholder Proposals

Neothetics stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of Neothetics bylaws and the rules established by the SEC under the Exchange Act. Under these requirements, to be considered for inclusion in Neothetics’ proxy materials for Neothetics’ 2017 annual meeting, stockholder proposals must have been submitted in writing by December 29, 2016, to Neothetics’ principal executive offices and comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in Neothetics’ proxy materials. Stockholders who wish to make a proposal (including director nominations) at Neothetics’ 2017 annual meeting that are not to be included in Neothetics’ proxy materials for the 2017 annual meeting must notify Neothetics in writing delivered to its principal executive offices no earlier than February 15, 2017 and no later than March 17, 2017. Stockholders are also advised to review Neothetics’ bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. A copy of Neothetics’ bylaws is available to stockholders upon written request to Neothetics’ corporate secretary.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Neothetics, Inc.

We have audited the accompanying balance sheets of Neothetics, Inc. as of December 31, 2016 and 2015, and the related statements of statements of operations, statements of convertible preferred stock and shareholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neothetics, Inc. at December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 23, 2017, the Company, as discussed in Note 1, has announced negative results from the Phase 2 Proof-of-Concept clinical trial of its lead product candidate. These negative results adversely affect the Company’s operations and liquidity. Note 1 describes management’s plans to address this issue.

/s/ Ernst & Young LLP

San Diego, California

March 23, 2017,

except for the fourth, fifth and sixth paragraphs of Note 1 and Note 10, as to which the date is

November 15, 2017

NEOTHETICS, INC.

BALANCE SHEETS

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$11,477,852	$37,748,603
Prepaid expenses and other current assets	1,029,546	1,976,997

Total current assets	$12,507,398	$39,725,600

Restricted cash	200,000	200,000
Property and equipment, net	109,320	186,372

Total assets	$12,816,718	$40,111,972

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$503,739	$4,017,192
Accrued clinical trial expenses	359,067	1,422,810
Other accrued expenses	39,386	903,148
Long-term debt, current portion	—	2,756,351

Total current liabilities	902,192	9,099,501
Long-term debt, net of current portion	—	7,205,176
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock — $0.0001 par value; 300,000,000 shares authorized; 13,828,496 and 13,750,016 shares issued and outstanding at December 31, 2016 and 2015 respectively	1,382	1,374
Additional paid-in capital	137,763,499	136,637,678
Accumulated deficit	(125,850,355)	(112,831,757)

Total stockholders’ equity	11,914,526	23,807,295

Total liabilities and stockholders’ equity	$12,816,718	$40,111,972

See accompanying notes.

NEOTHETICS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
Expenses:
Research and development	$6,578,678	$34,409,664	$5,174,876
General and administrative	5,463,622	7,639,427	4,416,181

Total operating expenses	12,042,300	42,049,091	9,591,057

Loss from operations	(12,042,300)	(42,049,091)	(9,591,057)
Interest income	59,465	26,033	7,555
Interest expense	(1,035,763)	(1,133,987)	(374,891)
Loss on change in fair value of preferred stock warrants	—	—	(860,843)

Net loss	$(13,018,598)	$(43,157,045)	$(10,819,236)

Net loss per share, basic and diluted	$(0.94)	$(3.15)	$(5.36)

Weighted average shares used to compute basic and diluted net loss per share	13,801,003	13,696,033	2,017,601

See accompanying notes.

NEOTHETICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	1,500,000	$1,455,686	12,432,430	$23,095,634	4,402,438	$6,816,594	19,608,195	$26,120,739	—	$—	508,009	$51	$2,164,063	$(58,855,476)	$(56,691,362)
Issuance of preferred stock for cash, net of $7,285 of offering costs	—	—	—	—	—	—	5,714,288	7,992,718	—	—	—	—	—	—	—
Issuance of preferred stock for cash, net of $566,580 offering costs	—	—	—	—	—	—	—	—	3,333,334	5,433,421	—	—	—	—	—
Common stock issued upon exercise of options	—	—	—	—	—	—	—	—	—	—	54,920	5	76,295	—	76,300
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	612,952	—	612,952
Initial public offering of common stock at $14.00 per share, net of $7,361,037 offering costs	—	—	—	—	—	—	—	—	—	—	4,650,000	465	57,738,498	—	57,738,963
Conversion of preferred stock to common stock	(1,500,000)	(1,455,686)	(12,432,430)	(23,095,634)	(4,402,438)	(6,816,594)	(25,322,483)	(34,113,457)	(3,333,334)	(5,433,421)	8,225,062	822	70,913,970		70,914,792
Conversion of preferred stock warrants to common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	3,415,020	—	3,415,020
Net exercise of warrants											233,320	23	(23)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,819,236)	(10,819,236)

Balance at December 31, 2014	—	$—	—	$—	—	$—	$—	$—	—	$—	13,671,311	$1,366	$134,920,775	$(69,674,712)	$65,247,429
Common stock issued upon exercise of options	—	—	—	—	—	—	—	—	—	—	48,167	5	96,499	—	96,504
Common stock issued upon purchase of the employee stock purchase plan	—	—	—	—	—	—	—	—	—	—	8,038	1	42,125	—	42,126
Issuance of restricted shares, net of shares repurchased for minimum tax liability	—	—	—	—	—	—	—	—	—	—	22,500	2	193,498	—	193,500
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,384,781	—	1,384,781
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(43,157,045)	(43,157,045)

Balance at December 31, 2015	—	$—	—	$—	—	$—	—	$—	—	$—	13,750,016	$1,374	$136,637,678	$(112,831,757)	$23,807,295

Common stock issued upon exercise of options	—	—	—	—	—	—	—	—	—	—	29,300	3	33,539	—	33,542
Issuance of restricted shares, net of shares repurchased for minimum tax liability	—	—	—	—	—	—	—	—	—	—	49,180	5	—	—	5
Debt amendment warrant costs	—	—	—	—	—	—	—	—	—	—	—	—	9,417	—	9,417
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,082,865	—	1,082,865
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,018,598)	(13,018,598)

Balance at December 31, 2016	—	$—	—	$—	—	$—	—	$—	—	$—	13,828,496	$1,382	$137,763,499	$(125,850,355)	$11,914,526

See accompanying notes.

NEOTHETICS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net loss	$(13,018,598)	$(43,157,045)	$(10,819,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of assets	4,858	6,140	—
Depreciation and amortization	69,094	58,425	17,669
Non-cash interest expense on notes payable and debt	100,290	220,447	84,330
Share-based compensation	1,082,869	1,578,279	612,952
Loss on change in fair value of preferred stock warrants	—	—	860,843
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	947,452	(1,051,224)	(783,910)
Accounts payable and accrued expenses	(5,440,958)	4,433,561	455,234

Net cash used in operating activities	(16,254,993)	(37,911,417)	(9,572,118)
Investing activities
Proceeds from sale of property and equipment	3,100	—	—
Purchase of property and equipment	—	(226,128)	(18,078)

Net cash provided by (used in) investing activities	3,100	(226,128)	(18,078)
Financing activities
Proceeds from bank loan	—	—	10,000,000
Prepayment resulting in debt extinguishment	(9,514,058)	—	—
Principal payments on bank loan	(538,342)	—	(209,698)
Issuance of common stock from exercise of options	33,542	96,506	76,300
Issuance of common stock from employee stock purchase plan	—	42,126	—
Issuance of preferred stock for cash, net of offering costs	—	—	13,568,140
Proceeds from IPO, net of offering costs	—	—	57,738,963

Net cash provided by (used in) financing activities	(10,018,858)	138,632	81,173,705

Net (decrease) increase in cash, cash equivalents, and restricted cash	(26,270,751)	(37,998,913)	71,583,509
Cash, cash equivalents, and restricted cash, beginning of period	37,948,603	75,947,516	4,364,007

Cash, cash equivalents, and restricted cash, end of period	$11,677,852	$37,948,603	$75,947,516

Supplemental disclosure of cash flow activity
Cash paid for interest	$973,115	$912,500	$351,891
Supplemental disclosure of non-cash financing activities
Warrants issued for services in connection with issuance of preferred stock	$—	$—	$142,001
Warrants issued in connection with Loan and Security Agreement	$—	$—	$207,429
Conversion of preferred stock warrants to common stock warrants	$—	$—	$3,415,020
Conversion of convertible preferred stock into common stock	$—	$—	$70,913,970

See accompanying notes.

NEOTHETICS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

The Company was incorporated in Delaware on February 1, 2007, under the name Lipothera, Inc. In September 2008, the Company changed its name to Lithera, Inc. In August 2014, the Company changed its name to Neothetics, Inc. The Company is a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. The Company’s focus is on the further development and commercialization of LIPO-202, including for the reduction of localized fat deposits under the chin, or submental fat, and for the reduction of central abdominal bulging pending results from the submental Phase 2 proof of concept trial.

As of December 31, 2016, the Company has devoted substantially all of its efforts to product development, raising capital, and building infrastructure and has not realized revenues from its planned principal operations.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred net losses from operations since inception and have an accumulated deficit of $125.9 million at December 31, 2016. We have cash and cash equivalents as of December 31, 2016 totaling $11.5 million. We have prepared cash flow forecasts which indicate, based on our current cash resources available, that we will have sufficient resources to fund our business, including our on-going Phase 2 proof of concept trial for the reduction of submental fat, for at least the next 12 months from the date of this filing. Based on the results of this trial, the Company will need to raise additional funding in the form of an equity or debt financing or through entering into a collaboration in order to fund the completion of any future trials and further development of LIPO-202. The Company may in the future seek additional capital from public or private offerings of its capital stock or it may elect to seek to fund operations through a debt facility. If the Company issues equity or debt securities to raise additional funds, its existing stockholders may experience dilution, it may incur significant financing costs, and the new equity or debt securities may have rights, preferences and privileges senior to those of its existing stockholders. The Company’s ability to continue as a going concern and meet its minimum liquidity requirements in the future is dependent on its ability to raise significant additional capital, of which there can be no assurance. If the Company cannot generate sufficient additional financing on acceptable terms, it may be forced to significantly alter its business strategy, substantially curtail its current operations, or cease operations altogether.

Recent Events

In June 2017, the Company announced that its Phase 2 proof-of-concept clinical trial of its lead product candidate LIPO-202 did not demonstrate improvement on any efficacy measurements or separation from placebo. As a consequence of the negative results from the Phase 2 proof-of-concept clinical trial of its lead product candidate LIPO-202, the Company announced its plans to initiate a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination or partnership that will allow for it to maximize shareholder value from its remaining assets and cash resources. Oppenheimer and Co., Inc. was retained to act as the Company’s exclusive financial advisor for this process. Further related to the negative clinical trial results, the Company implemented a reduction of the Company’s full-time workforce in order to reduce operating expenses and conserve cash resources.

On October 17, 2017, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nobelli Merger Sub, Inc., its wholly owned subsidiary (“Merger Sub”), and Evofem Biosciences, Inc., a privately-held Delaware corporation (“Evofem”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Evofem, with Evofem becoming a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). We cannot predict whether and to what extent we will resume drug development activities and what our future cash needs would be for any such activities. If the Merger is not successful, our Board of Directors may decide to pursue a dissolution and liquidation of our Company. In such an event, the amount of cash available for distribution to our shareholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities, in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash due to the financial position of the depository institution in which those deposits are held.

Fair Value of Financial Instruments

The carrying amounts of prepaid and other current assets, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short term maturity of these items.

Property and Equipment

Property and equipment, which primarily consist of office furniture and equipment and computer equipment, are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. An impairment loss is recorded if and when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. While the Company’s current and historical operating losses and negative cash flows are indicators of impairment, management believes that future cash flows to be received support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses since inception.

Research and Development Costs

Research and development expenses consist primarily of salaries and related overhead expenses; fees paid to consultants and contract research organizations; costs related to acquiring and manufacturing clinical trial materials; and costs related to compliance with regulatory requirements.

All research and development costs are charged to expense as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are recorded when the realizability of such deferred tax assets is not more likely than not.

The guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. During 2016 and 2015, the Company had not recognized interest and penalties in the balance sheets or statements of operations. The Company is subject to taxation in the U.S. and state jurisdictions. The Company’s tax years from inception are subject to examination by the United States and California authorities due to the carryforwards of unutilized net operating losses (NOLs) and research and development credits.

Share-Based Compensation

Share-based compensation for the Company includes amortization related to all stock options, restricted stock awards and shares issued under the employee stock purchase plan, based on the grant-date fair value. The fair value of each option and restricted stock award is estimated on the date of grant using the Black-Scholes option pricing model. The expected life of the awards is based on the simplified method described in SEC Staff Accounting Bulletin No. 107. The expected volatility assumption is based upon the historical volatility of a number of publicly traded companies in similar stages of clinical development. The risk-free interest rate is based on the yield of U.S. Treasury bills with a life that approximates the expected life of the awards. The Company recognizes share-based compensation on a straight-line basis over the vesting term of the options.

Option grants to non-employees are valued at fair value and are expensed over the period services are provided. These options are subject to periodic revaluation to reflect the current fair value at each reporting period until the non-employee completes the performance obligation or the date on which a performance commitment is reached. During the year ended December 31, 2016, there were 250,000 shares issued to non-employee consultants. There was no non-cash compensation to consultants for the years ended December 31, 2015 and 2014.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding during the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities, which include common stock warrants and outstanding stock options under the stock option plan, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive.

	December 31, 2016	December 31, 2015	December 31, 2014
Warrants for common stock	71,257	71,257	71,257
Common stock options and restricted stock awards issued and outstanding	871,203	1,363,027	1,198,830

	942,460	1,434,284	1,270,087

Recent Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (the “FASB) issued Accounting Standards Update (or “ASU”) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the effect that this guidance will have on our financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. This pronouncement gives guidance to clarify how certain cash receipts and payments should be presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the timing of adoption of this guidance and the impact of the adoption of this guidance on its financial statements.

In March 2016, the FASB issued ASU 2016-09 (“ASU 2016-09”), Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 simplifies several aspects of the accounting for employee share-based payments, including accounting for income taxes, forfeitures, statutory tax withholding requirements, and classification on the statement of cash flows. The amendments in this ASU are effective for annual periods beginning after December 15, 2016. Early adoption is permitted. The Company is evaluating the impact of adoption on its financial statements.

In February 2016, the FASB issued ASU 2016-02 (“ASU 2016-02”), Leases. ASU 2016-02 requires that lessees recognize assets and liabilities for the rights and obligations for leases with a lease term of more than one year. The amendments in this ASU are effective for annual periods ending after December 15, 2018. Early adoption is permitted. The Company is evaluating the impact of adoption on its financial statements.

In August 2014, the FASB issued ASU 2014-15 (“ASU 2014-15”), Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under the new guidance, management is required to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The provisions of this standard are effective for annual periods ending after December 31, 2016, and for annual and interim periods thereafter. We adopted this guidance for the year ended December 31, 2016 and management believes that our existing cash and cash equivalents will be sufficient to fund our operations into the second quarter 2018.

3. Fair Value Measurements

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses, including warrants issued in connection with financing arrangements, and long-term debt. Fair value estimates of these instruments are made at a specific point in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash and cash equivalents, accounts payable, and accrued expenses are generally considered to be representative of their respective fair values because of the short-term nature of these instruments. The Company believes that the fair value of long-term debt approximates its carrying value based on the borrowing rates currently available to the Company for loans with similar terms.

The authoritative guidance for fair value measurements defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Market participants are buyers or sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. The guidance prioritizes three levels of inputs into the following hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 are as follows:

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$11,477,852	$11,477,852	$—	$—

Total assets	$11,477,852	$11,477,852	$—	$—

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$36,752,200	$36,752,200	$—	$—

Total assets	$36,752,200	$36,752,200	$—	$—

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

4. Property and Equipment

Property and equipment consist of the following:

	December 31,
	2016	2015
Office furniture and equipment	$254,049	$279,547
Less accumulated depreciation and amortization	(144,729)	(93,175)

	$109,320	$186,372

Depreciation and amortization expense related to furniture and equipment amounted to $69,094, $58,425, and $17,669, for the years ended December 31, 2016, 2015, and 2014 respectively.

5. Debt

Loans

In February 2010, and as amended during 2012, the Company entered into a loan and security agreement (2010 Loan and Security Agreement) with Silicon Valley Bank (SVB), for borrowings of $3,750,000, collateralized by all assets of the Company. In connection with the borrowings, the Company issued warrants to the bank for the purchase of a total of 64,865 shares of Series B convertible preferred stock and warrants to purchase 75,000 shares of Series C convertible preferred stock. Effective upon the IPO, this was converted to a warrant to purchase 24,419 shares of common stock at a weighted average exercise price of $9.90 and expire ten years from the date of issuance.

In 2013, through the payoff of the loan in June 2014 the Company paid interest equal to 7.78% above the 24-month Treasury Rate with a floor of 8.00%. The Company recorded total interest expense of $4,186 for the twelve months ended December 31, 2014, related to the 2010 Loan and Security Agreement, as amended

In June 2014, the Company entered into a Loan and Security Agreement (Loan Agreement) with Hercules Technology Growth Capital Inc. that provided for borrowings up to $10.0 million available to the Company in two tranches. Upon closing of the Loan Agreement, the Company borrowed $4.0 million. In October 2014, the Company entered into the first amendment of the Loan Agreement and borrowed the remaining $6.0 million available under the agreement.

In connection with the Loan Agreement, in June 2014, the Company issued warrants to purchase shares of Series C convertible preferred stock equal to 4% of the amount advanced under the loan. Effective upon the IPO, this was converted to a warrant to purchase 46,838 shares of common stock at $8.54, which expires on June 11, 2024. The fair value of the warrants issued was $207,429, based on the fair value of such Series C warrants at the date of issuance. The warrants’ fair value and financing fees of approximately $133,000 were recorded as a debt discount.

In March 2016, the Company entered into the second amendment of the Loan Agreement that provided for a prepayment of the outstanding loan carrying amount of $5.5 million with a prepayment fee of $110,000. In connection with the second amendment, the Company re-priced the outstanding warrants to purchase 46,838 shares of common stock at a new exercise price of $0.62, which will expire in September 2022 unless exercised prior to such expiration date. The Company recorded a debt discount of $9,417 associated with the fair value of the warrants issued in connection with the amendment. In addition, the Company incurred loan amendment fees and legal fees of $52,400, which the Company recorded as a debt discount.

In September 2016, the Company prepaid the remaining outstanding balance under the Loan Agreement at a carrying amount of $4.0 million with a prepayment fee of $120,000 and an end of term fee of $300,000.

Accordingly, the Loan Agreement was terminated on September 23, 2016. Upon termination of the Loan Agreement, the prepayment fees of $230,000 and unamortized end of term fee of $260,000 were recorded as interest expense

From June 2014 through payoff in September 2016, the Company paid interest equal to the greater of either 9.0%, plus the Prime Rate as reported in The Wall Street Journal, less 3.25% or 9.0%. The Company recorded total interest expense of $1,035,763, $1,133,987 and $374,891 for the twelve months ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively.

Letter of Credit

In January 2015, the Company executed a lease amendment with LJ Gateway, LLC for new office space. In connection with this lease amendment the Company issued a stand-by letter of credit in the amount of $200,000 in lieu of a security deposit. The standby letter of credit is secured by a restricted money market account. The terms of the standby letter of credit expire in May 2020 and are subject to automatic yearly renewal prior to this date.

6. Convertible Preferred Stock and Stockholders’ Equity

Common Stock

On December 1, 2015, the Company entered into a Controlled Equity Offering Sales Agreement with Cantor Fitzgerald, as a sales agent pursuant to which the Company may offer and sell from time to time, through Cantor Fitzgerald shares of Neothetics common stock, par value $0.0001 per share, having an aggregate offering price of up to $20.0 million. The minimum share price for this Controlled Equity Offering is selected at the discretion of the board of directors.

The Company cannot provide any assurances that it will issue any shares pursuant to the Sales Agreement. Subject to the terms and conditions of the Sales Agreement, Cantor Fitzgerald will use commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations and the rules of the NASDAQ Capital Market to sell shares from time to time based upon Neothetics’ instructions, including any price, time or size limits specified by Neothetics. Under the Sales Agreement, Cantor Fitzgerald may sell shares by any method deemed to be an “at-the-market” offering as defined in Rule 415 under the U.S. Securities Act of 1933, as amended, or any other method permitted by law, including in privately negotiated transactions. Neothetics will pay Cantor Fitzgerald a commission of 3.0% of the aggregate gross proceeds from each sale of shares and has agreed to provide Cantor Fitzgerald with customary indemnification and contribution rights. Neothetics has also agreed to reimburse Cantor Fitzgerald for legal fees and disbursements, not to exceed $50,000 in the aggregate, in connection with entering into the Sales Agreement.

The Sales Agreement may be terminated by Cantor Fitzgerald or Neothetics at any time upon notice to the other party, or by Cantor Fitzgerald at any time in certain circumstances, including the occurrence of a material and adverse change in Neothetics’ business or financial condition that makes it impractical or inadvisable to market the shares or to enforce contracts for the sale of the shares. As of December 31, 2016, no shares were issued pursuant to the Sales Agreement.

Stock Compensation Plan

The Company adopted a Stock Option Plan in 2007, or the 2007 Plan under which 1,271,360 shares of common stock were reserved for issuance to employees, non-employee directors, and consultants of the Company. Effective upon the completion of the Company’s IPO, the board of directors determined not to grant any further awards under the 2007 Plan.

In September 2014, the Company’s board of directors and stockholders approved and adopted the 2014 Equity Incentive Plan (the 2014 Plan). The 2014 Plan became effective immediately prior to the Company’s IPO. A total of 1,000,000 shares of common stock were initially reserved for issuance under the 2014 Plan. This reserve automatically increased on January 1, 2015 and will continue to increase each subsequent anniversary through 2024, by an amount equal to the smaller of (a) 4% of the number of shares of common stock issued and outstanding on the date immediately preceding December 31 and (b) an amount determined by our board of directors. All shares that remained available, expired, or otherwise terminated without having been exercised in full and unvested shares that were forfeited to or repurchased by us under the 2007 Plan were rolled into 2014 Plan. The 2014 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, or RSU’s, performance shares, and units and other cash-based or share-based awards. In addition, the 2014 Plan contains a mechanism through which we may adopt a deferred compensation arrangement in the future. Recipients of stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant.

The following table summarizes stock option and restricted stock award transactions under the 2014 Plan during the years ended December 31, 2016, December 2015 and 2014:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life — Years	Total Intrinsic Value
Outstanding at December 31, 2013	368,566	$1.59	6.2
Granted	906,752	$1.68
Exercised	(54,920)	$1.39
Forfeited	(21,568)	$1.33

Outstanding at December 31, 2014	1,198,830	$1.68	8.3	$10,489,128

Granted	400,719	$7.28
Exercised	(97,348)	$0.99		$767,354
Forfeited	(139,174)	$4.49

Outstanding at December 31, 2015	1,363,027	$3.09	7.9	$244,998

Granted	563,856	$1.09
Exercised	(78,480)	$0.43		$37,646
Forfeited	(977,200)	$2.27

Outstanding and exercisable at December 31, 2016	871,203	$2.95	8.6	$18,363

Vested and options expected to vest at December 31, 2016	840,403	$3.00	8.6	$15,934

The 2014 Plan allows for the exercise of unvested options, which are subject to repurchase until vesting occurs. All options exercised to date were fully vested at date of exercise. No grants expired during the year ended December 31, 2016.

The weighted average fair value of options granted was $0.46 and 3.14 for the twelve months ended December 31, 2016 and December 31, 2015, respectively. The weight average fair value of options vested was $1.50 at December 31, 2016. Total cash received upon the exercise of stock options was $33,542 for the year ended December 31, 2016. The unrecognized compensation cost related to non-vested stock options and restricted stock awards outstanding at December 31, 2016 and December 31, 2015, net of expected forfeitures, was $420,339 and $3,102,234, respectively, to be recognized over a weighted-average remaining vesting period of approximately 1.7 and 2.6 years, respectively.

Share-Based Compensation

The estimated fair value of each option award granted was determined on the date of grant using the Black-Scholes option-pricing valuation model with the following weighted-average assumptions for options grants.

	Year Ended December 31,
	2016	2015	2014
Weighted Average Assumptions:
Risk-free interest rate	1.61%	1.69%	1.85%
Expected dividend yield	0%	0%	0%
Expected volatility	44.89%	43.72%	87.00%
Expected term (in years)	5.4	5.8	6.0

The risk-free interest rate assumption was based on the yield of an applicable rate for U.S. Treasury instruments with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company never paying cash dividends and having no expectation of paying cash dividends in the foreseeable future. The weighted average expected term of options was calculated using the simplified method as permitted by accounting guidance for stock-based compensation. In addition, due to the Company’s limited historical data, the estimated volatility was calculated based upon the historical volatility of comparable companies in the biotechnology industry whose share prices are publicly available for a sufficient period of time.

Employee Stock Purchase Plan

In November 2014, the Company adopted the 2014 Employee Stock Purchase Plan (the “ESPP”), which enables eligible employees to purchase shares of the Company’s common stock using their after tax payroll deductions of up to 15% of their eligible compensation, subject to certain restrictions.

The ESPP initially authorized the issuance of 170,000 shares of common stock pursuant to purchase rights granted to employees. The number of shares of common stock reserved for issuance automatically increased on January 1, 2015 and will continue to increase on each January 1 thereafter through January 1, 2024, by the smaller of (a) 1.0% of the total issued and outstanding Shares on the preceding December 31, and (b) a number of Shares determined by the Board of Directors of the Company. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The Company estimates the fair value of shares issued to employees under the ESPP using a Black-Scholes option-pricing model. The Black-Scholes model requires the use of subjective and complex assumptions, including (a) the expected stock price volatility, (b) the calculation of the expected term of the award, (c) the risk free interest rate and (d) the expected dividend yield, which determine the fair value of share-based awards.

There were no shares issued under the ESPP during the year ended December 31, 2016.

The weighted average assumptions used to estimate the fair value of shares issued under the ESPP in the years ended December 31, 2015 and 2014 using the Black-Scholes option pricing model were as follows:

	For the Year Ended
	2015	2014
Weighted Average Assumptions:
Risk-free interest rate	0.39%	0.34%
Expected dividend yield	0%	0%
Expected volatility	45.13%	45.43%
Expected term (in years)	1.23	1.27

The Company recognized non-cash share-based compensation expense related to its ESPP, restricted stock awards and stock options granted to employees and directors in its research and development and its general and administrative functions as follows:

	Year Ended December 31,
	2016	2015	2014
Research and development	$163,996	$410,099	$235,867
General and administrative	918,869	974,682	377,085

	$1,082,865	$1,384,781	$612,952

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows:

	December 31, 2016	December 31, 2015
Warrants issued and outstanding	71,257	71,257
Stock options and restricted stock awards issued and outstanding	871,203	1,363,027
Authorized for future option grants	2,276,079	1,312,734
Employee stock purchase plan	436,175	298,675

	3,654,714	3,045,693

7. Income Taxes

As of December 31, 2016, the Company had federal and California tax net operating loss (NOL) carryforwards available to reduce its future taxable income of approximately $119,242,000 and $63,992,000, respectively. The federal NOL begins to expire in 2027 and the state NOL begins to expire in 2017 unless previously utilized. At December 31, 2016, the Company has federal and state research tax credits of $3,803,000 and $2,623,000, respectively. The federal research credit expires in 2027 unless previously utilized. The California research credit will carry forward indefinitely until utilized.

Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions, including the IPO in 2014, which on their own or combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future.

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study and the fact that there may be additional such ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL or R&D credit carryforwards before utilization. Further, until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets, with a corresponding reduction of the valuation allowance.

Until the study is completed, the Company has removed federal and state operating losses of approximately $44,276,000 and federal and state research and development credits of approximately $5,534,000 from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance.

Significant components of the Company’s deferred tax assets for federal and state income taxes at December 31, 2016 and 2015 are shown below. A valuation allowance has been established as realization of such deferred tax assets is uncertain.

	2016	2015
Deferred tax assets:
Accrued compensation	46,000	138,000
Non-qualified Stock Options	173,000	349,000
Other, net	34,000	106,000

Total deferred tax assets	253,000	593,000
Valuation allowance	(253,000)	(593,000)

	$—	$—

There was no material income tax expense for the years ended December 31, 2016 and 2015.

A reconciliation of income tax expense as compared to the tax expense calculated by applying the statutory federal and state tax rate to income before taxes for the years ended December 31 is as follows:

	2016	2015	2014
Income tax at statutory rates	39.8%	39.8%	40.0%
Warrant liability remeasurement	0.0%	0.0%	(3.0%)
NOL not recorded due to 382 limitations	(36.7%)	(39.3%)	(34.0%)
Other	(3.1%)	(0.5%)	(3.0%)

Total tax expense	0.0%	0.0%	0.0%

The Company follows the provisions under the Income Taxes topic of the Codification which addresses accounting for the uncertainty in income taxes. The evaluation of a tax position in accordance with this topic is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measures to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with a taxing authority.

The Company files income tax returns in the United States and California. The Company currently has no years under examination by any jurisdiction; however, the Company is subject to income tax examination by federal and state for years beginning in 2013 and 2012, respectively. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs and tax credits were generated and carried forward, and make adjustment up to the amount of the carryforwards. The Company does not have any unrecognized tax benefits as of December 31, 2016 and does not anticipate that the amount of unrecognized tax benefits will significantly change within the next twelve months. The Company has not recognized interest or penalties in its consolidated statements of operations and comprehensive loss since inception.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and/or penalties in the statements of operations for the years ended December 31, 2016, 2015, and 2014 or for the period from February 1, 2007 to December 31, 2016.

8. Commitments

Operating Leases

The Company entered into a non-cancelable operating lease for its facilities on January 20, 2015. The lease expires in March 2020. Rent expense was $429,927, $388,997 and $228,281 for the years ended December 31, 2016, 2015 and 2014, respectively. The payments escalate over the term of the lease; however, the Company recognizes the expense on a straight-line basis over the term of the lease.

The following table summarizes the minimum lease payments under this commitment.

2017	$395,520
2018	410,850
2019	431,508
2020	109,293
2021 and thereafter	—

Total	$1,347,171

9. Subsequent Events

The Company has evaluated the effects of subsequent events in its financial statements through November 15, 2017, which is the date the financial statements were available to be issued.

In the first quarter of 2017, the Company entered into an Eleventh Amendment to the Lease with LJ Gateway Office LLC. Concurrent with entering into the Lease Amendment, the Company entered into a Sublease with Abacus Data Systems, Inc. (“Abacus”). This Lease Amendment provides for an additional space consisting of approximately 3,580 square feet located at Suite No. 250, 9171 Towne Centre Drive, San Diego California (the “New Premises”). The Company intends to occupy the New Premises as its headquarters while subleasing the entire Original Premises to Abacus. The base monthly rent for the New Premises will be $10,203 per month commencing on February 13, 2017.

Upon occurrence of Abacus retaining possession of the original premises, Abacus shall receive a discount of 50% off the base rent for months five through nine and will not have to pay base rent for the first month as well as months three and four. Additionally, Abacus will pay to the Company a base rent of $27,768 for the seconds’ month rent and an additional $30,317 security deposit. The base rent will increase by three percent on each annual anniversary.

Merger Agreement with Evofem Biosciences (Unaudited)

On October 17, 2017, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nobelli Merger Sub, Inc., its wholly owned subsidiary (“Merger Sub”), and Evofem

Biosciences, Inc., a privately-held Delaware corporation (“Evofem”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Evofem, with Evofem becoming a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Immediately prior to the effective time of the Merger (the Effective Time), each outstanding share of Evofem’s preferred stock (other than shares of Evofem’s Series D preferred stock) will be converted into one share of Evofem common stock. Subject to the terms and conditions of the Merger Agreement, at the Effective Time: (a) each share of Evofem common stock (on an as-converted basis) will be converted solely into the right to receive shares of the Company’s common stock (the Company Common Stock) equal to the common stock exchange ratio described in the Merger Agreement; (b) each outstanding shares of Evofem Series D preferred stock will be converted solely into the right to receive shares of the Company Common Stock equal to the Series D preferred stock exchange ratio described in the Merger Agreement; and (c) each outstanding Evofem stock option that has not previously been exercised prior to the Effective Time will be assumed by the Company. Warrants to purchase shares of Evofem capital stock will be assumed by the Company at the Effective Time and then immediately amended and restated to become warrants to purchase up to an aggregate of 12 million shares of the Company Common Stock (the Company Post-Merger Warrants). The exercise price for the Company Post-Merger Warrants will be equal to the average of the closing sale prices of the Company Common Stock as quoted on The NASDAQ Capital Market for the 30 consecutive trading day period commencing with the first trading day immediately following the Effective Time.

Immediately following the Merger, the name of the Company will be changed from “Neothetics, Inc.” to “Evofem Biosciences, Inc.” The Merger Agreement contemplates that the Board of Directors of the Company will consist of seven members at the Effective Time, six of which will be designated by Evofem and one of which will be designated by the Company. The member to be designated by the Company is expected to be one of the current directors of the Company. The executive officers of the Company immediately after the Effective Time will be designated by Evofem with Evofem’s Chief Executive Officer, Saundra Pelletier, being the Company’s Chief Executive Officer.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Evofem, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Evofem, indemnification of directors and officers, the Company’s and Evofem’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger. Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company and Evofem. The Merger Agreement contains certain termination rights for both the Company and Evofem, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Evofem a termination fee of up to $1.5 million or Evofem may be required to pay the Company a termination fee of $1.5 million.

The Merger Agreement contemplates that the Company will also seek approval from its stockholders to effect a reverse stock split intended to increase its trading price above the minimum requirements of The NASDAQ Capital Market. Subject to stockholder approval, the Company expects to implement the reverse stock split at a ratio to be mutually agreed to by the Company and Evofem within the range approved by the Company’s stockholders immediately prior to the Effective Time.

Concurrently with the execution of the Merger Agreement, the Company entered into a Securities Purchase Agreement with Evofem and certain investors of Evofem (the Securities Purchase Agreement) pursuant to which, conditioned upon and immediately following the Merger, the Company will issue and sell in a private placement transaction (the Financing) $20 million of Company Common Stock and Evofem will issue warrants to purchase shares of Evofem common stock immediately prior to the Effective Time (the Investor Warrants). The Investor

Warrants are contemplated to be automatically exercised on a cashless basis at the Effective Time, and the shares of Evofem common stock issued upon exercise of the Investor Warrant will be eligible to receive shares of the Company Common Stock in an amount equal to the common stock exchange ratio upon completion of the Merger. Upon consummation of the Financing, the Merger Agreement contemplates that the Company will terminate its existing Fourth Amended and Restated Investors’ Rights Agreement, dated September 22, 2014, by and between the Company and the investors listed therein (the Existing Investors), and enter into a registration rights agreement with certain of the Existing Investors and certain investors of Evofem.

10. Retrospective Adoption ASU 2016-18

The Company elected to early adopt ASU 2016-18 Restricted Cash in the first quarter of 2017 and has retrospectively adjusted the 2016 and 2015 statements of cash flows as a result of adoption. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents are now included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. As a result of the retrospective adoption of ASC 2016-18, as of December 31, 2016 and 2015, the financial statements presented $200,000 of a restricted money market account, used to secure the standby letter of credit issued in connection with a lease amendment, in the beginning and ending period total amounts shown on the statement of cash flows.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheets that sum to the total of the same such amounts shown in the statement of cash flows.

	December 31,
	2016	2015
Cash and cash equivalents	$11,477,852	$37,748,603
Restricted cash	200,000	200,000

Total cash, cash equivalents and restricted cash	$11,677,852	$37,948,603

Neothetics, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$5,750,266	$11,477,852
Prepaid expenses and other current assets	380,005	1,029,546

Total current assets	6,130,271	12,507,398

Restricted cash	93,382	200,000
Property and equipment, net	22,463	109,320

Total assets	$6,246,116	$12,816,718

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$410,163	$503,739
Accrued severance	191,496	109,525
Other accrued expenses	794,739	288,928

Total current liabilities	1,396,398	902,192
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized; 13,831,747 and 13,828,496 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,383	1,382
Additional paid-in capital	138,332,367	137,763,499
Accumulated deficit	(133,484,032)	(125,850,355)

Total stockholders’ equity	4,849,718	11,914,526

Total liabilities and stockholders’ equity	$6,246,116	$12,816,718

The accompanying notes are an integral part of these condensed financial statements.

Neothetics, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$486,828	$964,937	$3,592,760	$5,653,432
General and administrative	1,332,848	905,176	4,081,001	4,407,408

Total operating expenses	1,819,676	1,870,113	7,673,761	10,060,840

Loss from operations	(1,819,676)	(1,870,113)	(7,673,761)	(10,060,840)
Interest income	13,400	13,935	40,084	50,078
Interest expense	—	(506,302)	—	(1,035,763)

Net loss	$(1,806,276)	$(2,362,480)	$(7,633,677)	$(11,046,525)

Net loss per share, basic and diluted	$(0.13)	$(0.17)	$(0.55)	$(0.80)

Weighted average shares used to compute basic and diluted net loss per share	13,831,747	13,816,464	13,830,981	13,786,207

The accompanying notes are an integral part of these condensed financial statements.

Neothetics, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating activities
Net loss	$(7,633,677)	$(11,046,525)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,652	52,896
Loss on disposal of assets	55,705	962
Noncash interest expense on debt	—	100,290
Share-based compensation	565,410	970,381
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	649,541	1,467,577
Accounts payable and accrued expenses	494,206	(4,911,427)

Net cash used in operating activities	(5,843,163)	(13,365,846)

Investing activities
Proceeds from sale of property and equipment	5,500	—

Net cash provided by investing activities	5,500	—
Financing activities
Partial prepayment resulting in loan extinguishment	—	(9,514,058)
Principal payments on bank loan	—	(485,942)
Loan amendment costs	—	(52,400)
Proceeds from issuance of common stock from exercise of options	3,459	33,542

Net cash provided by (used in) financing activities	3,459	(10,018,858)

Net decrease in cash, cash equivalents and restricted cash	(5,834,204)	(23,384,704)
Cash, cash equivalents and restricted cash, beginning of period	11,677,852	37,948,603

Cash, cash equivalents and restricted cash, end of period	$5,843,648	$14,563,899

Supplemental disclosure of cash flow activity
Cash paid for interest	—	$664,292

The accompanying notes are an integral part of these condensed financial statements.

Neothetics, Inc.

Notes to Unaudited Condensed Financial Statements

1. Organization and Basis of Presentation

Neothetics, Inc. (Neothetics or the Company) was incorporated in Delaware on February 1, 2007, under the name Lipothera, Inc. In September 2008, the Company changed its name to Lithera, Inc. In August 2014, the Company changed its name to Neothetics, Inc. The Company is a clinical-stage specialty pharmaceutical company that has been focused on developing therapeutics for the aesthetic market. Our focus has been on localized fat reduction and body contouring. Our lead product candidate, LIPO-202, is a first-in-class injectable formulation of the long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient in the U.S. Food and Drug Administration, or FDA, approved inhaled products SEREVENT DISKUS®, ADVAIR HFA® and ADVAIR DISKUS®. In June 2017, the Company announced that its Phase 2 proof-of-concept clinical trial of its lead product candidate LIPO-202 did not demonstrate improvement on any efficacy measurements or separation from placebo. As a consequence of the negative results from the Phase 2 proof-of-concept clinical trial of its lead product candidate LIPO-202, the Company announced its plans to initiate a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination or partnership that will allow for it to maximize shareholder value from its remaining assets and cash resources. Oppenheimer and Co., Inc. was retained to act as the Company’s exclusive financial advisor for this process. Further related to the negative clinical trial results, the Company announced a reduction of the Company’s current full-time workforce in order to reduce operating expenses and conserve cash resources.

On October 17, 2017, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nobelli Merger Sub, Inc., its wholly owned subsidiary (“Merger Sub”), and Evofem Biosciences, Inc., a privately-held Delaware corporation (“Evofem”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Evofem, with Evofem becoming a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Immediately prior to the effective time of the Merger (the Effective Time), each outstanding share of Evofem’s preferred stock (other than shares of Evofem’s Series D preferred stock) will be converted into one share of Evofem common stock. Subject to the terms and conditions of the Merger Agreement, at the Effective Time: (a) each share of Evofem common stock (on an as-converted basis) will be converted solely into the right to receive shares of the Company’s common stock (the Company Common Stock) equal to the common stock exchange ratio described in the Merger Agreement; (b) each outstanding shares of Evofem Series D preferred stock will be converted solely into the right to receive shares of the Company Common Stock equal to the Series D preferred stock exchange ratio described in the Merger Agreement; and (c) each outstanding Evofem stock option that has not previously been exercised prior to the Effective Time will be assumed by the Company. Warrants to purchase shares of Evofem capital stock will be assumed by the Company at the Effective Time and then immediately amended and restated to become warrants to purchase up to an aggregate of 12 million shares of the Company Common Stock (the Company Post-Merger Warrants). The exercise price for the Company Post-Merger Warrants will be equal to the average of the closing sale prices of the Company Common Stock as quoted on The NASDAQ Capital Market for the 30 consecutive trading day period commencing with the first trading day immediately following the Effective Time.

Immediately following the Merger, the name of the Company will be changed from “Neothetics, Inc.” to “Evofem Biosciences, Inc.” The Merger Agreement contemplates that the Board of Directors of the Company will consist of seven members at the Effective Time, six of which will be designated by Evofem and one of which will be designated by the Company. The member to be designated by the Company is expected to be one of the current directors of the Company. The executive officers of the Company immediately after the Effective

Time will be designated by Evofem with Evofem’s Chief Executive Officer, Saundra Pelletier, being the Company’s Chief Executive Officer.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Evofem, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Evofem, indemnification of directors and officers, the Company’s and Evofem’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger. Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company and Evofem. The Merger Agreement contains certain termination rights for both the Company and Evofem, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Evofem a termination fee of up to $1.5 million or Evofem may be required to pay the Company a termination fee of $1.5 million.

The Merger Agreement contemplates that the Company will also seek approval from its stockholders to effect a reverse stock split intended to increase its trading price above the minimum requirements of The NASDAQ Capital Market. Subject to stockholder approval, the Company expects to implement the reverse stock split at a ratio to be mutually agreed to by the Company and Evofem within the range approved by the Company’s stockholders immediately prior to the Effective Time.

In accordance with the terms of the Merger Agreement, certain affiliated stockholders of Evofem have each entered into a support agreement with Evofem (the Support Agreements). The Support Agreements place certain restrictions on the transfer of the shares of the Evofem held by the respective signatories thereto and include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Merger.

Concurrently with the execution of the Merger Agreement, the Company entered into a Securities Purchase Agreement with Evofem and certain investors of Evofem (the Securities Purchase Agreement) pursuant to which, conditioned upon and immediately following the Merger, the Company will issue and sell in a private placement transaction (the Financing) $20 million of Company Common Stock and Evofem will issue warrants to purchase shares of Evofem common stock immediately prior to the Effective Time (the Investor Warrants). The Investor Warrants are contemplated to be automatically exercised on a cashless basis at the Effective Time, and the shares of Evofem common stock issued upon exercise of the Investor Warrant will be eligible to receive shares of the Company Common Stock in an amount equal to the common stock exchange ratio upon completion of the Merger. Upon consummation of the Financing, the Merger Agreement contemplates that the Company will terminate its existing Fourth Amended and Restated Investors’ Rights Agreement, dated September 22, 2014, by and between the Company and the investors listed therein (the Existing Investors), and enter into a registration rights agreement with certain of the Existing Investors and certain investors of Evofem.

The merger will be treated by Neothetics as a reverse merger under the acquisition method of accounting in accordance with U.S. GAAP. For accounting purposes, Evofem is considered to be acquiring Neothetics in the merger based upon the following factors: (i) Evofem’s stockholders are expected to own the majority of the voting interests of the combined company immediately following the closing of the merger; (ii) directors appointed by Evofem will hold 6 out of 7 board seats in the combined company board of directors; and (iii) Evofem’s management will hold all key positions in the management of the combined company. The transaction will be accounted for under the acquisition method of accounting under existing U.S. GAAP, which is subject to change and interpretation.

The accompanying unaudited financial statements of the Company should be read in conjunction with the audited financial statements and notes thereto as of and for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K (Annual Report) filed with the Securities and Exchange Commission (SEC). The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and in accordance with the instructions to Form

10-Q and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying financial statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, the accompanying financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

The Company has incurred significant net losses from its operations since its inception and has an accumulated deficit of $133.5 million as of September 30, 2017. In the first nine months of 2017, the Company used $5.8 million of cash in operations. At September 30, 2017, the Company had cash and cash equivalents of $5.8 million. There is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements for the quarter ended September 30, 2017 are issued.

We cannot predict whether and to what extent we will resume drug development activities and what our future cash needs would be for any such activities. If the Merger is not successful, our Board of Directors may decide to pursue a dissolution and liquidation of our Company. In such an event, the amount of cash available for distribution to our shareholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities, in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts.

Restricted Cash

Restricted cash as of September 30, 2017 represents a $93,382 restricted money market account used to secure the standby letter of credit issued in connection with a lease amendment. The restriction will lapse when the standby letter of credit expires (see Note 5 “Debt”).

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheets that sum to the total of the same such amounts shown in the statement of cash flows.

	September 30,
	2017	2016
Cash and cash equivalents	$5,750,266	$14,363,899
Restricted cash	93,382	200,000

Total cash, cash equivalents and restricted cash	$5,843,648	$14,563,899

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash due to the financial position of the depository institution in which those deposits are held.

Fair Value of Financial Instruments

The carrying amounts of prepaid and other current assets, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items.

Property and Equipment

Property and equipment, which primarily consist of office furniture and equipment and computer equipment, are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. An impairment loss is recorded if and when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. While the Company’s current and historical operating losses and negative cash flows are indicators of impairment, management believes that future cash flows to be received support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses since inception.

Research and Development Costs

Research and development expenses consist primarily of salaries and related overhead expenses, fees paid to consultants and contract research organizations, costs related to acquiring and manufacturing clinical trial materials, and costs related to compliance with regulatory requirements.

All research and development costs are charged to expense as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are recorded when the realizability of such deferred tax assets is not more likely than not.

The guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. The Company has not recognized interest and penalties in the balance sheets or statements of operations. The Company is subject to taxation in the U.S. and state jurisdictions. The Company’s tax years from inception are subject to examination by the United States and California authorities due to the carryforwards of unutilized net operating losses (NOLs) and research and development credits.

Share-Based Compensation

Share-based compensation expense for stock option grants, restricted stock awards and employee stock purchase plan shares is recorded at the estimated fair value of the award as of the grant date and is recognized as expense on a straight-line basis over the requisite service period of the stock-based award. The estimation of stock options, restricted stock awards and employee stock purchase plan fair value requires management to make estimates and judgments about, among other things, employee exercise behavior, forfeiture rates and volatility of the Company’s common stock. The judgments directly affect the amount of compensation expense that will be recognized.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding during the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities, which include warrants and outstanding stock options and restricted stock awards under the stock compensation plans, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive.

	Nine Months Ended September 30,
	2017	2016
Warrants for common stock	71,257	71,257
Common stock options and restricted stock awards issued and outstanding	1,565,573	1,190,913

	1,636,830	1,262,170

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (or ASU) 2016-02, Leases. ASU 2016-02 requires that lessees recognize assets and liabilities for the rights and obligations for leases with a lease term of more than one year. The amendments in this ASU are effective for annual periods ending after December 15, 2018. Early adoption is permitted. The Company is evaluating the impact of adoption on its financial statements.

3. Fair Value Measurements

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses, including warrants issued in connection with financing arrangements, and long-term debt. Fair value estimates of these instruments are made at a specific point in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying amount of cash and cash equivalents, accounts payable, and accrued expenses are generally considered to be representative of their respective fair values because of the short-term nature of these instruments. The Company believes that the fair value of long-term debt approximates its carrying value based on the borrowing rates currently available to the Company for loans with similar terms.

The authoritative guidance for fair value measurements defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Market participants are buyers or sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. The guidance prioritizes three levels of inputs into the following hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2017 and December 31, 2016 are as follows:

		Fair Value Measurements at Reporting Date Using
	Balance as of Sept 30, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$5,750,266	$5,750,266	$—	$—

Total assets	$5,750,266	$5,750,266	$—	$—

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

		Fair Value Measurements at Reporting Date Using
	Balance as of December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market fund(1)	$11,477,852	$11,477,852	$—	$—

Total assets	$11,477,852	$11,477,852	$—	$—

(1)	Included as a component of cash and cash equivalents on accompanying balance sheet.

4. Property and Equipment

Property and equipment consist of the following:

	September 30, 2017	December 31, 2016
Office furniture and equipment	$100,577	$254,049
Less accumulated depreciation and amortization	(78,114)	(144,729)

	$22,463	$109,320

5. Debt

Loans

In February 2010, and as amended during 2012, the Company entered into a loan and security agreement (2010 Loan and Security Agreement) with Silicon Valley Bank (SVB), for borrowings of $3,750,000, collateralized by all assets of the Company. In connection with the borrowings, the Company issued warrants to the bank for the purchase of a total of 64,865 shares of Series B convertible preferred stock and warrants to purchase 75,000 shares of Series C convertible preferred stock. Effective upon the IPO, this was converted to a warrant to purchase 24,419 shares of common stock at a weighted average exercise price of $9.90 and expire ten years from the date of issuance. The 2010 Loan and Security Agreement was paid in full in June 2014.

In June 2014, the Company entered into a Loan and Security Agreement (Loan Agreement) with Hercules Technology Growth Capital Inc. that provided for borrowings up to $10.0 million available to the Company in two tranches. Upon closing of the Loan Agreement, the Company borrowed $4.0 million. In October 2014, the Company entered into the first amendment of the Loan Agreement and borrowed the remaining $6.0 million available under the agreement.

In connection with the Loan Agreement, in June 2014, the Company issued warrants to purchase shares of Series C convertible preferred stock equal to 4% of the amount advanced under the loan. Effective upon the IPO, this was converted to a warrant to purchase 46,838 shares of common stock at $8.54, which expires eight years after the date of issuance. The fair value of the warrants issued was $207,429, based on the fair value of such Series C warrants at the date of issuance. The warrants’ fair value and financing fees of approximately $133,000 were recorded as a debt discount.

In March 2016, the Company entered into the second amendment of the Loan Agreement that provided for a prepayment of the outstanding loan carrying amount of $5.5 million with a prepayment fee of $110,000. In connection with the second amendment, the Company re-priced the outstanding warrants to purchase 46,838 shares of common stock at a new exercise price of $0.62, which expire in September 2022 unless exercised prior to such expiration date. The Company recorded a debt discount of $9,417 associated with the fair value of the warrants issued in connection with the amendment. In addition, the Company incurred loan amendment fees and legal fees of $52,400, which the Company recorded as a debt discount.

In September 2016, the Company prepaid the remaining outstanding balance under the Loan Agreement at a carrying amount of $4.0 million with a prepayment fee of $120,000 and an end of term fee of $300,000. Accordingly, the Loan Agreement was terminated on September 23, 2016. Upon termination of the Loan Agreement, the prepayment fees of $230,000 and unamortized end of term fee of $260,000 were recorded as interest expense.

From June 2014 through payoff in September 2016, the Company paid interest equal to the greater of either 9.0%, plus the Prime Rate as reported in The Wall Street Journal, less 3.25% or 9.0%. The Company recorded total interest expense of $0 and $154,057 related to the Loan Agreement for the three months ended September 30, 2017 and 2016, respectively.

Letter of Credit

In January 2015, the Company executed a lease amendment with LJ Gateway, LLC for new office space. In connection with this lease amendment the Company issued a stand-by letter of credit in the amount of $200,000 in lieu of a security deposit. Pursuant to the terms set forth in the lease amendment, as of March 31, 2017, the stand-by letter of credit was reduced to $93,382. The standby letter of credit is secured by a restricted money market account. The terms of the standby letter of credit expire in May 2020, which is subject to automatic yearly renewal prior to this date.

6. Stockholders’ Equity

Warrants

As of September 30, 2017, warrants to purchase 71,257 shares of common stock remain outstanding, of which 24,419 warrants to purchase shares of common stock are at a weighted average exercise price of $9.90 and 46,838 warrants to purchase shares of common stock are at an exercise price of $0.62.

Common Stock

On December 1, 2015, the Company entered into a Controlled Equity Offering Sales Agreement, or Sales Agreement, with Cantor Fitzgerald, as a sales agent pursuant to which the Company may offer and sell from time to time, through Cantor Fitzgerald shares of Neothetics common stock, par value $0.0001 per share, having an aggregate offering price of up to $20.0 million. The minimum share price for this Controlled Equity Offering is selected at the discretion of the board of directors. Through September 30, 2017, no shares of common stock have been sold pursuant to this Sales Agreement.

Stock Compensation Plans

The following table summarizes the Company’s stock compensation plan activity for the nine months ended September 30, 2017:

	Options Outstanding	Weighted Average Exercise Price
Outstanding and exercisable at December 31, 2016	871,203	$2.95
Granted	875,300	$1.88
Exercised	(3,251)	$1.06
Forfeited	(177,679)	$2.17

Outstanding and exercisable at September 30, 2017	1,565,573	$2.44

The Company recognized non-cash share-based compensation expense related to its 2014 Employee Stock Purchase Plan, restricted stock awards and stock options granted to employees and directors as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
General and administrative	$110,976	$67,687	$365,556	$851,837
Research and development	32,364	15,331	199,854	118,544

	$143,340	$83,018	$565,410	$970,381

Common Stock Reserved for Future Issuance

The following shares of common stock are reserved for future issuance at September 30, 2017:

Warrants issued and outstanding	71,257
Stock options issued and outstanding	1,565,573
Authorized for future awards under stock compensation plans	2,131,598
Employee Stock Purchase Plan	574,460

4,342,888

7. Commitments

Operating Leases

The Company entered into a noncancelable operating lease for its facilities on January 20, 2015. The lease expires in March 2020.

On January 31, 2017, the Company entered into an Eleventh Amendment to the Lease with LJ Gateway Office LLC. Concurrent with entering into the Lease Amendment, the Company entered into a Sublease with Abacus Data Systems, Inc. (“Abacus”) providing for the sublease of existing office space . This Lease Amendment also provides the Company with additional office space located at Suite No. 250, 9171 Towne Centre Drive, San Diego California, which the Company occupies as its headquarters.

Upon occurrence of Abacus retaining possession of the original premises in February 2017, Abacus received rent abatement for months one, three, and four as well as a discount of 50% off the base rent for months five through nine. Abacus paid the Company a base rent of $27,768 for the second month’s rent and $30,317 security deposit. The base rent will increase by three percent on each annual anniversary. In February 2017, the Company recorded $353,000 of sublease liability. The Company has recorded the rental income collected or accrued under the sublease as a reduction of rent expense. Rent expense and sublease rental income under the Lease Amendment and Sublease for the three months ended September 30, 2017 were $75,000 and $75,000, respectively, and for the nine months ended September 30, 2017 were $217,000 and $189,000 respectively.

The following table summarizes the minimum lease payments and sublease receipts under the lease agreements:

	Lease Payments	Sublease Receipts
2017	$130,572	$69,420
2018	410,848	342,374
2019	431,507	352,644
2020	109,293	90,143
2021	—	—

Total	$1,082,220	$854,581

8. Subsequent Events

For purposes of the financial statements as of September 30, 2017, the Company evaluated subsequent events for recognition and measurement purposes through November 8, 2017, the date the financial statements were issued. The Company has evaluated subsequent events for purposes of disclosure through November 15, 2017.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Evofem Biosciences, Inc.:

San Diego, California

We have audited the accompanying consolidated financial statements of Evofem Biosciences, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter Regarding Going Concern

The accompanying consolidated financial statements for the year ended December 31, 2016 have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

SEPTEMBER 8, 2017

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	December 31,
	2015	2016
Assets
Current assets:
Cash	$16,522	$10,937
Restricted cash	600	550
Deferred initial public offering costs	3,396	—
Prepaid and other current assets	368	781
Assets held for discontinued operations	738	—

Total current assets	21,624	12,268
Property and equipment, net	521	1,086
Other noncurrent assets	27	1,017
Noncurrent assets held for discontinued operations	237	—

Total assets	$22,409	$14,371

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,549	$2,015
Accrued expenses	1,944	5,337
Accrued compensation	988	1,617
Related-party payables	37	—
Related-party note payable	14,750	—
Liabilities held for discontinued operations	198	—
Series D 2X liquidation preference	—	8,030

Total current liabilities	20,466	16,999
Deferred rent	80	172
Other noncurrent liabilities	253	213

Total liabilities	20,799	17,384
Commitments and contingencies (Note 7)
Convertible preferred stock, $0.001 par value; 57,501,554 and 57,501,604 shares authorized at December 31, 2015 and 2016, respectively:
Series A convertible preferred stock, 12,768,492 shares issued and outstanding at December 31, 2015; 12,618,279 shares issued and outstanding at December 31, 2016	23,848	23,848
Series B convertible preferred stock, 13,965,612 shares issued and outstanding at December 31, 2015; 13,801,318 shares issued and outstanding at December 31, 2016	43,616	43,616
Series C-1 convertible preferred stock, 8,660,572 shares issued and outstanding at December 31, 2015; 8,558,686 shares issued and outstanding at December 31, 2016	34,382	34,382
Series C convertible preferred stock, 5,037,784 shares issued and outstanding at December 31, 2015 and 2016	19,469	19,469
Series D redeemable convertible preferred stock, no shares issued and outstanding at December 31, 2015; 60 shares issued and outstanding at December 31, 2016	—	56,757
Stockholders’ deficit:
Common stock, $0.001 par value; 157,836,540 shares authorized at December 31, 2015 and 2016; 76,610,860 shares issued and outstanding at December 31, 2015; 81,119,014 shares issued and outstanding at December 31, 2016	76	81
Additional paid-in capital	15,524	20,806
Accumulated deficit	(135,305)	(201,972)

Total stockholders’ deficit	(119,705)	(181,085)

Total liabilities, convertible preferred stock and stockholders’ deficit	$22,409	$14,371

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands (except share and per share data)

	Years Ended December 31,
	2015	2016
Operating expenses:
Research and development	$17,196	$14,855
Abandoned initial public offering costs	—	4,705
General and administrative	15,019	15,083

Total operating expenses	32,215	34,643

Loss from operations	(32,215)	(34,643)
Other income (expense):
Interest income	3	77
Other (expense) income, net	(150)	38
Loss on issuance of Series D redeemable convertible preferred stock	—	(26,635)
Loss on extinguishment of related-party note payable	—	(6,651)
Change in fair value of Series D 2X liquidation preference	—	(543)

Total other expense, net	(147)	(33,714)

Loss from continuing operations before income tax	(32,362)	(68,357)
Income tax (expense) benefit	(1)	613

Loss from continuing operations	(32,363)	(67,744)
Discontinued operations:
(Loss) income from discontinued operations, net of income tax	(257)	80
Gain on sale of discontinued operations, net of income tax	—	997

Net (loss) gain on sale of discontinued operations	(257)	1,077

Net loss	(32,620)	(66,667)

Accretion of Series D redeemable convertible preferred stock dividends	—	(1,144)

Net loss attributable to common stockholders	$(32,620)	$(67,811)

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

In thousands (except share data)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2014	12,768,492	$23,848	13,965,612	$43,616	—	$—	—	$—	—	$—	76,610,860	$76	$14,152	$(102,685)	$(88,457)
Issuance of Series C-1 convertible preferred stock upon conversion of EvoMed Debt	—	—	—	—	8,660,572	34,382	—	—	—	—	—	—	—	—	—
Issuance of Series C convertible preferred stock for cash, net of issuance costs of $531	—	—	—	—	—	—	5,037,784	19,469	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,372	—	1,372
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(32,620)	(32,620)

Balance at December 31, 2015	12,768,492	23,848	13,965,612	43,616	8,660,572	34,382	5,037,784	19,469	—	—	76,610,860	76	15,524	(135,305)	(119,705)
Issuance of Series D redeemable convertible preferred stock at fair value upon conversion and cancellation of related-party note payable	—	—	—	—	—	—	—	—	10	9,790	—	—	5,000	—	5,000
Issuance of Series D redeemable convertible preferred stock at fair value for cash, net of issuance costs of $186	—	—	—	—	—	—	—	—	50	45,823	—	—	—	—	—
Cancellation of shares formerly held by EvoMed	(150,213)	—	(164,294)	—	(101,886)	—	—	—	—	—	(250,937)	—	—	—	—
Accretion of Series D redeemable convertible preferred stock dividends	—	—	—	—	—	—	—	—	—	1,144	—	—	(1,144)	—	(1,144)
Issuance of restricted common stock	—	—	—	—	—	—	—	—	—	—	4,759,091	5	(5)	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,431	—	1,431
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(66,667)	(66,667)

Balance at December 31, 2016	12,618,279	$23,848	13,801,318	$43,616	8,558,686	$34,382	5,037,784	$19,469	60	$56,757	81,119,014	$81	$20,806	$(201,972)	$(181,085)

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

	Years Ended December 31,
	2015	2016
Cash flows from operating activities from continuing operations:
Net loss	$(32,620)	$(66,667)
Loss (gain) on sale of discontinued operations	257	(1,077)

Net loss from continuing operations	(32,363)	(67,744)
Adjustments to reconcile net loss from continuing operations to net cash and restricted cash used in operating activities from continuing operations:
Loss on issuance of Series D redeemable convertible preferred stock	—	26,635
Loss on extinguishment of related-party note payable	—	6,651
Abandoned initial public offering costs	—	4,705
Tax benefit	—	(615)
Change in fair value of Series D 2X liquidation preference	—	543
Stock-based compensation	1,372	1,431
Depreciation and amortization	17	92
Deferred rent	(31)	(17)
Noncash interest expense	118	—
Changes in operating assets and liabilities from continuing operations:
Prepaid and other assets	(190)	(153)
Accounts payable	1,314	105
Accrued expenses and other liabilities	(128)	3,321
Accrued compensation	944	629

Net cash and restricted cash used in operating activities from continuing operations	(28,947)	(24,417)

Cash flows from investing activities from continuing operations:
Purchases of property and equipment	(525)	(498)

Net cash and restricted cash used in investing activities from continuing operations	(525)	(498)

Cash flows from financing activities from continuing operations:
Proceeds from advances from related parties, including note payable	26,914	—
Payments on advances from related parties, including note payable	(385)	(4,787)
Proceeds from issuance of Series C convertible preferred stock, net of issuance costs	19,656	—
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	—	24,814
Cash paid for deferred initial public offering costs and Series C issuances costs	(2,076)	(1,966)

Net cash and restricted cash provided by financing activities from continuing operations	44,109	18,061

Net cash and restricted cash provided by (used in) continuing operations	14,637	(6,854)
Net cash and restricted cash provided by discontinued operating activities	363	619
Net cash and restricted cash provided by discontinued investing activities	—	600

Net change in cash and restricted cash	15,000	(5,635)
Cash and restricted cash, beginning of period	2,122	17,122

Cash and restricted cash, end of period	$17,122	$11,487

Supplemental cash flow information:
Cash paid for interest	$—	$73

Cash paid for taxes	$1	$2

Supplemental disclosure of noncash investing and financing activities:
Purchases of property and equipment in accounts payable	$3	$—

Tenant improvement allowances paid by landlord	$—	$162

Conversion of EvoMed Debt into Series C-1 convertible preferred stock	$34,382	$—

Conversion of related-party note payable into Series D redeemable convertible preferred stock	$—	$5,000

Forgiveness of note payable by related-party	$—	$5,000

Transfer of leasehold improvements under UTC Lease to related-party	$77	$—

Series C preferred stock issuance costs included in accounts payable	$187	$—

Issuance of restricted stock awards	$—	$5

Deferred initial public offering costs included in accounts payable and accrued expenses	$1,320	$850

Issuance of Series D 2X liquidation preference	$—	$7,487

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

Description of Business

Evofem Biosciences, Inc., formerly Evofem Holdings, Inc. (Evofem Biosciences) is a San Diego-based biotechnology company which develops and markets products that are woman-controlled, non-invasive and rapidly reversible. Evofem Biosciences’ primary goal is to provide women in every global market with access to effective products that are well suited to their lifestyle and consistent with their core values. Evofem Biosciences’ lead product candidate, Amphora®, is a non-hormonal vaginal gel believed to have multipurpose prevention technology properties, including contraception, prevention of reoccurring bacterial vaginosis and prevention of the transmission of chlamydia and gonorrhea.

Evofem Biosciences was incorporated in the state of Delaware in July 2015. Evofem Biosciences operations include those of its wholly-owned subsidiaries, Evofem Inc. (Evofem), a Delaware corporation Evofem North America, Inc., a Delaware corporation (ENA), Evofem Limited, LLC a Delaware limited liability company and Evofem Ltd., a limited company registered in England and Wales and those of its partially owned subsidiary, Evolution Pharma, a Dutch limited partnership (EP) with 99% of the outstanding partnership interests held by Evofem Biosciences and 1% of the outstanding partnership interests held by Evofem Limited LLC (collectively, the Company or Management). Evofem Limited, LLC and Evofem Ltd. are currently inactive.

Prior to October 2015, Evofem was a wholly-owned subsidiary of EvoMed LLC (EvoMed). In October 2015, through an agreement of merger, Evofem became a wholly-owned subsidiary of Evofem Biosciences at which time (i) each share of Evofem equity securities outstanding were exchanged for two shares of a security having the same rights, preferences and privileges in Evofem Biosciences (the October 2015 Reorganization), (ii) each stock option to purchase shares of Evofem Biosciences common stock outstanding under the 2012 equity incentive plan was exchanged for stock options to purchase two shares of Evofem Biosciences common stock and (iii) the Company and the option holders agreed to cancel approximately 52.0% of the then outstanding stock options of Evofem Biosciences. See Stock Option Exchange and Cancellation discussion in Note 11 — Equity Incentive Plan for further details on the cancellation of the stock options. The consolidated financial statements and the notes thereto have been retroactively adjusted to reflect the stock split affected in the October 2015 Reorganization.

Functional Currency

The functional currency of the Company’s wholly-owned subsidiaries, EP and Evofem Ltd, is the United States Dollar. Accordingly, historical exchange rates are used to revalue nonmonetary assets and liabilities and current exchange rates are used to revalue monetary assets and liabilities at each reporting date. For transactions not denominated in the United States Dollar, costs and expenses are recorded at exchange rates that approximate the rates in effect on the transaction date. Transaction gains and losses generated from the revaluation of monetary assets and liabilities denominated in currencies other than the functional currency of the subsidiary are included in other (expense) income, net in the consolidated statements of operations.

Consolidation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). All intercompany accounts and transactions have been eliminated in consolidation.

Risks, Uncertainties and Going Concern

The Company’s principal operations have been related to development of Amphora, raising capital, research and development, recruiting management and building a corporate infrastructure. The Company has incurred operating losses and negative cash flows from operating activities since inception. As of December 31, 2016, the Company had cash (unrestricted) of $10.9 million, a working capital deficit of $4.7 million and an accumulated deficit of $202.0 million. The Company anticipates it will continue to incur net losses into the foreseeable future.

In August 2014, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) No. 2014-15, Presentation of Financial Statements — Going Concern (ASU No. 2014-15), which requires management of public and private companies to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued (or available to be issued when applicable) and, if so, disclose that fact. Management is required to make this evaluation for both annual and interim reporting periods and is required to evaluate and disclose whether its plans alleviate that doubt. The Company adopted ASU No. 2014-15 in December 2016, as required by the ASU. The adoption of ASU No. 2014-15 resulted in increased disclosures, as per below, and had no quantitative impact on the Company’s consolidated financial statements.

The Company is subject to risks common to other life science companies in the development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other government regulations. If the Company does not successfully commercialize any product candidates, it will be unable to generate recurring product revenue or achieve profitability. Management’s plans to meet its short and long term operating cash flow requirements include obtaining additional funding.

In August 2017, as more fully described in Note 14 — Subsequent Events to these audited consolidated financial statements, the Company sold 15 shares of Series D redeemable convertible preferred stock (Series D) for net proceeds of $7.4 million. The uncertainties associated with the Company’s ability to (i) obtain additional equity financing on terms that are favorable to the Company, (ii) enter into collaborative agreements with strategic partners and (iii) succeed in its future operations, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue its operations. If the Company is not able to obtain the required funding in the near future, through its planned private equity financing or other means, or is not able to obtain funding on terms that are favorable to the Company, it will have a material adverse effect on its operations and strategic development plan for future growth. If the Company cannot successfully raise additional funding and implement its strategic development plan, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these could materially and adversely affect the Company’s liquidity, financial condition and business prospects and the Company may have to cease operations.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the notes thereto.

On an ongoing basis, Management evaluates its estimates related to, but not limited to, the useful lives of property and equipment, the recoverability of long-lived assets, pre-clinical and clinical trial accruals, the measurement of the Series D 2X Liquidation Preference, assumptions used in estimating the fair value of stock-based compensation expense and other contingencies. The Company’s assumptions regarding the measurement of the Series D 2X Liquidation Preference and stock-based compensation are more fully described in Note 6 — Fair Value of Financial Instruments and Note 11 — Equity Incentive Plan, respectively. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. The Company makes adjustments when facts and circumstances dictate. The estimates are the basis for making judgments about the carrying values of assets and liabilities and recorded expenses that are not readily apparent from other sources. As future events and their effects cannot be determined with precision, actual results may materially differ from those estimates or assumptions.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and restricted cash. Deposits in the Company’s checking and time deposit accounts are maintained in federally insured financial institutions in excess of federally insured limits. The Company invests in funds through a major U.S. bank and is exposed to credit risk in the event of default to the extent of amounts recorded on the consolidated balance sheets.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant concentrations of credit risk on its cash and restricted cash balances due to the financial position of the depository institutions in which these deposits are held.

Cash and Restricted Cash

As of December 31, 2015 and 2016, cash consists of readily available cash in checking accounts. Restricted cash consists of cash held in monthly time deposit accounts, which are collateral for the Company’s credit card and facility lease.

In December 2016, the Company elected to early adopt the FASB ASU No. 2016-18 — Statements of Cash Flows (Topic 230): Restricted Cash (ASU No. 2016-18). As such the Company’s consolidated statements of cash flows for the years ended December 31, 2015 and 2016 have been presented consistent with the interpretative guidance in ASU No. 2016-18.

The following table provides a reconciliation of cash and restricted cash, reported within the consolidated statements of cash flows as of December 31, (in thousands):

	2015	2016
Cash	$16,522	$10,937
Restricted cash	600	550

Total cash and restricted cash presented in the consolidated statements of cash flows	$17,122	$11,487

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.

The valuation of assets and liabilities are subject to fair value measurements using a three-tiered approach and fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The carrying amounts reported in the consolidated balance sheets for cash, restricted cash, accounts payable, accrued expenses and accrued compensation approximate their fair values due to their short-term nature. As of December 31, 2015, due to the nature of related-party transactions, the fair value of the related-party note payable could not be determined. As of December 31, 2016, the Company had no related-party notes outstanding and based on the borrowing rate currently available to the Company for loans with similar terms, which is considered a Level 2 input, the Company believes the fair value of the Flex Note approximates its carrying value. See Note 3 — Discontinued Operations for a description of the Flex Note received as consideration for the Softcup Sale.

Deferred Initial Public Offering Costs

During 2015, the Company initiated an initial public offering of its common stock (IPO) on the alternative investment market of the London Stock Exchange and recorded deferred IPO offering costs of $3.4 million as of December 31, 2015. Prior to March 2016, the Company recorded an additional $1.3 million in deferred IPO offering costs. In March 2016, the Company abandoned its efforts to raise capital through an IPO on the alternative investment market and recognized expense of $4.7 million in aggregate initial public offering costs. These costs included direct costs related to the abandoned transaction and are separately disclosed in the consolidated balance sheets and statements of operations during the years ended December 31, 2015 and 2016.

Assets and Liabilities Held for Discontinued Operations

In July 2016, the Company sold its Softcup line of business (the Softcup Sale). Therefore, all identifiable assets and liabilities associated with the Softcup line of business are presented in the Company’s consolidated balance sheets as assets held for discontinued operations, noncurrent assets held for discontinued operations and liabilities held for discontinued operations. See Note 3 — Discontinued Operations and Note 4 — Assets and Liabilities Held for Discontinued Operations for a description of the Softcup Sale and the identified assets and liabilities held for discontinued operations as of December 31, 2015, respectively. As the Softcup Sale was completed prior to December 31, 2016, the Company does not have assets or liabilities held for discontinued operations as of December 31, 2016.

Property and Equipment

Property and equipment generally consist of research equipment, computer equipment and software and office furniture, and are recorded at cost and depreciated over the estimated useful lives of the assets (generally three to five years) using the straight-line method. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the lesser of the remaining term of the related lease or the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense as incurred and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.

Impairment of Long-Lived Assets

The Company reviews property and equipment for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset or asset group are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset or asset group exceeds its fair value. While the Company’s current and historical operating losses and negative cash flows are possible indicators of impairment, management believes that future cash flows to be generated by these assets support the carrying value of its long-lived assets and, accordingly, did not recognize any impairment losses during the years ended December 31, 2015 and 2016.

Series D 2X Liquidation Preference

In July 2016, the Company entered into a Series D redeemable convertible preferred stock (Series D) purchase agreement (Series D SPA) with Woodford Investment Management LLP (WIM), one of the Company’s existing investors. The terms of the Series D financing are described under the Series D Redeemable Convertible Preferred Stock discussion in Note 9 — Convertible Preferred Stock. Under the terms of the Series D SPA, in a liquidation transaction the Company’s Series D redeemable convertible preferred stock participates, prior and in preference to the other series of convertible preferred stock and common stock, at a rate of two times its initial investment, plus accrued and unpaid dividends (the Series D 2X Liquidation Preference). The Company determined the Series D 2X Liquidation Preference represented an embedded derivative which required bifurcation and separate liability accounting and was initially recorded at fair value. The Company’s accounting for the Series D 2X Liquidation Preference is described in Note 6 — Fair Value of Financial Instruments. Changes in the fair value of the Series D 2X Liquidation Preference are recognized as increases in or decreases to the change in fair value of Series D 2X Liquidation Preference, a component of other income (expense) in the consolidated statements of operations.

The Series D 2X Liquidation Preference will be marked-to-market until the earlier of (i) the automatic conversion into either preferred stock or common stock in a financing in which gross proceeds to the Company are greater than or equal to $45.0 million, (ii) the optional conversion into either preferred stock or common stock in a financing in which gross proceeds to the Company are less than $45.0 million, (iii) its redemption or (iv) upon a change in control event; at which time the Company will estimate the final fair value of the Series D 2X Liquidation Preference. Upon the occurrence of one of these events, the final change in fair value of the Series D 2X Liquidation Preference will be recognized within change in fair value of Series D 2X Liquidation Preference in the consolidated statements of operations and the Series D 2X Liquidation Preference liability will be reclassified to additional paid-in capital in the consolidated balance sheets.

Convertible Preferred Stock

The Company’s Series A, Series B, Series C-1, Series C convertible preferred stock and Series D redeemable convertible preferred stock are classified as temporary equity instead of stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities, as the shares are conditionally redeemable at the holder’s option and upon certain change in control events that are outside the Company’s control, including liquidation, sale, or transfer of control of the Company. Upon such change in control events, holders of the Series A, Series B, Series C-1, Series C convertible preferred stock and Series D redeemable convertible preferred stock can cause its redemption.

Research and Development

Research and development (R&D) expenses include the costs associated with the Company’s R&D activities, including, but not limited to, payroll and personnel-related expenses, stock-based compensation expense, materials, laboratory supplies, clinical studies and outside services. R&D costs are expensed as incurred, except when accounting for nonrefundable advance payments for goods or services not yet received. These payments, if any, are capitalized at the time of payment and expensed as the related goods are delivered or the services are performed.

Patent Expenses

The Company expenses all costs incurred relating to patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses in the consolidated statements of operations.

Stock-based Compensation

Stock-based compensation expense for equity instruments issued to employees and nonemployee members of the Company’s board of directors (BOD) is measured based on estimating the fair value of each stock option on the date of grant using the Black-Scholes-Merton option-pricing model (the BSM). Equity instruments issued to nonemployees are valued using the BSM and are subject to revaluation as the underlying equity instruments vest.

Expensing

The following table summarizes the Company’s stock option expensing policies for employees and nonemployees:

	Employees	Nonemployee (Consultant)
Service only condition	Straight-line	Re-value through the performance commitment date

Performance criterion is probable of being met:

Service criterion is complete	Recognize the grant date fair value of the award(s) once the performance criterion is considered probable of occurrence	Re-value the award(s) once the performance criterion is considered probable of occurrence and recognize expense for the then fair value of the award(s)

Service criterion is not complete	Expense using an accelerated multiple-option approach(1) over the remaining requisite service period	Same as for employees, except the award will be marked-to-market through the performance commitment date.

Performance criterion is not probable of being met and:

Is not tied to the successful completion of an IPO by the Company	No expense recognition is required until the performance criterion is considered probable at which point expense is recognized using an accelerated multiple-option approach	Same as for employees, except the award will be marked-to-market through the performance commitment date

Is tied to the successful completion of an IPO by the Company	Upon closing of an IPO by the Company, recognize the grant date fair value of the award(s)	Same as for employees, except expense is recognized based upon the fair value of the Company’s common stock sold in the IPO

(1)	The accelerated multiple-option approach results in compensation expense being recognized for each separately vesting tranche of the award as though the award was, in substance multiple awards, and, therefore, results in accelerated expense recognition during the earlier vesting periods.

Determining Fair Value of Stock Options

The fair value of the shares of the Company’s common stock underlying its stock-based awards are estimated on each grant date by the BOD. To determine the fair value of the common stock underlying option grants, the BOD considers, among other things, valuations of the Company’s common stock prepared by an unrelated valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for the Company’s common stock, the BOD exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock, including the Company’s stage of development; progress of the Company’s R&D efforts; the Company’s operating and financial performance, including levels of available capital resources; the rights, preferences and privileges of the Company’s convertible preferred stock relative to those of its common stock; sales of the Company’s convertible preferred stock; the valuation of publicly traded companies in its industry, equity market conditions affecting comparable public companies and the lack of marketability of the Company’s common stock. The Company obtains valuations on at least an annual basis or when it determines that significant value generating or diminishing internal and/or external events have occurred, which would significantly increase or decrease the fair value of the common stock underlying its stock-based awards

For purposes of re-measuring the Company’s Series D 2X Liquidation Preference and the Company’s consultant stock options, the Company has valuations performed as of each interim reporting period, which result in concluded fair values for both the Series D 2X Liquidation Preference and the Company’s common stock underlying the stock options. The Company utilizes these concluded fair values to recognize the change in fair value of the Series D 2X Liquidation Preference and estimated consultant stock-based compensation expense using the BSM at each reporting date.

Forfeitures

The Company early adopted ASU No. 2016-09 Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09). ASU No. 2016-09 simplified the accounting for employee share- based compensation including the accounting for (i) income taxes, (ii) forfeitures, and (iii) statutory tax withholding, as well as classification in the statement of cash flows. ASU No. 2016-09 allowed the Company to make a one-time policy election to record forfeitures when they occur. As the Company’s consolidated financial statements had not previously been made available for issuance, the Company retroactively adopted ASU No. 2016-09. The Company’s adoption of ASU No. 2016-09 had no impact on the Company’s financial position or results of operations. The Company has had no stock option exercises and, therefore, the simplification of statutory tax withholding requirements and the related changes in the statement of cash flows will be applied prospectively. See Note 13 — Income Taxes, for discussion of the impact on the adoption of ASU No. 2016-09 on the Company’s deferred tax assets.

Performance-based Awards

In September and October 2016, the Company issued restricted stock awards (RSAs) to members of management and a restricted stock unit (RSU) to the Company’s chairman of the BOD that are subject to both a time-based vesting restriction as well as a performance criterion (successful completion of an IPO by the Company). See Restricted Stock Awards discussion in Note 10 — Stockholders’ Deficit for terms of the RSAs. See the Consulting Agreements discussion in Note 8 — Related-party Transactions and the Restricted Stock Units discussion in Note 11 — Equity Incentive Plan for terms of the RSU. For these RSAs and the RSU, the Company determined that it is probable that the performance criterion (completion of an IPO by the Company) could be met after the requisite service period is completed. Effective January 1, 2016, the Company adopted ASU No. 2016-12 Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service

Period (ASU No. 2016-12). The Company had no prior history of issuing stock options, RSAs or RSUs with both a time-based vesting restriction and a performance condition and, therefore, the adoption of ASU No. 2016-12 had no impact on the Company’s consolidated financial position or results of operations.

For performance-based RSAs (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual milestone under the award being achieved and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met which for an IPO is the IPO effective date.

Income Taxes

The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position.

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Comprehensive Loss

Comprehensive loss includes all changes in equity during a period from nonowner sources. For each of the years ended December 31, 2015 and 2016, comprehensive loss is composed of net loss as the Company had no transactions from nonowner sources.

Recently Issued Accounting Pronouncements — Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU No. 2014-09), which amends the existing accounting standards for revenue recognition. ASU No. 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU No. 2014-09 will be effective for the Company beginning January 1, 2018. Although early adoption is permitted, the Company does not plan to early adopt ASU No. 2014-09. The Company plans to adopt ASU No. 2014-09 using the full retrospective approach, which will not have an impact on the Company’s financial position or results of operations; as the Company is pre-revenue and does not anticipate generating revenue prior to the Company’s required adoption date.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU No. 2016-02), which changes the presentation of assets and liabilities relating to leases. The core principle of ASU No. 2016-02 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. ASU No. 2016-02 will be effective for the Company beginning January 1, 2019. The Company’s 2015 Lease (See Note 7 — Commitments and Contingencies for details of the 2015 Lease) is due to expire in 2020 and will be subject to the provisions of ASU No. 2016-02, however, the Company has not yet assessed the impact of this new standard on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU No. 2017-01), to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No 2017-01 will be effective for the Company beginning January 1, 2018. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

3.	Discontinued Operations

In June 2016, the Company’s BOD committed to a plan to sell its Softcup line of business (Softcup) and re-direct its available cash resources to further develop Amphora. In July 2016, the Company entered into an Asset Purchase Agreement with The Flex Company (Flex), whereby Flex would acquire certain assets and assume certain liabilities associated with Softcup. Total consideration for the Softcup sale was $1.9 million, with $0.6 million being received in cash at closing and the remaining $1.3 million due and payable under a note in favor of the Company (the Flex Note) through January 1, 2021 (the Maturity Date). The Flex Note bears simple interest at a rate of 5.0% per annum on the remaining principal amount outstanding and is payable each January 1 including accrued and unpaid interest beginning in 2017 through the Maturity Date.

The Flex Note is secured by the Softcup assets and has been recorded at present value, or approximately $1.3 million, as of the effective date. The Company’s incremental borrowing rate and the stated interest rate of the Flex Note are materially consistent.

The Softcup sale constitutes the sale of a business in accordance with the authoritative guidance and as of June 30, 2016, the Softcup sale met the criteria to be classified as held for sale and, therefore, a discontinued operation. For all periods presented prior to the Softcup sale, the carrying values of the assets acquired and the liabilities assumed in the consolidated balance sheets have been disclosed separately and are reflected in Note 4 — Assets and Liabilities Held for Discontinued Operations. After a short transition period (less than 30 days), the Company no longer has any continuing involvement with Softcup, as such the Company’s consolidated statements of operations and consolidated statements of cash flows exclude from continuing operations, Softcup revenue, related costs and the gain on the Softcup sale.

The following table presents major classes of line items constituting (loss) gain on sale of discontinued operations for the years ended December 31, (in thousands):

	2015	2016
Revenue	$2,608	$1,183
Cost of goods sold	(2,378)	(906)
Sales and marketing expenses	(487)	(150)

Pretax (loss) gain on discontinued operations related to major classes of pretax (loss) gain	(257)	127
Pretax gain on sale of discontinued operations	—	1,565

Total pretax (loss) gain on sale of discontinued operations	(257)	1,692
Income tax expense	—	(615)

Net (loss) gain on sale of discontinued operations	$(257)	$1,077

4.	Assets and Liabilities Held for Discontinued Operations

Due to the short-term nature of the Company’s accounts receivable, inventories, prepaid expenses and other current assets acquired as well as accounts payable and accrued expenses assumed by Flex, management determined the carrying values approximated fair value. Machinery and equipment required to produce the Softcup product has been valued at carrying value, which was lower than the present value of the machinery and equipment less cost to sell.

The following tables present major classes of assets and liabilities related to discontinued operations as of December 31, 2015 (in thousands):

Current assets held for discontinued operations:
Accounts receivable, net	$359
Inventory	251
Prepaid and other current assets	128

Total current assets held for discontinued operations	738
Noncurrent assets held for discontinued operations:
Property and equipment, net	237

Total assets held for discontinued operations	$975

Liabilities held for discontinued operations:
Accounts payable	$184
Accrued expenses	14

Total liabilities held for discontinued operations	$198

5.	Balance Sheet Details

Prepaid and other current assets consist of the following as of December 31, (in thousands):

	2015	2016
Flex note receivable	$—	$250
Clinical supplies	—	178
Insurance	76	101
Rent	57	61
Research and development costs	—	51
Marketing and communications costs	54	—
Other	181	140

Total	$368	$781

Property and Equipment, Net

Property and equipment, net, consists of the following, as of December 31, (in thousands):

	Useful Life	2015	2016
Research equipment	5 years	$125	$125
Computer equipment and software	3 years	32	6
Office furniture	5 years	—	205
Leasehold improvements	5 years or less	—	340
Construction in-process	—	403	508

		560	1,184
Less: accumulated depreciation and amortization		(39)	(98)

Total, net		$521	$1,086

Depreciation expense was $17,000 and $0.1 million for the years ended December 31, 2015 and 2016, respectively.

Other Noncurrent Assets

Other noncurrent assets consist of the following, as of December 31, (in thousands):

	2015	2016
Flex note receivable, net of current portion	$—	$1,000
Deposits	27	17

Total	$27	$1,017

Accrued Expenses

Accrued expenses consist of the following, as of December 31, (in thousands):

	2015	2016
Accrued sublicense fees	$—	$3,010
Accrued deferred IPO costs	801	780
Accrued research and development costs	113	604
Accrued board of director’s fees and related expenses	56	226
Accrued legal and other professional fees	424	456
Accrued other	550	261

Total	$1,944	$5,337

6.	Fair Value of Financial Instruments

At December 31, 2015, the Company had no financial assets or financial liabilities measured at fair value on a recurring basis. At December 31, 2016, the Company had no financial assets and no Level 1 and Level 2 financial liabilities measured on a recurring basis.

The fair value of the Company’s Level 3 financial liabilities measured on a recurring basis at December 31, 2016, is summarized in the following table (in thousands):

Level 3 Financial Liabilities
Series D 2X Liquidation Preference	$8,030

Series D 2X Liquidation Preference is stated at fair value and is considered a Level 3 input because the fair value measurement is based, in part, on significant inputs not observed in the market. The Company determined the fair value of Series D 2X Liquidation Preference as described below.

The following table summarizes the changes in Level 3 financial liabilities measured at fair value on a recurring basis for the year ended December 31, 2016 (in thousands):

Series D 2X Liquidation Preference
Balance at December 31, 2015	$—
Issuance of Series D 2X Liquidation Preference	7,487
Change in fair value of Series D 2X Liquidation Preference	543

Balance at December 31, 2016	$8,030

Series D 2X Liquidation Preference

As described in the Series D 2X Liquidation Preference discussion in Note 2 — Summary of Significant Accounting Policies, the Company’s issuance of Series D redeemable convertible preferred stock resulted in the identification of an embedded derivative that required bifurcation and liability accounting at fair value. See the Series D Redeemable Convertible Preferred Stock discussion in Note 9 — Convertible Preferred Stock for the terms of the Series D.

To determine the fair value of the Company’s Series D 2X Liquidation Preference, the Company utilizes a hybrid valuation model that considers the probability of achieving certain exit scenarios, the entity’s cost of capital, the estimated period the Series D 2X Liquidation Preference will be outstanding, consideration received for the instrument with the Series D 2X Liquidation Preference and at what price and changes, if any, in the fair value of the underlying instrument to the Series D 2X Liquidation Preference. The valuation resulted in a concluded fair value of the Series D 2X Liquidation Preference as of July 18, 2016, the original issuance date, of $7.6 million.

In December 2016, upon the final closing of the Series D, the Company determined the issuance of the new shares of Series D had a favorable impact on the overall fair value of the derivative liability at issuance of $0.1 million due to (i) an increased number of shares outstanding as of December 31, 2016, (ii) changes in the Company’s forecast and (iii) changes in the timing of exit scenarios that resulted in a decreased enterprise value. Management recorded the $0.1 million as a reduction of the overall Series D 2X Liquidation Preference liability. As such, for the year ended December 31, 2016 the issuance of the Series D 2X Liquidation Preference was recorded as $7.5 million.

The estimated change in fair value of the Series D 2X Liquidation Preference liability for the year ended December 31, 2016 was $0.5 million.

7.	Commitments and Contingencies

Operating Leases

In November 2009, Evofem entered into a lease for office space under a noncancelable lease agreement that expired in March 2017 (the UTC Lease), as amended. See Cosmederm Lease Termination discussion in Note 14 — Subsequent Events for information regarding the termination of the UTC Lease. Through January 2015, Evofem shared this office space with Cosmederm Biosciences, Inc. (Cosmederm) when Evofem assigned its rights and obligations under the UTC Lease to Cosmederm; an entity under common control at the time of the assignment. Effective March 1, 2015, Cosmederm took over the payments under the UTC Lease, however: (i) Evofem continued to provide supplemental financial support under the UTC Lease and (ii) was still legally responsible for the lease in the event of default by Cosmederm. In March 2016, the UTC Lease was amended to reduce the rentable square footage under the lease at which time the Company agreed to pay a portion of an early termination fee of approximately $0.1 million, which was recognized in general and administrative expenses in the consolidated statements of operations. The Company paid the early termination fee directly to Cosmederm.

As of December 31, 2016, the balance of the Company’s security deposit with the landlord under the UTC Lease was $17,000 (see Note 8 — Related-Party Transactions, for details of the Company’s transactions with Cosmederm and Note 14 — Subsequent Events for termination of the UTC Lease). The Company also has an equal liability to Cosmederm for the security deposit. Through December 31, 2016, the Company had not recognized a loss contingency under the UTC Lease as (i) Cosmederm continued to make payments, (ii) there were no indications that Cosmederm would not continue to perform under the UTC Lease and (iii) the Company did not consider it probable that Cosmederm would default under the UTC Lease. See Cosmederm Lease Termination discussion in Note 14 — Subsequent Events for information regarding the termination of the UTC Lease.

Effective February 1, 2015, the Company entered into a sublease for office space under a noncancelable lease agreement that expires in March 2020 (the 2015 Lease). The sublease provides for two renewal periods of five years each, but the sub-lessor is not expected to renew its lease. In lieu of paying a security deposit directly to the sub-lessor, the Company maintains a time deposit in favor of the sub-lessor (the Deposit), which is included in restricted cash in the consolidated balance sheets. During months 13 through 58 of the 2015 Lease term, subject to certain restrictions, approximately $5,000 of the Deposit is creditable against monthly rent payments through November 2019 and approximately $66,000 of the Deposit is creditable against rent payments each month between December 2019 and March 2020. In July 2016, the Company received approximately $0.2 million from the landlord as reimbursement for costs incurred by the Company for leasehold improvements. As of December 31, 2015 and 2016, restricted cash maintained as collateral for the Company’s security deposit was $0.5 million and $0.4 million, respectively.

Concurrent with the execution of the 2015 Lease, the Company entered into a sublease with WomanCare Global Trading, Inc. (WCGT) whereby WCGT agreed to sublease approximately 50% (subject to annual adjustment) of the Company’s office space (the WCG Sublease). The Company remains the primary obligor under the WCG Sublease and records all sublease income as a reduction of rent expense in the consolidated statements of operations. WCGT paid an initial security deposit of approximately $0.3 million (the WCG Security Deposit). During months 13 through 58 of the 2015 Lease term, subject to certain restrictions, approximately $2,500 of the WCG Security Deposit is creditable against monthly rent payments through November 2019 and approximately $33,000 of the WCG Security Deposit is creditable against rent payments each month between December 2019 and March 2020. As of December 31, 2015, the WCG Security Deposit totaled approximately $0.3 million of which approximately $25,000 and $0.2 million is included in accrued expenses and other liabilities, respectively, in the consolidated balance sheets. As of December 31, 2016, the WCG Security Deposit totaled approximately $0.2 million of which approximately $30,000 and $0.2 million is included in accrued expenses and other liabilities, respectively, in the consolidated balance sheets.

Rent expense for the years ended December 31, 2015 and 2016, was $0.3 million and $0.4 million, respectively. Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense recognized in excess of rent paid is accounted for as deferred rent in the consolidated balance sheets. The current portion of deferred rent is included in accrued expenses in the consolidated balance sheets.

As of December 31, 2016, future minimum lease commitments under the above mentioned operating leases, together with sublease income, are as follows (in thousands):

	Operating Leases	Sublease Income	Net
Year ended December 31, 2017(1)	$1,087	$(727)	$360
Year ended December 31, 2018(1)	905	(531)	374
Year ended December 31, 2019	777	(388)	389
Year ended December 31, 2020	201	(101)	100

Total	$2,970	$(1,747)	$1,223

(1)	Includes lease payments of $0.4 million and $0.2 million for the years ended December 31, 2017 and 2018, respectively, due under the UTC Lease in the event of default by Cosmederm. In March 2017, the UTC Lease was terminated, see Cosmederm Lease Termination discussion in Note 14 — Subsequent Events for information regarding the termination of UTC Lease.

Contingencies

From time to time the Company may be involved in various lawsuits, legal proceedings or claims that arise in the ordinary course of business. There were no claims or actions pending against the Company as of December 31, 2015 and 2016, which would have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

Intellectual Property Rights

In October 2015, ENA and EP, entered into separate sublicense agreements (the Sublicenses) with WomanCare Global Trading CIC (WCGCIC) for a contraceptive vaginal ring. In August 2016, ENA, EP and WCGCIC entered into a side letter to modify the timing of the 2016 and 2017 payments due under the Sublicenses. On an aggregate basis, consideration under the Sublicenses consisted of (i) payments or potential payments to the licensor of (a) an upfront payment of $10.0 million, (b) potential regulatory and commercial milestone payments up to $32.0 million, (c) potential royalty payments on net product sales and (d) potential royalty payments on net sales of an equivalent generic product and (ii) $5.0 million in annual sublicense fees through October 1, 2019 to WCGCIC. In December 2016, under the terms of the Sublicenses, ENA and EP provided 90-days written notice of termination of the Sublicenses to WCGCIC, which period concluded on March 28, 2017.

During the years ended December 31, 2015 and 2016, the Company recognized sublicense fees of $11.0 million and $6.0 million, respectively, which are included in R&D expenses in the consolidated statements of operations. As of December 31, 2015, the Company had no accrued sublicense fees. As of December 31, 2016, the Company had accrued sublicense fees of approximately $3.0 million, which are included in accrued expenses in the consolidated balance sheets.

8.	Related-party Transactions

Consulting Agreements

In August 2013, the Company entered into a consulting agreement (the 2013 Consulting Agreement) with Joe Pike, the Company’s founder and then chairman of the BOD. Consideration under the 2013 Consulting Agreement was amended in January 2014 and January 2015. Pursuant to the 2013 Consulting Agreement, as amended, Mr. Pike provided consulting services with respect to management advisory services as requested from time to time. The 2013 Consulting Agreement, as amended, provided for monthly compensation of approximately $29,000. In November 2015, Mr. Pike resigned as chairman of the BOD. On September 14, 2016, the 2013 Consulting Agreement was terminated and included (i) a waiver by Mr. Pike for approximately $0.2 million in consulting fees and (ii) a termination fee of approximately $0.4 million, which included approximately $0.3 million for tax liabilities incurred as a result of the Company’s October 2015 Reorganization (see Founder Transactions below for additional information). During the years ended December 31, 2015 and 2016, compensation paid to Mr. Pike totaled $0.3 million and $0.4 million, respectively.

Effective April 1, 2016, the Company entered into a one-year consulting agreement (the 2016 Consulting Agreement) with Thomas Lynch, the Company’s chairman of the BOD. Pursuant to the 2016 Consulting Agreement, Mr. Lynch provides consulting services with respect to investor relations and business development activities as requested from time to time. Pursuant to the agreement, Mr. Lynch (i) receives compensation of approximately $0.4 million, of which approximately $0.1 million relates to his board service, (ii) received a stock option for the purchase of 150,000 shares of the Company’s common stock with an exercise price of $1.19 per share and (iii) was issued a restricted stock unit for the rights to 100,000 shares of our common stock (RSU), subject to a restricted stock unit agreement dated October 13, 2016. The stock option vests over a one-year period, through March 1, 2017, and an aggregate of 112,500 shares were vested as of December 31, 2016. The restricted units vest the later of March 1, 2017 or the completion of an IPO by the Company. As of December 31, 2016, an aggregate of 75,000 restricted units were vested, subject to the completion of an IPO by the Company. As of December 31, 2016, accrued compensation, excluding board fees, owed to Mr. Lynch under his 2016 Consulting Agreement totaled approximately $0.3 million. See Restricted Stock Units discussion in Note 11 — Equity Incentive Plan for the accounting treatment for Mr. Lynch’s RSU.

Founder Transactions

The Company’s October 2015 Reorganization created tax liabilities of approximately $0.4 million on an aggregate basis for two of the Company’s founders, Mr. Pike and Thomas Darden. In March 2016, the Company’s BOD authorized the Company to issue a one-time bonus to each of the founders to cover their tax liabilities. As described under Consulting Agreements, above, Mr. Pike, received approximately $0.3 million, which was included as part of his $0.4 million termination fee associated with the 2013 Consulting Agreement. As of December 31, 2016, Mr. Darden’s fee of approximately $0.1 million had not been paid and is included in accrued expenses in the consolidated balance sheets.

Affiliate Transactions

Prior to the Company’s October 2015 Reorganization, Evofem and Cosmederm were wholly-owned subsidiaries of EvoMed. Subsequent to the October 2015 Reorganization and until the completion of the Company’s Series D preferred stock financing, the Company and Cosmederm remained entities under common control due to significant common ownership interests. As of July 18, 2016, the Company and Cosmederm are no longer affiliated.

Cosmederm Lease

As more fully described in Operating Leases in Note 7 — Commitments and Contingencies, although the Company and Cosmederm were no longer considered entities under common control the Company remained legally responsible under the UTC Lease in the event of default by Cosmederm. See Cosmederm Lease Termination discussion in Note 14 — Subsequent Events for information regarding the termination of the UTC Lease. In February 2015, the Company transferred certain property and equipment associated with the UTC Lease to Cosmederm. The estimated fair value of the property and equipment transferred to Cosmederm was approximately $0.1 million at the time of the transfer. In each of the years ended December 31, 2015 and 2016, Evofem contributed approximately $0.1 million towards the UTC Lease. These amounts are recognized in general and administrative expenses and are included in rent expense in the consolidated statements of operations.

Cosmederm Note

During 2015, the Company and Cosmederm entered into a promissory note in favor of Cosmederm (the Cosmederm Note) for an aggregate principal amount of $15.0 million, as amended. The interest rate on the Cosmederm Note was at the applicable federal rate as published by the Internal Revenue Service (AFR). Principal and accrued interest were due in a single lump sum payment upon maturity, August 28, 2016; however, the note allowed for early repayment. During the years ended December 31, 2015 and 2016, Evofem made principal and accrued interest payments of approximately $0.3 million and $4.8 million, respectively.

In July 2016 and in conjunction with the Company’s Series D financing, (i) the Company and Cosmederm amended the Cosmederm Note which (a) reduced the principal amount of the Cosmederm Note to the then outstanding principal balance of $10.0 million and (b) extended the maturity date to August 28, 2018 (the Amended Cosmederm Note) and (ii) Cosmederm assigned the Amended Cosmederm Note to WIM, a stockholder in both companies, prior to the assignment. As a condition to closing the Company’s Series D, WIM immediately converted $5.0 million of the Amended Cosmederm Note into 10 shares of the Company’s Series D and cancelled the remaining $5.0 million (the Debt Cancellation).

The Company evaluated both the Amended Cosmederm Note and the Debt Cancellation in accordance with the authoritative guidance for troubled debt restructurings and debt extinguishments. The Company concluded that while the reduction in the principal borrowing capacity and the extension of the maturity date are indicators of a troubled debt restructuring (TDR), the Amended Cosmederm Note did not result in a TDR. Rather, the amended terms were a modification, since (i) Cosmederm did not grant the Company any concessions, (ii) the Company did not provide any equity interest or transfer any assets to Cosmederm in anticipation of the Amended Cosmederm Note, (iii) Evofem had paid down the principal balance from $15.0 million to $10.0 million, and repaid all of the accrued interest through the effective date of the Amended Cosmederm Note and (iv) the extension of the maturity date was provided in anticipation of the assignment to WIM.

The Company determined that the Debt Cancellation was the result of a TDR as (i) the Company had limited cash resources and (ii) the original terms of the Cosmederm Note did not provide for conversion to equity. Since the Debt Cancellation was between related parties, the $5.0 million gain was determined to be a capital contribution and was recorded as additional paid-in capital in the Company’s consolidated balance sheets.

As of December 31, 2015 and 2016, the Company had no receivables from Cosmederm. The following table summarizes payables, payments and expenses related to the Company’s transactions with Cosmederm as of and for the years ended December 31, (in thousands):

	2015	2016
Related-party payables	$37	$—
Related-party note payable(1)	$14,750	$—
Payments (including principal and interest on the Cosmederm Note)	$250	$4,976
UTC Lease expenses	$77	$109

(1)	Includes $10.0 million which was assigned to WIM during 2016, see Cosmederm Note discussion above for additional information.

EvoMed Debt

Through October 30, 2015, EvoMed had been funding Evofem’s operations through intercompany debt (the EvoMed Debt). The EvoMed Debt was not formalized in a promissory note; however, EvoMed had no expectation of being repaid in cash and the EvoMed Debt accrued interest at the AFR. As of October 30, 2015, the EvoMed Debt balance was approximately $34.4 million, including accrued interest. During 2015, Evofem made no principal or accrued interest payments to EvoMed.

As part of the October 2015 Reorganization, Evofem and EvoMed entered into a stock purchase agreement for the issuance of 8,660,572 shares of Evofem’s Series C-1 convertible preferred stock (Evofem Series C-1) at $3.97 per share (see Series C-1 Convertible Preferred Stock in Note 9 — Convertible Preferred Stock for the terms of the Evofem Series C-1). As consideration for the Evofem Series C-1 shares, EvoMed agreed to cancel the EvoMed Debt. The Company evaluated the cancellation of the EvoMed Debt in accordance with the authoritative guidance for TDRs and debt extinguishments and concluded that due to the related party relationship and the October 2015 Reorganization, the cancellation of the EvoMed Debt was a debt extinguishment. The Company determined the reacquisition price of the EvoMed Debt equaled the EvoMed Debt balance of $34.4 million, which was also the approximate fair value of the Evofem Series C-1 shares.

Transactions with WomanCare Global International and Related Entities (WCG entities)

Overview

In 2009, Saundra Pelletier founded WomanCare Global International, a non-profit organization registered in England and Wales (WCGI) and became WCGIs chief executive officer. In February 2013, the Company and WCGI formed an alliance (the WCGI Alliance) and Ms. Pelletier also became the Company’s CEO. Concurrent with the forming of the WCGI Alliance, the Company and WCGI entered into (i) a service agreement to which the companies shared resources and employees and (ii) a three-year grant agreement under which the Company provided funding of $4.0 million per year to WCGI.

As more fully described in Note 7 — Commitments and Contingencies, (i) effective in February 2015, the Company and WCGT, a WCGI subsidiary, entered into a sublease for office space and (ii) in October 2015, (a) the Company through its wholly-owned subsidiaries entered into two sublicense agreements, whereby the Company was responsible for paying $5.0 million in annual sublicense fees, net of amounts paid under the grant agreement during 2015, to WCGCIC, also a WCGI affiliate, and (b) the service and grant agreements were cancelled.

In early 2015, the Company became the corporate sponsor of WCGIs, Then Who Will campaign. During the years ended December 31, 2015 and 2016, corporate support payments totaled $0.4 million and $0.3 million, respectively.

Effective January 2016, the Company and WCGI entered into a shared-services agreement (the SSA); which replaced the prior service agreement. Under the terms of the SSA, the Company and WCGI cross charge the other company’s services provided by each entity on behalf of the other. The SSA also allows for netting of due to and due from shared-services fees. As of December 31, 2016, net shared-services due to the Company totaled approximately $26,000. Through December 31, 2016, Ms. Pelletier was being paid directly by each WCGI and the Company.

The following table summarizes receivables, payables, payments and expenses related to the Company’s transactions with WCGI related entities as of and for the years ended December 31, (in thousands):

	2015	2016
Receivables	$70	$30
Payables	$46	$3,012
Payments	$5,042	$3,230
Expenses	$4,088	$6,198

Variable Interest Entity Considerations

Due to a shared CEO and numerous agreements between the Company and WCGI, management reviewed its relationship with WCGI and its affiliates in accordance with the authoritative guidance for variable interest entities within Accounting Standards Codification (ASC) 810 — Consolidation. The Company concluded that due to WCGI’s status as a not-for-profit entity, the scope exception from qualifying as a variable interest entity was met and, therefore, the Company is not required to consolidate WCGI.

9.	Convertible Preferred Stock

The designated, issued and outstanding shares of convertible preferred stock, by series, as of December 31, 2015 are as follows (aggregate liquidation amount and proceeds, net of issuance costs, in thousands):

	Shares Designated	Original Issue Price	Shares Issued and Outstanding	Common Stock Equivalents	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	12,768,492	$1.9579445	12,768,492	12,768,492	$25,000	$23,848
Series B	31,034,696	$3.2222	13,965,612	13,965,612	45,000	43,616
Series C-1	8,660,572	$3.97	8,660,572	8,660,572	34,382	34,382
Series C	5,037,784	$3.97	5,037,784	5,037,784	20,000	19,469

Total	57,501,544		40,432,460	40,432,460	$124,382	$121,315

The designated, issued and outstanding shares of convertible preferred stock, by series, as of December 31, 2016 are as follows (aggregate liquidation amount and proceeds, net of issuance costs, in thousands):

	Shares Designated	Original Issue Price	Shares Issued and Outstanding	Common Stock Equivalents(1)	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	12,768,492	$1.9579445	12,618,279	12,618,279	$24,706	$23,848
Series B	31,034,696	$3.2222	13,801,318	13,801,318	44,471	43,616
Series C-1	8,660,572	$3.97	8,558,686	8,558,686	33,978	34,382
Series C	5,037,784	$3.97	5,037,784	5,037,784	20,000	19,469
Series D(2)(3)	60	$500,000	60		61,144	29,814

Total	57,501,604		40,016,127		$184,299	$151,129

(1)	The Series D shares are convertible into shares in the next equity financing (either preferred or common) at a 50% discount to the fair value price per share of the shares to be issued in the next financing, therefore, the Series D common stock equivalents and the totals for common stock equivalents have been left blank.
(2)	Aggregate liquidation amount includes accrued and unpaid dividends of $1.1 million as of December 31, 2016.
(3)	Proceeds, net of issuance costs, include $25.0 million in cash, $5.0 million from the conversion of the Amended Cosmederm Note less issuance costs of approximately $0.2 million. Excludes the Series D 2X Liquidation Preference net issuance price of $7.5 million, the loss on the issuance of Series D redeemable convertible preferred stock of $26.6 million, loss on extinguishment of related-party note payable of $6.7 million and accrued Series D dividends of $1.1 million.

Series C-1 Convertible Preferred Stock

Immediately prior to the October 2015 Reorganization, Evofem and EvoMed entered into a stock purchase agreement for the purchase of 8,660,572 shares of Evofem Series C-1 at $3.97 per share. In exchange for the issuance of the Evofem Series C-1 shares, EvoMed agreed to cancel the EvoMed Debt (see EvoMed Debt discussion in Note 8 — Related Party Transactions, for details associated with the issuance and subsequent settlement of the EvoMed Debt), of approximately $34.4 million. In the October 2015 Reorganization, the Evofem Series C-1 shares were exchanged for shares having the same rights, preferences and privileges in the Company.

Series C Convertible Preferred Stock

In November 2015, the Company entered into a Series C preferred stock purchase agreement with certain existing investors in which the Company authorized the issuance of an aggregate of 5,037,784 shares of its Series C convertible preferred stock (Series C), at an issuance price of $3.97 per share. Net proceeds from the issuance of the Series C was approximately $19.5 million. The holders of Series C have preference over Series A, Series B, Series C-1 and common stock in the event of a liquidation.

Series D Redeemable Convertible Preferred Stock

As noted in the Series D 2X Liquidation Preference discussion in Note 2 — Summary of Significant Accounting Policies, the Company entered into a Series D SPA with WIM. The Series D SPA authorized the issuance and sale of an aggregate of 60 shares of Series D redeemable convertible preferred stock, which was sold in two closings at an issuance price per share of $500,000. WIM also received the right to receive warrant shares to be determined in the next equity financing (Warrant Rights). See Warrant Rights discussion below.

In July 2016, the Company completed the initial closing of the Series D and issued 31 shares for gross proceeds of $15.5 million and 10 shares upon conversion of $5.0 million in related-party debt from the Amended

Cosmederm Note (see Cosmederm Note in Note 8 — Related-party Transactions for discussion regarding the conversion of the Amended Cosmederm Note). Due to the existence of the (i) Series D 2X Liquidation Preference, (ii) the Company’s financial position at the time of the initial closing and (iii) the existence of the Warrant Rights, the Company determined the Series D financing was not the result of an arms-length transaction. The Company had an external valuation completed as of July 18, 2016; which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $1.2 million, or an aggregate fair value for the 41 Series D shares of $47.8 million. As described in Series D 2X Liquidation Preference discussion in Note 6 — Fair Value of Financial Instruments, the Company estimated the fair value of the Series D 2X Liquidation Preference to be $7.6 million upon issuance; which was allocated to the Series D 2X Liquidation Preference liability. The Company recorded the remaining estimated fair value of the Series D or approximately $40.2 million, less issuance costs, to the Series D redeemable convertible preferred stock within temporary equity in the consolidated balance sheets. As the Company did not identify any unstated rights and/or privileges associated with the Series D, the aggregate loss on issuance of $27.3 million was recognized within the consolidated statements of operations and was allocated between the loss on extinguishment of related-party note payable from the EvoMed Debt extinguishment and loss on the issuance of Series D redeemable convertible preferred stock within other income (expense) in the consolidated statements of operations. The loss on extinguishment of related-party note payable recognized was $6.7 million and the net loss on the issuance of Series D redeemable convertible preferred stock was $20.6 million.

In December 2016, the Company completed the final closing of its Series D and issued 19 shares for net proceeds of $9.5 million. The Company had an external valuation completed as of December 31, 2016; which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $0.8 million, or an aggregate fair value for the 19 Series D shares of $15.5 million. As described in Series D 2X Liquidation Preference in Note 6 — Fair Value of Financial Instruments, the Company determined the issuance of the 19 shares had a favorable impact on the overall fair value of the Series D 2X Liquidation Preference at issuance of approximately $0.1 million. The Company recorded the estimated fair value of the Series D of approximately $15.6 million, less issuance costs, to the Series D shares within temporary equity in the consolidated balance sheets. The Company recognized the difference of $6.0 million between the fair value and the issuance price of the Series D redeemable convertible preferred stock as a loss on the issuance of Series D redeemable convertible preferred stock within other income (expense) in the consolidated statements of operations.

The holders of the Series D redeemable convertible preferred stock are paid prior and in preference to the holders of the other series of convertible preferred stock, with the holders of the Series C convertible preferred stock participating next. The holders of the Series C-1, Series B and Series A participate, pro rata and prior and in preference to the holders of common stock.

The following table summarizes the preferred stock preferences in connection with the issuance of the Series D redeemable convertible preferred stock as of December 31, 2016:

	Dividend Rate(1)	Conversion Rate		Liquidation Preference Per Share
Series D	12.0%	1:2	(2)	$1,000,000	(3)
Series C	*	1:1		$3.97
Series C-1	*	1:1		$3.97
Series B	*	1:1		$3.2222
Series A	*	1:1		$1.9579445

(1)	Series D dividends accrue whether or not declared and are payable upon (i) conversion, (ii) redemption or (iii) liquidation. Dividends on all other series of convertible preferred stock are payable when and as declared by the Company’s BOD and are subordinate to the Series D dividends. As of December 31, 2015 and 2016, no dividends have been paid or declared.

(2)	Represents the rate at which the Series D redeemable convertible preferred stock convert in the next equity financing, rather than the conversion rate into common stock.
(3)	The Series D Liquidation Preference per share is equal to the sum of two times the issuance price per share of $500,000, plus accrued and unpaid dividends

Dividends

Dividends on the Series D are payable (i) upon conversion, (ii) redemption or (iii) liquidation. As such, although the Company’s BOD has not declared dividends, the Company accrues dividends on the Series D stock. As of December 31, 2016, the Company’s accrued and unpaid Series D dividends total $1.1 million. Through December 31, 2016, the Company’s BOD has not declared dividends on the other series of preferred stock or common stock and, therefore, the Company has not recorded an accrual for dividends payable related to the Series A, Series B, Series C-1, Series C stock or common stock.

Voting Rights

The preferred stockholders have voting rights equal to the number of common stock shares they would own upon conversion of their convertible preferred stock; provided, however, if at any one time either Woodford Equity Income Fund (WEIF), a WIM affiliate, or Invesco Perpetual UK Investment Series Investment Company with Variable Capital (IPUK) individually own stock constituting more than nineteen and one-half percent (19.5%) of the total voting capital, then the stock held by each WEIF and IPUK shall be limited, in the aggregate, to 19.5% of the total votes each on an as converted basis. As of December 31, 2016, both WEIF and IPUK individually owned more than 19.5% of the Company’s voting stock in the aggregate and, therefore, each of their voting percentages is limited to 19.5% of the total voting capital.

Redemption

At any time on or after July 18, 2018, the holders of at least a majority of the then outstanding Series D redeemable convertible preferred stock may deliver to the Company a written instrument requesting redemption of the Series D redeemable convertible preferred stock. The Series D is redeemable in a lump sum at the original issuance price of $500,000 per share plus accrued and unpaid dividends. As of December 31, 2016, the total aggregate redemption amount was $31.1 million.

Warrant Rights

The Warrant Rights will convert into a warrant to purchase up to that number of equity securities to be issued in the next equity financing equal to (i) seventy-five percent (75.0%) of the purchase price paid for the Series D (or $22.5 million), divided by (ii) the per share price of the equity securities issued to the new investors in such next equity financing. The exercise price of the warrants will equal the per share price of the equity securities to be issued in the next equity financing and the warrants will expire seven years from the closing of such next equity financing. The Warrant Rights are inseparable from the Series D. As of December 31, 2016, the Company has not completed a next equity financing and, therefore, the Warrant Rights remain outstanding.

The Company determined that since the exercise price of the warrants to be received by WIM is equal to the fair value of the shares for which it will become exercisable at issuance there was de minimis value associated with the Warrant Rights and, therefore, the Company has not recorded a warrant liability for the Warrant Rights as of December 31, 2016. At each reporting period, the Company continues to evaluate the fair value of the Warrant Rights and at such time as the Warrant Rights are settled or are determined to have value to WIM, the Company will record the fair value in its consolidated financial statements.

10.	Stockholder’s Deficit

Common Stock

As of December 31, 2015, and 2016, the Company has 157,836,540 shares of common stock authorized, of which 76,610,860 shares and 81,119,014 shares, respectively, were issued and outstanding. The holder of each share of common stock shall have one vote for each share held.

Phantom Appreciation Rights Agreement and Retired Shares

In February 2013, EvoMed and Ms. Pelletier entered into a phantom appreciation rights agreement (PARA), under the terms of which upon certain triggering events Ms. Pelletier had the right to receive cash, equity securities or other property (the PARA Award). Subsequent to the October 2015 Reorganization, EvoMed began to dissolve its operations and distributed the majority of its stock held in Evofem Biosciences. EvoMed held back certain shares expected to be distributed under the PARA with Ms. Pelletier (the Phantom Shares).

In August 2016, EvoMed assigned its rights in the PARA and transferred the Phantom Shares to the Company. In October 2016, the Company and Ms. Pelletier entered into a phantom rights termination agreement (PRTA) under which her rights to the PARA Award were cancelled and the Company immediately retired the Phantom Shares. The retired Phantom Shares consisted of: 150,213 shares of Series A convertible preferred stock; 164,294 shares of Series B convertible preferred stock; 101,886 shares of Series C-1 convertible preferred stock and 250,937 shares of common stock. The cancelled Phantom Shares (i) are not held in treasury, (ii) are considered unissued and (iii) reduced the number of shares outstanding, however, did not result in the reduction of the number of authorized shares.

As consideration for entering into the PRTA, Ms. Pelletier received a restricted stock award for 1,459,091 shares of the Company’s common stock (the Replacement RSA). Vesting of this Replacement RSA is contingent upon the completion of an IPO by the Company. Since both the PARA Award and the Replacement RSA are subject to the completion of an IPO by the Company and completion of an IPO is not considered probable until it has occurred, no expense was recognized as of the modification date. Upon completion of an IPO by the Company, the Company expects to recognize stock-based compensation expense of $1.8 million, which is included in the $5.9 million unrecognized stock-based compensation expense for restricted stock awards, noted below under the Restricted Stock Awards discussion.

Restricted Stock Awards

In September 2016, under its 2012 Equity Incentive Plan, the Company issued an aggregate of 4,759,091 shares of restricted stock to members of management (the RSAs), including the Replacement RSA. RSAs for 3,300,000 shares of the Company’s common stock, which vest the later of (i) the second anniversary of the award date or (ii) the successful completion of an IPO by the Company. If the Company completes its IPO prior to the second anniversary of the award date, one-third of the shares subject to the RSAs will vest upon closing of such IPO by the Company. Recipients of RSAs have no rights as a stockholder including the right to dividends until vesting has occurred. The fair value per share of the Company’s common stock on the date of issuance was $1.25 per share. The members of management received the shares outright with no cost per share. As noted in Note 2 — Summary of Significant Accounting Policies and the discussion in Phantom Appreciation Rights Agreements and Retired Shares above, since the vesting of the RSAs is tied to an IPO of the Company, the Company will not recognize stock-based compensation expense until completion of an IPO by the Company. As such, as of December 31, 2016, unrecognized stock-based compensation expense for the restricted stock awards was approximately $5.9 million.

No restricted shares were cancelled during the year ended December 31, 2016. The following table summarizes restricted stock activity as of and for the year ended December 31, 2016:

	Unvested	Vested — Contingent Upon Completion of an IPO by the Company	Total
Balance at December 31, 2015	—	—	—
Restricted shares vested upon issuance	—	1,459,091	1,459,091
Restricted shares subject to vesting	3,300,000	—	3,300,000

Total	3,300,000	1,459,091	4,759,091

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance is as follows in common equivalent shares as of December 31, 2016:

Conversion of Series A, Series B, Series C-1 and Series C convertible preferred stock	40,016,067
Rights to common stock subject to completion of an IPO by the Company	100,000
Common stock options issued and outstanding	6,341,939
Common stock options available for future grant	2,798,970

Total common stock reserved for future issuance(1)	49,256,976

(1)	Excludes (i) shares issuable upon conversion of Series D redeemable convertible preferred stock in the next equity financing at a 50% discount to the issuance price and (ii) shares issuable upon exercise of the Warrant Rights.

11.	Equity Incentive Plan

In September 2012, the Company adopted the 2012 Equity Incentive Plan (the 2012 Plan) which provides for the issuance of restricted common stock, restricted common units, or nonqualified and incentive common stock options to its employees, members of the BOD and consultants, from its authorized shares. In general, the options expire ten years from the date of grant and generally vest either (i) over a four-year period, with 25% exercisable at the end of one year from the employee’s hire date and the balance vesting rateably thereafter or (ii) over a three-year period, with 25% exercisable at the grant date and the balance vesting rateably thereafter. The total number of shares reserved for issuance under the 2012 Plan is 14,000,000 shares and as of December 31, 2016, 2,798,970 shares remain available for future grant.

The following table summarizes share option activity for the year ended December 31, 2016:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value(1)
Outstanding as of December 31, 2015	2,678,392	$2.05
Granted	4,296,387	$1.19
Exercised	—	$—
Forfeited	(632,840)	$1.98

Outstanding as of December 31, 2016	6,341,939	$1.47	8.4	$—

Options exercisable as of December 31, 2016	3,525,166	$1.70	7.3	$—

Options vested and expected to vest as of December 31, 2016	6,341,939	$1.47	8.4	$—

(1)	As of December 31, 2016, the fair value of the Company’s common shares as determined by its BOD was $1.12 per share.

The following table summarizes certain information regarding stock options for the years ended December 31, (in thousands, except per share data):

	2015	2016
Weighted-average grant date fair value per share of options granted during the period	$—	$0.92
Cash received from options exercised during the period	$—	$—
Intrinsic value of options exercised during the period	$—	$—

Summary of Assumptions

The fair value of stock-based payments for stock options granted to employees, nonemployee directors and consultants was estimated on the date of grant using the BSM based on the following weighted-average assumptions for the years ended December 31:

	2015	2016
Expected volatility	—%	89.8%
Risk-free interest rate	—%	1.3%
Expected dividend yield	—%	0.0%
Expected term (years)	—	5.8

Expected volatility. The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Risk-free interest rate. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the stock option grants.

Expected dividend yield. The expected dividend yield assumption is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. The Series D accrued dividends are anticipated to be converted to preferred stock or common stock in the next equity financing and therefore are not expected to be paid in cash.

Expected term The expected term represents the period options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected term assumption using the practical expedient as provided for under ASC 718 — Compensation — Stock Compensation, which is the midpoint between the requisite service period and the contractual term of the option.

The following table summarizes stock-based compensation expense related to stock options for the years ended December 31, included in the consolidated statements of operations as follows (in thousands):

	2015	2016
Research and development	$5	$218
General and administrative	1,367	1,213

Total	$1,372	$1,431

As of December 31, 2016, unrecognized stock-based compensation expense for employee stock options was approximately $2.4 million; which the Company expects to recognize over a weighted-average remaining period of 3.0 years, assuming all unvested options become fully vested.

Stock Option Modification

In September 2015, for certain options the Company’s BOD modified the cancellation date of unexercised fully vested shares from sixty-days (60) post the termination date to the awards contractual termination date of June 3, 2023; as long as the termination was for a reason other than cause. The Company calculated the incremental expense associated with the modification and recognized $1.2 million in stock-based compensation expense within general and administrative expense in the consolidated statements of operations for the year ended December 31, 2015.

Stock Option Exchange and Cancellation

As noted in Note 1 — Description of Business and Basis of Presentation and as part of the October 2015 Reorganization, the Company’s option holders (i) exchanged one stock option for the purchase of Evofem common stock for two stock options for the purchase of the Company’s common stock (the Stock Option Exchange) and (ii) subsequently surrendered approximately 52.0% of their outstanding options (the Cancelled Options) voluntarily. The Cancelled Options were fully vested and all related stock-based compensation expense had been recognized in the Company’s consolidated financial statements prior to their surrender. The option holders did not receive a replacement grant or an offer to receive a grant in the future in exchange for the Cancelled Options, nor did they receive cash compensation in lieu of the Cancelled Options. Management concluded the Stock Option Exchange and subsequent surrender of options met the criteria for occurring as part of an equity restructuring and therefore were not considered a modification under the authoritative guidance in ASC 718.

Restricted Stock Units

In October 2016, as previously described in Note 8 — Related-party Transactions, the Company issued a RSU for the right to 100,000 shares of the Company’s common stock. The RSU is subject to both a time-based vesting restriction and a performance criterion (successful completion of an IPO by the Company) and becomes fully vested the later of March 1, 2017 or the completion of an IPO by the Company. The fair value per share of the Company’s common stock on the date of issuance was $1.25 per share. The RSU was issued outright at no cost to the holder to exercise his right. As of December 31, 2016, (i) no rights were cancelled, (ii) 25,000 RSUs were unvested and (iii) 75,000 RSUs were vested, contingent upon the completion of an IPO by the Company. The Company will continue to re-value the RSU until completion of an IPO by the Company. As of December 31, 2016, the fair value of the RSU was approximately $0.1 million.

Recipients of RSUs have no rights as a stockholder including the right to dividend equivalent units until vesting has occurred.

12.	Employee Benefits

The Company has a defined contribution 401(k) plan for all qualifying employees. Employees are eligible to participate in the plan beginning on the first day of the month following their three-month anniversary of employment. Under the terms of the plan, employees may make voluntary contributions as a percent of their compensation. The Company makes a safe-harbor contribution of three-percent (3.0%) of each employee’s gross earnings, subject to Internal Revenue Service limitations. In each of the years ended December 31, 2015 and 2016, the Company made safe-harbor contributions of approximately $0.1 million.

13.	Income Taxes

The Company is subject to taxation in the US, United Kingdom and various states jurisdictions. Tax years since the Company’s inception remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company’s consolidated pretax loss for the years ended December 31, were generated by domestic and foreign operations as follows (in thousands):

	2015	2016
United States	$(27,847)	$(65,863)
Foreign	(4,515)	(2,494)

Total	$(32,362)	$(68,357)

Income tax (provision) benefit from continuing operations for the years ended December 31, consists of the following (in thousands):

	2015	2016
United States	$—	$—
State	(1)	554
Foreign	—	59

Total current tax (provision) benefit	(1)	613

Total deferred tax (provision) benefit	—	—

Total	$(1)	$613

The reconciliation between our effective tax rate on loss from continuing operations and the statutory tax rate for the years ended December 31, is as follows:

	2015	2016
Statutory rate	34.00%	34.00%
State income tax, net of federal benefit	2.30%	1.19%
Nondeductible expenses	(0.56)%	(0.01)%
Equity-based expenses	— %	(17.34)%
Return to provision	(0.03)%	— %
Tax credits	1.17%	1.52%
Uncertain tax positions	(0.29)%	(0.38)%
Foreign rate differential	(4.74)%	(1.24)%
Rate adjustment	(0.59)%	0.12%
Change in valuation allowance	(31.26)%	(16.96)%

Provision (benefit) for income taxes	— %	0.90%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The

Company’s deferred tax assets and liabilities arising from its taxable subsidiaries consist of the following components as of December 31 (in thousands):

	2015	2016
Deferred tax assets:
Net loss carryforwards	$40,689	$49,905
Fixed assets and intangibles	2,782	3,964
Research and development credits	1,883	2,661
Stock-based compensation	2,115	2,294
Other	493	728

Total deferred tax assets	47,962	59,552

Less: valuation allowance	(47,962)	(59,552)

Net deferred tax assets	$—	$—

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The new accounting guidance is effective for annual reporting periods beginning after December 15, 2016 and interim periods therein. Early adoption is permitted as of the beginning of interim or annual reporting periods. The Company elected to early adopt this guidance prospectively beginning in the year ended December 31, 2015 and prior periods were not retrospectively adjusted. There was no material impact on the consolidated financial statements upon adoption.

As previously noted in Note 2 — Summary of Significant Accounting Policies, the Company early adopted ASU No. 2016-09 which in addition to the simplification of recording forfeitures also simplified several aspects of how share-based payments are accounted for and presented for tax purposes. The Company’s adoption of ASU No. 2016-09 was applied prospectively as of January 1, 2013. The adoption of ASU No. 2016-09 had no impact on the Company’s taxes and, therefore, prior periods tax provisions have not been retroactively adjusted.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Generally, the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on historical performance and future expectations, management has determined a valuation allowance is needed in respect to its ending deferred tax assets. As of December 31, 2015 and 2016, the valuation allowances against deferred tax assets totaled $48.0 million and $59.6 million, respectively.

As of December 31, 2016, the Company had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $132.2 million, which, will begin to expire in 2029, if not utilized. As of December 31, 2016, the Company had NOL carryforwards in various states of approximately $100.4 million. The state carryforwards have varying expiration dates beginning in 2029. The Company has foreign NOLs of $0.6 million that do not expire.

As of December 31, 2015, the Company has federal and state R&D tax credit carryforwards of approximately $2.2 million and $0.4 million, respectively. As of December 31, 2016, the Company has federal and state R&D tax credit carryforwards of approximately $2.9 million and $1.0 million, respectively. The federal R&D tax credits begin to expire in 2031, unless utilized and the state credits do not expire.

The following table summarized the activity related to our gross unrecognized tax benefits as of December 31, (in thousands):

	2015	2016
Balance at the beginning of the year	$554	$663
Adjustments related to prior year tax positions	—	—
Increases related to current year tax positions	109	307
Decreases due to statute of limitation expiration	—	—

Balance at end of year	$663	$970

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of operations. There were no accrued interest and penalties associated with unrecognized tax benefits of December 31, 2016. The Company does not anticipate a significant change in its uncertain tax benefits over the next 12 months.

Management believes it is more likely than not that all significant tax positions recorded in the consolidated financial statements would be sustained by the relevant taxing authorities. Furthermore, the Company has not recognized any tax benefits to date because the Company has established a full valuation allowance for its deferred tax assets due to uncertainties as to their ultimate realization.

Pursuant to Internal Revenue Code (IRC) Sections 382 and 383, annual use of the Company’s NOLs and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50.0% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of NOLs and R&D credit carryforwards; due to the complexity and cost associated with such a study and the fact that there may be additional such ownership changes in the future. The Company does not expect this analysis to be completed within the next 12 months and as a result, the Company does not expect the unrecognized tax benefits will change within 12 months of this reporting date. Due to the existence of the valuation allowances, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate. If the Company has experienced an ownership change at any time since its’s formation, utilization of the NOLs or R&D tax credit carryforwards would be subject to an annual limitation under Section 382 of the IRC, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOLs or R&D tax credit carryforwards before utilization.

14.	Subsequent Events

The Company has evaluated the effects of subsequent events in its consolidated financial statements through September 8, 2017, which is the date the consolidated financial statements were available to be issued.

Cosmederm Lease Termination

Effective February 27, 2017, Evofem entered into a lease termination agreement (the UTC Lease Termination), with Cosmederm and the landlord for the UTC Lease. In exchange for being relieved of all further obligations under the UTC Lease, Cosmederm agreed to (i) pay an early termination fee of approximately $0.1 million (the Early Termination Fee) and (ii) surrender the security deposit of $17,000. In March 2017, Evofem paid $55,000 of the Early Termination Fee directly to Cosmederm and derecognized the security deposit receivable from the landlord and payable to Cosmederm. Upon execution of the UTC Lease Termination, the Company was relieved of all obligations under the UTC Lease.

Additional Series D Financing

In July 2017, the Company amended its certificate of incorporation to increase the number of preferred stock authorized for issuance, specifically its Series D shares from 60 shares to 80 shares. In addition, the Company and WIM amended the Series D SPA to allow for (i) an increase in the number of shares of Series D to purchase capital stock of the Company issuable from an aggregate of $30.0 million to $40.0 million and (ii) provide for the Company to have the right to request additional investment from the existing holders of Series D. In August 2017, the Company issued additional Warrant Rights and 15 shares of Series D for net proceeds of $7.4 million. The Warrant Rights were issued with the same terms, rights and privileges as the original Warrant Rights. The Company retains the right to request an additional $2.5 million in a single tranche, prior to December 31, 2017.

Related-party Consulting Agreement

In August 2017, the Company and Mr. Lynch entered into a two-year consulting agreement (the 2017 Consulting Agreement), which was effective as of April 1, 2017. This agreement provides for (i) annual compensation of $0.4 million, including $0.1 million related to his board services and (ii) a stock option for the purchase of 250,000 shares of the Company’s common stock; which vests quarterly through March 31, 2018. The exercise price of the stock option will be determined by the Company’s BOD upon completion of a 409(a) valuation of the Company’s common stock as of August 2, 2017.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands (except par value and shares)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash	$3,660	$10,937
Restricted cash	505	550
Prepaid and other current assets	660	781

Total current assets	4,825	12,268
Property and equipment, net	913	1,086
Other noncurrent assets	750	1,017

Total assets	$6,488	$14,371

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$5,089	$2,015
Accrued expenses	6,215	5,337
Accrued compensation	2,052	1,617
Series D 2X liquidation preference	70,610	8,030

Total current liabilities	83,966	16,999
Deferred rent	131	172
Other noncurrent liabilities	173	213

Total liabilities	84,270	17,384
Commitments and contingencies (Note 6)
Convertible preferred stock, $0.001 par value; 57,501,624 shares authorized at September 30, 2017; 57,501,604 shares authorized at December 31, 2016:
Convertible preferred stock	121,315	121,315
Redeemable convertible preferred stock	69,992	56,757
Stockholders’ deficit:
Common stock, $0.001 par value; 157,836,540 shares authorized at September 30, 2017 and 2016; 81,119,014 shares issued and outstanding at September 30, 2017 and December 31, 2016	81	81
Additional paid-in capital	18,614	20,806
Accumulated deficit	(287,784)	(201,972)

Total stockholders’ deficit	(269,089)	(181,085)

Total liabilities, convertible preferred stock and stockholders’ deficit	$6,488	$14,371

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands

(Unaudited)

	Nine months Ended September 30,
	2017	2016
Operating expenses:
Research and development	$12,323	$10,302
Abandoned initial public offering costs	—	4,705
General and administrative	8,018	12,314

Total operating expenses	20,341	27,321

Loss from operations	(20,341)	(27,321)
Other (expense) income:
Other (expense) income, net	83	79
Loss on issuance of Series D redeemable convertible preferred stock	(5,740)	(20,619)
Loss on extinguishment of related-party note payable	—	(6,651)
Change in fair value of Series D 2X liquidation preference	(59,811)	(260)

Loss from continuing operations before benefit from (provision for) income taxes	(85,809)	(54,772)
Benefit from (provision for) income taxes	(3)	607

Loss from continuing operations	(85,812)	(54,165)
Gain from discontinued operations, net of tax	—	1,085

Net loss	(85,812)	(53,080)
Accretion of Series D redeemable convertible preferred stock dividends	(2,839)	(499)

Net loss attributable to common stockholders	$(88,651)	$(53,579)

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

In thousands (except share data)

(Unaudited)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2016	12,618,279	$23,848	13,801,318	$43,616	8,558,686	$34,382	5,037,784	$19,469	60	$56,757	81,119,014	$81	$20,806	$(201,972)	$(181,085)
Issuance of Series D redeemable convertible preferred stock at fair value for cash, net of issuance costs of $75	—	—	—	—	—	—	—	—	15	10,396	—	—	—	—	—
Accretion of Series D redeemable convertible preferred stock dividend	—	—	—	—	—	—	—	—	—	2,839	—	—	(2,839)	—	(2,839)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	647	—	647
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(85,812)	(85,812)

Balance at September 30, 2017	12,618,279	$23,848	13,801,318	$43,616	8,558,686	$34,382	5,037,784	$19,469	75	$69,992	81,119,014	$81	$18,614	$(287,784)	$(269,089)

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

(Unaudited)

	Nine months Ended September 30,
	2017	2016
Cash flows from operating activities from continuing operations:
Net loss	$(85,812)	$(53,080)
Gain on sale of discontinued operations	—	(1,085)

Net loss from continuing operations	(85,812)	(54,165)
Adjustments to reconcile net loss from continuing operations to net cash and restricted cash used in operating activities from continuing operations:
Abandoned initial public offering costs	—	4,705
Tax benefit	—	(607)
Loss on issuance of Series D 2 redeemable convertible preferred stock	5,740	20,619
Loss on extinguishment of related-party note payable	—	6,651
Change in fair value of Series D 2X liquidation preference	59,811	260
Stock-based compensation	647	979
Depreciation and amortization	179	59
Deferred rent	(20)	(7)
Changes in operating assets and liabilities from continuing operations:
Prepaid and other assets	138	(1,004)
Accounts payable	3,142	(83)
Accrued expenses and other liabilities	1,447	2,255
Accrued compensation	435	739

Net cash and restricted cash used in operating activities from continuing operations	(14,293)	(19,599)

Cash flows from investing activities from continuing operations:
Purchases of property and equipment	(6)	(497)
Proceeds from sale of Softcup line of business	250	—

Net cash and restricted cash provided by (used in) investing activities from continuing operations	244	(497)

Cash flows from financing activities from continuing operations:
Payments on advances from related parties, including note payable	—	(4,787)
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	7,425	15,315
Cash paid for deferred initial public offering costs and other financing issuances costs	(698)	(1,867)

Net cash and restricted cash provided by financing activities from continuing operations	6,727	8,661

Net cash and restricted cash used in continuing operations	(7,322)	(11,435)
Net cash and restricted cash provided by discontinued operating activities	—	1,219

Net change in cash and restricted cash	(7,322)	(10,216)
Cash and restricted cash, beginning of period	11,487	17,122

Cash and restricted cash, end of period	$4,165	$6,906

Supplemental cash flow information:
Cash paid for interest	$15	$73

Cash paid for taxes	$2	$3

Supplemental disclosure of noncash investing and financing activities:
Purchases of property and equipment in accounts payable	$—	$1

Tenant improvement allowances paid by landlord	$—	$162

Issuance of Series D 2X liquidation preference	$2,769	$7,630

Deferred initial public offering and other financing issuance costs included in accounts payable and accrued expenses	$152	$950

See accompanying notes to condensed consolidated financial statements (unaudited).

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

Description of Business

Evofem Biosciences, Inc., formerly Evofem Holdings, Inc. (Evofem Biosciences) is a San Diego-based clinical-stage specialty biopharmaceutical company committed to improving the health and well-being of women throughout the world by addressing women’s unmet medical needs through the discovery, development and commercialization of innovative, next generation women’s healthcare products. Evofem Biosciences’ primary goal is to provide women in every global market with access to effective products that are well suited to their lifestyle and consistent with their core values. Evofem Biosciences’ multipurpose prevention technology (MPT) vaginal gel and lead product candidate, Amphora®, is a non-hormonal vaginal gel believed to have multipurpose prevention technology properties, including contraception, prevention of reoccurring bacterial vaginosis and prevention of the transmission of chlamydia and gonorrhea.

Evofem Biosciences was incorporated in the state of Delaware in July 2015. Evofem Biosciences operations include those of its wholly-owned subsidiaries, Evofem Inc. (Evofem), a Delaware corporation, Evofem North America, Inc., a Delaware corporation (ENA) and Evofem Limited, LLC a Delaware limited liability company and Evofem Ltd., a limited company registered in England and Wales and those of its partially owned subsidiary Evolution Pharma, a Dutch limited partnership (EP) with 99% of the outstanding partnership interests held by Evofem Biosciences and 1% of the outstanding partnership interest held by Evofem Limited, LLC (collectively, the Company or Management). Evofem Limited, LLC and Evofem Ltd. are currently inactive.

Unaudited Interim Financial Information

The information as of September 30, 2017 for the nine months ended September 30, 2017 and September 30, 2016 is unaudited. The condensed consolidated balance sheet as of December 31, 2016 was derived from the Company’s audited consolidated financial statements at that date. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods presented. The results have been prepared in accordance with Article 10 of Regulation S-X and do not necessarily include all information and footnotes necessary for presentation in accordance with accounting principles generally accepted in the U.S. (GAAP). These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2016, included in this proxy statement/prospectus/information statement. Interim operating results are not necessarily indicative of operating results expected in subsequent periods or for the year as a whole.

Functional Currency

The functional currency of the Company’s wholly-owned subsidiaries, EP and Evofem Ltd, is the United States Dollar. Accordingly, historical exchange rates are used to revalue nonmonetary assets and liabilities and current exchange rates are used to revalue monetary assets and liabilities at each reporting date. For transactions not denominated in the United States Dollar, costs and expenses are recorded at exchange rates that approximate the rates in effect on the transaction date. Transaction gains and losses generated from the revaluation of monetary assets and liabilities denominated in currencies other than the functional currency of the subsidiary are included in other income (expense), net in the condensed consolidated statements of operations.

Consolidation

The Company’s condensed consolidated financial statements have been prepared in conformity with GAAP. All intercompany accounts and transactions have been eliminated in consolidation.

Risks, Uncertainties and Going Concern

The Company’s principal operations have been related to development of our MPT vaginal gel and our lead product candidate Amphora, raising capital, research and development, recruiting management and building a corporate infrastructure. The Company has incurred operating losses and negative cash flows from operating activities since inception. As of September 30, 2017, the Company had cash (unrestricted) of $3.7 million, a working capital deficit of $79.1 million and an accumulated deficit of $287.8 million. The Company anticipates it will continue to incur net losses into the foreseeable future.

The Company is subject to risks common to other life science companies in the development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other government regulations. If the Company does not successfully commercialize any product candidates, it will be unable to generate recurring product revenue or achieve profitability. Management’s plans in order to meet its short and long term operating cash flow requirements include obtaining additional funding.

The uncertainties associated with the Company’s ability to (i) obtain additional equity financing on terms that are favorable to the Company, (ii) enter into collaborative agreements with strategic partners and (iii) succeed in its future operations, raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue its operations. If the Company is not able to obtain the required funding in the near future, through its private equity financings or other means, or is not able to obtain funding on terms that are favorable to the Company, it will have a material adverse effect on its operations and strategic development plan for future growth. If the Company cannot successfully raise additional funding and implement its strategic development plan, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail its clinical programs. Any of these could materially and adversely affect the Company’s liquidity, financial condition and business prospects and the Company may have to cease operations.

2.	Summary of Significant Accounting Policies

Use of Estimates

There have been no significant changes in the Company’s accounting estimates for the nine months ended September 30, 2017 as compared to the accounting estimates described in Evofem’s and subsidiaries notes to consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash, reported within the condensed consolidated statements of cash flows as of September 30 (in thousands):

	2017	2016
Cash	$3,660	6,341
Restricted cash	505	565

Total cash and restricted cash presented in the condensed consolidated statements of cash flows	$4,165	$6,906

Deferred Initial Public Offering Costs

During 2015, the Company initiated an initial public offering of its common stock (IPO) on the alternative investment market of the London Stock Exchange and recorded deferred IPO offering costs of $3.4 million as of December 31, 2015. Prior to March 2016, the Company recorded an additional $1.3 million in deferred IPO offering costs. In March 2016, the Company abandoned its efforts to raise capital through an IPO on the alternative investment market and recognized expense of $4.7 million in aggregate initial public offering costs. These costs included direct costs related to the abandoned transaction and are separately disclosed in the condensed consolidated statements of operations during the nine months ended September 30, 2016.

Clinical Trial Expense Accruals

As part of the process of preparing the Company’s condensed consolidated financial statements, the Company is required to estimate expenses resulting from the Company’s obligations under contracts with vendors, clinical research organizations, consultants and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

The Company’s objective is to reflect the appropriate clinical trial expenses in its consolidated financial statements by recording those expenses in the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates through financial models based upon discussion with applicable personnel and outside service providers as to the progress or state of its trials. Clinical expense is adjusted throughout the clinical trial if actual results differ from our estimates.

Series D 2X Liquidation Preference

In July 2016, the Company entered into a Series D redeemable convertible preferred stock (Series D) purchase agreement (Series D SPA) with Woodford Investment Management LLP (WIM), one of the Company’s existing investors, as amended. The terms of the Series D financing are described under the Series D Redeemable Convertible Preferred Stock discussion in Note 8 — Convertible Preferred Stock appearing later in these condensed consolidated financial statements. Under the terms of the Series D SPA, as amended, in a liquidation transaction the Company’s Series D redeemable convertible preferred stock participates, prior and in preference to the other series of convertible preferred stock and common stock, at a rate of two times its initial investment plus accrued and unpaid dividends (the Series D 2X Liquidation Preference). The Company determined the Series D 2X Liquidation Preference represented an embedded derivative which required bifurcation and separate liability accounting and was initially recorded at fair value. The Company’s accounting for the Series D 2X Liquidation Preference is described in Note 5 — Fair Value of Financial Instruments appearing later in these condensed consolidated financial statements. Changes in the fair value of the Series D 2X Liquidation Preference are recognized as increases in or decreases to the change in fair value of Series D 2X Liquidation Preference, a component of other (expense) income in the condensed consolidated statements of operations.

The Series D 2X Liquidation Preference will be marked-to-market until the earlier of (i) the automatic conversion into either preferred stock or common stock in a financing in which gross proceeds to the Company are greater than or equal to $45.0 million, (ii) the optional conversion into either preferred stock or common stock in a financing in which gross proceeds to the Company are less than $45.0 million, (iii) its redemption or (iv) upon a change in control event; at which time the Company will estimate the final fair value of the Series D 2X Liquidation Preference. Upon the occurrence of one of these events, the final change in fair value of the Series D 2X Liquidation Preference will be recognized within change in fair value of Series D 2X Liquidation Preference in the condensed consolidated statements of operations and the Series D 2X Liquidation Preference liability will be reclassified to additional paid-in capital in the condensed consolidated balance sheets.

Stock-based Compensation

Stock-based compensation expense for equity instruments issued to employees and nonemployee members of the Company’s board of directors (BOD) is measured based on estimating the fair value of each stock option on the date of grant using the Black-Scholes-Merton option-pricing model (the BSM). Equity instruments issued to nonemployees are valued using the BSM and are subject to revaluation as the underlying equity instruments vest.

Comprehensive Loss

Comprehensive loss includes all changes in equity during a period from non-owner sources. For each of the periods presented, comprehensive loss is composed of net loss as the Company had no transactions from nonowner sources.

Recently Adopted Accounting Pronouncements —

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU No. 2017-01), to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. As permitted under ASU No. 2017-01, the Company early adopted ASU No 2017-01 effective January 1, 2017. The adoption of ASU No. 2017-01 did not have a material impact on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements — Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU No. 2014-09), which amends the existing accounting standards for revenue recognition. ASU No. 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. ASU No. 2014-09 will be effective for the Company beginning January 1, 2018. Although early adoption is permitted, the Company does not plan to early adopt ASU No. 2014-09. The Company plans to adopt ASU No. 2014-09 using the modified retrospective approach, which will not have an impact on the Company’s financial position or results of operations; as the Company is pre-revenue and does not anticipate generating revenue prior to the Company’s required adoption date.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU No. 2016-02), which changes the presentation of assets and liabilities relating to leases. The core principle of ASU No. 2016-02 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. ASU No. 2016-02 will be effective for the Company beginning January 1, 2019. The Company’s 2015 Lease (See Note 7 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement — Commitments and Contingencies for details of the 2015 Lease) is due to expire in 2020 and will be subject to the provisions of ASU No. 2016-02, however, the Company has not yet assessed the impact of this new standard on its condensed consolidated financial statements.

3.	Discontinued Operations

In June 2016, the Company’s BOD committed to a plan to sell its Softcup line of business (Softcup) and re-direct its available cash resources to further develop Amphora. In July 2016, the Company entered into an Asset Purchase Agreement with The Flex Company (Flex), whereby Flex would acquire certain assets and assume certain liabilities associated with Softcup. Total consideration for the Softcup sale was $1.9 million, with $0.6 million being received in cash at closing and the remaining $1.3 million due and payable under a note in favor of the Company (the Flex Note) through January 1, 2021 (the Maturity Date). The Flex Note bears simple interest at a rate of 5.0% per annum on the remaining principal amount outstanding and is payable each January 1 including accrued and unpaid interest beginning in 2017 through the Maturity Date.

The Flex Note is secured by the Softcup assets and has been recorded at present value, or approximately $1.3 million, as of the effective date. The Company’s incremental borrowing rate and the stated interest rate of the Flex Note are materially consistent.

The Softcup sale constitutes the sale of a business in accordance with the authoritative guidance and, therefore, a discontinued operation. As the sale of Softcup was completed as of September 30, 2016, the Company does not have assets or liabilities held for discontinued options as of September 30, 2016. After a short transition period (less than 30 days), the Company no longer had any continuing involvement with Softcup, as such the Company’s condensed consolidated statements of operations and condensed consolidated statements of cash flows exclude from continuing operations, Softcup revenues, related costs and the gain on the Softcup sale.

The following table presents major classes of line items constituting gain on sale of discontinued operations for the nine months ended September 30, 2016 (in thousands):

Revenue	$1,183
Cost of goods sold	(906)
Sales and marketing expenses	(150)

Pretax gain on discontinued operations related to major classes of pretax gain	127
Pretax gain on sale of discontinued operations	1,565

Total pretax gain on sale of discontinued operations	1,692
Income tax expense	(607)

Net gain on sale of discontinued operations	$1,085

4.	Balance Sheet Components

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Flex note receivable	$250	$250
Clinical supplies	124	178
Insurance	69	101
Rent	61	61
Research and development costs	27	51
Other	129	140

Total	$660	$781

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	Useful Life	September 30, 2017	December 31, 2016
Research equipment	5 years	$639	$125
Computer equipment and software	3 years	6	6
Office furniture	5 years	205	205
Leasehold improvements	5 years or less	340	340
Construction in-process	—	—	508

		1,190	1,184
Less: accumulated depreciation and amortization		(277)	(98)

Total, net		$913	$1,086

Depreciation expense was $0.2 million and $0.1 million for the nine months ended September 30, 2017 and 2016, respectively

Other Noncurrent Assets

Other noncurrent assets consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Flex note receivable, net of current portion	$750	$1,000
Deposits	—	17

Total	$750	$1,017

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Accrued clinical trial costs	$3,584	$604
Accrued sublicense fees	2,000	3,010
Accrued deferred IPO and other financing costs	150	780
Accrued board of director’s fees and related expenses	222	226
Accrued legal and other professional fees	119	456
Accrued other	140	261

Total	$6,215	$5,337

5.	Fair Value of Financial Instruments

At September 30, 2017 and December 31, 2016, the Company had no financial assets and no Level 1 and Level 2 financial liabilities measured on a recurring basis.

The fair value of the Company’s Level 3 financial liabilities measured on a recurring basis is summarized in the following table (in thousands):

	September 30, 2017	December 31, 2016
Series D 2X Liquidation Preference	$70,610	$8,030

Series D 2X Liquidation Preference is stated at fair value and is considered a Level 3 input because the fair value measurement is based, in part, on significant inputs not observed in the market. The Company determined the fair value of the Series D 2X Liquidation Preference as described below. The following table summarizes the changes in Level 3 financial liabilities measured at fair value on a recurring basis for the year ended December 31, 2016 (in thousands):

Series D 2X Liquidation Preference
Balance at December 31, 2015	$—
Issuance of Series D 2X Liquidation Preference	7,487
Change in fair value of Series D 2X Liquidation Preference	543

Balance at December 31, 2016	8,030
Issuance of Series D 2X Liquidation Preference	2,769
Change in fair value of Series D 2X Liquidation Preference	59,811

Balance at September 30, 2017	$70,610

Series D 2X Liquidation Preference

As described in the Series D 2X Liquidation Preference discussion in Note 2 — Summary of Significant Accounting Policies appearing previously in the notes to these condensed consolidated financial statements, the Company’s issuance of Series D resulted in the identification of an embedded derivative that required bifurcation and liability accounting at fair value. See the Series D Redeemable Convertible Preferred Stock discussion in Note 8 — Convertible Preferred Stock appearing later in these notes to the condensed consolidated financial statements for the terms of the Series D.

To determine the fair value of the Company’s Series D 2X Liquidation Preference, the Company utilized a hybrid valuation model that considers the probability of achieving certain exit scenarios, the entity’s cost of capital, the estimated period the Series D 2X Liquidation Preference will be outstanding, consideration received for the instrument with the Series D 2X Liquidation Preference and at what price and changes, if any, in the fair value of the underlying instrument to the Series D 2X Liquidation Preference. The valuation resulted in a concluded fair value of the Series D 2X Liquidation Preference as of July 18, 2016, the original issuance date, of $7.6 million.

In December 2016 upon the final closing of the Series D, the Company determined the issuance of the new shares of Series D had a favorable impact on the overall fair value of the derivative liability at issuance of $0.1 million due to (i) an increased number of shares outstanding as of December 31, 2016, (ii) changes in the Company’s forecast and (iii) changes in the timing of exit scenarios that resulted in a decreased enterprise value. Management recorded the $0.1 million as a reduction of the overall Series D 2X Liquidation Preference liability. As such, for the year ended December 31, 2016 the issuance of the Series D 2X Liquidation Preference was recorded as $7.5 million.

To determine the fair value of the Company’s Series D 2X Liquidation Preference associated with the August 2017 issuance of 15 shares of Series D in connection with the Series D Amendment, see the Series D Amendment discussion in Note 8 — Convertible Preferred Stock, appearing later in these notes to the condensed consolidated financial statements, for the terms of the Series D Amendment, the Company utilized a hybrid valuation model that considers the probability of achieving certain exit scenarios, the entity’s cost of capital, the estimated period the Series D 2X Liquidation Preference will be outstanding, consideration received for the instrument with the Series D 2X Liquidation Preference and at what price and changes, if any, in the fair value of the underlying instrument to the Series D 2X Liquidation Preference. The valuation resulted in a concluded fair value of the Series D 2X Liquidation Preference at issuance for the 15 shares of Series D of $2.8 million.

The estimated change in fair value of the Series D 2X Liquidation Preference liability for the nine months ended September 30, 2017 resulted in losses of $59.8 million, respectively. The estimated change in fair value of the Series D 2X Liquidation Preference liability for the nine months ended September 30, 2016 was a loss of $0.3 million.

6.	Commitments and Contingencies

Intellectual Property Rights

In October 2015, ENA and EP, entered into separate sublicense agreements (the Sublicenses) with WomanCare Global Trading CIC (WCGCIC) for a contraceptive vaginal ring. In August 2016, ENA, EP and WCGCIC entered into a side letter to modify the timing of the 2016 and 2017 payments due under the Sublicenses. On an aggregate basis, consideration under the Sublicenses consisted of (i) payments or potential payments to the licensor of (a) an upfront payment of $10.0 million, (b) potential regulatory and commercial milestone payments up to $32.0 million, (c) potential royalty payments on net product sales and (d) potential royalty payments on net sales of an equivalent generic product and (ii) $5.0 million in annual sublicense fees through October 1, 2019 to WCGCIC.

In December 2016, under the terms of the Sublicenses, ENA and EP provided 90-days written notice of termination of the Sublicenses to WCGCIC, which period concluded on March 28, 2017.

During the nine months ended September 30, 2016, the Company recognized sublicense fees of $3.5 million, which are included in research and development expenses in the condensed consolidated statements of operations. Due to the cancellation of the Sublicenses, no such sublicense fees were recognized during the nine months ended September 30, 2017. As of September 30, 2017 and December 31, 2016, the Company had accrued sublicense fees of approximately $2.0 million and $3.0 million, respectively, which are included in accrued expenses in the condensed consolidated balance sheets.

Contingencies

From time to time the Company may be involved in various lawsuits, legal proceedings or claims that arise in the ordinary course of business. There were no claims or actions pending against the Company as of September 30, 2017 and December 31, 2016, which would have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

7.	Related-party Transaction

Consulting Agreement

In August 2017, the Company and Tom Lynch, the Company’s chairman of the board of directors, entered into a two-year consulting agreement (the 2017 Consulting Agreement), which was effective as of April 1, 2017. This 2017 Consulting Agreement provides for (i) annual compensation of $0.4 million, including $0.1 million related to his board services and (ii) a stock option for the purchase of 250,000 shares of the Company’s common stock; which vests quarterly through March 31, 2018. As of September 30, 2017, the BOD has not determined the exercise price of Mr. Lynch’s option, as such the option remains unissued as of September 30, 2017.

Transactions with WCG Cares, WCG

In August 2017, the Company agreed to provide WCG with $0.1 million in funding, which was paid to WCG in October 2017, to support WCG’s Women Deliver Young Leaders program. Saundra Pelletier, the Company’s CEO, is the chair of the Women Deliver board of directors.

Transactions with WomanCare Global International

The following table summarizes receivables, payables, payments and expenses related to the Company’s transactions; as fully described in Evofem’s audited consolidated financial statements appearing elsewhere within this proxy statement/prospectus/information statement, with WCGI related entities as of and for the nine months ended September 30, (in thousands):

	2017	2016
Receivables	$73	$627
Payables	$2,047	$2,572
Payments	$1,022	$1,045
Expenses	$55	$3,663

8.	Convertible Preferred Stock

The designated, issued and outstanding shares of convertible preferred stock, by series, as of September 30, 2017 are as follows (aggregate liquidation amount and proceeds, net of issuance costs, in thousands):

	Shares Designated	Original Issue Price	Shares Issued and Outstanding	Common Stock Equivalents(1)	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	12,768,492	$1.9579445	12,618,279	12,618,279	$24,706	$23,848
Series B	31,034,696	$3.2222	13,801,318	13,801,318	44,471	43,616
Series C-1	8,660,572	$3.97	8,558,686	8,558,686	33,978	34,382
Series C	5,037,784	$3.97	5,037,784	5,037,784	20,000	19,469
Series D(2)(3)	80	$500,000	75		78,982	37,240

Total	57,501,624		40,016,142		$202,137	$158,555

(1)	The Series D shares are convertible into shares in the next equity financing (either preferred or common) at a 50% discount to the fair value price per share of the shares to be issued in the next financing, therefore, the Series D common stock equivalents and the totals for common stock equivalents have been left blank.
(2)	Aggregate liquidation amount includes accrued and unpaid dividends of $4.0 million as of September 30, 2017.
(3)	Proceeds, net of issuance costs, include $32.5 million in cash, $5.0 million from the conversion of the Amended Cosmederm Note less issuance costs of $0.3 million. Excludes the Series D 2X Liquidation Preference net issuance price of $10.3 million, the loss on the issuance of Series D redeemable convertible preferred stock of $32.4 million, loss on extinguishment of related-party note payable of $6.7 million and accrued Series D dividends of $4.0 million.

The designated, issued and outstanding shares of convertible preferred stock, by series, as of December 31, 2016 are as follows (aggregate liquidation amount and proceeds, net of issuance costs, in thousands):

	Shares Designated	Original Issue Price	Shares Issued and Outstanding	Common Stock Equivalents(1)	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	12,768,492	$1.9579445	12,618,279	12,618,279	$24,706	$23,848
Series B	31,034,696	$3.2222	13,801,318	13,801,318	44,471	43,616
Series C-1	8,660,572	$3.97	8,558,686	8,558,686	33,978	34,382
Series C	5,037,784	$3.97	5,037,784	5,037,784	20,000	19,469
Series D(2)(3)	60	$500,000	60		61,144	29,814

Total	57,501,604		40,016,127		$184,299	$151,129

(1)	The Series D shares are convertible into shares in the next equity financing (either preferred or common) at a 50% discount to the fair value price per share of the shares to be issued in the next financing, therefore, the Series D common stock equivalents and the totals for common stock equivalents have been left blank.
(2)	Aggregate liquidation amount includes accrued and unpaid dividends of $1.1 million as of December 31, 2016.
(3)	Proceeds, net of issuance costs, include $25.0 million in cash, $5.0 million from the conversion of the Amended Cosmederm Note less issuance costs of $0.2 million. Excludes the Series D 2X Liquidation Preference net issuance price of $7.5 million, the loss on the issuance of Series D redeemable convertible preferred stock of $26.6 million, loss on extinguishment of related-party note payable of $6.7 million and accrued Series D dividends of $1.1 million.

Series D Redeemable Convertible Preferred Stock

As noted in the Series D 2X Liquidation Preference discussion in Note 2 — Summary of Significant Accounting Policies, the Company entered into a Series D SPA with WIM. The Series D SPA authorized the issuance and sale of an aggregate of 60 shares of Series D redeemable convertible preferred stock, which was sold in two closings at an issuance price per share of $500,000. WIM also received the right to receive warrant shares to be determined in the next equity financing (Warrant Rights), see Warrant Rights discussion below. In July 2017, the Company and WIM entered into an amendment to the Series D SPA to provide for the issuance of up to an additional 20 shares of Series D and related Warrant Rights, see Series D Amendment discussion below for details of the amendment to the Series D SPA.

In July 2016, the Company completed the initial closing of the Series D and issued 31 shares for gross proceeds of $15.5 million and 10 shares upon conversion of $5.0 million in related-party debt from the Amended Cosmederm Note (see Cosmederm Note in Note 8 — Related-party Transactions to our audited financial statements appearing elsewhere in this proxy statement/prospectus/information statement regarding the conversion of the Amended Cosmederm Note). Due to the existence of the (i) Series D 2X Liquidation

Preference, (ii) the Company’s financial position at the time of the initial closing and (iii) the existence of the Warrant Rights, the Company determined the Series D financing was not the result of an arms-length transaction. The Company had an external valuation completed as of July 18, 2016; which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $1.2 million, or an aggregate fair value for the 41 Series D shares of $47.8 million. As described in Series D 2X Liquidation Preference discussion in Note 5 — Fair Value of Financial Instruments, the Company estimated the fair value of the Series D 2X Liquidation Preference to be $7.6 million upon issuance; which was allocated to the Series D 2X Liquidation Preference liability. The Company recorded the remaining estimated fair value of the Series D or approximately $40.2 million, less issuance costs, to the Series D redeemable convertible preferred stock within temporary equity in the condensed consolidated balance sheets. As the Company did not identify any unstated rights and/or privileges associated with the Series D, the aggregate loss on issuance of $27.3 million was recognized within the condensed consolidated statements of operations and was allocated between the loss on extinguishment of related-party note payable from the EvoMed Debt, see the EvoMed Debt discussion in Note 8 — Related-Party Transactions to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement for a description of the EvoMed Debt, extinguishment and loss on the issuance of Series D redeemable convertible preferred stock within other (expense) income in the condensed consolidated statements of operations. The loss on extinguishment of related-party note payable recognized was $6.7 million and the net loss on the issuance of Series D redeemable convertible preferred stock was $20.6 million.

In December 2016, the Company completed the final closing of its Series D and issued 19 shares for net proceeds of $9.5 million. The Company had an external valuation completed as of December 31, 2016; which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $0.8 million, or an aggregate fair value for the 19 Series D shares of $15.5 million. As described in Series D 2X Liquidation Preference in Note 5 — Fair Value of Financial Instruments, the Company determined the issuance of the 19 shares had a favorable impact on the overall fair value of the Series D 2X Liquidation Preference of approximately $0.1 million. The Company recorded the estimated fair value of the Series D of approximately $15.6 million, less issuance costs, to the Series D shares within temporary equity in the condensed consolidated balance sheets. The Company recognized the difference of $6.0 million between the fair value and the issuance price of the Series D redeemable convertible preferred stock as a loss on the issuance of Series D redeemable convertible preferred stock within other (expense) income in the condensed consolidated statements of operations.

Series D Amendment

In July 2017, the Company amended its certificate of incorporation to increase the number of preferred stock authorized for issuance, related to its Series D shares from 60 shares to 80 shares. In addition, the Company and WIM amended the Series D SPA to allow for (i) an increase in the number of shares of Series D to purchase capital stock of the Company issuable from an aggregate of $30.0 million to $40.0 million and (ii) provide for the Company to have the right to request additional investment from the existing holders of Series D. In August 2017, the Company issued additional Warrant Rights and 15 shares of Series D for net proceeds of $7.4 million. The Warrant Rights were issued with the same terms, rights and privileges as the previous Warrant Rights. The Company retains the right to request an additional $2.5 million in a single tranche, prior to December 31, 2017.

The Company had an external valuation completed as of August 2, 2017; which resulted in a concluded fair value per share, inclusive of the Warrant Rights and the Series D 2X Liquidation Preference, of approximately $0.9 million, or an aggregate fair value for the 15 Series D shares of $13.2 million. As described in Series D 2X Liquidation Preference discussion in Note 5 — Fair Value of Financial Instruments, the Company estimated the fair value of the Series D 2X Liquidation Preference associated with the August 2, 2017 issuance of Series D shares to be $2.8 million upon issuance; which was allocated to the Series D 2X Liquidation Preference liability. The Company recorded the remaining estimated fair value of the Series D or approximately $10.4 million, less issuance costs, to Series D within temporary equity in the condensed consolidated balance sheets. As the

Company did not identify any unstated rights and/or privileges associated with the Series D, the aggregate loss on issuance of $5.7 million was recognized within the condensed consolidated statements of operations loss on the issuance of the Series D within other (expense) income in the condensed consolidated statements of operations.

Redemption

At any time on or after July 18, 2018, the holders of at least a majority of the then outstanding Series D may deliver to the Company a written instrument requesting redemption of the Series D redeemable convertible preferred stock. The Series D is redeemable in a lump sum at the original issuance price of $500,000 per share plus accrued and unpaid dividends. As of September 30, 2017, the total aggregate redemption amount was $41.5 million.

Warrant Rights

The Warrant Rights will convert into a warrant to purchase up to that number of equity securities to be issued in the next equity financing equal to (i) seventy-five percent (75.0%) of the purchase price paid for the Series D (or $28.1 million as of September 30, 2017), divided by (ii) the per share price of the equity securities issued to the new investors in such next equity financing. The exercise price of the warrants will equal the per share price of the equity securities to be issued in the next equity financing and the warrants will expire seven years from the closing of such next equity financing. The Warrant Rights are inseparable from the Series D. As of September 30, 2017, the Company has not completed a next equity financing and, therefore, the Warrant Rights remain outstanding.

The Company determined that since the exercise price of the warrants to be received by WIM is equal to the fair value of the shares for which it will become exercisable at issuance there was de minimis value associated with the Warrant Rights and, therefore, as of September 30, 2017 and December 31, 2016, the Company has not recorded a warrant liability for the Warrant Rights. At each reporting period, the Company will continue to evaluate the fair value of the Warrant Rights and at such time as the Warrant Rights are settled or are determined to have value to WIM, the Company will record the fair value in its condensed consolidated financial statements.

9.	Stock-based Compensation Expense

The following table summarizes stock-based compensation expense recognized (in thousands):

	Nine months Ended September 30,
	2017	2016
Research and development	$136	$118
General and administrative	511	861

Total stock-based compensation	$647	$979

10.	Subsequent Events

The Company has evaluated the effects of subsequent events in its condensed consolidated financial statements through November 15, 2017, which is the date the condensed consolidated financial statements were available to be issued.

Merger Agreement and Related Transactions

On October 17, 2017, Neothetics, Inc., a Delaware corporation (Neothetics), Evofem Biosciences and Nobelli Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Neothetics (Merger Sub), entered into an agreement and plan of merger (as may be amended from time to time, the Merger Agreement) that provides for, among other things, the merger of Merger Sub with and into Evofem Biosciences, with Evofem Biosciences continuing as the surviving entity and becoming a wholly owned subsidiary of Neothetics, on the terms and conditions set forth in the Merger Agreement (the Merger). Neothetics’ common stock is currently quoted on the NASDAQ Capital Market.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, each share of Evofem Biosciences common stock (and each share of Evofem Bio Series A preferred stock, Evofem Bio Series B preferred stock, Evofem Bio Series C preferred stock and Evofem Bio Series C-1 preferred stock on an as converted basis) will be converted in to 0.1515 shares of Neothetics common stock (subject to the adjustments set forth in the Merger Agreement, the Exchange Ratio), or an aggregate of 41,644,439 shares of Neothetics common stock at closing and each share of Evofem Biosciences Series D preferred stock will be converted into 515,616.2625 shares of Neothetics common stock (subject to the adjustments set forth in the Merger Agreement, the Series D Exchange Ratio), or an aggregate of 41,249,301 shares of Neothetics common stock.

Securities Purchase Agreement

In October 2017, Neothetics, Evofem Biosciences and Invesco entered a Securities Purchase Agreement (the SPA) pursuant to which Invesco will purchase 9,672,550 shares of Neothetics common stock for gross proceeds of $20.0 million, immediately following the closing of the Merger and (ii) as an inducement to and consideration for Invesco’s willingness to enter the SPA and for the $20.0 million, Evofem Biosciences will issue Invesco a warrant for the purchase of up to 158,999,371 shares of Evofem common stock with an exercise price of $0.001 per share (the Invesco Warrants). The Invesco Warrants contains a net exercise provision. The Invesco Warrant shall be fully exercised on a cashless basis immediately prior to and contingent upon the completion of the Merger.

The foregoing assumes that, immediately prior to the closing of the Merger, the Invesco Warrants will be net exercised on a cashless basis resulting in 158,490,892 shares of Evofem Biosciences common stock being issued. Immediately following the effective time of the Merger (the Effective Time), pre-merger Evofem Biosciences stockholders are expected to own approximately 87% of the outstanding common stock of Neothetics on a fully diluted basis (excluding shares of common stock issuable upon exercise of the WIM Warrants), while pre-merger Neothetics stockholders are expected to own the remaining approximate 13%. At the Effective Time, pre-merger Neothetics stockholders will continue to own and hold their existing shares of Neothetics common stock.

As contemplated in the Merger Agreement, Neothetics plans to call a special meeting of its stockholders to, among other things, request its stockholders authorize Neothetics to change the name of Neothetics, Inc. to Evofem Biosciences, Inc. (the Name Change).

Completion of the Merger is conditioned upon the satisfaction or waiver, as applicable, of all closing conditions under the Merger Agreement.

If the Merger will be consummated based on the above terms and conditions, it is expected that it will be accounted for as a reverse recapitalization which is outside the scope ASC 805 — Business Combinations (ASC 805), as Neothetics, the legal acquirer, is not considered a business as defined in ASC 805 or ASU 2017-01 — Business Combinations (Topic 805) — Clarifying the Definition of a Business. Under reverse recapitalization accounting, the Company will be considered the acquirer for accounting and financial reporting purposes. The Merger will be accounted for in a manner that is substantially the same as a reverse recapitalization under ASC 805, except that any excess fair value of the consideration transferred over the net fair value of the monetary assets of Neothetics will be recognized as a reduction of equity.

Cancellation of Restricted Stock Awards and Restricted Stock Unit

In October 2017, subject to the closing of the Merger discussed above, the Company and the holders of the Company’s restricted stock awards and restricted stock units (collectively, the Restricted Stock Awards) have agreed to cancel all outstanding and unvested Restricted Stock Awards, immediately prior to the Effective Time of the Merger. The Restricted Stock Awards were previously subject to vesting upon successful completion of an IPO by the Company.

Modification of Series D Warrant Rights

In October 2017, subject to the closing of the Merger discussed above, the Company and WIM have agreed to modify WIM’s Warrant Rights, whereby the Warrant Rights will be amended and restated such that WIM will receive a warrant to purchase up to 12,000,000 shares (subject to adjustment for the Reverse Stock Split) of the combined entities common stock, which will become exercisable on the date that is one year after the Effective Time and shall remain exercisable until the date that is four years after the Effective Time (the WIM Warrant). The WIM Warrant will have an exercise price per share equal to the average closing sale prices of Neothetics’ common stock as quoted on the NASDAQ Capital Market for the 30 consecutive trading days commencing with the first trading day immediately following the effective time.

Additional Series D Financing

In November 2017, the Company issued five shares of Series D convertible preferred stock in the remaining tranche available under its Series D Amendment for net proceeds of $2.5 million and issued additional Warrant Rights with the same terms, rights and privileges as the original Warrant Rights.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

NEOTHETICS, INC.,

NOBELLI MERGER SUB, INC.

AND

EVOFEM BIOSCIENCES, INC.

Dated as of October 17, 2017

- i -

- ii -

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Forms of Company Support Agreements
Exhibit B-2	Form of Financing Agreement
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Certificate of Incorporation
Exhibit D	Parent Certificate of Amendment
Exhibit E	Form of FIRPTA Notice
Exhibit F	Form of Company Lock-Up Agreement
Exhibit G	Form of Registration Rights Agreement

- iii -

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of October 17, 2017 (this “Agreement”), by and among NEOTHETICS, INC. a Delaware corporation (“Parent”), NOBELLI MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and EVOFEM BIOSCIENCES, INC., a Delaware corporation (“Company”). Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Capital Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own approximately 85.7% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Merger will own approximately 14.3% of the outstanding equity of Parent immediately following the Effective Time, subject to adjustment as provided herein;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement, (iii) has approved the Certificate of Amendment and Reverse Split and (iv) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters, the Reverse Split and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Support Agreement Signatories is entering into support agreements, in favor of Parent, in substantially the forms set forth in Exhibit B-1 attached hereto (the “Company Support Agreements”), under which the Company Support Agreement Signatories will, among other things, agree, with respect to a portion of the shares of Company Capital Stock held thereby, to vote as stockholders in favor of the Company Stockholder Matters pursuant to the terms and conditions of the Company Support Agreements;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Financing Agreement Signatories is entering into a Financing Agreement, in substantially the form of Exhibit B-2 attached hereto (the “Financing Agreement”), under which the Investor (acting as agent for and on behalf of certain of its discretionary managed clients) will, among other things, agree to purchase, immediately after the Effective Time, 9,672,550 shares of Parent Common Stock (subject to adjustment as provided in Section 1.12(b)) for an aggregate of $20 million (the “Additional Parent Funding”), and Company will agree to issue to Investor, immediately prior to the Effective Time, warrants to purchase up to an aggregate of 158,999,371 shares of Company Common Stock (subject to adjustment as provided in Section 1.12(b)) (the “Investor Pre-Closing Warrant”) that will be exercised in full immediately prior to the Effective Time such that the shares of Company Common Stock issuable thereunder will be converted into the right to receive shares of Parent Common Stock in accordance with the terms of Section 1.6(a) of this Agreement;

WHEREAS, each issued and outstanding share of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock as of immediately prior to the Effective Time will be converted on a 1 to 1 basis into shares of Company Common Stock in connection with the Merger in accordance with the terms of the Company’s certificate of incorporation and such converted shares of Company Preferred Stock will be converted into the right to receive shares of Parent Common Stock in accordance with the terms of Section 1.6(a)(i) of this Agreement;

WHEREAS, each issued and outstanding share of Company Series D Preferred Stock as of the Effective Time will be converted into the right to receive shares of Parent Common Stock in accordance with the terms of Section 1.6(a)(ii) of this Agreement; and

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Lock-up Agreement Signatories is entering into a lock-up agreement, in substantially the form of Exhibit F attached hereto (the “Company Lock-up Agreements”) with respect to a portion of the shares of Parent Common Stock held thereby from time to time.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger. Subject to and upon the terms and conditions of this Agreement and Delaware General Corporation Law (“Delaware Law”), Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of DLA Piper LLP, 4365 Executive Drive, Suite 1100, San Diego,

CA 92121, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws; Reverse Split; Parent Name Change. Unless otherwise determined by Parent and Company:

(a) the certificate of incorporation of Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C-2 attached hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b) the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c) immediately prior to the Effective Time, Parent will amend its certificate of incorporation and take all other actions necessary to (i) cause its name to be changed to such name as the Company directs in writing within three (3) Business Days following the date of this Agreement, (ii) effect the Reverse Split to the extent applicable, (iii) opt out of Delaware Law Section 203, and (iv) make such other changes as are mutually agreeable to Parent and Company in substantially the form attached hereto as Exhibit D (the “Parent Certificate of Amendment”).

1.5 Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a) the directors of the Surviving Corporation immediately following the Effective Time will be the individual set forth on Schedule 1.5(a);

(b) the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c) the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

1.6 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of the Company or any other Person:

(a) Conversion of Company Capital Stock.

(i) Company Common Stock and Company Common Stock On An As Converted Basis. Each share of Company Common Stock (and each share of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock on an as converted to Company Common Stock basis) issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.6(c)) will be converted, subject to Sections 1.6(g), 1.6(h), 1.6(i) and 1.7, into and represent the right to receive such number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”), as is equal to the Company Common Exchange Ratio, and cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor.

(ii) Company Series D Preferred Stock. Each share of Company Series D Preferred Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.6(c)) will be converted, subject to Sections 1.6(g), 1.6(h), 1.6(i) and 1.7, into and represent the right to receive such number of shares of validly issued, fully paid and nonassessable shares of Parent Common Stock, as is equal to the Company Series D Exchange Ratio, and cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor. Such shares of Parent Common Stock issued pursuant to this Section 1.6(a)(ii) and Section 1.6(a)(i) referred to as the “Merger Consideration”.

(b) Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c) Cancellation. Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d) Company Options. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.18. Prior to the Closing Date, and subject to the review and approval of Parent, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options. In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e) Investor Pre-Closing Warrant. Immediately prior to the Effective Time and immediately following the conversion of the Company Preferred Stock into Company Common Stock in connection with the Merger, the Investor Pre-Closing Warrant shall be net exercised pursuant to its terms and the shares of Company Common Stock issued upon exercise shall be converted into Parent Common Stock in accordance with Section 1.6(a). At the Effective Time, each Company Warrant (other than the Company Series D Warrant) that is outstanding and unexercised shall be cancelled in full.

(f) Company Series D Warrant. At the Effective Time, the Company Series D Warrant, shall be assumed by Parent and amended and restated to be a warrant to purchase up to 12,000,000 shares of Parent Common Stock (as adjusted pursuant to Section 1.6(g)) at a cash exercise price equal to the average of the closing sale prices of Parent Common Stock as quoted on NASDAQ CM for the thirty (30) consecutive trading days commencing with the first trading day immediately following the Effective Time (as adjusted pursuant to Section 1.6(g))(such warrant to purchase Parent Common Stock, the “Post-Merger Series D Warrant”). The Post-Merger Series D Warrant will be exercisable commencing on the first anniversary of the date of the Effective Time and ending on the fourth anniversary of the Effective Time and will be in a form otherwise reasonably acceptable to Parent.

(g) Adjustments to Exchange Ratios. The Company Common Exchange Ratio and the Company Series D Exchange Ratio and the price paid for fractional shares pursuant to Section 1.6(h) below will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (including the Reverse Split contemplated by this Agreement), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holders’ Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of Parent Common Stock as quoted on NASDAQ CM for the ten (10) consecutive trading days ending with the trading day immediately preceding the date of the signing of this Agreement (as adjusted pursuant to Section 1.6(g) above).

(i) Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.7 Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the merger consideration set forth in Section 1.6(a) hereof (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Parent and Company shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Neither Parent nor Company will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

1.8 Exchange Of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Parent will select Philadelphia Stock Transfer, Inc., Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent (i) non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(h). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.6(h)), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate will have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Unclaimed Portion of the Exchange Fund.

(i) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(ii) Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9 Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.8.

1.10 No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11 Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to file the statement required by Section 1.368-3(a) of the Treasury Regulations.

1.12 Pro-Forma Capitalization Tables.

(a) The pro-forma capitalization of the Company immediately prior to the Effective Time (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the conversion of the Company Preferred Stock and the exercise of the Investor Pre-Closing Warrant is set forth in Schedule 1.12(a) hereof. The pro-forma capitalization of Parent immediately following the Effective Time (assuming the Effective Time occurs on December 31, 2017, but excluding the effect of the financing contemplated by the Financing Agreement and the Post-Closing Series D Warrant) is set forth in Schedule 1.12(b) hereof. The pro-forma capitalization of Parent following the Effective Time (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the financing contemplated by the Financing Agreement, but excluding the effect of the Post-Closing Series D Warrant) is set forth on Schedule 1.12(c) hereof. The pro-forma capitalization of Parent following the Effective Time (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the financing contemplated by the Financing Agreement and the Post-Closing Series D Warrant) is set forth in Schedule 1.12(d) hereof.

(b) To the extent any change to any amount set forth on any capitalization table included in Schedule 1.12(a)-(d) takes place prior to the Effective Time appropriate adjustment shall be made to the

Company Series D Preference Amount, Company Common Exchange Ratio Outstanding Shares or Parent Outstanding Shares, as the case may be, together with an appropriate adjustment to the number of Company Merger Shares, or, if applicable, the number of shares underlying the Investor Pre-Closing Warrant, such that the ownership percentages set forth on Schedule 1.12(d) hereof shall be the ownership percentages of the outstanding Parent Common Stock immediately after the Effective Time after giving effect to (i) the Merger, (ii) the financing contemplated by the Financing Agreement, and (iii) the issuance of the Post-Closing Series D Warrant.

(c) All share numbers and prices set forth in this Section 1.12 or any schedule contemplated by this Section 1.12 shall be subject to Section 1.6(g). The share amounts and prices set forth in this Section 1.12 or any schedule contemplated by this Section 1.12 do not reflect the effect of any stock split, reverse stock split (including the Reverse Split) or the like that may take place after the Effective Time.

1.13 Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1 Organization and Qualification; Charter Documents.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.2 Capital Structure.

(a) The authorized capital stock of Company consists of (i) 157,836,540 shares of Company Common Stock of which 76,359,923 are issued and outstanding as of the date of this Agreement, (ii) 12,768,492 shares of Company Series A Preferred Stock of which 12,618,279 have been issued and are outstanding as of the date of this Agreement, (iii) 31,034,696 shares of Company Series B Preferred Stock of which 13,801,318 shares are issued and outstanding as of the date of this Agreement, (iv) 5,037,784 shares of Company Series C Preferred Stock of which 5,037,784 shares are issued and outstanding as of the date of this Agreement, (v) 8,660,572 shares of Company Series C-1 Preferred Stock of which 8,558,686 shares are issued and outstanding as of the date of this Agreement, (vi) 80 shares of Company Series D Preferred Stock of which 75 are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Company had reserved an aggregate of 14,000,000 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 6,248,595 shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.2(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule and termination date of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. Part 2.2(b) of the Company Disclosure Schedule also lists for each holder of Company Capital Stock, Company Option or Company Warrant, the state or other jurisdiction in which such holder currently resides, or, if such holder is an Entity, the state where such holder’s principal office is located.

(c) Except as set forth on Part 2.2(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth on Part 2.2(c) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of Company Capital Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase. Each share of Company Preferred Stock is convertible into shares of Company Common Stock as set forth in the certificate of incorporation of the Company as in effect as of the Closing Date.

2.3 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the shares of Company Common Stock, Company Preferred Stock and Company Series D Preferred Stock, voting as a single class, and (ii) the holders of a majority of the shares of each of the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series C-1 Preferred Stock and Company Series D Preferred Stock, each voting as a separate class (“Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and all other transaction contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other transactions contemplated by this Agreement by written consent.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected (except, for purposes of this clause (iii), in the case of any Contract that is not a Company Contract, as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger).

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus/Information Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

2.4 Anti-Takeover Statutes Not Applicable. The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of Delaware Law.

2.5 Company Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2015, and December 31, 2016, and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of August 31, 2017 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since August 31, 2017. The balance sheet of Company as of August 31, 2017 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintains a system of internal accounting controls comparable to those of similarly situated companies at a similar stage of development designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since inception, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since inception, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) described on Part 2.5(e) of the Company Disclosure Schedule, (iv) set forth in any Company Contract or (v) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

2.6 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet through the date of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7 Taxes.

(a) Each income and other material Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b) All material Taxes that an Acquired Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c) The unpaid Taxes of the Acquired Companies (i) did not, as of August 31, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Company Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since August 31, 2017, the Acquired Companies have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(f) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g) No Acquired Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(h) Other than the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule, Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquired Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j) Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k) No Acquired Company has a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(l) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

2.8 Intellectual Property.

(a) Part 2.8(a)(i) of the Company Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by any Acquired Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all Trademark Rights in which any

Acquired Company has any co-ownership interest, other than those owned solely by an Acquired Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.8(a)(iii) of the Company Disclosure Schedule lists all of the third party Patent Rights and Trademark Rights in which an Acquired Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquired Company.

(b) Part 2.8(b) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any Acquired Company any right, title or interest in or to any Company IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Acquired Company. To Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.

(c) Part 2.8(c) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which an Acquired Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights (collectively, “Out Licenses”). To the Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.

(d) The Acquired Companies own, co-own or otherwise possess legally enforceable rights in and to all Company IP Rights, free and clear of all Encumbrances. The Company IP Rights that are owned or co-owned by an Acquired Company or exclusively licensed to an Acquired Company (collectively, “Company Owned IP Rights”) are valid and enforceable. No third party is overtly challenging in writing the right, title or interest of an Acquired Company in, to or under the Company Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to an Acquired Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Company Owned IP Rights and the Company Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Acquired Companies’ use thereof or their rights thereto. No valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by the Acquired Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Company IP Rights that are owned or co-owned by an Acquired Company, or, except with respect to Contracts listed in Part 2.8(c) of the Company Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.

(e) Each Acquired Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. The Acquired Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Acquired Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, each Acquired Company who have contributed to the creation or development of any Company IP Rights owned or co-owned by an Acquired Company have assigned all of their respective ownership rights in such IP Rights to such Acquired Company, and have executed and delivered to such Acquired Company an agreement (containing no exceptions or exclusions from the scope of the coverage contained in such Acquired Company’s applicable form agreement) regarding the assignment to such Acquired Company, of any IP Rights arising from services performed for such Acquired Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Parent or its advisors. To the knowledge of Company, no current or former officers and employees of, or consultants or independent contractors to, any Acquired Company have breached any material term of any such agreements.

(f) With respect to third party Patent Rights and Trademark Rights, none of the Acquired Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and no Acquired Company has received any written notice nor are any of them subject to any actual, or to the knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

(g) No Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has a third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h) Subject to the Company obtaining the required consents pursuant to Section 6.2(c), neither the execution, delivery or performance of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Acquired Companies’ right, title or interest in or to any material Company IP Rights.

(i) No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquired Company to develop or create, in whole or in part, any Company Owned IP Rights.

(j) Each Acquired Company is, and has at all times since January 1, 2015 been, in material compliance with all Legal Requirements regarding the protection, storage, use and disclosure of Personal Data collected by such Acquired Company.

2.9 Compliance with Legal Requirements.

(a) Neither Company nor any of its Subsidiaries has been or is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of the Company, threatened against Company or its Subsidiaries, nor has any Governmental Body indicated to an Acquired Company in writing an intention to conduct the same.

(b) Company and its Subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. A true, complete and correct list of the Company Permits is set forth in Part 2.9(b) of the Company Disclosure Schedule. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time. Company has provided Parent all material Company Permits and material correspondence from the FDA or other comparable Governmental Body.

(c) To the knowledge of Company, the Acquired Companies and Persons acting in concert with and on behalf of Company:

(i) have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C., Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii) have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d) None of the Acquired Companies, and (to the knowledge of Company) no Representative of any of the Acquired Companies with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e) No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). At no time has any of the Acquired Companies received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquired Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about serious adverse drug experiences obtained or otherwise received by any of the Acquired Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquired Companies or any of their licensees in the possession of any of the Acquired Companies (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) None of the Acquired Companies, or to the knowledge of the Company, Persons acting in concert with or on behalf of the Acquired Companies or any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g) All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquired Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to the Company’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of the Acquired Companies.

(h) Each of the Acquired Companies has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

2.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.11 Brokers’ And Finders’ Fees. Except as set forth on Part 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies.

2.12 Employee Benefit Plans.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association”, under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), (collectively, the “Company Employee Plans”). Neither Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Company to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Company Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Company subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b) Company has made available to Parent true and complete copies of each of Company Employee Plans and all material related plan documents, including trust documents, group annuity contracts, plan amendments, Insurance Policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available in a data room for review by Parent copies of the Form 5500 reports filed for the last three (3) plan years. Company has made available in a data room for review by Parent the most recent Internal Revenue Service determination, advisory, notification or opinion letter (a “Determination Letter”) issued with respect to each such Company Employee Plan, as applicable, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has made available in a data room for review by Parent all filings made by Company or any ERISA Affiliate of Company with any Governmental Body with respect to any Company Employee Plan to the extent relevant to any ongoing obligation or liability of Company, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Company Employee Plans. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan. All contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been timely paid or accrued on Company Balance Sheet, if required under GAAP. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Company is overtly threatened in communication with Company, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Company or any ERISA Affiliate regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2014. None of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Company Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Company Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Company under Chapter 43 of the Code. With respect to Company Employee Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f) With respect to each Company Employee Plan, Company is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g) Each Company Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h) Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in Part 2.12(h) of the Company Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or Surviving Corporation other than ordinary administration expenses typically incurred in a termination event.

(i) Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Company does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Company Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on Company Financials for the fiscal year ended December 31, 2016.

2.13 Title to Assets; Condition Of Equipment.

(a) The Acquired Companies own, and have good, valid and marketable title to, all tangible assets purported to be owned by them, including: (x) all assets reflected on the Company Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (y) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company, and (iii) liens described in Part 2.13 of the Company Disclosure Schedule. The Acquired Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Companies as being leased to the Acquired Companies, and the Acquired Companies enjoy undisturbed possession of such leased assets.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquired Companies do not own and have never owned any real property or any interest in real property. Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

2.14 Environmental Matters.

(a) No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the date hereof, nor has Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its Subsidiaries in any environmental litigation or impose upon Company or any of its Subsidiaries any environmental liability.

2.15 Labor Matters.

(a) Part 2.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of Company and its Subsidiaries along with their position, hire date, the current and prior year actual compensation and annual rate of compensation (including base salary and the target amount of any bonuses to which such employee may be eligible). To Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b) Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

2.16 Company Contracts.

(a) Except as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii) any Contracts identified or required to be identified in Part 2.8(b), Part 2.8(c) or Part 2.13(b) of the Company Disclosure Schedule;

(iii) any Contract with any distributor, reseller or sales representative;

(iv) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates;

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii) any Contract imposing any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(viii) any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any joint marketing or development agreement;

(xi) any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company; or

(xiii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.17 Books And Records. The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

2.18 Insurance.

(a) Part 2.18(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) (the “Insurance Policies”) to which any Acquired Company is a party. To Company’s knowledge, such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Parent.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19 RESERVED.

2.20 Suppliers; Effect Of Transaction.

(a) Part 2.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each supplier that supplies any significant product or service to any Acquired Company. Since the Company Balance Sheet Date, there has not been: (i) any materially adverse change in the business relationship of any Acquired Company with any supplier listed or required to be listed in Part 2.20(a) of the Company Disclosure Schedule; or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such supplier.

(b) No creditor, supplier, employee, client, customer or other Person having a business relationship with any Acquired Company has informed any Acquired Company in writing that such Person intends to materially change its relationship with Company because of the transactions contemplated by this Agreement or otherwise.

2.21 Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company or Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

2.22 Interested Party Transactions. No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

2.23 Disclosure; Company Information. The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Information Statement and/or the Proxy Statement/Prospectus/Information Statement will not, on the date the Information Statement or Proxy Statement/Prospectus/Information Statement, as applicable, is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will contain all information material to the matters sought for approval by the Company Stockholders, including all information reasonably required to satisfy all applicable information and disclosure requirements set forth in Rule 502 of Regulation D. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Proxy Statement/Prospectus/Information Statement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC Documents or other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1 Organization and Qualification.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2016 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, par value, $0.0001, of which 13,831,747 shares are issued and outstanding as of the close of business on the day prior to the date hereof and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”), of which no shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b) As of the date of this Agreement, Parent had reserved an aggregate of 3,697,171 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which (i) options were outstanding for an aggregate of 1,565,573 shares, and 71,257 shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.2(b) of the Parent Disclosure Schedule lists each outstanding option to purchase Parent Capital Stock and warrant to purchase Parent Capital Stock as of the date hereof, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.

(c) The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Part 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

3.3 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Parent’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Parent duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting. The board of directors of Merger Sub, at a meeting duly called and held, has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Proxy Statement/Prospectus/Information Statement with the SEC in accordance with the Exchange Act, (v) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (vi) the filing of the Parent Certificate of Amendment with the Secretary of State of the State of Delaware in accordance with Section 5.16, and (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of The NASDAQ Stock Market.

3.4 Anti-Takeover Statutes Not Applicable. The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of Delaware Law.

3.5 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(d) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(e) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since August 31, 2017 in the ordinary course of business.

3.6 Taxes.

(a) Each of the income and other material Tax Returns that any Parent or any of its Subsidiaries were required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Parent or any of its Subsidiaries is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to Parent or any of its Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Parent or any of its Subsidiaries in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Parent or any of its Subsidiaries other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b) All material Taxes that Parent or any of its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c) The unpaid Taxes of the Parent and its Subsidiaries (i) did not, as of August 31, 2017, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Parent Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and its Subsidiaries in filing their Tax Returns. Since August 31, 2017, Parent and its Subsidiaries have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Parent or any of its Subsidiaries with any taxing authority or issued by any taxing authority to Parent or any of its Subsidiaries. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Parent or any of its Subsidiaries that are, or if issued would be, binding on Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f) Other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Parent and each of its Subsidiaries is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Neither Parent nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g) Neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent and each of its Subsidiaries have disclosed on their respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(h) Parent and each of its Subsidiaries is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(i) Neither Parent nor any of its Subsidiaries has a permanent establishment, as defined in any applicable Tax treaty, in a country other than the country in which it is organized.

(j) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

3.7 Compliance with Legal Requirements. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its

Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not have a Parent Material Adverse Effect. No investigation or review by any Governmental Body is pending or threatened against Parent or its Subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

3.8 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.8(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 3.9(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.8(a).

(b) There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.9 Brokers’ And Finders’ Fees. Except as set forth in Part 3.9 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies. Parent has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.9 of the Company Disclosure Schedule.

3.10 Employee Benefit Plans.

(a) Part 3.10(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Parent Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Parent subject to

Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b) Parent has made available to Company true and complete copies of each of Parent Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Parent Employee Plan that is subject to ERISA reporting requirements, Parent has made available in a data room for review by Company copies of the Form 5500 reports filed for the last three (3) plan years. Parent has made available for review by Company the most recent Determination Letter issued with respect to each such Parent Employee Plan, and to Parent’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Code Section 401(a). Parent has made available in a data room for review by Company all filings made by Parent or any ERISA Affiliate of Parent with any Governmental Body with respect to any Parent Employee Plan to the extent relevant to any ongoing obligation or liability of Parent, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Parent Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Parent and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Parent Employee Plans. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Parent has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Parent’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Parent Employee Plan. Neither Parent nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Parent Employee Plan. All contributions required to be made by Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. With respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Parent Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent is overtly threatened in communication with Parent, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Parent or any ERISA Affiliate regarding any Parent Employee Plan that would materially increase the expense of maintaining such Parent Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2016. None of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Parent Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Parent Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Parent under Chapter 43 of the Code. With respect to Parent Employee Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Parent Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) Neither Parent nor any ERISA Affiliate of Parent has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Neither Parent nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) With respect to each Parent Employee Plan, Parent is in material compliance with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998. Parent has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h) Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan), except as expressly provided in Part 3.12(h) of the Parent Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent other than ordinary administration expenses typically incurred in a termination event.

(i) Parent is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Parent does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Parent Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Parent is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the most recent Parent Financials on file with the SEC.

3.11 Real Property. The Acquiring Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.12 of the Parent Disclosure Schedule.

3.12 Parent Contracts.

(a) Except as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2016 or Part 3.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquiring Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquiring Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable foreign Legal Requirements;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(iv) any Contract imposing any restriction on the right or ability of any Acquiring Company: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (v) to perform services for any other Person; or (vi) to transact business with any other Person;

(v) any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vi) any Contract relating to the borrowing of money or extension of credit;

(vii) any Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(viii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(ix) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate; or

(x) any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than thirty (30) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b) Parent has delivered to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.12 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.12 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2016, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (ii) give any Person the right to declare a default in any material respect under any Parent Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (iv) give any Person the right to accelerate the maturity or performance of any Parent Contract; or (v) give any Person the right to cancel, terminate or modify any Parent Contract. Each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.13 Insurance.

(a) Part 3.13(a) of the Parent Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party. Such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.14 Interested Party Transactions. Except as set forth in the SEC Documents, no event has occurred during the past three years that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

3.15 Disclosure. None of the representations or warranties of Parent contained herein, none of the information contained in the Parent Disclosure Schedule and none of the other information or documents furnished or to be furnished to Company by Parent or pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

3.16 Opinion of Financial Advisor. The board of directors of Parent has received an opinion of Oppenheimer & Co. Inc., financial advisor to Parent, dated the date of this Agreement, to the effect that the Merger Consideration is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

3.17 Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.18 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Information Statement and/or the Proxy Statement/Prospectus/Information Statement will not, on the date the Information Statement or Proxy Statement/Prospectus/Information Statement, as applicable, is first mailed to Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement/Prospectus/Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Proxy Statement/Prospectus/Information Statement.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent (i) that Parent consents in writing, (ii) as necessary to effect the transactions contemplated by the Company Stockholder Matters or the Financing Agreement and/or (iii) as necessary to sell and issue any remaining authorized shares of Company Series D Preferred Stock pursuant to the Company Series D Purchase Agreement, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or the Financing Agreement, without obtaining the written consent of Parent, Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) except for an amendment of the Company’s certificate of incorporation solely to the extent necessary to accommodate the shares of Company Common Stock issuable in connection with the Investor

Pre-Closing Warrant, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except as required by the certificate of incorporation of the Company as in effect as of the date of this Agreement and except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole not reflected or accounted for in the Company Budget; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) except as reflected or accounted for in the Company Budget, increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by this Agreement;

(k) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l) make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(m) except as reflected in the Company Budget, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business and consistent with past practice;

(n) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(o) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(p) make any material expenditure that is inconsistent with those expenditures contemplated by the Company Budget (provided that nothing herein shall prevent the Company from making payments on expenses incurred prior to the date of this Agreement and, provided further, that nothing herein shall be deemed to permit any Acquired Company to make any expenditures relating to the consummation of a public offering of the Company’s Capital Stock);

(q) amend, modify, waive or otherwise alter the Company Support Agreements in any material respect or consent to the transfer of any Company Capital Stock held or managed by Company Support Agreement Signatories; and

(r) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

The parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or its Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

4.2 Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted in the last three (3) months, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and to pay or perform other material obligations when due. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or the Financing Agreement, without obtaining the written consent of Company, Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a) except for the Parent Certificate of Amendment, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of a Parent Contract or grant any release or relinquishment of any material rights under any Parent Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(g);

(h) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(i) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee (other than securing a liability “tail” policy for the directors’ and officers’);

(j) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(k) make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the publicly filed financial statements of Parent, or incurred in the ordinary course of business and consistent with past practice;

(m) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(n) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (n) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied; or

(p) take any action that would cause the representation in Section 3.17 to become in accurate.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus/Information Statement will be included as a prospectus.

(b) Parent covenants and agrees that the Proxy Statement/Prospectus/Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement/Prospectus/Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus/Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to Parent’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Parent or the Company occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus/Information Statement, then Parent or the Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus/Information Statement will be made by Parent, in each case, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Proxy Statement/Prospectus/Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock pursuant to this

Agreement. Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to comply with applicable federal and state securities laws requirements.

(c) Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Company to be included in the Form S-4 Registration Statement. Without limiting the foregoing, Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

5.2 Information Statement; Company Written Consent.

(a) Promptly after the S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter (the “Company Vote Deadline”), Company shall obtain the approval by written consent of its stockholders in lieu of a meeting pursuant to Section 228 of Delaware Law (the “Company Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other transactions contemplated by this Agreement, including, but not limited to, the transactions contemplated by the Financing Agreement, (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of Delaware Law, (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under Delaware Law, (iv) if necessary, provide for the conversion of all Company Capital Stock (other than the Company Series D Preferred Stock) into Company Common Stock immediately prior to, and contingent upon the occurrence of, the Effective Time and (v) provide sufficient approval to treat the Company Series D Warrant as provided in Section 1.6(f) (collectively, the “Company Stockholder Matters”). Without the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed), the Company Written Consent shall not include any other approval or consent other than with respect to the Company Stockholder Matters and other any ancillary or related approvals customary or required in connection therewith. Subject to the terms of a Company Support Agreement applicable to any Company Stockholder signatory thereto, the Company Stockholder Written Consent shall provide that such consent may be revoked by any signatory thereto until the Company Vote Deadline. In connection with the solicitation of the Company Stockholder Written Consent, the Company shall mail to Company Stockholders as of the record date established for the approval of the Company Stockholder Matters, the Proxy Statement/Prospectus/Information Statement, such mailing to occur substantially contemporaneous with Parent’s mailing of the Proxy Statement/Prospectus/Information Statement to the Parent Stockholders in accordance with Section 5.3(a).

(b) Subject to Section 5.2(c): (i) the board of directors of Company will recommend that its stockholders vote to approve the Company Stockholder Matters (such recommendation the “Company Board Recommendation”); (ii) the Information Statement will include the Company Board Recommendation; and (iii) the Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent will be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of the Company Stockholder Matters by the Company Written Consent, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after having taken into account the advice of Company’s outside legal counsel and financial advisors, that (x) as a result of Company’s receipt of an Acquisition Proposal that was not made in violation of Section 5.12 and that the board of directors of Company has determined in good faith, after consultation with Company’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Company that occurs or arises after the date of this Agreement and that was neither known to Company or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Company Intervening Event”), the withdrawal or modification of the Company Board Recommendation is required in order for the board of directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 5.2(c), Company shall provide Parent with four (4) Business Days’ prior written notice advising the Parent that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Company Acquisition Proposal, the information required by Section 5.12(b) and, in the case of a Company Intervening Event, the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Parent in good faith (to the extent the Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Company Board Recommendation.

5.3 Parent Stockholder Meeting.

(a) Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger, (ii) the transactions contemplated by the Financing Agreement, including the issuance of the Investor Pre-Closing Warrant to Investor and the issuance of the shares of Parent Common Stock to Investor, in each case pursuant to the Financing Agreement, and (iii) the Parent Certificate of Amendment (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the Proxy Statement/Prospectus/Information Statement is declared effective under the Securities Act; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.3(c): (i) the board of directors of Parent will recommend that its stockholders vote to approve the Parent Stockholder Approval Matters (such recommendation, the “Parent Board Recommendation”); (ii) the Proxy Statement/Prospectus/Information Statement will include the Parent Board Recommendation; and (iii) the Parent Board Recommendation will not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company will be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having taken into account the advice of Parent’s outside legal counsel and financial advisors, that (x) as a result of Parent’s receipt of an Acquisition Proposal that was not made in violation of Section 5.13 and that the board of directors of Parent has determined in good faith, after consultation with Parent’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement and that was neither known to Parent or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Parent

Intervening Event”), the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.3(c), Parent shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Parent Acquisition Proposal, the information required by Section 5.13(b) and, in the case of a Parent Intervening Event, the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent the Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.

(d) Nothing contained in this Agreement will prohibit Parent or its board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 and 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements.

5.4 Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Parent will promptly provide the other party with copies of: (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (e) any material notice, report or other document received from any Governmental Body. Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company.

5.5 Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.6 Director Indemnification and Insurance.

(a) From and after the Effective Time, Parent will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns; provided, however, that the Company directors and officers which become directors and officers of the Surviving Corporation will enter into the Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b) Effective as of the Effective Time, Company will maintain the effectiveness of a “tail” policy on Company’s existing directors and officers’ liability insurance policy for a period of six (6) years.

(c) Effective as of the Effective Time, Parent will secure a “tail” policy on Parent’s existing directors for a period of six (6) years.

(d) This Section 5.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation and the parties indemnified hereby, and will be binding on all successors and assigns of the Surviving Corporation.

5.7 Notification of Certain Matters.

(a) Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

(b) Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

5.8 Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Effective Time, and in any event within thirty (30) days after the end of each such fiscal month end, Company will deliver to Parent the consolidated balance sheet of Company and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Company for the one-month period then ended and for the period then ended since the date of the Company Balance Sheet (collectively, the “Interim Financial Statements”). The Interim Financial Statements will be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of Company as of the date thereof.

5.9 Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent or review of Company.

5.10 Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

5.11 Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of one individual designated by Parent (the “Parent Appointee”) and six individuals designated by Company (the “Company Appointees”) in the classes set forth on Schedule 5.11 to be provided prior to the date of the Proxy Statement/Prospectus/Information Statement and will, prior to the Company sending the Information Statement, provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time will be those set forth in Schedule 5.11 (and such individuals will be identified prior to the Company sending the Information Statement).

5.12 Non-Solicitation by Company.

(a) During the Pre-Closing Period, Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Company Stockholder Approval, this Section 5.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Company nor any Representative of Company (or its Subsidiaries) will have breached this Section 5.12(a), (2) the board of directors of Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) at least two (2) business days prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Parent written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no more favorable to Company than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) at least two (2) business days prior to furnishing any such information to such Person, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 5.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.12 by Company for purposes of this Agreement.

(b) Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.13 Non-Solicitation by Parent.

(a) During the Pre-Closing Period, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, or entering into discussions with, any Person in response to an

Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, Parent’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Parent nor any Representative of Parent (or its Subsidiaries) will have breached this Section 5.13(a), (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to the Parent’s stockholders under applicable Legal Requirements, (3) at least two (2) business days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no more favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an, “Acceptable Parent Confidentiality Agreement”) (4) at least two (2) business days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.

(b) Parent will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.14 Financing Agreement. The Financing Agreement will not be amended or modified in any manner except as provided for therein. As of the date hereof, the Financing Agreement is in full force and effect and, (i) to the knowledge of Company, represents a valid, binding and enforceable obligation of Company except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity and (ii) to the knowledge of Parent, represents a valid, binding and enforceable obligation of Parent except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The aggregate gross proceeds to Parent contemplated by the Financing Agreement equal $20 million as further set forth therein, and the number of securities to be issued in connection therewith is set forth therein (subject to adjustment as provided in Section 1.12(b)).

5.15 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock held by such individual and expected to be exchanged for shares of

Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16 Parent Certificate of Amendment. Immediately prior to the Effective Time, Parent will file the Parent Certificate of Amendment in substantially the form of Exhibit D with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

5.17 Termination of Company Stockholder and Other Related Agreements. Prior to the Closing Date, Company will obtain the necessary written consent of its stockholders to, effective upon the Closing Date, terminate the following agreements to which the Company and certain of its stockholders are a party: (i) Stockholder Agreement, dated as of November 25, 2015, as amended pursuant to that certain First Amendment to Stockholder Agreement, dated as of July 13, 2016, and by that certain Second Amendment to Stockholder Agreement, dated July 28, 2017 and (ii) Registration Rights Agreement, dated November 25, 2015.

5.18 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Company Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Company Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.18(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’ board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.18(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b) Parent will file with the SEC, as soon as practicable (and in any event within 10 Business Days) after the Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.18(a), to the extent permitted by federal securities laws, and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

(c) Within twenty (20) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent.

5.19 Allocation Certificate. Company will prepare and deliver to Parent at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (a) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder, and (b) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”).

5.20 Employee Benefit Matters.

(a) All employees of the Company and the Acquired Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company and the Acquired Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s and each Acquired Company’s benefit plans. All employees of the Company and each Acquired Company shall be given credit for all service with the Company (or service credited by the Company) for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs, policies and arrangements and employment policies maintained by Parent in which they become participants. No employees of the Company or of any Acquired Company (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of Parent for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation other than limitations or waiting periods that are already in effect with respect to such individuals to the extent not satisfied as of the Effective Time under the corresponding Company Employee Plan.

(b) At Parent’s request, Company will terminate any or all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), with such termination to be effective as of the day immediately preceding the Closing Date and reflected in resolutions of Company’s board of directors. The form and substance of such resolutions will be subject to the prior review and approval of Parent. For purposes of clarity, participation in any Company 401(k) Plan for which no request has been made by Parent on or prior to the day immediately prior to the Closing Date will not be terminated by Company.

5.21 Stockholder Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the board of directors of Parent or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the board of directors of Company or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.22 Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.2(a) and 6.3(a) of this Agreement.

5.23 Tax Matters.

(a) Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.24 Post-Merger Voting Agreements. At or immediately following the Effective Time, Parent and any holder of shares of Parent Common Stock representing more than 19.5% of the issued and outstanding Parent Common Stock as of the Effective Time (such percentage, the “Voting Threshold”) then required by laws or regulations applicable to such holder limiting its ability to vote shares of Parent Common Stock in excess of the Voting Threshold, will enter into either a mutually agreeable voting agreement or a mutually agreeable voting trust arrangement pursuant to which certain members of Parent’s management will be delegated the authority to vote the applicable number of shares of Parent Common Stock held by such holder in excess of the Voting Threshold in proportion to all other votes cast by such Parent stockholders at any Parent stockholder meeting.

5.25 Reverse Split. Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt Parent Certificate of Amendment authorizing the Board of Directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock. Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time.

5.26 Listing. Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of NASDAQ CM, to prepare and submit to NASDAQ CM a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on NASDAQ CM (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NASDAQ Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.26.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions To Obligation Of Each Party To Effect The Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, illegal;

(b) Reserved.

(c) Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(d) Stockholder Approvals. This Agreement will have been duly adopted and the Merger will have been duly approved by the Company Stockholder Approval and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

6.2 Additional Conditions to Obligations Of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Company (i) set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect; provided that, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company. For purposes of clarity, the transactions contemplated by Article 1 of this Agreement shall not constitute a breach of the representations and warranties of Company set forth in Section 2.2 (Capital Structure).

(b) Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.

(c) Consents Obtained. Parent will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.2(c) required to be obtained, and all filings required to be made, by Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Company.

(d) Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e) Other Deliveries. Parent will have received such other certificates and instruments (including without limitation certificates of good standing of Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

(f) FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company.

(g) Allocation Certificate. The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.

(h) Termination of Contracts. Company will have delivered to Parent evidence in form and substance satisfactory to Parent that the Contracts listed in Section 5.17 have been terminated.

(i) Additional Parent Funding. The Financing Agreement will continue to be in full force and effect and the Additional Parent Funding will be capable of being consummated immediately following the Effective Time pursuant to the terms of the Financing Agreement.

(j) Company Board of Directors Resignation Letters. Parent will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Company immediately following the Effective Time.

(k) Company Lock-up Agreements. The Company Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(l) Preferred Stock Conversion. Company shall have effected a conversion of all shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time.

6.3 Additional Conditions to Obligations Of Company. The obligation of Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided that, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b) Agreements and Covenants. Parent will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.

(c) Consents Obtained. Company will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.3(c) required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Parent.

(d) Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect, that is continuing.

(e) Parent Board of Directors Resignation Letters. Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(f) Company Appointees. Each of the Company Appointees shall have been duly elected to the board of directors of Parent per Schedule 5.11.

(g) NASDAQ Listing. Shares of Parent Common Stock shall have been approved for listing on the NASDAQ CM as of the Closing and the NASDAQ Listing Application shall have been approved.

(h) Registration Rights Agreement. Parent shall have delivered a fully executed and duly authorized copy of the Registration Rights Agreement to Company.

(i) Amended and Restated Investors’ Rights Agreement. On or prior to the Effective Time, Parent shall have terminated that certain Fourth Amended and Restated Investors’ Rights Agreement, dated September 22, 2014, by and among Parent and the Persons signatory thereto.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a) by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b) by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(c) by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if the Company Stockholder Approval has not been obtained by the Company Vote Deadline (provided that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party where the failure to obtain the Company Stockholder Approval will have been caused by the action or failure to act of such party in breach of this Agreement);

(e) by either Parent or Company, if the Parent Stockholder Approval contemplated by this Agreement will not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party where the failure to obtain the Parent Stockholder Approval will have been caused by the action or failure to act of such party in breach of this Agreement); provided, however, that Parent’s adjournment of the Parent Stockholders’ Meeting will not result in a failure to obtain the requisite vote under this Section 7.1(e) unless Parent does not obtain the Parent Stockholder Approval prior to the date sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held; provided, however, that Parent may not terminate this Agreement pursuant to Section 7.1(b) until sixty five (65) days after the date that the initial Parent Stockholders’ Meeting is held; provided further that if the Parent Board Recommendation is withdrawn or modified in a manner adverse to Company, the Company may terminate this Agreement pursuant to this Section 7.1(e) before that date that is sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held;

(f) by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(f); provided, further that no termination may be made pursuant to this Section 7.1(f) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(d));

(g) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(g); provided, further that no termination may be made pursuant to this Section 7.1(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(e));

(h) by Company, if there will have occurred any Parent Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Parent Material Adverse Effect is not cured within fifteen (15) days; or

(i) by Parent, if there will have occurred any Company Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect is not cured within fifteen (15) days.

7.2 Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.2, and 7.3 and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 7, survive termination of this Agreement in accordance with its terms.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated (provided, however, that if the Merger is consummated, such fees and expenses will be paid by such party out of its own cash on hand prior to the Effective Time).

(b) Company will pay to Parent a termination fee in an amount in cash equal to (i) $1,250,000 in the event that this Agreement is terminated pursuant to Section 7.1(d), such fee to be paid within two (2) Business Days after such termination, and (ii) an additional $250,000 in the event an Acquisition Proposal with respect to Company has been publicly announced, disclosed or otherwise communicated to Company’s board of directors and, within 12 months after the date of such termination, Company enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, such fee to be paid not later than two (2) Business days after the Acquisition Transaction is consummated.

(c) Parent will pay to Company a termination fee in an amount in cash equal to (i) $1,250,000 in the event that this Agreement is terminated pursuant to Section 7.1(e), such fee to be paid within two (2) Business Days after such termination, and (ii) an additional $250,000 in the event an Acquisition Proposal with respect to Parent has been publicly announced, disclosed or otherwise communicated to Parent’s board of directors and, within 12 months after the date of such termination, Parent enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, such fee to be paid not later than two (2) Business days after the Acquisition Transaction is consummated.

(d) In addition to the fee set forth in Section 7.3(b)(i) above, Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Parent for all fees and expenses (up to $250,000 in the aggregate) incurred by Parent and Merger Sub in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.1(d) or if Parent terminates this Agreement pursuant to Section 7.1(f).

(e) In addition to the fee set forth in Section 7.3(c)(i) above, Parent shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Company for all fees and expenses (up to $250,000 in the aggregate) incurred by Company in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.1(e) or if the Company terminates this Agreement pursuant to Section 7.1(g).

(f) If Company fails to pay when due any amount payable by Company under this Section 7.3, then (i) Company will reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) Company will pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. If Parent fails to pay when due any amount payable by Parent under this Section 7.3, then (i) Parent will reimburse Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Company of its rights under this Section 7.3, and (ii) Parent will pay to Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)   If to Parent or Merger Sub:

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

Attn: Susan Knudson

E-Mail: sknudson@neothetics.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive

11th Floor

San Diego, CA 92130

Attn.: Michael S. Kagnoff

E-Mail: Michael.kagnoff@dlapiper.com

(b)   If to Company:

Evofem Biosciences, Inc.

12400 High Bluff Drive

Suite 600

San Diego, CA 92130

Attn: Jay File

E-Mail: jfile@evofem.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130

Attn.: Adam C. Lenain

E-Mail: aclenain@mintz.com

8.2 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

8.6 Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

8.7 Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

8.8 Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

8.9 Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

8.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the

State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.12 Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.13 Cooperation. In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Saundra Pelletier and Jay File after reasonable inquiry. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Susan Knudson after reasonable inquiry. For purposes of this Section 8.14(e), “reasonable inquiry” by any individual will be deemed to mean obtaining actual knowledge of the following: (i) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files, (ii) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic) contained in books and records of such person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, and (iii) knowledge that could be obtained from reasonable inquiry of an individual’s direct reports.

8.15 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

NEOTHETICS, INC.

By:	/s/ Susan A. Knudson
Name: Susan A. Knudson
Title: Chief Financial Officer

NOBELLI MERGER SUB, INC.

By:	/s/ Susan A. Knudson
Name: Susan A. Knudson
Title: President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Name: Saundra Pelletier
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and Merger Sub.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (but excluding the Financing):

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c) any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board Recommendation” mean the Company Board Recommendation or the Parent Board Recommendation, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Diego, California are authorized or required by applicable Legal Requirements to close.

“Company Budget” means the budget of the Company attached as Schedule 4.1 of the Company Disclosure Schedule.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock on an as converted to Company Common Stock basis and the Company Series D Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company Common Exchange Ratio” means, calculated to the nearest 1/10,000 of a share, the quotient obtained by dividing the (A) Company Common Merger Shares by (B) the number of Company Common Exchange Ratio Outstanding Shares.

“Company Common Exchange Ratio Outstanding Shares” means the total number of shares of Company Common Stock, outstanding immediately prior to the Effective Time (on an as converted to Company Common

Exhibit A-1

Stock basis with respect to any shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock) and assuming the cashless exercise of the Investor Pre-Closing Warrant and any other Company Warrants (excluding the Company Series D Warrant).

“Company Common Merger Shares” means that number of Company Merger Shares equal to the difference of (i) the aggregate number of Company Merger Shares minus (ii) the number of Company Series D Preference Merger Shares.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Parent on the date of this Agreement.

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

“Company Lock-up Agreement Signatories” means Saundra Pelletier, Jay File and Thomas Lynch.

“Company Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquired Companies taken as a whole; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

“Company Merger Shares” means 82,893,740 shares of Parent Common Stock.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the Company’s Amended and Restated 2012 Equity Incentive Plan.

“Company Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, $0.001 per share.

“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company, $0.001 per share.

“Company Series C Preferred Stock” means the Series C Preferred Stock of the Company, $0.001 per share.

“Company Series C-1 Preferred Stock” means the Series C-1 Preferred Stock of the Company, $0.001 per share.

“Company Series D Preferred Stock” means the Series D Preferred Stock of the Company, $0.001 per share.

Exhibit A-2

“Company Series D Exchange Ratio” means, calculated to the nearest 1/10,000 of a share, the quotient obtained by dividing the (A) Company Series D Preference Merger Shares by (B) the number of issued and outstanding shares of Company Series D Preferred Stock as of immediately prior to the Effective Time.

“Company Series D Preference Amount” means the amount in United States Dollars calculated as of the Effective Time payable to the holders of the Company Series D Preferred Stock pursuant to Section 2(a) of Article IV(B) of Company’s Third Amended and Restated Certificate of Incorporation in connection with the consummation of the Merger, which, assuming the Effective Time takes place on December 31, 2017 and that the final investment of $2.5 million pursuant to the Series D PurchaseAgreement was received on October 1, 2017, equals $85,291,178.

“Company Series D Preference Merger Shares” that number of Company Merger Shares, rounded up to the nearest whole share, equal to the quotient of (A) the Series D Preference Amount divided by (B) $2.0677.

“Company Series D Purchase Agreement” means that certain Series D Purchase Agreement, dated July 13, 2016, by and between the Company and Woodford Investment Management Limited as amended by that certain Amendment No. 1 to the Series D Preferred Stock Purchase Agreement, dated July 28, 2017, by and between the Company and Woodford Investment Management Limited.

“Company Series D Warrant” means those certain Company Warrants to purchase “Next Equity Securities” (as defined therein) issued to Woodford Investment Management LLP, as agent for and on behalf of (1) CF Woodford Equity Income Fund, a sub fund of CF Woodford Investment Fund, (2) Woodford Patient Capital Trust plc, (3) Omnis Income & Growth Fund, a sub-fund of Omnis Portfolio Investments ICVC exercisable to purchase Next Equity Securities (as defined therein) at an exercise price equal to the price per share paid by the New Investors (as defined therein) in a Next Equity Financing (as defined therein).

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Support Agreement Signatories” mean: (a) Invesco Asset Management Limited acting as agent for and on behalf of its discretionary managed clients identified on Annex A thereto, (b) Woodford Investment Management Limited, acting as agent for and on behalf of its discretionary managed clients identified on Annex A thereto, and (c) Brickhaven II, LLC.

“Company Warrant” means the warrants to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of

Exhibit A-3

any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out-Licenses.

“End Date” means the date that is four (4) months after the date of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“FDA” means the United States Food and Drug Administration.

“Financing” means the sale and issuance of equity securities, in connection with the Additional Parent Funding, which funding, in each case, is consistent with the terms and conditions hereof and of the Financing Agreement.

“Financing Agreement Signatories” means the Investor, Parent and Company.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all holders of Company Series D Preferred Stock and Company Common Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other shares of Company Series D Preferred Stock and Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investor” means Invesco Asset Management Limited, acting as agent for and on behalf of certain of its discretionary managed clients.

“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of the Merger Sub.

“NASDAQ CM” means The Nasdaq Capital Market.

“Order” means any order, writ, injunction, judgment or decree.

Exhibit A-4

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent IP Rights” mean all IP Rights owned solely or co-owned by Parent or in which Parent has any right, title or interest.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under this Agreement.

“Parent Outstanding Shares” means, subject to Section 1.6(g), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (on an as converted to Parent Common Stock basis.

“Parent Stock Option Plans” mean the Parent Stock Option Plan and 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan.

“Parent Warrant” means any warrant outstanding prior to the Effective Time to purchase shares of Parent Capital Stock.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

Exhibit A-5

“Proxy Statement/Prospectus/Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Company Stockholder Written Consent) and to Parent’s stockholders in connection with the Parent’s Stockholders’ Meeting.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and among, Parent and the Registration Rights Holders in the form attached hereto as Exhibit G.

“Registration Rights Holders” means Investor, Woodford Investment Management Limited (acting on behalf of certain of its discretionarily managed clients) and certain holders of Parent Common Stock set forth on the signature pages to the Registration Rights Agreement.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2016, including all amendments thereto.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of capital stock of either Parent or Company, as applicable, on terms that the board of directors of either Parent or Company, as applicable, determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to its stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer will not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

Exhibit A-6

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Company Confidentiality Agreement”	Section 5.12(a)
“Acceptable Parent Confidentiality Agreement”	Section 5.13(a)
“Additional Parent Funding”	Recitals
“Agreement”	Preamble
“Allocation Certificate”	Section 5.19
“Certificate of Merger”	Section 1.2
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 2.12(f)
“Code”	Recitals
“Company”	Preamble
“Company 401(k) Plan”	Section 5.20(b)
“Company Appointees”	Section 5.11
“Company Balance Sheet”	Section 2.5(a)
“Company Board Recommendation”	Section 5.2(b)
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Article 2
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.5(a)
“Company Lock-up Agreements”	Recitals
“Company Owned IP Rights”	Section 2.8(d)
“Company Permits”	Section 2.9(b)
“Company Stock Certificate”	Section 1.9
“Company Stockholder Approval”	Section 2.3(a)
“Company Stockholder Matters”	Section 5.2(a)
“Company Support Agreements”	Recitals
“Company Vote Deadline”	Section 5.2(a)
“Company Written Consent”	Section 5.2(a)
“Confidentiality Agreement”	Section 5.4
“Delay Period”	Section 5.26
“Delaware Law”	Section 1.1
“Determination Letter”	Section 2.12(b)
“Dissenting Shares”	Section 1.7
“Effective Time”	Section 1.2
“ERISA”	Section 2.12(a)
“ERISA Affiliate”	Section 2.12(a)
“Exchange Act”	Section 2.3(d)
“Exchange Agent”	Section 1.8(a)
“Exchange Fund”	Section 1.8(a)
“Financing Agreement”	Recitals
“GAAP”	Section 2.5(a)
“Hazardous Material”	Section 2.14(a)
“Hazardous Material Activities”	Section 2.14(b)
“HIPAA”	Section 2.12(f)
“HMO”	Section 2.12(k)
“Investor Pre-Closing Warrant”	Recitals
“Insurance Policies”	Section 2.18(a)

Exhibit A-7

Defined Word	Section of Agreement
“Interim Financial Statements”	Section 5.8
“Knowledge of Company”	Section 8.14(e)
“Knowledge of Parent”	Section 8.14(e)
“Merger”	Recitals
“Merger Consideration”	Section 1.6(a)(ii)
“Merger Sub”	Preamble
“NASDAQ Listing Application”	Section 5.26
“Out Licenses”	Section 2.8(c)
“Parent”	Preamble
“Parent Appointee”	Section 5.11
“Parent Board Recommendation”	Section 5.3(b)
“Parent Change in Recommendation”	Section 5.3(c)
“Parent Certificate of Amendment”	Section 1.4(c)
“Parent Common Stock”	Section 1.6(a)(i)
“Parent Contract”	Section 3.12(b)
“Parent Employee Plans”	Section 3.10(a)
“Parent Financials”	Section 3.5(c)
“Parent Intervening Event”	Section 5.3(c)
“Parent Preferred Stock”	Section 3.2(a)
“Parent Stockholder Approval”	Section 3.3(a)
“Parent Stockholder Approval Matters”	Section 5.3(a)
“Parent Stockholders’ Meeting”	Section 5.3
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 4.1
“Post-Merger Series D Warrant”	Section 1.6(f)
“Reverse Split”	Section 5.25
“SEC”	Section 2.3(d)
“Securities Act”	Section 2.3(d)
“Surviving Corporation”	Section 1.1
“Tax Returns”	Section 2.7(a)
“Voting Threshold”	Section 5.24

Exhibit A-9

Exhibit G

[                ], INC.1

REGISTRATION RIGHTS AGREEMENT

DATED AS OF                , 2017

[1]	Note: Name of Company to be updated per Certificate Amendment and Section 1.4 of the Merger Agreement.

[                ], INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [                    ], 2017, by and among [                    ], Inc., a Delaware corporation (the “Company”), and the signatories hereto (each such party, together with any Person (as defined below) who hereafter becomes a party to this Agreement, a “Holder” and collectively, the “Holders”). The Company and the Holders are referred to collectively herein as the “Parties.”

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such Person or an Affiliate thereof); provided, that for purposes of this Agreement, no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Approved Transferee” means any Affiliate of any Holder who acquires Registrable Securities from such Holder.

“Alternative Transaction” means the sale of Registrable Securities constituting less than 3% of Company Common Stock then outstanding to one or more purchasers in a registered transaction without a prior marketing process by means of (a) a bought deal, (b) a block trade, (c) a direct sale or (d) any other transaction that is registered pursuant to a Shelf Registration that is not a firm commitment underwritten offering.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as amended from time to time.

“Chosen Courts” has the meaning set forth in Section 8(d).

“Close of Business” means 5:00 p.m. Eastern Time.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Notice” has the meaning set forth in Section 2(a)(iii).

“Demand Eligible Holder” has the meaning set forth in Section 2(b)(i).

“Demand Eligible Holder Request” has the meaning set forth in Section 2(b)(i).

“Demand Notice” has the meaning set forth in Section 2(b)(i).

“Demand Registration” has the meaning set forth in Section 2(b)(i).

“Demand Registration Statement” has the meaning set forth in Section 2(b)(i).

“Determination Date” has the meaning set forth in Section 2(a)(viii).

“Effectiveness Period” has the meaning set forth in Section 2(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” shall mean, with respect to any natural Person, such Person’s parents, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains solely for the benefit of such Person and such Person’s spouse (but not including a former spouse or a spouse from whom such Person is legally separated) and/or descendants.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” has the meaning set forth in Section 2(a)(i).

“Form S-3 Shelf” has the meaning set forth in Section 2(a)(i).

“Holder” has the meaning set forth in the preamble. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Holders of a Majority of Included Registrable Securities” means Holders of a majority of the Registrable Securities included in the Registration Statement or public offering.

“Indemnified Persons” has the meaning set forth in Section 6(a).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433, relating to an offer of the Registrable Securities.

“Losses” has the meaning set forth in Section 6(a).

“Maximum Offering Size” has the meaning set forth in Section 2(a)(iv).

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of October [        ], 2017, by and among the Company, a Delaware corporation, Nobelli Merger Sub, Inc., a Delaware corporation and Evofem Biosciences, Inc., a Delaware corporation.

“Merger Effective Date” means the effective date on which the merger of Nobelli Merger Sub, Inc. with and into Evofem Biosciences, Inc. in accordance with the terms of the Merger Agreement is consummated.

“Other Registrable Securities” means (a) Company Common Stock, (b) any securities issued or issuable with respect to, on account of or in exchange for Company Common Stock, whether by stock split, stock dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise and (c) any options, warrants or other rights to acquire, and any securities received as a dividend or distribution in respect of, any of the securities described in clauses (a) and (b) above, in each case held by any other Person who has rights to participate in any offering of securities by the Company pursuant to a registration rights agreement or other similar arrangement with the Company or any direct or indirect parent of the Company relating to the Company Common Stock (which shall not include this Agreement).

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Eligible Holders” has the meaning set forth in Section 2(c)(i).

“Piggyback Notice” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration Statement” has the meaning set forth in Section 2(c)(i).

“Piggyback Request” has the meaning set forth in Section 2(c)(i).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or known to the Company to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A), all amendments and supplements to the Prospectus, including post-effective amendments, all material incorporated by reference or deemed to be incorporated by reference in such Prospectus and any Issuer Free Writing Prospectus.

“Public Offering” means any sale of shares of Company Common Stock to the public pursuant to a public offering registered (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 is applicable) under the Securities Act.

“Qualified Holder” means one or more Holders who beneficially own in the aggregate 20% or more of the outstanding shares of Company Common Stock as of the date of determination.

“Registrable Securities” means (a) any Company Common Stock, (b) any securities issued or issuable with respect to, on account of or in exchange for Company Common Stock, whether by stock split, stock dividend, recapitalization, merger, consolidation or other reorganization, charter amendment or otherwise and (c) any options, warrants or other rights to acquire, and any securities received as a dividend or distribution in respect of, any of the securities described in clauses (a) and (b) above, in each case that are held by the Holders and their Affiliates or any transferee or assignee of any Holder or its Affiliates and originally issued to the Holder pursuant to the Merger Agreement and/or the Financing Agreement, including, without limitation the Company Common Stock issuable upon exercise of the Post-Merger Series D Warrant (as those terms are defined in the Merger

Agreement), all of which securities are subject to the rights provided herein until such rights terminate pursuant to the provisions of this Agreement. As to any particular Registrable Securities, such securities shall not be Registrable Securities when (i) a Registration Statement registering such Registrable Securities under the Securities Act has been declared effective and such Registrable Securities have been sold, transferred or otherwise disposed of by the Holder thereof pursuant to such effective Registration Statement, (ii) such Registrable Securities are sold, transferred or otherwise disposed of pursuant to Rule 144, (iii) such securities cease to be outstanding, or (iv) such securities have become eligible for sale by the applicable Holder pursuant to Rule 144 without any restriction on the volume or manner of such sale and all restrictive legends and stop transfer instructions have been removed with respect to all book entries representing the applicable Registrable Securities.

“Registration Expenses” has the meaning set forth in Section 5.

“Registration Statement” means a registration statement of the Company filed with or to be filed with the Commission under the Securities Act and other applicable law, including an Automatic Shelf Registration Statement, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Related Person” has the meaning set forth in Section 8(m).

“Representatives” of a Holder means its partners, shareholders, members, directors, officers, employees, agents, counsel, accountants, consultants, investment advisers or other professionals or representatives, or its affiliates or wholly owned subsidiaries.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 145” means Rule 145 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 430A” means Rule 430A promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 433” means Rule 433 promulgated by the Commission pursuant to the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Seasoned Issuer” means an issuer eligible to use Form S-3 under the Securities Act and who is not an “ineligible issuer” as defined in Rule 405.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and related legal and other fees of a Holder not included within the definition of Registration Expenses.

“Shelf Period” has the meaning set forth in Section 2(a)(i).

“Shelf Public Offering Requesting Holder” has the meaning set forth in Section 2(a)(ii).

“Shelf Registration” means the registration of an offering of Registrable Securities on a Form S-1 Shelf or a Form S-3 Shelf, as applicable, on a delayed or continuous basis under Rule 415, pursuant to Section 2(a)(i).

“Shelf Registration Statement” has the meaning set forth in Section 2(a)(i).

“Shelf Takedown Notice” has the meaning set forth in Section 2(a)(iii).

“Subsidiary” means, when used with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Suspension Period” has the meaning set forth in Section 2(e).

“Trading Market” means the principal national securities exchange in the United States on which Registrable Securities are (or are to be) listed.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2(b)(ii).

“WKSI” means a “well known seasoned issuer” as defined under Rule 405 and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also a Seasoned Issuer.

“WKSI Date” has the meaning set forth in Section 2(a)(viii).

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections, paragraphs and clauses refer to Sections, paragraphs and clauses of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall be deemed to refer to such law or statute as amended or supplemented from time to time and shall include all rules and regulations and forms promulgated thereunder, and references to any law, rule, form or statute shall be construed as including any legal and statutory provisions, rules or forms consolidating, amending, succeeding or replacing the applicable law, rule, form or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

2. Registration.

(a) Shelf Registration.

(i) Filing of Shelf Registration Statement. No later than sixty (60) days after the Merger Effective Date, (x) the Company shall file a Registration Statement for a Shelf Registration on Form S-3 (or any successor to Form S-3) covering the resale of all of the Registrable Securities held by the Holders (the “Form S-3 Shelf”), or (y) if the Company is not a Seasoned Issuer or WKSI at the time of filing, the Company shall file a Registration Statement for a Shelf Registration on Form S-1 (or any successor to Form S-1) (the “Form S-1 Shelf” and, together with the Form S-3 Shelf, the “Shelf Registration Statement”). In the event that the Company files such Shelf Registration Statement on a Form S-1 Shelf and thereafter becomes a Seasoned Issuer or WKSI, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf to a Form S-3 Shelf (which shall be an Automatic Shelf Registration Statement if the Company is a WKSI) as soon as practicable after the Company becomes so eligible. Subject to the terms of this Agreement, including any applicable Suspension Period, the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event (x) no later than the fifteenth (15th) day following the filing of the Shelf Registration Statement in the event of no “review” by the Commission, (y) no later than the sixtieth (60th) day following the filing of the Shelf Registration Statement in the event of “limited review” by the Commission, or (z) in the event of a “review” by the Commission, the one hundred and twentieth (120th) day following the filing of the Shelf Registration Statement (the number of days in (x), (y) and (z) each being a “Review Period,” depending on the nature of the Commission’s review), and shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement are no longer Registrable Securities, including, to the extent a Form S-1 Shelf was converted to a Form S-3 Shelf and the Company thereafter became ineligible to use Form S-3, by filing a Form S-1 Shelf not later than twenty (20) Business Days after the date of such ineligibility and using its commercially reasonable efforts to have such Form S-1 declared effective as promptly as practicable (but in any event within the Review Period, depending on the nature of the Commission’s review) (the period during which the Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in accordance with this clause (i), the “Shelf Period”). The Company shall notify the Holders named in the Shelf Registration Statement via facsimile or by e-mail of the effectiveness of the Shelf Registration Statement (unless an Automatic Shelf Registration Statement) as promptly as practicable, and in any event within twenty-four (24) hours, after the Company telephonically or otherwise confirms effectiveness with the Commission. The Company shall file a final Prospectus with the Commission to the extent required by Rule 424. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for all permitted means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, Alternative Transactions, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering.

(ii) Underwritten Shelf Takedown. At any time during the Shelf Period (subject to any Suspension Period), any one or more Holders of Registrable Securities (such Holder, a “Shelf Public Offering Requesting Holder”) may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement (including, for the avoidance of doubt, a shelf registration filed pursuant to Section 2(a) or Section 2(b), each, an “Underwritten Shelf Takedown” which term shall not include an Alternative Transaction); and the Company shall within fifteen (15) Business Days of such request amend or supplement the Shelf Registration Statement and/or prepare and file related Prospectus supplement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to an Underwritten Shelf Takedown; provided, that, and subject to Section 2(a)(v) below, the Company shall not be obligated to effect (x) more than one (1) Underwritten Shelf Takedowns in any 12-month period for all Holders and (y) any

Underwritten Shelf Takedown if the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such Underwritten Shelf Takedown (including, for the avoidance of doubt, the Registrable Securities of the Holders (other than the Shelf Public Offering Requesting Holder) requested to be included therein pursuant to 2(a)(iii) below and the Other Registrable Securities to be sold in such Underwritten Shelf Takedown), in the good faith judgment of the managing underwriter(s) therefor, is less than $20 million.

(iii) Notice of Underwritten Shelf Takedown. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the class or series and the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Subject to Section 2(e) below, within three (3) days after receipt of any Shelf Takedown Notice except in the case of an Alternative Transaction (without regard to the 3% threshold), the Company shall give written notice of such requested Underwritten Shelf Takedown (which notice shall state the material terms of such proposed Underwritten Shelf Takedown, to the extent known, as well as the identity of the Shelf Public Offering Requesting Holder(s)) to all other Holders of Registrable Securities (the “Company Notice”) and, subject to the provisions of Section 2(a)(iv) and Section 2(e) below, shall include in such Underwritten Shelf Takedown all Registrable Securities of the same class or series as the Registrable Securities originally requested to be sold by the Shelf Public Offering Requesting Holder(s) with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after giving the Company Notice; provided, that any such Registrable Securities shall be sold subject to the same terms as are applicable to the Registrable Securities the Shelf Public Offering Requesting Holder(s) is requesting to sell.

(iv) Priority of Registrable Shares. If the managing underwriters for such Underwritten Shelf Takedown advise the Company and the Holders of Registrable Securities requested to be included in such Underwritten Shelf Takedown that in their reasonable view the number of Registrable Securities requested to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities which can be sold in an orderly manner in such offering within the contemplated price range requested to be included in the Underwritten Shelf Takedown (the “Maximum Offering Size”), then the Company shall so advise all Holders of Registrable Securities requested to be included in such Underwritten Shelf Takedown, and shall include in such Underwritten Shelf Takedown the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities requested to be included in such Underwritten Shelf Takedown by the Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included therein by each such Holder, up to the Maximum Offering Size, (B) second, any securities requested to be included in such Underwritten Shelf Takedown by the Company and (C) third, Other Registrable Securities requested to be included in such Underwritten Shelf Takedown to the extent permitted hereunder, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective Holders of such Other Registrable Securities on the basis of the number of securities requested to be included therein by each such Holder. For any Holder of Other Registrable Securities that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, Subsidiaries, parents and Affiliates of such Holder, or the estates and Family Members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such Other Registrable Securities shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such Other Registrable Securities.

(v) Timing of Underwritten Shelf Takedowns. Subject to Section 2(a)(ii), the Company shall not be obligated to effect an Underwritten Shelf Takedown within sixty (60) days (or such shorter period specified in any applicable lock-up agreement entered into with underwriters) after the consummation of a previous Underwritten Shelf Takedown.

(vi) Selection of Bankers and Counsel. The Holders of a Majority of Included Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one (1) or more reputable nationally recognized investment banks reasonably satisfactory to the Company) and one (1) firm of counsel to represent all of the Holders (along with any reasonably necessary local counsel), in connection with such Underwritten Shelf Takedown; provided, that the Company shall select such investment banker(s) and manager(s) if Holders of a Majority of Included Registrable Securities cannot so agree on the same within twelve (12) Business Days of the Shelf Takedown Notice.

(vii) Withdrawal from Registration. Any Holder whose Registrable Securities were to be included in any such Underwritten Shelf Takedown pursuant to Section 2(a)(ii) or Section 2(a)(iii) may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder or Holders to include Registrable Securities in any future Underwritten Shelf Takedown(s), by written notice to the Company delivered prior to the pricing date of the relevant Underwritten Shelf Takedown.

(viii) WKSI Filing. Upon the Company first becoming a WKSI (the “WKSI Date”), (A) the Company shall give written notice thereof to all of the Holders who hold Registrable Securities as promptly as practicable but in no event later than ten (10) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a WKSI, and (B) the Company shall, in accordance with the following sentence, register to the extent eligible under the applicable rules, under an Automatic Shelf Registration Statement, the sale of all Registrable Securities in accordance with the terms of this Agreement. The Company shall use its commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than twenty (20) days after the WKSI Date, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities; provided, that, the failure of the Company to remain a WKSI after the filing of such Automatic Shelf Registration Statement shall not be deemed to be a breach of its obligations hereunder. The Company shall give written notice of filing such Registration Statement to all of the Holders who hold Registrable Securities as promptly as practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that the Company will no longer be a WKSI (the “Determination Date”), as promptly as practicable but in no event later than ten (10) days after such Determination Date, the Company shall (1) give written notice thereof to all of the Holders and (2) file a Form S-3 Shelf, unless the Company is not then eligible to use Form S-3, in which case it shall use Form S-1 Shelf (or a post-effective amendment converting the Automatic Shelf Registration Statement to an appropriate form), covering all Registrable Securities, and use its commercially reasonable efforts to have such Registration Statement declared effective as promptly as practicable (but in any event within the applicable Review Period, depending on the nature of the Commission’s review) after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities, and keep such Registration Statement continuously effective under the Securities Act until there are no longer any Registrable Securities.

(ix) Adding Holders to Registration Statement. After the Registration Statement with respect to a Shelf Registration is declared or becomes effective but subject to the Suspension Period, upon written request by one or more Holders (which written request shall specify the amount of such Holders’ Registrable Securities to be registered), the Company shall, as promptly as practicable after receiving such request, (i) if it is a Seasoned Issuer or a WKSI, or if such Registration Statement is an Automatic Shelf Registration Statement, file a Prospectus supplement to include such Holders as selling stockholders in such Registration Statement or (ii) if it is not a Seasoned Issuer or a WKSI, or it is not able to add such Holders through a Prospectus supplement, file a post-effective amendment to the Registration Statement to include such Holders in such Shelf Registration and use commercially reasonable efforts to have such post-effective amendment declared effective.

(b) Demand Registration.

(i) At such time that the Shelf Registration Statement required pursuant to Section 2(a) is not available and subject to the terms and conditions of this Agreement, at any time and from time to time commencing 180 days after the Closing Date upon written notice to the Company (a ”Demand Notice”) delivered by a Qualified Holder(s) requesting that the Company effect the registration (a “Demand Registration”) under the

Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act) of any or all of the Registrable Securities held by such Qualified Holder(s) (which offering is expected to yield aggregate gross proceeds of at least $40 million), the Company shall promptly (but in any event, not later than five (5) Business Days following the Company’s receipt of such Demand Notice) give written notice of the receipt of such Demand Notice to all other Holders that, to its knowledge, hold Registrable Securities (each, a “Demand Eligible Holder”). The Company shall within fifteen (15) Business Days of its receipt of such Demand Notice file the appropriate Registration Statement (the “Demand Registration Statement”) subject to Section 2(b)(ii) and use its commercially reasonable efforts to effect, at the earliest practicable date, the registration under the Securities Act and under the applicable state securities laws of (A) the Registrable Securities which the Company has been so requested to register by the Qualified Holder(s) in the Demand Notice, (B) all other Registrable Securities of the same class or series as those requested to be registered by the Qualified Holder(s) which the Company has been requested to register by the Demand Eligible Holders by written request (the “Demand Eligible Holder Request”) given to the Company within ten (10) Business Days after the giving of such written notice by the Company, and (C) any Registrable Securities to be offered and sold by the Company, in each case subject to Section 2(b)(ii), all to the extent required to permit the disposition (in accordance with the intended methods of disposition) of the Registrable Securities to be so registered. The Holders’ rights to request a Demand Registration set forth in this Section 2(b) shall not be exercisable at any time if the Company (i) (x) is not in violation of its obligations to file a Shelf Registration Statement pursuant to Section 2(a) or (y) has a currently effective Shelf Registration Statement covering all Registrable Securities in accordance with Section 2(a), and (ii) has otherwise complied with its obligations pursuant to this Agreement.

(ii) Demand Registration Using Form S-3. The Company shall effect any requested Demand Registration using Form S-3 whenever the Company is a Seasoned Issuer or a WKSI and is eligible to use such form under applicable rules, and shall use an Automatic Shelf Registration Statement if it is a WKSI. Subject to the terms and conditions of this Agreement, for so long as the Company remains a Seasoned Issuer or a WKSI, the Qualified Holder(s) shall have the right to make an unlimited number of requests for Demand Registration on Form S-3; provided that the Company shall not be obligated to effect (x) more than one (1) Demand Registrations in any twelve-month period and (y) a registration pursuant to Section 2(b) unless the Registrable Securities requested to be registered by Qualified Holder(s), together with the Registrable Securities requested to be registered by the Demand Eligible Holders and Other Registrable Securities requested to be included, in such registration are expected to yield aggregate gross proceeds of at least $20 million.

(iii) Effectiveness of Demand Registration Statement. The Company shall use its commercially reasonable efforts to have the Demand Registration Statement declared effective by the Commission and keep the Demand Registration Statement continuously effective under the Securities Act for the period of time necessary for the underwriters or Holders to sell all the Registrable Securities covered by such Demand Registration Statement or such shorter period which will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold pursuant thereto (including by filing with the Commission a post-effective amendment or a supplement to the Demand Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration Statement, in each case, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Demand Registration Statement or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder or if otherwise necessary) (the “Effectiveness Period”). A Demand Registration requested pursuant to this Section 2(b) shall not be deemed to have been effected (A) if the Demand Registration Statement is withdrawn without becoming effective, (B) if the Demand Registration Statement has not been declared effective or does not remain effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of the Registrable Securities covered by such Registration Statement for the Effectiveness Period, (C) if, after it has become effective, such Registration Statement is subject to any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory agency or court for any reason other than a violation of applicable law solely by any selling Holder and has not thereafter become effective, (D) in the event of an underwritten offering, if the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Qualified Holder, or (E) if the Company does not include in the applicable Registration Statement any Registrable Securities held by a Holder that are required by the terms hereof to be included in such Registration Statement.

(iv) Priority of Registration. Notwithstanding any other provision of this Section 2(b), if (A) the Qualified Holder(s) intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (B) the managing underwriters advise the Company that in their reasonable view, the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by Holders to be included in such offering and any securities that the Company or any other Person proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size, then the Company shall so advise the Qualified Holder(s) and the Demand Eligible Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (1) first, the Registrable Securities requested to be included in such underwritten offering by the Qualified Holders and the Demand Eligible Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Qualified Holders and Demand Eligible Holders on the basis of the number of Registrable Securities requested to be included therein by each such Holder, up to the Maximum Offering Size, (2) second, any securities proposed to be registered by the Company, and (3) third, Other Registrable Securities requested to be included in such underwritten offering to the extent permitted hereunder, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective holders of such Other Registrable Securities on the basis of the number of securities requested to be included therein by each such holder. For any Holder of Other Registrable Securities that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, Subsidiaries, parents and Affiliates of such Holder, or the estates and Family Members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such Other Registrable Securities shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such Other Registrable Securities.

(v) Underwritten Demand Registration. The determination of whether any offering of Registrable Securities pursuant to a Demand Registration will be an underwritten offering shall be made in the sole discretion of the Holders of a Majority of Included Registrable Securities included in such underwritten offering, and such Holders of a Majority of Included Registrable Securities shall have the right to (A) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees, and (B) select the investment banker(s) and manager(s) to administer the offering (which shall consist of one (1) or more reputable nationally recognized investment banks reasonably satisfactory to the Company) and one firm of counsel to represent all of the Holders (along with any reasonably necessary local counsel), in connection with such Demand Registration; provided, that the Company shall select such investment banker(s) and manager(s) if the Holders of such Majority of Registrable Securities cannot so agree on the same within twelve (12) business days of the Demand Notice.

(vi) Withdrawal of Registrable Securities. Any Holder whose Registrable Securities were to be included in any such registration pursuant to Section 2(b) may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to the Company delivered on or prior to the effective date of the relevant Demand Registration Statement.

(c) Piggyback Registration.

(i) Registration Statement on behalf of the Company. If at any time the Company proposes to file a Registration Statement (other than to file a Shelf Registration under Section 2(a) that is not in connection with a particular offering), or the Company proposes to sell Company Common Stock in an underwritten offering that is registered pursuant to a Shelf Registration Statement, for an offering of Registrable Securities (for purposes of this section, irrespective of the holders thereof) for cash (excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4, a rights offering or an offering on any form of Registration Statement that does not permit secondary sales) (a “Piggyback Registration Statement”), the Company shall give prompt written notice (the “Piggyback Notice”) to all Holders that, to its knowledge, hold Registrable Securities (collectively, the “Piggyback Eligible Holders”) of the Company’s intention to file a Piggyback Registration Statement reasonably in advance of (and in any event at least ten (10) Business Days before) the anticipated filing date of such Piggyback Registration Statement. The Piggyback Notice shall offer the Piggyback Eligible Holders the opportunity to include for registration in such Piggyback Registration Statement the number of Registrable Securities of the same class and series as those proposed to be registered as they may request, subject to Section 2(c)(ii) (a “Piggyback Registration”). Subject to Section 2(c)(ii), the Company shall use its commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests (each, a “Piggyback Request”) from Piggyback Eligible Holders within five (5) Business Days after giving the Piggyback Notice. If a Piggyback Eligible Holder decides not to include all of its Registrable Securities in any Piggyback Registration Statement thereafter filed by the Company, such Piggyback Eligible Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Piggyback Registration Statements or other Registration Statements as may be filed by the Company with respect to offerings of Registrable Securities, all upon the terms and conditions set forth herein. The Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register pursuant to the Piggyback Requests, to the extent required to permit the disposition of the Registrable Securities so requested to be registered.

(ii) Priority of Registration. If the Piggyback Registration under which the Company gives notice pursuant to Section 2(c)(i) is an underwritten offering, and the managing underwriter or managing underwriters of such offering advise the Company and the Piggyback Eligible Holders that, in their reasonable view the amount of securities requested to be included in such registration (including Registrable Securities requested by the Piggyback Eligible Holders to be included in such offering and any securities that the Company or any other Person proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size (which, for the purposes of a Piggyback Registration shall be within a price range acceptable to the Company), then the Company shall so advise all Piggyback Eligible Holders with Registrable Securities requested to be included in such Piggyback Registration, and shall include in such offering the number which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the securities that the Company proposes to sell up to the Maximum Offering Size, (B) second, the Registrable Securities requested to be included in such Piggyback Registration, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Piggyback Eligible Holders on the basis of the number of Registrable Securities requested to be included therein by each such Piggyback Eligible Holder, up to the Maximum Offering Size, and (C) third, Other Registrable Securities requested to be included in such Piggyback Registration, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the holders thereof on the basis of the number of securities requested to be included therein by each such holder. All Piggyback Eligible Holders requesting to be included in the Piggyback Registration must sell their Registrable Securities to the underwriters selected as provided in Section 2(c)(iv) on the same terms and conditions as apply to the Company if such underwritten offering that is consummated, subject to such Holders’ right to withdraw described in the immediately succeeding sentences. Promptly (and in any event on the same day the Company receives notice) following receipt of notification by the Company from the managing underwriter of a range of prices at which such Registrable Securities are likely to be sold, the Company shall so advise each Piggyback Eligible Holder requesting registration in such offering of such price. If any Piggyback Eligible Holder disapproves of the terms of any such underwriting (including the price offered by the underwriter(s) in such offering), such Piggyback Eligible Holder may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future Piggyback Registration or other Registration Statement, by written notice to the Company and the managing underwriter(s) delivered on or prior to the effective date of such Piggyback Registration Statement. Any Registrable Securities withdrawn from such underwritten offering shall be excluded and withdrawn from the registration. For any Piggyback Eligible Holder that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, Subsidiaries, parents and Affiliates of such Piggyback Eligible Holder, or the estates and Family Members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Piggyback Eligible Holder,” and any pro rata reduction with respect to such “Piggyback Eligible Holder” shall be based upon the aggregate amount of securities requested to be included in such registration by all entities and individuals included in such “Piggyback Eligible Holder,” as defined in this sentence.

(iii) Withdrawal from Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) prior to the effective date of such Registration Statement, whether or not any Piggyback Eligible Holder has elected to include Registrable Securities in such Registration Statement, without prejudice, however, to the right of the Holders immediately to request that such registration be effected as a registration under Section 2(b) to the extent permitted thereunder and subject to the terms set forth therein. The Company shall promptly give notice of the withdrawal or termination of any registration to each Piggyback Eligible Holder who has elected to participate in such registration. The Registration Expenses of such withdrawn or terminated registration shall be borne by the Company in accordance with Section 5 hereof.

(iv) Selection of Bankers and Counsel. If a Piggyback Registration pursuant to this Section 2(c) involves an underwritten offering, the Company shall have the right to (A) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees and (B) select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter or underwriters.

(v) Effect of Piggyback Registration. No registration effected under this Section 2(c) shall relieve the Company of its obligations to effect any registration of the offer and sale of Registrable Securities upon request under Section 2(a) or Section 2(b) hereof and no registration effected pursuant to this Section 2(c) shall be deemed to have been effected pursuant to Section 2(a) or Section 2(b) hereof.

(d) Notice Requirements. Any Demand Notice, Demand Eligible Holder Request or Piggyback Request shall (i) specify the maximum number and class or series of Registrable Securities intended to be offered and sold by the Holder making the request, (ii) express such Holder’s bona fide intent to offer up to such maximum number of Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities (to the extent applicable), and (iv) contain the undertaking of such Holder to provide all such information and materials and take all action, in each case, as may reasonably be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Registrable Securities.

(e) Suspension Period. Notwithstanding any other provision of this Section 2, the Company shall have the right, but not the obligation, to defer the filing of (but not the preparation of), or suspend the use by the Holders of, any Registration Statement for a period of up to sixty (60) days (unless a longer period is consented to by Holders of a Majority of Included Registrable Securities) (i) if the Company is subject to any of its customary suspension or blackout periods, for all or part of such period; (ii) upon issuance by the Commission of a stop order suspending the effectiveness of such Registration Statement with respect to Registrable Securities or the initiation of proceedings with respect to such Registration Statement under Section 9(d) or 8(e) of the Securities Act; (iii) if the Company believes in good faith that any such registration or offering (x) should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan of the Company or (y) would require the Company (after consultation with external legal counsel), under applicable securities laws and other laws, to make disclosure of material nonpublic information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided that this exception (y) shall continue to apply only during the time that such material nonpublic information has not been disclosed and remains material; (iv) if the Company elects at such time to offer Company Common Stock or other equity securities of the Company to (x) fund a merger, third-party tender offer or other business combination, acquisition of assets or similar transaction or (y) meet rating agency and other capital funding requirements or (v) if the Company is pursuing a primary underwritten offering of Company Common Stock pursuant to a registration statement; provided that the Holders shall have Piggyback Registration rights with respect to such primary underwritten offering in accordance with and subject to the restrictions set forth in Section 2(c) (any such period, a “Suspension Period”); provided, however, that in such event, the Qualified Holders will be entitled to withdraw any request for a Demand Registration and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration under Section 2(b) and the Company will pay all Registration Expenses in connection with such registration; and provided, further, that in no event shall the Company declare a Suspension Period more than once in any twelve (12) month period. The Company shall (i) give prompt written notice to the Holders of its declaration of a Suspension Period and of the expiration or termination of the relevant Suspension Period and (ii) promptly resume the process of filing or requesting for effectiveness, or update the suspended Registration Statement, as the case may be, as may be necessary to permit the Holders to offer and sell their Registrable Securities in accordance with applicable law. If the filing of any Demand Registration or Shelf Registration is suspended pursuant to this Section 2(e), once the Suspension Period ends, the Qualified Holders may request a new Demand Registration or a new Shelf Registration.

(f) Required Information. The Company may require each Holder of Registrable Securities as to which any Registration Statement is being filed or sale is being effected to furnish to the Company such information regarding the intended method of distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Company may exclude from such registration or sale the Registrable Securities of any such Holder who fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(g) Other Registration Rights Agreements. Except for the Fourth Amended and Restated Investors’ Rights Agreement dated as of September 22, 2014 by and among the Company, John Dobak, M.D. and the investors listed on Exhibit A thereto (the “2014 Investor Agreement”), the Company has not entered into and, unless agreed in writing by each Holder on or after the date of this Agreement, will not enter into, any agreement or arrangement that (i) is inconsistent with the rights granted to the Holders with respect to Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (ii) other than as set forth in this Agreement, would allow any holder of Company Common Stock or other securities of the Company to include such securities in any Registration Statement filed by the Company on a basis that is more favorable in any material respect to the rights granted to the Holders hereunder. For the avoidance of doubt, granting a Person registration rights that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration would constitute granting registration rights to such Person on a basis that is more favorable in a material respect with respect to the rights granted to the Holders and would require the consent of each Holder under this Agreement. The Company, Domain Partners VII, L.P. and DP VII Associates, L.P., acknowledge, agree and represent that the 2014 Investor Agreement has been terminated and is no longer in effect.

(h) Cessation of Registration Rights. All registration rights granted under this Section 2 shall continue to be applicable with respect to any Holder until such Holder no longer holds any Registrable Securities. In the event the Company engages in a merger or consolidation in which the Registrable Securities of the Company are converted into securities of another Person, the Company will use its commercially reasonable efforts to make appropriate arrangements so that the registration rights provided under this Agreement continues to be provided by the issuer of such securities. To the extent such new issuer, or any other Person acquired by the Company in a merger or consolidation, was bound by registration rights that would conflict with the provisions of this Agreement, the Company will use its commercially reasonable efforts to modify any such “inherited” registration rights so as not to interfere in any material respect with the rights provided under this Agreement.

3. Alternative Transactions. Notwithstanding anything to the contrary contained herein, (a) no Holder shall be entitled to any piggyback right or to participate as a Demand Eligible Holder under Section 2 in connection with an Alternative Transaction (including Alternative Transactions off of a Shelf Registration Statement or an Automatic Shelf Registration Statement, or in connection with the registration of Registrable Securities under an Automatic Shelf Registration Statement for purposes of effectuating an Alternative Transaction; provided, that, any registration with respect to an Alternative Transaction shall not constitute a Demand Registration for purposes of determining the number of Demand Registrations effected by the Company under Section 2(b)(ii) above); and (b) no Holder shall be permitted to request or participate in an underwritten offering (including an Underwritten Shelf Takedown) that is an Alternative Transaction.

4. Registration Procedures. The procedures to be followed by the Company and each participating Holder to register the sale of Registrable Securities pursuant to a Registration Statement in accordance with this Agreement, and the respective rights and obligations of the Company and such Holders with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a) The Company will (i) prepare and file a Registration Statement or a Prospectus, as applicable, with the Commission (within the time period specified in Section 2(a) or Section 2(b), as applicable, in the case of a Shelf Registration, an Underwritten Shelf Takedown or a Demand Registration) which Registration Statement (A) shall be on a form required by this Agreement (or if not so required, selected by the Company) for which the Company qualifies, (B) shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution, and (C) shall comply as to form in all material respects with the requirements of the applicable form and include and/or incorporate by reference all financial statements required by the Commission to be filed therewith, (ii) use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for the periods provided under Section 2(a) or Section 2(b), as applicable, in the case of a Shelf Registration Statement or a Demand Registration Statement, (iii) use its commercially reasonable efforts to prevent the occurrence of any event that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities registered pursuant thereto (during the period that such Registration Statement is required to be effective as provided under Section 2(a) or Section 2(b), as applicable), and (iv) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement, (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the Commission and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will, (1) at least three (3) Business Days prior to the anticipated filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein) or before using any Issuer Free Writing Prospectus, furnish to such Holders, the Holders’ counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, copies of all such documents proposed to be filed and make such of the representatives of the Company as shall be reasonably requested by the Holders available for discussion of such documents, (2) use its commercially reasonable efforts to address in each such document prior to being so filed with the Commission such comments as each such Holder, its counsel or underwriter reasonably shall propose within two (2) Business Days of receipt of such copies by the Holders and (3) not file any Registration Statement or any related Prospectus or any amendment or supplement thereto containing information regarding a participating Holder to which such participating Holder objects.

(b) The Company will as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as (A) may be reasonably requested by any Holder of Registrable Securities covered by such Registration Statement necessary to permit such Holder to sell in accordance with its intended method of distribution or (B) may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for the periods provided under Section 2(a) or Section 2(b), as applicable, in accordance with the intended method of distribution and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders, (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond to any comments received from the Commission with respect to each Registration Statement or Prospectus or any amendment thereto, and (iv) as promptly as reasonably practicable, provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement or Prospectus other than any comments that the Company determines in good faith would result in the disclosure to such Holders of material non-public information concerning the Company that is not already in the possession of such Holder.

(c) The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act (including Regulation M under the Exchange Act) with respect to each Registration Statement and the disposition of all Registrable Securities covered by each Registration Statement.

(d) The Company will notify such Holders that hold Registrable Securities and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, as promptly as reasonably practicable: (i)(A) when a Registration Statement, any pre-effective amendment, any Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement or any free writing prospectus is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each Holder, its counsel and each underwriter, if applicable, other than information which the Company determines in good faith would constitute material non-public information that is not already in the possession of such Holder); and (C) with respect to each Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental or regulatory authority for amendments or supplements to a Registration Statement or Prospectus or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the Commission or any such authority relating to, or which may affect, the Registration Statement; (iii) of the issuance by the Commission or any other governmental or regulatory authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or preventing or suspending the use of any Prospectus or the initiation or threatening of any Proceedings for such purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement or similar agreement cease to be true and correct in all material respects; or (vi) of the occurrence of any event that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or if, as a result of such event or the passage of time, such Registration Statement, Prospectus or other documents requires revisions so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement or Prospectus, or if, for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act, which shall correct such misstatement or omission or effect such compliance.

(e) The Company will use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any stop order or other order suspending the effectiveness of a Registration Statement or preventing or suspending the use of any Prospectus, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment, or if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period is over.

(f) During the Effectiveness Period or the Shelf Period, as applicable, the Company will furnish to each selling Holder, its counsel and the managing underwriter or underwriters of an underwritten offering of

Registrable Securities, if applicable, upon their request, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such selling Holder, counsel or underwriter (including those incorporated by reference) promptly after the filing of such documents with the Commission.

(g) The Company will promptly deliver to each selling Holder, its counsel and the managing underwriter or underwriters of an underwritten offering of Registrable Securities, if applicable, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such selling Holder, counsel or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such selling Holder or underwriter. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders and any applicable underwriter in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) The Company will use its commercially reasonable efforts to (i) register and qualify, or cooperate with the selling Holders, their counsel, the underwriters, if any, and counsel for the underwriters in connection with the registration or qualification (or exemption from such registration or qualification) of, the Registrable Securities covered by a Registration Statement, no later than the time such Registration Statement is declared effective by the Commission, under all applicable securities laws (including the “blue sky” laws) of such jurisdictions each underwriter, if any, or any selling Holder shall reasonably request; (ii) keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective under the terms of this Agreement and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable such underwriter, if any, and each selling Holder to consummate the disposition of the Registrable Securities covered by such Registration Statement in each such jurisdiction; provided, however, that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction.

(i) To the extent that the Company has certificated shares of Company Common Stock, the Company will cooperate with each selling Holder and the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if applicable, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as each selling Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the effective date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with such transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, of such Registrable Securities pursuant to the Registration Statement.

(j) Upon the occurrence of any event contemplated by Section 4(d)(vi), as promptly as reasonably practicable, the Company will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or to the applicable Issuer Free Writing Prospectus, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading and no Issuer Free Writing Prospectus will include information that conflicts with information contained in the Registration Statement or Prospectus, such that each selling Holder can resume disposition of such Registrable Securities covered by such Registration Statement or Prospectus.

(k) Selling Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) such Holders provide to the Company a Shelf Takedown Notice or Demand Notice of their intention to distribute Registrable Securities by means of an underwritten offering, (ii) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein, (iii) each Holder participating in such underwritten offering agrees to enter into customary agreements, including an underwriting agreement in customary form, and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Holders entitled to select the managing underwriter or managing underwriters hereunder (provided that any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties, agreements and indemnities regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution, and the accuracy of information contained in the applicable Registration Statement or the related Prospectus concerning such Holder as provided by or on behalf of such Holder and the aggregate amount of the liability of such Holder in connection with such offering shall not exceed such Holder’s net proceeds from the disposition of such Holder’s Registrable Securities in such offering) and (iv) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, custody agreements and other documents reasonably required under the terms of such underwriting arrangements. The Company hereby agrees with each Holder that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith, execute and perform its obligations under all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and will procure auditor “comfort” letters addressed to the underwriters in the offering from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any Subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters for an underwritten public offering as the underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement.

(l) The Company will obtain for delivery to the underwriter or underwriters of an underwritten offering of Registrable Securities an opinion or opinions and a negative assurance letter from counsel for the Company (including any local counsel reasonably requested by the underwriters) dated the most recent effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, covering the matters customarily covered in opinions and negative assurance letters requested in sales of securities or public underwritten offerings, which opinions shall be reasonably satisfactory to such underwriters and their counsel.

(m) For a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period or the Shelf Period, as applicable, and in respect of any offering of Registrable Securities, the Company will make available upon reasonable notice at the Company’s principal place of business or such other reasonable place for inspection by any selling Holder of Registrable Securities covered by the applicable Registration Statement, by any managing underwriter or managing underwriters selected in accordance with this Agreement and by any attorney, accountant or other agent retained by such Holders or underwriter, such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably requested by such Holders, underwriters, attorneys, accountants or agents (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of the Securities Act.

(n) The Company will (i) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement and provide and enter into any customary agreements with a custodian for the Registrable Securities and (ii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities included in such Registration Statement.

(o) The Company will cooperate with each Holder of Registrable Securities and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA and in performance of any due diligence investigations by any underwriter.

(p) The Company will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, the Trading Market, FINRA and any state securities authority, and make available to each Holder, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(q) The Company will use its commercially reasonable efforts to ensure that any Issuer Free Writing Prospectus utilized in connection with any Prospectus complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(r) In connection with any registration of Registrable Securities pursuant to this Agreement, the Company will take all commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such Holders, including furnishing to the selling Holders and/or any underwriters such further customary certificates, opinions and documents as they may reasonably request using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable advance notice, to meet with prospective investors in presentations, meetings and road shows; provided, however that the Company shall not be required to participate in any marketing effort that is longer than two (2) Business Days or requires face to face meeting with investors more than once every ninety (90) days and no more than three (3) times in a twelve (12) month period.

(s) The Company shall use its commercially reasonable efforts to list the Company Common Stock and any other Registrable Securities of any class or series covered by a Registration Statement on the New York Stock Exchange or The Nasdaq Global Market or any successor national securities exchange. Following the listing of the Company Common Stock and any other Registrable Securities on the New York Stock Exchange or The Nasdaq Global Market or any successor national securities exchange, the Company will use its commercially reasonable efforts to maintain such listing.

(t) The Company shall, if for an underwritten offering is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the managing underwriter(s) reasonably request(s).

(u) The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any reasonable and customary request of the Holders in respect of any Alternative Transaction, including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a Public Offering subject to this Section 4, to the extent customary for such transactions.

(v) Each Holder agrees by its acquisition of Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (iv) and (vi) of Section 4(d) or the occurrence of a Suspension Period, such Holder will forthwith discontinue disposition of such Registrable

Securities under the applicable Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented Prospectus or amended Registration Statement or is advised in writing by the Company that the use of the Prospectus may be resumed.

5. Registration Expenses. The Company shall bear all reasonable Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration, Shelf Registration, Underwritten Shelf Takedown or Piggyback Registration (excluding any Selling Expenses), whether or not any Registrable Securities are sold pursuant to a Registration Statement.

“Registration Expenses” shall include, without limitation, (i) all registration, qualification and filing fees and expenses (including fees and expenses (A) of the Commission or FINRA, (B) incurred in connection with the listing of the Registrable Securities on the Trading Market, and (C) in compliance with applicable state securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities)); (ii) printing expenses (including expenses of printing certificates for the Company’s shares and of printing prospectuses); (iii) analyst or investor presentation or road show expenses of the Company and the underwriters, if any; (iv) messenger, telephone and delivery expenses; (v) fees and disbursements of counsel (including any local counsel), auditors and accountants for the Company (including the expenses incurred in connection with “comfort letters” required by or incident to such performance and compliance); (vi) the reasonable fees and disbursements of underwriters to the extent customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of FINRA and the other reasonable fees and disbursements of underwriters (including reasonable fees and disbursements of counsel for the underwriters) in connection with any FINRA qualification; (vii) fees and expenses of any special experts retained by the Company; (viii) Securities Act liability insurance, if the Company so desires such insurance; (ix) reasonable fees and disbursements of one counsel (along with any reasonably necessary local counsel) representing all Holders participating in such registration mutually agreed by Holders of a Majority of Included Registrable Securities participating in such registration, up to an aggregate maximum amount of $50,000; and (x) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies. In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of the Company’s officers and employees performing legal or accounting duties), the expense of any annual audit and any underwriting fees, discounts, selling commissions and stock transfer taxes and related legal and other fees applicable to securities sold by the Company and in respect of which proceeds are received by the Company. Each Holder shall pay any Selling Expenses applicable to the sale or disposition of such Holder’s Registrable Securities pursuant to any Demand Registration Statement or Piggyback Registration Statement, or pursuant to any Shelf Registration Statement under which such selling Holder’s Registrable Securities were sold, in proportion to the amount of such selling Holder’s shares of Registrable Securities sold in any offering under such Demand Registration Statement, Piggyback Registration Statement or Shelf Registration Statement.

6. Indemnification.

(a) If requested by a participating Holder, the Company shall indemnify and hold harmless each underwriter, if any, engaged in connection with any registration referred to in Section 2 and provide representations, covenants, opinions and other assurances to such underwriter in form and substance reasonably satisfactory to such underwriter and the Company. Further, the Company shall indemnify and hold harmless each Holder, its partners, stockholders, equity holders, general partners, managers, members, and Affiliates and each of their respective officers and directors and any Person who controls any such Holder (within the meaning of the Securities Act or the Exchange Act) and any employee or Representative thereof (collectively, each, an “Indemnified Person” and collectively, “Indemnified Persons”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’, accountants’ and experts’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act, the Exchange Act or otherwise (collectively, “Losses”), as incurred, arising out of, based upon, resulting from or relating to (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, Prospectus (including in any preliminary prospectus (if used prior to the effective date of such Registration Statement)), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto or in any documents incorporated or deemed incorporated by reference in any of the foregoing or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by the Company or any of its Subsidiaries of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal, state, foreign or common law rule or regulation in connection with such Registration Statement, disclosure document or related document or report or any offering covered by such Registration Statement, and the Company shall reimburse such Indemnified Person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, demand, action, suit or proceeding; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such Losses arise out of, are based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use therein.

(b) In connection with any Registration Statement filed by the Company pursuant to Section 2 hereof in which a Holder has registered for sale its Registrable Securities, each such selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, employees, agents and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any other Holder selling securities under such Registration Statement, its partners, stockholders, equity holders, general partners, managers, members, and Affiliates and each of their respective officers and directors and any Person who controls such other Holder (within the meaning of the Securities Act or the Exchange Act) and any employee or Representative thereof from and against any Losses resulting from (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act, Prospectus (including in any preliminary prospectus (if used prior to the effective date of such Registration Statement)), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto or in any documents incorporated by reference in any of the foregoing, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation or alleged violation by such Holder of any federal, state or common law rule or regulation relating to action or inaction in connection with any information provided by such Holder in such registration, disclosure document or related document or report in the case of clauses (i) and (ii) to the extent, but only to the extent, that such untrue statement or omission occurs in reliance upon and in conformity with any information furnished in writing by or on behalf of such selling Holder to the Company specifically for inclusion in such registration, disclosure document or related document or report and has not been corrected in a subsequent writing prior to the sale of the Registrable

Securities thereunder, and the Holder will reimburse the Company for any legal or other expenses reasonably incurred by it in connection with investigating or defending such Losses. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder in connection with such sale.

(c) Any Indemnified Person under paragraph (a) or (b) of this Section 6 shall (i) give prompt written notice to the indemnifying person under paragraph (a) or (b) of this Section 6 of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying person shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying person’s ability to defend such claim (through the forfeiture of substantive rights or defenses) is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying person to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (A) the indemnifying person has agreed in writing to pay such fees or expenses, (B) the indemnifying person shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Person within a reasonable time after receipt of notice of such claim from the Indemnified Person, (C) the Indemnified Person has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the indemnifying person, or (D) in the reasonable judgment of any such Indemnified Person (based upon advice of its counsel) a conflict of interest may exist between such Indemnified Person and the indemnifying person with respect to such claims (in which case, if the Indemnified Person notifies the indemnifying person in writing that such Indemnified Person elects to employ separate counsel at the expense of the indemnifying person, the indemnifying person shall not have the right to assume the defense of such claim on behalf of such Indemnified Person). If any action is settled or if there be a final judgment for the plaintiff, the indemnifying person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No action may be settled without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), provided that the consent of the Indemnified Person shall not be required if (A) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such settlement; (B) such settlement provides for the payment by the indemnifying person of money as the sole relief for such action and (C) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. It is understood that the indemnifying person or persons shall not, except as specifically set forth in this Section 6(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm (in addition to any local counsel that is required to effectively defend against any such proceeding) for all Indemnified Persons and that all such fees and expenses shall be paid or reimbursed promptly.

(d) If the indemnification provided for in this Section 6 is held by a court of a competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, damage, claim or liability, the indemnifying party, in lieu of indemnifying such Indemnified Person thereunder, shall to the extent permitted by law, contribute to the amount paid or payable by such Indemnified Person as a result of such loss, damage, claim or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person on the other in connection with the actions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying person and of the Indemnified Person shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying person or Indemnified Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentences. Notwithstanding the provisions of this Section 6(d), no selling Holder shall be required to contribute any amount in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such selling Holder in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each selling Holder’s obligation to contribute pursuant to this Section 6(d) is several in the proportion that the net proceeds of the offering received by such selling Holder bears to the total net proceeds of the offering received by all such selling Holders and not joint.

(e) The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The obligations of the Company and Holders under this Section 6 shall survive completion of any offering of Registrable Securities pursuant to a Registration Statement and the termination of this Agreement.

7. Facilitation of Sales Pursuant to Rule 144. The Company shall use its commercially reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act and the rules adopted by the Commission thereunder (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the written request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

8. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or a Holder of any of its obligations under this Agreement, any Party, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Parties agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate and shall waive any requirement for the posting of a bond. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Amendment; Modification; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and holders of a majority of the Registrable Securities then owned by the Holders and such amendment or waiver treats all holders of capital stock equally in all respects, which writing shall specifically reference this Agreement, specify the provision(s) hereof that it is intended to amend or waive and further specify that it is intended to amend or waive such provision(s). No amendment or waiver is permitted if such amendment or waiver would adversely affect a Holder relative to the other Holders without such Holder’s written consent.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) upon delivery, if served by personal delivery upon the Person for whom it is intended, (b) on the third Business Day after the date mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, (c) on the following Business Day if delivered by a nationally-recognized, overnight, air courier or (d) when delivered or, if sent after the Close of Business, on the following Business Day if sent by facsimile transmission or email with electronic confirmation, in each case, to the address set forth on the signature page of this Agreement or on Schedule I or to such other address as may be designated in writing, in the same manner, by such Person. If to any other Person who is then a Holder, to the address of such Holder as it appears on the signature pages hereto or such other address as may be designated in writing hereafter by such Person.

(d) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of laws. Each Party agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement, exclusively in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or as not having jurisdiction over the relevant Party, (d) agrees that service of process in any such action or proceeding shall be effective if notice is given in accordance with Section 8(c), although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and (e) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (i) nothing in this Section 8(d) shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each Party agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and Approved Transferees. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume the obligations of the Company under this Agreement or enter into a new agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

(f) Waiver of Venue. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, (i) any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8(d) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(g) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that, if any one or more of the provisions contained in this Agreement shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law.

(i) Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a day other than a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(j) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(k) Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in Adobe Portable Document Format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

(l) Determination of Ownership. In determining ownership of Company Common Stock hereunder for any purpose, the Company may rely solely on the records of the transfer agent for the Company Common Stock from time to time, or, if no such transfer agent exists, the Company’s stock ledger.

(m) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Holders may be partnerships or limited liability companies, each Holder covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Company’s or the Holder’s former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Person” and collectively, the “Related Persons”), in each case other than the Company, the Holders or any of their Permitted Assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Persons, as such, for any obligation or liability of the Company or the Holders under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 8(m) shall relieve or otherwise limit the liability of the Company or any Holder, as such, for any breach or violation of its obligations under this Agreement or such agreements, documents or instruments.

(n) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than a Party and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever.

(o) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Company Common Stock, (ii) any and all securities into which shares of Company Common Stock are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Company Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(p) Headings; Section References; Signatories. All heading references contained in this Agreement are for convenience purposes only and shall not be deemed to limit or affect any of the provisions of this Agreement. Each of the parties acknowledges and agrees that Invesco Asset Management Limited (“IAML”) (i) is acting at all times as agent for and on behalf of of its discretionary managed clients Invesco Perpetual High Income Fund and Invesco Perpetual Income Fund (the “Funds”) and (ii) shall have no liability as principal in respect of the Funds’ obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

[ ], INC.

By:
Name:
Title:

Address:

with a copy (which shall not constitute notice) to:

IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

HOLDER:

By:

Name:

Title:

HOLDER:

By:

Name:

Title:

Annex B

October 16, 2017

Strategic Transactions Committee of the Board of Directors

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, California 92122

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Neothetics, Inc. (“Neothetics”) of the Merger Consideration (as defined below) to be paid by Neothetics pursuant to the terms of the proposed Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to be entered into by and among Neothetics, Nobelli Merger Sub, Inc. (“Merger Sub”) and Evofem Biosciences, Inc. (the “Company”). Capitalized terms used herein have the respective meanings ascribed thereto in the October 12, 2017 draft of the Merger Agreement provided to us by the Company (the “Draft Merger Agreement”).

As more specifically set forth in the Merger Agreement, and subject to the terms, conditions and adjustments set forth therein, the Merger Agreement provides for the acquisition of the Company by Neothetics through the merger of Merger Sub with and into the Company with the Company as the surviving entity thereof (the “Merger”). By virtue of the Merger, each share of Company Common Stock (and each share of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series C-1 Preferred Stock on an as converted to Company Common Stock basis) issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding shares of Company Capital Stock held in the treasury of the Company and shares of Company Capital Stock owned by Neothetics or by any direct or indirect wholly owned Subsidiary of Neothetics (which will be cancelled in the Merger) and any Dissenting Shares) will be converted into such number of shares of validly issued, fully paid and nonassessable shares of common stock of Neothetics, $0.0001 par value per share (“Neothetics Common Stock”), as is equal to the Company Common Exchange Ratio. Each share of Company Series D Preferred Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding shares of Company Capital Stock held in the treasury of the Company and shares of Company Capital Stock owned by Neothetics or by any direct or indirect wholly owned Subsidiary of Neothetics (which will be cancelled in the Merger) and any Dissenting Shares) will be converted into such number of shares of validly issued, fully paid and nonassessable shares of Neothetics Common Stock, as is equal to the Company Series D Exchange Ratio. Pursuant to the Merger Agreement, a total of 82,893,740 shares of Neothetics Common Stock will be issued upon conversion of Company Capital Stock in the Merger. Such shares of Neothetics Common Stock are referred to herein as the “Merger Consideration.”

The disclosure schedules to the Merger Agreement disclose, and for the purpose of this opinion, with your consent and without independent verification, we have assumed, that as a result of the Merger, the former holders of Company Capital Stock will own approximately 85.7% of the outstanding equity of Neothetics immediately following the Effective Time and the holders of the outstanding equity of Neothetics immediately prior to the Merger will own approximately 14.3% of the outstanding equity of Neothetics immediately following the Effective Time.

In addition to the Merger, the Merger Agreement contemplates that certain other transactions will occur in connection with the Merger. Pursuant to the Merger Agreement, the Company Series D Warrant will be assumed by Neothetics and amended and restated to be a warrant to purchase up to 12,000,000 shares of Neothetics Common Stock at a per share cash exercise price equal to the average of the closing sale prices of Neothetics Common Stock as quoted on NASDAQ CM for the thirty (30) consecutive trading days commencing with the first trading day immediately following the Effective Time (the “Warrant Assumption”). Also, pursuant to the terms of a Financing Agreement to be entered into by and among Neothetics, the Company and certain investors in connection with the Merger Agreement, such investors have agreed to purchase, immediately after the

Effective Time, 9,672,550 shares of Neothetics Common Stock for an aggregate of $20 million, and the Company will issue to such investors, immediately prior to the Effective Time, warrants to purchase an aggregate of 158,999,271 shares of Company Common Stock (the “Warrant Shares”) at an exercise price of $0.01 per share that will be exercised in full immediately prior to the Effective Time such that the Warrant Shares will be converted into the right to receive shares of Neothetics Common Stock in the Merger (the “Additional Parent Funding”). We have not been engaged to, and have not, considered or rendered any opinion as to the fairness to Neothetics, from a financial point of view, of the Warrant Assumption and the Additional Parent Funding, except to the extent that the Warrant Shares are included in the percentage calculations referenced in the preceding paragraph.

In connection with our review of the proposed Merger, and in arriving at our opinion, we have: (i) reviewed the Draft Merger Agreement; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Neothetics and the Company and that were furnished to us by management of Neothetics and the Company, respectively; (iii) conducted discussions with members of senior management and representatives of Neothetics and the Company concerning the matters described in clause (ii); (iv) reviewed publicly available information relating to the respective businesses of Neothetics and the Company; (v) reviewed the pro forma ownership structure of the combined entity resulting from the Merger; (vi) discussed the past and current operations and financial condition and the prospects of Neothetics and the Company with members of senior management of Neothetics and of the Company, respectively; (vii) reviewed the financial terms of the Financing Agreement and, to the extent publicly available, of selected acquisition transactions and conducted comparable companies and discounted cash flow analyses; and (viii) performed such other analyses and considered such other factors as we deemed appropriate for the purpose of rendering our opinion.

We have assumed and relied upon, without verifying independently, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us for purposes of preparing this opinion. We have further assumed that the financial information provided has been prepared by the respective managements of Neothetics and the Company on a reasonable basis in accordance with industry practice, and that the managements of Neothetics and the Company are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the respective managements of Neothetics and the Company prepared reasonably the financial forecasts, estimates and other forward-looking information reviewed by us, based on assumptions reflecting their best currently available estimates and judgments as to the expected future results of operations and financial condition of Neothetics and the Company, respectively. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. Our opinion does not address any legal, regulatory, tax or accounting issues.

In arriving at our opinion, we have assumed that the executed Merger Agreement will be in all material respects identical to the Draft Merger Agreement reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that are referred to therein are true and correct, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger, including the approval of the stockholders of Neothetics, will be obtained in a manner that will not adversely affect Neothetics.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Neothetics or the Company, and have not been furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Neothetics, the Company or any of their respective affiliates is a party or may be subject, and at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the value of the Merger Consideration or the prices at which shares of Neothetics Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by Neothetics to act as its financial advisor, we received a fee from it at the time of our engagement and we will receive a fee from it for the provision of this opinion. An additional fee is contingent upon the successful consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Neothetics and the other parties to the Merger, and, accordingly, may at any time hold a long or a short position in such securities. We have not otherwise had a material relationship with, nor otherwise received fees from, Neothetics, the Company or any other parties to the Merger during the two years preceding the date hereof. In the future, we may provide financial advisory and investment banking services to Neothetics and its affiliates for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Oppenheimer & Co. Inc. has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Neothetics, the Company and/or the Merger that differ from the views of our investment banking personnel.

This opinion has been prepared for the information of the Strategic Transactions Committee of the Board of Directors of Neothetics for its use in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any matter relating to the Merger or any other matter. Except with respect to the inclusion of this opinion in the proxy statement/prospectus/information relating to the Merger in accordance with our engagement letter with Neothetics, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Oppenheimer & Co. Inc. Fairness Opinion Committee.

This opinion addresses only the fairness, from a financial point of view, to Neothetics of the proposed Merger Consideration and does not address the relative merits of the Merger or any alternatives to the Merger, Neothetics’ underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion does not address the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Neothetics. This opinion is not a valuation of Neothetics or its assets or any class of its securities. We are not experts in, nor do we express an opinion on, legal, tax, accounting or regulatory issues. We do not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees of Neothetics, whether or not relative to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Neothetics in the Merger is fair from a financial point of view to Neothetics.

Sincerely,

Oppenheimer & Co. Inc.

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.

An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NEOTHETICS, INC.

Neothetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 1, 2007 under the name Lipothera, Inc.

2. Article I of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Evofem Biosciences, Inc. (hereinafter, the “Corporation”).”

3. The following paragraph is hereby inserted after the first paragraph in Article IV of the Amended and Restated Certificate of Incorporation:

“Upon the close of trading on the NASDAQ Capital Market on [●], 2017 (the “Effective Time”), each [●] ([●]) shares of the Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding or held in treasury at the Effective Time shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by the holders thereof. In lieu of any fractional shares to which a holder of shares of Common Stock of the Corporation would be otherwise entitled, the Corporation shall pay in cash, without interest, an amount equal to such fractional interest (after taking into account and aggregating all shares of Common Stock then held by such holder) multiplied by the closing price of the Common Stock as last reported on the NASDAQ Capital Market on the day of the Effective Time (determined on a post-split basis).”

4. The following new paragraph is hereby inserted as Article XV:

“The Corporation shall not be governed by or subject to the provisions of Section 203 of the Delaware General Corporation Law.”

5. This Certificate of Amendment has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

(Signature page follows)

IN WITNESS WHEREOF, Neothetics, Inc. has caused this Certificate of Amendment to be signed by Susan Knudson, a duly authorized officer of the Corporation, on                 , 201    .

Susan Knudson Chief Financial Officer

[Signature page to Certificate of Amendment]

Annex E

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”), AND MAY NOT BE OFFERED OR SOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AND AS REQUIRED BY BLUE SKY LAWS IN EFFECT AS TO SUCH TRANSFER, UNLESS AN EXEMPTION FROM SUCH REGISTRATION UNDER STATE AND FEDERAL LAW IS AVAILABLE

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is deemed to be effective as of October 17, 2017 (the “Effective Date”), by and among Neothetics, Inc., a Delaware corporation (the “Company”), Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), and Invesco Asset Management Limited (“Invesco”), acting as agent for and on behalf of its discretionary managed clients indicated on the signature page hereto (the “Funds”).

RECITALS

A. Reference is made to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 17, 2017, by and among the Company, Evofem and Nobelli Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, at the Effective Time, Merger Sub will be merged with and into Evofem with Evofem remaining as the surviving entity and as a wholly owned subsidiary of the Company (the “Merger”). Terms used herein but not otherwise defined will have the meanings set forth in the Merger Agreement.

B. Invesco desires to cause the Funds to purchase from the Company, and the Company desires to sell to the Funds, 9,672,550 shares of the Company’s Common Stock, par value $0.0001 per share (subject to adjustment as provided in Section 1.12(b) of the Merger Agreement) (such shares of the Company’s Common Stock, the “Shares”) in exchange for the payment of an aggregate purchase price of Twenty Million United States Dollars (US $20,000,000.00) and on the additional terms and conditions hereinafter set forth.

C. As a condition of, material inducement to, and consideration for the willingness of Invesco to enter into this Agreement and for the Funds to purchase the Shares, Evofem desires to issue to the Funds immediately prior to the Effective Time, and Invesco desires to cause the Funds to accept from Evofem immediately prior to the Effective Time, a warrant to purchase up to 158,999,371 shares of Evofem Common Stock, par value $0.001 per share (subject to adjustment as provided in Section 1.12(b) of the Merger Agreement), in substantially the form attached hereto as Exhibit A (such warrant, the “Warrant”; such shares of Evofem Common Stock issuable upon exercise of the Warrant in accordance with Section 1(b) below, the “Warrant Shares”).

D. The Warrant shall be fully exercised immediately prior to and contingent upon the completion of the Merger such that, immediately following such exercise, the Warrant Shares will be eligible to receive shares of Parent Common Stock in the Merger upon the Effective Time of the Merger.

1. Purchase and Sale of the Shares by the Company; Issuance and Exercise of the Warrant.

a. Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, Invesco agrees to cause the Funds to purchase at the Closing (as defined below), and the Company agrees to sell and issue the Funds at the Closing, the Shares in exchange for the aggregate purchase price of Twenty Million United States Dollars (US $20,000,000.00) (the “Purchase Price”).

b. Issuance and Exercise of the Warrant. Immediately prior to the Effective Time and subject to the terms and conditions of this Agreement, Evofem shall issue the Warrant to the Funds. Immediately following such issuance and immediately prior to the Effective Time, Invesco shall cause the Funds to exercise the Warrant by means of a cashless exercise as set forth therein.

c. Closing, Payment and Delivery of the Shares. Subject to fulfillment of the conditions set forth in Section 6 below, the consummation of the transactions contemplated herein (the “Closing”) shall take place at the offices of DLA Piper LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121 (or remotely via the exchange of documents and signatures) on the Effective Date. Immediately after the issuance of the Warrants and immediately after the Effective Time, Invesco shall cause the Funds to purchase the Shares by making payment to the Company and/or the Company’s designee by wire transfer of immediately available funds of the Purchase Price in accordance with the letter of direction delivered by the Company to Invesco in the form set forth in Exhibit B hereto.

d. Required Information. Invesco shall provide any information as may be reasonably requested by the Company or Evofem to issue the Shares or the Warrant Shares.

e. Termination. This Agreement shall automatically terminate upon the earliest of (i) termination of the Merger Agreement in accordance with its terms and (ii) at Invesco’s written election, the filing of any action, suit or other legal proceeding before a court, in each case, by Evofem, the Company or the other Company Support Agreement Signatories, and in each case, against Invesco, or any of its Affiliates, arising from the Merger Agreement or the transactions contemplated by the Merger Agreement.

f. Business Days. For the purposes of this Agreement, “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the City of London are authorized or obligated to close.

g. Delivery of Shares. At the Closing, the Company shall deliver to Invesco a copy of the irrevocable instructions to Philadelphia Stock Transfer, Inc., the current transfer agent of the Company, with a mailing address of 2320 Haverford Rd., Suite 230, Ardmore, PA 19003 (the “Transfer Agent”), instructing the Transfer Agent to deliver evidence of a book entry position evidencing the Shares purchased by the Funds hereunder and, pursuant to the Merger Agreement, the Merger Shares, in the names of the Funds or such nominee(s) as designated by Invesco. The Shares, the Warrant, the Warrant Shares and the Merger Shares are referred to herein collectively as the “Securities”.

2. Company’s Representations and Warranties. The Company hereby represents and warrants to Invesco as of the Effective Date and as of the Closing as follows, subject to the exceptions as are disclosed prior to the Effective Date in the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), which SEC Reports as filed prior to the Effective Date shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the SEC Reports as filed prior to the Effective Date:

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a. Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and sell the Shares, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

b. Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the sale of the Shares, the performance of all obligations of the Company hereunder at the Closing, and the sale, issuance and delivery of the Shares pursuant hereto has been taken or will be taken prior to the Closing.

c. No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate or result in a breach of or constitute a default under any contract or agreement to which the Company is a party or by which it is bound, (ii) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or bylaws (or other charter documents) of the Company, or (iii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which the Company is subject.

d. SEC Reports; Financial Statements. The Company has filed all SEC Reports required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material). The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

e. Capitalization. As of the Effective Date, the authorized capital stock of the Company and the issued and outstanding securities of the Company are set forth in Section 3.2 of the Merger Agreement. Immediately following the Merger and the consummation of the transactions contemplated herein, (i) the pro forma capitalization of the Company (assuming the Effective Time occurs in December 31, 2017 and after giving effect to the issuance of the Shares hereunder, but excluding the effect of the Post-Closing Series D Warrant) shall be as set forth in Exhibit C hereto, and (ii) the pro forma capitalization of the Company (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the issuance of the Shares hereunder and the Post-Closing Series D Warrant) shall be as set forth on Exhibit D hereto.

f. Absence of Litigation. As of the Effective Date, neither the Company nor any of its directors is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency and is

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not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body. As of the Effective Date, no such proceedings, investigation or inquiry are pending or, to the Company’s knowledge, threatened against the Company, and, to the Company’s knowledge, there are no circumstances likely to give rise to any such proceedings.

g. Intellectual Property. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or required for use in connection with its business and which the failure to so have could have a material adverse effect (collectively, the “Intellectual Property Rights”). The Company has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

h. Valid Issuance. The Shares issued hereunder will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

3. Invesco Representations and Warranties. Invesco represents and warrants to the Company and Evofem that:

a. Requisite Power and Authority. Invesco has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Invesco’s part required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing.

b. Account of Funds. The Securities are being acquired for investment for the Funds’ accounts, and not with a view to, or for resale in connection with, any distribution thereof in the United States, and Invesco has no present intention of selling or distributing any Securities in the United States. Invesco understands that the Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment as expressed herein. For the avoidance of doubt, this Section 3(b) is not intended to restrict the Funds’ ability to transfer the Securities outside the United States pursuant to Regulation S promulgated under the Securities Act. It is the parties’ understanding that the provisions of the Securities Act will not ordinarily restrict Invesco’s ability to transfer the Securities outside the United States pursuant to Regulation S promulgated under the Securities Act.

c. Access to Data. Invesco has had an opportunity to discuss the Company’s and Evofem’s business, management and financial affairs with the their respective management teams and to obtain any additional information which Invesco has deemed necessary or appropriate for deciding whether or not to purchase the Securities. Invesco acknowledges that no representations or warranties, oral or written, have been made by the Company, Evofem or any agent thereof with respect to the matters set forth herein except as set forth in this Agreement, the Merger Agreement and the Warrant.

d. No Fairness Determination. Invesco is aware that no federal, state or other agency has made any finding or determination as to the fairness of the investment, nor made any recommendation or endorsement of the Securities.

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e. Knowledge And Experience. Invesco has such knowledge and experience in financial and business matters, including investments in other start-up companies, that such entity or individual is capable of evaluating the merits and risks of the investment in the Securities and it is able to bear the economic risk of such investment. Invesco is an “accredited” investor as that term is defined under Regulation D promulgated under the Securities Act, and as set forth on Schedule I attached hereto. Further, Invesco has such knowledge and experience in financial and business matters such that it is capable of utilizing the information made available in connection with the offering of the Securities, of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision with respect to the Securities. Neither Invesco, nor any person or entity with whom Invesco will share beneficial ownership of the Securities, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

f. General Solicitation. Invesco is not, to Invesco’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

g. Residence. Invesco’s principal place of business or residence is and its investment decisions are made in the jurisdiction identified in the address or other jurisdiction set forth on the signature page.

4. Evofem Representations and Warranties. Evofem hereby represents and warrants to Invesco as of the Effective Date and as of the Closing as follows, subject to the exceptions as set forth in the schedules set forth below:

a. Organization, Good Standing and Qualification. Evofem is a corporation duly organized and validly existing under the laws of the State of Delaware. Evofem has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry on its business as presently conducted and, upon the requisite approval of Evofem’s stockholders of the Merger and the transactions contemplated herein, to carry out the provisions of this Agreement. Evofem is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Evofem or its business.

b. Authorization; Binding Obligations. All corporate action on the part of Evofem, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of Evofem hereunder, and the sale, issuance and delivery of the Warrant and Warrant Shares pursuant hereto has been taken or will be taken as of immediately prior to the Effective Time.

c. No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate or result in a breach of or constitute a default under any contract or agreement to which Evofem is a party or by which it is bound, (ii) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or bylaws (or other charter documents) of Evofem, or (iii) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Evofem is subject.

d. Capitalization. As of the Effective Date, the authorized capital stock of Evofem consists of (i) 157,836,540 shares of Evofem Common Stock, par value $0.001 per share, of which

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76,359,923 are issued and outstanding, (ii) 12,768,492 shares of Evofem Series A Preferred Stock, par value $0.001 per share of which 12,618,279 have been issued and are outstanding, (iii) 31,034,696 shares of Evofem Series B Preferred Stock, par value $0.001 per share, of which 13,801,318 shares are issued and outstanding, (iv) 5,037,784 shares of Company Series C Preferred Stock of which 5,037,784 shares are issued and outstanding, (v) 8,660,572 shares of Evofem C-1 Preferred Stock, par value $0.001 per share, of which 8,558,686 shares are issued and outstanding, (vi) 80 shares of Evofem Series D Preferred Stock, par value $0.001 per share, of which 75 are issued and outstanding. No shares of capital stock are held in Evofem’s treasury. All outstanding shares of capital stock of Evofem are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. Immediately prior to the Effective Time of the Merger (assuming the Effective Time occurs on December 31, 2017 and after giving effect to the conversion of the Company Preferred Stock (other than the Company Series D Preferred Stock) and the exercise of the Warrant as contemplated by the Merger Agreement), Evofem’s capitalization shall be as set forth on Exhibit E hereto.

e. Absence of Litigation. As of the Effective Date, neither Evofem nor any of its directors is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency and is not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body. As of the Effective Date, no such proceedings, investigation or inquiry are pending or, to Evofem’s knowledge, threatened against Evofem, and, to Evofem’s knowledge, there are no circumstances likely to give rise to any such proceedings.

f. Intellectual Property. Evofem has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with its business and which the failure to so have could have a material adverse effect (collectively, the “Evofem Intellectual Property Rights”). Evofem has not received a notice (written or otherwise) that any of, the Evofem Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. To Evofem’s knowledge, all such Evofem Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

g. Valid Issuance. The Warrant and the Warrant Shares issued hereunder will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

5. Restrictions on Transfer.

a. Each instrument evidencing the Shares, the Warrant and the Warrant Shares which may be purchased or acquired hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for the Company or Evofem, as applicable) shall be imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A

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TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS JURISDICTIONS WHERE THEY ARE BEING SOLD.

b. Any book-entry evidence of the Shares or Merger Shares shall not contain any legend (including the legend set forth in Section 5(a) above), (i) while a registration statement covering the resale of such Securities is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Securities and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the effective date of any registration statement if required by the Transfer Agent to effect the removal of the legend hereunder.

c. The Company will enter into the Registration Rights Agreement, attached as Exhibit G to the Merger Agreement (the “Registration Rights Agreement”), with Invesco (as agent for and on behalf of the Funds) and the other parties thereto, concurrently with the consummation of the Merger.

6. Conditions to Closing.

a. The obligation of Invesco to consummate the transactions contemplated herein at the Closing is subject to the satisfaction on or before the date of the Closing of the following conditions, all or any of which may be waived in writing by Invesco as to its obligation to consummate the transaction so contemplated:

i. Performance. The Company and Evofem shall have performed all obligations, covenants and agreements herein required to be performed by the Company and Evofem on or prior to the Closing.

ii. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all instruments and documents incidental thereto or required to be delivered prior to or at the Closing will be reasonably satisfactory in form and substance to Invesco.

iii. Authorization of Issuance. The Company’s board of directors shall have authorized the issuance and sale by it to Invesco pursuant to this Agreement of the Shares and Evofem’s board of directors shall have authorized the issuance of the Warrant and Warrant Shares by it to Invesco pursuant to this Agreement.

iv. Consents and Approvals. The Company and Evofem shall have obtained any and all consents (including (A) all governmental or regulatory consents, approvals or authorizations and (B) all shareholder approvals, in each case as required in connection with the valid execution and delivery of this Agreement, including under NASDAQ rules and regulations), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

v. No Amendments to Merger Agreement. There shall have been no amendment to or waiver of any provision of the Merger Agreement without the consent of Invesco that

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(A) decreases the amount or changes the form of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Invesco, (B) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Invesco, (C) imposes any material restrictions or obligations on Invesco, or (D) otherwise amends the Merger Agreement in any material respect (in the case of this clause (D), with Invesco’s consent not to be unreasonably withheld).

vi. Certificates of the CEOs. With respect to Invesco’s exercise of the Warrant, (A) the Company shall have delivered to Invesco a written certificate executed by the Chief Executive Officer of the Company certifying that each of the conditions to the consummation of the Merger set forth in Sections 6.1 and 6.3 of the Merger Agreement, other than those conditions that by their nature or the terms of the Merger Agreement are to be satisfied at the consummation thereof, has been satisfied (the “Company CEO Certificate”), and (B) Evofem shall have delivered to Invesco a written certificate executed by the Chief Executive Officer of the Company certifying that each of the conditions to the consummation of the Merger set forth in Sections 6.1 and 6.2 of the Merger Agreement, other than those conditions that by their nature or the terms of the Merger Agreement are to be satisfied at the consummation thereof, has been satisfied (the “Evofem CEO Certificate”). With respect to Invesco’s obligation to pay the Purchase Price, the Merger shall have been consummated such that the Effective Time shall have occurred.

vii. Representations and Warranties. The representations and warranties of the Company and Evofem contained in this Agreement that are not qualified by materiality or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of the Company and Evofem contained in this Agreement that are qualified by materiality or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date.

viii. Compliance with Laws. The Company and Evofem shall have complied with all applicable laws and regulations, including (but not limited to) the Financial Conduct Authority’s regulatory rules and regulations on collective investment schemes (COLL Regulations).

ix. Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed by the Company and delivered to Invesco.

b. The obligations of the Company and Evofem to consummate the transactions contemplated herein at the Closing are subject to the satisfaction on or before the date of the Closing of the following conditions, all or any of which may be waived in writing by the Company and Evofem as to their respective obligations to consummate the transaction so contemplated:

i. Performance. Invesco shall have performed all obligations, covenants and agreements herein required to be performed by Invesco on or prior to the Closing.

ii. Instruments and Documents. All instruments and documents required to carry out this Agreement or incidental thereto shall be reasonably satisfactory to the Company, Evofem and their respective counsels.

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iii. Representations and Warranties. The representations and warranties of Invesco contained in this Agreement that are not qualified by materiality or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Invesco contained in this Agreement that are qualified by materiality or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date.

iv. Merger. With respect to Evofem’s obligations to issue the Warrant and the Warrant Shares, each of the conditions to the consummation of the Merger set forth in Sections 6.1 and 6.3 of the Merger Agreement, other than those conditions that by their nature or the terms of the Merger Agreement are to be satisfied at the consummation thereof, shall have been satisfied and the Merger to be consummated immediately after the issuance and exercise of the Warrant. With respect to the Company’s obligations to issue the Shares, the Merger shall have been consummated such that the Effective Time will have occurred.

7. Reliance. Invesco is aware that the Company and Evofem are relying on the accuracy of the representations and warranties set forth in Section 3 hereof to establish compliance with Federal and State securities laws. If any such warranties or representations are not true and accurate in any respect as of the Closing, Invesco shall so notify the Company and Evofem in writing immediately and such inaccuracy shall be cause for rescission by the Company at its sole election or by Evofem at its sole election.

8. Acknowledgement. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, with respect to Invesco’s obligations hereunder, each of Evofem and the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Invesco has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder, whether based on contract, tort, strict liability or otherwise, and whether by or through attempted piercing of the corporate, limited liability or partnership veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of Invesco or Evofem against Invesco or any Invesco Affiliate, or otherwise. For purposes of this Agreement, the term “Invesco Affiliate” means any former, current or future general or limited partner, investment manager or investment advisor, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, controlling person, assignee or Affiliate of Invesco of any of the foregoing (it being understood that the term Invesco Affiliate shall not include Invesco or Evofem). For the avoidance of doubt, neither Invesco nor any Invesco Affiliate is a party to, or has any obligations under, the Merger Agreement.

9. Miscellaneous.

a. Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby for a period of one year.

b. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing set forth in this Agreement shall be construed to confer upon or give to any person (including any direct or indirect creditors) any rights or remedies under or by reason of this Agreement or to confer upon or give to any person any rights or remedies

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against any person other than the undersigned under or by reason of this Agreement. The exercise of any right to enforce this Agreement does not in itself give rise to any other rights or remedies, monetary or otherwise. Neither the rights nor the obligations of Invesco, the Company or Evofem under this Agreement may be assigned or delegated, in whole or in part, directly or indirectly, by operation of law or otherwise, without the prior written consent of the Invesco, the Company and Evofem; provided, however, that the obligations of Invesco under this Agreement may be assigned by Invesco to one or more of its Affiliates (including to one or more investment funds that are Affiliates of Invesco or managed by Invesco) that agree to assume Invesco’s obligations hereunder, provided that Invesco shall remain obligated to perform its obligations hereunder to the extent not performed by such Affiliate(s).

c. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto (and, as between the Company and Evofem, the Merger Agreement) constitute the entire agreement and understanding between the parties with respect to the subject matters herein, and supersede and replace any prior agreements and understandings, whether oral or written between and among them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the written consent of the Company and Invesco.

d. Title and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

e. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

f. Applicable Law. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles or conflicts of laws thereof.

g. Venue. Any action, arbitration, or proceeding arising directly or indirectly from this Agreement or any other instrument or security referenced herein shall be litigated or arbitrated, as appropriate, in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware.

h. Authority; Signatories. The individual executing and delivering this Agreement on behalf of Invesco has been duly authorized and is duly qualified to execute and deliver this Agreement in connection with the Securities and the signature of such individual is binding upon Invesco. Each of the parties acknowledges and agrees that (a) Invesco is acting at all times as agent for and on behalf of the Funds; (b) Invesco shall have no liability to acquire the Shares allocated to the Funds under this Agreement; and (c) Invesco shall have no liability as principal in respect of the Funds’ obligations under this Agreement, including, but not limited to, the obligation to purchase the Shares from the Company.

i. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth on the signature page hereof for Invesco and with respect to the Company and Evofem at their respective principal places of business (or to such other address as such party shall have specified in a written notice given to the other parties hereto).

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(Signature Page to October 17, 2017, Securities Purchase Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

INVESCO

Invesco Asset Management Limited, as agent for and on behalf of the Invesco Perpetual High Income Fund, a sub fund of the Invesco Perpetual UK Investment Series Investment Company with Variable Capital (ICVC) (Company No. IC000231), and the Invesco Perpetual Income Fund, a sub fund of the Invesco Perpetual UK 2 Investment Series Investment Company with Variable Capital (ICVC) (Company No. IC000221)

By: /s/ Colin Fitzgerald
(Signature)

Colin Fitzgerald - Director

(Print Name and Title)

Invesco, Perpetual Park Drive

Henley, RG9 1HH

(Address)

(Signature Page to October 17, 2017, Securities Purchase Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

THE COMPANY

Neothetics, Inc.

By: /s/ Susan A. Knudson
Name: Susan A. Knudson
Title: Chief Financial Officer

Address:

Neothetics, Inc.

9171 Towne Centre Drive, Suite 250

San Diego, CA 92122

Attn: Susan A. Knudson

(Signature Page to October 17, 2017, Securities Purchase Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

EVOFEM

Evofem Biosciences, Inc.

By: /s/ Saundra Pelletier
Name: Saundra Pelletier
Title: Chief Executive Officer

Address:

Evofem Biosciences, Inc.

12400 High Bluff Drive

Suite 600

San Diego, CA 92130

SCHEDULE I

Invesco is an “accredited investor” as that term is defined in Regulation D promulgated by the Securities and Exchange Commission. The term “Accredited Investor” under Regulation D refers to:

•	A person or entity who is a director or executive officer of the Company;

•

Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Exchange Act; any insurance company as defined in Section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Securities Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decision made solely by persons that are accredited investors;

•	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

•

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

•	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 (exclusive of his or her principal residence);

•

Any natural person who had an individual income in excess of $200,000 during each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

•

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

•	Any entity in which all of the equity owners are accredited investors.

As used in this Schedule I, the term “net worth” means the excess of total assets over total liabilities excluding any primary residence. As used in this Schedule I, “income” means actual economic income, which may differ from adjusted gross income for income tax purposes. Accordingly, the undersigned should consider whether it should add any or all of the following items to its adjusted gross income for income tax purposes in order to reflect more accurately its actual economic income: any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, and alimony payments.

Exhibit A

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS JURISDICTIONS WHERE THEY ARE BEING SOLD.

EVOFEM BIOSCIENCES, INC.

WARRANT TO PURCHASE COMMON STOCK

No.	, 20

THIS CERTIFIES THAT, for value received,              (the “Holder”), is entitled to subscribe for and purchase from Evofem Biosciences, Inc., a Delaware corporation, with its principal office at 12400 High Bluff Drive, Suite 600, San Diego, California 92130 (“Evofem”), the Exercise Shares at the Exercise Price (each subject to adjustment as provided herein) in accordance with provisions set forth herein.

This Warrant is being issued to Holder in accordance with the terms of that certain Securities Purchase Agreement, dated October 17, 2017, by and among Neothetics, Inc., a Delaware corporation (“Neothetics”), Evofem and Holder (the “Securities Purchase Agreement”)

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings. Terms not otherwise defined shall the meanings set forth in the Securities Purchase Agreement.

(a) “Exercise Price” shall mean $0.001 per Exercise Share subject to adjustment pursuant to Section 5 below.

(b) “Exercise Shares” shall mean [158,999,371]1 shares of common stock of Evofem, par value $0.001 per share, issuable upon exercise of this Warrant (subject to adjustment as set forth in Section 1.12(b) of the Agreement and Plan of Merger, dated as of the date hereof, among Evofem, Neothetics and the other parties thereto (the “Merger Agreement”)).

2. EXERCISE OF WARRANT. Holder will be deemed to have exercised this Warrant on a cashless basis as set forth below in this Section 2, and the rights represented by this Warrant will be fully exercised, in each case contingent upon and immediately following the conversion of shares of

[1]	Reflects total aggregate Exercise Shares to be issued pursuant to the Securities Purchase Agreement to all Funds.

preferred stock of Evofem in connection with the Merger and immediately prior to the Effective Time (as defined in the Merger Agreement).

This Warrant will be deemed exercised on a net basis such that, without payment of any cash consideration, this Warrant will be surrendered in exchange for the number of Exercise Shares as is computed using the following formula:

X = Y-(A/(B/C))

Where:

•	X equals the number of Exercise Shares to be issued to the Holder;

•	Y equals the total number of Exercise Shares;

•	A equals the Aggregate Exercise Price (as adjusted to the date of such calculation);

•

B equals the value of the aggregate amount to be distributed to holders of shares of common stock of Evofem in the Merger (as such term is defined in the Merger Agreement) which, solely for the purposes of this Warrant, shall be deemed to be $86,108,822 (subject to adjustment as provided in Section 1.12(b) of the Merger Agreement);

•	C equals 275,375,361 shares of common stock of Evofem (subject to adjustment as provided in Section 1.12(b) of the Merger Agreement).

3. COVENANTS OF EVOFEM. Evofem covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. Evofem further covenants and agrees that Evofem will at all times following the date hereof and prior to the Effective Time, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Exercise Shares to provide for the exercise of the rights represented by this Warrant. If at any time following the date hereof and prior to the Effective Time the number of authorized but unissued shares of such series of Evofem’s equity securities shall not be sufficient to permit exercise of this Warrant, Evofem will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of Evofem’s equity securities to such number of shares as shall be sufficient for such purposes.

4. REPRESENTATIONS OF HOLDER.

4.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2 Securities Are Not Registered.

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(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of Evofem is to be effected. Each instrument evidencing the Exercise Shares which Holder may hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for or Evofem) shall be imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO EXEMPTIONS IN THE VARIOUS JURISDICTIONS WHERE THEY ARE BEING SOLD.

(b) Any book-entry evidence of the Exercise Shares shall not contain any legend (including the legend set forth in Section 4.2(a) above), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Exercise Shares pursuant to Rule 144, (iii) if such Exercise Shares are eligible for sale under Rule 144, without the requirement for Evofem to be in compliance with the current public information required under Rule 144 as to such Exercise Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

4.3 Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

5. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES. In the event of changes in the series of equity securities of Evofem comprising the Exercise Shares by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Exercise Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same Aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. For purposes of this Section 5, the “Aggregate Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant. When any such adjustment is required to be made, Evofem shall promptly notify the Holder of such event and of the number of shares of Evofem’s common stock or other securities or property thereafter purchasable upon exercise of this Warrant and any resulting changes to the Exercise Price.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would

3

result in the issuance of a fractional share, Evofem shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one Exercise Share by such fraction.

7. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of Evofem.

8. TRANSFER OF WARRANT. Subject to applicable laws, the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable by the Holder but solely to an affiliate or fund managed by Holder in person or by duly authorized attorney, upon delivery of the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to Evofem.

9. AMENDMENT. Any term of this Warrant may be amended or waived with the written consent of Evofem and Holder.

10. NOTICES, ETC. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth on the signature page hereof for Invesco and with respect to the Company and Evofem at their respective principal places of business (or to such other address as such party shall have specified in a written notice given to the other parties hereto).

11. ACCEPTANCE. Receipt of this Warrant or the Exercise Shares by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Delaware, made and to be performed entirely within the State of Delaware without giving effect to conflicts of law principles.

13. TERMINATION. This Warrant, and all rights, obligations and liabilities hereunder shall be automatically terminated upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the termination of the Securities Purchase Agreement in accordance with its terms, and (iii) the Effective Time.

4

IN WITNESS WHEREOF, Evofem has caused this Warrant to be executed by its duly authorized officer as of             , 2017.

EVOFEM BIOSCIENCES, INC.

By:
Name:	Saundra Pelletier
Title:	Chief Executive Officer

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)

Address:

(Please Print)

Dated:                                 , 20

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit B

Form of Letter of Direction

Dated:             , 2017

Invesco Asset Management Limited

Ladies and Gentlemen:

Reference is hereby made to (1) that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of October 17, 2017, by and among Neothetics, Inc., a Delaware corporation (the “Company”), Evofem Biosciences, Inc., a Delaware corporation (“Evofem”), and Invesco Asset Management Limited, acting as agent for and on behalf of certain of its discretionary managed clients (“Invesco”), and (2) that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among the Company, Evofem, and Nobelli Merger Sub, Inc., a Delaware corporation. Terms not otherwise defined, will have the meanings set forth in the Securities Purchase Agreement.

Pursuant to the terms of the Securities Purchase Agreement, Invesco will purchase or cause to be purchased the Shares immediately following the Effective Time (as defined in the Merger Agreement) in exchange for the payment of immediately available funds in the amount of $20,000,000 (the “Purchase Price”) to the Company.

The Company hereby irrevocably authorizes and directs Invesco to disburse or cause to be disbursed the Purchase Price directly to the Company pursuant to the following wire transfer instructions:

[COMPANY WIRE INSTRUCTIONS]

This Letter of Direction shall be governed by and construed in accordance with laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles or conflicts of law thereof.

[Signature Page Follows]

Very truly yours,

NEOTHETICS, INC.

By:
Name: Susan A. Knudson
Title: Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, Neothetics’ amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to Neothetics or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, Neothetics’ amended and restated bylaws provide that:

•	Neothetics is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	Neothetics may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	Neothetics is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

Neothetics has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in Neothetics’ amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of Neothetics for which indemnification is sought. The indemnification provisions in Neothetics’ amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between Neothetics and each of its directors and executive officers may be sufficiently broad to permit indemnification of Neothetics’ directors and executive officers for liabilities arising under the Securities Act.

Neothetics currently carries liability insurance for its directors and officers.

One of Neothetics’ directors, Kim P. Kamdar, is also indemnified by her employers with regard to her service on Neothetics’ board of directors.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

2.1	Agreement and Plan of Merger and Reorganization, dated October 17, 2017, by and among Neothetics, Inc., Evofem Biosciences, Inc. and Nobelli Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus/information statement forming a part of this Registration Statement).	X

3.1	Amended and Restated Certificate of Incorporation.		S-1	333-199449	10/17/2014

3.2	Amended and Restated Bylaws.		S-1	333-199449	10/17/2014

3.3	Third Amended and Restated Certificate of Incorporation of Evofem Biosciences, Inc.	X

3.4	Bylaws of Evofem Biosciences, Inc.	X

4.1	Form of Stock Certificate.		S-1/A	333-199449	11/10/2014

4.2	Warrant to Purchase Stock, dated February 23, 2010, issued to Silicon Valley Bank.		S-1	333-199449	10/17/2014

4.3	Warrant to Purchase Stock, dated March 30, 2012, issued to Silicon Valley Bank.		S-1	333-199449	10/17/2014

4.4	Warrant to Purchase Stock, dated August 17, 2012, issued to Silicon Valley Bank.		S-1	333-199449	10/17/2014

4.5	Warrant Agreement, dated June 11, 2014, by and between the Registrant and Hercules Technology III, L.P.		S-1	333-199449	10/17/2014

4.6	Fourth Amended and Restated Investors’ Rights Agreement, dated September 22, 2014, by and between the Registrant and the investors listed therein.		S-1	333-199449	10/17/2014

4.7	Warrant Modification Agreement, dated March 30, 2016, by and between the Registrant and Hercules Technology III, L.P.		10-Q	001-36754	05/12/2016

4.8	Form of Amended and Restated Warrant to Purchase Common Stock of Neothetics.	X

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

4.9	Form of Warrant, by and between the Registrant and Invesco Asset Management Limited.	X

4.10	Form of Voting Agreement	X

5.1	Opinion of DLA Piper LLP (US) regarding the validity of the securities.	X

8.1	Opinion of DLA Piper LLP (US) regarding tax matters.	X

8.2	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters.	X

10.1†	Technology Transfer Agreement, dated December 12, 2012, by and between the Registrant and Domain Russia Investments Limited.		S-1	333-199449	10/17/2014

10.2†	Assignment and Assumption Agreement, dated December 12, 2012, by and among the Registrant, Domain Russia Investments Limited and NovaMedica LLC.		S-1	333-199449	10/17/2014

10.3†	Clinical Development and Collaboration Agreement, dated July 2, 2013, by and between the Registrant and NovaMedica LLC.		S-1	333-199449	10/17/2014

10.4†	Contract No. 0702/12, dated July 2, 2013, by and between the Registrant and NovaMedica LLC.		S-1	333-199449	10/17/2014

10.5	Lease, dated July 3, 2008, by and between the Registrant WW&LJ Gateways, LTD.		S-1	333-199449	10/17/2014

10.6	Ninth Amendment to Lease, dated April 21, 2014, by and between the Registrant and LJ Gateways Office LLC (as successor in interest to WW&LJ Gateways, LTD).		S-1	333-199449	10/17/2014

10.7	Tenth Amendment, date January 20, 2015, by and between the Registrant and LJ Gateway Office, LLCS (as successor in interest to WW&LJ Gateways, LTD).		10-K	001-36754-161533653	03/29/2015

10.8	Eleventh Amendment, dated as of January 31, 2017, by and between the Registrant and LJ Gateways Office LLC (as successor in interest to WW&LJ Gateways, LTD).		8-K	001-363754-17609634	02/14/2017

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

10.9	Sublease, dated as of January 27, 2017, by and between Neothetics, Inc. and Abacus Data Systems, Inc.		8-K	001-363754-17609634	02/14/2017

10.10	Loan and Security Agreement, dated June 11, 2014, by and between the Registrant and Hercules Technology Growth Capital, Inc.		S-1	333-199449	10/17/2014

10.11	First Amendment to Loan and Security Agreement, dated October 21, 2014, by and between the Registrant and Hercules Technology Growth Capital, Inc.		S-1/A	333-199449	11/10/2014

10.12	Second Amendment to Loan and Security Agreement, date March 30, 2016, by and between the Registrant and Hercules Technology Growth Capital, Inc.		10-Q	001-36754-16164168	05/12/2016

10.13Δ	Separation Agreement, dated January 21, 2016, by and between the Registrant and Lincoln Krochmal.		10-K	001-36754-161533653	03/29/2015

10.14Δ	Separation Agreement, dated January 21, 2016, by and between the Registrant and George W. Mahaffey.		10-K	001-36754-161533653	03/29/2015

10.15Δ	Executive Employment Agreement, dated October 15, 2014, by and between the Registrant and Susan Knudson.		S-1	333-199449	10/17/2014

10.16Δ	Letter Agreement, dated July 3, 2014, by and between the Registrant and Martha J. Demski.		S-1	333-199449	10/17/2014

10.17Δ	Form of Indemnification Agreement, by and between the Registrant and each of its directors and executive officers.		S-1	333-199449	10/17/2014

10.18Δ	Amended and Restated 2007 Stock Plan, as amended.		S-1/A	333-199449	11/10/2014

10.19Δ	Form of Stock Option Agreement under 2007 Stock Plan.		S-1	333-199449	10/17/2014

10.20Δ	2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

10.21Δ	Amendment to 2014 Equity Incentive Plan.		10-Q	001-36754-161823046	08/11/2016

10.22Δ	Form of Stock Option Agreement under 2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

10.23Δ	Form of Restricted Stock Units Agreement under the 2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

10.24Δ	Form of Restricted Stock Agreement under the 2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

10.25Δ	Form of Notice of Grant of Restricted Stock Units under the 2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

10.26Δ	Form of Notice of Grant of Restricted Stock under the 2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

10.27Δ	Form of Notice of Grant of Stock Option under the 2014 Equity Incentive Plan.		S-1/A	333-199449	11/10/2014

10.28Δ	2014 Employee Stock Purchase Plan.		S-1/A	333-199449	11/10/2014

10.29Δ	Non-Employee Director Compensation Policy.		S-1	333-199449	10/17/2014

10.30	Eleventh Amendment, dated as of January 31, 2017, by and between Neothetics, Inc. and LJ Gateway Office LLC, to the Lease dated July 3, 2008, as amended.		8-K	001-36754	02/14/2017

10.31	Sublease, dated as of January 27, 2017, by and between Neothetics, Inc. and Abacus Data Systems, Inc.		8-K	001-36754	02/14/2017

10.32	Form of Lock-Up Agreement.		8-K	001-36754	10/17/2017

10.33	Securities Purchase Agreement, dated October 17, 2017, by and among Neothetics, Inc., Evofem Biosciences, Inc. and the investors listed therein.		8-K	001-36754	10/17/2017

10.34	Form of Support Agreement, by and between Evofem Biosciences, Inc. and certain of its stockholders.		8-K	001-36754	10/17/2017

10.35	Stockholder Agreement, dated as of November 25, 2015, by and among Evofem Biosciences, Inc. and the stockholders of Evofem Biosciences, Inc. listed therein.	X

10.36	First Amendment to Stockholder Agreement, dated as of July 13, 2016, by and among Evofem Biosciences, Inc. and the stockholders of Evofem Biosciences, Inc. listed therein.	X

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

10.37	Second Amendment to Stockholder Agreement, dated as of July 28, 2017, by and among Evofem Biosciences, Inc. and the stockholders of Evofem Biosciences, Inc. listed therein.	X

10.38	Registration Rights Agreement, dated as of November 25, 2015, by and among Evofem Biosciences, Inc. and the stockholders of Evofem Biosciences, Inc. listed therein.	X

10.39	Consulting Agreement, dated as of April 1, 2017, by and between Evofem Biosciences, Inc. and Thomas Lynch.	X

10.40Δ	Severance Agreement, dated as of November 16, 2015, by and between Evofem Biosciences, Inc. and Justin J. File.	X

10.41Δ	Severance Agreement, dated as of April 27, 2015, by and between Evofem Biosciences, Inc. and Saundra Pelletier.	X

10.42	Offer Letter, dated as of April 15, 2015, by and between Evofem Biosciences, Inc. and Kelly Culwell, M.D.	X

10.43	Offer Letter, dated as of October 16, 2014, by and between Evofem Biosciences, Inc. and Saundra Pelletier.	X

10.44	Offer Letter, dated as of March 8, 2015, as amended, by and between Evofem Biosciences, Inc. and Justin J. File.	X

10.45	Amended Offer Letter, dated as of November 16, 2015, by and between the Evofem Biosciences, Inc. and Justin J. File.	X

10.46	Form of Indemnification Agreement by and between Evofem Biosciences, Inc. and its officers and directors.	X

10.47Δ	Evofem Biosciences, Inc. Amended and Restated 2012 Equity Incentive Plan.	X

10.48Δ	Form of Notice of Option Grant and Option Agreement under the Evofem Biosciences, Inc. 2012 Equity Incentive Plan.	X

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

10.49Δ	Form of Grant of Restricted Stock Award under the Evofem Biosciences, Inc. 2012 Equity Incentive Plan.	X

10.50†	Amended and Restated License Agreement, by and between Rush University Medical Center and Evofem Biosciences, Inc., dated March 27, 2014.	X

10.51	Side Letter, dated as of October 11, 2017, by and between Evofem Biosciences, Inc. and Woodford Investment Management Limited.	X

10.52	Consent to Sub-Sublease, dated as of January 30, 2015, by and among Evofem Biosciences, Inc., Kilroy Realty, L.P., Relational Investors LLC and WomanCare Global Trading, Inc.	X

10.53	Sublease Guaranty, dated as of January 30, 2015, by and between Evofem Biosciences, Inc. and Relational Investors LLC.	X

10.54	Office Sublease, dated as of January 30, 2015, by and between Evofem Biosciences, Inc. and Relational Investors LLC.	X

10.55	First Amendment to Sublease, dated as of February 22, 2017, by and between Evofem, Inc. and WomanCare Global Trading Inc.	X

10.56	Sublease, dated as of January 30, 2015, by and between Evofem, Inc. and WomanCare Global Trading, Inc.	X

10.57	Series D Preferred Stock Purchase Agreement, dated as of July 13, 2016, by and between Evofem Biosciences, Inc. and the Evofem Biosciences, Inc. investors set forth therein.	X

10.58	First Amendment to Series D Preferred Stock Purchase Agreement, dated as of July 28, 2017, by and between Evofem Biosciences, Inc. and the Evofem Biosciences, Inc. investors set forth therein.	X

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

10.59	Restricted Stock Cancellation Agreement, dated as of October 17, 2017, by and between Evofem Biosciences, Inc. and Saundra Pelletier.	X

10.60	Restricted Stock Cancellation Agreement, dated as of October 17, 2017, by and between Evofem Biosciences, Inc. and Justin J. File.	X

10.61	Restricted Stock Cancellation Agreement, dated as of October 17, 2017, by and between Evofem Biosciences, Inc. and Kelly Culwell, M.D.	X

10.62	Restricted Stock Unit Award Cancellation Agreement, dated as of October 17, 2017 by and between Evofem Biosciences, Inc. and Thomas Lynch.	X

21.1	List of Neothetics Subsidiaries.	X

21.2	List of Evofem Subsidiaries.	X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.	X

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	X

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).	X

23.4*	Consent of DLA Piper LLP (US) (included in Exhibit 8.1).

23.5*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.2).

24.1	Power of Attorney (included on the signature page hereto).	X

99.1*	Form of Neothetics, Inc. Proxy Card.

99.2	Opinion of Oppenheimer & Co. Inc., financial advisor to Neothetics, Inc. (included as Annex B to the proxy statement/prospectus/information statement forming a part of this Registration Statement).	X

99.3	Consent of Oppenheimer & Co. Inc., financial advisor to Neothetics, Inc.	X

Exhibit Number		Filed Herewith	Incorporated by Reference
	Exhibit Title		Form	File No.	Date Filed

99.4	Proposed Certificate of Amendment to Amended and Restated Certificate of Incorporation of Neothetics, Inc. (included as Annex D to the proxy statement/prospectus/ information statement forming a part of this Registration Statement).	X

99.5*	Consent of [●] to serve as a director of Registrant.

*	To be filed by amendment
Δ	Management Compensation Plan
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Diego, State of California, on the 15th day of November, 2017.

NEOTHETICS, INC.

By:	/s/ Susan A. Knudson
Susan A. Knudson
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan A. Knudson as his/her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Susan A. Knudson Susan A. Knudson	Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	November 15, 2017

/s/ Martha J. Demski Martha J. Demski	Director	November 15, 2017

/s/ Maxim Gorbachev Maxim Gorbachev	Director	November 15, 2017

/s/ Kim P. Kamdar, Ph.D. Kim P. Kamdar, Ph.D.	Director	November 15, 2017

/s/ Jeffrey M. Nugent Jeffrey M. Nugent	Director	November 15, 2017